EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

by and among

ROMAN DBDR TECH ACQUISITION CORP.,

ROMAN PARENT MERGER SUB, LLC,

COMPOSECURE HOLDINGS, L.L.C.

and

LLR Equity Partners IV, L.P.

April 19, 2021

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

Annexes

Annex A	Form of Registration Rights Agreement
Annex B	Form of Tax Receivable Agreement
Annex C	Form of Stockholders Agreement
Annex D	Voting Agreement
Annex E-1	Form of Parent Equity Compensation Plan
Annex E-2	Form of Parent Employee Stock Purchase Plan
Annex F	Form of Exchange Agreement
Annex G	Expense Cap and Waiver Agreement
Annex H-1	Common Subscription Agreement
Annex H-2	Exchangeable Subscription Agreement
Annex I	Form of Certificate of Merger
Annex J	Form of CompoSecure Holdings, L.L.C. Second Amended and Restated Limited Liability Company Agreement
Annex K	Form of Parent Second Amended and Restated Certificate of Incorporation
Annex L	Form of Parent Amended and Restated Bylaws
Annex M	Form of Letter of Transmittal

Schedules

Schedule 1.1(a)	Specified Stockholders
Schedule 1.1(b)	Supporting Holders
Schedule 1.1(c)	Company Knowledge Parties
Schedule 1.1(d)	Parent Knowledge Parties
Schedule 2.6	Merger Consideration Schedule
Schedule 6.2	Conduct of the Business by the Company Entities
Schedule 6.14	Parent D&O Resignations
Schedule 6.19	Conduct of Business by Parent
Schedule 6.24	Key Employees
Schedule 7.2(g)	Certain Consents

-v-

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is dated as of April 19, 2021, among Roman DBDR Tech Acquisition Corp., a Delaware corporation (“Parent”), Roman Parent Merger Sub, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Parent (“Merger Sub”), CompoSecure Holdings, L.L.C., a Delaware limited liability company (the “Company”), and LLR Equity Partners IV, L.P., a Delaware limited partnership (the “Member Representative”).

WHEREAS, the Company is engaged in the design, manufacture and sale of premium credit cards and other proprietary products in the financial card services industry and is an emergent provider of cryptocurrency and digital asset storage and security solutions;

WHEREAS, the parties intend to effect the merger of Merger Sub with and into the Company, with the Company continuing as the surviving entity following such merger (the “Merger”);

WHEREAS, the respective boards of directors or managers, as applicable, of Parent, Merger Sub and the Company have approved and adopted the form, terms, execution and delivery of this Agreement, the Merger and the consummation of the transactions contemplated hereby, upon the terms of and subject to the conditions set forth herein;

WHEREAS, the board of directors of Parent has (i) determined that this Agreement and the transactions contemplated hereby (including the Merger) are advisable, fair to, and in the best interests of, Parent and its stockholders, (ii) resolved to submit this Agreement and the transactions contemplated hereby (including the issuance of Class B Parent Common Stock as Merger Consideration and the Parent Second Amended and Restated Certificate of Incorporation) to the stockholders of Parent for their approval and adoption and (iii) resolved to recommend approval of this Agreement and the transactions contemplated hereby (including the issuance of Class B Parent Common Stock as Merger Consideration and the adoption of the Parent Second Amended and Restated Certificate of Incorporation) by the stockholders of Parent;

WHEREAS, the board of managers of Merger Sub has unanimously (i) determined that this Agreement and the transactions contemplated hereby (including the Merger) are advisable, fair to, and in the best interests of, Merger Sub and Parent, and (ii) directed that this Agreement be submitted to Parent for its approval and adoption in its capacity as the sole member of Merger Sub;

WHEREAS, the Company Board has unanimously determined that this Agreement and the transactions contemplated hereby (including the Merger) are advisable, fair to, and in the best interests of, the Company and the Holders;

WHEREAS, the Company Board shall seek to obtain, in accordance with the Act, a written consent of the Company’s members approving this Agreement, the Merger and the transactions contemplated hereby in accordance with the Act;

WHEREAS, the following agreements will be entered into at Closing: (a) a Registration Rights Agreement (the “Registration Rights Agreement”) substantially in the form attached hereto as Annex A, (b) a Tax Receivable Agreement (the “Tax Receivable Agreement”), substantially in the form attached hereto as Annex B, (c) a Stockholders Agreement (the “Stockholders Agreement”) substantially in the form attached hereto as Annex C, and (d) an Exchange Agreement (the “Exchange Agreement”) substantially in the form attached hereto as Annex F;

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, the Company, the Specified Stockholders of Parent listed on Schedule 1.1(a) attached hereto and the Supporting Holders of the Company listed on Schedule 1.1(b) have entered into and delivered the Voting Agreement attached hereto as Annex D;

WHEREAS, as a condition to and inducement to the Company’s willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, Parent, certain Specified Stockholders of Parent and certain other Persons have entered into and delivered an Expense Cap and Waiver Agreement (the “Expense Cap and Waiver Agreement”) attached hereto as Annex G; and

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent has obtained commitments in an aggregate amount equal to $175,000,000 from certain investors (the “PIPE Investors”) for a private placement of (i) shares of Class A Parent Common Stock (the “Common PIPE Investment”) pursuant to the terms of the subscription agreement attached hereto as Annex H-1 (the “Common Subscription Agreement”), and (ii) 7.00% exchangeable senior notes (the “Exchangeable Notes”) to be issued by the Company (the “Note PIPE Investment”, together with the Common PIPE Investment, the “PIPE Investment”) pursuant to the terms of the subscription agreement attached hereto as Annex H-2 (the “Note Subscription Agreement”, together with the Common Subscription Agreement, the “Subscription Agreements”).

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I.
CERTAIN DEFINITIONS

Section 1.1         Certain Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“Accounting Firm” means a nationally-recognized accounting firm mutually acceptable to each of Parent and the Member Representative.

“Act” means the Limited Liability Company Act of the State of Delaware, as amended from time to time.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person; provided, however, that for purposes of this Agreement, Parent and Merger Sub, on the one hand, and the Company and its Subsidiaries, on the other hand, shall not be considered Affiliates of one another. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Agreement and Plan of Merger, as it may be amended, modified or supplemented from time to time.

“Allocation Statement” has the meaning set forth in Section 6.13(b).

“AML Laws” means all anti-money laundering Laws and similar Laws, such as the Money Laundering Control Act of 1986, USA PATRIOT Act, the Bank Secrecy Act, and regulations, rules, guidelines, requirements, limitations and prohibitions of the Financial Crimes Enforcement Network and the U.S. Department of the Treasury and its Office of Foreign Assets Control (“OFAC”), including any sanctions administered by OFAC or the U.S. Department of State.

“Ancillary Agreements” means the Registration Rights Agreement, the Tax Receivable Agreement, the Stockholders Agreement, the Voting Agreement, the Exchange Agreement, the Expense Cap and Waiver Agreement, the Subscription Agreements, and all other agreements, certificates and instruments executed and delivered by Parent, Merger Sub, the Company or Member Representative in connection with the Transactions and specifically contemplated by this Agreement.

“Available Cash” means, as of the Closing, (i) all cash in the Trust Account (net of (a) the Parent Common Stockholder Redemption Amount and (b) the Parent Transaction Expenses) plus (ii) the amount of the PIPE Investment.

“Balance Sheet” has the meaning set forth in Section 4.5.

“Balance Sheet Date” has the meaning set forth in Section 4.5.

“BBA Audit Rules” has the meaning set forth in Section 4.18(q).

“Benefit Plan” means each (i) “employee benefit plan,” as defined in Section 3(3) of ERISA whether or not subject to ERISA and (ii) all other pension, retirement, supplemental retirement, deferred compensation, severance, change in control, employment, excess benefit, profit sharing, bonus, incentive, stock purchase, stock ownership, stock option, stock appreciation right, health, life, disability, group insurance, vacation, holiday and material fringe benefit plan, program, contract, agreement or arrangement (whether written or unwritten) sponsored, maintained, contributed to, required to be contributed to, by a Company Entity or any ERISA Affiliate for the benefit of any current or former employee, manager, officer or independent contractor (or their dependents or beneficiaries) of such Company Entity or any ERISA Affiliate or under which such Company Entity or any ERISA Affiliate has any liability.

“Business” means the business of the Company Entities collectively as of the date hereof, and references to “business of the Company”, “Company’s business” or phrases of similar import shall be deemed to refer to the business of the Company Entities collectively as of the date hereof.

“Business Day” means any day that is not a Saturday or Sunday, or other day on which commercial banks in the City of New York, New York are required or authorized by Law to be closed.

“Calculation Time” means 12:01 a.m. Eastern time on the Closing Date.

“Card Network Rules” means the rules and standards that apply to debit card or credit card network participants and specify the requirements and limitations for participants of a debit card or credit card network system, including the American Express Business and Operational Policies, Visa Core Rules and Visa Product and Service Rules, and MasterCard Rules and MasterCard Transaction Processing Rules.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act of 2020, as may be amended or modified from time to time, including any rules or regulations promulgated thereunder, any executive order or executive memo (including the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020) intended to address the consequences of COVID-19, and any analogous or similar provisions under applicable law.

“Cash” means, with respect to the Company Entities, all cash and cash equivalents (including marketable securities, checks and bank deposits, but excluding restricted cash determined in accordance with GAAP).

“Cash Merger Consideration” means (i) Available Cash, minus (ii) the Member Representative Holdback Amount, minus (iii) the Closing Reimbursable Transaction Expenses.

“Cashout Optionholder” has the meaning set forth in Section 2.10(a).

“Cashout Options” means those Options outstanding immediately prior to the Merger Effective Time that are, as of the Merger Effective Time, to be cancelled pursuant to Section 2.10(a) and entitle the holders thereof to receive the Per Unit Option Cash Consideration as set forth on the Merger Consideration Schedule.

“Certificate of Merger” has the meaning set forth in Section 2.2.

“Change of Control” means any transaction or series of related transactions the result of which is (a) the acquisition by any Person or “group” (as defined in the Exchange Act and the rules thereunder) of Persons of direct or indirect beneficial ownership of securities representing 50% or more of the combined voting power of the then-outstanding securities of the Surviving Entity or (b) a merger, consolidation, reorganization or other business combination, however effected, resulting in any Person or “group” (as defined in the Exchange Act and the rules thereunder) acquiring at least 50% of the combined voting power of the then-outstanding shares of Parent Common Stock or the surviving Person outstanding immediately after such combination.

“Claims” has the meaning set forth in Section 9.18.

“Class A Parent Common Stock” means the Class A common stock, par value $0.0001 per share, of Parent.

“Class B Common Stock Merger Consideration” means a number of shares of Class B Parent Common Stock equal to (i) (A) the Equity Value minus (B) the Cash Merger Consideration divided by (ii) $10.00.

“Class B Common Unit Merger Consideration” means a number of Class B Common Units of the Company equal to (A) (i) the Equity Value minus (ii) the Cash Merger Consideration divided by (B) $10.00. For the avoidance of doubt, the aggregate number of Class B Parent Common Stock issued as Class B Common Stock Merger Consideration shall equal the aggregate number of Class B Common Units issued as Class B Common Unit Merger Consideration.

“Class B Parent Common Stock” means the Class B common stock, par value $0.0001 per share, of Parent.

“Closing” has the meaning set forth in Section 3.1.

“Closing Cash” means Cash of the Company as of the Calculation Time.

“Closing Date” has the meaning set forth in Section 3.1.

“Closing Net Indebtedness” means the outstanding Company Net Indebtedness as of the Calculation Time.

“Closing Reimbursable Transaction Expenses” means the sum of all Reimbursable Transaction Expenses as of the Calculation Time that have not been otherwise satisfied or paid.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common PIPE Investment” has the meaning set forth in the recitals.

“Common Subscription Agreement” has the meaning set forth in the recitals.

“Company Acquisition Proposal” has the meaning set forth in Section 6.11(a)(ii).

“Company Board” means the board of managers of the Company.

“Company Board Recommendation” has the meaning set forth in Section 4.2(b).

“Company Debt Financing” means the debt financing provided for pursuant to that certain Second Amended and Restated Credit Agreement, dated as of November 3, 2020, by and among the Company, OpCo, the lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent, or one or a series of debt financings which may serve to replace such arrangement after the date hereof and on or prior to the Merger Effective Time.

“Company Disclosure Schedules” means the confidential Company Disclosure Schedules delivered by the Company in connection with, and constituting a part of, this Agreement.

“Company Entities” means, collectively, the Company and its Subsidiary.

“Company Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Organization and Qualification; Subsidiaries), Section 4.2 (Authority; Board Approval), Section 4.4 (Capitalization), and Section 4.22 (Brokers).

“Company Group Employee” has the meaning set forth in Section 6.24(b).

“Company Indemnified Persons” has the meaning set forth in Section 6.7(a).

“Company Intellectual Property” means all Intellectual Property that is owned, used or held for use by any Company Entity.

“Company IP Agreements” means any Contract granting to a Company Entity any license or other right in, any right to use or otherwise practice or exploit, or any covenant not to sue for infringement or misappropriation of, any Intellectual Property (“Inbound License Agreement”) and any Contract under which a Company Entity grants any license or other right in, any right to use or otherwise practice or exploit, or any covenant not to sue for infringement or misappropriation of, any Intellectual Property (“Outbound License Agreement”).

“Company IP Registrations” means all Company Owned Intellectual Property that is subject to any issuance registration, application or other filing by, to or with any Governmental Authority in any jurisdiction, including registered Marks, Copyrights, issued and reissued Patents and pending applications for any of the foregoing.

“Company’s Knowledge” means the actual knowledge of the individuals set forth in Schedule 1.1(c), assuming due inquiry and investigation of his or her direct reports.

“Company Member Vote” has the meaning set forth in Section 4.2(a).

“Company Net Indebtedness” means, with respect to all Company Entities in the aggregate, Indebtedness minus Cash, but excluding from Indebtedness up to $300,000 in letters of credit.

“Company Organizational Documents” has the meaning set forth in Section 4.3.

“Company Owned Intellectual Property” means all Intellectual Property that is owned by any Company Entity.

“Company Product” means each product (including Software and databases) or service developed, under development, made, marketed, distributed, imported, licensed or sold by or on behalf of the Company, at any time since its inception.

“Company Transaction Expenses” means all reasonable costs, fees, expenses, commissions or other amounts, incurred, paid or otherwise payable to third parties by or on behalf of the Company Entities on or before Closing (whether or not billed or accrued for) in connection with the review, negotiation, execution, performance and consummation of this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, including the cost of the D&O Tail Policy, the fees and expenses of legal counsel, accountants, bankers and other representatives and consultants and due diligence costs, fees and expenses.

“Confidentiality Agreement” has the meaning set forth in Section 6.1(a).

“Contingent Workers” has the meaning set forth in Section 4.19(b).

“Contract” means, with respect to any Person, any agreement, indenture, debt instrument, contract, guarantee, loan, note, mortgage, license, lease, purchase order, delivery order, commitment or other arrangement, understanding or undertaking, whether written or oral, including all amendments, modifications and options thereunder or relating thereto, to which such Person is a party, by which it is bound, or to which any of its assets or properties is subject.

“Converted Option” has the meaning set forth in Section 2.10(b).

“Converted Optionholder” has the meaning set forth in Section 2.10(b).

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associated epidemics, pandemic or disease outbreaks.

“Current LLC Agreement” has the meaning set forth in Section 2.6(a)(i).

“D&O Tail Policy” has the meaning set forth in Section 6.7(b).

“Deferred Underwriting Fees” means the amount of deferred underwriting fees in connection with Parent’s initial public offering payable to the underwriters upon consummation of a business combination.

“DGCL” means the Delaware General Corporation Law, as amended.

“Earnout Consideration” means the Phase 1 Earnout Consideration and Phase 2 Earnout Consideration.

“Earnout Recipients” means all Persons entitled to receive Earnout Consideration, as set forth on the Merger Consideration Schedule.

“Employment Agreements” has the meaning set forth in Section 6.24(e).

“Encumbrances” means any charge, community property interest, pledge, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal or any other adverse restriction of any kind, including any adverse restriction on use of property or assets or exercise of any other attribute of ownership; provided, however, that any restrictions pursuant to applicable securities law shall not be considered Encumbrances.

“Environmental Laws” mean any Laws relating to the protection of the environment, natural resources, pollution, or the treatment, storage, recycling, transportation, disposal, arrangement for treatment, storage, recycling, transportation, or disposal, handling or Release of or exposure to any Hazardous Substances (and including worker health or safety Laws as they relate to occupational exposure to Hazardous Substances).

“Environmental Permits” means any Permits required by applicable Environmental Laws.

“Equity Award Exchange Ratio” means, with respect to each Converted Option, the quotient obtained by dividing (a) the Per Unit Option Equity Consideration (assuming that each share of Class B Parent Common Stock Merger Consideration is valued at $10.00 per share and each Class B Common Unit of the Company is ascribed no value), by (b) Ten Dollars ($10.00).

“Equity Compensation Plan” means the Company’s Amended and Restated Equity Compensation Plan.

“Equity Merger Consideration” means the Class B Common Stock Merger Consideration and the Class B Common Unit Merger Consideration.

“Equity Value” means (i) $852,991,200, plus (ii) the amount of Reimbursable Transaction Expenses paid by the Company Entities prior to Closing, minus, (iii) the Overage Amount.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity that is considered a single employer with any Company Entity under Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agreement” has the meaning set forth in the recitals.

“Exchangeable Note” has the meaning set forth in the recitals.

“Expense Cap and Waiver Agreement” has the meaning set forth in the recitals.

“Financial Statements” has the meaning set forth in Section 4.5.

“Firm” has the meaning set forth in Section 9.15.

“Fraud” means a claim for Delaware common law fraud with a specific intent to deceive brought against a party hereto based on a representation of such party contained in this Agreement. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud, or any torts based on negligence or recklessness.

“GAAP” means generally accepted accounting principles as in effect in the United States.

“General Enforceability Exceptions” has the meaning set forth in Section 4.13.

“Governmental Authority” means any national, federal, state, provincial, county, municipal or local government, foreign or domestic, or the government of any political subdivision of any of the foregoing, or any entity, authority, agency, ministry or other similar body exercising executive, legislative, judicial (including any court or arbitrator (public or private)), regulatory or administrative authority or functions of or pertaining to government, including any authority or other quasi-governmental entity established to perform any of such functions.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Substances” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, a pollutant, a contaminant or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, heavy metals, urea formaldehyde foam insulation, per- or polyfluoroalkyl substances, and polychlorinated biphenyls.

“Holder” means any Person holding Units in the Company prior to the Merger Effective Time.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act on 1976, as amended.

“Indebtedness” means, without duplication and with respect to the Company Entities, the outstanding principal amount of, accrued and unpaid interest on, fees and expenses arising under or in respect of (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services; (c) long or short-term obligations evidenced by notes, bonds, debentures, other debt securities, or other similar instruments; (d) obligations under any derivative, interest rate, currency swap, foreign exchange or other hedging agreement or arrangement; (e) capital lease obligations in accordance with GAAP; (f) reimbursement and other obligations under any letter of credit, bank guarantees, banker’s acceptance or similar credit transactions (in each case to the extent drawn); (g) guarantees made by any Company Entity on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (f); and (h) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (g); provided, that Indebtedness shall not include accounts payable to trade creditors or any amounts with respect to Reimbursable Transaction Expenses.

“Indemnified Persons” has the meaning set forth in Section 6.7(a).

“Insurance Policies” has the meaning set forth in Section 4.20.

“Intellectual Property” means all of the following intellectual property rights, pursuant to the Laws of any jurisdiction throughout the world: (a) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing (collectively, “Marks”); (b) copyrightable works of authorship, expressions, designs and design registrations, including copyrights, author, performer and moral rights, and all registrations, applications for registration and renewals of such copyrights (collectively, “Copyrights”); (c) inventions, discoveries, trade secrets and know-how, database rights, confidential and proprietary information and all rights therein; (d) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models) (collectively, “Patents”); (e) rights in or to Software or other technology; and (f) any other intellectual or proprietary rights protectable, arising under or associated with any of the foregoing, including those protected by any Law anywhere in the world.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“JOBS Act” means the U.S. Jumpstart Our Business Startups Act of 2012, as amended.

“Key Employees” has the meaning set forth in Section 6.24.

“Law” means any law, statute, directive, ordinance, regulation, rule, writ, judgment, Order, decree or other requirement of any Governmental Authority.

“Leased Real Property” means all of the right, title and interest of the Company Entities under all leases, subleases, licenses, concessions and other agreements, pursuant to which any Company Entity holds a leasehold or sub-leasehold estate in, or is granted the right to use or occupy, any land, buildings, improvements, fixtures or other interest in real property.

“Legal Proceeding” means any claim, action, cause of action, demand, lawsuit, arbitration, notice of violation, proceeding, litigation, citation, summons, or criminal, administrative, civil or governmental audit, subpoena, or investigation.

“Letter of Transmittal” has the meaning set forth in Section 2.7(b).

“Liabilities” has the meaning set forth in Section 4.6.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that (a) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, results of operations, financial condition or assets of the Company Entities or (b) does or would reasonably be expected to, individually or in the aggregate, prevent the ability of the Company to consummate the Merger; provided, however, “Material Adverse Effect” shall not include, either alone or in combination, any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions or conditions generally affecting the capital, credit or financial markets; (ii) conditions generally affecting the industries in which the Company Entities operate; (iii) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (iv) acts of God, including any earthquakes, hurricanes, tornadoes, floods, tsunami, pandemics (including COVID-19) or other natural disasters; (v) any failure of the Company Entities to meet their financial projections, budgets or estimates (provided that the underlying causes of such failures, subject to the other provisions of this definition, shall not be excluded), (vi) any action required or permitted by this Agreement, or any action taken (or not taken) with the written consent of or at the request of Parent or Merger Sub; (vii) any changes in applicable Laws or accounting rules or principles, including GAAP, or any interpretations thereof; or (viii) the announcement or execution of this Agreement, pendency or completion of the Transactions; provided, however, that any effect resulting from a matter described in any of the foregoing clauses (i) through (iv) or (vii) may be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur to the extent such effect has a disproportionate adverse effect on the Company, taken as a whole, relative to other participants operating in the industries or markets in which the Company Entities operate.

“Material Contracts” has the meaning set forth in Section 4.13.

“Member Representative” has the meaning set forth in the preamble.

“Member Representative Holdback Amount” means an amount equal to one hundred fifty thousand dollars ($150,000.00).

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” means, collectively, the Cash Merger Consideration, the Equity Merger Consideration, the Tax Receivable Amount and the Earnout Consideration.

“Merger Consideration Schedule” has the meaning set forth in Section 2.6(c).

“Merger Effective Time” has the meaning set forth in Section 2.2.

“Merger Sub” has the meaning set forth in the preamble.

“Minimum Cash” means, as of Closing, (i) all cash in the Trust Account (net of the Parent Common Stockholder Redemption Amount), plus (ii) the amount of the PIPE Investment, minus (iii) an aggregate amount of $50,000,000 of Parent Transaction Expenses and Company Transaction Expenses.

“Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA.

“Note PIPE Investment” has the meaning set forth in the recitals.

“Note Subscription Agreement” has the meaning set forth in the recitals.

“OFAC” has the meaning set forth in this Section 1.1.

“Off-the-Shelf Software” means any Software that is made generally and widely available to the public on a commercial basis and is licensed to any of the Company Entities on a non-exclusive basis under standard terms and conditions for a one-time license fee of less than $100,000 per license or an ongoing licensee fee of less than $50,000 per year.

“OpCo” means CompoSecure, L.L.C., a Delaware limited liability company and a direct wholly owned subsidiary of the Company.

“Open Source Software” means any Software that contains, includes, incorporates, or has instantiated therein, or is derived in any manner (in whole or in part) from, any Software that is distributed as free software, open source software or similar licensing or distribution models, including under any terms or conditions that impose any requirement that any Software using, linked with, incorporating, distributed with or derived from such Open Source Software (a) be made available or distributed in source code form; (b) be licensed for purposes of making derivative works; or (c) be redistributable at no, or a nominal, charge.

“Option” means each option to purchase Units that is outstanding under the Equity Compensation Plan.

“Optionholder” means a holder of Options.

“Ordinary Course” means, with respect to an action taken by any Person, that (a) such action is in the ordinary course of business and consistent with the past practices of such Person or (b) such action is taken in response to a pandemic (including the SARS-CoV-2 virus and COVID-19 disease), provided that such action is commercially reasonable and materially consistent with the actions taken by other companies in such industries in response to such pandemic.

“Other Filings” has the meaning set forth in Section 6.8(a).

“Outside Date” has the meaning set forth in Section 8.1(b)(i).

“Overage Amount” means the amount, if any, by which the Company Transaction Expenses exceed the Reimbursable Transaction Expenses.

“Parent” has the meaning set forth in the preamble.

“Parent Acquisition Proposal” has the meaning set forth in Section 6.11(b)(i).

“Parent Amended and Restated Bylaws” has the meaning set forth in Section 2.3.

“Parent Board” has the meaning set forth in Section 6.21(a).

“Parent Charter and Bylaws Amendment” has the meaning set forth in Section 6.8(b).

“Parent Closing Statement” has the meaning set forth in Section 2.8.

“Parent Common Stock” means the Class A Parent Common Stock and Class B Parent Common Stock.

“Parent Common Stockholder Redemption Amount” means, as of the date of determination, the aggregate amount of cash necessary to satisfy all Parent Common Stockholder Redemption Elections to the extent not otherwise satisfied as of such date.

“Parent Common Stockholder Redemption Election” means the election of a holder of shares of Class A Parent Common Stock issued in Parent’s initial public offering to redeem such holder’s shares of Class A Parent Common Stock held by such holder in exchange for cash, in each case, in accordance with Parent’s amended and restated certificate of incorporation.

“Parent D&O Tail Policy” has the meaning set forth in Section 6.14.

“Parent Disclosure Schedules” means the confidential Parent Disclosure Schedules delivered by Parent in connection with, and constituting a part of, this Agreement.

“Parent Employee Stock Purchase Plan” has the meaning set forth in Section 6.8(b).

“Parent Equity Compensation Plan” has the meaning set forth in Section 6.8(b).

“Parent Financial Statements” has the meaning set forth in Section 5.6(b).

“Parent Fundamental Representations” means the representations and warranties set forth in Section 5.1 (Organization), Section 5.2 (Authorization), Section 5.5 (Brokers) and Section 5.7 (Capitalization).

“Parent Indemnified Persons” has the meaning set forth in Section 6.7(a).

“Parent Material Adverse Effect” means any event, occurrence, fact, condition or change that (a) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (a) the business, results of operations, financial condition or assets of Parent, or (b) the ability of Parent to consummate the Transactions; provided, however, “Parent Material Adverse Effect” shall not include, either alone or in combination, any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions or conditions generally affecting the capital, credit or financial markets; (ii) conditions generally affecting the industries or markets in which Parent operates; (iii) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (iv) acts of God, including any earthquakes, hurricanes, tornadoes, floods, tsunami, pandemic (including COVID-19) or other natural disasters; (v) any action required or permitted by this Agreement, or any action taken (or not taken) with the written consent of or at the request of the Company; (vi) any changes in applicable Laws or accounting rules or principles, including GAAP, or any interpretations thereof; or (vii) the announcement or execution of this Agreement, pendency or completion of the Transactions; provided, however, that any effect resulting from a matter described in any of the foregoing clauses (i) through (iv) or (vi) may be taken into account in determining whether a Parent Material Adverse Effect has occurred or is reasonably likely to occur to the extent such effect has a disproportionate adverse effect on Parent, taken as a whole, relative to other “SPACs” operating in the industries in which Parent operates.

“Parent Material Contract” means a material contract, as such term is defined in Regulation S-K of the SEC, to which Parent is party.

“Parent Preferred Stock” means the preferred stock par value $0.0001 per share, of Parent.

“Parent SEC Documents” has the meaning set forth in Section 5.6.

“Parent Second Amended and Restated Certificate of Incorporation” has the meaning set forth in Section 2.3.

“Parent Stockholder Approval” has the meaning set forth in Section 6.8(b).

“Parent Stockholders” means the holders of Parent Common Stock.

“Parent Stockholders’ Meeting” has the meaning set forth in Section 6.8(a).

“Parent Transaction Expenses” means the aggregate amount of all reasonable costs, fees, expenses, commissions or other amounts, incurred, paid or otherwise payable to third parties by or on behalf of Parent in connection with the review, negotiation, execution, performance and consummation of this Agreement, the Ancillary Agreements, the PIPE Investment and the transactions contemplated hereby and thereby, and the preparation, filing, printing and distribution of the Proxy Statement, including the Deferred Underwriting Fees, the Parent D&O Tail Policy, the fees incurred in connection with any filings under the HSR Act or other antitrust filings, blue sky filing fees and fees associated with any SEC, Stock Exchange or FINRA filings, and the fees and expenses of legal counsel, accountants, financial advisors, proxy solicitors, and other representatives and consultants and due diligence and “road show” investor presentation (including travel-related) costs, fees and expenses, not to exceed in the aggregate $35,000,000.

“Parent’s Knowledge” means the actual knowledge of the individuals set forth in Schedule 1.1(d), assuming due inquiry and investigation of his or her direct reports.

“Partnership Tax Return” has the meaning set forth in Section 6.13(c)(iii).

“PCI-DSS” means the Payment Card Industry Data Security Standard, which is administered by the PCI Security Standards Council.

“Per Unit Option Cash Consideration” has the meaning set forth in Section 2.10(a).

“Per Unit Option Equity Consideration” means the value of the Equity Merger Consideration (excluding the Tax Receivable Amount), expressed in dollars, allocable in respect of a Unit underlying a Converted Option.

“Permits” means any consent, franchise, approval, permit, filing, authorization, license, order, registration, certificate, exemption, variance and other similar permit or rights obtained from any Governmental Authority necessary for the operations of the Business and all pending applications therefor.

“Permitted Encumbrances” means (a) easements, rights-of-way, restrictions and other similar defects or imperfections of title, charges and encumbrances of record not in the aggregate detracting materially from the use or value of the assets subject thereto, (b) Encumbrances for Taxes not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (c) cashiers’, landlords’, mechanics’, materialmen’s, carriers’, workmen’s, repairmen’s, contractors’ and warehousemen’s Encumbrances arising or incurred in the Ordinary Course and for amounts which are not delinquent or are being contested in good faith, (d) any statutory lien arising in the Ordinary Course by operation of applicable Laws with respect to a liability that is not yet due or delinquent or that is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (e) purchase money Encumbrances securing rental payments under capital lease arrangements, (f) leases for Leased Real Property to which a Company Entity is a party, (g) zoning, building codes or other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such real property or the operation of the business that do not, individually or in the aggregate, materially interfere with the current use of the Leased Real Property, (h) Encumbrances granted or to be granted under the Company Debt Financing, (i) non-exclusive licenses to Intellectual Property granted to third parties in the Ordinary Course, and (j) Encumbrances securing surety bonds incurred in the Ordinary Course.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other organization, whether or not a legal entity, or a Governmental Authority.

“Personal Information” means information about an identified or identifiable individual and/or information that can be used to contact, locate or identify a natural person or device.

“Phase 1 Earnout Consideration” means the following amounts as further set forth on the Merger Consideration Schedule:

1.	three million seven hundred fifty thousand (3,750,000) shares of Parent Common Stock in the aggregate (as subject to equitable adjustment for share splits, share dividends, combinations, recapitalizations and the like after the date of this Agreement, including to account for any equity securities into which such shares are exchanged or converted), which such Phase 1 Earnout Consideration shall be:

a.	in respect of Cashout Options, in the form of Class A Parent Common Stock, and

b.	in respect of Units, in the form of Class B Parent Common Stock, and

2.	in respect of Units, an additional number of Class B Common Units of the Surviving Entity equal to the number of shares of Class B Parent Common Stock issued under prong 1.b. above.

“Phase 1 Share Price Target” has the meaning set forth in Section 2.9(b).

“Phase 2 Earnout Consideration” means the following amounts as further set forth on the Merger Consideration Schedule:

1.	three million seven hundred fifty thousand (3,750,000) shares of Parent Common Stock in the aggregate (as subject to equitable adjustment for share splits, share dividends, combinations, recapitalizations and the like after the date of this Agreement, including to account for any equity securities into which such shares are exchanged or converted), which such Phase 2 Earnout Consideration shall be:

a.	in respect of Cashout Options, in the form of Class A Parent Common Stock, and

b.	in respect of Units, in the form of Class B Parent Common Stock, and

2.	in respect of Units, an additional number of Class B Common Units of the Surviving Entity equal to the number of shares of Class B Parent Common Stock issued under prong 1.b. above.

“Phase 2 Share Price Target” has the meaning set forth in Section 2.9(c).

“PIPE Investment” has the meaning set forth in the recitals.

“PIPE Investors” has the meaning set forth in the recitals.

“Pre-Closing Engagement” has the meaning set forth in Section 9.15.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion through the end of the Closing Date for any Straddle Period.

“Press Release” has the meaning set forth in Section 6.9.

“Privacy and Security Policies” has the meaning set forth in Section 4.11(a).

“Privacy and Security Requirements” has the meaning set forth in Section 4.11(b).

“Privacy Laws” means any laws, statutes, rules, regulations, ordinances, orders, judgements, decisions, rulings or other applicable requirement that govern the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure or transfer of Personal Information and any such legal requirement governing privacy, data security, data or security breach notification, any penalties and compliance with any order, including, without limitation, in each case, to the extent applicable, the Gramm-Leach-Bliley Act, California Online Privacy Protection Act, the California Consumer Privacy Act, the Children’s Online Privacy Protection Act, the Massachusetts Data Security Regulations set forth at 201 CMR 17.00 and the New York Department of Financial Services (DFS)’s Cybersecurity Regulation set forth at 23 NYCRR 500, and other United States state laws concerning privacy data protection and/or data security, the CAN-SPAM Act, the Telephone Consumer Protection Act (“TCPA”) and the UK Data Protection Act 2018, Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data (General Data Protection Regulation or “GDPR”), EU Directive 2002/58/EC and any laws or regulations implementing either or both of the GDPR and EU Directive 2002/58/EC (each as amended from time to time) and any analogous legislation in any jurisdiction in which the Company carries on its business and/or from which Company collects Personal Information.

“Privileged Communications” has the meaning set forth in Section 9.15.

“Processing” has the meaning set forth in Section 4.11(a).

“Prospectus” means Parent’s final prospectus dated November 5, 2020.

“Proxy Statement” has the meaning set forth in Section 6.8(a).

“Registration Rights Agreement” has the meaning set forth in the recitals.

“Reimbursable Transaction Expenses” means the aggregate amount of all Company Transaction Expenses, not to exceed the sum of (i) $15,000,000 plus (ii) the Underage Amount.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” has the meaning set forth in Section 9.18.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Securityholders” means all of the Holders and Optionholders.

“Software” shall mean any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (c) descriptions, flowcharts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (d) all documentation, including user manuals and other training documentation, related to any of the foregoing.

“Specified Stockholders of Parent” means each of the Persons set forth in Schedule 1.1(a).

“Spyware” has the meaning set forth in Section 4.11(h).

“Stock Exchange” means the Nasdaq Stock Market LLC.

“Stockholders Agreement” has the meaning set forth in the recitals.

“Straddle Period” has the meaning set forth in Section 6.13(d)(ii).

“Subscription Agreements” has the meaning set forth in the recitals.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons shall be allocated a majority of partnership, association or other business entity gains or losses or shall be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity.

“Supplier” means any person that supplies inventory or other materials or personal property, components, or other goods or services (including, design, development and manufacturing services) that comprise or are utilized in, including in connection with the design, development, manufacture or sale of, the Company Products.

“Supporting Holders” means each of the Holders set forth in Schedule Section 1.1(b).

“Surviving Company Plans” has the meaning set forth in Section 6.24(b).

“Surviving Entity” has the meaning set forth in Section 2.1.

“Systems” means software, servers, sites, circuits, networks, interfaces, platforms, computers, hardware, databases, cable, networking, call centers, equipment and all other technology or infrastructure assets or services.

“Tax Authority” means any Governmental Authority responsible for the imposition or collection of any Tax.

“Tax Proceeding” means any proceeding, judicial or administrative, involving Taxes or any audit, examination, deficiency asserted or assessment made by the Internal Revenue Service or any other taxing authority with respect to a Pre-Closing Tax Period.

“Tax Receivable Agreement” has the meaning set forth in the recitals.

“Tax Receivable Amount” means the aggregate amount of all payments to be made to the Holders pursuant to the Tax Receivables Agreement.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means all U.S. federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, escheat or unclaimed property, windfall profits, customs, duties or other taxes of any kind whatsoever, whether disputed or not, together with any interest, additions to tax or penalties with respect thereto.

“Trading Day” means any day on which Class A Parent Common Stock is actually traded on the principal securities exchange or securities market on which Class A Parent Common Stock is then traded.

“Transaction Form 8-K” has the meaning set forth in Section 6.9.

“Transaction Tax Deductions” means, to the extent “more likely than not” deductible by a Company Entity in a Pre-Closing Tax Period, all applicable deductions of the Company Entities attributable to the Company Transaction Expenses (whether paid at or before Closing), the payment of consulting fees, severance obligations, bonus obligations, “success fees,” bonuses payable to employees, the payment of the Per Unit Option Cash Consideration and deferred unamortized financing fees, in each case to the extent economically borne by the Holders; provided, that the safe harbor election of Rev. Proc. 2011-29 shall be made (which election shall be made on applicable Tax Returns) to deduct 70% of any success based investment banking and other fees.

“Transactions” means the transactions contemplated by this Agreement, the Ancillary Agreements and the other agreements, instruments, and documents contemplated hereby or thereby.

“Transfer Taxes” means any real property transfer, transfer gains, documentary, sales, use, stamp, registration or similar Taxes, fees or charges (including any penalties and interest) which become payable in connection with the Merger pursuant to this Agreement.

“Treasury Regulations” means the treasury regulations promulgated under the Code, including any temporary regulations.

“Trust Account” has the meaning set forth in Section 5.14.

“Trust Agreement” has the meaning set forth in Section 5.14.

“Trustee” has the meaning set forth in Section 5.14.

“UCE Laws” has the meaning set forth in Section 4.11(h).

“Underage Amount” means the amount, if any, by which Parent Transaction Expenses is less than $35,000,000.

“Union” has the meaning set forth in Section 4.19(i).

“Units” means those certain Units as defined in the Current LLC Agreement.

“Voting Agreement” means that certain Voting Agreement, dated as of the date hereof and attached hereto as Annex D, by and among Parent, the Company, the Specified Stockholders of Parent and the Supporting Holders of the Company.

“Voting Matters” has the meaning set forth in Section 6.8(b).

“VWAP” means the daily per share volume-weighted average price of Class A Parent Common Stock on the principal U.S. securities exchange, “over-the-counter” market or automated or electronic quotation system on which Class A Parent Common Stock trades, as displayed under the heading Bloomberg VWAP on the Bloomberg page designated for Class A Parent Common Stock (or its equivalent successor if such page is not available) in respect of the period from the open of trading on such day until the close of trading on such day (or if such volume-weighted average price is unavailable, the per share volume-weighted average price of such Class A Parent Common Stock on such day (determined without regard to afterhours trading or any other trading outside the regular trading session or trading hours)).

“WARN Act” has the meaning set forth in Section 4.19(m).

“Written Consent” has the meaning set forth in Section 6.5.

“Written Consent Deadline” has the meaning set forth in Section 6.5.

Section 1.2           Interpretation.

(a)           References to Articles and Sections are to Articles and Sections of this Agreement unless otherwise specified.

(b)          A “month” or a “quarter” means a calendar month or quarter (as the case may be).

(c)           References to “$” or “dollars” refer to lawful currency of the United States.

(d)          Writing includes typewriting, printing, lithography, photography, email and other modes of representing or reproducing words in a legible and non-transitory form.

(e)           The terms “include” and “including” and words of similar import are to be construed as non-exclusive (so that, by way of example, “including” mean “including without limitation”).

(f)           Unless the context of this Agreement otherwise requires (i) words using a singular or plural number also include the plural or singular number, respectively, (ii) the terms “hereof,” “herein,” “hereby” and any derivative thereof or similar words refer to this entire Agreement, (iii) the masculine gender includes the feminine and neuter genders, (iv) any reference to a Law, an agreement or a document will be deemed also to refer to any amendment, supplement or replacement thereof, and (v) whenever this Agreement refers to a number of days, such number refers to calendar days unless such reference specifies Business Days.

(g)          Terms defined in this Agreement by reference to any other agreement, document or instrument have the meanings assigned to them in such agreement, document or instrument whether or not such agreement, document or instrument is then in effect.

(h)          The term “foreign” means non-United States.

ARTICLE II.
THE MERGER

Section 2.1          The Merger. Upon the terms and subject to the conditions of this Agreement, at the Merger Effective Time, pursuant to the provisions of the Act, Merger Sub shall be merged with and into the Company, and the separate corporate existence of Merger Sub shall thereupon cease in accordance with the provisions of the Act. The Company shall be the surviving entity in the Merger (the “Surviving Entity”). The Merger shall have the effects specified in the Act. Without limiting the generality of the foregoing, and subject thereto, at the Merger Effective Time, except as otherwise agreed to pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of Merger Sub and the Company shall vest in the Surviving Entity, and all debts, liabilities and duties of Merger Sub and the Company shall become the debts, liabilities and duties of the Surviving Entity.

Section 2.2           Certificate of Merger. On the Closing Date, and upon the terms and subject to the conditions of this Agreement, the Company shall cause a certificate of merger substantially in the form attached hereto as Annex I (the “Certificate of Merger”) to be properly executed and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the Act, and shall make or cause to be made all other filings or recordings required under the Act. The Merger shall be effective at such time and on such date as shall be set forth in the Certificate of Merger filed with respect thereto in accordance with the Act (the “Merger Effective Time”).

Section 2.3           Organizational Documents; Name of Surviving Entity. The current certificate of formation of the Company, and limited liability company agreement of the Company in the form attached hereto as Annex J, as amended pursuant to the Certificate of Merger, shall be the certificate of formation and limited liability company agreement of the Surviving Entity from and after the Merger Effective Time and shall continue in full force and effect until further amended in the manner prescribed therein or by the provisions of the Act. Parent shall take all actions required by the DGCL to (i) amend and restate its certificate of incorporation in the form attached hereto as Annex K (the “Parent Second Amended and Restated Certificate of Incorporation”) and (ii) amend and restate its bylaws in the form attached hereto as Annex L (the “Parent Amended and Restated Bylaws”), in each case effective immediately prior to the Merger Effective Time.

Section 2.4           Officers of Surviving Entity. The officers of the Company immediately prior to the Merger Effective Time shall be the officers of the Surviving Entity and will hold office in accordance with the limited liability company agreement of the Surviving Entity until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified in the manner provided in the limited liability company agreement of the Surviving Entity and otherwise in accordance with applicable Law.

Section 2.5           Manager of Surviving Entity. From and after the Merger Effective Time, Parent shall be the sole managing member of the Surviving Entity in accordance with the limited liability company agreement of the Surviving Entity and otherwise in accordance with applicable Law.

Section 2.6           Effect of the Merger. Without any action on the part of Parent, Merger Sub, the Surviving Entity or the Holders:

(a)          At the Merger Effective Time:

(i)            all of the Units issued and outstanding immediately prior to the Merger Effective Time, shall, by virtue of the Merger and upon the terms and subject to the conditions set forth in this Section 2.6, be cancelled or converted, as the case may be, and automatically deemed for all purposes to represent the right to receive the applicable portion of the Merger Consideration (including the Earnout Consideration, if any) attributable to such Units as required by the Company’s Amended and Restated Limited Liability Company Agreement, dated as of June 11, 2020 (as amended, the “Current LLC Agreement”) and as provided on the Merger Consideration Schedule (as may be amended from time to time, and at any time, by the Member Representative acting in good faith);

(ii)          the membership interests of Merger Sub issued and outstanding immediately prior to the Merger Effective Time shall, by virtue of the Merger and without any action on the part of Parent, Merger Sub or the Company, be converted into and become an amount of newly issued, fully paid and non-assessable Class A Common Units of the Surviving Entity equal to the number of shares of Class A Parent Common Stock issued and outstanding immediately following the Merger Effective Time (after giving effect to the transactions contemplated under this Agreement and the Ancillary Agreements, including the PIPE Investment and the cancellations under the Expense Cap and Waiver Agreement); and

(iii)          consistent with the terms of this Agreement and the provisions set forth in the Second Amended and Restated Limited Liability Company Agreement of the Surviving Entity:

(1)           the number of Class A Common Units of the Surviving Entity issued and outstanding shall equal the number of shares of Class A Parent Common Stock then issued and outstanding; and

(2)           the number of Class B Common Units of the Surviving Entity issued and outstanding shall equal the Class B Common Unit Merger Consideration.

(b)          No certificates or scrip representing fractional shares of Class B Parent Common Stock will be issued to a Holder in connection with payment of the Equity Merger Consideration, and to the extent a fractional share of Class B Parent Common Stock is issuable as part of the Equity Merger Consideration, such fraction shall be rounded up to a whole share of Class B Parent Common Stock.

(c)          Merger Consideration Schedule. The Company has previously prepared and delivered to Parent prior to the date hereof in preliminary form attached hereto as Schedule 2.6(c), and not later than three (3) Business Days prior to the Closing Date shall prepare and deliver to Parent in final form, a statement (when delivered in its final form) setting forth the Company’s calculation of the following, together with appropriate supporting calculations and schedules, and other documentation reasonably requested by Parent, as of the Merger Effective Time (or the Calculation Time, as applicable) (the “Merger Consideration Schedule”):

(i)            the amount of (A) the Cash Merger Consideration and (B) Equity Merger Consideration to be payable to each Holder pursuant to and in accordance with this Agreement, the Current LLC Agreement and applicable Laws;

(ii)           the estimated amount of Earnout Consideration to be payable to each Earnout Recipient pursuant to and in accordance with this Agreement, the Current LLC Agreement and applicable Laws;

(iii)         the amount of Per Unit Option Cash Consideration to be payable to each Cashout Optionholder pursuant to and in accordance with this Agreement, the Current LLC Agreement, the Equity Compensation Plan and the individual award agreements thereunder, and applicable Laws;

(iv)          a current schedule of the record holders of all issued Units, vested Options and unvested Options, in the respective classes and amounts set forth opposite their names on such schedule;

(v)           the name of each Converted Optionholder and the Converted Options attributable to each Converted Optionholder;

(vi)          the Member Representative Holdback Amount; and

(vii)         the Company Transaction Expenses, including the recipients of such payments and invoices.

(d)          The Merger Consideration Schedule delivered at the Closing shall be deemed the definitive allocation of the Merger Consideration among the Securityholders in accordance with the Merger and this Agreement and the disbursements thereof, including with respect to the Earnout Consideration and shall be binding on the Company and the Securityholders. Without limiting the foregoing, Parent may rely upon the Merger Consideration Schedule, and in no event will Parent have any liability to the Company, any Securityholder or other Person on account of payments made in accordance with the terms of this Agreement as set forth on the Merger Consideration Schedule.

(e)          Parent shall be entitled to review and make reasonable comments to the matters and amounts set forth in the Merger Consideration Schedule (and the components thereof), and in connection therewith, the Company shall provide Parent and its representatives with reasonable access during normal business hours to the relevant books, records and finance personnel of the Company. The Company shall consider in good faith Parent’s comments to the Merger Consideration Schedule in good faith prior to the Closing Date, provided that, in the event Parent and the Company are unable to agree on any component of the Merger Consideration Schedule prior to the Closing Date, the Merger Consideration Schedule as prepared by the Company (as may have been updated by any mutual agreement of the Company and Parent and including any disputed components thereof in such amounts as included in the Company’s initial Merger Consideration Schedule) shall control for purposes of the Closing.

Section 2.7           Merger Consideration; Letters of Transmittal.

(a)          At the Closing, Parent shall pay and issue (as applicable) the Merger Consideration in accordance with the terms and conditions of this Agreement and the Merger Consideration Schedule, including by causing the transfer agent of Parent to deliver the Class B Common Stock Merger Consideration to the Holders in book-entry form. The parties agree that payment by or on behalf of Parent pursuant to this Section 2.7(a) and Section 3.3(b)(i) of an amount equal to the Cash Merger Consideration shall constitute a good discharge of Parent’s obligation to make payment to the Securityholders of the Cash Merger Consideration payable pursuant to Section 2.6(a)(i) and Section 2.10(a).

(b)          As promptly as reasonably practicable following the Company Member Vote, the Company shall cause to be mailed to each Holder a letter of transmittal in the form attached hereto as Annex M (the “Letter of Transmittal”) together with instructions thereto, for such Holders’ receipt of the Merger Consideration. Upon delivery of the Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may reasonably be required pursuant to such instructions, the Holder of the Letter of Transmittal shall be entitled to receive in exchange therefor the Merger Consideration in accordance with the provisions of Section 2.6(a)(i) and Sections 3.3(b)(i) and 3.3(b)(iii).

(c)          Notwithstanding anything in this Agreement to the contrary, for all purposes the proceeds of the Exchangeable Notes shall be used exclusively for distribution of the Cash Merger Consideration to the Holders, and not for satisfaction of Transaction Expenses or proceeds to the Cashout Optionholders.

Section 2.8           Parent Closing Statement Certificate. Not more than seven (7) Business Days prior to the Closing, an authorized officer of Parent shall deliver to the Member Representative a written notice (the “Parent Closing Statement”), certifying as to (a) the aggregate amount of cash proceeds that will be required to satisfy the Parent Common Stockholder Redemption Amount, (b) the estimated amount of Parent Transaction Expenses as of the Closing, (c) the number of shares of Class A Parent Common Stock outstanding as of the Closing after giving effect to Parent Common Stockholder Redemption Elections, the cancellation of any shares of Parent Common Stock pursuant to the terms of the Expense Cap and Waiver Agreement, and the issuance of shares of Class A Parent Common Stock pursuant to the Common Subscription Agreements and the Common PIPE Investment, and (d) the principal amount and cash proceeds of the Exchangeable Notes and the number of shares of Class A Parent Common Stock issuable upon exchange thereof. The Member Representative shall be entitled to review and make reasonable comments to the matters and amounts set forth in the Parent Closing Statement (and the components thereof), and in connection therewith, Parent shall provide the Member Representative and its representatives with reasonable access during normal business hours to the relevant books, records and finance personnel of Parent. Parent shall consider in good faith the Member Representative’s comments to the Parent Closing Statement in good faith prior to the Closing Date, provided that, in the event the Member Representative and Parent are unable to agree on any component of the Parent Closing Statement prior to the Closing Date, the Parent Closing Statement as prepared by Parent (as may have been updated by any mutual agreement of Parent and the Member Representative and including any disputed components thereof in such amounts as included in Parent’s initial Parent Closing Statement) shall control for purposes of the Closing.

Section 2.9           Earnout.

(a)          After the Closing, subject to the terms and conditions set forth herein, the Earnout Recipients shall have the contingent right to receive additional consideration based on the performance of the Company Entities to the extent the requirements set forth in this Section 2.9 are met.

(b)          In the event that the VWAP of Class A Parent Common Stock on the Stock Exchange or the principal securities exchange or securities market on which the Class A Parent Common Stock is then traded equals or exceeds $15.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) (the “Phase 1 Share Price Target”) for any twenty (20) Trading Days within any thirty (30) consecutive Trading Day period ending on or prior to the three (3) year anniversary of the Closing, then, subject to the terms and conditions of this Agreement, the Earnout Recipients shall be entitled to receive, as additional consideration for the transactions contemplated hereby, the Phase 1 Earnout Consideration, and Parent shall cause its transfer agent and the Surviving Entity, as applicable to issue such Phase 1 Earnout Consideration to the Earnout Recipients in accordance with the Merger Consideration Schedule within five (5) Business Days following the final day of the applicable thirty (30) Trading Day period.

(c)          In the event that the VWAP of Class A Parent Common Stock on the Stock Exchange or the principal securities exchange or securities market on which the Class A Parent Common Stock is then traded equals or exceeds $20.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) (the “Phase 2 Share Price Target”) for any twenty (20) Trading Days within any thirty (30) consecutive Trading Day period ending on or prior to the four (4) year anniversary of the Closing, then, subject to the terms and conditions of this Agreement, the Earnout Recipients shall be entitled to receive, as additional consideration for the transactions contemplated hereby, the Phase 2 Earnout Consideration, and Parent shall cause its transfer agent and the Surviving Entity, as applicable to issue such Phase 2 Earnout Consideration to the Earnout Recipients in accordance with the Merger Consideration Schedule within five (5) Business Days following the final day of the applicable thirty (30) Trading Day period.

(d)          Notwithstanding the foregoing: (i) in the event that (A) a Change of Control is consummated prior to the three (3) year anniversary of the Closing and (B) the implied consideration per share of the Class A Parent Common Stock in such Change of Control transaction equals or exceeds the Phase 1 Share Price Target or the Phase 2 Share Price Target, as applicable (or the equivalent fair market value thereof, as determined by the Surviving Entity in good faith, in the event of any non-cash consideration), then, as additional consideration for the Transactions and to the extent not already issued pursuant to this Section 2.9, Parent shall issue or cause to be issued the Phase 1 Earnout Consideration and/or the Phase 2 Earnout Consideration to the Earnout Recipients in accordance with the Merger Consideration Schedule immediately prior to the consummation of such Change of Control transaction, and (ii) in the event that (A) a Change of Control is consummated on or after the three (3) year anniversary of the Closing and prior to the four (4) year anniversary of Closing and (B) the implied consideration per share of the Class A Parent Common Stock in such Change of Control transaction equals or exceeds the Phase 2 Share Price Target (or the equivalent fair market value thereof, as determined by the Surviving Entity in good faith, in the event of any non-cash consideration), then, as additional consideration for the Transactions and to the extent not already issued pursuant to this Section 2.9, Parent shall issue or cause to be issued the Phase 2 Earnout Consideration to the Earnout Recipients in accordance with the Merger Consideration Schedule immediately prior to the consummation of such Change of Control transaction.

(e)          Parent shall use commercially reasonable efforts to remain a listed company on, and for the Class A Parent Common Stock issuable in respect of Earnout Consideration to be tradable over, the Stock Exchange or another U.S. securities exchange. Parent, as of the Merger Effective Time, will reserve for issuance the maximum number of shares of Parent Common Stock that could be earned pursuant to this Section 2.9 (including such number of Class A Parent Common Stock issuable upon the exchange of Class B Parent Common Stock) and shall continue to ensure that there is a sufficient amount of Parent Common Stock reserved for issuance following the Merger Effective Time to satisfy the maximum number of shares of Parent Common Stock (including such number of Class A Parent Common Stock issuable upon the exchange of Class B Parent Common Stock) that could be earned pursuant to this Section 2.9 at any given time.

(f)           Notwithstanding anything to the contrary herein, (i) the Earnout Recipients shall not be entitled to receive the same Earnout Consideration on more than one occasion, and (ii) the number of shares of Parent Common Stock or Units of the Surviving Entity, as applicable, to be issued to any Earnout Recipient in connection with any issuance of Earnout Consideration shall be rounded down to the nearest whole number, and such Earnout Recipients shall receive in lieu of such fractional shares an amount in cash equal to the value of such fractional shares based on the VWAP of Class A Parent Common Stock on the Stock Exchange or the principal securities exchange or securities market on which the Class A Parent Common Stock is then traded over the twenty (20) day trading-period immediately preceding the date on which the payment of the Earnout Consideration is triggered.

Section 2.10         Options.

(a)           Cashout Options. Upon the Merger Effective Time, each Cashout Option, whether vested or unvested, shall, automatically and without any required action on the part of any Optionholder or beneficiary thereof, be terminated by virtue of the Merger and the holder of such Cashout Option (each, a “Cashout Optionholder”) shall cease to have any rights with respect thereto, other than the right to receive: (i) a cash payment equal to the difference between (A) the Cash Merger Consideration (excluding the Tax Receivable Amount) allocable in respect of a Unit underlying such Cashout Option and (B) the per Unit exercise price of the Cashout Option (without interest and subject to the deduction and withholding of such amounts as is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law) (the “Per Unit Option Cash Consideration”) and (ii) the amount of Earnout Consideration allocable in respect of the Cashout Options as set forth on the Merger Consideration Schedule. Following the Merger Effective Time and as a prerequisite to receiving their Per Unit Option Cash Consideration and Earnout Consideration, each such Cashout Optionholder shall deliver to the Surviving Entity an executed customary cancellation acknowledgement and release in respect of such Cashout Optionholder’s Cashout Options. The applicable Per Unit Option Cash Consideration shall be paid to each Cashout Optionholder holding a Cashout Option in accordance with the terms hereof in accordance with the Merger Consideration Schedule by the Surviving Entity without any interest thereon. Any amounts withheld and paid over to any appropriate tax authority will be treated for all purposes of this Agreement as having been paid to the Cashout Optionholder holding a Cashout Option in respect of whom such deduction and withholding was made.

(b)          Conversion of Options. Upon the Merger Effective Time, all of the Options, whether vested or unvested, outstanding immediately prior to the Merger Effective Time that are not Cashout Options shall, automatically and without any required action on the part of any Optionholder or beneficiary thereof, be assumed by Parent and each such Option shall be converted into, and represent only, an option to purchase shares of Class A Parent Common Stock (each, a “Converted Option” and the holder of such Converted Option, a “Converted Optionholder”). Each Converted Option shall continue to have and be subject to substantially the same material terms and conditions as were applicable to such Converted Option immediately before the Merger Effective Time (including expiration date, vesting schedule and exercise provisions), in all cases subject to restrictions related to the issuance of shares under applicable Law, except that (i) each Converted Option shall be exercisable for, and represent the right to acquire, that number of shares of Class A Parent Common Stock equal to the product (rounded down to the nearest whole number) of (A) the number of Units subject to the Converted Option immediately before the Merger Effective Time multiplied by (B) the Equity Award Exchange Ratio; and (ii) the per share exercise price for each share of Class A Parent Common Stock issuable upon exercise of the Converted Option shall be equal to the quotient of (X) the exercise price per Unit of such Converted Option immediately before the Merger Effective Time divided by (Y) the Equity Award Exchange Ratio (rounding the resulting exercise price up to the nearest whole cent); provided, however, that the exercise price and the number of shares of Class A Parent Common Stock purchasable under each Converted Option shall be determined in a manner consistent with the requirements of Section 409A of the Code and the applicable regulations promulgated thereunder.

(c)          Notices. Prior to the Merger Effective Time, the Company shall deliver to each Optionholder a notice, in a form reasonably acceptable to Parent, setting forth the effect of the Merger on such Optionholder’s Options and describing the treatment of such Options in accordance with this Section 2.10.

(d)          Assumption of Plan. Upon the Merger Effective Time, Parent shall assume the Equity Compensation Plan, provided that all references to “Company” in the Equity Compensation Plan and the documents governing the Converted Options after the Merger Effective Time will be deemed references to Parent and the number of shares of Class A Parent Common Stock available for awards under the Equity Compensation Plan shall be determined by multiplying the number of Units available for awards under the Equity Compensation Plan immediately before the Merger Effective Time by the Equity Award Exchange Ratio; provided that no further awards shall be granted under the Equity Compensation Plan following the Merger Effective Time.

(e)          Reservation of Shares. Parent will (i) reserve for issuance the number of shares of Class A Parent Common Stock that will become subject to the Converted Options and (ii) issue or cause to be issued the appropriate number of shares of Class A Parent Common Stock, upon the exercise of the Converted Options. As soon as practicable after the Merger Effective Time, Parent will prepare and file with the SEC a registration statement on Form S-8 (or other appropriate form) registering a number of shares of Class A Parent Common Stock (i) necessary to fulfill Parent’s obligations under this Section 2.10 and (ii) available for issuance under the Parent Equity Compensation Plan other than shares of Class A Parent Common Stock that may be issued upon exercise of Converted Options. Such registration statement will be kept effective (and the current status of the prospectus required thereby will be maintained) for at least as long as any Converted Options remain outstanding.

Section 2.11        Withholding Rights. Each of Parent or Merger Sub or anyone acting on their behalf shall be entitled to deduct and withhold from the payment of any Merger Consideration (including the Earnout Consideration, if any) payable pursuant to this Agreement to any Person such amounts as are required to be deducted and withheld with respect to the making of any such payment under any applicable tax Law, provided that, other than with respect to payments treated as compensation under the Code, there shall be no withholding on account of U.S. federal income Tax on a payment of Merger Consideration with respect to a payment to or on account of a Holder provided that such Holder provides in its Letter of Transmittal a certification of non-foreign status, in form and substance consistent with Treasury Regulations Section 1.1445-2(b) and Treasury Regulations Section 1.446(f)-2(b)(2), and an IRS Form W-9 claiming a complete exemption from backup withholding. Any sum that is withheld as permitted by this Section 2.11 shall be remitted to the appropriate Governmental Authority and Parent shall provide the Member Representative with all appropriate or required reports showing such withholding. Upon becoming aware of any such withholding obligation, Parent shall use commercially reasonable efforts to give reasonable advance notice of such withholding to the Member Representative (other than where such deduction or withholding is in respect of amounts treated as compensation under the Code or is due to a failure of a Holder to provide the applicable tax forms referenced in the proviso of the preceding sentence) and shall reasonably cooperate with the Member Representative, to eliminate or reduce any such required deduction or withholding. To the extent that amounts are so withheld and paid to the proper Governmental Authority pursuant to any applicable tax Law, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made.

Section 2.12        Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Merger Effective Time, any change in the outstanding shares of capital stock of Parent shall occur, including by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or distribution paid in stock, the number of shares of Class B Parent Common Stock to be issued as Equity Merger Consideration, the amount of Earnout Consideration and the Equity Award Exchange Ratio shall be appropriately adjusted to reflect such change.

Section 2.13         Taking of Necessary Action; Further Action. If at any time after the Merger Effective Time any further action is reasonably necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Entity with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company or Merger Sub, the officers and managers of the Surviving Entity will be fully authorized in the name of the Company or Merger Sub, as the case may be, to take and shall take any and all such lawful and necessary action.

ARTICLE III.
CLOSING

Section 3.1           Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place remotely via the exchange of electronic signatures on such date mutually agreed upon by Parent and the Company falling within three (3) days following the satisfaction or waiver of all of the conditions set forth in ARTICLE VII (other than those conditions that by their terms cannot be satisfied until the Closing, but subject to the satisfaction or waiver thereof), or on such other date and time as Parent and the Company shall mutually agree in writing. The date of the Closing is herein called the “Closing Date.” For financial accounting and non-income Tax purposes, to the extent permitted by Law, the Closing shall be deemed to have become effective as of the Calculation Time, and for income Tax purposes the Closing shall be deemed to occur at the end of the Closing Date.

Section 3.2           Company Transaction Expenses. At the Closing, concurrently with the Merger Effective Time, Parent shall pay or cause to be paid all of the unpaid Company Transaction Expenses as set forth on the Merger Consideration Schedule to be delivered to the Company not less than three (3) Business Days prior to the Closing Date, which shall include the respective amounts and wire transfer instructions for the payment thereof.

Section 3.3           Deliveries and Proceedings at Closing. Subject to the terms and conditions of this Agreement, at the Closing:

(a)           the Company shall deliver or cause to be delivered the following:

(i)            the Registration Rights Agreement, duly executed by the Company, the Member Representative and the Holders party thereto;

(ii)           the Tax Receivable Agreement, duly executed by the Company and the Holders party thereto;

(iii)          the Stockholders Agreement, duly executed by the Company, the Member Representative and the Holders party thereto;

(iv)          the Exchange Agreement, duly executed by the Company and the Holders party thereto;

(v)           the Second Amended and Restated Limited Liability Company Agreement of the Company, duly executed by the applicable parties thereto; and

(vi)          the certificates and other documents required to be delivered pursuant to Section 7.2.

(b)          Parent and Merger Sub shall deliver or cause to be delivered the following:

(i)            an amount equal to the Cash Merger Consideration payable to the Securityholders, by wire transfer of immediately available funds, to the Member Representative or its designees in accordance with the terms of this Agreement and the Merger Consideration Schedule;

(ii)           the Member Representative Holdback Amount to the Member Representative by wire transfer of immediately available funds to the account(s) designated by the Member Representative;

(iii)          the Equity Merger Consideration to the Holders electronically through book entry delivery in accordance with the terms of this Agreement and the Merger Consideration Schedule;

(iv)         evidence of the consummation of the PIPE Investment pursuant to and in accordance with the terms of the applicable Subscription Agreements;

(v)           the Registration Rights Agreement, duly executed by Parent;

(vi)          the Tax Receivable Agreement, duly executed by Parent;

(vii)         the Stockholders Agreement, duly executed by Parent;

(viii)        the Exchange Agreement, duly executed by Parent;

(ix)           the Parent Second Amended and Restated Certificate of Incorporation, duly executed by Parent;

(x)            the Parent Amended and Restated Bylaws;

(xi)          the aggregate amount of the Company Transaction Expenses (to the extent not previously paid by Parent or the Company Entities) to the payees thereof in accordance with Section 3.2; and

(xii)         the certificates and other documents required to be delivered pursuant to Section 7.3(c).

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except with respect to matters set forth in the Company Disclosure Schedules (it being agreed that any matter disclosed in the Company Disclosure Schedules with respect to any section of this Agreement shall be deemed to have been disclosed with respect to any other section to the extent the applicability thereto is reasonably apparent from the face of such disclosure), the Company hereby represents and warrants to Parent and Merger Sub as of the date of this Agreement as follows:

Section 4.1           Organization and Qualification; Subsidiaries. Each Company Entity is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite limited liability company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as currently conducted. Section 4.1 of the Company Disclosure Schedules sets forth each jurisdiction in which each Company Entity is licensed or qualified to do business, and each Company Entity is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except such licenses or qualifications the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company does not own or have any ownership interest in any other Person other than its 100% ownership of OpCo. OpCo does not own or have any ownership interest in any other Person. True and complete copies of the certificate of formation, operating agreement or other organizational documents of each Company Entity, as amended to the date of this Agreement, have been made available to Parent. None of the Company Entities is in violation of any of the material provisions of its certificate of formation, operating agreement or other organizational documents.

Section 4.2           Authority; Board Approval.

(a)          The Company has all requisite limited liability company power and authority to enter into and perform its obligations under this Agreement and the Ancillary Agreements to which it is a party and, subject to, in the case of the consummation of the Transactions, including the Merger, adoption of this Agreement and the Ancillary Agreements, by the affirmative vote or consent of the Company’s voting members to the extent required by the Company Organizational Documents (“Company Member Vote”), to consummate the Transactions, including the Merger. The execution, delivery and performance by the Company of this Agreement and any Ancillary Agreement to which it is a party and the consummation by the Company of the Transactions have been duly authorized by all requisite limited liability company action on the part of the Company and no other limited liability company proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement, any Ancillary Agreement to which it is a party or to consummate the Transactions, subject only, in the case of consummation of the Merger, to the receipt of the Company Member Vote. The Company Member Vote is the only vote or consent of the holders of any class or series of the Company’s units of membership interest required to approve and adopt this Agreement and the Ancillary Agreements, approve the Merger and consummate the Transactions, including the Merger. This Agreement has been duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as the enforceability hereof may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally and as limited by the availability of specific performance and other equitable remedies or applicable equitable principles (whether considered in a proceeding at law or in equity). When each Ancillary Agreement to which the Company is or will be a party has been duly executed and delivered by the Company (assuming due authorization, execution and delivery by each other party thereto, if applicable), such Ancillary Agreement will constitute a legal and binding obligation of the Company enforceable against it in accordance with its terms, except as the enforceability thereof may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally and as limited by the availability of specific performance and other equitable remedies or applicable equitable principles (whether considered in a proceeding at law or in equity).

(b)          The Company Board, by written resolutions adopted by unanimous vote and not subsequently rescinded or modified in any way, has, as of the date hereof (i) determined that this Agreement and the Transactions, including the Merger, are fair to, and in the best interests of, the Company and the Company’s members, (ii) approved and declared advisable the “agreement of merger” (as such term is used in Section 209 of the Act) contained in this Agreement and the Transactions, including the Merger, in accordance with the Act, (iii) directed that the “agreement of merger” contained in this Agreement be submitted to the Company’s members for adoption, and (iv) resolved to recommend that the Company’s members adopt the “agreement of merger” set forth in this Agreement (collectively, the “Company Board Recommendation”).

Section 4.3           No Conflict.

(a)          The execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, including the Merger, do not and will not: (i) subject to, in the case of the Merger, obtaining the Company Member Vote, conflict with or result in a violation or breach of, or default under, any provision of the certificate of formation, operating agreement or other organizational documents of the Company (“Company Organizational Documents”); (ii) subject to, in the case of the Merger, obtaining the Company Member Vote and the receipt of approval under the HSR Act, conflict with or result in a violation or breach of any provision of any applicable Law or Governmental Order applicable to the Company Entities; or (iii) except as set forth in Section 4.3 of the Company Disclosure Schedules, require the consent or notice by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Material Contract or any Permit affecting the properties, assets or Business of the Company Entities; except with respect to the foregoing clauses (ii) and (iii) as would not reasonably be expected to have a Material Adverse Effect.

(b)          No material consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to any Company Entity in connection with the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, except for the filing of the Certificate of Merger with the Secretary of State of Delaware and such filings as may be required under the HSR Act or any other antitrust law.

Section 4.4           Capitalization.

(a)          The Company’s authorized and outstanding Units, including all Options, are set forth on Section 4.4(a) of the Company Disclosure Schedules. All of the outstanding Units have been, or upon issuance will be, duly authorized, validly issued and are fully paid and non-assessable.

(b)          Except as disclosed on Section 4.4(b) of the Company Disclosure Schedules, (i) no subscription, warrant, option, convertible or exchangeable security, or other rights, agreements, arrangements or commitments to purchase or otherwise acquire any equity securities of the Company or any of its Subsidiaries is authorized or outstanding, and (ii) there is no commitment by the Company or its Subsidiaries to issue Units or equity interests, subscriptions, warrants, options, convertible or exchangeable securities, or other similar equity rights or to distribute to holders of any of their respective equity securities any evidence of indebtedness or asset, to repurchase or redeem any securities of the Company or its Subsidiaries or to grant, extend, accelerate the vesting of, change the price of, or otherwise amend any warrant, option, convertible or exchangeable security. There are no declared or accrued unpaid dividends with respect to any Units.

(c)          All issued and outstanding Units are (i) not subject to any preemptive rights created by statute, Company Organizational Documents or any agreement to which the Company is a party; and (ii) free of any Encumbrances other than Permitted Encumbrances. All Units were issued in compliance with all applicable securities Laws and other applicable Law.

(d)          There are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any equity securities of the Company or any of its Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person other than a Subsidiary of the Company. All distributions, dividends, repurchases and redemptions in respect of the Units (or other equity interests) of the Company were undertaken in compliance with the Company Organizational Documents then in effect, any agreement to which the Company then was a party and in compliance with applicable Law.

Section 4.5           Financial Statements. Section 4.5 of the Company Disclosure Schedules sets forth the audited consolidated financial statements of the Company and its Subsidiaries consisting of consolidated statements of financial position as of December 31 in each of the years 2018, 2019 and 2020 and the related consolidated statements of operations and comprehensive income and cash flows for the years then ended (the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved. The Financial Statements are based on the books and records of the Company, and fairly present in all material respects the financial condition of the Company and its Subsidiaries as of the respective dates they were prepared and the results of the operations of the Company and its Subsidiaries for the periods indicated. The consolidated statement of financial position of the Company and its Subsidiaries as of December 31, 2020 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date.”

Section 4.6           Undisclosed Liabilities. Except as set forth in Section 4.6 of the Company Disclosure Schedules, the Company Entities have no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured (“Liabilities”) or Indebtedness that would be required to be set forth on a balance sheet of the Company and its Subsidiaries prepared in accordance with GAAP, consistently applied, except (a) those which are reflected or reserved against in the Financial Statements, (b) those which have been incurred in the Ordinary Course since the Balance Sheet Date (none of which results from or arises out of any material breach of or material default under any Contract, tort or noncompliance with Law), (c) obligations of future performance under Contracts, and (d) those which would not be material to the Company Entities, taken as a whole. Since January 1, 2018, the Company has not received any complaint, allegation, assertion or claim, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls, including any compliant, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices.

Section 4.7           Absence of Certain Changes or Events. During the period beginning on January 1, 2021 and ending on the date of this Agreement, except as set forth in Section 4.7 of the Company Disclosure Schedules (a) each Company Entity has conducted the Business in the Ordinary Course in all material respects, (b) no Company Material Adverse Effect has occurred, and (c) none of the Company Entities has taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 6.2.

Section 4.8           Title; Real Property.

(a)           No Company Entity owns any real property.

(b)          The Company Entities have good and valid title to, or a valid leasehold interest, as applicable, in, all Leased Real Property and material tangible personal property and other material assets reflected in the Balance Sheet, other than properties and assets sold or otherwise disposed of in the Ordinary Course since the Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for Permitted Encumbrances. Except as set forth in Section 4.8(b) of the Company Disclosure Schedules, all such properties and assets (including leasehold interests) are in the possession of or under the control of a Company Entity. Except as set forth in Section 4.8(b) of the Company Disclosure Schedule, (i) there are no leases, subleases, sublicenses, concessions or other contracts granting to any person other than a Company Entity the right to use or occupy all or any portion of the Leased Real Property, (ii) all such leases are in full force and effect, are valid and enforceable in accordance with their respective terms, subject to the General Enforceability Exceptions, and there is not, under any of such leases, any existing default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company or any Company Subsidiary or, to the Company’s Knowledge, by the other party to such leases, except as would not have a Company Material Adverse Effect, and (iii) to the Company’s Knowledge, there are no material disputes with respect to any such leases.

(c)          Section 4.8(c) of the Company Disclosure Schedules lists with respect to each Leased Real Property (i) the street address; (ii) the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease; and (iii) the current use of such property. With respect to the Leased Real Property, the Company has delivered or made available to Parent true, complete and correct copies of the lease agreement associated with each Leased Real Property location.

Section 4.9           Condition and Sufficiency of Assets. Except as set forth in Section 4.9 of the Company Disclosure Schedules, as of the date hereof, the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Company Entities are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, except for ordinary and routine maintenance and repairs. Each of the Company Entities has legal and valid title to, or in the case of leases and licenses, a valid leasehold interest or license in, all of its properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of all Encumbrances other than Permitted Encumbrances, except as would not reasonably be expected to have a Material Adverse Effect.

Section 4.10         Intellectual Property.

(a)          Section 4.10(a) of the Company Disclosure Schedules lists all (i) Company IP Registrations, indicating as to each item as applicable: (A) the owner; (B) the jurisdictions in which such item is issued or registered or in which any application for issuance or registration has been filed, (C) the respective issuance, registration, or application number of the item, and (D) the dates of application, issuance or registration of the item (as applicable); (ii) material unregistered Marks; (iii) material unregistered Copyrights; and (iv) internet domain names, in the case of (ii), (iii), and (iv) that are Company Owned Intellectual Property.

(b)          Section 4.10(b) of the Company Disclosure Schedules lists all Inbound License Agreements (other than (i) licenses to Off-the-Shelf Software, (ii) licenses to Open Source Software, (iii) non-disclosure agreements; and (iv) Contracts with employees, individual consultants or individual contractors, in each case, that do not materially differ from the Company Entities’ form therefor that has been made available to Parent) and Outbound License Agreements (other than licenses to use the Company Intellectual Property granted to customers in connection with the use of Company products or services in the Ordinary Course). No Company Entity nor, to the Company’s Knowledge, any other party thereto is in default under, or has provided or received any written notice of material breach or default of any Company IP Agreement.

(c)          As of the date of this Agreement, all necessary fees and filings finally due with respect to any material Company IP Registrations have been timely submitted to the relevant intellectual property office or Governmental Authority and internet domain name registrars to maintain such material Company IP Registrations in full force and effect. As of the date of this Agreement, no issuance or registration obtained and no application filed by the Company Entity for any Intellectual Property has been cancelled, abandoned, allowed to lapse or not renewed, except where such Company Entity has, in its reasonable business judgment, decided to cancel, abandon, allow to lapse or not renew such issuance, registration or application.

(d)          Except as set forth in Section 4.10(d) of the Company Disclosure Schedules, a Company Entity is the legal and record owner of all right, title and interest in and to the Company IP Registrations, and has the right to use all other Intellectual Property used in the conduct of the Business, in each case, free and clear of Encumbrances other than Permitted Encumbrances. No Company Entity has (i) assigned, transferred ownership of, or granted any exclusive license with respect to, any Company Owned Intellectual Property to any customer pursuant to any Contract with any such Company Entities’ customer or other Person or (ii) granted any customer the right to use any material Company Product on anything other than a non-exclusive basis. The Company Intellectual Property, including without limitation any Intellectual Property licensed to a Company Entity pursuant to an Inbound License Agreement, constitutes all Intellectual Property that are used in or necessary to the conduct of the business of the Company as currently conducted.

(e)          Without limiting the generality of the foregoing, a Company Entity has entered into written agreements with every current and former employee that has contributed Company Owned Intellectual Property to the Business, and with every current and former independent contractor that has contributed Company Owned Intellectual Property to the Business, whereby such employees and independent contractors: (i) agree to assign to a Company Entity any ownership interest and right they may have in the Company Owned Intellectual Property; and (ii) as between the relevant Company Entity and such employee or independent contractor, acknowledge the Company Entity’s exclusive ownership of all Company Owned Intellectual Property.

(f)           Each Company Entity’s rights in the Company IP Registrations are subsisting and, to the Company’s Knowledge, valid and enforceable.

(g)          In the past three (3) years the conduct of the Business as currently and formerly conducted, and the products, processes and services of the Company Entities, have not materially infringed or misappropriated the Intellectual Property of any Person. To the Company’s Knowledge, in the past three (3) years no Person has infringed, misappropriated or diluted, or is currently infringing, misappropriating or diluting, any Company Intellectual Property.

(h)          There are no Legal Proceedings (including any oppositions, interferences or re-examinations) settled, pending or, to the Company’s Knowledge, threatened in writing: (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by the Company Entities; (ii) challenging the validity, enforceability, registrability or ownership of any Company Owned Intellectual Property or the Company Entities’ rights with respect to any Company Owned Intellectual Property; or (iii) by the Company Entities alleging any infringement, misappropriation, dilution or violation by any Person of the Company Owned Intellectual Property; in each case other than as reasonably expected during the ordinary course of prosecution of such Intellectual Property. No Company Entity is subject to any Governmental Order that does or would restrict or impair the use of any Company Owned Intellectual Property.

(i)           Each Company Entity has taken commercially reasonable steps to safeguard and maintain the secrecy of any trade secrets, know-how and other confidential information owned by each Company Entity. Without limiting the foregoing, each Company Entity has not disclosed any material trade secrets, know-how or confidential information to any other Person unless such disclosure was under an appropriate written non-disclosure agreement containing appropriate limitations on use, reproduction and disclosure. To the Company’s Knowledge, there has been no violation or unauthorized access to or disclosure of any material trade secrets, know-how or confidential information of or in the possession each Company Entity, or of any written obligations with respect to such.

(j)           None of the Company Owned Intellectual Property and, to the Company’s Knowledge, none of the Company IP Agreements are subject to any outstanding Governmental Order that restricts in any manner the use, sale, transfer, licensing or exploitation thereof by the Company Entities or affects the validity, use or enforceability of any such Company Owned Intellectual Property.

(k)          To the Company’s Knowledge, each Company Entity has obtained, possesses and is in material compliance with valid licenses to use all of the Software present on the computers and other Software-enabled electronic devices that it owns or leases or that is otherwise used by such Company Entity and/or its employees in connection with the Company Entities’ business. No Company Entity has disclosed or delivered to any escrow agent or any other Person, other than employees or contractors who are subject to confidentiality obligations, any of the source code that is Company Owned Intellectual Property, and no other Person has the right, contingent or otherwise, to obtain access to or use any such source code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) will, or would reasonably be expected to, result in the delivery, license or disclosure of any material source code that is owned by a Company Entity or otherwise constitutes Company Owned Intellectual Property to any Person who is not, as of the date the event occurs or circumstance or condition comes into existence, a current employee or contractor of a Company Entity subject to confidentiality obligations with respect thereto.

(l)           Except as set forth on Section 4.10(l) of the Company Disclosure Schedules, no Company Entity has accessed, used, modified, linked to, created derivative works from or incorporated into any proprietary Software that constitutes a product or service offered by a Company Entity or is otherwise considered Company Owned Intellectual Property and that is distributed outside of the Company Entities, or is otherwise used in a manner that may trigger or subject such Company Entity to any obligations set forth in the license for such Open Source Software, any Open Source Software, in whole or in part, in each case in a manner that (i) requires any Company Intellectual Property to be licensed, sold, disclosed, distributed, hosted or otherwise made available, including in source code form and/or for the purpose of making derivative works, for any reason, (ii) grants, or requires any Company Entity to grant, the right to decompile, disassemble, reverse engineer or otherwise derive the source code or underlying structure of any Company Owned Intellectual Property, (iii) limits in any manner the ability to charge license fees or otherwise seek compensation in connection with marketing, licensing or distribution of any Company Owned Intellectual Property or (iv) otherwise imposes any limitation, restriction or condition on the right or ability of any Group Entities to use, hold for use, license, host, distribute or otherwise dispose of any Company Intellectual Owned Property, other than compliance with notice and attribution requirements.

Section 4.11         Privacy and Data Security.

(a)           The Company Entities have a privacy policy and security policies regarding the collection, use, disclosure protection and processing (“Processing”) of Personal Information in connection with the operation of the Business that is in any Company Entity’s possession (the “Privacy and Security Policies”), custody or control, or otherwise held or processed on its behalf and each Company Entity is and has been in compliance with such Privacy and Security Policies.

(b)           Except as set forth in Section 4.11(b) of the Company Disclosure Schedules, each Company Entity has complied at all times in all material respects with all applicable Privacy Laws, all Privacy and Security Policies and all industry standards binding upon the Company, including, without limitation, the Payment Card Industry Data Security Standard (collectively, the “Privacy and Security Requirements”).

(c)           Each Company Entity is and has at all times been in material compliance with the terms of all Contracts to which such Company Entity is a party, if any, relating to data privacy, security or breach notification (including provisions that impose conditions or restrictions on the collection, use, disclosure, transmission, destruction, maintenance, storage or safeguarding of personal information).

(d)           The Company Entities have established and implemented programs and procedures that are commercially reasonable, in material compliance with applicable industry practices and appropriate, including administrative, technical and physical safeguards to protect the confidentiality, integrity and security of personal information in its possession, custody or control against unauthorized access, use, modification, disclosure or other misuse. The Company Entities have: (i) conducted vulnerability testing, risk assessments, and external audits of, and tracks security incidents related to the Systems (collectively, “Information Security Reviews”); (ii) begun the process of correcting any material exceptions or vulnerabilities identified in such Information Security Reviews; (iii) made available to Parent true and accurate copies of all Information Security Reviews; and (iv) begun the process of installing software security patches and other fixes to identified technical information security vulnerabilities. The Company Entities provide their respective employees with regular training on privacy and data security matters.

(e)           Except as set forth in Section 4.11(e) of the Company Disclosure Schedules, none of the Company Entities has experienced any loss, damage, or unauthorized access, disclosure, use or breach of security of any Personal Information in the possession, custody or control of any Company Entity or otherwise held or processed on its behalf. None of the Company Entities’ Systems have been subject to any unauthorized access.

(f)           The consummation of any of the transactions contemplated hereby or thereby, will not violate any applicable Privacy Requirements as they currently exist or as they existed at any time during which any of the Personal Information was collected or obtained.

(g)          There have not been any claims or proceedings related to any data security incidents or any violations of any Privacy Requirements, and there are no facts or circumstances which could reasonably serve as the basis for any such allegations or claims, and none of the Company Entities has received any correspondence relating to, or notice of any proceedings, claims, investigations or alleged violations of, Privacy Requirements, or any subject access or other individual rights requests made pursuant to the Privacy Requirements, with respect to Personal Information from any person or governmental authority, and there is no such ongoing proceeding, claim, investigation or allegation.

(h)          The Company Entities, to the extent applicable, comply with and have at all times complied with the CAN-SPAM Act, TCPA and other applicable legislation regulating direct marketing activities (“UCE Laws”). No Claims have been asserted against the Company Entities alleging a violation of any UCE Laws. None of the products or services of the Company Entities install “spyware,” “adware” or other malicious code that could compromise the privacy or data security of end-users and/or their computer systems and/or collect information from an end user without their knowledge (collectively, “Spyware”).

(i)            In relation to Personal Information originating from the European Economic Area, where processing of such Personal Information is based on the consent of a data subject (including marketing by electronic means), each data subject has freely and unambiguously given its specific and informed consent to all such processing of his or her Personal Information carried on by or on behalf of the Company Entities, and the Company Entities hold records evidencing such consents.

(j)            No Personal Information in respect of which any Company Entity is (a) a controller has been transferred outside the European Economic Area, other than in accordance with Articles 45 and 46(2) of the GDPR; or (b) a processor has been transferred by the Company outside the European Economic Area, other than in accordance with the instructions of the controller of that Personal Information and in accordance with Articles 45 and 46(2) of the GDPR.

Section 4.12         Systems and IT.

(a)           The Company Entities’ Systems are in good working order and condition and are sufficient in all material respects for the purposes for which they are used in the conduct of the Business and owns or has a license to use the applicable Company Entity’s Systems (whether in terms of authorized sites, units, users, seats or otherwise) for Software, in each case as necessary for the conduct of the Business as currently conducted.

(b)          Each Company Entity maintains commercially reasonable back-up and data recovery, disaster recovery and business continuity plans, procedures and facilities and test such plans and procedures on a regular basis, and such plans and procedures have been proven effective upon such testing.

(c)           The Systems are adequate for, and operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required in connection with, the operation of the Business. The Systems have not malfunctioned or failed at any time in a manner that resulted in significant or chronic disruptions to the operation of the Business. The Systems do not contain any computer code designed to disrupt, disable or harm in any manner the operation of any software or hardware nor any unauthorized feature (including any worm, bomb, backdoor, clock, timer or other disabling device, code, design or routine) that causes the software or any portion thereof to be erased, inoperable or otherwise incapable of being used, either automatically, with the passage of time or upon command. The Company Entities have implemented reasonable backup, security and disaster recovery technology consistent with industry practices.

Section 4.13         Contracts. Section 4.13 of the Company Disclosure Schedules sets forth a complete and accurate list of all of the following Contracts to which any Company Entity is a party or by which it is bound as of the date hereof (each Contract, and each Company IP Agreement, a “Material Contract” and collectively, the “Material Contracts”), as well as the applicable subsection to which such Material Contract corresponds:

(a)           each Contract (excluding ordinary course purchase orders) with consideration paid or payable to the Company Entities of more than $1,000,000, in the aggregate, over any 12-month period;

(b)           each Contract (excluding ordinary course purchase orders) with Suppliers to the Company Entities, including those relating to the design, development, manufacture or sale of the Company Products, for expenditures paid or payable by the Company Entities requiring payment obligation of an amount equal to or greater than $1,000,000 over any 12-month period;

(c)           all Contracts involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company Entities or income or revenues related to any Company Product to which any Company Entity is a party pursuant to which a Company Entity has paid an amount equal to or greater than $250,000 over any 12-month period;

(d)           Contracts for the sale of any of the assets of any Company Entity with a value in excess of $250,000 individually or $500,000 in the aggregate, other than in the Ordinary Course, or for the grant to any Person of any preferential rights to purchase any of such assets other than in the Ordinary Course;

(e)           Contracts for joint ventures, partnerships, sharing of profits, collaboration, co-promotion, commercialization or research or development Contract;

(f)            Contracts evidencing Indebtedness in excess of $250,000 (whether incurred, assumed, guaranteed or secured by any asset) and any pledge agreements, security agreements or other collateral agreements in which a Company Entity granted to any person a security interest in or lien on any of the property or assets of a Company Entity, and all agreements or instruments guarantying the debts or other obligations of any person;

(g)           any Contract under which any Company Entity has advanced or loaned any amount to any of its managers or executive officers and such advance or loan remains outstanding;

(h)           any Contract imposing any restriction on the right or ability of any Company Entity (or that would purport to limit the freedom of Buyer or the Company Entity following the Closing): (A) to engage in any business practices, (B) to compete with any other Person or to engage in any line of business, market or geographic area, or to sell, license, manufacture or otherwise distribute any of its technology or products, or from providing services, to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market; (C) to solicit employment of, or hire, any potential employees, consultants or independent contractors, in any case solely to the extent that such restrictions materially limit the Company’s ability to obtain qualified employees, consultants or independent contractors; (D) to acquire any product, property or other asset (tangible or intangible), or any services, from any other Person, to sell any product or other asset to or perform any services for any other Person or to transact business or deal in any other manner with any other Person or (E) to develop or distribute any Company product or Intellectual Property;

(i)            any Contract between any Company Entity, on the one hand, and any of its members of the board of managers, officers, or members on the other hand (excluding agreements relating solely to the granting or issuance of Units or Options);

(j)            any Contract (A) governing the terms of, or otherwise related to, the employment, engagement or services of any current director, manager, officer, employee, Contingent Worker or other service provider of the Company Entities whose annual base salary (or, in the case of an independent contractor, annual base compensation) is in excess of $250,000, or (B) providing for any payments that may be triggered in connection with the Transactions;

(k)           any Contract between any Company Entity, on the one hand, and any Governmental Entity, on the other hand;

(l)            all Contracts under which a Company Entity has agreed to purchase goods or services from a vendor, Supplier or other person on a preferred supplier or “most favored supplier” basis; and

(m)          collective bargaining agreements.

Except as set forth in Section 4.13 of the Company Disclosure Schedules, each Material Contract is valid, binding and enforceable on the applicable Company Entity in accordance with its terms and, to the Company’s Knowledge, each other party thereto, and is in full force and effect, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) (the “General Enforceability Exceptions”). No Company Entity, nor to the Company’s Knowledge, any other party thereto is in breach of or default under in any material respect, or has provided or received any written or, to the Company’s Knowledge, oral notice of any intention to terminate, any Material Contract. To the Company’s Knowledge, as of the date hereof, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default in any material respect under any Material Contract by the Company Entity party thereto. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto) have been made available to Parent.

Section 4.14         Litigation. Except as set forth in Section 4.14 of the Company Disclosure Schedules, as of the date hereof, there are, and since December 31, 2018, there have been, no Legal Proceedings pending or, to the Company’s Knowledge, threatened in writing (a) against any Company Entity, (b) any Company Entity’s respective officers or managers in their capacities as such, that if determined adversely would result in Liabilities that are material to the Company Entities, taken as a whole, or (c) that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement, at law, in equity or otherwise. Except as set forth in Section 4.14 of the Company Disclosure Schedules, as of the date hereof, there are no outstanding Governmental Orders that would reasonably be expected to result in Liabilities that are material to the Company Entities, taken as a whole.

Section 4.15         Compliance with Laws; Permits.

(a)           Except as set forth in Section 4.15(a) of the Company Disclosure Schedules, each Company Entity is now, and for the past three (3) years has been, in compliance in all material respects with all Laws applicable to it or its Business, properties or assets, except for such non-compliance that has not and would not reasonably be expected to result in Liabilities that are material to the Company Entities. The Company has adopted, implemented and maintains a written compliance management system, including policies and procedures, that ensures compliance with Laws.

(b)           Each Company Entity is and has always been in compliance with the AML Laws. No Company Entity has received any written notice from a Governmental Authority alleging that the Company or its directors, officers, employees or agents has violated, is in violation of, or is otherwise subject to any penalty or any inquiry, investigation, proceeding or action under, any AML Laws.

(c)           As of the date hereof (i) all Permits required for each Company Entity to conduct its respective Business have been obtained and are valid and in full force and effect; (ii) Section 4.15(c) of the Company Disclosure Schedules lists all Permits issued to any Company Entity that are currently in effect, including the names of the Permits and their respective dates of issuance and expiration; and (iii) no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 4.15(c) of the Company Disclosure Schedules.

(d)           No Company Entity is currently or has been engaged in any activity that requires it to register as a money services business with the Financial Crimes Enforcement Network or to obtain a Permit under any Law regulating the transmission of money or any activity relating to any digital or virtual currency, token, asset or thing of value, including the storage of the same.

(e)           Each Company Entity is and has always been in compliance with the Card Network Rules and PCI-DSS, in each case solely to the extent applicable to such Company Entity.

Section 4.16         Environmental Matters. Except as set forth in Section 4.16 of the Company Disclosure Schedules:

(a)           Each Company Entity is, and for the past three (3) years has been, in compliance, in all material respects, with all Environmental Laws (including obtaining, and complying in all material respects with, any Environmental Permits required for its operations) and has not received from any Person any written claim, notice or request for information pursuant to Environmental Law, which, in each case, either was received within the past three (3) years or remains pending or unresolved.

(b)           To the Company’s Knowledge, no real property currently owned, leased or operated by any Company Entity is listed on the National Priorities List under the Comprehensive Environmental Response, Compensation, and Liability Act, or any similar state list.

(c)           To the Company’s Knowledge, there has been no Release of Hazardous Substances as a result of any Company Entity’s operations or at, to, on, under or from any real property currently or formerly owned, leased or operated by any Company Entity, in each case, in an amount, manner, condition or concentration that has resulted, or would reasonably be expected to result, in material liability to any Company Entity under Environmental Laws.

(d)           There is no civil, criminal, arbitral or administrative action, suit, hearing, investigation, inquiry, Governmental Order, or proceeding pending or, to the Company’s Knowledge, threatened against any Company Entity that is based on or alleges liability under Environmental Laws.

(e)           Neither this Agreement nor the consummation of the transactions contemplated herein will result in any obligations for site investigation or cleanup, or notice or consent to or of any Governmental Authority, pursuant to the Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et seq., as amended, or any other “transaction-triggered” Environmental Law.

(f)            The representations and warranties in this Section 4.16 are the Company’s exclusive representations and warranties in respect of environmental matters, including, without limitation, any matters arising under or involving Environmental Laws, Environmental Permits, or Releases of Hazardous Substances.

Section 4.17         Employee Benefit Matters.

(a)           Section 4.17(a) of the Company Disclosure Schedules sets forth a list of each Benefit Plan.

(b)           As applicable with respect to the Benefit Plans, the Company has delivered to Parent, true and complete copies of the following documents (i) all current plan documents governing each Benefit Plan, including all amendments thereto (or for unwritten Benefit Plans a written description of the material terms of such Benefit Plan), (ii) the current summary plan description and each summary of material modifications thereto, (iii) the most recent Internal Revenue Service determination letter (or opinion or advisory letter), (iv) the most recently filed annual report (Form 5500 and all schedules thereto), (v) the last three years of non-discrimination testing results, (vi) the most recent summary annual report, (vii) all records, notices and filings made, or received, by the Company Entities or any ERISA Affiliate during the last three (3) years concerning IRS or DOL audits or investigations and (viii) all non-routine correspondence to and from any governmental agency.

(c)           (i) Each Benefit Plan has been maintained, operated and administered in compliance in all material respects with its terms and all applicable Laws, including ERISA and the Code. (ii) No Benefit Plan is, or within the past six years has been, the subject of an application or filing under a government sponsored amnesty, voluntary compliance, or similar program, or been the subject of any self-correction under any such program.

(d)           Each Benefit Plan, which is intended to meet the qualification requirements of Section 401(a) of the Code is so qualified and has received a determination letter from the IRS, or with respect to a prototype plan, an opinion letter from the IRS to the prototype plan sponsor, to the effect that such plan is qualified and exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code and each such Benefit Plan is so qualified and exempt from federal income taxes and, to the Company’s Knowledge, no event or omission has occurred that would reasonably be expected to cause any such Benefit Plan to lose such qualification.

(e)           Each Company Entity has complied in all material respects with the notice and continuation coverage requirements of Section 4980B of the Code and the regulations thereunder with respect to each Benefit Plan that is a group health plan within the meaning of Section 5000(b)(1) of the Code. Each Benefit Plan is in compliance in all material respects with the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act, to the extent applicable.

(f)            Except as set forth in Section 4.17(f) of the Company Disclosure Schedules, all payments and/or contributions required to have been timely made under the Benefit Plans, except those to be made from a trust qualified under Section 401(a) and 501(a) of the Code or through an insurance contract, for any period ending before the Closing Date that are not yet, but will be, required to be made have either been made or are properly accrued and reflected in the Financial Statements (if such accrual is required by GAAP) in accordance with the terms of the applicable Benefit Plan and applicable law.

(g)           No Company Entity nor, to the Company’s Knowledge, any fiduciary, trustee or administrator of any Benefit Plan, has engaged in or, in connection with the transactions contemplated by this Agreement, will engage in, any transaction with respect to any Benefit Plan which would subject any such Benefit Plan, any Company Entity, Merger Sub, the Surviving Entity or Parent or any of their respective Affiliates to a tax, penalty or liability for a non-exempt “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code.

(h)           Neither the Company nor any ERISA Affiliate has ever maintained, contributed to, or been required to contribute to or had any liability or obligation (including on account of any ERISA Affiliate) with respect to (whether contingent or otherwise) (i) any employee benefit plan that is subject to Part 3, Subtitle B of Title I of ERISA or Title IV of ERISA, Section 412 of the Code, Section 302 of ERISA, (ii) any funded welfare benefit plan within the meaning of Section 419 of the Code, (iii) any “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), or (iv) any “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA), and neither the Company nor any ERISA Affiliate has ever incurred any liability under Title IV of ERISA that has not been paid in full. No asset of any Company Entity, which is to be acquired by Parent or any of its Subsidiaries pursuant to this Agreement, is subject to any lien under Code Section 401(a)(29), ERISA Section 302(F), Code Section 412(n) or ERISA Section 4068 or arising out of any action filed under ERISA Section 4301(b).

(i)            No Company Entity nor any ERISA Affiliate thereof has ever maintained, contributed to or been required to contribute to, or had any liability or obligation (including on account of any ERISA Affiliate) with respect to (whether contingent or otherwise) or incurred any withdrawal liability, within the meaning of Section 4201 of ERISA, to any Multiemployer Plan, nor does any Company Entity or any ERISA Affiliate thereof have any potential withdrawal liability arising from a transaction described in Section 4204 of ERISA.

(j)            No Benefit Plan provides benefits, including death or medical benefits, beyond termination of service or retirement other than (i) coverage mandated by Law or (ii) death or retirement benefits under a plan qualified under Section 401(a) of the Code and no Company Entity has ever promised to provide such post-termination benefits.

(k)           (i) No Company Entity or any ERISA Affiliate has announced its intention to modify or terminate any Benefit Plan or adopt any arrangement or program which, once established, would come within the definition of a Benefit Plan, in each case, other than adoptions, amendments, or terminations in the ordinary course of business consistent with past practices, except as required under this Agreement and (ii) no Benefit Plan provides health or long-term disability benefits that are not fully insured through an insurance contract.

(l)            (i) The execution of, and performance of the transactions contemplated by this Agreement could not either alone or in connection with any other event(s) (A) result in any payment becoming due to any employee, former employee, manager, officer, agent or independent contractor of the Company Entities or any of ERISA Affiliates, (B) increase any amount of compensation or benefits otherwise payable under any Benefit Plan, (C) result in the acceleration of the time of payment, funding or vesting of any benefits under any Benefit Plan, (D) require any contributions or payments to fund any obligations under any Benefit Plan or (E) limit the right to merge, amend or terminate any Benefit Plan. (ii) No payment which is or may be made by, from or with respect to any Benefit Plan, to any employee, former employee, manager, officer, agent or independent contractor of the Company Entities, either alone or in conjunction with any other payment, event or occurrence, will or could reasonably be characterized as an “excess parachute payment” under Section 280G of the Code. (iii) No such employee, former employee, manager, officer, agent or independent contractor of the Company Entities has any “gross up” agreements or other assurance of reimbursement for any Taxes resulting from any such “excess parachute payments.”

(m)          There are no pending audits, investigations or other proceedings by any Governmental Authority involving any Benefit Plan and, to the Company’s Knowledge, no threatened claims (except for individual claims for benefits payable in the normal operation of the Benefit Plans), suits or proceedings involving any Benefit Plan or asserting any rights or claims to benefits under any Benefit Plan and, to the Company’s Knowledge, there is no reasonable basis for any such litigation, claims or proceeding.

(n)           The per unit exercise price of each Option is no less than the fair market value of a Unit on the date of grant of such Option determined in a manner consistent with Section 409A of the Code. Each Benefit Plan that constitutes a “non-qualified deferred compensation plan” within the meaning of Section 409A of the Code, complies in both form and operation with the requirements of Section 409A of the Code so that no amounts paid pursuant to any such Benefit Plan is subject to tax under Section 409A of the Code.

(o)           No Company Entities have any commitment to modify or amend any Benefit Plan (except as required by Law, to retain the tax qualified status of any Benefit Plan, or this Agreement). No Company Entities have any commitment to establish any new benefit plan, program or arrangement, other than as required pursuant to this Agreement.

(p)           No Benefit Plan is subject to the laws of any jurisdiction outside the United States.

Section 4.18         Taxes. Except as set forth in Section 4.18 of the Company Disclosure Schedules:

(a)           All income, sales and use and other material Tax Returns required to be filed on or before the Closing Date by any Company Entity have been, or will be, timely filed (giving effect to all extensions validly obtained). Such Tax Returns are, or will be, true, complete and correct in all material respects. All material Taxes due and owing by any Company Entity (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b)           The Company Entities have withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, agent, creditor, customer, member or other party, and complied in all material respects with all information reporting and backup withholding provisions of applicable Law.

(c)           No written claim has been made by any Tax Authority in any jurisdiction where any Company Entity does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(d)           No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of any Company Entity, which extension or waiver is still in effect.

(e)           There is no Tax Proceeding now being conducted, pending or threatened in writing (or, to the Company’s Knowledge, otherwise threatened) with respect to any Taxes or Tax Returns of or with respect to any Company Entity. No Company Entity has commenced a voluntary disclosure proceeding in any jurisdiction that has not been fully resolved or settled.

(f)            All deficiencies asserted, or assessments made, against any Company Entity as a result of any completed examinations by any Tax Authority have been fully paid.

(g)           The Company Entities are not a party to any current Legal Proceeding by any Tax Authority, and no written notice has been received as to any threatened Legal Proceedings by any Tax Authority.

(h)           There are no Encumbrances for Taxes (other than Permitted Encumbrances) upon the assets of any Company Entity.

(i)            The Company Entities are not a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement (excluding any agreement entered into in the Ordinary Course, the primary purpose of which is not related to Taxes).

(j)            No private letter rulings, technical advice memoranda or similar agreements or rulings have been requested, entered into or issued by any Tax Authority with respect to any Company Entity.

(k)           No Company Entity has been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes (other than a group of which the common parent is the Company). No Company Entity has any Liability for Taxes of any Person (other than a Person that is a member of a group of which the Company is the common parent) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor or by contract.

(l)            No Company Entity will be required to include an item of income, or exclude an item of deduction, for any period after the Closing Date (determined with and without regard to the transactions contemplated hereby) as a result of: (i) an installment sale transaction occurring on or before the Closing Date governed by Code Section 453 (or any similar provision of state, local or non-U.S. laws); (ii) a transaction occurring on or before the Closing Date reported as an open transaction for U.S. federal income Tax purposes (or any similar doctrine under state, local, or non-U.S. laws); (iii) any prepaid amounts received or paid on or prior to the Closing Date or deferred revenue realized, accrued or received on or prior to the Closing Date; (iv) a change in method of accounting with respect to a Pre-Closing Tax Period that occurs or was requested on or prior to the Closing Date (or as a result of an impermissible method used in a Pre-Closing Tax Period); (v) an agreement entered into with any Governmental Authority (including a “closing agreement” under Code Section 7121) on or prior to the Closing Date; (vi) the application of Code Section 263A (or any similar provision of state, local, or non-U.S. laws); or (vii) intercompany transaction occurring or any excess loss account existing on or prior to the Closing Date, in each case described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local, or non-U.S. laws). No Company Entity uses the cash method of accounting for income Tax purposes or will be required to make any payment after the Closing Date as a result of an election under Section 965 of the Code (or any similar provision of state, local, or non-U.S. laws).

(m)          The unpaid Taxes of the Company Entities (i) did not, as of the Balance Sheet Date, exceed the reserves for Tax liabilities (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Financial Statements (rather than in any notes thereto) and (ii) do not exceed such reserves as adjusted for the passage of time through the Closing Date in accordance with the past practices of the Company Entities in filing their Tax Returns.

(n)           No Company Entity has (i) elected to defer the payment of any “applicable employment taxes” (as defined in Section 2302(d)(1) of the CARES Act) pursuant to Section 2302 of the CARES Act, (ii) deferred payment of any Taxes (including withholding Taxes) pursuant to Internal Revenue Service Notice 2020-65 or any related or similar order or declaration from any Governmental Authority (including, without limitation, the Presidential Memorandum, dated August 8, 2020, issued by the President of the United States) or (iii) claimed any “employee retention credit” pursuant to Section 2301 of the CARES Act.

(o)           No Company Entity is or has been, a party to, or a promoter of, a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

(p)           The Company and any other Company Entity that is treated as a partnership for United States federal income tax purposes is eligible to make an election under Section 754 of the Code.

(q)           No election has been made to have the provisions of Section 1101 of the Bipartisan Budget Act of 2015 (the “BBA Audit Rules”) apply to a Company Entity prior to the otherwise effective date of the BBA Audit Rules.

(r)            None of the “section 197 intangibles” (as defined in Section 197(d) of the Code) of any Company Entity are or will be excluded from being treated as “amortizable section 197 intangible” (as defined in Section 197(c)) as a result of the application of Section 197(f)(9) of the Code.

(s)           With respect to the Units that are outstanding and that were issued in consideration for the provision of services and subject to a substantial risk of forfeiture, each holder thereof has timely filed with the IRS a valid election under Section 83(b) of the Code, and all of such Units have at all times been treated and qualify as interests in the profits of the Company and had a liquidation value (for purposes of IRS Revenue Procedure 93-27) of zero at the time they were granted.

(t)            At all times since its formation until June 11, 2020, OpCo has been properly characterized as a “partnership” for U.S. federal income Tax purposes, and after such date has been properly characterized as a “disregarded entity” for U.S. federal income Tax purposes. At all times since its formation, the Company has been properly characterized as a “partnership” for U.S. federal income Tax purposes, and has, for U.S. federal income Tax purposes been properly characterized as a “continuation” of OpCo.

Section 4.19         Employee Relations.

(a)         The Company has provided Parent a complete and accurate list of all employees of the Company as of the date of this Agreement, setting forth for each employee: the employee’s position or title; whether classified as exempt or non-exempt for wage and hour purposes; whether paid on a salary, hourly or commission basis and the employee’s actual annual base salary or other rates of compensation; bonus potential; date of hire; business location (city/town and state); status (i.e., active or inactive and if inactive, the type of leave and estimated duration); any visa or work permit status and the date of expiration, if applicable; and the total amount of bonus, retention, severance and other amounts to be paid to such employee at the Closing or otherwise in connection with the transactions contemplated hereby.

(b)           The Company has provided Parent a complete and accurate list of all of the independent contractors, consultants, temporary employees, or leased employees employed or used by the Company as of the date of this Agreement and classified by the Company as other than employees, or compensated other than through wages paid by the Company through the Company’s payroll (“Contingent Workers”), showing for each Contingent Worker such individual’s role in the business, location (city/town and state), fee or compensation arrangements and other contractual terms with the Company.

(c)           The Company currently classifies and has properly classified each of its employees as exempt or non-exempt for the purposes of the Fair Labor Standards Act and state, local and foreign wage and hour laws, and is and has been otherwise in material compliance with such laws.

(d)           To the extent that any Contingent Workers are or were engaged by the Company, the Company currently classifies and has properly classified and treated them as Contingent Workers (as distinguished from Form W-2 employees) in accordance with applicable law and for the purpose of all employee benefit plans and perquisites.

(e)           The Company is, and for the past three (3) years has been, in material compliance with all applicable Laws and regulations respecting labor and employment matters, including fair employment practices, workplace safety and health, work authorization and immigration, unemployment compensation, workers’ compensation, affirmative action, terms and conditions of employment, employee leave and wages and hours, including payment of minimum wages and overtime.

(f)            Except as set forth in Schedule 4.19(f), currently and within the three (3) years preceding the date of this Agreement, the Company is not, and has not been involved in any way in, any form of litigation, governmental audit, governmental investigation, administrative agency proceeding, investigation of alleged employee misconduct, or private dispute resolution procedure, in each case that is material to the Company and that is with respect to employment or labor matters (including but not limited to allegations of employment discrimination, retaliation, noncompliance with wage and hour laws, sexual harassment, or other unlawful harassment or unfair labor practices).

(g)           Currently and within the three (3) years preceding the date of this Agreement, the Company maintains and has maintained policies (i) prohibiting employment discrimination on all grounds constituting unlawful discrimination, (ii) prohibiting sexual harassment and all other forms of discriminatory harassment, and (iii) providing complaint and investigation procedures with respect to (i) and (ii). Currently and within the three (3) years preceding the date of this Agreement, any and all such policies have materially conformed with applicable legal requirements, including, as applicable, with respect to independent contractors. Currently and within the three (3) years preceding the date of this Agreement, the Company materially complies and, to the Company’s Knowledge, has materially complied with any applicable legal requirements with respect to training concerning prevention of sexual harassment prevention and/or abusive conduct. Except as set forth on Section 4.19(g)(i) of the Company Disclosure Schedules, to the Company’s Knowledge, at no time within the three (3) years preceding the date of this Agreement have any allegations been made within or outside the Company alleging conduct that, if confirmed, would constitute violations of any of the policies referenced in (i) and/or (ii), in each case that are material to the Company. Except as set forth on Section 4.19(g) of the Company Disclosure Schedules, at no time within the three (3) years preceding the date of this Agreement has the Company received a complaint within the scope of (iii) or conducted an investigation of allegations of any alleged violation of (i) or (ii), in any case that is material to the Company.

(h)           The consummation of the transactions contemplated in this Agreement will not (i) entitle any employee of the Company to severance pay, unemployment compensation, bonus payment, (ii) accelerate the time of payment for vesting of, or increase the amount of compensation due to, any such employee, or (iii) entitle any such employee to terminate, shorten or otherwise change the terms of his or her employment.

(i)            Except as set forth on Section 4.19(i) of the Company Disclosure Schedules (i) there is no, and during the past three (3) years there has not been, any labor strike, picketing of any nature, organizational campaigns, labor dispute, slowdown or any other concerted interference with normal operations, stoppage or lockout pending or, to the Company’s Knowledge, threatened against or affecting the business of the Company; (ii) the Company does not have any duty to bargain with any union or labor organization or other person purporting to act as exclusive bargaining representative (“Union”) of any employees or Contingent Workers with respect to the wages, hours or other terms and conditions of employment of any employee or Contingent Worker; (iii) there is no collective bargaining agreement or other contract with any Union, or work rules or practices agreed to with any Union, binding on the Company, or being negotiated, with respect to the Company’s operations or any employee or Contingent Worker; and (iv) the Company has not engaged in any unfair labor practice.

(j)            Except as set forth on Section 4.19(j) of the Company Disclosure Schedules, all employees of the Company are employed at-will and no employee is subject to any employment contract with the Company, whether oral or written.

(k)           Each employee of the Company is subject to a non-competition, non-solicitation, confidentiality, and/or invention assignment agreement with the Company.

(l)            Except as set forth on Section 4.19(l) of the Company Disclosure Schedules, in the past 12 months (i) no officer’s employment with the Company has been terminated by the Company for any reason; and (ii) to the Company’s Knowledge, no officer or group of employees has expressed any plans to terminate their employment with the Company.

(m)          The Company has not experienced a “plant closing” or “mass layoff” or similar group employment loss as defined in the federal Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar state, local or foreign law or regulation affecting any site of employment of the Company or one or more facilities or operating units within any site of employment or facility of the Company. During the ninety (90) day period preceding the date hereof, no employee or Contingent Worker has suffered an “employment loss” as defined in the WARN Act with respect to the Company.

(n)           The Company is and at all relevant times has been in material compliance with (i) COVID-19 related Laws (including without limitation relating to business reopening), including Laws issued and enforced by the Occupational Safety and Health Administration, the Centers for Disease Control, the Equal Employment Opportunity Commission, and any other state, local and/or other Governmental Authority; (ii) the Families First Coronavirus Response Act (including with respect to eligibility for tax credits under such Act) and (iii) any other applicable COVID-19 related leave Law, whether state, local or otherwise.

Section 4.20         Insurance. Section 4.20 of the Company Disclosure Schedule sets forth, with respect to each material insurance policy under which any Company Entity is an insured (the “Insurance Policies”), a named insured or otherwise the principal beneficiary of coverage as of the date of this Agreement (a) the names of the insurer, the principal insured and each named insured, (b) the policy number, (c) the period, scope and amount of coverage and (d) the premium most recently charged. With respect to each such Insurance Policy, except as would not be expected to result in a Material Adverse Effect: (i) the policy is legal, valid, binding and enforceable in accordance with its terms (subject to the General Enforceability Exceptions) and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) no Company Entity is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; and (iii) to the Company’s Knowledge, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

Section 4.21         Transactions with Related Parties. Except for agreements related to employment with Company Entities, and except as set forth in Section 4.19(a) of the Company Disclosure Schedules, there are no transactions, agreements, arrangements or understandings between any Company Entity, on the one hand, and any manager, officer or member (or Affiliate thereof) of any Company Entity, on the other hand, either (a) currently in effect or (b) that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act (if the Securities Act were applicable to such Company Entity).

Section 4.22         Brokers. Except as set forth on Section 4.22 of the Company Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangement made by or on behalf of any Company Entity.

Section 4.23         Exchange Act. No Company Entity is currently (nor has it previously been) subject to the requirements of Section 12 of the Exchange Act.

Section 4.24         Parent Common Stock. No Company Entity owns beneficially or of record any shares of Parent Common Stock or any securities convertible into, exchangeable for or carrying the right to acquire, any shares of Parent Common Stock.

Section 4.25         Information Supplied. The information relating to the Company Entities furnished by or on behalf of the Company Entities in writing for inclusion in the Proxy Statement will not, as of the date of mailing of the Proxy Statement to the holders of Parent Common Stock or at the time of the Parent Stockholders’ Meeting, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading, except for any change disclosed in writing by or on behalf of a Company Entity to Parent or its counsel prior to such mailing date pursuant to Section 6.8 hereof.

Section 4.26         Disclaimer of Other Warranties.

THE COMPANY AND ITS AFFILIATES HEREBY ACKNOWLEDGE THAT (A) NONE OF PARENT OR ANY OF ITS AFFILIATES OR REPRESENTATIVES HAS MADE, IS MAKING OR SHALL BE DEEMED TO MAKE TO THE COMPANY ENTITIES, OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES ANY REPRESENTATION OR WARRANTY OTHER THAN AS EXPRESSLY MADE BY PARENT TO THE COMPANY IN THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY CERTIFICATE DELIVERED BY OR ON BEHALF OF PARENT HEREUNDER AND (B) OTHER THAN AS EXPRESSLY MADE BY PARENT TO THE COMPANY IN THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY CERTIFICATE DELIVERED BY OR ON BEHALF OF PARENT HEREUNDER, NONE OF PARENT OR ANY OF ITS AFFILIATES OR REPRESENTATIVES HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE TO THE COMPANY ENTITIES, OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO (I) THE INFORMATION DISTRIBUTED OR MADE AVAILABLE TO THE COMPANY OR ITS REPRESENTATIVES BY OR ON BEHALF OF PARENT IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, (II) ANY PRESENTATION, CONFIDENTIAL INFORMATION MEMORANDUM, OFFERING MATERIALS OR SIMILAR DOCUMENT OR (III) ANY FINANCIAL PROJECTION, FORECAST, ESTIMATE, BUDGET OR SIMILAR ITEM RELATING TO PARENT AND/OR THE BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION OF PARENT. THE COMPANY HEREBY ACKNOWLEDGES THAT IT HAS NOT RELIED ON ANY PROMISE, REPRESENTATION OR WARRANTY THAT IS NOT EXPRESSLY SET FORTH IN THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY CERTIFICATE DELIVERED BY OR ON BEHALF OF PARENT HEREUNDER. THE COMPANY ACKNOWLEDGES THAT IT HAS CONDUCTED, TO ITS SATISFACTION, AN INDEPENDENT INVESTIGATION AND VERIFICATION OF PARENT AND THE BUSINESS, ASSETS, LIABILITIES, PROPERTIES, AND FINANCIAL CONDITION OF PARENT AND, IN MAKING ITS DETERMINATION TO PROCEED WITH THE TRANSACTIONS, THE COMPANY HAS RELIED ON THE RESULTS OF ITS OWN INDEPENDENT INVESTIGATION AND VERIFICATION, IN ADDITION TO THE REPRESENTATIONS AND WARRANTIES OF PARENT EXPRESSLY AND SPECIFICALLY SET FORTH IN THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY CERTIFICATE DELIVERED BY OR ON BEHALF OF PARENT HEREUNDER.

Section 4.27         No Other Representations or Warranties. THE COMPANY AND ITS AFFILIATES ARE MAKING NO REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, BEYOND THOSE EXPRESSLY GIVEN IN THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY CERTIFICATE DELIVERED BY OR ON BEHALF OF THE COMPANY HEREUNDER. IT IS UNDERSTOOD THAT ANY FINANCIAL ESTIMATE, FORECAST, PROJECTION OR OTHER PREDICTION AND ALL OTHER INFORMATION OR MATERIALS IN RESPECT OF THE BUSINESS, THE COMPANY OR ITS ASSETS THAT HAVE BEEN OR SHALL HEREAFTER BE PROVIDED BY OR ON BEHALF OF THE COMPANY OR THE COMPANY’S MEMBERS TO PARENT OR ANY OF ITS AFFILIATES OR ITS OR THEIR RESPECTIVE REPRESENTATIVES, WHETHER WRITTEN OR ORAL, ARE NOT, AND SHALL NOT BE RELIED UPON AS OR DEEMED TO BE, REPRESENTATIONS AND WARRANTIES OF THE COMPANY OR ANY OF ITS AFFILIATES OR REPRESENTATIVES, EXCEPT TO THE EXTENT EXPRESSLY PROVIDED IN THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY CERTIFICATE DELIVERED BY OR ON BEHALF OF THE COMPANY HEREUNDER.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except with respect to matters set forth in the Parent Disclosure Schedules (it being agreed that any matter disclosed in the Parent Disclosure Schedules with respect to any section of this Agreement shall be deemed to have been disclosed with respect to any other section to the extent the applicability thereto is reasonably apparent from the face of such disclosure), Parent and Merger Sub jointly and severally represent and warrant to the Company as of the date of this Agreement as follows:

Section 5.1           Organization. Parent is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as currently conducted, and, subject to, in the case of the consummation of the Merger, adoption of this Agreement by obtaining the Parent Stockholder Approval, has full requisite corporate power and authority to execute, deliver, and perform this Agreement and the Ancillary Agreements to which it is a party, and to consummate the Transactions contemplated hereby and thereby. Merger Sub is a limited liability company wholly owned by Parent that is duly formed, validly existing and in good standing under the laws of the State of Delaware, and has all requisite limited liability company power and authority to execute, deliver, and perform this Agreement and the Ancillary Agreements to which it is a party, and to consummate the Transactions contemplated hereby and thereby.

Section 5.2           Authorization. The execution, delivery and performance by Parent and Merger Sub of this Agreement, and each Ancillary Agreement to which it is a party, and the consummation by Parent and Merger Sub of the Transactions contemplated hereby and thereby have been duly authorized by all necessary corporate or limited liability company action, as applicable, on the part of Parent and Merger Sub and no other corporate or limited liability company proceedings on the part of Parent or Merger Sub are necessary to authorize the execution, delivery and performance of this Agreement, any Ancillary Agreements to which it is a party or to consummate the Transactions, including the Merger, subject only, in the case of consummation of the Merger, to the receipt of the Parent Stockholder Approval. This Agreement has been and each Ancillary Agreement to which Parent or Merger Sub is a party will be, duly and validly executed and delivered by each of Parent and Merger Sub, and (assuming due authorization, execution and delivery by the other parties hereto) this Agreement constitutes a legal, valid and binding obligation of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms, except as the enforceability hereof may be limited by the General Enforceability Exceptions. When each Ancillary Agreement to which Parent or Merger Sub is or will be a party has been duly executed and delivered by Parent or Merger Sub, as applicable, (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Agreement will constitute a legal and binding obligation of Parent and Merger Sub enforceable against it in accordance with its terms, except as the enforceability thereof may be limited by the General Enforceability Exceptions.

Section 5.3           No Conflict. Except as set forth in Section 5.3 of the Parent Disclosure Schedules, assuming the Parent Stockholder Approval and approval under the HSR Act have been obtained and the effectiveness of the Parent Charter and Bylaws Amendment, the execution, delivery, and performance by Parent and Merger Sub of this Agreement, and any Ancillary Agreement to which Parent or Merger Sub is a party, and the consummation by Parent and Merger Sub of the Transactions contemplated hereby and thereby do not and will not, with or without the giving of notice or the lapse of time, or both, (i) conflict with or result in a violation or breach of any provision of any applicable Law or Governmental Order applicable to Parent or Merger Sub, (ii) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Parent or Merger Sub or (iii) result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration or create in any party the right to accelerate, terminate or modify, or require the consent of any third party under any provision of, any Contract to which Parent or Merger Sub is a party or by which it may be bound, or result in the creation or imposition of any Encumbrance of any nature whatsoever upon any assets or property of Parent or Merger Sub.

Section 5.4           Consents. Except as set forth in Section 5.4 of the Parent Disclosure Schedules and for the filing of the Certificate of Merger with the Secretary of State of Delaware and such filings as may be required under the Securities Act, the Exchange Act and the HSR Act and any other applicable antitrust law, no consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Parent or Merger Sub in connection with the execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions or the taking of any other action contemplated hereby and thereby.

Section 5.5           Brokers. Except for as set forth in Section 5.5 of the Parent Disclosure Schedule (each of whose fees will constitute Parent Transaction Expenses and otherwise be paid by Parent), neither Parent nor Merger Sub has retained any broker, finder or investment banking firm to act on their behalf which is entitled to any fee or commission from the Company, Parent or Merger Sub upon consummation of the Transactions based upon arrangement made by or on behalf of Parent.

Section 5.6           SEC Filings.

(a)           Parent has filed and furnished in a timely manner all reports, schedules, forms, prospectuses and registration, proxy and other statements, in each case, required to be filed or furnished by it with or to the SEC (collectively, and in each case including all exhibits thereto and documents incorporated by reference therein, the “Parent SEC Documents”). As of their respective effective dates (in the case of Parent SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of the respective dates of the last amendment filed with the SEC (in the case of all other Parent SEC Documents), and except as set forth in Section 5.6(a) of the Parent Disclosure Schedules, the Parent SEC Documents complied in all material respects with the requirements of the Exchange Act and the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder, each as in effect on the applicable date referred to above, applicable to such Parent SEC Documents, and none of the Parent SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)           The Parent SEC Documents contain true and complete copies of the audited balance sheet as of December 31, 2020, and statements of operations, cash flows and stockholders’ equity (deficit) of Parent for the period commencing on August 21, 2020 through December 31, 2020, together with the auditor’s report thereon, (the “Parent Financial Statements”). Except as disclosed in the Parent SEC Documents, the Parent Financial Statements (i) fairly present in all material respects the financial position of Parent as at the respective dates thereof, and the results of operations and cash flows for the respective periods then ended, (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), and (iii) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof. The books and records of Parent have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

(c)           Parent has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act) and such disclosure controls and procedures are designed to ensure that material information relating to Parent is made known to Parent’s principal executive officer and its principal financial officer by others within Parent, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared.

(d)           There are no liabilities of Parent or Merger Sub, whether fixed, contingent or otherwise, other than liabilities (i) disclosed and provided for in the balance sheet included in the Form 10-K filed by Parent for the year ending December 31, 2020, (ii) incurred in the Ordinary Course since December 31, 2020, (iii) incurred in connection with the Transactions or (iv) which are not material, individually or in the aggregate, to Parent. There are no “off balance sheet arrangements” as defined in Item 303 of Regulation S-K under the Securities Act involving Parent. Parent and Merger Sub do not have any Indebtedness.

(e)           Since inception, (i) Parent has not received any complaint, allegation, assertion or claim, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or its internal accounting controls, including any compliant, allegation, assertion or claim that Parent has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Parent has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar material violation by Parent or its officers, managers or employees to the board of directors of Parent or any committee thereof or to any director or officer of Parent pursuant to the rules of the SEC adopted under Section 307 of the Sarbanes-Oxley Act of 2002.

Section 5.7           Capitalization.

(a)           As of the date of this Agreement and without taking into effect the PIPE Investment, the authorized capital stock of Parent consists of: (i) 200,000,000 shares of Class A Parent Common Stock, of which 23,156,000 shares are outstanding; (ii) 20,000,000 shares of Class B Parent Common Stock, of which 5,789,000 shares are outstanding; and (iii) 1,000,000 shares of Parent Preferred Stock, of which no shares are outstanding. Warrants to purchase 22,415,400 shares of Class A Parent Common Stock are issued and outstanding. All shares of Parent Common Stock are validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right. Except as set forth in this Section 5.7(a), there are no outstanding shares of capital stock of or other voting securities or ownership interests in Parent.

(b)           Parent owns all of the issued and outstanding membership interests of Merger Sub. Except as described in the Parent SEC Documents, there are no outstanding securities convertible into, exchangeable for or carrying the right to acquire equity securities of Parent or Merger Sub, or subscriptions, warrants, options, rights (including preemptive rights), stock appreciation rights, phantom stock interests, or other arrangements or commitments obligating either Parent or Merger Sub to issue or dispose of any of its respective equity securities or any ownership interest therein. The consummation of the Transactions will not cause any Encumbrances to be created or suffered on the capital stock of either Parent or Merger Sub, other than Encumbrances created by the Company. Except as described in the Parent SEC Documents, there are no existing agreements, subscriptions, options, warrants, calls, commitments, trusts (voting or otherwise), or rights of any kind whatsoever between Parent or Merger Sub, on the one hand and any Person on the other hand with respect to the capital stock of Parent or any Subsidiary of Parent, including Merger Sub. Neither Parent, nor Merger Sub owns, directly or indirectly, any stock or other equity interest of any other Person.

(c)           The shares of Class B Parent Common Stock to be issued pursuant to this Agreement, assuming the Parent Stockholder Approval is obtained and the effectiveness of the Parent Charter and Bylaws Amendment, will, upon issuance, be duly authorized, validly issued, fully paid and non-assessable.

(d)           Except as described in the Parent SEC Documents, there are no outstanding contractual obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of or other equity interests in Parent or any of its Subsidiaries. All distributions, dividends, repurchases and redemptions in respect of the capital stock (or other equity interests) of Parent were undertaken in compliance with the Parent’s charter documents then in effect, any agreement to which Parent is a party (as disclosed in the Parent SEC Documents) and in compliance with applicable Law.

(e)           Parent has made available to the Company true, correct and complete copies of the Subscription Agreements. As of the date of this Agreement, the Subscription Agreements (i) are in full force and effect without amendment or modification, (ii) are the valid, binding and enforceable obligations of Parent and, to Parent’s Knowledge, each other party thereto, in each case, except for the Enforceability Exceptions, and (iii) have not been withdrawn, terminated or rescinded in any respect. The Subscription Agreements provide that the Company is a third-party beneficiary thereof and is entitled to enforce such agreements. There are no other Contracts between Parent and any PIPE Investor relating to any Subscription Agreement that would reasonably be expected to affect the obligations of the PIPE Investors to contribute to Parent the applicable portion of the PIPE Investment set forth in the Subscription Agreements, and, to Parent’s Knowledge, no facts or circumstances exist that may reasonably be expected to result in any of the conditions set forth in any Subscription Agreement not being satisfied, or the PIPE Investment not being available to Parent, on the Closing Date. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent under any material term or condition of any Subscription Agreement and, as of the date hereof, Parent has no reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition of Closing to be satisfied by it contained in any Subscription Agreement.

Section 5.8           Litigation. There is no Legal Proceeding pending or, to Parent’s Knowledge, threatened in writing, against Parent or Merger Sub at law, in equity or otherwise, or in, before, or by, any Governmental Authority. There are no material judgments or outstanding orders, injunctions, decrees, stipulations or awards against or affecting Parent or Merger Sub.

Section 5.9           Compliance with Laws. Parent and Merger Sub are now and have been in compliance with all Laws applicable to their respective business, properties or assets, except, in each case, for any such noncompliance that would not have or reasonably be expected to have a Parent Material Adverse Effect. All Permits required for Parent and Merger Sub to conduct their business as currently conducted have been obtained and are valid and in full force and effect. Neither Parent nor Merger Sub has received any written notice of any violation of Law.

Section 5.10         Stock Exchange Listing. Since November 6, 2020, Parent has complied in all material respects with the applicable listing and corporate governance rules and regulations of the Stock Exchange. The Class A Parent Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on the Stock Exchange. There is no Legal Proceeding pending or, to Parent’s Knowledge, threatened against Parent by the Stock Exchange, the SEC or the Financial Industry Regulatory Authority to prohibit, suspend or terminate the listing of the Class A Parent Common Stock on the Stock Exchange. Parent has taken no action designed to terminate the registration of Class A Parent Common Stock and any registered warrants.

Section 5.11         Capitalization of Parent Post-Closing. Except as set forth in Section 5.11 of the Parent Disclosure Schedules or in the Parent SEC Documents, immediately following the Closing, neither Parent nor any Subsidiary of Parent will have outstanding securities convertible into, exchangeable for or carrying the right to acquire equity securities of Parent or any Subsidiary of Parent, or subscriptions, warrants, options, rights (including pre-emptive rights), stock appreciation rights, phantom stock interests or other arrangements or commitments obligating Parent or any Subsidiary of Parent to issue or dispose of any of its respective equity securities or any other ownership interest in Parent or any of its Subsidiaries.

Section 5.12         Transactions with Related Parties. Except as set forth in Section 5.12 of the Parent Disclosure Schedules or the Parent SEC Documents, there are no transactions, agreements, arrangements or understandings between Parent, on the one hand, and any director, officer or stockholder (or Affiliate thereof) of Parent, on the other hand, either (a) currently in effect or (b) that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act.

Section 5.13         Board Approval; Stockholder Vote. The board of directors or other governing body of Parent and Merger Sub (including any required committee or subgroup of the board of directors or other governing body of each such Person) has unanimously (a) approved and declared the advisability of this Agreement and the Ancillary Agreements and the consummation of the Transactions, and (b) determined that the consummation of the Transactions are in the best interests of Parent and Merger Sub (as applicable) and the Parent Stockholders and Merger Sub (as applicable). Other than the approval of the Voting Matters, no other corporate proceedings on the part of Parent or Merger Sub are necessary to approve the consummation of the transactions contemplated hereby.

Section 5.14         Trust Account. Parent has made available to the Company a true, correct and complete copy of the fully executed Investment Management Trust Agreement (the “Trust Agreement”), dated November 5, 2020, by and between Parent and Continental Stock Transfer & Trust Company, a New York corporation (the “Trustee”). As of the date of this Agreement, Parent has at least $236,200,000 in the account established by Parent for the benefit of certain Parent Stockholders and the underwriter of Parent’s initial public offering (the “Trust Account”), with such funds invested in government securities or money market funds meeting certain conditions pursuant to the Trust Agreement. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of Parent and, to Parent’s Knowledge, the Trustee, enforceable in accordance with its terms, subject to the General Enforceability Exceptions. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no side letters and (except for the Trust Agreement) there are no agreements, contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (i) cause the description of the Trust Agreement in the Parent SEC Documents to be inaccurate or (ii) entitle any Person (other than (A) the underwriter of Parent’s initial public offering and (B) holders of Class A Parent Common Stock who have elected to redeem their Class A Parent Common Stock in accordance with the Parent’s charter documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released, except to pay income taxes from any interest earned in the Trust Account and to redeem Class A Parent Common Stock in accordance with the provisions of Parent’s charter documents. There is no Legal Proceeding pending, or to Parent’s Knowledge, threatened in writing with respect to the Trust Account.

Section 5.15         Taxes.

(a)           All income, sales and use and other material Tax Returns required to be filed on or before the Closing Date by Parent have been, or will be, timely filed (giving effect to all extensions validly obtained). Such Tax Returns are, or will be, true, complete and correct in all material respects. All material Taxes due and owing by Parent (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b)           Parent has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, agent, creditor, customer, shareholder or other party, and complied in all material respects with all information reporting and backup withholding provisions of applicable Law.

(c)           No written claim has been made by any Tax Authority in any jurisdiction where Parent does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(d)           No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Parent, which extension or waiver is still in effect.

(e)           There is no Tax Proceeding now being conducted, pending or threatened in writing (or, to the Parent’s Knowledge, otherwise threatened) with respect to any Taxes or Tax Returns of or with respect to Parent. Parent has not commenced a voluntary disclosure proceeding in any jurisdiction that has not been fully resolved or settled.

(f)            All deficiencies asserted, or assessments made, against Parent as a result of any completed examinations by any Tax Authority have been fully paid.

(g)           Parent is not a party to any current Legal Proceeding by any Tax Authority, and no written notice has been received as to any threatened Legal Proceedings by any Tax Authority.

(h)           There are no Encumbrances for Taxes (other than Permitted Encumbrances) upon the assets of Parent.

(i)            Parent is not a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement (excluding any agreement entered into in the Ordinary Course, the primary purpose of which is not related to Taxes).

(j)            No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any Tax Authority with respect to Parent.

(k)           Parent has not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes (other than a group of which the common parent is Parent). Parent has no Liability for Taxes of any Person (other than a Person that is a member of a group of which Parent is the common parent) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor or by contract.

(l)            Parent will not be required to include an item of income, or exclude an item of deduction, for any period after the Closing Date (determined with and without regard to the transactions contemplated hereby) as a result of: (i) an installment sale transaction occurring on or before the Closing Date governed by Code Section 453 (or any similar provision of state, local or non-U.S. laws); (ii) a transaction occurring on or before the Closing Date reported as an open transaction for U.S. federal income Tax purposes (or any similar doctrine under state, local, or non-U.S. laws); (iii) any prepaid amounts received or paid on or prior to the Closing Date or deferred revenue realized, accrued or received on or prior to the Closing Date; (iv) a change in method of accounting with respect to a Pre-Closing Tax Period that occurs or was requested on or prior to the Closing Date (or as a result of an impermissible method used in a Pre-Closing Tax Period); (v) an agreement entered into with any Governmental Authority (including a “closing agreement” under Code Section 7121) on or prior to the Closing Date; (vi) the application of Code Section 263A (or any similar provision of state, local, or non-U.S. laws); or (vii) intercompany transaction occurring or any excess loss account existing on or prior to the Closing Date, in each case described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local, or non-U.S. laws). Parent does not use the cash method of accounting for income Tax purposes and will not be required to make any payment after the Closing Date as a result of an election under Section 965 of the Code (or any similar provision of state, local, or non-U.S. laws).

(m)          Parent has not (i) elected to defer the payment of any “applicable employment taxes” (as defined in Section 2302(d)(1) of the CARES Act) pursuant to Section 2302 of the CARES Act, (ii) deferred payment of any Taxes (including withholding Taxes) pursuant to Internal Revenue Service Notice 2020-65 or any related or similar order or declaration from any Governmental Authority (including, without limitation, the Presidential Memorandum, dated August 8, 2020, issued by the President of the United States) or (iii) claimed any “employee retention credit” pursuant to Section 2301 of the CARES Act.

(n)           Parent is not, and has not been, a party to, or a promoter of, a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

Section 5.16         Information Supplied. The information relating to Parent and Merger Sub furnished by or on behalf of Parent and Merger Sub in writing for inclusion in the Proxy Statement will not, as of the date of mailing of the Proxy Statement to the holders of Parent Common Stock or at the time of the Parent Stockholders’ Meeting, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading, except for any change disclosed in writing by or on behalf of Parent to the Company or its counsel prior to such mailing date pursuant to Section 6.8 hereof.

Section 5.17         Organization and Operations of Parent and Merger Sub.

(a)           Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has not conducted any business prior to the date hereof and has no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the other transactions contemplated by this Agreement.

(b)           Except for Merger Sub, Parent has no Subsidiaries and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any other Person, whether incorporated or unincorporated.

(c)           Except as provided for in the Ancillary Agreements, neither Parent nor Merger Sub is party to any Contract that obligates Parent or Merger Sub to invest money in, loan money to or make any capital contribution to any other Person. Parent is not party to any Contract that is material to Parent, other than the Parent Material Contracts. Parent has performed all material obligations required to be performed by it to date under the Parent Material Contracts and is not (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder in any material respect.

(d)           Parent is not, and following the Closing will continue not to be, an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. Parent constitutes an “emerging growth company” within the meaning of the JOBS Act.

(e)           Parent owns good and marketable title to, or holds a valid leasehold interest in, or a valid license to use, all of the assets used by Parent in the operation of its business and which are material to Parent, free and clear of any Encumbrances (other than Permitted Encumbrances).

(f)            Parent is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

Section 5.18         Independent Investigation. Parent has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Company Entities and is capable of bearing the economic risks of such investment. Parent has conducted its own independent review and analysis of, and based thereon has formed an independent judgment concerning, the assets, liabilities, condition, operations and prospects of the business of the Company Entities. In entering into this Agreement and the other Ancillary Agreements to which they are parties, Parent and Merger Sub have relied solely upon their own review and analysis and the specific representations and warranties of the Company expressly set forth in ARTICLE IV and not on any representations, warranties, statements or omissions by any Person other than the Company, or by the Company other than those specific representations and warranties expressly set forth in ARTICLE IV.

Section 5.19         Disclaimer of Other Warranties. PARENT AND MERGER SUB HEREBY ACKNOWLEDGE THAT (A) NONE OF THE COMPANY OR ANY OF ITS RESPECTIVE AFFILIATES OR REPRESENTATIVES HAS MADE, IS MAKING OR SHALL BE DEEMED TO MAKE TO PARENT, MERGER SUB, OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES ANY REPRESENTATION OR WARRANTY OTHER THAN AS EXPRESSLY MADE BY THE COMPANY TO PARENT AND MERGER SUB IN THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY CERTIFICATE DELIVERED BY OR ON BEHALF OF THE COMPANY HEREUNDER AND (B) OTHER THAN AS EXPRESSLY MADE BY THE COMPANY TO PARENT AND MERGER SUB IN THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY CERTIFICATE DELIVERED BY OR ON BEHALF OF THE COMPANY HEREUNDER, NONE OF THE COMPANY OR ANY OF ITS RESPECTIVE AFFILIATES OR REPRESENTATIVES HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE TO PARENT OR MERGER SUB, OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO (I) THE INFORMATION DISTRIBUTED OR MADE AVAILABLE TO PARENT OR ITS REPRESENTATIVES BY OR ON BEHALF OF THE COMPANY IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, (II) ANY MANAGEMENT PRESENTATION, CONFIDENTIAL INFORMATION MEMORANDUM OR SIMILAR DOCUMENT OR (III) ANY FINANCIAL PROJECTION, FORECAST, ESTIMATE, BUDGET OR SIMILAR ITEM RELATING TO THE COMPANY AND/OR THE BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING. EACH OF PARENT AND MERGER SUB HEREBY ACKNOWLEDGES THAT IT HAS NOT RELIED ON ANY PROMISE, REPRESENTATION OR WARRANTY THAT IS NOT EXPRESSLY SET FORTH IN THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY CERTIFICATE DELIVERED BY OR ON BEHALF OF THE COMPANY HEREUNDER. EACH OF PARENT AND MERGER SUB ACKNOWLEDGES THAT IT HAS CONDUCTED, TO ITS SATISFACTION, AN INDEPENDENT INVESTIGATION AND VERIFICATION OF THE COMPANY AND THE BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING AND, IN MAKING ITS DETERMINATION TO PROCEED WITH THE TRANSACTIONS, EACH OF PARENT AND MERGER SUB HAS RELIED ON THE RESULTS OF ITS OWN INDEPENDENT INVESTIGATION AND VERIFICATION, IN ADDITION TO THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY EXPRESSLY AND SPECIFICALLY SET FORTH IN THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY CERTIFICATE DELIVERED BY OR ON BEHALF OF THE COMPANY HEREUNDER.

Section 5.20         No Other Representations or Warranties. PARENT AND ITS AFFILIATES ARE MAKING NO REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, BEYOND THOSE EXPRESSLY GIVEN IN THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY CERTIFICATE DELIVERED BY OR ON BEHALF OF PARENT HEREUNDER. IT IS UNDERSTOOD THAT ANY FINANCIAL ESTIMATE, COST ESTIMATE, FORECAST, PROJECTION OR OTHER PREDICTION AND ALL OTHER INFORMATION OR MATERIALS IN RESPECT OF THE BUSINESS AND AFFAIRS OR HOLDINGS OF PARENT OR ITS ASSETS THAT HAVE BEEN OR SHALL HEREAFTER BE PROVIDED BY OR ON BEHALF OF PARENT TO THE COMPANY ENTITIES OR ANY OF ITS AFFILIATES OR ITS OR THEIR RESPECTIVE REPRESENTATIVES, WHETHER WRITTEN OR ORAL, OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING, BUT NOT LIMITED TO, ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY OR ON BEHALF OF PARENT OR ITS AFFILIATES, ARE NOT, AND SHALL NOT BE RELIED UPON AS OR DEEMED TO BE, REPRESENTATIONS AND WARRANTIES OF PARENT OR ANY OF ITS AFFILIATES OR REPRESENTATIVES, EXCEPT TO THE EXTENT EXPRESSLY PROVIDED IN THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY CERTIFICATE DELIVERED BY OR ON BEHALF OF PARENT HEREUNDER.

ARTICLE VI.
COVENANTS AND AGREEMENTS

Section 6.1           Access to, and Information of, the Company; Financial Statements of the Company.

(a)            From the date hereof until the earlier of the termination of this Agreement in accordance with its terms and the Closing, subject to applicable Law, the Company shall permit Parent and Merger Sub and their respective advisers and other representatives to have reasonable access to the Company Entities’ officers, employees, agents, offices, properties and facilities, books and records, Contracts and other documents and data related to the Company Entities; provided, however, that any such access shall (x) be upon no less than two (2) Business Days prior written notice from Parent to the Company, and (y) be conducted at Parent’s sole cost and expense, during normal business hours and in such a manner as not to interfere unreasonably with the normal operations of the Company, and (z) not include any invasive sampling or testing without the prior written consent of the Company Entities, which can be withheld in the Company’s sole discretion. All information provided to or obtained by Parent heretofore or hereafter, including pursuant to this Section 6.1 or pursuant to the Company Disclosure Schedules, shall be held in confidence by Parent in accordance with and subject to the terms of the Non-Disclosure Agreement, dated December 10, 2020, between Parent and the Company (the “Confidentiality Agreement”) and nothing herein shall modify or limit the obligations of Parent set forth therein. Notwithstanding anything herein to the contrary, the Company shall not be required to take any action, provide any access or furnish any information that the Company in good faith reasonably believes would be reasonably likely to (A) cause or constitute a waiver of the attorney-client or other privilege or (B) violate any Contract to which any Company Entity is a party or bound. No information provided to or obtained by Parent pursuant to this Section 6.1(a) shall limit or otherwise affect the remedies available hereunder to Parent, or act as a waiver or otherwise affect the representations or warranties of Company and its Subsidiaries in this Agreement.

(b)           The parties hereby acknowledge and agree that the Confidentiality Agreement shall be automatically terminated effective as of the Closing without any further action by any party or any other Person.

Section 6.2           Conduct of Business by the Company Entities. From the date hereof until the earlier of the termination of this Agreement in accordance with its terms and the Closing, except (i) as otherwise provided in this Agreement or required by Law, (ii) consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), or (iii) as set forth in Section 6.2, the Company shall, and shall cause each Company Entity to, operate the Business in all material respects in the Ordinary Course, including with respect to working capital practices and procedures; provided, that, the Company Entities may take any action in response to COVID-19, including the establishment of any (or maintenance of any existing) policy, procedure or protocol, in order to respond to the impact of COVID-19; provided, further, in each case, that (a) such actions are commercially reasonable, taken in good faith and taken to preserve the continuity of the Business, and/or the health and safety of their respective employees and (b) the Company shall, to the extent reasonably practicable, inform Parent of any such actions prior to the taking thereof and shall consider in good faith any suggestions or modifications from Parent with respect thereto. Except as set forth in Schedule 6.2, without limiting the foregoing, from the date hereof until the earlier of the termination of this Agreement in accordance with its terms and the Closing, the Company shall not, and shall cause each other Company Entity not to:

(a)          amend or change in any way its certificate of formation, operating agreement or other organizational documents;

(b)          (i) issue, sell, pledge, dispose, grant or encumber, or authorize the issuance, sale, pledge, disposal, grant or encumbrance of, any equity interests of the Company or any of its Subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any equity interests (including, without limitation, any phantom interest), of the Company or any of its Subsidiaries; or (ii) sell, assign, transfer, convey, lease or otherwise dispose of any material assets or properties of the Company or any of its Subsidiaries, except for transactions in the Ordinary Course;

(c)          form any Subsidiary or acquire any equity interest or other interest in any other entity or enter into a joint venture with any other entity;

(d)          other than the payment of tax distributions in accordance with Section 7.3 of the Current LLC Agreement, as in effect on the date hereof, or any distributions between the Company and OpCo, declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of the Company’s equity interests or its Subsidiary’s capital stock or equity interests;

(e)          reclassify, combine, split, recapitalize, subdivide or redeem, or purchase or acquire, directly or indirectly, any of the Company’s equity interests or otherwise amend any terms of any Company Entities’ equity interests;

(f)           incur, assume or guarantee of any Indebtedness by any Company Entity (other than ordinary course trade payables or draw-downs under the Company Debt Documents and the Exchangeable Notes);

(g)          impose any material Encumbrance upon any Company Entity’s properties, capital stock or assets, tangible or intangible;

(h)          (i) except in the Ordinary Course and with respect to the Employment Agreements, grant any material bonuses, whether monetary or otherwise, or material increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, managers or consultants, except as required by applicable Law, or (ii) materially change the terms of employment of any employee or terminate any employees, in each case for which the aggregate costs in connection with such changes or terminations for any one employee exceed $250,000;

(i)            other than with respect to the Employment Agreements, the Parent Equity Compensation Plan, the Parent Employee Stock Purchase Plan, or as required by applicable Law or in the Ordinary Course, adopt, amend, modify or terminate any: (i) Benefit Plan or (ii) collective bargaining or other agreement with a union;

(j)           (i) make any loan to, (ii) forgive any loan of, or (iii) except as contemplated by this Agreement, enter into any Contract with, any of its Holders or current or former members, managers, officers and employees;

(k)          enter into a new line of business that is unrelated to the current Business or abandon or discontinue an existing line of business;

(l)           except for the Merger, adopt any plan of merger, consolidation, reorganization, liquidation or dissolution or file a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(m)         acquire by merger or consolidate with, or purchase a substantial portion of the assets or stock of, or by any other manner (including, without limitation, by merger, consolidation or acquisition of stock or substantially all of the assets or any other business combination), any business or any Person or any division thereof;

(n)          materially amend (other than reasonable and usual amendments in the Ordinary Course) the accounting policies or procedures of the Company, other than as required by GAAP;

(o)          amend in a manner that is material and adverse to the Company or any of its Subsidiaries any Material Contract;

(p)          waive, release, assign; settle, compromise or otherwise resolve any Legal Proceeding, other than waivers, releases, assignments, settlements or compromises that are solely monetary in nature and do not exceed $1,000,000 individually or $2,000,000 in the aggregate;

(q)          (i) make, change or rescind any material Tax election, (ii) amend any material Tax Return, (iii) settle any income or other material Tax Proceeding or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment (it being understood that any Tax Proceeding, or Tax claim or assessment that are solely monetary in nature and relate to Tax liabilities of the Company and its Subsidiaries that do not exceed $1,000,000 shall not be considered material purposes of this clause (iii)), (iv) surrender any right to claim a Tax refund, (v) adopt (inconsistent with past practices) or change any method of accounting with respect to Taxes, or (vi) enter into any Tax indemnity, Tax sharing or Tax allocation agreement (excluding any agreement entered into in the Ordinary Course, the primary purpose of which is not related to Taxes);

(r)           acquire any ownership interest in any real property, other than in the Ordinary Course;

(s)          limit the right of the Company Entities to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any Person, in each case, except where such limitation does not, and would not be reasonably likely to, individually or in the aggregate, materially and adversely affect, or materially disrupt, the operation of the Business, taken as a whole, in the Ordinary Course;

(t)           grant to, or agree to grant to, any Person rights to any Intellectual Property that is material to the Company Entities, taken as a whole, or sell, lease, license (other than licenses to Intellectual Property granted by the Company Entities in the Ordinary Course), abandon or permit to lapse or become subject to a Encumbrance (other than a Permitted Encumbrance) or otherwise dispose of, any rights to any Intellectual Property that is material to the Company Entities, taken as a whole, except for the expiration of Company IP Registrations in accordance with the applicable statutory term (or in the case of domain names, applicable registration period) or in the reasonable exercise of the Company’s business judgment as to the costs and benefits of maintaining the item;

(u)          disclose or agree to disclose to any Person (other than Parent or any of its representatives) any material trade secret or any other material confidential or proprietary information, know-how or process of the Company or any of its Subsidiaries other than in the Ordinary Course or pursuant to obligations to maintain the confidentiality thereof;

(v)          make or commit to make capital expenditures outside of the Ordinary Course other than in an amount not in excess of $2,000,000 or as contemplated by the Company Entities’ annual budget, in the aggregate; or

(w)          enter into any Contract or other binding commitment to do any of the foregoing.

Section 6.3           Further Assurances.

(a)           Each party hereto shall, as promptly as reasonably practicable, (i) make, or cause or be made, all filings and submissions required under any applicable Law to consummate the transactions contemplated hereunder (including those under the HSR Act); and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the Ancillary Agreements. In the case of any filings required under the HSR Act, each party shall make such filings in no event later than ten (10) Business Days from the execution of this Agreement, and any filing fees associated therewith shall be paid by Parent and such initial filings shall request early termination of any applicable waiting period under the HSR Act. Each party shall use reasonable best efforts to cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. Each party agrees not to extend any waiting period under the HSR Act or enter into any agreement with any Governmental Authority not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other party not to be unreasonably withheld, conditioned or delayed. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding in any material respect the receipt of any required consents, authorizations, orders and approvals that, if not received, would have or would reasonably be expected to have, a material adverse impact on the business of the Company Entities, taken as a whole.

(b)          Subject to the terms and conditions set forth herein and to applicable Law, the Company and Parent shall cooperate and use their respective commercially reasonable efforts to give all notices to, and obtain all consents from, all third parties that are described in Sections 4.2 and 4.3 of the Company Disclosure Schedules.

(c)          Without limiting the generality of the parties’ undertakings pursuant to subsections (a) and (b) above, each of the parties hereto shall use its reasonable best efforts to (i) respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any Ancillary Agreement; and (ii) in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any Ancillary Agreement has been issued, to have such Governmental Order vacated or lifted; provided that no party nor any of their respective Affiliates shall be obligated in the exercise of such efforts to propose, negotiate, commit to or effect, by consent decree, hold separate orders, or otherwise, the sale, divesture or disposition of any of its assets, properties or businesses or any of the assets, properties or businesses to be acquired by it pursuant to this Agreement.

(d)          To the extent reasonably practicable and upon request, all material analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between the Company Entities and Governmental Authorities in the Ordinary Course unrelated to the transactions contemplated hereunder, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall, to the extent not prohibited by applicable Law, give notice to the other party with respect to any meeting, discussion, appearance, contact, or any material communication with any Governmental Authority or the staff or regulators of any Governmental Authority in connection with the transactions contemplated hereunder, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

Section 6.4           Public Announcements(a). Except as otherwise provided herein, the timing and content of all public announcements regarding any aspect of this Agreement, the Merger and the other transactions contemplated hereby, whether to the financial community, Governmental Authorities, the general public or otherwise shall be mutually agreed upon in advance by the Company and Parent; provided, however, that each party hereto may make any such announcement which, based on the written opinion of external counsel, is required by applicable Law. Notwithstanding the foregoing, each party shall use its reasonable best efforts to consult with the other parties prior to any such announcement to the extent practicable, shall take into account, in good faith, any comments provided by the other party, and shall in any event promptly provide the other parties hereto with copies of any such announcement. Disclosures resulting from the parties’ efforts to obtain approval or early termination under the HSR Act and to make any relating filing shall be deemed not to violate this Section 6.4. This Section 6.4 shall not apply to communications by any party to its counsel, accountants or other advisors or, if the substance of such communication would not reasonably be expected to require Parent to file a Form 8-K and/or make a disclosure under Regulation FD promulgated under the Exchange Act.

Section 6.5           Member Consent. The Company shall use its reasonable best efforts to obtain and deliver to Parent a true and correct copy of, as promptly as reasonably practicable (and in any event within five (5) Business Days) following the date of this Agreement (the “Written Consent Deadline”), the Company Member Vote pursuant to a written consent of the Company’s members in a form reasonably acceptable to Parent (the “Written Consent”). The materials submitted to the Company’s members in connection with the Written Consent shall include the Company Board Recommendation.

Section 6.6           Forms of Consents and Waivers. Any consents, waivers, approvals and notices necessary, proper or advisable to consummate the transactions described herein shall be in form and substance reasonably satisfactory to the Company and Parent, and executed counterparts of any consents, waivers and approvals shall be delivered to the other party as promptly as reasonably practicable after receipt thereof, and copies of such notices shall be delivered to the other party as promptly as reasonably practicable after the making thereof. Except with respect to costs that constitute Reimbursable Transaction Expenses (which Reimbursable Transaction Expenses will be handled as otherwise set forth in this Agreement), any costs incurred as payments to any Person with respect to such consents, waivers, approvals and notices shall be borne by the party seeking such consents, waivers, approvals or notices. In the event the Closing does not occur, any such costs shall be borne by the Person incurring such costs.

Section 6.7           Director & Officer Indemnification.

(a)           The Surviving Entity immediately following the Merger Effective Time shall ensure that all rights to indemnification, advancement of expenses, and limitation of liability now existing in favor of any individual who, at or prior to the Merger Effective Time was, a manager, director and officer of (i) the Company Entities (the “Company Indemnified Persons”) and (ii) Parent (the “Parent Indemnified Persons” and together with the Company Indemnified Persons, collectively, with such individual’s heirs, executors or administrators, the “Indemnified Persons”) solely to the extent provided in the respective governing documents and indemnification or similar agreements to which the Company or any of its Subsidiaries, on the one hand, or Parent on the other hand, is a party or bound, shall survive the Merger and shall continue in full force and effect for a period of six (6) years from the Merger Effective Time and indemnification or similar agreements and the provisions with respect to indemnification, advancement of expenses, and limitations on liability set forth in such governing documents shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights of the Indemnified Persons thereunder; provided, that in the event any claim or claims are asserted or made within such six (6) year period, all rights to indemnification, advancement of expenses, and limitation of liability in respect of any such claim or claims shall continue until final disposition of any and all such claims. Neither Parent nor the Surviving Entity shall settle, compromise or consent to the entry of judgment in any Legal Proceeding or threatened Legal Proceeding involving or potentially involving one or more Indemnified Persons without obtaining (i) an express, complete and unconditional release for any such Indemnified Person (and their respective directors, officers, employees and Representatives) or (ii) written consent from any such Indemnified Person.

(b)          Prior to the Closing, the Company shall obtain and pay for a “tail” officers’ and directors’ liability insurance policy with a claims period of at least six (6) years from the Merger Effective Time with at least the same coverage and amount and containing terms and conditions that are not less advantageous to the managers and officers of the Company as the Company’s existing policies with respect to claims arising out of or relating to events which occurred before or at the Merger Effective Time (including in connection with the transactions contemplated by this Agreement) (the “D&O Tail Policy”). The cost of the D&O Tail Policy shall be a Reimbursable Transaction Expense. During the term of the D&O Tail Policy, Parent shall not (and shall cause the Surviving Entity not to) take any action following the Closing to cause the D&O Tail Policy to be cancelled or any provision therein to be amended or waived.

(c)          From and after the Merger Effective Time, Parent shall cause the Surviving Entity to, and the Surviving Entity shall, indemnify, defend and hold harmless, as set forth as of the date hereof in the organizational documents of the Company and its Subsidiaries and to the fullest extent permitted under applicable Law, all Indemnified Persons with respect to all acts and omissions arising out of such individuals’ services as officers, managers, employees or agents of the Company or any of its Subsidiaries or as trustees or fiduciaries of any plan for the benefit of employees of the Company or any of its Subsidiaries, occurring at or prior to the Merger Effective Time, including the execution of, and the transactions contemplated by, this Agreement. Without limitation of the foregoing, in the event that any such Indemnified Person is or becomes involved, in any capacity, in any action, proceeding or investigation in connection with any matter for which indemnification is available pursuant to the foregoing sentence, including the transactions contemplated by this Agreement, the Surviving Entity, from and after the Merger Effective Time, shall pay, as incurred, such Indemnified Person’s legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith, within thirty (30) days after any request for advancement (including attorneys’ fees which may be incurred by any Indemnified Person in enforcing this Section 6.7), subject to receipt of an undertaking from such Indemnified Person to repay such advancement if such Indemnified Person is ultimately determined to not be entitled to indemnification hereunder.

(d)          Notwithstanding any other provisions hereof, the obligations of Parent and the Surviving Entity contained in this Section 6.7 shall be binding upon the successors and assigns of Parent and the Surviving Entity. In the event Parent or the Surviving Entity, or any of their respective successors or assigns, (i) consolidates with or merges into any other Person, or (ii) transfers all or substantially all of its properties or assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Entity, as the case may be, honor the indemnification and other obligations set forth in this Section 6.7.

(e)           This Section 6.7 shall survive the consummation of the Merger, is intended to benefit, and shall be enforceable by each Indemnified Person and their respective successors, heirs and representatives, and shall not be amended in any manner that is adverse to an Indemnified Person without the prior written consent of the Member Representative.

Section 6.8           Proxy Statement; Parent Stockholders’ Meeting.

(a)           As promptly as reasonably practicable after the date of this Agreement, Parent shall, in consultation with the Company, prepare and file a proxy statement of Parent on Form Schedule 14-A with the SEC (as such filing is amended or supplemented, the “Proxy Statement”) for the purposes of soliciting proxies from Parent’s stockholders to obtain the requisite approval of the transactions contemplated hereby and the other matters to be voted on at a meeting of the holders of Parent Common Stock to be called and held for such purpose (the “Parent Stockholders’ Meeting”). As promptly as reasonably practicable after the execution of this Agreement, Parent shall, in consultation with the Company, prepare and file any other filings required under, and in accordance with, the Exchange Act, the Securities Act, the applicable Stock Exchange listing rules or any other Laws relating to the transactions contemplated hereby (collectively, the “Other Filings”). Parent shall notify the Company promptly upon the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff or any other Governmental Authority for amendments or supplements to the Proxy Statement or any Other Filing or for additional information, and, each of Parent and the Company will use their respective reasonable best efforts to respond as promptly as reasonably practicable to and resolve all such comments and requests. To the extent not prohibited by Law, as promptly as practicable after receipt thereof, Parent shall provide the Company and its counsel with copies of all written correspondence between Parent or any of its representatives, on the one hand, and the SEC, or its staff or other government officials, on the other hand, with respect to the Proxy Statement or any Other Filing. Parent shall permit the Company and its counsel to review the Proxy Statement and any exhibits, amendments or supplements thereto and shall consult with the Company and its advisors, in good faith, concerning any comments from the SEC with respect thereto, and shall reasonably consider and take into account the reasonable suggestions, comments or opinions of the Company and its advisors, and shall not file the Proxy Statement or any exhibits, amendments or supplements thereto or any response letters to any comments from the SEC without the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed; provided, however, that Parent shall be permitted to make such filing or response in the absence of such consent if the basis of the Company’s failure to consent is the Company’s unwillingness to permit the inclusion in such filing or response of information that, based on the written advice of outside counsel to Parent, is required by the SEC and United States securities Laws to be included therein. Whenever any event occurs which would reasonably be expected to result in the Proxy Statement containing any untrue statement of a material fact or omitting to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, Parent or the Company, as the case may be, shall promptly inform the other party of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to Parent Stockholders, an amendment or supplement to the Proxy Statement.

(b)          The Proxy Statement will be sent to the Parent Stockholders as promptly as reasonably practicable following its approval by the SEC for the purpose of soliciting proxies from holders of Parent Common Stock to vote at the Parent Stockholders’ Meeting in favor of: (i) the adoption of this Agreement and the approval of the Merger and other transactions contemplated hereby; (ii) adoption of the Parent Amended and Restated Certificate of Incorporation and the Parent Amended and Restated Bylaws to increase the authorized number of shares of Parent Common Stock, change the name of Parent to “CompoSecure, Inc.”, and such other changes as agreed by Parent and the Company (the “Parent Charter and Bylaws Amendment”); (iii) approval as required by the applicable Stock Exchange listing rules of the issuance of more than 20% of Parent’s issued and outstanding common stock in connection with the Transactions; (iv) election of directors as contemplated by the Stockholders Agreement; (v) approval of the Parent equity compensation plan in the form attached hereto as Annex E-1, which provides for 10.0% of the outstanding shares of Parent Common Stock (on a fully diluted basis, excluding any potential Earnout Consideration), after giving effect to the transactions contemplated hereby and in addition to the Converted Options, to be reserved for issuance (the “Parent Equity Compensation Plan”) and the Parent employee stock purchase plan in the form attached hereto as Annex E-2 (the “Parent Employee Stock Purchase Plan”), which provides for 2% of the outstanding shares of Parent Common Stock (on a fully diluted basis, excluding any potential Earnout Consideration), after giving effect to the transactions contemplated hereby and in addition to the Converted Options, to be available for purchase, (vi) approval of any matters as agreed by Parent and the Company and (vii) the adjournment of the Parent Stockholders’ Meeting (the matters described in clauses (i) through (vii), shall be referred to as the “Voting Matters” and approval of the Voting Matters by the Parent Stockholders at the Parent Stockholders’ Meeting or any postponement or adjournment thereof shall be referred to as the “Parent Stockholder Approval”).

(c)          The Company shall provide Parent, as promptly as reasonably practicable, with such information concerning the Company Entities as may be reasonably necessary for the information concerning the Company Entities in the Proxy Statement and the Other Filings to comply with all applicable provisions of and rules under the Securities Act, the Exchange Act and the Act in connection with the preparation, filing and distribution of the Proxy Statement, the solicitation of proxies thereunder, the calling and holding of the Parent Stockholders’ Meeting and the preparation and filing of the Other Filings. The information relating to the Company Entities furnished by or on behalf of the Company Entities for inclusion in the Proxy Statement will not, as of the date of mailing of the Proxy Statement to the holders of Parent Common Stock or at the time of the Parent Stockholders’ Meeting, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading. Without limiting the foregoing, Parent shall use its reasonable best efforts to ensure that the Proxy Statement does not, as of the date on which it is distributed to the holders of Parent Common Stock, and as of the date of the Parent Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that Parent shall not be responsible for the accuracy or completeness of any information relating to the Company or any other information furnished in writing by any Company Entity for inclusion in the Proxy Statement).

(d)          Subject to the fiduciary duties of its board of directors (i) Parent shall include in the Proxy Statement the unanimous recommendation of its board of directors that the holders of Parent Common Stock vote in favor of the adoption of this Agreement and the approval of the Merger and the other Voting Matters, and shall otherwise use its reasonable best efforts to solicit and obtain the Parent Stockholder Approval and (ii) neither Parent’s board of directors nor any committee thereof shall withdraw or modify, or publicly propose or resolve to withdraw or modify in a manner adverse to the Company, the recommendation of Parent’s board of directors that the Parent Stockholders vote in favor of the Voting Matters.

Section 6.9           Form 8-K Filings. Parent and the Company shall cooperate in good faith with respect to the preparation of, and as promptly as practicable after the execution of this Agreement, Parent shall file with the SEC, a Current Report on Form 8-K to report the execution of this Agreement. Parent and the Company shall cooperate in good faith with respect to the preparation of, and at least five (5) days prior to the Closing, Parent shall prepare a draft Current Report on Form 8-K announcing the Closing, together with, or incorporating by reference, the required pro forma financial statements and the historical financial statements prepared by the Company and its accountant (the “Transaction Form 8-K”). Prior to Closing, Parent and the Company shall prepare the press release announcing the consummation of the Transactions (the “Press Release”). Simultaneously with the Closing, Parent shall file the Transaction Form 8-K with the SEC and distribute the Press Release.

Section 6.10         Concurrent Execution of Agreements. Concurrently with the execution of this Agreement, each signatory set forth on the signature pages of the Voting Agreement, and the Expense Cap and Waiver Agreement shall have delivered to the Company and Parent a duly executed counterpart signature page to the applicable agreement.

Section 6.11         Exclusivity.

(a)           Exclusivity Obligations of the Company.

(i)              From the date hereof until the earlier of the termination of this Agreement in accordance with its terms and the Closing, the Company shall not, and shall not authorize or permit any of its Affiliates (including the Company’s members) or any of its or their representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate (including by means of furnishing or disclosing information) or continue inquiries regarding a Company Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person in connection with, or that could reasonably be expected to lead to, a possible Company Acquisition Proposal; (iii) enter into any Contract or other arrangement, agreements or other instruments (whether or not binding) regarding a Company Acquisition Proposal; or (iv) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing.

(ii)             The Company shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, a Company Acquisition Proposal. For purposes hereof, “Company Acquisition Proposal” shall mean any inquiry, proposal or offer, whether written or oral, from any Person (other than Parent or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, equity recapitalization, share exchange or other business combination transaction involving any Company Entity; (ii) the issuance or acquisition of membership interests or other equity securities of any Company Entity (excluding the exercise of any outstanding Options); or (iii) the sale, lease, exchange or other disposition of all or substantially all of any Company Entity’s properties or assets.

(iii)            In addition to the other obligations under this Section 6.11(a), the Company shall promptly (and in any event within one (1) Business Day after receipt thereof by the Company or its representatives) advise Parent orally and in writing of any Company Acquisition Proposal, any request for information with respect to any Company Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in a Company Acquisition Proposal and the material terms and conditions of such request, Company Acquisition Proposal or inquiry and Company shall keep Parent fully informed on a current basis of such Company Acquisition Proposal or inquiry; provided that the Company shall not be obligated to disclose the identity of the Person making the same.

(iv)            The Company agrees that the rights and remedies for noncompliance with this Section 6.11(a) shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach may cause irreparable injury to Parent and that money damages may not provide an adequate remedy to Parent.

(b)          Exclusivity Obligations of Parent.

(i)              From the date hereof until the earlier of the termination of this Agreement in accordance with its terms and the Closing, Parent shall not, and shall not authorize or permit any of its Affiliates or any of its or their representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate (including by means of furnishing or disclosing information) or continue inquiries regarding a Parent Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person in connection with, or that could reasonably be expected to lead to, a possible Parent Acquisition Proposal; (iii) enter into any Contract or other arrangement, agreements or other instruments (whether or not binding) regarding a Parent Acquisition Proposal; or (iv) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing. Parent shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, a Parent Acquisition Proposal. For purposes hereof, “Parent Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than the Company or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving any of Parent or its Subsidiaries; (ii) the issuance or acquisition of shares of capital stock or other equity securities of Parent or any of its Subsidiaries; or (iii) the sale, lease, exchange or other disposition of all or substantially all of Parent’s or any of its Subsidiaries’ properties or assets.

(ii)             Parent agrees that the rights and remedies for noncompliance with this Section 6.11(b) shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach may cause irreparable injury to the Company and that money damages may not provide an adequate remedy to the Company.

Section 6.12         Trust Account.

(a)           Upon satisfaction or waiver of the conditions set forth in ARTICLE VII and provision of notice thereof to the Trustee (which notice Parent shall provide to the Trustee in accordance with the terms of the Trust Agreement), (i) in accordance with and pursuant to the Trust Agreement, at the Closing, Parent (A) shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (B) shall use its reasonable best efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to (1) pay as and when due all amounts payable to Parent Stockholders pursuant to the Parent Common Stockholder Redemption Elections, and (2) pay all remaining amounts then available in the Trust Account to Parent for immediate use, subject to this Agreement and the Trust Agreement and (ii) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 6.13         Tax Matters.

(a)           Transfer Taxes. All Transfer Taxes incurred in connection with this Agreement shall be borne by the Surviving Entity. Parent and the Member Representative shall cooperate in filing, when required by applicable Law, all necessary documentation and Tax Returns with respect to such Transfer Taxes.

(b)           Intended Tax Treatment. It is the intent of Parent, the Company, the Holders and the Member Representative that the exchange of a portion of a Holder’s Units for the Cash Merger Consideration and the Tax Receivable Amount shall constitute a sale of such Units by such Holder to Parent and the exchange of the remaining portion of such Holder’s Units for the Equity Merger Consideration shall constitute a retention of Units in the Company, for all applicable U.S. federal, state and local income Tax purposes, and all parties hereby agree to treat the Merger in accordance with the foregoing intended Tax treatment. As soon as reasonably practicable following the Closing, but no later than 120 days thereafter, the Member Representative shall deliver to Parent for Parent’s review and approval an allocation statement setting forth the Member Representative’s allocation of the Cash Merger Consideration (including any associated liabilities) for Tax purposes pursuant to Sections 751, 755, and 1060 of the Code and any other applicable Tax Laws (as the same may be revised pursuant to this paragraph, the “Allocation Statement”). The Allocation Statement shall be prepared in accordance with the methodology described in Exhibit 6.13(b). Parent will notify the Member Representative in writing of any objections to the Allocation Statement prepared by the Member Representative within 30 days after receipt of the Allocation Statement. Parent and the Member Representative will cooperate in good faith to reach agreement on any disputed items or amounts, if any. If Parent and the Member Representative are unable to reach an agreement regarding the Allocation Statement, then within 30 days following receipt by the Member Representative of Parent’s written objections, any disagreement will be resolved by an Accounting Firm, whose involvement will be limited solely to disputed items. The Accounting Firm’s determination shall not be subject to review or appeal, absent a showing of fraud or manifest error. The costs, fees and disbursements of the Accounting Firm shall be paid by the Surviving Entity. Except as otherwise required by Law, Parent, the Company and the Holders shall file all Tax Returns in a manner that is consistent with the Allocation Statement (including for purposes of the determination and allocation of adjustments under Section 743 of the Code) and refrain from taking any action inconsistent therewith. Parent and the Member Representative shall cooperate in the preparation of such forms and file such forms timely and in the manner required by applicable Law. Parent shall cause the Company to file a valid election under Section 754 of the Code (and any equivalent election for applicable state and local Tax purposes) which election shall be filed by the Company with its federal income Tax Return (and applicable state and local income Tax returns) for the Tax year that includes the Closing Date and shall be in effect for the Company for such Tax year and all subsequent Tax years.

(c)           Tax Return Preparation, Cooperation and Contests.

(i)            Subject to Section 6.13(c)(iii), the Company shall prepare and timely file all Tax Returns required to be filed by any Company Entity (taking into account extensions) prior to the Closing Date. Unless otherwise required by Law, none of Parent or any of its Affiliates, including any Company Entity, shall (or shall cause or permit any other Person to) amend, re-file or otherwise modify any Partnership Tax Return relating in whole or in part to the Company with respect to any Pre-Closing Tax Period (or portion thereof) or make any income Tax election relating in whole or in part to the Company that has retroactive effect to any Pre-Closing Tax Period (or portion thereof) without the prior written consent of the Member Representative, not to be unreasonably withheld, conditioned or delayed.

(ii)           Subject to Section 6.13(c)(iii), Parent shall prepare, or cause to be prepared, and timely file, or cause to be filed, all other Tax Returns with respect to the Company Entities. The Company shall make, or cause to be made, all payments required with respect to any such Tax Returns.

(iii)          Any Tax Return to be prepared and filed after the Closing Date for taxable periods beginning before the Closing Date shall be prepared on a basis consistent with the last previous similar Tax Return, unless otherwise required by Law. Any U.S. federal income Tax Return for a taxable period ending on or including the Closing Date shall include (and shall not rescind) a valid election under Section 754 of the Code (and under applicable state and local Tax Law) that is effective for the taxable year that includes the Closing Date. Subject to Section 6.13(c)(iv), the Member Representative shall timely prepare and file any Tax Return with respect to an income Tax of any Company Entity where the Holders are directly or indirectly allocated income, such as a Tax Return on IRS Form 1065, or similar state or local Tax Return, (a “Partnership Tax Return”) for any taxable year ending on or before the Closing Date. Subject to Section 6.13(c)(v), Parent shall timely prepare and file any Partnership Tax Return for a Straddle Period. For any Partnership Tax Return for a Straddle Period, all allocations of items of income, gain, loss and deduction of the Company attributable to the Pre-Closing Tax Period shall be allocated to the Holders using an interim closing of the books method under Code Section 706 (and any corresponding or similar provision of state or local Law) and the Treasury Regulations promulgated thereunder, using the “calendar day” convention, effective as of the end of the day on the Closing Date.

(iv)         With respect to any Partnership Tax Return to be prepared by the Company pursuant to Section 6.13(c)(i) or any Partnership Tax Return prepared by the Member Representative pursuant to Section 6.13(c)(iii), the Company or the Member Representative, as applicable (i) shall provide Parent with a copy of such proposed Tax Return (and such additional information regarding such Tax Return as may reasonably be requested by Parent) at least thirty (30) days prior to the filing of such Tax Return, and (ii) shall not file any such Tax Returns without Parent’s prior written consent, not to be unreasonably withheld, conditioned or delayed. Parent will promptly notify the Company or the Member Representative, as applicable, in writing of any objections to such Tax Returns. Parent and the Company or the Member Representative, as applicable, will cooperate in good faith to reach agreement on any disputed items or amounts, if any. If Parent and the Company or the Member Representative, as applicable, are unable to reach an agreement regarding such Tax Returns, then any disagreement will be resolved by an Accounting Firm, whose involvement will be limited solely to disputed items. The Accounting Firm’s determination shall not be subject to review or appeal, absent a showing of fraud or manifest error. Any costs, fees and disbursements of an Accounting Firm incurred on or prior to the Closing Date shall be borne fifty percent (50%) by Parent and fifty percent (50%) by the Company, and any costs, fees and disbursements of an Accounting Firm incurred after the Closing Date shall be paid by the Surviving Entity.

(v)          With respect to any Tax Return to be prepared by Parent pursuant to Section 6.13(c)(iii), Parent (i) shall provide the Member Representative with a copy of such proposed Tax Return (and such additional information regarding such Tax Return as may reasonably be requested by the Member Representative) at least thirty (30) days prior to the filing of such Tax Return, and (ii) shall not file any such Tax Returns without Member Representative’s prior written consent, not to be unreasonably withheld, conditioned or delayed. The Member Representative will promptly notify Parent in writing of any objections to such Tax Returns. Parent and the Member Representative will cooperate in good faith to reach agreement on any disputed items or amounts, if any. If Parent and the Member Representative are unable to reach an agreement regarding such Tax Returns, then any disagreement will be resolved by an Accounting Firm, whose involvement will be limited solely to disputed items. The Accounting Firm’s determination shall not be subject to review or appeal, absent a showing of fraud or manifest error. The costs, fees and disbursements of the Accounting Firm shall be paid by the Surviving Entity.

(vi)          Parent, on the one hand, and the Member Representative on the other hand, and their respective Affiliates shall cooperate in (i) the preparation of all Tax Returns for any Tax periods and (ii) the conduct of any Tax Proceeding, for which one party could reasonably require the assistance of the other party in obtaining any necessary information. Such cooperation shall include, but not be limited to, furnishing prior years’ Tax Returns or return preparation packages illustrating previous reporting practices or containing historical information relevant to the preparation of such Tax Returns, and furnishing such other information within such party’s possession reasonably requested by the other party as is relevant to the preparation of the Tax Returns or the conduct of the Tax Proceeding. Such cooperation and information also shall include promptly forwarding copies of appropriate notices and forms or other communications received from or sent to any Tax Authority which relate to any Company Entity, and providing copies of all relevant Tax Returns, together with accompanying schedules and related workpapers, documents relating to rulings or other determinations by any Tax Authority and records concerning the ownership and tax basis of property, which the requested party may possess.

(vii)            At its election, the Member Representative shall control any Tax Proceeding with respect to a Partnership Tax Return for any taxable period ending on or before the Closing Date. Parent shall control all other Tax Proceedings with respect to any Company Entity. The Member Representative shall consult with Parent regarding any Tax Proceeding it controls with respect to any Company Entity, provide Parent with information and documents related thereto, permit Parent or its representative to attend any such Tax Proceeding, and not settle any such issue without the consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed). In the event that the Member Representative does not elect to control a Tax Proceeding, or the Tax Proceeding relates to a Partnership Tax Return for a Straddle Period, Parent shall consult with the Member Representative regarding any such Tax Proceeding, provide the Member Representative with information and documents related thereto, permit the Member Representative or his representative to attend any such Tax Proceeding, and not settle any such issue without the consent of the Member Representative (which consent shall not be unreasonably withheld, conditioned or delayed). In connection with any Tax Proceeding with respect to a Partnership Tax Return a “push out” election pursuant to Section 6226 of the Code (or any state or local equivalent thereof) shall be made.

(d)           Allocation of Taxable Income. For all purposes of this Agreement:

(i)                If the Company is permitted, but not required, under applicable foreign, state or local income Tax Laws to treat the Closing Date as the last day of a taxable period, such day shall be treated as the last day of a taxable period.

(ii)               Except as otherwise provided in Section 6.13(d)(iii), any income Taxes for a taxable period beginning before the Closing Date and ending after the Closing Date (a “Straddle Period”) with respect to any Company Entity shall be apportioned between the portion of the period ending on the Closing Date and the portion of the period commencing on the day immediately following the Closing Date, based on the actual operations of the applicable Company, as the case may be, during such portions of the periods, and each such portion of such period shall be deemed to be a taxable period (whether or not it is in fact a taxable period). For purposes of computing income Taxes attributable to the two portions of a taxable period pursuant to this Section 6.13(d)(ii), (i) all transactions not expressly contemplated by this Agreement or the Ancillary Agreements occurring outside the Ordinary Course on the Closing Date after the Closing shall be allocated to the post-Closing portion of any Straddle Period or the taxable period beginning on the day after the Closing Date, as the case may be, and (ii) the amount of any item that is taken into account only once for each taxable period (e.g., the benefit of graduated tax rates, exemption amounts, etc.) shall be allocated between the two portions of the period in proportion to the number of days in each portion.

(iii)             The Transaction Tax Deductions shall be allocated to the taxable period ending on the Closing Date or the pre-Closing portion of the Straddle Period, as applicable.

Section 6.14         Resignations; Parent D&O Tail Policy. At or prior to Closing, Parent shall deliver to the Company written resignations, effective as of the Merger Effective Time, of the officers and directors of Parent set forth on Schedule 6.14. Prior to the Closing, Parent shall obtain and pay for a “tail” officers’ and directors’ liability insurance policy with a claims period of six (6) years from the Merger Effective Time with at least the same coverage and amount and containing terms and conditions that are, in the aggregate, not less advantageous to the directors and officers of Parent as Parent’s existing policies with respect to claims arising out of or relating to events which occurred before or at the Merger Effective Time (including in connection with the transactions contemplated by this Agreement) (the “Parent D&O Tail Policy”). During the term of the Parent D&O Tail Policy, Parent shall not (and shall cause the Surviving Entity not to) take any action following the Closing to cause the Parent D&O Tail Policy to be cancelled or any provision therein to be amended or waived.

Section 6.15         Update of Financial Statements. During the period from the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms and the Closing Date, the Company shall prepare in the Ordinary Course, and deliver to Parent promptly upon completion, but in any event no later than sixty (60) days after the end of the applicable fiscal month, unaudited consolidated financial statements for the Company and its Subsidiaries for each fiscal month ending after the first full month following the date hereof, consisting of the standard monthly reporting package provided to the management of the Company, which may include a balance sheet as of the end of such month and related statements of operations and comprehensive income for that month and for the portion of the year then ended.

Section 6.16         Closing Conditions. From the date hereof until the Closing and upon the terms and subject to the conditions set forth in this Agreement, each party hereto shall use its reasonable best efforts to take, or cause to be taken, such actions as are necessary, proper or advisable to satisfy the conditions to the Closing set forth in ARTICLE VII hereof and to consummate the Transactions.

Section 6.17         Section 16 Matters. Prior to the Merger Effective Time, each of Parent and the Company shall take all such reasonable steps (to the extent permitted under applicable Law) to cause any acquisitions of shares of Parent Common Stock (including, in each case, securities deliverable upon exercise, vesting or settlement of any derivative securities) resulting from the transactions contemplated hereby by each individual who may become subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the transactions contemplated hereby to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.18         Access to, and Information of, Parent. From the date hereof until the earlier of the termination of this Agreement in accordance with its terms and the Closing, subject to applicable Law, Parent shall permit the Company and its advisers and other representatives to have reasonable access to Parent’s properties and facilities, books and records, Contracts and other documents and data related to Parent and its Subsidiaries; provided, however, that any such access shall be (x) upon no less than two (2) Business Days prior written notice from the Company to Parent and (y) conducted at the Company’s sole cost and expense, during normal business hours and in such a manner as not to interfere unreasonably with the normal operations of each of Parent and its Subsidiaries. No information provided to or obtained by the Company pursuant to this Section 6.18 shall limit or otherwise affect the remedies available hereunder to the Company, or act as a waiver or otherwise affect the representations or warranties of Parent and its Subsidiaries in this Agreement. All information provided to or obtained by the Company heretofore or hereafter, including pursuant to this Section 6.18, shall be held in confidence by the Company in accordance with and subject to the terms of the Confidentiality Agreement and nothing herein shall modify or limit the obligations of the Company set forth therein. Notwithstanding anything herein to the contrary, Parent shall not be required to take any action, provide any access or furnish any information that would be reasonably likely to (A) cause or constitute a waiver of the attorney-client or other privilege or (B) violate any Contract to which Parent is a party or bound.

Section 6.19         Conduct of Business by Parent. From the date hereof until the earlier of the termination of this Agreement in accordance with its terms and the Closing, except as otherwise provided in this Agreement, required by Law or consented to in writing by the Company (which consent shall not be unreasonably withheld, conditioned or delayed) Parent shall, and shall cause its Subsidiaries to, operate its business in the Ordinary Course. Without limiting the foregoing, except as set forth on Schedule 6.19, from the date hereof until the earlier of the termination of this Agreement in accordance with its terms and the Closing, Parent shall not, and shall cause each of its Subsidiaries not to:

(a)           other than as contemplated herein, amend or alter the certificate of incorporation, bylaws or other organizational documents of Parent or any of its Subsidiaries, or form any new Subsidiary;

(b)           (i) make or declare any dividend or distribution to the Parent Stockholders or make any other distributions in respect of any of Parent’s or any of its Subsidiary’s capital stock, except for dividends by any of Parent’s wholly-owned Subsidiaries, (ii) split, combine, reclassify or otherwise amend any terms of any shares or series of Parent’s or any of its Subsidiary’s capital stock or (iii) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests, warrants or other equity interests of Parent or its Subsidiaries, other than a redemption of shares of Class A Parent Common Stock in connection with the Merger in accordance with the terms set forth in the Proxy Statement;

(c)           incur or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Parent or any Subsidiary or guaranty any debt securities of another Person, other than any Indebtedness or guarantee incurred between Parent and any of its wholly-owned Subsidiaries or between any of such wholly-owned Subsidiaries;

(d)           (i) issue any shares of Parent securities or securities exercisable for or convertible into capital stock, other than issuance of the Class B Common Stock Merger Consideration or in connection with the Exchangeable Notes, or (ii) grant any additional options, warrants or stock appreciation rights with respect to Parent securities not outstanding on the date hereof;

(e)           make any loans, advances or capital contributions to, or investments in, any other Person;

(f)           grant any material Encumbrances on any property or assets (whether tangible or intangible) of Parent;

(g)           except as required by changes in GAAP, change any of its methods of accounting in any manner;

(h)           purchase or otherwise acquire (whether by merger or otherwise), or lease or license, any property or assets;

(i)           enter into any joint venture with a third party; or

(j)           enter into any agreement, or otherwise become obligated, to take any action prohibited under this Section 6.19.

Section 6.20         No Control of the Other Party’s Business. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Merger Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations prior to the Merger Effective Time. Prior to the Merger Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 6.21         Post-Closing Directors and Officers of Parent. Subject to the terms of the Parent Amended and Restated Certificate of Incorporation and the Parent Amended and Restated Bylaws, Parent shall take all such action within its power as may be necessary or appropriate such that immediately following the Merger Effective Time:

(a)           the board of directors of Parent (the “Parent Board”) shall consist of seven directors; and

(b)           the initial officers of Parent as of the Merger Effective Time shall be determined by the Parent Board following the Merger Effective Time.

Section 6.22         Subscription Agreements. Parent shall not amend, modify or replace any of, or waive any provision or remedy under, the Subscription Agreements in a manner adverse to the Company, without the Company’s prior written consent (not to be unreasonably conditioned, withheld or delayed). Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms and conditions described therein, including maintaining in effect the Subscription Agreements and using its reasonable best efforts to (a) satisfy in all material respects on a timely basis all conditions and covenants applicable to Parent in the Subscription Agreements and otherwise comply with its obligations thereunder, (b) in the event that all conditions to Closing in this Agreement and the conditions to the consummation of the transactions contemplated by the Subscription Agreements (other than conditions that Parent, the Company or any of their respective Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, consummate transactions contemplated by the Subscription Agreements at or prior to Closing, and (c) enforce its rights under the Subscription Agreements in the event that all conditions in the Subscription Agreements (other than conditions that Parent or any of its Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, to cause the applicable PIPE Investors to contribute to Parent the applicable portion of the PIPE Investment set forth in the Subscription Agreements at or prior to the Closing. Without limiting the generality of the foregoing, Parent shall give the Company prompt written notice: (i) of any amendment to any Subscription Agreement (together with a copy of such amendment), (ii) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to any Subscription Agreement known to Parent; (iii) of the receipt of any written notice or other written communication from any party to any Subscription Agreement with respect to any actual, potential or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement or any provisions of any Subscription Agreement and (iv) if Parent does not expect to receive all or any portion of the PIPE Investment on the terms, in the manner or from the sources contemplated by the Subscription Agreements.

Section 6.23         Company Debt Financing.

(a)           Parent shall take commercially reasonable efforts to cooperate with the Company in order to allow the Company to obtain the consent or an amendment as may be reasonably required pursuant to the terms of the Company Debt Financing in connection with the Transactions contemplated herein, including with respect to the issuance of the Exchangeable Notes.

(b)           Without limiting, amending or waiving any other obligation of a party under this Agreement (including Section 6.22), prior to the Closing, each party shall use its respective reasonable best efforts, and shall cause their respective officers, directors and employees to use their reasonable best efforts to provide such customary cooperation in connection with the timely arrangement and implementation of the debt financing described in the Note Subscription Agreement(s) on the terms specified therein as the other party may reasonably request from time to time as long as any such request is timely made so as not to delay the Closing, including:

(i)            assisting with the preparation of the Exchangeable Notes indenture governing the Exchangeable Notes as promptly as practicable after the date hereof and consistent with the Note Subscription Agreement(s), including assisting in engaging a trustee and settlement agent (in Parent’s reasonable discretion);

(ii)           assisting in the preparation of, and executing and delivering, definitive financing documents, including documents contemplated by or related to the Exchangeable Notes indenture, customary closing certificates as may be required by the issuance of the Exchangeable Notes (none of which shall be a solvency or similar certificate) and other customary documents as may be reasonably requested by either party (all of which in the case of the Company and its Subsidiaries shall be subject to the occurrence of the Closing and none of which require the delivery of a legal opinion); and

(iii)           cooperating with the other party, and taking all corporate actions, subject to the occurrence of the Closing, reasonably requested by the other party to permit the consummation of the transactions contemplated by the Note Subscription Agreement(s).

Section 6.24         Employee Benefit Matters.

(a)           The Company shall cause all notices to be timely provided to each participant under the Equity Compensation Plan as required by the Equity Compensation Plan in connection with the Transactions and in accordance with Section 2.10(c).

(b)           With respect to any employee benefits that are provided to employees of the Company Entities who remain employed immediately after the Merger Effective Time (the “Company Group Employees”) under employee benefits plans of the Surviving Entity (the “Surviving Company Plans”) that replace the Benefit Plans (as provided by the Company Entities immediately prior to the Merger Effective Time), the Surviving Entity shall use commercially reasonable efforts to provide that each Company Group Employee shall be immediately eligible to participate, without any waiting time, and service accrued by the Company Group Employees during employment with the Company Entities prior to Closing Date shall be recognized to the same extent and for the same purpose as recognized under the analogous Benefit Plan, except to the extent necessary to prevent duplication of benefits. With respect to any medical, dental or other group health benefits that are provided to the Company Group Employees under the Surviving Company Plans, the Surviving Entity shall use commercially reasonable efforts to provide that any applicable pre-existing condition exclusions and actively-at-work requirements (except to the extent not satisfied under the comparable Benefit Plan as of such time) shall be waived, and any expenses incurred before such time under the comparable Benefit Plan shall be taken into account under such Surviving Company Plan for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions.

(c)           Prior to the effectiveness of the Proxy Statement, Parent shall adopt the Parent Equity Compensation Plan and the Parent Employee Stock Purchase Plan, each of which will become effective as of the Closing, subject to approval of the stockholders of Parent. Parent will prepare and file with the SEC a registration statement on Form S-8 (or other appropriate form) registering a number of shares of Class A Parent Common Stock reserved for issuance under the Parent Equity Compensation Plan and the Parent Employee Stock Purchase Plan.

(d)           Subject to the approval of the Parent Equity Compensation Plan by the stockholders of Parent, Parent covenants and agrees that on or within a reasonably practicable time following the Closing Parent shall grant an amount of equity compensation awards representing at least 75% of Parent Common Stock reserved for issuance under the Parent Equity Compensation Plan upon the adoption of such plan to the Key Employees, directors, managers, executives and other employees and service providers of Parent and its Subsidiaries, at such time, as determined by the Compensation Committee of Parent in its sole discretion. Such awards shall be in the form of restricted stock units and shall have time-based and/or performance-based vesting as determined by the Compensation Committee of Parent in its sole discretion.

(e)           As soon as practicable following the date hereof, Parent and the Company shall each use its commercially reasonable efforts to cause to be negotiated and entered into, effective as of or as soon as practicable following, and conditioned upon the occurrence of, the Effective Time, executive employment agreements with each employee of the Company Entities set forth on Schedule 6.24 (the “Key Employees”), in each case in the form and substance reasonably agreed upon by Parent, the Company and each such Key Employee (the “Employment Agreements”).

(f)           Nothing herein shall (i) be construed to establish or be treated as an amendment or modification of any Benefit Plan or Surviving Company Plan, (ii) alter or limit the Surviving Entity’s ability to amend, modify or interpret or terminate any Surviving Company Plan at any time in accordance with the terms of such plan and applicable Law or (iii) give any third party, including any Company Group Employee, any right to continued employment or any particular term or condition of employment following the Closing or to rely upon or demand or enforce the provisions of this Section 6.24.

ARTICLE VII.
CONDITIONS TO CLOSING AND THE MERGER

Section 7.1           Mutual Conditions. The respective obligations of each party to this Agreement to consummate and effect the Merger shall be subject to the fulfillment at or prior to the Merger Effective Time of each of the following conditions:

(a)           No Injunction. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(b)          Parent Stockholder Approval. The Parent Stockholder Approval shall have been obtained.

(c)          Stock Exchange Approval. The shares of Class A Parent Common Stock to be issued in connection with the Common PIPE Investment shall have been approved for listing on the Stock Exchange, subject to official notice of issuance.

(d)          Company Member Vote. The Company Member Vote shall have been obtained and the Written Consent shall have been delivered to Parent, and such Written Consent shall not have been amended, supplemented, modified, annulled or revoked.

(e)          HSR Filings. The filings of Parent and the Company pursuant to the HSR Act, if any, shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated.

(f)           PIPE Investment. The PIPE Investment shall have been consummated immediately prior to the Merger Effective Time in accordance with the terms set forth in the applicable Subscription Agreements.

(g)          Net Tangible Assets. After giving effect to the transactions contemplated by this Agreement, Parent shall have net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) of at least $5,000,001.

(h)          Minimum Cash. The amount of Minimum Cash shall not be less than $210,000,000.

(i)           Ancillary Agreements. Each Ancillary Agreement (other than the Subscription Agreements) shall have been executed and delivered by the parties thereto and shall be in full force and effect.

Section 7.2           Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger shall be subject to the fulfillment at or prior to the Merger Effective Time of each of the following conditions, any and all of which may be waived, in whole or in part, in writing by Parent and Merger Sub to the extent permitted by applicable Law:

(a)          Representations and Warranties. (i) The Company Fundamental Representations shall be true and correct (in each case without giving effect to any qualification as to “material,” “materiality,” “material respects,” “Material Adverse Effect” or words of similar import or effect set forth therein) in all material respects as of the date of this Agreement and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of the specified date), and (ii) the representations and warranties of the of the Company set forth in ARTICLE IV (other than the Company Fundamental Representations) shall be true and correct (in each case without giving effect to any qualification as to “material,” “materiality,” “material respects,” “Material Adverse Effect” or words of similar import or effect set forth therein) in all respects as of the date of this Agreement and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of the specified date), except where the failure of such representations and warranties to be true and correct would not have (and would not reasonably be expected to have) a Material Adverse Effect.

(b)          Agreements and Covenants. The Company and the Member Representative shall have performed or complied, in each case, in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by the Company and the Member Representative on or prior to the Closing Date.

(c)          Material Adverse Effect. No Material Adverse Effect shall have occurred since the date of this Agreement.

(d)          Officer’s Certificate. The Company shall have delivered a certificate, dated as of the Closing Date and signed by an authorized representative of the Company, that each of the conditions set forth in Section 7.2(a), Section 7.2(b), and Section 7.2(c) have been satisfied.

(e)          Closing Net Indebtedness. The Closing Net Indebtedness shall be no more than $250,000,000.

(f)           Closing Cash. Closing Cash shall be no less than $5,000,000.

(g)          Certain Consents. The Company shall have obtained and delivered to Parent at or prior to Closing the consents, authorizations or approvals listed on Schedule 7.2(g), in each case in substance and form reasonably satisfactory to the parties hereto, and no such consents, authorizations or approvals shall have been revoked.

Section 7.3           Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger shall be subject to the fulfillment at or prior to the Merger Effective Time of each of the following conditions, any and all of which may be waived, in whole or in part, in writing by the Company to the extent permitted by applicable Law:

(a)           Representations and Warranties. (i) The Parent Fundamental Representations shall be true and correct (in each case without giving effect to any qualification as to “material,” “materiality,” “material respects,” “Material Adverse Effect” or words of similar import or effect set forth therein) in all material respects as of the date of this Agreement and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of the specified date), and (ii) the representations and warranties of the of Parent set forth in ARTICLE V (other than the Parent Fundamental Representations) shall be true and correct (in each case without giving effect to any qualification as to “material,” “materiality,” “material respects,” “Material Adverse Effect” or words of similar import or effect set forth therein) in all respects as of the date of this Agreement and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of the specified date), except where the failure of such representations and warranties to be true and correct would not have (and would not reasonably be expected to have) a Parent Material Adverse Effect.

(b)           Agreements and Covenants. Parent and Merger Sub shall have performed or complied, in each case, in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by them on or prior to the Closing Date.

(c)           Officer’s Certificate. Parent and Merger Sub shall have delivered a certificate, dated as of the Closing Date and signed by an authorized officer of each of Parent and Merger Sub, that each of the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

(d)           SEC Compliance. Immediately prior to Closing, Parent shall be in compliance in all material respects with the reporting requirements applicable to it under the Exchange Act.

(e)           Stockholders Agreement; Board Appointment. Parent shall have delivered to the Company a duly executed counterpart signature page of Parent and Roman DBDR Tech Sponsor LLC to the Stockholders Agreement, and Parent shall have appointed to its board of directors the directors contemplated by such Stockholders Agreement.

(f)            Parent Material Adverse Effect. No Parent Material Adverse Effect shall have occurred since the date of this Agreement.

ARTICLE VIII.
TERMINATION, AMENDMENT AND WAIVER

Section 8.1           Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a)           by mutual written consent of Parent and the Company;

(b)           by either Parent or the Company:

(i)             if the Closing has not occurred on or before December 31, 2021 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date; provided, further, however, that if, on the Outside Date, the condition set forth in Section 7.1(e) shall not have been satisfied and all other conditions to Closing in ARTICLE VII shall have been satisfied (or in the case of conditions that by their terms are to be satisfied at the Closing, shall be capable of being satisfied on the Closing Date), then either the Company or Parent, through written notice to the other, shall have the right to extend the Outside Date to a date that is not later than January 31, 2022;

(ii)            if a Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law which has become final and non-appealable, and which permanently restrains, enjoins or otherwise prohibits the transactions contemplated hereby; or

(iii)           if, the Parent Stockholders’ Meeting has been held (including any adjournment or postponement thereof), has concluded, Parent Stockholders have duly voted and the Parent Stockholder Approval is not obtained;

(c)           by Parent, if neither it nor Merger Sub is in material breach of their obligations under this Agreement and if (i) at any time any of the representations and warranties of the Company contained herein become untrue or inaccurate such that Section 7.2(a) could not be satisfied (treating such time as if it were the Closing Date for purposes of this Section 8.1(c)); or (ii) there has been a breach on the part of the Company of any of its covenants or agreements contained in this Agreement such that Section 7.2(b) could not be satisfied (treating such time as if it were the Closing Date for purposes of this Section 8.1(c)), and, with respect to both clause (i) and clause (ii), such breach has not been cured within 30 days after written notice thereof to the Company, if curable;

(d)           by the Company, if the Company is not in material breach of its obligations under this Agreement and if (i) at any time any of the representations and warranties of Parent and Merger Sub contained herein become untrue or inaccurate such that Section 7.3(a) could not be satisfied (treating such time as if it were the Closing Date for purposes of this Section 8.1(d)); or (ii) there has been a breach on the part of Parent or Merger Sub of any of their covenants or agreements contained in this Agreement such that Section 7.3(b) could not be satisfied (treating such time as if it were the Closing Date for purposes of this Section 8.1(d)), and, with respect to both clause (i) and clause (ii), such breach has not been cured within 30 days after written notice thereof to Parent, if curable; or

(e)           by Parent, if the Company does not deliver, or cause to be delivered to Parent, the Written Consent in accordance with this Agreement on or prior to the Written Consent Deadline; provided further that if the Company subsequently delivers, or causes to be delivered to Parent, the Written Consent, and Parent does not exercise its termination right within three (3) Business Days thereof, then such termination right shall automatically and permanently terminate.

Section 8.2           Manner of Exercise. In the event of termination by Parent or the Company, or both, in accordance with Section 8.1, written notice thereof shall be given to the other party by the terminating party and this Agreement shall terminate.

Section 8.3           Effect of Termination. If this Agreement is terminated pursuant to Section 8.1, all further obligations and liabilities of the parties under this Agreement will terminate and become void and of no force and effect, except that the obligations in Section 6.1, Section 6.4, ARTICLE VIII and ARTICLE IX will survive termination of this Agreement.

Section 8.4           Waiver. At any time prior to the Closing Date, the parties may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (iii) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX.
MISCELLANEOUS

Section 9.1           Survival. The representations, warranties, covenants and agreements of the parties hereto contained herein shall not survive the Closing, except for those covenants and agreements contained herein that by their explicit terms apply or are to be performed in whole or in part after the Closing. Except in the case of Fraud, there are no remedies available to the parties hereto with respect to any breach of the representations, warranties, covenants or agreements of the parties to this Agreement after the Closing, except for (i) those covenants and agreements explicitly to be performed in whole or in part after the Closing and (ii) this ARTICLE IX and any corresponding definitions set forth in ARTICLE I. Notwithstanding anything to the contrary in this Agreement, no party shall, in any event, be liable to the other party for any consequential, special or punitive damages.

Section 9.2           Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be delivered personally, by facsimile or email to the extent email is listed below, or sent by certified, registered or express air mail, postage prepaid, and shall be deemed given when so delivered personally, or by facsimile or email upon electronic confirmation of receipt (excluding automatic acknowledgements of receipt), or if mailed by overnight courier service guaranteeing next day delivery, one Business Day after mailing, or if mailed in any other way, then upon receipt, to the parties at the following addresses (or at such other address for a party as is specified by like notice):

If to Parent or Merger Sub, to:

Roman DBDR Tech Acquisition Corp.

2877 Paradise Road, #702

Las Vegas, NV 89109

Attention: Dr. Donald Basile; Dixon Doll, Jr.; John Small

Phone: (650) 618-2524

Email: don.basile@romandbdr.com; don.basile@stanfordalumni.org; drdolljr@gmail.com; jcsmall@romandbdr.com with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

Attention: Anthony J. McCusker; Jocelyn M. Arel; Gregg L. Katz

Phone: (617) 570-1000

Email: amccusker@goodwinlaw.com; jarel@goodwinlaw.com; gkatz@goodwinlaw.com

If to the Company, to:

CompoSecure Holdings, L.L.C.

309 Pierce Street

Somerset, NJ 08873

Attention: Jonathan C. Wilk, President and CEO

Phone: (908) 518-0500, ext. 2220

Email: jwilk@composecure.com

If to the Member Representative, to:

LLR Equity Partners IV, L.P.

2929 Arch Street, Suite 2700

Philadelphia, PA 19104

Attention: Mitchell Hollin, Sam Ryder and Joshua Loftus

Phone: (215) 717-2900

Email: mhollin@llrpartners.com, sryder@llrpartners.com and jloftus@llrpartners.com in each case, with a copy (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP

1701 Market Street

Philadelphia, PA 19103

Attention: Kevin S. Shmelzer and Barbara J. Shander

Phone: (215) 963-5029 and (215) 963-5716

Email: kevin.shmelzer@morganlewis.com and barbara.shander@morganlewis.com

Section 9.3           Annexes, Exhibits and Schedules. All annexes, exhibits and schedules attached hereto, the Parent Disclosure Schedules, and the Company Disclosure Schedules are hereby incorporated in and made a part of this Agreement as if set forth in full herein. The Company Disclosure Schedules have been arranged for purposes of convenience only, in sections corresponding to the sections of this Agreement. Certain information set forth in the Company Disclosure Schedules is or may be included solely for informational purposes, is not an admission of liability with respect to the matters covered by the information, and may not be required to be disclosed pursuant to this Agreement. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Company Disclosure Schedules is not intended to imply that such amounts (or higher or lower amounts) are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Company Disclosure Schedules in any dispute or controversy between the Parties as to whether any obligation, item, or matter not described herein or included in a Disclosure Schedule is or is not material for purposes of this Agreement. The inclusion of any item in the Company Disclosure Schedules should not be interpreted as indicating that the Company has determined that such item is necessarily material to the business, assets, liabilities, financial condition, results of operation or prospects of the Company Entities, or amounts to a Company Material Adverse Effect, or is otherwise material, or that such information is required to be included in the Company Disclosure Schedules, or is outside of the Ordinary Course of the Company Entities.

Section 9.4           Computation of Time. Whenever the last day for the exercise of any privilege or the discharge or any duty hereunder shall fall upon a day that is not a Business Day, the party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a Business Day.

Section 9.5           Expenses. Regardless of whether the Transactions are consummated, except as otherwise provided herein, each party hereto shall pay its own expenses incident to this Agreement, the Ancillary Agreements and the Transactions; provided, that if the Closing shall occur, Parent shall pay or cause to be paid, as the case may be, at the Closing all unpaid Company Transaction Expenses and all Parent Transaction Expenses; it being understood that any payments to be made (or to cause to be made) by Parent under this Section 9.5 shall be paid as soon as reasonably practicable upon consummation of the Merger and release of proceeds from the Trust Account.

Section 9.6           Governing Law. This Agreement, the rights and duties of the parties hereto, and any disputes (whether in contract, tort or statute) arising out of, under or in connection with this Agreement will be governed by and construed and enforced in accordance with the Laws of the State of Delaware, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the Laws of another jurisdiction. The parties irrevocably and unconditionally submit to the exclusive jurisdiction of the United States District Court for the District of Delaware or, if such court does not have jurisdiction, the Delaware state courts located in Wilmington, Delaware, in any action arising out of or relating to this Agreement. The parties irrevocably agree that all such claims shall be heard and determined in such a Delaware federal or state court, and that such jurisdiction of such courts with respect thereto will be exclusive. Each party hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding arising out of or relating to this Agreement that it is not subject to such jurisdiction, or that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agree that mailing of process or other papers in connection with any such action, suit or proceeding in the manner provided in Section 9.2 or in such other manner as may be permitted by Law, will be valid and sufficient service thereof.

Section 9.7           Assignment; Successors and Assigns; No Third Party Rights. Except as otherwise provided herein, this Agreement may not, without the prior written consent of the other parties hereto, be assigned by operation of Law or otherwise, and any attempted assignment shall be null and void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, permitted assigns and legal representatives, and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided, that the Indemnified Persons who are not otherwise party to this Agreement shall be third party beneficiaries of this Agreement. Notwithstanding the foregoing, Parent and/or Merger Sub may assign this Agreement without the consent of any Person to any lender (or agent therefor) to Parent or Merger Sub or their subsidiaries or Affiliates thereof as security for obligations to such lender (or lenders) in respect of any financing agreements or arrangements entered into by Parent or Merger Sub or their subsidiaries and affiliates with such lenders or to an acquirer of all or substantially all of the assets or business of Parent or Merger Sub in any form of transaction, which assignment shall not relieve Parent or Merger Sub of its obligations hereunder.

Section 9.8          Counterparts. This Agreement may be executed in two or more counterparts for the convenience of the parties hereto, each of which shall be deemed an original and all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or portable document format shall be effective as delivery of a mutually executed counterpart to this Agreement.

Section 9.9          Titles and Headings. The titles, captions and table of contents in this Agreement are for reference purposes only, and shall not in any way define, limit, extend or describe the scope of this Agreement or otherwise affect the meaning or interpretation of this Agreement.

Section 9.10        Entire Agreement. Except as otherwise contemplated herein, this Agreement, including the Schedules, Annexes, Company Disclosure Schedules and Parent Disclosure Schedules, and the Ancillary Agreements constitute the entire agreement among the parties with respect to the subject matter contained herein and therein, and supersede all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to such subject matter.

Section 9.11        Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

Section 9.12        Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and it is accordingly agreed that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court specified in Section 9.6, in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (x) any party has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity; for the avoidance of doubt, the parties may argue that no breach has occurred. Each party further agrees that no party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtain any remedy referred to in this Section 9.12, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 9.13        Waiver of Jury Trial. To the extent not prohibited by applicable Law that cannot be waived, each of the parties hereto irrevocably waives any right it may have to trial by jury in respect of any litigation based on, arising out of, under or in connection with this Agreement, including the Schedules, Annexes, Company Disclosure Schedules and Parent Disclosure Schedules, the Ancillary Agreements, THE TRANSACTIONS or any course of conduct, course of dealing, verbal or written statement or action of any party hereto or thereto, in each case, whether now existing or hereafter arising, and whether in contract, tort, statute, equity or otherwise. Each party hereby further agrees and consents that any such litigation shall be decided by court trial without a jury and that the parties to this Agreement may file a copy of this Agreement with any court as written evidence of the consent of the parties to the waiver of their right to trial by jury. EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER, (b) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) ACKNOWLEDGES THAT IT AND THE OTHER HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 9.13.

Section 9.14        Failure or Indulgence not Waiver. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

Section 9.15        Company Privilege. The Company has advised Parent that Morgan, Lewis & Bockius LLP (the “Firm”) has represented both the Company Entities and the Holders prior to the Closing with respect to the transactions contemplated hereby (the “Pre-Closing Engagement”), and, recognizing that the Company intends to engage the Firm to act as legal counsel to the Company and its Affiliates after the Closing, Parent hereby waives, on its own behalf, and agrees to cause its Affiliates, to waive any conflict of interest that may arise in connection with the Firm representing the Company or any of its Affiliates after the Closing as it relates to the Pre-Closing Engagement. In light of the foregoing and subject to the following sentence, the Parties agree that any attorney-client privilege or attorney work-product to the extent recognized as such under applicable Law with respect to the Pre-Closing Engagement and all information and documents to the extent covered by such privilege or protection under applicable Law and all confidential communications solely between and documents solely exchanged by the Company Entities, the Holders, their respective Affiliates, on one hand, and the Firm, on the other hand, with respect to the Pre-Closing Engagement (the “Privileged Communications”) shall belong to and be controlled by the Company and may be waived only by the Company and shall not pass to or be claimed or used by Parent or any of its respective Affiliates after the Closing. Accordingly, Parent shall not, without the Company’s consent, have access to the files of the Firm relating to the Pre-Closing Engagement to the extent they constitute Privileged Communications.

Section 9.16        Member Representative.

(a)          Effective upon and by virtue of the Company Member Vote, and without any further act of any of the Holders or Optionholders, the Member Representative is hereby irrevocably appointed as the representative, agent, proxy, and attorney in fact (coupled with an interest) for all the Securityholders for all purposes under this Agreement including the full power and authority on the Holders’ and Optionholders’ behalf: (i) to consummate the Transactions, (ii) to negotiate claims and disputes arising under, or relating to, this Agreement and the other agreements, instruments, and documents contemplated hereby or executed in connection herewith, (iii) to receive and disburse to, or caused to be received or disbursed to, any Holder or Optionholder any funds received on behalf of such Holder or Optionholder under this Agreement (including, for the avoidance of doubt, any portion of the Merger Consideration) or otherwise, (iv) to withhold any amounts received on behalf of any Holder or Optionholder pursuant to this Agreement (including, for the avoidance of doubt, any portion of the Merger Consideration) or to satisfy (on behalf of the Securityholders) any and all obligations or liabilities of any Holder, Optionholder or the Member Representative in the performance of any of their commitments hereunder, (v) to execute and deliver any amendment or waiver to this Agreement and the other agreements, instruments, and documents contemplated hereby or executed in connection herewith (without the prior approval of any Holder or Optionholder), (vi) to receive and disburse to, or cause to be received or disbursed to, any individual pursuant to any incentive compensation agreement providing for a transaction bonus, in effect as of the Closing and (vii)  to take all other actions to be taken by or on behalf of any Holder or Optionholder in connection with this Agreement and the other agreements, instruments, and documents contemplated hereby or executed in connection herewith. Such agency and proxy are coupled with an interest, are therefore irrevocable without the consent of the Member Representative and shall survive the death, incapacity, bankruptcy, dissolution or liquidation of each Holder and Optionholder. Each of the other parties shall be entitled to rely conclusively, without inquiry, on any document executed or purported to be executed on behalf of any Holder or Optionholder by the Member Representative and on all decisions, consents, instructions, omissions and actions by the Member Representative taken or purported to be taken on behalf of any Holder or Optionholder by the Member Representative, all of which shall be legally binding upon each Holder and Optionholder, and no Holder or Optionholder shall have the right to object, dissent, protest or otherwise contest the same, and each of the other parties to this Agreement are hereby relieved from any liability to any Person in accordance with the foregoing. The Member Representative shall have no duties or obligations hereunder, including any fiduciary duties, except those set forth herein, and such duties and obligations shall be determined solely by the express provisions of this Agreement.

(b)          Effective upon and by virtue of the Company Member Vote, and without any further act of any of the Holders or Optionholders, the Member Representative shall be indemnified, held harmless and reimbursed by each Holder and Optionholder against all costs, expenses (including reasonable attorneys’ fees), judgments, fines and amounts paid or incurred by the Member Representative in connection with any claim, action, suit or proceeding to which the Member Representative or such other Person is made a party by reason of the fact that it is or was acting as the Member Representative pursuant to the terms of this Agreement. Any and all amounts paid or incurred by the Member Representative in connection with any claim, action, suit or proceeding to which the Member Representative or such other Person is made a party by reason of the fact that it is or was acting as the Member Representative pursuant to the terms of this Agreement are on behalf of the Securityholders (and, not for the avoidance of doubt, on behalf of the Member Representative in any other capacity, as a Holder or otherwise).

(c)          The Member Representative shall not incur any liability to any Holder or Optionholder by virtue of the failure or refusal of the Member Representative for any reason to consummate the Transactions or relating to the performance of their duties hereunder. The Member Representative shall have no liability in respect of any action, claim or proceeding brought against the Member Representative by any Holder or Optionholder, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise, if the Member Representative took or omitted taking any action in good faith.

(d)          If the Member Representative pays or causes to be paid any amounts (on behalf of the Securityholders) in connection with any obligation or liability of a Holder or Optionholder in connection with the Transactions, any such payments and the reasonable expenses of the Member Representative incurred in administering or defending the underlying dispute or claim may be reimbursed, when and as incurred, from the Member Representative Holdback Amount (and, if not so reimbursed from the Member Representative Holdback Amount, the Member Representative shall be indemnified, held harmless and reimbursed by each Member and Optionholder for such amount(s)). The Member Representative may, in its sole and absolute discretion, distribute, or caused to be distributed, any or all of the funds received or held by the Member Representative on behalf of the Securityholders (including, for the avoidance of doubt, any portion of the Merger Consideration) to one or more Holders or Optionholders at any time after the date hereof, which such distribution(s) of funds may be different (i.e., with respect to amount, timing, conditionality or otherwise) for each Holder and Optionholder. Upon full reimbursement of all expenses, costs, obligations or liabilities incurred by the Member Representative in the performance of its duties hereunder, the Member Representative shall distribute, or caused to be distributed, all remaining funds held by the Member Representative on behalf of the Securityholders to the Securityholders; provided, that to ensure compliance with Treasury Regulation 1.409A-3(i)(5)(iv), the Optionholders shall not be entitled to receive any payment, and no payment shall be made to the Optionholders, in connection with the transaction contemplated hereby later than the date which is five (5) years after the Closing Date (it being understood that other Holders may receive payments after the date which is five (5) years after the Closing Date, including, for the avoidance of doubt, amounts that, if paid prior to the date which is five (5) years after the Closing Date, would have been paid to the Optionholders).

(e)          Notwithstanding anything to the contrary set forth herein, the Member Representative and its Affiliates shall not be liable for any loss to any Holder or Optionholder for any action taken or not taken by the Member Representative or for any act or omission taken or not taken in reliance upon the actions taken or not taken or decisions, communications or writings made, given or executed by Parent or the Merger Sub or the Surviving Entity.

(f)           Except as may have been expressly and specifically agreed to in writing by a Holder or Optionholder, on the one hand, and the Firm, on the other hand, and except for the Member Representative and its Affiliates (i) the Firm has not and is not representing, and shall not be deemed to have represented any Holder or Optionholder in connection with the transactions contemplated hereby, and (ii) the Firm has not and is not providing any advice or counsel (including legal advice or counsel), and shall not be deemed to have provided counsel or advice, to any Holder or Optionholder in connection with the transactions contemplated hereby. Each Holder and Optionholder agrees that Morgan, Lewis & Bockius LLP may represent the Member Representative and its Affiliates in any matter related to the transactions completed hereby including matters which maybe adverse to such Holder or Optionholder and, in furtherance thereof, each Holder and Optionholder consents to, and waives, without limitation, restriction or condition of any kind, any actual or potential conflict or other actual or potential objection with respect to the Firm’s representation of the Member Representative and its Affiliates in any matter related to the transactions completed hereby.

Section 9.17        Amendments. This Agreement may be amended, at any time prior to the Merger Effective Time, by an instrument in writing signed on behalf of Parent, Merger Sub and the Company; provided, however, that after the Parent Stockholder Approval is obtained, there shall be no amendment or waiver that, pursuant to applicable Law, requires further approval of the Parent Stockholders, without the receipt of such further approvals.

Section 9.18        Trust Account Waiver. Notwithstanding anything else in this Agreement, the Company acknowledges that it has received a copy of the Prospectus and acknowledges, agrees and understands that Parent has established the Trust Account and that Parent may disburse monies from the Trust Account only in the express circumstances described in the Prospectus. For and in consideration of Parent entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Member Representative each hereby agrees on behalf of itself their respective Subsidiaries, and their respective officers, managers, shareholders, members, partners, affiliates, agents and other representatives (collectively, “Representatives”), that, notwithstanding anything to the contrary in this Agreement, none of the Company, the Member Representative nor any of their respective Representatives does now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between Parent or any of its Representatives, on the one hand, and, the Company, the Member Representative or any of their respective Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Claims”). The Company and the Member Representative each, on its own behalf and on behalf of its Representatives, hereby irrevocably waives any Claims they have or may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with Parent and will not seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement and any negotiations, Contracts or agreements with Parent for any reason whatsoever; provided, that (x) nothing herein shall serve to limit or prohibit the Company’s and its Representatives’ right to pursue a claim against Parent for legal relief against monies or other assets held outside the Trust Account or for specific performance or other equitable relief (including a claim for Parent to specifically perform its obligations under this Agreement and a claim for Parent to specifically perform its obligations under the Trust Agreement, including distribution of funds from the Trust Account upon the Closing in accordance with the terms of this Agreement (after giving effect to the Parent Common Stockholder Redemption Election)), and (y) nothing herein shall serve to limit or prohibit any claims that the Company or its Representatives may have in the future against Parent’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds). This Section 9.18 shall survive the termination of this Agreement and will not expire and may not be altered in any way prior to the Closing without the express written consent of Parent.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Merger Agreement to be duly executed as of the day and year first above

PARENT:

ROMAN DBDR TECH ACQUISITION CORP.

/s/ Donald Basile
By: Dr. Donald Basile
Title: Co-Chief Executive Officer

MERGER SUB:

ROMAN PARENT MERGER SUB, LLC

/s/ Donald Basile
By: Dr. Donald Basile
Title: Managing Member

COMPANY:

COMPOSECURE HOLDINGS, L.L.C.

/s/ Jonathan Wilk
By: Jonathan C. Wilk
Title: Chief Executive Officer

MEMBER REPRESENTATIVE:

LLR Equity Partners IV, L.P.

/s/ Mitchell Hollin
By: Mitchell Hollin
Title: Member

[Signature Page to Merger Agreement]

Annex A

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

by and among

COMPOSECURE, INC.,

LLR INVESTORS,

MINORITY INVESTORS

and

ADDITIONAL INVESTORS THAT ARE SIGNATORIES HERETO

Dated as of [●], 2021

-xcvi-

(continued)

		Page

4.13.	Specific Enforcement	34
4.14.	Further Assurances	34
4.15.	Confidentiality	35
4.16.	Opt-Out Requests	35
4.17.	Founder Registration Rights Agreement	35

Schedule 1	CompoSecure Holders
Schedule 4.5	Notices
Exhibit A	Joinder Agreement

-xcxlvii-

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT, dated as of [●], 2021 (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), by and among (i) CompoSecure, Inc., a Delaware corporation formerly known as Roman DBDR Tech Acquisition Corp. (the “Company”), (ii) the LLR Investors (as defined herein), (iii) the CompoSecure Investors (as defined herein), (iv) the Founder Investors (as defined herein) and (v) the parties identified on the signature pages hereto as “Additional Investors” (the CompoSecure Investors, the Founder Investors, the Additional Investors and each Person who executes a Joinder Agreement (as defined herein) and falls under clause (y) in the second paragraph of the Joinder Agreement, collectively the “Minority Investors”), in each case, if such Holder is a signatory to the Shareholders Agreement (as defined herein) together with such Holder’s Permitted Transferees (as defined in the Shareholders Agreement).

RECITALS:

WHEREAS, the Company, Roman Parent Merger Sub, LLC, a Delaware limited liability company (“Merger Sub”), CompoSecure Holdings, L.L.C., a Delaware limited liability company (“CompoSecure”), and LLR Equity Partners IV, L.P., a Delaware limited partnership, have entered into an Agreement and Plan of Merger, dated as of April 19, 2021 (as amended from time to time on or prior to the date hereof, the “Merger Agreement”), pursuant to which Merger Sub merged with and into CompoSecure with CompoSecure continuing as the surviving entity and an indirect subsidiary of the Company (the “Merger”);

WHEREAS, the Company and the Founder are parties to that certain Registration and Shareholder Rights Agreement, dated as of November 5, 2020 (the “Founder Registration Rights Agreement”), which shall be amended and restated by this Agreement;

WHEREAS, as of or immediately following the closing of the Merger (the “Closing”), the Founder Investors and the Additional Investors beneficially owned shares of Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”), and the LLR Investors and the CompoSecure Investors beneficially owned shares of Class B Common Stock, par value $0.0001 per share (the “Class B Common Stock”), of the Company;

WHEREAS, as of or immediately following the Closing, the LLR Investors and the CompoSecure Investors beneficially owned Class B Units of CompoSecure, and are parties to that certain Exchange Agreement, dated as of the date hereof, that provides for the exchange from time to time of such Class B Units of CompoSecure, and the surrender of shares of Class B Common Stock for cancellation, for cash or for shares of Class A Common Stock on the terms and subject to the conditions set forth therein;

WHEREAS, the Company, the LLR Investors and the Minority Investors are parties to that certain Stockholders Agreement, dated as of the date hereof (as amended, modified or supplemented from time to time, the “Shareholders Agreement”), establishing and setting forth their agreement with respect to certain rights and obligations associated with the ownership of shares of capital stock of the Company; and

WHEREAS, in connection with the Merger, the Company has agreed to provide the registration rights set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and obligations hereinafter set forth, the parties hereto hereby agree as follows:

Section 1.               Certain Definitions. As used herein, the following terms shall have the following meanings:

“Additional Investors” has the meaning ascribed to such term in the Preamble.

“Additional Piggyback Rights” has the meaning ascribed to such term in Section 2.2(b).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such Person. For the purposes of this definition “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such specified Person, whether through the ownership of voting securities (the ownership of more than fifty percent (50%) of the voting securities of an entity shall for purposes of this definition be deemed to be “control”), by contract or otherwise. For the avoidance of doubt, neither the Company nor any Person controlled by the Company shall be deemed to be an Affiliate of any Holder.

“Agreement” has the meaning ascribed to such term in the Preamble.

“automatic shelf registration statement” has the meaning ascribed to such term in Section 2.4.

“Board” means the Board of Directors of the Company.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Claims” has the meaning ascribed to such term in Section 2.9(a).

“Class A Common Stock” has the meaning ascribed to such term in the recitals.

“Class A Common Stock Equivalents” means, with respect to the Company, all options, warrants and other securities convertible into, or exchangeable or exercisable for (at any time or upon the occurrence of any event or contingency and without regard to any vesting or other conditions to which such securities may be subject), shares of Class A Common Stock (including any note or debt security convertible into or exchangeable for shares of Class A Common Stock).

“Class B Common Stock” has the meaning ascribed to such term in the recitals.

“Common Stock” means all shares existing or hereafter authorized of the Class A Common Stock and Class B Common Stock, and any class of common stock of the Company and any and all securities of any kind whatsoever which may be issued after the date hereof in respect of, or in exchange for, such shares of common stock of the Company pursuant to a merger, consolidation, stock split, stock dividend or recapitalization of the Company or otherwise.

2

“Company” has the meaning ascribed to such term in the Preamble and, for purposes of this Agreement, such term shall include any Subsidiary or parent company of CompoSecure, Inc. formerly known as Roman DBDR Tech Acquisition Corp. and any successor to CompoSecure, Inc. formerly known as Roman DBDR Tech Acquisition Corp.

“CompoSecure” has the meaning ascribed to such term in the recitals.

“CompoSecure Holders” means each holder on Schedule 1 attached hereto.

“CompoSecure Investors” means (i) the CompoSecure Holders, (ii) any general or limited partnership, corporation or limited liability company having as a general partner, controlling equity holder or managing member (whether directly or indirectly) a Person who is a member of certain former members of CompoSecure or an Affiliate of any such Person and (iii) any successor or permitted assign or transferee of any of the foregoing.

“Confidential Information” has the meaning ascribed to such term in Section 4.15.

“Demand Exercise Notice” has the meaning ascribed to such term in Section 2.1(b)(i).

“Demand Registration” has the meaning ascribed to such term in Section 2.1(b)(i).

“Demand Registration Period” has the meaning ascribed to such term in Section 2.1(b)(i).

“Demand Registration Request” has the meaning ascribed to such term in Section 2.1(b)(i).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC issued under such Act, as they may from time to time be in effect.

“Expenses” means any and all fees and expenses incident to the Company’s performance of or compliance with Section 2, including: (i) SEC, stock exchange, FINRA and all other registration and filing fees and all listing fees and fees with respect to the inclusion of securities on the Nasdaq or on any other U.S. or non-U.S. securities market on which the Registrable Securities are listed or quoted, (ii) fees and expenses of compliance with state securities or “blue sky” laws of any state or jurisdiction of the United States or compliance with the securities laws of foreign jurisdictions and in connection with the preparation of a “blue sky” survey, including reasonable fees and expenses of outside “blue sky” counsel and securities counsel in foreign jurisdictions, (iii) word processing, printing and copying expenses, (iv) messenger and delivery expenses, (v) expenses incurred in connection with any road show, (vi) fees and disbursements of counsel for the Company, (vii) with respect to each registration or underwritten offering, the reasonable fees and disbursements of one counsel for the Initiating Holder and one counsel for all other Participating Holder(s) collectively (selected by the holders of a majority of the Registrable Securities held by such other Participating Holder(s)), together in each case with any local counsel, provided that expenses payable by the Company pursuant to this clause (vii) shall not exceed (1) $150,000 for the first registration pursuant to this Agreement and (2) $100,000 for each subsequent registration, (viii) fees and disbursements of all independent public accountants (including the expenses of any opinion and/or audit/review and/or “comfort” letter and updates thereof) and fees and expenses of other Persons, including special experts, retained by the Company, (ix) fees and expenses payable to a Qualified Independent Underwriter (but expressly excluding any underwriting discounts and commissions), (x) fees and expenses of any transfer agent or custodian, (xi) any other fees and disbursements of underwriters, if any, customarily paid by issuers or sellers of securities, including reasonable fees and expenses of counsel for the underwriters in connection with any filing with or review by FINRA (but expressly excluding any underwriting discounts and commissions) and (xii) rating agency fees and expenses.

3

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“Founder” means Roman DBDR Tech Sponsor LLC, a Delaware limited liability company.

“Founder Investors” means (i) the Founder, (ii) any general or limited partnership, corporation or limited liability company having as a general partner, controlling equity holder or managing member (whether directly or indirectly) a Person who is a member of the parties to the Founder Registration Rights Agreement or an Affiliate of any such Person and (iii) any successor or permitted assign or transferee of any of the foregoing; provided, that for the avoidance of doubt, for purposes of this definition neither “Founder Investor” nor any Affiliate thereof shall include any portfolio company of the Founder or any of its Affiliates.

“Founder Registration Rights Agreement” has the meaning ascribed to such term in the recitals.

“Holder” or “Holders” means (1) any Person who is a signatory to this Agreement or (2) any permitted transferee of Registrable Securities to whom any Person who is a signatory to this Agreement shall assign or transfer any rights hereunder, provided that such transferee has agreed in writing to be bound by the terms of this Agreement in respect of such Registrable Securities.

“Initiating Holders” has the meaning ascribed to such term in Section 2.1(b)(i).

“Joinder Agreement” means a writing in the form set forth in Exhibit A hereto whereby a Permitted Transferee (as defined under the Shareholders Agreement) or new Holder of Registrable Securities becomes a party to, and agrees to be bound, to the same extent as its transferor, as applicable, by the terms of this Agreement.

“LLR” means LLR Equity Partners IV, L.P., a Delaware limited partnership, and LLR Equity Partners Parallel IV, L.P., a Delaware limited partnership.

“LLR Investors” means (i) LLR, (ii) any general or limited partnership, corporation or limited liability company having as a general partner, controlling equity holder or managing member (whether directly or indirectly) a Person who is a member of LLR or an Affiliate of any such Person and (iii) any successor or permitted assign or transferee of any of the foregoing; provided, that for the avoidance of doubt, for purposes of this definition neither “LLR Investor” nor any Affiliate thereof shall include any portfolio company of LLR or any of its Affiliates.

“Majority Participating Holders” means Participating Holders holding more than 50% of the Registrable Securities proposed to be included in any offering of Registrable Securities by such Participating Holders pursuant to Section 2.1 or Section 2.2.

4

“Manager” has the meaning ascribed to such term in Section 2.1(d).

“Merger Agreement” has the meaning ascribed to such term in the Recitals.

“Merger Sub” has the meaning ascribed to such term in the Recitals.

“Minimum Threshold” means $25.0 million.

“Opt-Out Request” has the meaning ascribed to such term in Section 4.16.

“Participating Holders” means all Holders of Registrable Securities which are proposed to be included in any offering of Registrable Securities pursuant to Section 2.1 or Section 2.2.

“Partner Distribution” has the meaning ascribed to such term in Section 2.1(b)(ii).

“Person” means any individual, firm, corporation, company, limited liability company, partnership, trust, joint stock company, business trust, incorporated or unincorporated association, joint venture, governmental authority or other legal entity of any nature whatsoever.

“Piggyback Notice” has the meaning ascribed to such term in Section 2.2(a).

“Piggyback Shares” has the meaning ascribed to such term in Section 2.3(a)(ii).

“Postponement Period” has the meaning ascribed to such term in Section 2.1(c).

“Qualified Independent Underwriter” means a “qualified independent underwriter” within the meaning of FINRA Rule 5121.

“Registrable Securities” means (a) any shares of Class A Common Stock held by the Holders at any time (including those held as a result of, or issuable upon, the conversion or exercise of Class A Common Stock Equivalents) or any other equity security (including warrants to purchase shares of Class A Common Stock), whether now owned or acquired by the Holders at a later time, (b) any shares of Class A Common Stock or any other equity security (including warrants to purchase shares of Class A Common Stock) issued or issuable, directly or indirectly, in exchange for or with respect to the Class A Common Stock or any other equity security (including warrants to purchase shares of Class A Common Stock) referenced in clause (a) above by way of stock dividend, stock split or combination of shares or in connection with a reclassification, recapitalization, merger, share exchange, consolidation or other reorganization and (c) any securities issued in replacement of or exchange for any securities described in clause (a) or (b) above. For purposes of this Agreement, a Person will be deemed to be a holder of Registrable Securities whenever such Person has the right to acquire, directly or indirectly, such Registrable Securities (including upon conversion, exercise or exchange of any equity interests but disregarding any restrictions or limitations upon the exercise of such right), whether or not such acquisition has actually been effected, and such Person shall not be required to convert, exercise or exchange such equity interests (or otherwise acquire such Registrable Securities) to participate in any registered offering hereunder until the closing of such offering. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when (A) a registration statement with respect to the sale of such securities shall have been declared effective under the Securities Act and such securities shall have been disposed of in accordance with such registration statement, (B) such securities shall have been disposed of in compliance with the requirements of Rule 144, (C) such securities have been sold in a public offering of securities or (D) such securities have ceased to be outstanding.

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“Rule 144” and “Rule 144A” have the meaning ascribed to such term in Section 4.2.

“SEC” means the U.S. Securities and Exchange Commission or such other federal agency which at such time administers the Securities Act.

“Section 2.3(a) Sale Number” has the meaning ascribed to such term in Section 2.3(a).

“Section 2.3(b) Sale Number” has the meaning ascribed to such term in Section 2.3(b).

“Section 2.3(c) Sale Number” has the meaning ascribed to such term in Section 2.3(c).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC issued under such Act, as they may from time to time be in effect.

“Shareholders Agreement” has the meaning ascribed to such term in the Recitals.

“Shelf Registrable Securities” has the meaning ascribed to such term in Section 2.1(a)(ii).

“Shelf Registration Statement” has the meaning ascribed to such term in Section 2.1(a)(i).

“Shelf Underwriting” has the meaning ascribed to such term in Section 2.1(a)(ii).

“Shelf Underwriting Initiating Holders” has the meaning ascribed to such term in Section 2.1(a)(ii).

“Shelf Underwriting Notice” has the meaning ascribed to such term in Section 2.1(a)(ii).

“Shelf Underwriting Request” has the meaning ascribed to such term in Section 2.1(a)(ii).

“Significant Minority Investor” has the meaning ascribed to such term in Section 2.2(e).

“Subsidiary” means any direct or indirect subsidiary of the Company on the date hereof and any direct or indirect subsidiary of the Company organized or acquired after the date hereof.

“Underwritten Block Trade” has the meaning ascribed to such term in Section 2.1(a)(iii).

“Valid Business Reason” has the meaning ascribed to such term in Section 2.1(c).

“WKSI” means a “well-known seasoned issuer” (as defined in Rule 405 of the Securities Act).

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Section 2.                Registration Rights.

2.1.           Demand Registrations.

(a)           (i) As soon as practicable but no later than forty-five (45) calendar days following the closing of the Merger (the “Filing Date”), the Company shall prepare and file with (or confidentially submit to) the SEC a shelf registration statement under Rule 415 of the Securities Act (such registration statement, a “Shelf Registration Statement”) covering the resale of all the Registrable Securities (determined as of two business days prior to such filing) on a delayed or continuous basis and shall use its commercially reasonable efforts to have such Shelf Registration Statement declared effective as soon as practicable after the filing thereof and no later than the earlier of (x) the ninetieth (90th) calendar day following the Filing Date if the Commission notifies the Company that it will “review” the Shelf Registration Statement and (y) the tenth (10th) business day after the date the Company is notified in writing by the SEC that such Shelf Registration Statement will not be “reviewed” or will not be subject to further review. Such Shelf Registration Statement shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. The Company shall maintain the Shelf Registration Statement in accordance with the terms hereof, and shall prepare and file with the SEC such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf Registration Statement continuously effective, available for use to permit all Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. In the event the Company files a Shelf Registration Statement on Form S-1, the Company shall use its commercially reasonable efforts to convert such Shelf Registration Statement to a Shelf Registration Statement on Form S-3 as soon as practicable after the Company is eligible to use Form S-3. The Company shall, if requested by a Holder, (i) cause the removal of any restrictive legend related to compliance with the federal securities laws set forth on the Registrable Securities, (ii) cause its legal counsel to deliver an opinion, if necessary, to the transfer agent in connection with the instruction under subclause (i) to the effect that removal of such legends in such circumstances may be effected in compliance under the Securities Act, and (iii) issue Registrable Securities without any such legend in certificated or book-entry form or by electronic delivery through The Depository Trust Company, at the Holder’s option, within two (2) Business Days of such request, if (A) the Registrable Securities are registered for resale under the Securities Act, and the Holder has sold or proposes to sell such Registrable Securities pursuant to such registration, (B) the Registrable Securities may be sold by the Holder without restriction under Rule 144, including without limitation, any volume and manner of sale restrictions and without the requirement for the Company to be in compliance with the current public information required under Rule 144(c)(2) (or Rule 144(i)(2), if applicable), or (C) the Holder has sold or transferred, or proposes to sell or transfer within five (5) Business Days of such request, Registrable Securities pursuant to the Registration Statement or in compliance with Rule 144. The Company’s obligation to remove legends under this Section 2.1(a)(i) may be conditioned upon the Holder providing such representations and documentation as are reasonably necessary and customarily required in connection with the removal of restrictive legends related to compliance with the federal securities laws.

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(ii)           Subject to Section 2.1(c), each LLR Investor and each Founder Investor shall have the unlimited right at any time and from time to time to elect to sell all or any part (subject to the Minimum Threshold) of its and its Affiliates’ Registrable Securities pursuant to an underwritten offering pursuant to the Shelf Registration Statement by delivering a written request therefor to the Company specifying the number of Registrable Securities to be included in such registration and the intended method of distribution thereof. The LLR Investor(s) or Founder Investor(s) shall make such election by delivering to the Company a written request (a “Shelf Underwriting Request”) for such underwritten offering specifying the number of Registrable Securities that the LLR Investor or Founder Investor desires to sell pursuant to such underwritten offering (the “Shelf Underwriting”). With respect to any Shelf Underwriting Request, the LLR Investor(s) or Founder Investor(s) making such demand for registration shall be referred to as the “Shelf Underwriting Initiating Holders”. As promptly as practicable, but no later than two (2) Business Days after receipt of a Shelf Underwriting Request, the Company shall give written notice (the “Shelf Underwriting Notice”) of such Shelf Underwriting Request to the Holders of record of other Registrable Securities registered on such Shelf Registration Statement (“Shelf Registrable Securities”). The Company, subject to Sections 2.3 and 2.6, shall include in such Shelf Underwriting (x) the Registrable Securities of the Shelf Underwriting Initiating Holders and (y) the Shelf Registrable Securities of any other Holder of Shelf Registrable Securities which shall have made a written request to the Company for inclusion in such Shelf Underwriting (which request shall specify the maximum number of Shelf Registrable Securities intended to be disposed of by such Holder) within five (5) days after the receipt of the Shelf Underwriting Notice. The Company shall, as expeditiously as possible (and in any event within fifteen (15) Business Days after the receipt of a Shelf Underwriting Request), but subject to Section 2.1(b), use its reasonable best efforts to effect such Shelf Underwriting. The Company shall, at the request of any Shelf Underwriting Initiating Holder or any other Holder of Registrable Securities registered on such Shelf Registration Statement, file any prospectus supplement or, if the applicable Shelf Registration Statement is an automatic shelf registration statement, any post-effective amendments and otherwise take any action necessary to include therein all disclosure and language deemed necessary or advisable by the Shelf Underwriting Initiating Holders or any other Holder of Shelf Registrable Securities to effect such Shelf Underwriting. Once a Shelf Registration Statement has been declared effective, the Shelf Underwriting Initiating Holders may request, and the Company shall be required to facilitate, subject to Section 2.1(b), an unlimited number of Shelf Underwritings with respect to such Shelf Registration Statement. Notwithstanding anything to the contrary in this Section 2.1(a)(ii), each Shelf Underwriting must include, in the aggregate, Registrable Securities having an aggregate market value of at least the lesser of (a) the Minimum Threshold (based on the Registrable Securities included in such Shelf Underwriting by all Holders participating in such Shelf Underwriting) and (b) the market value of the Shelf Underwriting Initiating Holders’ remaining Registrable Securities, provided that such market value is at least $5.0 million. In connection with any Shelf Underwriting (including an Underwritten Block Trade), the Shelf Underwriting Initiating Holders shall have the right to designate the Manager and each other managing underwriter in connection with any such Shelf Underwriting or Underwritten Block Trade; provided that in each case, each such underwriter is reasonably satisfactory to the Company, which approval shall not be unreasonably withheld or delayed.

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(iii)           Notwithstanding the foregoing, if a Shelf Underwriting Initiating Holder wishes to engage in an underwritten block trade or similar transaction or other transaction with a 2-day or less marketing period (collectively, “Underwritten Block Trade”) off of a Shelf Registration Statement (either through filing an automatic shelf registration statement or through a take-down from an already effective Shelf Registration Statement), then notwithstanding the foregoing time periods, such Shelf Underwriting Initiating Holder only needs to notify (x) the Company and (y) the LLR Investor(s) or the Founder Investor(s) (whichever is not the Shelf Underwriting Initiating Holder) of the Underwritten Block Trade two (2) Business Days prior to the day such offering is to commence, and the Holders of record of other Registrable Securities (other than the LLR Investor(s) or the Founder Investor(s)) shall not be entitled to notice of such Underwritten Block Trade and shall not be entitled to participate in such Underwritten Block Trade; provided, however, that the Shelf Underwriting Initiating Holder requesting such Underwritten Block Trade shall use commercially reasonable efforts to work with the Company and the underwriters prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the Underwritten Block Trade.

(b)           (i) At any time that a Shelf Registration Statement provided for in Section 2.1(a) is not available for use by the Holders following such Shelf Registration Statement being declared effective by the SEC (a “Demand Registration Period”), subject to this Section 2.1(b) and Sections 2.1(c) and 2.3, at any time and from time to time during such Demand Registration Period, each LLR Investor and each Founder Investor shall have the right to require the Company to effect one or more registration statements under the Securities Act covering all or any part (subject to the Minimum Threshold) of its and its Affiliates’ Registrable Securities by delivering a written request therefor to the Company specifying the number of Registrable Securities to be included in such registration and the intended method of distribution thereof. Any such request by any LLR Investor or Founder Investor pursuant to this Section 2.1(b)(i) is referred to herein as a “Demand Registration Request,” and the registration so requested is referred to herein as a “Demand Registration” (with respect to any Demand Registration, the LLR Investor(s) or Founder Investor(s) making such demand for registration being referred to as the “Initiating Holders”). Subject to Section 2.1(c), the LLR Investors and Founder Investors shall be entitled to request (and the Company shall be required to effect) an unlimited number of Demand Registrations. The Company shall give written notice (the “Demand Exercise Notice”) of such Demand Registration Request to each of the Holders of record of Registrable Securities as promptly as practicable but no later than two (2) Business Days after receipt of the Demand Registration Request. The Company, subject to Sections 2.3 and 2.6, shall include in a Demand Registration (x) the Registrable Securities of the Initiating Holders and (y) the Registrable Securities of any other Holder of Registrable Securities which shall have made a written request to the Company for inclusion in such registration pursuant to Section 2.2 (which request shall specify the maximum number of Registrable Securities intended to be disposed of by such Participating Holder) within five (5) days following the receipt of any such Demand Exercise Notice.

(ii)           The Company shall, as expeditiously as possible, but subject to Section 2.1(c), use its reasonable best efforts to (x) file or confidentially submit with the SEC (no later than (A) sixty (60) days from the Company’s receipt of the applicable Demand Registration Request if the Demand Registration is on Form S-1 or similar long-form registration and or (B) thirty (30) days from the Company’s receipt of the applicable Demand Registration Request if the Demand Registration is on Form S-3 or any similar short-form registration), (y) cause to be declared effective as soon as reasonably practicable such registration statement under the Securities Act that includes the Registrable Securities which the Company has been so requested to register, for distribution in accordance with the intended method of distribution, including a distribution to, and resale by, the members or partners of a Holder (a “Partner Distribution”) and (z) if requested by the Initiating Holders, obtain acceleration of the effective date of the registration statement relating to such registration.

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(c)           Notwithstanding anything to the contrary in Section 2.1(a) or Section 2.1(b), the Shelf Underwriting and Demand Registration rights granted in Section 2.1 (a) and 2.1(b) are subject to the following limitations: (i) the Company shall not be required to cause a registration statement filed pursuant to Section 2.1(b) to be declared effective within a period of ninety (90) days after the effective date of any other registration statement of the Company filed pursuant to the Securities Act (other than a Form S-4, Form S-8 or a comparable form or an equivalent registration form then in effect); (ii) the Company shall not be required to effect more than four (4) Demand Registrations on Form S-1 or any similar long-form registration statement at the request of each of the LLR Investors and the Founder Investors (it being understood that if a single Demand Registration Request is delivered by more than one LLR Investor or Founder Investor, as applicable, the registration requested by such Demand Registration Request shall constitute only one Demand Registration); provided, however, that the LLR Investors and the Founder Investors shall be entitled to request an unlimited number of Demand Registrations on Form S-3 or any similar short-form registration; (iii) each registration in respect of a Demand Registration Request made by any Initiating Holder and each Shelf Underwriting Request made by a Shelf Underwriting Initiating Holder must include, in the aggregate, Registrable Securities having an aggregate market value of at least the lesser of (a) the Minimum Threshold (based on the Registrable Securities included in such registration or Shelf Underwriting by all Holders participating in such registration) and (b) the market value of the Initiating Holder’s remaining Registrable Securities, provided that such market value is at least $5.0 million; and (iv) if the Board, in its good faith judgment, determines that any registration of Registrable Securities or Shelf Underwriting should not be made or continued because it would materially and adversely interfere with any existing or potential financing, acquisition, corporate reorganization, merger, share exchange or other transaction or event involving the Company or any of its subsidiaries or would otherwise result in the public disclosure of information that the Board in good faith has a bona fide business purpose for keeping confidential (a “Valid Business Reason”), then (x) the Company may postpone filing or confidentially submitting a registration statement relating to a Demand Registration Request or a prospectus supplement relating to a Shelf Underwriting Request until five (5) Business Days after such Valid Business Reason no longer exists, but in no event for more than forty five (45) days after the date the Board determines a Valid Business Reason exists or (y) if a registration statement has been filed or confidentially submitted relating to a Demand Registration Request or a prospectus supplement has been filed relating to a Shelf Underwriting Request, if the Valid Business Reason has not resulted in whole or in part from actions taken or omitted to be taken by the Company (other than actions taken or omitted with the consent of the Initiating Holder (not to be unreasonably withheld or delayed)), the Company may, to the extent determined in the good faith judgment of the Board to be reasonably necessary to avoid interference with any of the transactions described above, suspend use of or, if required by the SEC, cause such registration statement to be withdrawn and its effectiveness terminated or may postpone amending or supplementing such registration statement until five (5) Business Days after such Valid Business Reason no longer exists, but in no event for more than forty five (45) days after the date the Board determines a Valid Business Reason exists (such period of postponement or withdrawal under this clause (iv), the “Postponement Period”). The Company shall give written notice to the Initiating Holders or Shelf Underwriting Initiating Holders and any other Holders that have requested registration pursuant to Section 2.2 of its determination to postpone or suspend use of or withdraw a registration statement and of the fact that the Valid Business Reason for such postponement or suspension or withdrawal no longer exists, in each case, promptly after the occurrence thereof; provided, however, that the Company shall not be entitled to more than two (2) Postponement Periods during any twelve (12) month period.

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If the Company shall give any notice of postponement or suspension or withdrawal of any registration statement pursuant to clause (c) (iv) above, the Company shall not, during the Postponement Period, register any Class A Common Stock, other than pursuant to a registration statement on Form S-4 or S-8 (or an equivalent registration form then in effect). Each Holder of Registrable Securities agrees that, upon receipt of any notice from the Company that the Company has determined to suspend use of, withdraw, terminate or postpone amending or supplementing any registration statement pursuant to clause (c)(iv) above, such Holder will discontinue its disposition of Registrable Securities pursuant to such registration statement. If the Company shall have suspended use of, withdrawn or terminated a registration statement filed under Section 2.1(b)(i) (whether pursuant to clause (c)(iv) above or as a result of any stop order, injunction or other order or requirement of the SEC or any other governmental agency or court), the Company shall not be considered to have effected a Demand Registration for the purposes of this Agreement and such request shall not count as a Demand Registration Request under this Agreement until the Company shall have permitted use of such suspended registration statement or filed a new registration statement covering the Registrable Securities covered by the withdrawn or terminated registration statement and such registration statement shall have been declared effective and shall not have been withdrawn. If the Company shall give any notice of suspension, withdrawal or postponement of a registration statement, the Company shall, not later than five (5) Business Days after the Valid Business Reason that caused such suspension, withdrawal or postponement no longer exists (but, with respect to a suspension, withdrawal or postponement pursuant to clause (c)(iv) above, in no event later than forty five (45) days after the date of the suspension, postponement or withdrawal), as applicable, permit use of such suspended registration statement or use its reasonable best efforts to effect the registration under the Securities Act of the Registrable Securities covered by the withdrawn or postponed registration statement in accordance with this Section 2.1 (unless the Initiating Holders or Shelf Underwriting Initiating Holders shall have withdrawn such request, in which case the Company shall not be considered to have effected a Demand Registration for the purposes of this Agreement and such request shall not count as a Demand Registration Request under this Agreement), and following such permission or such effectiveness such registration shall no longer be deemed to be suspended, withdrawn or postponed pursuant to clause (iv) of Section 2.1(c) above.

(d)           In connection with any Demand Registration, the Initiating Holder shall have the right to designate the lead managing underwriter (any lead managing underwriter for the purposes of this Agreement, the “Manager”) in connection with any underwritten offering pursuant to such registration and each other managing underwriter for any such underwritten offering; provided that in each case, each such underwriter is reasonably satisfactory to the Company, which approval shall not be unreasonably withheld or delayed.

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(e)           No Demand Registration shall be deemed to have occurred for purposes of Section 2.1(b) (i) if the registration statement relating thereto (x) does not become effective, (y) is not maintained effective for a period of at least one hundred eighty (180) days after the effective date thereof or such shorter period during which all Registrable Securities included in such Registration Statement have actually been sold (provided, however, that such period shall be extended for a period of time equal to the period any Holder of Registrable Securities refrains from selling any securities included in such Registration Statement at the request of the Company or an underwriter of the Company), or (z) is subject to a stop order, injunction, or similar order or requirement of the SEC during such period, (ii) for each Initiating Holder, if less than seventy five percent (75%) of the Registrable Securities requested by such Initiating Holder to be included in such Demand Registration are not so included pursuant to Section 2.3, (iii) if the method of disposition is a firm commitment underwritten public offering and less than seventy five percent (75%) of the applicable Registrable Securities have not been sold pursuant thereto (excluding any Registrable Securities included for sale in the underwriters’ overallotment option) or (iv) if the conditions to closing specified in any underwriting agreement, purchase agreement or similar agreement entered into in connection with the registration relating to such request are not satisfied (other than as a result of a default or breach thereunder by such Initiating Holder(s) or its Affiliates or are otherwise waived by such Initiating Holder(s)).

(f)           Any Initiating Holder may withdraw or revoke a Demand Registration Request delivered by such Initiating Holder at any time prior to the effectiveness of such Demand Registration by giving written notice to the Company of such withdrawal or revocation and such Demand Registration shall have no further force or effect and such request shall not count as a Demand Registration Request under this Agreement.

2.2.           Piggyback Registrations.

(a)           If the Company proposes or is required (pursuant to Section 2.1 or otherwise) to register any of its equity securities for its own account or for the account of any other shareholder under the Securities Act (other than pursuant to registrations on Form S-4 or Form S-8 or any similar successor forms thereto), the Company shall give written notice (the “Piggyback Notice”) of its intention to do so to each of the Holders of record of Registrable Securities, at least five (5) Business Days prior to the filing of any registration statement under the Securities Act. Upon the written request of any such Holder, made within five (5) days following the receipt of any such Piggyback Notice (which request shall specify the maximum number of Registrable Securities intended to be disposed of by such Holder and the intended method of distribution thereof), the Company shall, subject to Sections 2.2(c), 2.3 and 2.6 hereof, use its reasonable best efforts to cause all such Registrable Securities, the Holders of which have so requested the registration thereof, to be registered under the Securities Act with the securities which the Company at the time proposes to register to permit the sale or other disposition by the Holders (in accordance with the intended method of distribution thereof) of the Registrable Securities to be so registered, including, if necessary, by filing with the SEC a post-effective amendment or a supplement to the registration statement filed by the Company or the prospectus related thereto. There is no limitation on the number of such piggyback registrations which the Company is obligated to effect pursuant to the preceding sentence. No registration of Registrable Securities effected under this Section 2.2(a) shall relieve the Company of its obligations to effect Demand Registrations under Section 2.1 hereof. For the avoidance of doubt, this Section 2.2 shall not apply to any Underwritten Block Trade.

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(b)           The Company, subject to Sections 2.3 and 2.6, may elect to include in any registration statement filed pursuant to Section 2.1, (i) authorized but unissued shares of Class A Common Stock or shares of Class A Common Stock held by the Company as treasury shares and (ii) any other shares of Class A Common Stock which are requested to be included in such registration pursuant to the exercise of piggyback registration rights granted by the Company after the date hereof and which are not inconsistent with the rights granted in, or otherwise conflict with the terms of, this Agreement (“Additional Piggyback Rights”); provided, however, that, with respect to any underwritten offering, including an Underwritten Block Trade, such inclusion shall be permitted only to the extent that it is pursuant to, and subject to, the terms of the underwriting agreement or arrangements, if any, entered into by the Initiating Holders or the Majority Participating Holders in such underwritten offering.

(c)           Other than in connection with a Demand Registration or a Shelf Underwriting, at any time after giving a Piggyback Notice and prior to the effective date of the registration statement filed in connection with such registration, if the Company shall determine for any reason not to register or to delay registration of such equity securities, the Company may, at its election, give written notice of such determination to all Holders of record of Registrable Securities and (x) in the case of a determination not to register, shall be relieved of its obligation to register any Registrable Securities in connection with such abandoned registration, without prejudice, however, to the rights of Holders under Section 2.1, and (y) in the case of a determination to delay such registration of its equity securities, shall be permitted to delay the registration of such Registrable Securities for the same period as the delay in registering such other equity securities.

(d)           Any Holder shall have the right to withdraw its request for inclusion of its Registrable Securities in any registration statement pursuant to this Section 2.2 by giving written notice to the Company of its request to withdraw; provided, however, that such request must be made in writing prior to the earlier of the execution by such Holder of the underwriting agreement or the execution by such Holder of the custody agreement with respect to such registration or as otherwise required by the underwriters.

(e)           Notwithstanding Section 2.2(a), if either the LLR Investors or the Founder Investor(s) (the “Block Trade Initiating Holder”) wishes to engage in an Underwritten Block Trade off of a Shelf Registration Statement (either through filing an automatic shelf registration statement or through a take-down from an already existing Shelf Registration Statement), then notwithstanding the foregoing time periods, such LLR Investors or Founder Investor(s) only need to notify the Company of the Underwritten Block Trade two (2) Business Days prior to the day such offering is to commence and the Company shall notify the LLR Investors or the Founder Investor(s) (whichever is not the Block Trade Initiating Holder, the “Non-Initiating Holder”) and any Minority Investor that owns 1% or more of the then-outstanding Class A Common Stock (each, a “Significant Minority Investor”) on the same day and the Non-Initiating Holder and such Significant Minority Investors must elect whether or not to participate by the next Business Day (i.e., one (1) Business Day prior to the day such offering is to commence), and the Company shall as expeditiously as possible use its reasonable best efforts to facilitate such Shelf Underwriting (which may close as early as two (2) Business Days after the date it commences); provided, however, that the Block Trade Initiating Holder shall use commercially reasonable efforts to work with the Company and the underwriters prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the Underwritten Block Trade. In the event a Block Trade Initiating Holder requests such an Underwritten Block Trade, notwithstanding anything to the contrary in Section 2.1 or in this Section 2.2, any other Holder who does not constitute a Non-Initiating Holder or a Significant Minority Investor shall have no right to notice of or to participate in such Underwritten Block Trade at any time.

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2.3.           Allocation of Securities Included in Registration Statement.

(a)           If any requested registration or offering made pursuant to Section 2.1 (including a Shelf Underwriting) involves an underwritten offering and the Manager of such offering shall advise the Company in good faith that, in its view, the number of securities requested to be included in such underwritten offering by the Holders of Registrable Securities, the Company or any other Persons exercising Additional Piggyback Rights exceeds the largest number of securities (the “Section 2.3(a) Sale Number”) that can be sold in an orderly manner in such underwritten offering within a price range acceptable to the Initiating Holders and the Majority Participating Holders, the Company shall include in such underwritten offering:

(i)           first, all Registrable Securities requested to be included in such underwritten offering by the Holders thereof (including pursuant to the exercise of piggyback rights pursuant to Section 2.2); provided, however, that if the number of such Registrable Securities exceeds the Section 2.3(a) Sale Number, the number of such Registrable Securities (not to exceed the Section 2.3(a) Sale Number) to be included in such underwritten offering shall be allocated on a pro rata basis among all Holders (including each Initiating Holder) requesting that Registrable Securities be included in such underwritten offering (including pursuant to the exercise of piggyback rights pursuant to Section 2.2), based on the number of Registrable Securities then owned by each such Holder requesting inclusion in relation to the aggregate number of Registrable Securities owned by all Holders requesting inclusion;

(ii)           second, to the extent that the number of Registrable Securities to be included pursuant to clause (i) of this Section 2.3(a) is less than the Section 2.3(a) Sale Number, any securities that the Company proposes to register for its own account, up to the Section 2.3(a) Sale Number; and

(iii)           third, to the extent that the number of securities to be included pursuant to clauses (i) and (ii) of this Section 2.3(a) is less than the Section 2.3(a) Sale Number, the remaining securities to be included in such underwritten offering shall be allocated on a pro rata basis among all Persons requesting that securities be included in such underwritten offering pursuant to the exercise of Additional Piggyback Rights (“Piggyback Shares”), based on the aggregate number of Piggyback Shares then owned by each Person requesting inclusion in relation to the aggregate number of Piggyback Shares owned by all Persons requesting inclusion, up to the Section 2.3(a) Sale Number.

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Notwithstanding anything in this Section 2.3(a) to the contrary, no employee stockholder of the Company will be entitled to include Registrable Securities in an underwritten offering requested by the Initiating Holders or a Shelf Underwriting requested by the Shelf Underwriting Initiating Holders pursuant to Section 2.1 to the extent that the Manager of such underwritten offering shall determine in good faith that the participation of such employee stockholder would adversely affect the marketability of the securities being sold by the Initiating Holders or Shelf Underwriting Initiating Holders in such underwritten offering.

(b)           If any registration or offering made pursuant to Section 2.2 involves an underwritten primary offering on behalf of the Company and the Manager shall advise the Company that, in its view, the number of securities requested to be included in such underwritten offering by the Holders of Registrable Securities, the Company or any other Persons exercising Additional Piggyback Rights exceeds the largest number of securities (the “Section 2.3(b) Sale Number”) that can be sold in an orderly manner in such underwritten offering within a price range acceptable to the Company, the Company shall include in such underwritten offering:

(i)           first, all equity securities that the Company proposes to register for its own account;

(ii)           second, to the extent that the number of securities to be included pursuant to clause (i) of this Section 2.3(b) is less than the Section 2.3(b) Sale Number, the remaining Registrable Securities to be included in such underwritten offering shall be allocated on a pro rata basis among all Holders requesting that Registrable Securities be included in such underwritten offering pursuant to the exercise of piggyback rights pursuant to Section 2.2(a), based on the aggregate number of Registrable Securities then owned by each such Holder requesting inclusion in relation to the aggregate number of Registrable Securities owned by all Holders requesting inclusion, up to the Section 2.3(b) Sale Number; and

(iii)           third, to the extent that the number of securities to be included pursuant to clauses (i) and (ii) of this Section 2.3(b) is less than the Section 2.3(b) Sale Number, the remaining securities to be included in such underwritten offering shall be allocated on a pro rata basis among all Persons requesting that Piggyback Shares be included in such underwritten offering pursuant to the exercise of Additional Piggyback Rights, based on the aggregate number of Piggyback Shares then owned by each Person requesting inclusion in relation to the aggregate number of Piggyback Shares owned by all Persons requesting inclusion, up to the Section 2.3(b) Sale Number.

(c)           If any registration pursuant to Section 2.2 involves an underwritten offering that was initially requested by any Person(s) (other than a Holder) to whom the Company has granted registration rights which are not inconsistent with the rights granted in, and do not otherwise conflict with the terms of, this Agreement and the Manager shall advise the Company that, in its view, the number of securities requested to be included in such underwritten offering exceeds the largest number of securities (the “Section 2.3(c) Sale Number”) that can be sold in an orderly manner in such underwritten offering within a price range acceptable to the Company, the Company shall include in such underwritten offering:

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(i)           first, the shares requested to be included in such underwritten offering shall be allocated on a pro rata basis among such Person(s) requesting the registration and all Holders requesting that Registrable Securities be included in such underwritten offering pursuant to the exercise of piggyback rights pursuant to Section 2.2(a), based on the aggregate number of securities or Registrable Securities, as applicable, then owned by each of the foregoing requesting inclusion in relation to the aggregate number of securities or Registrable Securities, as applicable, owned by all such Persons and Holders requesting inclusion, up to the Section 2.3(c) Sale Number;

(ii)           second, to the extent that the number of securities to be included pursuant to clause (i) of this Section 2.3(c) is less than the Section 2.3(c) Sale Number, the remaining securities to be included in such underwritten offering shall be allocated on a pro rata basis among all Persons requesting that Piggyback Shares be included in such underwritten offering pursuant to the exercise of Additional Piggyback Rights, based on the aggregate number of Piggyback Shares then owned by each Person requesting inclusion in relation to the aggregate number of Piggyback Shares owned by all Persons requesting inclusion, up to the Section 2.3(c) Sale Number; and

(iii)           third, to the extent that the number of securities to be included pursuant to clauses (i) and (ii) of this Section 2.3(c) is less than the Section 2.3(c) Sale Number, any equity securities that the Company proposes to register for its own account, up to the Section 2.3(c) Sale Number.

(d)           If, as a result of the proration provisions set forth in clauses (a), (b) or (c) of this Section 2.3, any Holder shall not be entitled to include all Registrable Securities in an underwritten offering that such Holder has requested be included, such Holder may elect to withdraw such Holder’s request to include Registrable Securities in the registration to which such underwritten offering relates or may reduce the number requested to be included; provided, however, that (x) such request must be made in writing prior to the earlier of such Holder’s execution of the underwriting agreement or such Holder’s execution of the custody agreement with respect to such registration and (y) such withdrawal or reduction shall be irrevocable and, after making such withdrawal or reduction, such Holder shall no longer have any right to include Registrable Securities in the registration as to which such withdrawal or reduction was made to the extent of the Registrable Securities so withdrawn or reduced.

2.4.           Registration Procedures. If and whenever the Company is required by the provisions of this Agreement to effect or cause the registration of and/or participate in any offering or sale of any Registrable Securities under the Securities Act as provided in this Agreement (or use reasonable best efforts to accomplish the same), the Company shall, as expeditiously as possible:

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(a)           prepare and file all filings with the SEC and FINRA required for the consummation of the offering, including preparing and filing with the SEC a registration statement on an appropriate registration form of the SEC for the disposition of such Registrable Securities in accordance with the intended method of disposition thereof (including a Partner Distribution), which registration form (i) shall be selected by the Company (except as provided for in a Demand Registration Request) and (ii) shall, in the case of a shelf registration, be available for the sale of the Registrable Securities by the selling Holders thereof and such registration statement shall comply as to form in all material respects with the requirements of the applicable registration form and include all financial statements required by the SEC to be filed therewith, and the Company shall use its reasonable best efforts to cause such registration statement to become effective and remain continuously effective for such period as required by this Agreement (provided, however, that as far in advance as reasonably practicable before filing a registration statement or prospectus or any amendments or supplements thereto, or comparable statements under securities or state “blue sky” laws of any jurisdiction, or any free writing prospectus related thereto, the Company will furnish to the Holders participating in the planned offering and to the Manager, if any, copies of all such documents proposed to be filed (including all exhibits thereto), which documents will be subject to their reasonable review and reasonable comment and the Company shall not file any registration statement or amendment thereto, any prospectus or supplement thereto or any free writing prospectus related thereto to which the Initiating Holders, the Majority Participating Holders or the underwriters, if any, shall reasonably object); provided, however, that, notwithstanding the foregoing, in no event shall the Company be required to file any document with the SEC which in the view of the Company or its counsel contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make any statement therein not misleading;

(b)           (i) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith and such free writing prospectuses and Exchange Act reports as may be necessary to keep such registration statement continuously effective for such period as required by this Agreement and to comply with the provisions of the Securities Act with respect to the sale or other disposition of all Registrable Securities covered by such registration statement, and any prospectus so supplemented to be filed pursuant to Rule 424 under the Securities Act, in accordance with the intended methods of disposition by the seller or sellers thereof set forth in such registration statement and (ii) provide notice to such sellers of Registrable Securities and the Manager, if any, of the Company’s reasonable determination that a post-effective amendment to a registration statement would be appropriate;

(c)           furnish, without charge, to each Participating Holder and each underwriter, if any, of the securities covered by such registration statement such number of copies of such registration statement, each amendment and supplement thereto (in each case including all exhibits), the prospectus included in such registration statement (including each preliminary prospectus and any summary prospectus) and any other prospectus filed under Rule 424 under the Securities Act, each free writing prospectus utilized in connection therewith, in each case, in conformity with the requirements of the Securities Act, and other documents, as such seller and underwriter may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities owned by such seller (the Company hereby consenting to the use in accordance with all applicable laws of each such registration statement (or amendment or post-effective amendment thereto) and each such prospectus (or preliminary prospectus or supplement thereto) or free writing prospectus by each such Participating Holder and the underwriters, if any, in connection with the offering and sale of the Registrable Securities covered by such registration statement or prospectus);

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(d)              use its reasonable best efforts to register or qualify the Registrable Securities covered by such registration statement under such other securities or state “blue sky” laws of such jurisdictions as any sellers of Registrable Securities or any managing underwriter, if any, shall reasonably request in writing, and do any and all other acts and things which may be reasonably necessary or advisable to enable such sellers or underwriter, if any, to consummate the disposition of the Registrable Securities in such jurisdictions (including keeping such registration or qualification in effect for so long as such registration statement remains in effect), except that in no event shall the Company be required to qualify to do business as a foreign corporation in any jurisdiction where it would not, but for the requirements of this paragraph (d), be required to be so qualified, to subject itself to taxation in any such jurisdiction or to consent to general service of process in any such jurisdiction;

(e)              promptly notify each Participating Holder and each managing underwriter, if any: (i) when the registration statement, any pre-effective amendment, the prospectus or any prospectus supplement related thereto, any post-effective amendment to the registration statement or any free writing prospectus has been filed with the SEC and, with respect to the registration statement or any post-effective amendment, when the same has become effective; (ii) of any request by the SEC or state securities authority for amendments or supplements to the registration statement or the prospectus related thereto or for additional information; (iii) of the issuance by the SEC of any stop order suspending the effectiveness of the registration statement or the initiation of any proceedings for that purpose; (iv) of the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the securities or state “blue sky” laws of any jurisdiction or the initiation of any proceeding for such purpose; (v) of the existence of any fact of which the Company becomes aware which results in the registration statement or any amendment thereto, the prospectus related thereto or any supplement thereto, any document incorporated therein by reference, any free writing prospectus or the information conveyed at the time of sale to any purchaser containing an untrue statement of a material fact or omitting to state a material fact required to be stated therein or necessary to make any statement therein not misleading; and (vi) if at any time the representations and warranties contemplated by any underwriting agreement, securities sale agreement, or other similar agreement, relating to the offering shall cease to be true and correct in all material respects (unless otherwise qualified by materiality in which case such representations and warranties shall cease to be true and correct in all respects); and, if the notification relates to an event described in clause (v), unless the Company has declared that a Postponement Period exists, the Company shall promptly prepare and furnish to each such seller and each underwriter, if any, a reasonable number of copies of a prospectus supplemented or amended so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein in the light of the circumstances under which they were made not misleading;

(f)               comply (and continue to comply) with all applicable rules and regulations of the SEC (including maintaining disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e)) and internal control over financial reporting (as defined in Exchange Act Rule 13a-15(f)) in accordance with the Exchange Act), and make generally available to its security holders (including by way of filings with the SEC), as soon as reasonably practicable after the effective date of the registration statement (and in any event within forty-five (45) days, or ninety (90) days if it is a fiscal year, after the end of such twelve month period described hereafter), an earnings statement (which need not be audited) covering the period of at least twelve (12) consecutive months beginning with the first day of the Company’s first calendar quarter after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder;

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(g)               (i) (A) use its reasonable best efforts to cause all such Registrable Securities covered by such registration statement to be listed on the principal securities exchange on which similar securities issued by the Company are then listed, if the listing of such Registrable Securities is then permitted under the rules of such exchange, or (B) if no similar securities are then so listed, use its reasonable best efforts to either cause all such Registrable Securities to be listed on a national securities exchange or to secure designation of all such Registrable Securities as a Nasdaq National Market “national market system security” within the meaning of Rule 11Aa2-1 of the Exchange Act or, failing that, secure Nasdaq National Market authorization for such shares and, without limiting the generality of the foregoing, take all actions that may be required by the Company as the issuer of such Registrable Securities in order to facilitate the managing underwriter’s arranging for the registration of at least two market makers as such with respect to such shares with FINRA, and (ii) comply (and continue to comply) with the requirements of any self-regulatory organization applicable to the Company, including all corporate governance requirements;

(h)              cause its senior management, officers and employees to participate in, and to otherwise facilitate and cooperate with the preparation of the registration statement and prospectus and any amendments or supplements thereto (including participating in meetings, drafting sessions, due diligence sessions and rating agency presentations) taking into account the Company’s reasonable business needs;

(i)                provide and cause to be maintained a transfer agent and registrar for all such Registrable Securities covered by such registration statement not later than the effective date of such registration statement and, in the case of any secondary equity offering, provide and enter into any reasonable agreements with a custodian for the Registrable Securities;

(j)                enter into such customary agreements (including, if applicable, an underwriting agreement) and take such other actions as the Initiating Holder or the Majority Participating Holders or the underwriters shall reasonably request in order to expedite or facilitate the disposition of such Registrable Securities (it being understood that the Holders of the Registrable Securities which are to be distributed by any underwriters shall be parties to any such underwriting agreement and may, at their option, require that the Company make for the benefit of such Holders the representations, warranties and covenants of the Company which are being made to and for the benefit of such underwriters);

(k)               use its reasonable best efforts (i) to obtain opinions from the Company’s counsel, including local and/or regulatory counsel, and a “comfort” letter and updates thereof from the independent public accountants who have certified the financial statements of the Company (and/or any other financial statements) included or incorporated by reference in such registration statement, in each case, in customary form and covering such matters as are customarily covered by such opinions and “comfort” letters (including, in the case of such “comfort” letter, events subsequent to the date of such financial statements) delivered to underwriters in underwritten public offerings, which opinions and letters shall be dated the dates such opinions and “comfort” letters are customarily dated and otherwise reasonably satisfactory to the underwriters, if any, and (ii) furnish to each Participating Holder and to each underwriter, if any, a copy of such opinions and letters addressed to such underwriter;

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(l)               deliver promptly to counsel for the Majority Participating Holders and to each managing underwriter, if any, copies of all correspondence between the SEC and the Company, its counsel or auditors and all memoranda relating to discussions with the SEC or its staff with respect to the registration statement, and, upon receipt of such confidentiality agreements as the Company may reasonably request, make reasonably available for inspection by counsel for the Majority Participating Holders, by counsel for any underwriter participating in any disposition to be effected pursuant to such registration statement and by any attorney, accountant or other agent retained by the Majority Participating Holders or any such underwriter, during regular business hours, all pertinent financial and other records, pertinent corporate documents and properties of the Company, and cause all of the Company’s officers, directors and employees to supply all information reasonably requested by any such counsel for the Majority Participating Holders, counsel for an underwriter, attorney, accountant or agent in connection with such registration statement;

(m)             use its reasonable best efforts to prevent the issuance or obtain the prompt withdrawal of any order suspending the effectiveness of the registration statement, or the prompt lifting of any suspension of the qualification of any of the Registrable Securities for sale in any jurisdiction, in each case, as promptly as reasonably practicable;

(n)              provide a CUSIP number for all Registrable Securities, not later than the effective date of the registration statement;

(o)               use its reasonable best efforts to make available its senior management for participation in “road shows” and other marketing efforts and otherwise provide reasonable assistance to the underwriters (taking into account the Company’s reasonable business needs and the requirements of the marketing process) in the marketing of Registrable Securities in any underwritten offering;

(p)              promptly prior to the filing of any document which is to be incorporated by reference into the registration statement or the prospectus (after the initial filing or confidential submission of such registration statement), and prior to the filing or use of any free writing prospectus, provide copies of such document to counsel for the Majority Participating Holders and to each managing underwriter, if any, and make the Company’s representatives reasonably available for discussion of such document and make such changes in such document concerning the information regarding the Participating Holders contained therein prior to the filing thereof as counsel for the Majority Participating Holders or underwriters may reasonably request (provided, however, that, notwithstanding the foregoing, in no event shall the Company be required to file or confidentially submit any document with the SEC which in the view of the Company or its counsel contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make any statement therein not misleading);

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(q)               furnish to counsel for the Majority Participating Holders and to each managing underwriter, without charge, upon request, at least one conformed copy of the registration statement and any post-effective amendments or supplements thereto, including financial statements and schedules, all documents incorporated therein by reference, the prospectus contained in such registration statement (including each preliminary prospectus and any summary prospectus), any other prospectus and prospectus supplement filed under Rule 424 under the Securities Act and all exhibits (including those incorporated by reference) and any free writing prospectus utilized in connection therewith;

(r)               cooperate with the Participating Holders and the managing underwriter, if any, to facilitate the timely preparation and delivery of certificates not bearing any restrictive legends representing the Registrable Securities to be sold, and cause such Registrable Securities to be issued in such denominations and registered in such names in accordance with the underwriting agreement at least two (2) Business Days prior to any sale of Registrable Securities to the underwriters or, if not an underwritten offering, in accordance with the instructions of the Participating Holders at least two (2) Business Days prior to any sale of Registrable Securities and instruct any transfer agent and registrar of Registrable Securities to release any stop transfer orders in respect thereof (and, in the case of Registrable Securities registered on a Shelf Registration Statement, at the request of any Holder, prepare and deliver certificates representing such Registrable Securities not bearing any restrictive legends and deliver or cause to be delivered an opinion or instructions to the transfer agent in order to allow such Registrable Securities to be sold from time to time);

(s)               include in any prospectus or prospectus supplement if requested by any managing underwriter updated financial or business information for the Company’s most recent period or current quarterly period (including estimated results or ranges of results) if required for purposes of marketing the offering in the view of the managing underwriter;

(t)               take no direct or indirect action prohibited by Regulation M under the Exchange Act; provided, however, that to the extent that any prohibition is applicable to the Company, the Company will use its reasonable best efforts to make any such prohibition inapplicable;

(u)               use its reasonable best efforts to cause the Registrable Securities covered by the applicable registration statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the Participating Holders or the underwriters, if any, to consummate the disposition of such Registrable Securities;

(v)              take all such other commercially reasonable actions as are necessary or advisable in order to expedite or facilitate the disposition of such Registrable Securities;

(w)             take all reasonable action to ensure that any free writing prospectus utilized in connection with any registration covered by Section 2.1 or 2.2 complies in all material respects with the Securities Act, is filed in accordance with the Securities Act to the extent required thereby, is retained in accordance with the Securities Act to the extent required thereby and, when taken together with the related prospectus, prospectus supplement and related documents, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

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(x)               in connection with any underwritten offering, if at any time the information conveyed to a purchaser at the time of sale includes any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, promptly file with the SEC such amendments or supplements to such information as may be necessary so that the statements as so amended or supplemented will not, in the light of the circumstances, be misleading;

(y)              to the extent required by the rules and regulations of FINRA, retain a Qualified Independent Underwriter acceptable to the managing underwriter; and

(z)               use reasonable best efforts to cooperate with the managing underwriters, Participating Holders, any indemnitee of the Company and their respective counsel in connection with the preparation and filing of any applications, notices, registrations and responses to requests for additional information with FINRA, Nasdaq, or any other national securities exchange on which the shares of Class A Common Stock are listed.

To the extent the Company is a WKSI at the time any Demand Registration Request is submitted to the Company, the Company shall file an automatic shelf registration statement (as defined in Rule 405 under the Securities Act) (an “automatic shelf registration statement”) on Form S-3 which covers those Registrable Securities which are requested to be registered. The Company shall not take any action that would result in it not remaining a WKSI or would result in it becoming an ineligible issuer (as defined in Rule 405 under the Securities Act) during the period during which such automatic shelf registration statement is required to remain effective. If the Company does not pay the filing fee covering the Registrable Securities at the time the automatic shelf registration statement is filed, the Company agrees to pay such fee at such time or times as the Registrable Securities are to be sold in compliance with the SEC rules. If the automatic shelf registration statement has been outstanding for at least three (3) years, at or prior to the end of the third year the Company shall refile a new automatic shelf registration statement covering the Registrable Securities. If at any time when the Company is required to re-evaluate its WKSI status the Company determines that it is not a WKSI, the Company shall use its reasonable best efforts to refile the shelf registration statement on Form S-3 and, if such form is not available, Form S-1 and keep such registration statement effective during the period which such registration statement is required to be kept effective.

If the Company files any shelf registration statement for the benefit of the holders of any of its securities other than the Holders, and the Holders do not request that their Registrable Securities be included in such Shelf Registration Statement, the Company agrees that it shall include in such registration statement such disclosures as may be required by Rule 430B under the Securities Act (referring to the unnamed selling security holders in a generic manner by identifying the initial offering of the securities to the Holders) in order to ensure that the Holders may be added to such shelf registration statement at a later time through the filing of a prospectus supplement rather than a post-effective amendment.

The Company may require as a condition precedent to the Company’s obligations under this Section 2.4 that each Participating Holder as to which any registration is being effected (i) furnish the Company such information regarding such seller and the distribution of such securities as the Company may from time to time reasonably request (including as required under state securities laws), provided that such information is necessary for the Company to consummate such registration and shall be used only in connection with such registration and (ii) provide any underwriters participating in the distribution of such securities such information as the underwriters may request and execute and deliver any agreements, certificates or other documents as the underwriters may request.

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Each Holder of Registrable Securities agrees that upon receipt of any notice from the Company of the happening of any event of the kind described in clause (v) of paragraph (e) of this Section 2.4, such Holder will discontinue such Holder’s disposition of Registrable Securities pursuant to the registration statement covering such Registrable Securities until such Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by paragraph (e) of this Section 2.4 and, if so directed by the Company, will deliver to the Company (at the Company’s expense) all copies, other than permanent file copies, then in such Holder’s possession of the prospectus covering such Registrable Securities that was in effect at the time of receipt of such notice. In the event the Company shall give any such notice, the applicable period mentioned in paragraph (b) of this Section 2.4 shall be extended by the number of days during such period from and including the date of the giving of such notice to and including the date when each Participating Holder covered by such registration statement shall have received the copies of the supplemented or amended prospectus contemplated by paragraph (e) of this Section 2.4.

The Company agrees not to file or make any amendment to any registration statement with respect to any Registrable Securities, or any amendment of or supplement to the prospectus, or any free writing prospectus, which amendment refers to any Holder covered thereby by name, or otherwise identifies such Holder, without the consent of such Holder, such consent not to be unreasonably withheld or delayed, unless such disclosure is required by law, in which case the Company shall provide written notice to such Holders no less than five (5) Business Days prior to the filing.

To the extent that any of the LLR Investors, Minority Investors or Additional Investors is or may be deemed to be an “underwriter” of Registrable Securities pursuant to any SEC comments or policies, the Company agrees that (1) the indemnification and contribution provisions contained in Section 2.9 shall be applicable for the benefit of the LLR Investors, Minority Investors and Additional Investors, as applicable, in their role as an underwriter or deemed underwriter in addition to their capacity as a Holder and (2) the LLR Investors, Minority Investors and any Additional Investors, as applicable, shall be entitled to conduct the due diligence which an underwriter would normally conduct in connection with an offering of securities registered under the Securities Act, including receipt of customary opinions and comfort letters addressed to the LLR Investors, Minority Investors and Additional Investors, as applicable.

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2.5.          Registration Expenses.

(a)               The Company shall pay all Expenses with respect to any registration or offering of Registrable Securities pursuant to Section 2, whether or not a registration statement becomes effective or the offering is consummated.

(b)               Notwithstanding the foregoing, (x) the provisions of this Section 2.5 shall be deemed amended to the extent necessary to cause these expense provisions to comply with state “blue sky” laws of each state in which the offering is made and (y) in connection with any underwritten offering hereunder, each Participating Holder shall pay all underwriting discounts and commissions and any transfer taxes, if any, attributable to the sale of such Registrable Securities, pro rata with respect to payments of discounts and commissions in accordance with the number of shares sold in the offering by such Participating Holder.

2.6.          Certain Limitations on Registration Rights. In the case of any registration under Section 2.1 involving an underwritten offering, or, in the case of a registration under Section 2.2, if the Company has determined to enter into an underwriting agreement in connection therewith, all securities to be included in such underwritten offering shall be subject to such underwriting agreement and no Person may participate in such underwritten offering unless such Person (i) agrees to sell such Person’s securities on the basis provided therein and completes and executes all reasonable questionnaires, and other documents (including custody agreements and powers of attorney) which must be executed in connection therewith; provided, however, that all such documents shall be consistent with the provisions hereof and (ii) provides such other information to the Company or the underwriter as may be necessary to register such Person’s securities.

2.7.          Limitations on Sale or Distribution of Other Securities. The Company hereby agrees that, in connection with an offering pursuant to Section 2.1 (including any Shelf Underwriting pursuant to Section 2.1(e)) or 2.2, the Company shall not sell, transfer, or otherwise dispose of, any Class A Common Stock or Class A Common Stock Equivalent (other than as part of such underwritten public offering, a registration on Form S-4 or Form S-8 or any successor or similar form which is (x) then in effect or (y) shall become effective upon the conversion, exchange or exercise of any then outstanding Class A Common Stock Equivalent), until a period from seven days prior to the pricing date of such offering until (A) ninety (90) days after the pricing date of the first such offering and (B) seventy-five (75) days after the pricing date of any subsequent such offering or, in each case, such shorter period as the managing underwriter, the Company or any executive officer or director of the Company shall agree to; provided that the time period may be longer than ninety (90) days or seventy-five (75) days, as applicable, if required by the managing underwriter, as long as all Holders, directors and officers are subject to the same lock-up; and the Company shall (i) so provide in any registration rights agreements hereafter entered into with respect to any of its securities and (ii) use its reasonable best efforts to cause each holder of 1% or more of the then-outstanding Class A Common Stock and Class A Common Stock Equivalents, purchased or otherwise acquired from the Company (other than in a public offering) at any time after the date of this Agreement to so agree, and shall use its reasonable best efforts to cause each of its officers, directors and beneficial holders of 5% or more of the Class A Common Stock to so agree.

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2.8.          No Required Sale. Nothing in this Agreement shall be deemed to create an independent obligation on the part of any Holder to sell any Registrable Securities pursuant to any effective registration statement. A Holder is not required to include any of its Registrable Securities in any registration statement, is not required to sell any of its Registrable Securities which are included in any effective registration statement, and may sell any of its Registrable Securities in any manner in compliance with applicable law (subject to the restrictions set forth in the Shareholders Agreement) even if such shares are already included on an effective registration statement.

2.9.          Indemnification.

(a)               In the event of any registration or offer and sale of any securities of the Company under the Securities Act pursuant to this Section 2, the Company will (without limitation as to time), and hereby agrees to, and hereby does, indemnify and hold harmless, to the fullest extent permitted by law, each Participating Holder, its directors, officers, employees, stockholders, members, general and limited partners, agents, affiliates, representatives, successors and assigns (and the directors, officers, employees, stockholders, members, general and limited partners, agents, affiliates, representatives, successors and assigns thereof), each other Person who participates as a seller (and its directors, officers, employees, stockholders, members, general and limited partners, agents, affiliates, representatives, successors and assigns), underwriter or Qualified Independent Underwriter, if any, in the offering or sale of such securities, each officer, director, employee, stockholder, managing director, agent, affiliate, representative, successor, assign or partner of such underwriter or Qualified Independent Underwriter, and each other Person, if any, who controls (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) such seller or any such underwriter or Qualified Independent Underwriter and each director, officer, employee, stockholder, managing director, agent, affiliate, representative, successor, assign or partner of such controlling Person, from and against any and all losses, claims, damages or liabilities, joint or several, actions or proceedings (whether commenced or threatened) and expenses (including reasonable fees of counsel and any amounts paid in any settlement effected with the Company’s consent, which consent shall not be unreasonably withheld or delayed) to which each such indemnified party may become subject under the Securities Act or otherwise in respect thereof (collectively, “Claims”), insofar as such Claims arise out of, are based upon, relate to or are in connection with (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement under which such securities were registered under the Securities Act or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) any untrue statement or alleged untrue statement of a material fact contained in any preliminary, final or summary prospectus or any amendment or supplement thereto, together with the documents incorporated by reference therein, or any free writing prospectus utilized in connection therewith, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or (iii) any untrue statement or alleged untrue statement of a material fact in the information conveyed by the Company or any underwriter to any purchaser at the time of the sale to such purchaser, or the omission or alleged omission to state therein a material fact required to be stated therein, or (iv) any violation by the Company of any federal, state or common law rule or regulation applicable to the Company and relating to any action required of or inaction by the Company in connection with any such offering of Registrable Securities, and the Company will reimburse any such indemnified party for any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such Claim as such expenses are incurred; provided, however, that the Company shall not be liable to any such indemnified party in any such case to the extent such Claim arises out of or is based upon any untrue statement or alleged untrue statement of a material fact or omission or alleged omission of a material fact made in such registration statement or amendment thereof or supplement thereto or in any such prospectus or any preliminary, final or summary prospectus or free writing prospectus in reliance upon and in conformity with written information furnished to the Company by or on behalf of such indemnified party specifically for use therein. Such indemnity and reimbursement of expenses shall remain in full force and effect regardless of any investigation made by or on behalf of such indemnified party and shall survive the transfer of such securities by such seller.

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(b)               Each Participating Holder (and, if the Company requires as a condition to including any Registrable Securities in any registration statement filed in accordance with Section 2.1 or 2.2, any underwriter and Qualified Independent Underwriter, if any) shall, severally and not jointly, indemnify and hold harmless (in the same manner and to the same extent as set forth in paragraph (a) of this Section 2.9) to the extent permitted by law the Company, its officers and its directors, each Person controlling the Company within the meaning of the Securities Act and all other prospective sellers and their directors, officers, stockholders, fiduciaries, managing directors, agents, affiliates, representatives, successors, assigns or general and limited partners and respective controlling Persons with respect to any untrue statement or alleged untrue statement of any material fact in, or omission or alleged omission of any material fact from, such registration statement, any preliminary, final or summary prospectus contained therein, or any amendment or supplement thereto, or any free writing prospectus utilized in connection therewith, if such statement or alleged statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company or its representatives by or on behalf of such Participating Holder or underwriter or Qualified Independent Underwriter, if any, specifically for use therein, and each such Participating Holder, underwriter or Qualified Independent Underwriter, if any, shall reimburse such indemnified party for any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such Claim as such expenses are incurred; provided, however, that the aggregate amount which any such Participating Holder shall be required to pay pursuant to this Section 2.9 (including pursuant to indemnity, contribution or otherwise) shall in no case be greater than the amount of the net proceeds received by such Participating Holder upon the sale of the Registrable Securities pursuant to the registration statement giving rise to such Claim; provided, further, that such Participating Holder shall not be liable in any such case to the extent that prior to the filing or confidential submission of any such registration statement or prospectus or amendment thereof or supplement thereto, or any free writing prospectus utilized in connection therewith, such Participating Holder has furnished in writing to the Company information expressly for use in such registration statement or prospectus or any amendment thereof or supplement thereto or free writing prospectus which corrected or made not misleading information previously furnished to the Company. The Company and each Participating Holder hereby acknowledge and agree that, unless otherwise expressly agreed to in writing by such Participating Holders to the contrary, for all purposes of this Agreement, the only information furnished or to be furnished to the Company for use in any such registration statement, preliminary, final or summary prospectus or amendment or supplement thereto, or any free writing prospectus, are statements specifically relating to (i) the beneficial ownership of shares of Class A Common Stock by such Participating Holder and its Affiliates as disclosed in the section of such document entitled “Selling Stockholders” or “Principal and Selling Stockholders” and (ii) the name and address of such Participating Holder. If any additional information about such Holder or the plan of distribution (other than for an underwritten offering) is required by law to be disclosed in any such document, then such Holder shall not unreasonably withhold its agreement referred to in the immediately preceding sentence. Such indemnity and reimbursement of expenses shall remain in full force and effect regardless of any investigation made by or on behalf of such indemnified party and shall survive the transfer of such securities by such Holder.

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(c)               Indemnification similar to that specified in the preceding paragraphs (a) and (b) of this Section 2.9 (with appropriate modifications) shall be given by the Company and each Participating Holder with respect to any required registration or other qualification of securities under any applicable securities and state “blue sky” laws.

(d)               Any Person entitled to indemnification under this Agreement shall notify promptly the indemnifying party in writing of the commencement of any action or proceeding with respect to which a claim for indemnification may be made pursuant to this Section 2.9, but the failure of any indemnified party to provide such notice shall not relieve the indemnifying party of its obligations under the preceding paragraphs of this Section 2.9, except to the extent the indemnifying party is materially and actually prejudiced thereby and shall not relieve the indemnifying party from any liability which it may have to any indemnified party otherwise than under this Section 2. In case any action or proceeding is brought against an indemnified party and such indemnified party shall have notified the indemnifying party of the commencement thereof (as required above), the indemnifying party shall be entitled to participate therein and, unless in the reasonable opinion of outside counsel to the indemnified party a conflict of interest between such indemnified and indemnifying parties exists in respect of such Claim, to assume the defense thereof jointly with any other indemnifying party similarly notified, to the extent that it chooses, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party that it so chooses, the indemnifying party shall not be liable to such indemnified party for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that (i) if the indemnifying party fails to take reasonable steps necessary to defend diligently the action or proceeding within twenty (20) days after receiving notice from such indemnified party that the indemnified party believes it has failed to do so; or (ii) if such indemnified party who is a defendant in any action or proceeding which is also brought against the indemnifying party reasonably shall have concluded that there may be one or more legal or equitable defenses available to such indemnified party which are not available to the indemnifying party or which may conflict with or be different from those available to another indemnified party with respect to such Claim; or (iii) if representation of both parties by the same counsel is otherwise inappropriate under applicable standards of professional conduct, then, in any such case, the indemnified party shall have the right to assume or continue its own defense as set forth above (but with no more than one firm of counsel for all indemnified parties in each jurisdiction, except to the extent any indemnified party or parties reasonably shall have made a conclusion described in clause (ii) or (iii) above) and the indemnifying party shall be liable for any expenses therefor. No indemnifying party shall be liable for any settlement of any proceeding effected without its written consent (which consent shall not be unreasonably withheld or delayed), but if settled with such consent or if there be a final judgment for the plaintiff, such indemnifying party agrees to indemnify each indemnified party from and against any loss, claim, damage, liability or expense by reason of such settlement or judgment. No indemnifying party shall, without the written consent of the indemnified party, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified party is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (A) includes an unconditional release of the indemnified party from all liability arising out of such action or claim and (B) does not include a statement as to or an admission of fault or culpability, by or on behalf of any indemnified party.

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(e)             If for any reason the foregoing indemnity is unavailable, unenforceable or is insufficient to hold harmless an indemnified party under Sections 2.9(a), (b) or (c), then each applicable indemnifying party shall contribute to the amount paid or payable to such indemnified party as a result of any Claim in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and the indemnified party, on the other hand, with respect to such Claim. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. If, however, the allocation provided in the second preceding sentence is not permitted by applicable law, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party in such proportion as is appropriate to reflect not only such relative faults but also the relative benefits of the indemnifying party and the indemnified party as well as any other relevant equitable considerations. The parties hereto agree that it would not be just and equitable if any contribution pursuant to this Section 2.9(e) were to be determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the preceding sentences of this Section 2.9(e). The amount paid or payable in respect of any Claim shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such Claim. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. Notwithstanding anything in this Section 2.9(e) to the contrary, no indemnifying party (other than the Company) shall be required pursuant to this Section 2.9(e) to contribute any amount greater than the amount of the net proceeds received by such indemnifying party from the sale of Registrable Securities pursuant to the registration statement giving rise to such Claim, less the amount of any indemnification payment made by such indemnifying party pursuant to Sections 2.9(b) and (c). In addition, no Holder of Registrable Securities or any Affiliate thereof shall be required to pay any amount under this Section 2.9(e) unless such Person or entity would have been required to pay an amount pursuant to Section 2.9(b) if it had been applicable in accordance with its terms.

(f)                The indemnity and contribution agreements contained herein shall be in addition to any other rights to indemnification or contribution which any indemnified party may have pursuant to law or contract and shall remain operative and in full force and effect regardless of any investigation made or omitted by or on behalf of any indemnified party and shall survive the transfer of the Registrable Securities by any such party.

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(g)               The indemnification and contribution required by this Section 2.9 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or expense, loss, damage or liability is incurred.

2.10.        Limitations on Registration of Other Securities; Representation. From and after the date of this Agreement, the Company shall not, without the prior written consent of the LLR Investors and the Founder Investors (in each case, not to be unreasonably withheld or delayed), enter into any agreement with any holder or prospective holder of any securities of the Company giving such holder or prospective holder any registration rights the terms of which are (i) more favorable taken as a whole than the registration rights granted to the Holders hereunder or (ii) on parity with the registration rights granted to the Holders hereunder.

2.11.        No Inconsistent Agreements. The Company shall not hereafter enter into any agreement with respect to its securities that is inconsistent in any material respects with the rights granted to the Holders in this Agreement.

2.12.        Partner Distributions. Notwithstanding anything contained herein to the contrary, the Company shall, at the request of any Holder (including to effect a Partner Distribution) pursuant to Section 2.1 or Section 2.2, file any prospectus supplement or post-effective amendments, or include in the initial registration statement any disclosure or language, or include in any prospectus supplement or post-effective amendment any disclosure or language, and otherwise take any action, deemed necessary or advisable by such Holder or its counsel (including to effect such Partner Distribution).

Section 3.               Underwritten Offerings.

3.1.          Requested Underwritten Offerings. If requested by the underwriters for any underwritten offering pursuant to a registration requested under Section 2.1, the Company shall enter into a customary underwriting agreement with the underwriters. Such underwriting agreement shall (i) be satisfactory in form and substance to the Initiating Holders and the Majority Participating Holders, (ii) contain terms not inconsistent with the provisions of this Agreement and (iii) contain such representations and warranties by, and such other agreements on the part of, the Company and such other terms as are generally prevailing in agreements of that type, including indemnities and contribution agreements on substantially the same terms as those contained herein or as otherwise customary for the lead underwriter. Every Participating Holder shall be a party to such underwriting agreement. Each Participating Holder shall not be required to make any representations or warranties to or agreements with the Company or the underwriters other than customary representations of a selling shareholder, including representations, warranties or agreements regarding its ownership of and title to the Registrable Securities, any written information specifically provided by such Participating Holder for inclusion in the registration statement and its intended method of distribution; and any liability of such Participating Holder to any underwriter or other Person under such underwriting agreement for indemnity, contribution or otherwise shall in no case be greater than the amount of the net proceeds received by such Participating Holder upon the sale of Registrable Securities pursuant to such registration statement and in no event shall relate to anything other than information about such Holder specifically provided by such Holder for use in the registration statement and prospectus.

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3.2.          Piggyback Underwritten Offerings. In the case of a registration pursuant to Section 2.2, if the Company shall have determined to enter into an underwriting agreement in connection therewith, all of the Participating Holders’ Registrable Securities to be included in such registration shall be subject to such underwriting agreement. Each such Participating Holder shall not be required to make any representations or warranties to or agreements with the Company or the underwriters other than customary representations of a selling shareholder, including representations, warranties or agreements regarding its ownership of and title to the Registrable Securities, any written information specifically provided by such Participating Holder for inclusion in the registration statement and its intended method of distribution; and any liability of such Participating Holder to any underwriter or other Person under such underwriting agreement shall in no case be greater than the amount of the net proceeds received by such Participating Holder upon the sale of Registrable Securities pursuant to such registration statement and in no event shall relate to anything other than information about such Holder specifically provided by such Holder for use in the registration statement and prospectus.

Section 4.               General.

4.1.          Adjustments Affecting Registrable Securities. The provisions of this Agreement shall apply, to the full extent set forth herein with respect to the Registrable Securities, to any and all shares of capital stock of the Company, any successor or assign of the Company (whether by merger, share exchange, consolidation, sale of assets or otherwise) or any Subsidiary or parent company of the Company which may be issued in respect of, in exchange for or in substitution of, Registrable Securities and shall be appropriately adjusted for any stock dividends, splits, reverse splits, combinations, recapitalizations and the like occurring after the date hereof.

4.2.          Rule 144 and Rule 144A. If the Company shall have filed a registration statement pursuant to the requirements of Section 12 of the Exchange Act or a registration statement pursuant to the requirements of the Securities Act in respect of the Class A Common Stock or Class A Common Stock Equivalents, the Company covenants that (i) so long as it remains subject to the reporting provisions of the Exchange Act, it will timely file the reports required to be filed by it under the Securities Act or the Exchange Act (including, but not limited to, the reports under Sections 13 and 15(d) of the Exchange Act referred to in subparagraph (c)(1)(i) of Rule 144 under the Securities Act, as such Rule may be amended (“Rule 144”)) or, if the Company is not required to file such reports, it will, upon the request of any Holder, make publicly available other information so long as necessary to permit sales by such Holder under Rule 144, Rule 144A under the Securities Act, as such Rule may be amended (“Rule 144A”), or any similar rules or regulations hereafter adopted by the SEC, and (ii) it will take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by (A) Rule 144, (B) Rule 144A, (C) Regulation S under the Securities Act or (D) any similar rule or regulation hereafter adopted by the SEC. Upon the request of any Holder of Registrable Securities, the Company will promptly deliver to such Holder a written statement as to whether it has complied with such requirements.

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4.3.          Nominees for Beneficial Owners. If Registrable Securities are held by a nominee for the beneficial owner thereof, the beneficial owner thereof may, at its option, be treated as the Holder of such Registrable Securities for purposes of any request or other action by any Holder or Holders of Registrable Securities pursuant to this Agreement (or any determination of any number or percentage of shares constituting Registrable Securities held by any Holder or Holders of Registrable Securities contemplated by this Agreement); provided, however, that the Company shall have received evidence reasonably satisfactory to it of such beneficial ownership.

4.4.          Amendments and Waivers. Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement shall be effective against the Company or any Holder unless such modification, amendment or waiver is approved in writing by the Company, the Holders holding a majority of the Registrable Securities then held by all Holders, and the Founder; provided that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a Holder of Registrable Securities, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar). No failure or delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof or of any other or future exercise of any such right, power or privilege.

4.5.          Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (i) if personally delivered, on the date of delivery, (ii) if delivered by express courier service of national standing (with charges prepaid), on the Business Day following the date of delivery to such courier service, (iii) if deposited in the United States mail, first-class postage prepaid, on the fifth (5th) Business Day following the date of such deposit, (iv) if delivered by facsimile transmission, upon confirmation of successful transmission, (x) on the date of such transmission, if such transmission is completed at or prior to 5:00 p.m., local time of the recipient party on a Business Day, and (y) on the next Business Day following the date of transmission, if such transmission is completed after 5:00 p.m., local time of the recipient party, or is transmitted on a day that is not a Business Day, or (v) if via e-mail communication, on the date of delivery. All notices, demands and other communications hereunder shall be delivered as set forth below and to any other recipient at the address indicated on Schedule 4.5 hereto and to any subsequent holder of Stock subject to this Agreement at such address as indicated by the Company’s records, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

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if to the Company, to:

CompoSecure, Inc.
309 Pierce Street
Somerset, NJ 08873
Attention: Jonathan C. Wilk, President and CEO
Phone: (908) 518-0500, ext. 2220
Email: jwilk@composecure.com

with a copy (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, PA 19103
Attention: Kevin S. Shmelzer; Howard A. Kenny
Phone: (215) 963-5000; (212) 309-6000
Email: kevin.shmelzer@morganlewis.com; howard.kenny@morganlewis.com if to the LLR Investors, to:

c/o [●]
[Address]
Attention:	[●]
Phone:	[●]
Email:	[●]

with a copy (which shall not constitute notice) to:

[Address]
Attention:	[●]
Phone:	[●]
Email:	[●]

if to the Additional Investors, the Founder Investors or the CompoSecure Investors, to the address set forth opposite the name of such Additional Investor, Founder Investor or the CompoSecure Investor on the signature pages hereto or such other address indicated in the records of the Company.

4.6.          Successors and Assigns. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and the respective successors, permitted assigns, heirs and personal representatives of the parties hereto, whether so expressed or not. This Agreement may not be assigned by the Company without the prior written consent of the LLR Investors, the Founder Investors and the CompoSecure Investors. No Holder shall have the right to assign all or part of its or his rights and obligations under this Agreement to any Person, unless (i) such transferee duly executes and delivers to the Company a Joinder Agreement and (ii) with respect to Holders that are also party to the Shareholders Agreement, during the Lock-Up Period (as defined in the Shareholders Agreement), such assignment is made in connection with the transfer of Registrable Securities to a Permitted Transferee (as defined in the Shareholders Agreement) in accordance with and made in compliance with the Shareholders Agreement. Upon any such assignment, such assignee shall have and be able to exercise and enforce all rights of the assigning Holder which are assigned to it and, to the extent such rights are assigned, any reference to the assigning Holder shall be treated as a reference to the assignee. If any Holder shall acquire additional Registrable Securities, such Registrable Securities shall be subject to all of the terms, and entitled to all the benefits, of this Agreement. Additional Persons may become parties to this Agreement as “Minority Investors” with the consent of the Company, the LLR Investors and the Founder Investors (not to be unreasonably withheld or delayed), by executing and delivering to the Company the Joinder Agreement.

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4.7.          Termination.

(a)               The obligations of the Company and a Holder under this Agreement, in each case solely with respect to such Holder, will terminate upon the earlier of:

(i)                 the date on which such Holder no longer holds any Registrable Securities; or (ii) the later of (A) the date on which such Holder no longer beneficially owns at least 1% of the then outstanding Class A Common Stock or Class A Common Stock Equivalents, and such Holder (notwithstanding any beneficial ownership of Class A Common Stock or Class A Common Stock Equivalents by such Holder) is not an Affiliate of the Company and (B) the date on which such the Holder is eligible to sell its Registrable Securities pursuant to Rule 144.

(b)               This Agreement shall terminate on the date that is seven (7) years from date hereof.

(c)               Notwithstanding clauses (a) and (b) above, Section 2.5, Section 2.9, Section 4.9 and Section 4.13 shall survive termination of this Agreement.

4.8.          Entire Agreement. This Agreement and the other documents referred to herein or delivered pursuant hereto which form part hereof constitute the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof.

4.9.          Governing Law; Jurisdiction; WAIVER OF JURY TRIAL.

(a)               This Agreement will be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the principles of conflict of laws thereof.

(b)               Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement may be brought against any of the parties in the United States District Court for the Southern District of New York or any New York state court located in New York, New York, and each of the parties hereby consents to the exclusive jurisdiction of such court (and of the appropriate appellate courts) in any such suit, action or proceeding and waives any objection to venue laid therein. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT.

4.10.        Interpretation; Construction.

(a)               The table of contents and headings in this Agreement are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

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(b)               The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

4.11.        Counterparts. This Agreement may be executed and delivered in any number of separate counterparts (including by facsimile or electronic mail), each of which shall be an original, but all of which together shall constitute one and the same agreement.

4.12.        Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

4.13.        Specific Enforcement. It is agreed and understood that monetary damages would not adequately compensate an injured party for the breach of this Agreement by any party hereto and, accordingly, that this Agreement shall be specifically enforceable, in addition to any other remedy to which such injured party is entitled at law or in equity, and that any breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order. Further, each party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach or an award of specific performance is not an appropriate remedy for any reason at law or equity and agrees that a party’s rights would be materially and adversely affected if the obligations of the other parties under this Agreement were not carried out in accordance with the terms and conditions hereof. Each party further agrees that no party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtain any remedy referred to in this Section 4.13, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

4.14.        Further Assurances. Each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments, and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

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4.15.        Confidentiality. Each Holder agrees that any non-public information which they may receive relating to the Company and its Subsidiaries (the “Confidential Information”) will be held strictly confidential and will not be disclosed by it to any Person without the express written permission of the Company; provided, however, that the Confidential Information may be disclosed (i) in the event of any compulsory legal process or compliance with any applicable law, subpoena or other legal process, as required by an administrative requirement, order, decree or the rules of any relevant stock exchange or in connection with any filings that the Holder may be required to make with any regulatory authority; provided, however, that in the event of compulsory legal process, unless prohibited by applicable law or that process, each Holder agrees (A) to give the LLR Investors and the Company prompt notice thereof and to cooperate with the Company and the LLR Investors in securing a protective order in the event of compulsory disclosure and (B) that any disclosure made pursuant to public filings will be subject to the prior reasonable review of the Company and the LLR Investors, (ii) to any foreign or domestic governmental or quasi-governmental regulatory authority, including any stock exchange or other self-regulatory organization having jurisdiction over such party, (iii) to each Holder’s or its Affiliate’s, officers, directors, employees, partners, accountants, lawyers and other professional advisors for use relating solely to management of the investment or administrative purposes with respect to such Holder and (iv) to a proposed transferee of securities of the Company held by a Holder; provided, however, that the Holder informs the proposed transferee of the confidential nature of the information and the proposed transferee agrees in writing to comply with the restrictions in this Section 4.15 and delivers a copy of such writing to the Company.

4.16.        Opt-Out Requests. Each Holder shall have the right, at any time and from time to time (including after receiving information regarding any potential public offering), to elect to not receive any notice that the Company or any other Holders otherwise are required to deliver pursuant to this Agreement by delivering to the Company a written statement signed by such Holder that it does not want to receive any notices hereunder (an “Opt-Out Request”); in which case and notwithstanding anything to the contrary in this Agreement the Company and other Holders shall not be required to, and shall not, deliver any notice or other information required to be provided to Holders hereunder to the extent that the Company or such other Holders reasonably expect would result in a Holder acquiring material non-public information within the meaning of Regulation FD promulgated under the Exchange Act. An Opt-Out Request may state a date on which it expires or, if no such date is specified, shall remain in effect indefinitely. A Holder who previously has given the Company an Opt-Out Request may revoke such request at any time, and there shall be no limit on the ability of a Holder to issue and revoke subsequent Opt-Out Requests; provided that each Holder shall use commercially reasonable efforts to minimize the administrative burden on the Company arising in connection with any such Opt-Out Requests.

4.17.        Founder Registration Rights Agreement. The Founder Investors hereby agree that upon execution of this Agreement by such Founder Investors, the Founder Registration Rights Agreement shall be automatically terminated and superseded in its entirety by this Agreement.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

THE COMPANY:

[●]

By:
Name:
Title:

[Signature Page to Amended and Registration Rights Agreement]

LLR INVESTORS

[●]

By:
Name:
Title:

[Signature Page to Amended and Registration Rights Agreement]

Exhibit A

JOINDER AGREEMENT

This Joinder Agreement (this “Joinder Agreement”) is made as of [            ], by [and among [            ] (the “Transferring Holder”) and] [          ] (the “New Holder”), in accordance with that certain Amended and Restated Registration Rights Agreement, dated as of [●], 2021 (as amended from time to time, the “Agreement”), by and among CompoSecure, Inc., a Delaware corporation formerly known as Roman DBDR Tech Acquisition Corp. (the “Company”) and the other Holders party thereto.

WHEREAS, the Agreement requires the New Holder to become a party to the Agreement by executing this Joinder Agreement, and upon the New Holder signing this Joinder Agreement, the Agreement will be deemed to be amended to include the New Holder as a [(x) LLR Investor, (y) Minority Investor or (z) Additional Investor] thereunder;

NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

Section 1.               Party to the Agreement. By execution of this Joinder Agreement, as of the date hereof the New Holder is hereby made a party to the Agreement as a [(x) LLR Investor, (y) Minority Investor or (z) Additional Investor]. The New Holder hereby agrees to become a party to the Agreement and to be bound by, and subject to, all of the representations, covenants, terms and conditions of the Agreement [that are applicable to, and assignable under the Agreement by, the Transferring Holder,] in the same manner as if the New Holder were an original signatory to the Agreement. Execution and delivery of this Joinder Agreement by the New Holder shall also constitute execution and delivery by the New Holder of the Agreement, without further action of any party.

Section 2.               Defined Terms. Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement unless otherwise noted.

Section 3.                Representations and Warranties of the New Holder.

3.1.           Authorization. The New Holder has all requisite power and authority and has taken all action necessary in order to duly and validly approve the New Holder’s execution and delivery of, and performance of its obligations under, this Joinder Agreement. This Joinder Agreement has been duly executed and delivered by the New Holder and constitutes a legal, valid and binding agreement of the New Holder, enforceable against the New Holder in accordance with its terms.

3.2.           No Conflict. The New Holder is not under any obligation or restriction, nor shall it assume any such obligation or restriction, that does or would materially interfere or conflict with the performance of its obligations under this Joinder Agreement.

Exhibit A-1

Section 4.               Further Assurances. The parties agree to execute and deliver any further instruments or perform any acts which are or may become necessary to effectuate the purposes of this Joinder Agreement.

Section 5.               Governing Law. This Joinder Agreement will be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof.

Section 6.               Counterparts. This Joinder Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same amendatory instrument.

Section 7.               Entire Agreement. This Joinder Agreement and the Agreement contain the entire understanding, whether oral or written, of the parties hereto with respect to the matters covered hereby. Any amendment or change in this Joinder Agreement shall not be valid unless made in writing and signed by each of the parties hereto.

[Signature pages follow]

Exhibit A-2

Exhibit A

IN WITNESS WHEREOF, intending to be legally bound hereby, the undersigned parties have executed this Joinder Agreement as of the date first above written.

[TRANSFERRING HOLDER]

[ _____]

By:
Name:
Title:

NEW HOLDER

[ _____]

By:
Name:
Title:

Notice Address: [ ]
[ _____]
[ _____]
Attn: [ ]
Facsimile: [ ]

Accepted and Agreed to as of
the date first written above:

COMPANY

[●]

By:
Name:
Title:

Exhibit A-3

ANNEX B

TAX RECEIVABLE AGREEMENT

by and among

COMPOSECURE, INC., COMPOSECURE HOLDINGS, L.L.C.

and

THE PERSONS NAMED HEREIN

Dated as of [_], 2021

-i-

(continued)

-ii-

TAX RECEIVABLE AGREEMENT

This TAX RECEIVABLE AGREEMENT (this “Agreement”), is dated as of [_], 2021, by and among CompoSecure, Inc., a Delaware corporation formerly known as Roman DBDR Tech Acquisition Corp. (including any successor corporation, the “Corporate Taxpayer”), each of the undersigned parties, and each of the other persons from time to time that becomes a party hereto (each, excluding CompoSecure Holdings, L.L.C., a Delaware limited liability company (“Company”), a “TRA Party” and together the “TRA Parties”).

RECITALS

WHEREAS, the TRA Parties directly or indirectly hold units (the “Units”) in the Company, which is classified as a partnership for United States federal income tax purposes;

WHEREAS, pursuant to the Agreement and Plan of Merger (as the same may be amended from time to time) (the “Merger Agreement”), dated as of April 19, 2021, by and among the Corporate Taxpayer, the Company, Roman Parent Merger Sub, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of the Corporate Taxpayer (the “Merger Sub”), and LLR Equity Partners IV, L.P., a Delaware limited partnership, Merger Sub will be merged with and into the Company, and the Company will be the surviving entity following the merger (the “Merger”);

WHEREAS, after the consummation of the Merger, the Corporate Taxpayer will be the sole managing member of the Company, and holds and will hold, directly and/or indirectly, Units;

WHEREAS, the Units held by the TRA Parties may be exchanged for shares of Class A common stock (the “Class A Shares”) of the Corporate Taxpayer, in accordance with and subject to the provisions of that certain Exchange Agreement, dated as of [_], 2021, by and among the Company and the holders of Units of the Company party thereto (the “Exchange Agreement”);

WHEREAS, the Company and each of its direct and indirect Subsidiaries (as defined below) treated as a partnership for United States federal income tax purposes currently have and will have in effect an election under Section 754 of the Code (as defined below), for each Taxable Year (as defined below) that includes the Merger Date (as defined below) and for each Taxable Year in which a taxable acquisition (including a deemed taxable acquisition under Section 707(a) of the Code) or non-taxable acquisition of Units by the Corporate Taxpayer from any of the TRA Parties (an “Exchanging Holder”) for Class A Shares and/or other consideration (an “Exchange”) occurs;

WHEREAS, the income, gain, loss, expense and other Tax items of the Corporate Taxpayer may be affected by the (i) Common Basis, (ii) Basis Adjustments and (iii) Imputed Interest (each as defined below) (collectively, the “Tax Attributes”); and

WHEREAS, the parties to this Agreement desire to provide for certain payments and make certain arrangements with respect to the effect of the Tax Attributes on the liability for Taxes (as defined below) of the Corporate Taxpayer.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

SECTION 1.1 Definitions. As used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“Actual Tax Liability” means, with respect to any Taxable Year, the sum of (i) the actual liability for U.S. federal income Taxes of the Corporate Taxpayer as reported on its IRS Form 1120 (or any successor form) for such Taxable Year, and, without duplication, the portion of any liability for U.S. federal income taxes imposed directly on the Company (and the Company’s applicable Subsidiaries) under Section 6225 or any similar provision of the Code that is allocable to the Corporate Taxpayer under Section 704 of the Code (provided, that such amount will be calculated by excluding deductions of (and other impacts of) state and local income taxes) and (ii) the product of the amount of the United States federal taxable income or gain for such Taxable Year (provided, that such amount will be calculated by excluding deductions of (and other impacts of) state and local income taxes) reported on the Corporate Taxpayer’s IRS Form 1120 (or any successor form) and the Assumed Rate.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

“Agreed Rate” means a per annum rate of the lesser of (i) 6.5% and (ii) LIBOR plus 100 basis points.

“Agreement” has the meaning set forth in the Preamble to this Agreement.

“Amended Schedule” has the meaning set forth in Section 2.3(b) of this Agreement.

“Assumed Rate” means, with respect to any Taxable Year, the product of (a) the excess of (i) one hundred percent (100%) over (ii) the highest U.S. federal corporate income tax rate for such Taxable Year and (b) the sum, with respect to each state and local jurisdiction in which the Corporate Taxpayer files Tax Returns, of the products of (i) the Corporate Taxpayer’s tax apportionment rate(s) for such jurisdiction for such Taxable Year and (ii) the highest corporate tax rate(s) for such jurisdiction for such Taxable Year.

“Attributable” means the portion of any Tax Attribute of the Corporate Taxpayer that is “Attributable” to any present or former holder of Units, other than the Corporate Taxpayer, and shall be determined by reference to the Tax Attributes, under the following principles:

(i)	any Common Basis and the Basis Adjustments shall be determined separately with respect to each Exchanging Holder, using reasonable methods for tracking such Common Basis or Basis Adjustments, and are Attributable to each Exchanging Holder in an amount equal to the total Common Basis and Basis Adjustments relating to such Units Exchanged by such Exchanging Holder (determined without regard to any dilutive or antidilutive effect of any contribution to or distribution from the Company after the date of an applicable Exchange, and taking into account (i) Section 704(c) of the Code and (ii) any adjustment under Section 743(b) of the Code); and

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(ii)	any deduction to the Corporate Taxpayer with respect to a Taxable Year in respect of Imputed Interest is Attributable to the Person that is required to include the Imputed Interest in income (without regard to whether such Person is actually subject to Tax thereon).

“Basis Adjustment” means the adjustment to the Tax basis of a Reference Asset under Sections 732, 734(b) and/or 1012 of the Code (in situations where, as a result of one or more Exchanges, the Company becomes an entity that is disregarded as separate from its owner for United States federal income tax purposes) or under Sections 734(b), 743(b) and/or 754 of the Code (in situations where, following an Exchange, the Company remains in existence as an entity treated as a partnership for United States federal income tax purposes) as a result of an Exchange and the payments made pursuant to this Agreement in respect of such Exchange. For the avoidance of doubt, the amount of any Basis Adjustment resulting from an Exchange of one or more Units shall be determined without regard to any Pre-Exchange Transfer of such Units and as if any such Pre-Exchange Transfer had not occurred. The amount of any Basis Adjustment shall be determined using the Market Value at the time of the Exchange.

“Basis Schedule” has the meaning set forth in Section 2.1 of this Agreement.

“Beneficial Owner” means, with respect to any security, a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares: (i) voting power, which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power, which includes the power to dispose of, or to direct the disposition of, such security. The term “Beneficial Ownership” has a correlative meaning.

“Board” means the Board of Directors of the Corporate Taxpayer.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by law to close.

“Change of Control” means the occurrence of any of the following events or series of events after the closing of the transactions contemplated by the Merger Agreement:

(i)	any Person or any group of Persons acting together that would constitute a “group” for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended or any successor provisions thereto (excluding (a) a corporation or other entity owned, directly or indirectly, by the shareholders of the Corporate Taxpayer in substantially the same proportions as their ownership of stock of the Corporate Taxpayer or (b) a group of Persons in which one or more Affiliates of Permitted Investors, directly or indirectly hold Beneficial Ownership of securities representing more than 50% of the total voting power held by such group) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Corporate Taxpayer representing more than 50% of the combined voting power of the Corporate Taxpayer’s then outstanding voting securities; or

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(ii)	the following individuals cease for any reason to constitute a majority of the number of directors of the Corporate Taxpayer then serving: individuals who, on the Merger Date, constitute the Board and any new director whose appointment or election by the Board or nomination for election by the Corporate Taxpayer’s shareholders was approved or recommended by a vote of at least fifty percent (50%) of the directors then still in office who either were directors on the Merger Date or whose appointment, election or nomination for election was previously so approved or recommended by the directors referred to in this clause (ii); or

(iii)	there is consummated a merger or consolidation of the Corporate Taxpayer with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (x) the Board immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the company surviving the merger or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (y) the voting securities of the Corporate Taxpayer immediately prior to such merger or consolidation do not continue to represent or are not converted into more than 50% of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof; or

(iv)	the shareholders of the Corporate Taxpayer approve a plan of complete liquidation or dissolution of the Corporate Taxpayer or there is consummated an agreement or series of related agreements for the sale, lease or other disposition, directly or indirectly, by the Corporate Taxpayer of all or substantially all of the Corporate Taxpayer’s assets, other than such sale or other disposition by the Corporate Taxpayer of all or substantially all of the Corporate Taxpayer’s assets to an entity at least 50% of the combined voting power of the voting securities of which are owned by shareholders of the Corporate Taxpayer in substantially the same proportions as their ownership of the Corporate Taxpayer immediately prior to such sale.

Notwithstanding the foregoing, except with respect to clause (ii) and clause (iii)(x) above, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the shares of the Corporate Taxpayer immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in, and voting control over, and own substantially all of the shares of, an entity which owns, directly or indirectly, all or substantially all of the assets of the Corporate Taxpayer immediately following such transaction or series of transactions.

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“Class A Shares” has the meaning set forth in the Recitals of this Agreement.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Common Basis” means the Tax basis of the Reference Assets that are depreciable or amortizable for United States federal income tax purposes Attributable to Units acquired by the Corporate Taxpayer upon an Exchange. For the avoidance of doubt, Common Basis shall not include any Basis Adjustments.

“Company” has the meaning set forth in the Preamble of this Agreement.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Corporate Taxpayer” has the meaning set forth in the Preamble to this Agreement; provided that the term “Corporate Taxpayer” shall include any company that is a member of any consolidated Tax Return of which CompoSecure, Inc., formerly known as Roman DBDR Tech Acquisition Corp., is a member.

“Corporate Taxpayer Return” means the United States federal income Tax Return of the Corporate Taxpayer filed with respect to Taxes of any Taxable Year, including any consolidated Tax Return.

“Cumulative Net Realized Tax Benefit” for a Taxable Year means the cumulative amount of Realized Tax Benefits for all Taxable Years of the Corporate Taxpayer, up to and including such Taxable Year net of the Realized Tax Detriment for the same period. The Realized Tax Benefit and Realized Tax Detriment for each Taxable Year shall be determined based on the most recent Tax Benefit Schedules or Amended Schedules, if any, in existence at the time of such determination; provided, that, for the avoidance of doubt, the computation of the Cumulative Net Realized Tax Benefit shall be adjusted to reflect any applicable Determination with respect to any Realized Tax Benefits and/or Realized Tax Detriments.

“Default Rate” means a per annum rate of LIBOR plus 500 basis points.

“Determination” has the meaning ascribed to such term in Section 1313(a) of the Code or any other event (including the execution of IRS Form 870-AD), including a settlement with the applicable Taxing Authority, that establishes the amount of any liability for Tax.

“Dispute” has the meaning set forth in Section 7.8(a) of this Agreement.

“Early Termination Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.

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“Early Termination Effective Date” means the date on which an Early Termination Schedule becomes binding pursuant to Section 4.2.

“Early Termination Notice” has the meaning set forth in Section 4.2 of this Agreement.

“Early Termination Payment” has the meaning set forth in Section 4.3(b) of this Agreement.

“Early Termination Rate” means the lesser of (i) 6.5% and (ii) LIBOR plus 100 basis points.

“Early Termination Schedule” has the meaning set forth in Section 4.2 of this Agreement.

“Exchange” has the meaning set forth in the Recitals of this Agreement.

“Exchange Agreement” has the meaning set forth in the Recitals of this Agreement.

“Exchange Date” means the date of any Exchange.

“Exchanging Holder” has the meaning set forth in the Recitals of this Agreement.

“Expert” has the meaning set forth in Section 7.9 of this Agreement.

“Future TRAs” has the meaning set forth in Section 5.1 of this Agreement.

“Hypothetical Tax Liability” means, with respect to any Taxable Year, the liability for Taxes of (i) the Corporate Taxpayer and (ii) without duplication, the portion of any liability for U.S. federal income taxes imposed directly on the Company (and the Company’s applicable subsidiaries) under Section 6225 or any similar provision of the Code that is allocable to the Corporate Taxpayer under Section 704 of the Code (provided, that such amount will be calculated by excluding deductions of (and other impacts of) state and local income taxes), in each case using the same methods, elections, conventions and similar practices used on the relevant Corporate Taxpayer Return, but (a) using the Non-Stepped Up Tax Basis as reflected on the Basis Schedule including amendments thereto for the Taxable Year and (b) excluding any deduction attributable to Imputed Interest attributable to any payment made under this Agreement for the Taxable Year; provided, that Hypothetical Tax Liability shall be calculated assuming the liability for state and local Taxes (but not, for the avoidance of doubt, United States federal taxes) shall be equal to the product of (i) the amount of the U.S. federal taxable income or gain calculated for purposes of this definition of Hypothetical Tax Liability for such Taxable Year (provided, that such amount shall be calculated by excluding deductions of (and other impacts of) state and local income taxes) multiplied by (ii) the Assumed Rate. For the avoidance of doubt, Hypothetical Tax Liability shall be determined without taking into account the carryover or carryback of any Tax item (or portions thereof) that is attributable to a Tax Attribute as applicable.

“Imputed Interest” in respect of a TRA Party shall mean any interest imputed under Section 1272, 1274, 7872 or 483 or other provision of the Code with respect to the Corporate Taxpayer’s payment obligations in respect of such TRA Party under this Agreement.

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“Interest Amount” has the meaning set forth in Section 3.1(b) of this Agreement.

“IRS” means the United States Internal Revenue Service.

“Joinder” has the meaning set forth in Section 7.6(a) of this Agreement.

“LIBOR” means during any period, the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by the Corporate Taxpayer as an authorized information vendor for the purpose of displaying rates at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market (an “Alternate Source”), at approximately 11:00 a.m., London time, two (2) Business Days prior to the first day of such period as the London interbank offered rate for U.S. dollars having a borrowing date and a maturity comparable to such period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any LIBOR Alternate Source, a comparable replacement rate determined by the Corporate Taxpayer at such time, which determination shall be conclusive absent manifest error); provided, that at no time shall LIBOR be less than 0%. If the Corporate Taxpayer has made the determination (such determination to be conclusive absent manifest error) that (i) LIBOR is no longer a widely recognized benchmark rate for newly originated loans in the U.S. loan market in U.S. dollars or (ii) the applicable supervisor or administrator (if any) of LIBOR has made a public statement identifying a specific date after which LIBOR shall no longer be used for determining interest rates for loans in the U.S. loan market in U.S. dollars, then the Corporate Taxpayer shall (as determined by the Corporate Taxpayer to be consistent with market practice generally), establish a replacement interest rate (the “Replacement Rate”), in which case, the Replacement Rate shall, subject to the next two sentences, replace LIBOR for all purposes under this Agreement. In connection with the establishment and application of the Replacement Rate, this Agreement shall be amended solely with the consent of the Corporate Taxpayer and the Company, as may be necessary or appropriate, in the reasonable judgment of the Corporate Taxpayer, to effect the provisions of this section. The Replacement Rate shall be applied in a manner consistent with market practice; provided that, in each case, to the extent such market practice is not administratively feasible for the Corporate Taxpayer, such Replacement Rate shall be applied as otherwise reasonably determined by the Corporate Taxpayer.

“LLC Agreement” means, with respect to the Company, the Second Amended and Restated Limited Liability Company Agreement of the Company, dated on or about the date hereof, as such agreement may be further amended, restated, supplemented and/or otherwise modified from time to time.

“LLC Unit Holder” means a holder of Units other than the Corporate Taxpayer.

“LLR Assignee” means any Permitted Transferee (as such term is defined in the Joinder) of an LLR Party.

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“LLR Funds” means, individually or collectively, any investment fund, co-investment vehicles and/or other similar vehicles or accounts, in each case managed by LLR Equity Partners IV, L.P. or LLR Equity Partners Parallel IV, L.P., or any of their respective successors.

“LLR Party” means any LLR Fund that is a TRA Party or becomes a TRA Party for purposes of this Agreement pursuant to Section 7.6(a).

“LLR Representative” means [        ] or such other Person designated, from time to time, by the LLR Parties.

“Logan Assignee” means any Permitted Transferee (as such term is defined in the Joinder) of a Logan Party.

“Logan Entities” means, individually or collectively, Michele D. Logan and any trust, entity or other similar vehicle or account, in each case affiliated with Michele D. Logan and her Affiliates, or any of their respective successors, which as of the date hereof includes Ephesians Holdings 3:16 LLC[, the Carol D. Herslow Credit Shelter Trust B] and the Michele D. Logan 2017 Charitable Remainder Unitrust.

“Logan Party” means any Logan Entity that is a TRA Party or becomes a TRA Party for purposes of this Agreement pursuant to Section 7.6(a).

“Logan Representative” means [       ] or such other Person designated, from time to time, by the Logan Parties.

“Market Value” shall mean, with respect to an Exchange, the value of the Class A Shares on the applicable Exchange Date used by the Corporate Taxpayer in its U.S. federal income tax reporting with respect to such Exchange.

“Material Objection Notice” has the meaning set forth in Section 4.2 of this Agreement.

“Merger” has the meaning set forth in the Recitals of this Agreement.

“Merger Agreement” has the meaning set forth in the Recitals of this Agreement.

“Merger Date” means the closing date of the Merger.

“Merger Sub” has the meaning set forth in the Recitals of this Agreement.

“Net Tax Benefit” has the meaning set forth in Section 3.1(b) of this Agreement.

“Non-Stepped Up Tax Basis” means, with respect to any Reference Asset, the Tax basis that such asset would have had at such time if no Basis Adjustments had been made and if the Common Basis was equal to zero.

“Objection Notice” has the meaning set forth in Section 2.3(a) of this Agreement.

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“Permitted Investors” means any of (i) the Logan Entities and any of their Affiliates and (ii) the LLR Funds and any of their Affiliates.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

“Pre-Adjustment Net Tax Benefit” has the meaning set forth in Section 3.1(b) of this Agreement.

“Pre-Exchange Transfer” means any transfer (including upon the death of an LLC Unit Holder) or distribution in respect of one or more Units (i) that occurs prior to an Exchange of such Units, and (ii) to which Section 734(b) or 743(b) of the Code applies.

“Realized Tax Benefit” means, for a Taxable Year, the excess, if any, of the Hypothetical Tax Liability over the Actual Tax Liability of (i) the Corporate Taxpayer and (ii) without duplication, the Company (and the Company’s applicable subsidiaries), but only with respect to Taxes imposed on the Company (and the Company’s applicable subsidiaries) that are allocable to the Corporate Taxpayer under Section 704 of the Code. If all or a portion of the Actual Tax Liability for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination.

“Realized Tax Detriment” means, for a Taxable Year, the excess, if any, of the Actual Tax Liability over the Hypothetical Tax Liability of (i) the Corporate Taxpayer and (ii) without duplication, the Company (and the Company’s applicable subsidiaries), but only with respect to Taxes imposed on the Company (and the Company’s applicable subsidiaries) that are allocable to the Corporate Taxpayer under Section 704 of the Code. If all or a portion of the Actual Tax Liability for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination.

“Reconciliation Dispute” has the meaning set forth in Section 7.9 of this Agreement.

“Reconciliation Procedures” has the meaning set forth in Section 2.3(a) of this Agreement.

“Reference Asset” means an asset that is held by the Company, or by any of its direct or indirect Subsidiaries treated as a partnership or disregarded entity (but only to the extent such indirect Subsidiaries are held through Subsidiaries treated as partnerships or disregarded entities) for purposes of the applicable Tax, at the time of an Exchange. A Reference Asset also includes any asset that is “substituted basis property” under Section 7701(a)(42) of the Code with respect to a Reference Asset. For the avoidance of doubt, a Reference Asset does not include an asset held directly or indirectly by a Subsidiary treated as a corporation for U.S. federal income tax purposes.

“Schedule” means any of the following: (i) a Basis Schedule; (ii) a Tax Benefit Schedule; or (iii) the Early Termination Schedule.

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“Section 734(b) Exchange” means any Exchange that results in a Basis Adjustment under Section 734(b) of the Code.

“Senior Obligations” has the meaning set forth in Section 5.1 of this Agreement.

“Subsidiaries” means, with respect to any Person, as of any date of determination, any other Person as to which such Person, owns, directly or indirectly, or otherwise controls more than 50% of the voting power or other similar interests or the sole general partner interest or managing member or similar interest of such Person.

“Subsidiary Stock” means stock or other equity interest in a Subsidiary of the Company that is treated as a corporation for U.S. federal income tax purposes.

“Tax Attributes” has the meaning set forth in the Recitals of this Agreement.

“Tax Benefit Payment” has the meaning set forth in Section 3.1(b) of this Agreement.

“Tax Benefit Schedule” has the meaning set forth in Section 2.2 of this Agreement.

“Tax Return” means any return, declaration, report or similar statement filed or required to be filed with respect to Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

“Taxable Year” means a taxable year of the Corporate Taxpayer as defined in Section 441(b) of the Code or comparable section of state or local Tax law, as applicable (and, therefore, for the avoidance of doubt, may include a period of less than twelve (12) months for which a Tax Return is made), ending on or after the Merger Date.

“Taxes” means any and all United States federal, state, local and foreign taxes, assessments or similar charges that are based on or measured with respect to net income or profits, and any interest related to such Tax.

“Taxing Authority” means any domestic, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

“TRA Party” has the meaning set forth in the Preamble to this Agreement.

“TRA Party Representative” means:

(a)	with respect to each LLR Fund, LLR Representative;

(b)	with respect to each Logan Entity, Logan Representative; and

(c)	with respect to all other TRA Parties, if applicable, [__________] or such other Person designated as such; provided, however, that any change to such Person shall be selected by a majority in voting interest of such other TRA Parties (based on the number of Units then held by such TRA Parties).

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“Treasury Regulations” means the final, temporary and proposed regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.

“Units” has the meaning set forth in the Recitals of this Agreement.

“Valuation Assumptions” shall mean, as of an Early Termination Date, the assumptions that in each Taxable Year ending on or after such Early Termination Date, (1) the Corporate Taxpayer will have taxable income sufficient to fully utilize the Tax items arising from the Tax Attributes (other than any items addressed in clause (2) below) during such Taxable Year or future Taxable Years (including, for the avoidance of doubt, Basis Adjustments and Imputed Interest that would result from future payments made under this Agreement that would be paid in accordance with the Valuation Assumptions) in which such deductions would become available, (2) loss carryovers generated by deductions arising from any Tax Attributes or Imputed Interest that are available as of the date of such Early Termination Date will be used by the Corporate Taxpayer on a pro rata basis from the date of such Early Termination Date through the earlier of (x) the scheduled expiration date under applicable Tax law of such loss carryovers or (y) the fifth (5th) anniversary of the Early Termination Date, (3) the United States federal, state and local income tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code and other law as in effect on the Early Termination Date, (4) any non-amortizable assets (other than any Subsidiary Stock) will be disposed of on the fifteenth (15th) anniversary of the applicable Exchange and any cash equivalents will be disposed of twelve (12) months following the Early Termination Date, unless such date has passed in which case such assets will be deemed disposed of on the fifth (5th) anniversary of the Early Termination Date; provided, that in the event of a Change of Control, such non-amortizable assets shall be deemed disposed of at the time of sale (if applicable) of the relevant asset in the Change of Control (if earlier than such fifteenth (15th) anniversary), (5) any Subsidiary Stock will not be deemed to be disposed unless actually disposed, and (6) if, at the Early Termination Date, there are Units that have not been Exchanged, then each such Unit shall be deemed Exchanged for the Market Value of the Class A Shares that would be transferred if the Exchange occurred on the Early Termination Date.

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ARTICLE II
DETERMINATION OF CERTAIN REALIZED TAX BENEFIT

SECTION 2.1 Basis Schedule. Within sixty (60) calendar days after the due date (including extensions) of IRS Form 1120 (or any successor form) of the Corporate Taxpayer for each relevant Taxable Year, the Corporate Taxpayer shall deliver to each TRA Party a schedule (the “Basis Schedule”) that shows, in reasonable detail necessary to perform the calculations required by this Agreement, (i) the Common Basis of the Reference Assets in respect of such TRA Party, if any, (ii) the Non-Stepped Up Tax Basis of the Reference Assets in respect of such TRA Party as of each applicable Exchange Date, if any, (iii) the Basis Adjustment with respect to the Reference Assets in respect of such TRA Party as a result of the Exchanges effected in such Taxable Year or any prior Taxable Year by such TRA Party, if any, calculated in the aggregate, and (iv) the period (or periods) over which the Common Basis and each Basis Adjustment in respect of such TRA Party is amortizable and/or depreciable. All costs and expenses incurred in connection with the provision and preparation of the Basis Schedules and Tax Benefit Schedules under this Agreement shall be borne by the Company.

SECTION 2.2 Tax Benefit Schedule.

(a)            Tax Benefit Schedule. Within sixty (60) calendar days after the due date (including extensions) of IRS Form 1120 (or any successor form) of the Corporate Taxpayer for any Taxable Year in which there is a Realized Tax Benefit or a Realized Tax Detriment Attributable to a TRA Party, the Corporate Taxpayer shall provide to such TRA Party a schedule showing, in reasonable detail, the calculation of the Realized Tax Benefit and Tax Benefit Payment, or the Realized Tax Detriment, as applicable, in respect of such TRA Party for such Taxable Year (a “Tax Benefit Schedule”). Each Tax Benefit Schedule will become final as provided in Section 2.3(a) and may be amended as provided in Section 2.3(b) (subject to the procedures set forth in Section 2.3(b)).

(b)            Applicable Principles.

(i)               General. Subject to Section 3.3, the Realized Tax Benefit (or the Realized Tax Detriment) for each Taxable Year is intended to measure the decrease (or increase) in the actual liability for Taxes of the Corporate Taxpayer for such Taxable Year attributable to the Tax Attributes, determined using a “with and without” methodology. Carryovers or carrybacks of any Tax item attributable to any of the Tax Attributes shall be considered to be subject to the rules of the Code and the Treasury Regulations governing the use, limitation and expiration of carryovers or carrybacks of the relevant type. If a carryover or carryback of any Tax item includes a portion that is attributable to any Tax Attribute and another portion that is not, such portions shall be considered to be used in accordance with the “with and without” methodology. The parties agree that (A) all Tax Benefit Payments (other than the portion of the Tax Benefit Payments treated as Imputed Interest) attributable to the Common Basis or Basis Adjustments will be treated as subsequent upward purchase price adjustments that have the effect of creating additional Basis Adjustments to Reference Assets for the Corporate Taxpayer in the year of payment, (B) as a result, such additional Basis Adjustments will be incorporated into the current year calculation and into future year calculations, as appropriate, and (C) the Actual Tax Liability will take into account the deduction of the portion of the Tax Benefit Payment that must be accounted for as Imputed Interest.

(ii)              Applicable Principles of Section 734(b) Exchanges. Notwithstanding any provisions to the contrary in this Agreement, the foregoing treatment set out in the last sentence of Section 2.2(b)(i) shall not be required to apply to payments hereunder to an Exchanging Holder in respect of a Section 734(b) Exchange by such Exchanging Holder. For the avoidance of doubt, payments made under this Agreement relating to a Section 734(b) Exchange shall not be treated as resulting in a Basis Adjustment to the extent such payments are treated as Imputed Interest. The parties intend that (A) an Exchanging Holder that has made a Section 734(b) Exchange shall, with respect to the Basis Adjustment resulting from such Section 734(b) Exchange or any payments hereunder in respect of such Section 734(b) Exchange, be entitled to Tax Benefit Payments attributable to such Basis Adjustments only to the extent such Basis Adjustments are allocable to the Corporate Taxpayer following such Section 734(b) Exchange (without taking into account any concurrent or subsequent Exchanges) and (B) if, as a result of a subsequent Exchange, an increased portion of the Basis Adjustments resulting from such Section 734(b) Exchange or any payments hereunder in respect of such Section 734(b) Exchange becomes allocable to the Corporate Taxpayer, then the LLC Unit Holder that makes such subsequent Exchange shall be entitled to a Tax Benefit Payment calculated in respect of such increased portion. For purposes of this Agreement, such Basis Adjustments resulting from subsequent Section 734(b) Exchanges as described in (B) in the previous sentence shall be reported and treated as Common Basis for purposes of this Agreement.

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SECTION 2.3 Procedures, Amendments.

(a)            Procedure. Every time the Corporate Taxpayer delivers to a TRA Party an applicable Schedule under this Agreement, including any Amended Schedule delivered pursuant to Section 2.3(b), and any Early Termination Schedule or amended Early Termination Schedule, the Corporate Taxpayer shall also (x) deliver to such TRA Party supporting schedules and work papers, as determined by the Corporate Taxpayer or as reasonably requested by such TRA Party, providing reasonable detail regarding data and calculations that were relevant for purposes of preparing the Schedule and (y) allow such TRA Party reasonable access at no cost to the appropriate representatives at the Corporate Taxpayer, as determined by the Corporate Taxpayer or as reasonably requested by such TRA Party, in connection with a review of such Schedule. Without limiting the generality of the preceding sentence, the Corporate Taxpayer shall ensure that any Tax Benefit Schedule that is delivered to a TRA Party, along with any supporting schedules and work papers, provides a reasonably detailed presentation of the calculation of the Actual Tax Liability and the Hypothetical Tax Liability and identifies any material assumptions or operating procedures or principles that were used for purposes of such calculations. An applicable Schedule or amendment thereto shall become final and binding on all parties thirty (30) calendar days from the date on which all relevant TRA Parties are treated as having received the applicable Schedule or amendment thereto under Section 7.1 unless any TRA Party Representative (i) within thirty (30) calendar days from such date provides the Corporate Taxpayer with written notice of a material objection to such Schedule (“Objection Notice”) made in good faith or (ii) provides a written waiver of such right of any Objection Notice within the period described in clause (i) above, in which case such Schedule or amendment thereto becomes binding on the date the waiver is received by the Corporate Taxpayer. For these purposes, an Objection Notice shall not include any item contained on a Schedule that was resolved pursuant to a prior Objection Notice or where a written waiver or no timely Objection Notice was provided. If the Corporate Taxpayer and the relevant TRA Party Representative, for any reason, are unable to successfully resolve the issues raised in the Objection Notice within thirty (30) calendar days after receipt by the Corporate Taxpayer of an Objection Notice, the Corporate Taxpayer and the relevant TRA Party Representative shall employ the reconciliation procedures as described in Section 7.9 of this Agreement (the “Reconciliation Procedures”).

(b)            Amended Schedule. The applicable Schedule for any Taxable Year may be amended from time to time by the Corporate Taxpayer (i) in connection with a Determination affecting such Schedule, (ii) to correct material inaccuracies in the Schedule identified as a result of the receipt of additional factual information relating to a Taxable Year after the date the Schedule was provided to a TRA Party, (iii) to comply with an Expert’s determination under the Reconciliation Procedures, (iv) to reflect a change in the Realized Tax Benefit, or the Realized Tax Detriment for such Taxable Year attributable to a carryback or carryforward of a loss or other Tax item to such Taxable Year, (v) to reflect a change in the Realized Tax Benefit or the Realized Tax Detriment for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year or (vi) to adjust an applicable TRA Party’s Basis Schedule to take into account payments made pursuant to this Agreement (any such Schedule, an “Amended Schedule”). The Corporate Taxpayer shall provide an Amended Schedule to each applicable TRA Party when the Corporate Taxpayer delivers the Basis Schedule for the following taxable year.

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ARTICLE III
TAX BENEFIT PAYMENTS

SECTION 3.1 Payments.

(a)            Payments. Within five (5) Business Days after a Tax Benefit Schedule delivered to a TRA Party with respect to the amount set forth on the Tax Benefit Schedule delivered by the Corporate Taxpayer pursuant to Section 2.1(a), and with respect to any excess amount at the time that the Tax Benefit Schedule becomes final in accordance with Section 2.3(a) and Section 7.9, if applicable, the Corporate Taxpayer shall pay such TRA Party for such Taxable Year the Tax Benefit Payment determined pursuant to Section 3.1(b) that is Attributable to such TRA Party. Each such Tax Benefit Payment shall be made by wire transfer of immediately available funds to the bank account previously designated by such TRA Party to the Corporate Taxpayer or as otherwise agreed by the Corporate Taxpayer and such TRA Party. For the avoidance of doubt, (x) no Tax Benefit Payment shall be made in respect of estimated Tax payments, including, without limitation, United States federal estimated income Tax payments and (y) the payments provided for pursuant to the above sentence shall be computed separately for each TRA Party. Notwithstanding anything herein to the contrary, unless the parties agree otherwise in writing, in no event shall the sum of (i) the excess of (x) the gross Tax Benefit Payments over (y) the portion of such Tax Benefit Payments treated as interest under Section 453 of the Code and the regulations thereunder plus (ii) the initial consideration received for U.S. federal income tax purposes exceed 160% of the initial consideration received for U.S. federal income tax purposes (which, for the avoidance of doubt, shall include the amount of any cash, the fair market value of any Class A Shares to be received and the amount of liability relief, and exclude the fair market value of any Tax Benefit Payments).

(b)            A “Tax Benefit Payment” in respect of a TRA Party for a Taxable Year means an amount, not less than zero, equal to the Net Tax Benefit that is Attributable to such TRA Party and the Interest Amount with respect thereto. For the avoidance of doubt, for tax purposes, the Interest Amount shall not be treated as interest, but instead, shall be treated as additional consideration in the applicable transaction, unless otherwise required by law. Subject to Section 3.3, the “Net Tax Benefit” for a Taxable Year shall be an amount equal to the excess, if any, of 90% of the Cumulative Net Realized Tax Benefit as of the end of such Taxable Year, over the total amount of payments previously made under the first sentence of Section 3.1(a) (excluding payments attributable to Interest Amounts) (such amount, the “Pre-Adjustment Net Tax Benefit”); provided, for the avoidance of doubt, that no such recipient shall be required to return any portion of any previously made Tax Benefit Payment. Notwithstanding anything to the contrary in this Agreement, the parties acknowledge and agree that the determination of the portion of the Tax Benefit Payment to be paid to a TRA Party under this Agreement with respect to state and local taxes shall not require separate “with and without” calculations in respect of each applicable state and local tax jurisdiction but rather will be based on the United States federal taxable income or gain for such taxable year reported on the Corporate Taxpayer’s IRS Form 1120 (or any successor form) and the Assumed Rate. The “Interest Amount” shall equal the interest on the Net Tax Benefit calculated at the Agreed Rate from the due date (without extensions) for filing IRS Form 1120 (or any successor form) of the Corporate Taxpayer with respect to Taxes for such Taxable Year until the payment date under Section 3.1(a). Notwithstanding the foregoing, for each Taxable Year ending on or after the date of a Change of Control that occurs after the Merger Date, all Tax Benefit Payments attributable to Common Basis and Basis Adjustments and paid with respect to the Units that were Exchanged after the effective time of such Change of Control shall be calculated by utilizing Valuation Assumptions (1), (2), (4) and (5), substituting in each case the terms “date of a Change of Control” for an “Early Termination Date.”

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SECTION 3.2 No Duplicative Payments. It is intended that the provisions of this Agreement will not result in duplicative payment of any amount (including interest) required under this Agreement. The provisions of this Agreement shall be construed in the appropriate manner to ensure such intentions are realized.

SECTION 3.3 Pro Rata Payments. Notwithstanding anything in Section 3.1 to the contrary, to the extent that the aggregate Realized Tax Benefit of the Corporate Taxpayer with respect to the Tax Attributes is limited in a particular Taxable Year because the Corporate Taxpayer does not have sufficient taxable income, the Net Tax Benefit of the Corporate Taxpayer shall be allocated among all parties eligible for Tax Benefit Payments under this Agreement in proportion to the amount of Net Tax Benefit, as such term is defined in this Agreement, that would have been Attributable to each such party if the Corporate Taxpayer had sufficient taxable income so that there were no such limitation.

SECTION 3.4 Payment Ordering. If for any reason the Corporate Taxpayer does not fully satisfy its payment obligations to make all Tax Benefit Payments due under this Agreement in respect of a particular Taxable Year, then the Corporate Taxpayer and the TRA Parties agree that (i) Tax Benefit Payments for such Taxable Year shall be allocated to all parties eligible for Tax Benefit Payments under this Agreement in proportion to the amounts of Net Tax Benefit, respectively, that would have been Attributable to each TRA Party if the Corporate Taxpayer had sufficient cash available to make such Tax Benefit Payments (taking into account the operation of Section 3.3(b)) and (ii) no Tax Benefit Payments shall be made in respect of any Taxable Year until all Tax Benefit Payments to all TRA Parties in respect of all prior Taxable Years have been made in full.

SECTION 3.5 Excess Payments. To the extent the Corporate Taxpayer makes a payment to a TRA Party in respect of a particular Taxable Year under Section 3.1(a) of this Agreement (taking into account Section 3.3 and Section 3.4) in an amount in excess of the amount of such payment that should have been made to such TRA Party in respect of such Taxable Year, then (i) such TRA Party shall not receive further payments under Section 3.1(a) until such TRA Party has foregone an amount of payments equal to such excess and (ii) the Corporate Taxpayer will pay the amount of such TRA Party’s foregone payments to the other Persons to whom a payment is due under this Agreement in a manner such that each such Person to whom a payment is due under this Agreement, to the maximum extent possible, receives aggregate payments under Section 3.1(a) (taking into account Section 3.3 and Section 3.4) in the amount it would have received if there had been no excess payment to such TRA Party.

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ARTICLE IV
TERMINATION

SECTION 4.1 Early Termination of Agreement; Breach of Agreement.

(a)               The Corporate Taxpayer may terminate this Agreement with respect to all amounts payable to the TRA Parties and with respect to all of the Units held by the TRA Parties at any time by paying to each TRA Party the Early Termination Payment in respect of such TRA Party; provided, however, that this Agreement shall only terminate upon the receipt of the Early Termination Payment by all TRA Parties. Upon payment of the Early Termination Payment by the Corporate Taxpayer, none of the TRA Parties or the Corporate Taxpayer shall have any further payment obligations under this Agreement, other than for any (a) Tax Benefit Payments due and payable and that remain unpaid as of the Early Termination Notice and (b) Tax Benefit Payment due for the Taxable Year ending with or including the date of the Early Termination Notice (except to the extent that the amount described in clause (b) is included in the Early Termination Payment). If an Exchange occurs after the Corporate Taxpayer makes all of the required Early Termination Payments, the Corporate Taxpayer shall have no obligations under this Agreement with respect to such Exchange.

(b)               In the event that the Corporate Taxpayer (1) breaches any of its material obligations under this Agreement, whether as a result of failure to make any payment within three (3) months of the date when due, failure to honor any other material obligation required hereunder or by operation of law as a result of the rejection of this Agreement in a case commenced under the Bankruptcy Code or otherwise or (2)(A) shall commence any case, proceeding or other action (i) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate a bankruptcy or insolvency, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts or (ii) seeking an appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or it shall make a general assignment for the benefit of creditors or (B) there shall be commenced against the Corporate Taxpayer any case, proceeding or other action of the nature referred to in clause (A) above that remains undismissed or undischarged for a period of sixty (60) calendar days, all obligations hereunder shall be automatically accelerated and shall be immediately due and payable, and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such breach and shall include, but not be limited to, (1) the Early Termination Payments calculated as if an Early Termination Notice had been delivered on the date of a breach, (2) any Tax Benefit Payment due and payable and that remains unpaid as of the date of a breach, and (3) any Tax Benefit Payment in respect of any TRA Party due for the Taxable Year ending with or including the date of a breach; provided that procedures similar to the procedures of Section 4.2 shall apply with respect to the determination of the amount payable by the Corporate Taxpayer pursuant to this sentence. Notwithstanding the foregoing (other than as set forth in subsection (2) above), in the event that the Corporate Taxpayer breaches this Agreement, each TRA Party shall be entitled to elect to receive the amounts set forth in clauses (1), (2) and (3) above or to seek specific performance of the terms hereof. The parties agree that the failure to make any payment due pursuant to this Agreement within three (3) months of the date such payment is due shall be deemed to be a breach of a material obligation under this Agreement for all purposes of this Agreement, and that it will not be considered to be a breach of a material obligation under this Agreement to make a payment due pursuant to this Agreement within three (3) months of the date such payment is due. Notwithstanding anything in this Agreement to the contrary, it shall not be a breach of a material obligation of this Agreement if the Corporate Taxpayer fails to make any Tax Benefit Payment when due to the extent that the Corporate Taxpayer has insufficient funds to make such payment; provided, (i) the Corporate Taxpayer has used reasonable efforts to obtain such funds and (ii) that the interest provisions of Section 5.2 shall apply to such late payment (unless the Corporate Taxpayer does not have sufficient funds to make such payment as a result of limitations imposed by any Senior Obligations, in which case Section 5.2 shall apply, but the Default Rate shall be replaced by the Agreed Rate); provided further, for the avoidance of doubt, the last sentence of this Section 4.1(b) shall not apply to any payments due pursuant to an election by a TRA Party for the acceleration upon a Change of Control contemplated by Section 4.1(c).

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(c)               In the event of a Change of Control, then each TRA Party shall continue as a TRA Party under this Agreement after such Change of Control, in which case such TRA Party will not be entitled to receive the amounts set forth in the remainder of this Section 4.1(c) and Valuation Assumptions (1), (2), (4) and (5) shall apply. Notwithstanding anything to the contrary in the foregoing sentence in this Section 4.1(c), each TRA Party shall have the option to elect to cause all obligations hereunder with respect to any Common Basis or Basis Adjustments Attributable to Exchanges occurring prior to or in connection with such Change of Control to be accelerated and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such Change of Control and shall include (1) the Early Termination Payments calculated with respect to such TRA Parties as if the Early Termination Date is the date of such Change of Control, (2) any Tax Benefit Payment due and payable and that remains unpaid as of the date of such Change of Control, and (3) any Tax Benefit Payment in respect of any TRA Party due for the Taxable Year ending with or including the date of such Change of Control. If a TRA Party makes the election described in the preceding sentence, (i) such TRA Party shall be entitled to receive the amounts set forth in clauses (1), (2) and (3) of the preceding sentence and (ii) any Early Termination Payment described in the preceding sentence shall be calculated utilizing Valuation Assumptions (1), (2), (3), (4), (5) and (6), substituting in each case the terms “date of a Change of Control” for an “Early Termination Date.”

SECTION 4.2 Early Termination Notice. If the Corporate Taxpayer chooses to exercise its right of early termination under Section 4.1 above, the Corporate Taxpayer shall deliver to each TRA Party notice of such intention to exercise such right (“Early Termination Notice”) and, for TRA Parties that are not individuals, a schedule (the “Early Termination Schedule”) specifying the Corporate Taxpayer’s intention to exercise such right and showing in reasonable detail the calculation of the Early Termination Payment(s) due for each TRA Party. Each Early Termination Schedule shall become final and binding on all parties thirty (30) calendar days from the first date on which all applicable TRA Parties are treated as having received such Schedule or amendment thereto under Section 7.1 unless any TRA Party Representative (i) within thirty (30) calendar days after such date provides the Corporate Taxpayer with notice of a material objection to such Schedule made in good faith (“Material Objection Notice”) or (ii) provides a written waiver of such right of a Material Objection Notice within the period described in clause (i) above, in which case such Schedule becomes binding on the date the waiver is received by the Corporate Taxpayer. For these purposes, a Material Objection Notice shall not include any item contained on a Schedule that was resolved pursuant to a prior Objection Notice or where a written waiver or no timely Objection Notice was provided. If the Corporate Taxpayer and the relevant TRA Party Representative, for any reason, are unable to successfully resolve the issues raised in such notice within thirty (30) calendar days after receipt by the Corporate Taxpayer of the Material Objection Notice, the Corporate Taxpayer and the relevant TRA Party Representative shall employ the Reconciliation Procedures in which case such Schedule becomes binding ten (10) calendar days after the conclusion of the Reconciliation Procedures.

SECTION 4.3 Payment upon Early Termination.

(a)               Within three (3) calendar days after an Early Termination Effective Date, the Corporate Taxpayer shall pay to each TRA Party an amount equal to the Early Termination Payment in respect of such TRA Party. Such payment shall be made by wire transfer of immediately available funds to a bank account or accounts designated by such TRA Party or as otherwise agreed by the Corporate Taxpayer and such TRA Party or, in the absence of such designation or agreement, by check mailed to the last mailing address provided by such TRA Party to the Corporate Taxpayer.

(b)               “Early Termination Payment” in respect of a TRA Party shall equal the present value, discounted at the Early Termination Rate as of the applicable Early Termination Effective Date, of all Tax Benefit Payments in respect of such TRA Party that would be required to be paid by the Corporate Taxpayer beginning from the Early Termination Date and assuming that the Valuation Assumptions in respect of such TRA Party are applied and that each Tax Benefit Payment for the relevant Taxable Year would be due and payable on the due date (without extensions) under applicable law as of the Early Termination Effective Date for filing of IRS Form 1120 (or any successor form) of the Corporate Taxpayer.

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ARTICLE V
SUBORDINATION AND LATE PAYMENTS

SECTION 5.1 Subordination. Notwithstanding any other provision of this Agreement to the contrary, any Tax Benefit Payment or payments made with respect to Section 4.1(c) due to events described in paragraph (ii) of the definition of Change of Control required to be made by the Corporate Taxpayer to the TRA Parties under this Agreement shall rank subordinate and junior in right of payment to any principal, interest or other amounts due and payable in respect of any obligations in respect of indebtedness for borrowed money of the Corporate Taxpayer and its Subsidiaries (“Senior Obligations”) and shall rank pari passu in right of payment with all current or future unsecured obligations of the Corporate Taxpayer that are not Senior Obligations. To the extent that any payment under this Agreement is not permitted to be made at the time payment is due as a result of this Section 5.1 and the terms of agreements governing Senior Obligations, such payment obligation nevertheless shall accrue for the benefit of TRA Parties and the Corporate Taxpayer shall make such payments at the first opportunity that such payments are permitted to be made in accordance with the terms of the Senior Obligations. Notwithstanding any other provision of this Agreement to the contrary, to the extent that the Corporate Taxpayer or any of its Affiliates enters into future Tax receivable or other similar agreements (“Future TRAs”), the Corporate Taxpayer shall ensure that the terms of any such Future TRA shall provide that the Tax Attributes subject to this Agreement are considered senior in priority to any Tax attributes subject to any such Future TRA for purposes of calculating the amount and timing of payments under any such Future TRA.

SECTION 5.2 Late Payments by the Corporate Taxpayer. Subject to the proviso in the last sentence of Section 4.1(b), the amount of all or any portion of any Tax Benefit Payment or Early Termination Payment not made to the TRA Parties when due under the terms of this Agreement, whether as a result of Section 5.1 or otherwise, shall be payable together with any interest thereon, computed at the Default Rate (or, if so provided in Section 4.1(b), at the Agreed Rate) and commencing from the date on which such Tax Benefit Payment or Early Termination Payment was first due and payable to the date of actual payment.

ARTICLE VI
NO DISPUTES; CONSISTENCY; COOPERATION

SECTION 6.1 Participation in the Corporate Taxpayer’s and the Company’s Tax Matters. Except as otherwise provided herein, the Corporate Taxpayer shall have full responsibility for, and sole discretion over, all Tax matters concerning the Corporate Taxpayer and the Company, including without limitation the preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to Taxes. Notwithstanding the foregoing, the Corporate Taxpayer shall notify each TRA Party Representative of, and keep each TRA Party Representative reasonably informed with respect to, the portion of any audit of the Corporate Taxpayer and the Company by a Taxing Authority the outcome of which is reasonably expected to materially affect the rights and obligations of the TRA Parties under this Agreement, and shall provide each TRA Party Representative reasonable opportunity to provide information and other input to the Corporate Taxpayer, the Company and their respective advisors concerning the conduct of any such portion of such audit; provided, however, that the Corporate Taxpayer and the Company shall not be required to take any action that is inconsistent with any provision of the LLC Agreement.

SECTION 6.2 Consistency. The Corporate Taxpayer and the TRA Parties agree to report and cause to be reported for all purposes, including United States federal, state and local tax purposes and financial reporting purposes, all Tax-related items (including, without limitation, the Basis Adjustments and each Tax Benefit Payment), but, for financial reporting purposes, only in respect of items that are not explicitly characterized as “deemed” or in a similar manner by the terms of this Agreement or the Exchange Agreement, in a manner consistent with that contemplated by this Agreement or specified by the Corporate Taxpayer in any Schedule required to be provided by or on behalf of the Corporate Taxpayer under this Agreement unless otherwise required by law. The Corporate Taxpayer shall (and shall cause the Company and its other Subsidiaries to) use commercially reasonable efforts (for the avoidance of doubt, taking into account the interests and entitlements of all TRA Parties under this Agreement) to defend the Tax treatment contemplated by this Agreement and any Schedule in any audit, contest or similar proceeding with any Taxing Authority.

SECTION 6.3 Cooperation. Each of the TRA Parties shall (a) furnish to the Corporate Taxpayer in a timely manner such information, documents and other materials in its possession as the Corporate Taxpayer may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority, (b) make itself available to the Corporate Taxpayer and its representatives to provide explanations of documents and materials and such other information as the Corporate Taxpayer or its representatives may reasonably request in connection with any of the matters described in clause (a) above, and (c) reasonably cooperate in connection with any such matter, and the Corporate Taxpayer shall reimburse each such TRA Party for any reasonable and documented out-of-pocket costs and expenses incurred pursuant to this Section 6.3. Upon the request of any TRA Party, the Corporate Taxpayer shall cooperate in taking any action reasonably requested by such TRA Party in connection with its tax or financial reporting and/or the consummation of any assignment or transfer of any of its rights and/or obligations under this Agreement, including without limitation, providing any information or executing any documentation.

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ARTICLE VII
MISCELLANEOUS

SECTION 7.1 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed duly given and received (a) on the date of delivery if delivered personally, or by facsimile or email with confirmation of transmission by the transmitting equipment or (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to the Corporate Taxpayer, to:

Roman DBDR Tech Acquisition Corp.

2877 Paradise Road, #702

Las Vegas, NV 89109

Attention: Dr. Donald Basile; Dixon Doll, Jr.; John Small

Phone: (650) 618-2524

Email: don.basile@romandbdr.com; drdolljr@gmail.com;
jcsmall@romandbdr.com

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

Attention: Anthony J. McCusker; Jocelyn M. Arel; Gregg L. Katz

Phone: (617) 570-1000

Email:amccusker@goodwinlaw.com; jarel@goodwinlaw.com;
gkatz@goodwinlaw.com

If to the Company, to:

CompoSecure Holdings, L.L.C.

309 Pierce Street

Somerset, NJ 08873

Attention: Jonathan C. Wilk, President and CEO

Phone: (908) 518-0500, ext. 2220

Email: jwilk@composecure.com

with a copy (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP

1701 Market Street

Philadelphia, PA 19103

Attention: Barbara J. Shander and Kevin S. Shmelzer

Phone: (215) 963-5029 and (215) 963-5716

Email: barbara.shander@morganlewis.com and kevin.shmelzer@morganlewis.com

If to the TRA Parties, to the respective addresses, fax numbers and email addresses set forth in the records of the Company.

Any party may change its address, fax number or email by giving the other party written notice of its new address, fax number or email in the manner set forth above.

SECTION 7.2 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Delivery of an executed signature page to this Agreement by facsimile transmission or otherwise (including an electronically executed signature page) shall be as effective as delivery of a manually signed counterpart of this Agreement.

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SECTION 7.3 Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

SECTION 7.4 Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by, and construed in accordance with, the law of the State of Delaware, without regard to the conflicts of laws principles thereof that would mandate the application of the laws of another jurisdiction.

SECTION 7.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

SECTION 7.6 Successors; Assignment; Amendments; Waivers.

(a)               Each TRA Party may assign all or any portion of its rights under this Agreement to any Person as long as such transferee has executed and delivered, or, in connection with such transfer, executes and delivers, a joinder to this Agreement, substantially in the form of Exhibit A hereto, agreeing to become a TRA Party for all purposes of this Agreement, except as otherwise provided in such joinder (a “Joinder”). For avoidance of doubt, this Section 7.6(a) shall apply regardless of whether such TRA Party continues to hold any interest in the Corporate Taxpayer or the Company. For the avoidance of doubt, (1) if a TRA Party transfers Units in accordance with the terms of the LLC Agreement but does not assign to the transferee of such Units its rights under this Agreement with respect to such transferred Units, such TRA Party shall continue to be entitled to receive the Tax Benefit Payments arising in respect of a subsequent Exchange of such Units and (2) an assignment to any entity controlled by a TRA Party shall be treated as one transfer (or an assignment to an Affiliate, if applicable) for purposes of this Section 7.6(a), even if the interests in such entity are subsequently transferred or distributed to third parties. Any assignment, or attempted assignment in violation of this Agreement, including any failure of a purported assignee to enter into a Joinder or to provide any forms or other information to the extent required hereunder, shall be null and void, and shall not bind or be recognized by the Corporate Taxpayer or the TRA Parties. The Corporate Taxpayer shall be entitled to treat the record owner of any rights under this Agreement as the absolute owner thereof and shall incur no liability for payments made in good faith to such owner until such time as a written assignment of such rights is permitted pursuant to the terms and conditions of this Section 7.6(a) and has been recorded on the books of the Corporate Taxpayer. The Corporate Taxpayer shall cooperate with a TRA Party that desires to transfer all or any portion of its rights under this Agreement to any Person, including providing financial information reasonably necessary for the potential assignee to adequately determine purchase price, as long as such potential transferee has executed and delivered a confidentiality agreement of the type contemplated by Section 7.12 of this Agreement.

(b)               No provision of this Agreement may be amended unless such amendment is approved in writing by each of the Corporate Taxpayer and by the TRA Parties who would be entitled to receive at least two-thirds of the total amount of the Early Termination Payments payable to all TRA Parties hereunder if the Corporate Taxpayer had exercised its right of early termination on the date of the most recent Exchange prior to such amendment (excluding, for purposes of this sentence, all payments made to any TRA Party pursuant to this Agreement since the date of such most recent Exchange); provided, that no such amendment shall be effective if such amendment will have a disproportionate effect on the payments one or more TRA Parties receive under this Agreement unless such amendment is consented in writing by such TRA Parties disproportionately affected who would be entitled to receive at least two-thirds of the total amount of the Early Termination Payments payable to all TRA Parties disproportionately affected hereunder if the Corporate Taxpayer had exercised its right of early termination on the date of the most recent Exchange prior to such amendment (excluding, for purposes of this sentence, all payments made to any TRA Party pursuant to this Agreement since the date of such most recent Exchange). No provision of this Agreement may be waived unless such waiver is in writing and signed by the party against whom the waiver is to be effective.

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(c)               All of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors, assigns, heirs, executors, administrators and legal representatives. The Corporate Taxpayer shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporate Taxpayer, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporate Taxpayer would be required to perform if no such succession had taken place.

SECTION 7.7 Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

SECTION 7.8 Resolution of Disputes.

(a)               Any and all disputes which are not governed by Section 7.9 and cannot be settled amicably, including any ancillary claims of any party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non-performance of this Agreement (including the validity, scope and enforceability of this arbitration provision) (each a “Dispute”) shall be finally settled by arbitration conducted by a single arbitrator in Delaware in accordance with the then-existing rules of arbitration of the American Arbitration Association. If the parties to the Dispute fail to agree on the selection of an arbitrator within thirty (30) calendar days of the receipt of the request for arbitration, the American Arbitration Association shall make the appointment. The arbitrator shall be a lawyer admitted to the practice of law in a U.S. state, or a nationally recognized expert in the relevant subject matter, and shall conduct the proceedings in the English language. Performance under this Agreement shall continue if reasonably possible during any arbitration proceedings. The arbitrator is not empowered to award damages in excess of compensatory damages, and each party hereby irrevocably waives any right to recover punitive, exemplary or similar damages with respect to any Dispute. The award shall be the sole and exclusive remedy between the parties regarding any claims, counterclaims, issues, or accounting presented to the arbitral tribunal. Judgment upon any award may be entered and enforced in any court having jurisdiction over a party or any of its assets.

(b)               Notwithstanding the provisions of paragraph (a), the Corporate Taxpayer may bring an action or special proceeding in any court of competent jurisdiction for the purpose of compelling a party to arbitrate, seeking temporary or preliminary relief in aid of an arbitration hereunder, and/or enforcing an arbitration award and, for the purposes of this paragraph (b), each TRA Party (i) expressly consents to the application of paragraph (c) of this Section 7.8 to any such action or proceeding, (ii) agrees that proof shall not be required that monetary damages for breach of the provisions of this Agreement would be difficult to calculate and that remedies at law would be inadequate, and (iii) irrevocably appoints the Corporate Taxpayer as agent of such TRA Party for service of process in connection with any such action or proceeding and agrees that service of process upon such agent, who shall promptly advise the TRA Party of any such service of process, shall be deemed in every respect effective service of process upon the TRA Party in any such action or proceeding.

(c)              (i) EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF COURTS LOCATED IN DELAWARE, DELAWARE FOR THE PURPOSE OF ANY JUDICIAL PROCEEDING BROUGHT IN ACCORDANCE WITH THE PROVISIONS OF THIS SECTION 7.8, OR ANY JUDICIAL PROCEEDING ANCILLARY TO AN ARBITRATION OR CONTEMPLATED ARBITRATION ARISING OUT OF OR RELATING TO OR CONCERNING THIS AGREEMENT. Such ancillary judicial proceedings include any suit, action or proceeding to compel arbitration, to obtain temporary or preliminary judicial relief in aid of arbitration, or to confirm an arbitration award. The parties acknowledge that the fora designated by this paragraph (c) have a reasonable relation to this Agreement, and to the parties’ relationship with one another; and

(ii)              The parties hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter may have to personal jurisdiction or to the laying of venue of any such ancillary suit, action or proceeding brought in any court referred to in the preceding paragraph of this Section 7.8 and such parties agree not to plead or claim the same.

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SECTION 7.9 Reconciliation. In the event that the Corporate Taxpayer and a TRA Party Representative are unable to resolve a disagreement with respect to the matters governed by Sections 2.3 and 4.2 within the relevant period designated in this Agreement (“Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert (the “Expert”) in the particular area of disagreement mutually acceptable to both parties. The Expert shall be a partner or principal in a nationally recognized accounting or law firm, and unless the Corporate Taxpayer and the relevant TRA Party Representative agree otherwise, the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with the Corporate Taxpayer or the relevant TRA Party Representative or other actual or potential conflict of interest. If the Corporate Taxpayer and the relevant TRA Party Representative are unable to agree on an Expert within fifteen (15) calendar days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, then the Expert shall be appointed by the American Arbitration Association. The Expert shall resolve any matter relating to the TRA Party’s Basis Schedule or an amendment thereto or the Early Termination Schedule or an amendment thereto within thirty (30) calendar days and shall resolve any matter relating to a Tax Benefit Schedule or an amendment thereto within fifteen (15) calendar days or as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, the undisputed amount shall be paid on the date prescribed by this Agreement and such Tax Return may be filed as prepared by the Corporate Taxpayer, subject to adjustment or amendment upon resolution. The costs and expenses relating to the engagement of such Expert or amending any Tax Return shall be borne by the Corporate Taxpayer except as provided in the next sentence. The Corporate Taxpayer and the relevant TRA Party Representative shall bear their own costs and expenses of such proceeding, unless (i) the Expert adopts the relevant TRA Party Representative’s position, in which case the Corporate Taxpayer shall reimburse the relevant TRA Party Representative for any reasonable out-of-pocket costs and expenses in such proceeding, or (ii) the Expert adopts the Corporate Taxpayer’s position, in which case the relevant TRA Party Representative shall reimburse the Corporate Taxpayer for any reasonable out-of-pocket costs and expenses in such proceeding. Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.9 shall be decided by the Expert. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.9 shall be binding on the Corporate Taxpayer and each of the TRA Parties and may be entered and enforced in any court having jurisdiction.

SECTION 7.10 Withholding. The Corporate Taxpayer shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as the Corporate Taxpayer is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law; provided that, prior to deducting or withholding any such amounts, the Corporate Taxpayer shall notify the applicable TRA Party Representative and shall consult in good faith with such TRA Party Representative regarding the basis for such deduction or withholding (other than any deduction or withholding required by reason of a TRA Party’s failure to comply with the last sentence of this Section 7.10). To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by the Corporate Taxpayer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such withholding was made. To the extent that any payment pursuant to this Agreement is not reduced by such deductions or withholdings, such recipient shall indemnify the applicable withholding agent for any amounts imposed by any Taxing Authority together with any costs and expenses related thereto. Each TRA Party shall promptly provide the Corporate Taxpayer, the Company or other applicable withholding agent with any applicable Tax forms and certifications (including IRS Form W-9 or the applicable version of IRS Form W-8) reasonably requested, in connection with determining whether any such deductions and withholdings are required under the Code or any provision of United States state, local or foreign Tax law.

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SECTION 7.11 Admission of the Corporate Taxpayer into a Consolidated Group; Transfers of Corporate Assets.

(a)               If the Corporate Taxpayer is or becomes a member of an affiliated or consolidated group of corporations that files a consolidated income Tax Return pursuant to Sections 1501 et seq. of the Code or any corresponding provisions of state or local law, then: (i) the provisions of this Agreement shall be applied with respect to the group as a whole; and (ii) Tax Benefit Payments, Early Termination Payments and other applicable items hereunder shall be computed with reference to the consolidated taxable income of the group as a whole.

(b)               If the Corporate Taxpayer (or any member of a group described in Section 7.11(a)) transfers or is deemed to transfer any Unit or any Reference Asset to a transferee that is treated as a corporation for United States federal income tax purposes (other than a member of a group described in Section 7.11(a)) in a transaction in which the transferee’s basis in the property acquired is determined in whole or in part by reference to such transferor’s basis in such property, then the Corporate Taxpayer shall cause such transferee to assume the obligation to make payments hereunder with respect to the applicable Tax Attributes associated with any Reference Asset or interest therein acquired (directly or indirectly) in such transfer (taking into account any gain recognized in the transaction) in a manner consistent with the terms of this Agreement as the transferee (or one of its Affiliates) actually realizes Tax benefits from the Tax Attributes. If the Company transfers (or is deemed to transfer for United States federal income tax purposes) any Reference Asset to a transferee that is treated as a corporation for United States federal income tax purposes (other than a member of a group described in Section 7.11(a)) in a transaction in which the transferee’s basis in the property acquired is determined in whole or in part by reference to such transferor’s basis in such property, the Company shall be treated as having disposed of the Reference Asset in a wholly taxable transaction. The consideration deemed to be received by the Company in a transaction contemplated in the prior sentence shall be equal to the fair market value of the deemed transferred asset, plus (i) the amount of debt to which such asset is subject, in the case of a transfer of an encumbered asset or (ii) the amount of debt allocated to such asset, in the case of a transfer of a partnership interest. If any member of a group described in Section 7.11(a) that owns any Unit deconsolidates from the group (or the Corporate Taxpayer deconsolidates from the group), then the Corporate Taxpayer shall cause such member (or the parent of the consolidated group in a case where the Corporate Taxpayer deconsolidates from the group) to assume the obligation to make payments hereunder with respect to the applicable Tax Attributes associated with any Reference Asset it owns (directly or indirectly) in a manner consistent with the terms of this Agreement as the member (or one of its Affiliates) actually realizes Tax benefits. If a transferee or a member of a group described in Section 7.11(a) assumes an obligation to make payments hereunder pursuant to either of the foregoing sentences, then the initial obligor is relieved of the obligation assumed.

(c)               If the Corporate Taxpayer (or any member of a group described in Section 7.11(a)) transfers (or is deemed to transfer for United States federal income tax purposes) any Unit in a transaction that is wholly or partially taxable, then for purposes of calculating payments under this Agreement, the Company shall be treated as having disposed of the portion of any Reference Asset that is indirectly transferred by the Corporate Taxpayer (i.e., taking into account the number of Units transferred) in a wholly or partially taxable transaction in which all income, gain or loss is allocated to the Corporate Taxpayer. The consideration deemed to be received by the Company shall be equal to the fair market value of the deemed transferred asset, plus (i) the amount of debt to which such asset is subject, in the case of a transfer of an encumbered asset or (ii) the amount of debt allocated to such asset, in the case of a transfer of a partnership interest.

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SECTION 7.12 Confidentiality.

(a)              Subject to the last sentence of Section 6.3, each TRA Party and each of their assignees acknowledge and agree that the information of the Corporate Taxpayer is confidential and, except in the course of performing any duties as necessary for the Corporate Taxpayer and its Affiliates, as required by law or legal process or to enforce the terms of this Agreement, such person shall keep and retain in the strictest confidence and not disclose to any Person any confidential matters, acquired pursuant to this Agreement, of the Corporate Taxpayer and its Affiliates and successors, concerning the Company, its members and its Affiliates and successors, learned by the TRA Party heretofore or hereafter. This Section 7.12 shall not apply to (i) any information that has been made publicly available by the Corporate Taxpayer or any of its Affiliates, becomes public knowledge (except as a result of an act of the TRA Party in violation of this Agreement) or is generally known to the business community, (ii) the disclosure of information to the extent necessary for the TRA Party to prepare and file its Tax Returns, to respond to any inquiries regarding the same from any Taxing Authority or to prosecute or defend any action, proceeding or audit by any Taxing Authority with respect to such returns and (iii) the disclosure of such information to a potential transferee of all or any portion of a TRA Party’s rights under this Agreement to any Person as long as such potential transferee has executed and delivered a confidentiality agreement of the type contemplated by this Section 7.12. Notwithstanding anything to the contrary herein, each TRA Party and each of their assignees (and each employee, representative or other agent of the TRA Party or its assignees, as applicable) may disclose to any and all Persons, without limitation of any kind, the Tax treatment and Tax structure of the Corporate Taxpayer, the Company and their Affiliates, and any of their transactions, and all materials of any kind (including opinions or other Tax analyses) that are provided to the TRA Party relating to such Tax treatment and Tax structure.

(b)               If a TRA Party or an assignee commits a breach, or threatens to commit a breach, of any of the provisions of this Section 7.12, the Corporate Taxpayer shall have the right and remedy to have the provisions of this Section 7.12 specifically enforced by injunctive relief or otherwise by any court of competent jurisdiction without the need to post any bond or other security, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to the Corporate Taxpayer or any of its Subsidiaries or the TRA Parties and the accounts and funds managed by the Corporate Taxpayer and that money damages alone shall not provide an adequate remedy to such Persons. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.

SECTION 7.13 Change in Law. Notwithstanding anything herein to the contrary, if, in connection with an actual or proposed change in law, a TRA Party reasonably believes that the existence of this Agreement could cause income (other than income arising from receipt of a payment under this Agreement) recognized by the TRA Party upon any Exchange by such TRA Party to be treated as ordinary income rather than capital gain (or otherwise taxed at ordinary income rates) for United States federal income tax purposes or would have other material adverse Tax consequences to such TRA Party, then at the election of such TRA Party and to the extent specified by such TRA Party, this Agreement (i) shall cease to have further effect with respect to such TRA Party, (ii) shall not apply to an Exchange by such TRA Party occurring after a date specified by such TRA Party, or (iii) shall otherwise be amended in a manner determined by such TRA Party, provided that such amendment shall not result in an increase in payments under this Agreement at any time as compared to the amounts and times of payments that would have been due in the absence of such amendment.

SECTION 7.14 LLC Agreement. This Agreement shall be incorporated by reference and treated as part of the LLC Agreement as described in Section 761(c) of the Code and Section 1.704-1(b)(2)(ii)(h) and 1.761-1(c) of the Treasury Regulations. Any payment under this Agreement is intended to constitute consideration received in a taxable sale pursuant to Section 1001 of the Code and shall, to the extent permitted by law, be so treated for U.S. income tax reporting purposes.

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IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the date first written above.

THE CORPORATE TAXPAYER: COMPOSECURE, INC.

By:
Name:
Title:

THE COMPANY: COMPOSECURE HOLDINGS, L.L.C.

By:
Name:
Title:

TRA PARTIES:

LLR EQUITY PARTNERS IV, L.P. By: LLR Capital IV, L.P., its general partner By: LLR Capital IV, LLC, its general partner

By:
Name:
Title:

LLR EQUITY PARTNERS PARALLEL IV, L.P. By: LLR Capital IV, L.P., its general partner By: LLR Capital IV, LLC, its general partner

By:
Name:
Title:

[IF AN INDIVIDUAL:

By:
	Name:	]

[IF AN ENTITY: ENTITY NAME:

By:
Name:
	Title:	]

Exhibit A

Form of Joinder

This JOINDER (this “Joinder”) to the Tax Receivable Agreement (as defined below), is by and among CompoSecure, Inc., a Delaware corporation formerly known as Roman DBDR Tech Acquisition Corp. (including any successor corporation the “Corporate Taxpayer”), ______________________ (“Transferor”) and ______________________ (“Permitted Transferee”).

WHEREAS, on ______________________, Permitted Transferee shall acquire ______________________ percent of the Transferor’s right to receive payments that may become due and payable under the Tax Receivable Agreement (as defined below) (the “Acquired Interests”) from Transferor (the “Acquisition”); and

WHEREAS, Transferor, in connection with the Acquisition, has required Permitted Transferee to execute and deliver this Joinder pursuant to Section 7.6(a) of the Tax Receivable Agreement, dated as of [_], 2021, by and among the Corporate Taxpayer, the Company and the TRA Parties (as defined therein) (the “Tax Receivable Agreement”).

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

Section 1.1 Definitions. To the extent capitalized words used in this Joinder are not defined in this Joinder, such words shall have the respective meanings set forth in the Tax Receivable Agreement.

Section 1.2 Acquisition. For good and valuable consideration, the sufficiency of which is hereby acknowledged by the Transferor and the Permitted Transferee, the Transferor hereby transfers and assigns absolutely to the Permitted Transferee all of the Acquired Interests.

Section 1.3 Joinder. Permitted Transferee hereby acknowledges and agrees (i) that it has received and read the Tax Receivable Agreement, (ii) that the Permitted Transferee is acquiring the Acquired Interests in accordance with and subject to the terms and conditions of the Tax Receivable Agreement and (iii) to become a “TRA Party” (as defined in the Tax Receivable Agreement) for all purposes of the Tax Receivable Agreement.

Section 1.4 Notice. Any notice, request, consent, claim, demand, approval, waiver or other communication hereunder to Permitted Transferee shall be delivered or sent to Permitted Transferee at the address set forth on the signature page hereto in accordance with Section 7.1 of the Tax Receivable Agreement.

Section 1.5 Governing Law. This Joinder shall be governed by and construed in accordance with the law of the State of Delaware.

IN WITNESS WHEREOF, this Joinder has been duly executed and delivered by Permitted Transferee as of the date first above written.

COMPOSECURE, INC.

By:
Name:
Title:

[TRANSFEROR]

By:
Name:
Title:

[PERMITTED TRANSFEREE]

By:
Name:
Title:

Address for notices:

ANNEX C

STOCKHOLDERS AGREEMENT

This Stockholders Agreement (this “Agreement”) is made as of [●], 2021, by and among CompoSecure, Inc., a Delaware corporation formerly known as Roman DBDR Tech Acquisition Corp. (the “Company”), and the individuals and entities signatory hereto identified on the signature pages hereto as Stockholders (each, a “Stockholder” and collectively, the “Stockholders”) (each Stockholder to this Agreement is referred to singly as a “Voting Party” and collectively as the “Voting Parties”).

RECITALS

WHEREAS, the Company, Roman Parent Merger Sub, LLC, a Delaware limited liability company and direct wholly owned subsidiary of the Company (“Merger Sub”), CompoSecure Holdings, L.L.C., a Delaware limited liability company (“CompoSecure”), and LLR Equity Partners IV, L.P., a Delaware limited partnership, have entered into an Agreement and Plan of Merger, dated April 19, 2021 (as the same may be amended from time to time, the “Merger Agreement”), pursuant to which Merger Sub will be merged with and into CompoSecure with CompoSecure continuing as the surviving entity and a direct wholly owned subsidiary of the Company (the “Merger”);

WHEREAS, in connection with, and as a condition to the closing of, the Merger, the Company and the Voting Parties have agreed to execute and deliver this Agreement;

WHEREAS, as of or immediately following the closing of the Merger, the Voting Parties Beneficially Own (as defined below) shares of Class A Common Stock, par value $0.0001 per share, and Class B Common Stock, par value $0.0001 per share, of the Company (the Class A Common Stock and Class B Common Stock, together, the “Common Stock”);

WHEREAS, pursuant to the Second Amended and Restated Certificate of Incorporation of the Company (as amended, supplemented or restated from time to time, the “Charter”), the holders of the Class A Common Stock and the Class B Common Stock shall be entitled to one vote for each such share, and all holders of Common Stock shall vote together as one class on all matters submitted to a vote of the stockholders of the Company;

WHEREAS, the Voting Parties in the aggregate Beneficially Own shares of Common Stock representing more than fifty percent (50%) of the outstanding voting power of the Company; the number of shares of Common Stock Beneficially Owned by each Voting Party as of the date hereof is set forth on Annex A hereto;

WHEREAS, the number of shares of Common Stock Beneficially Owned by each Voting Party may change from time to time, which changes shall be reported by each Voting Party in accordance with the applicable provisions of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and

WHEREAS, the parties hereto desire to enter into this Agreement to (a) provide for voting agreements pursuant to which all of the Voting Parties’ shares of Common Stock will be voted together with respect to elections of the Company’s Board of Directors (the “Board”) and (b) agree to the Lock-Up Period (as defined below).

NOW THEREFORE, in consideration of the foregoing and of the promises and covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1.           Definitions. Capitalized terms used and not defined herein shall have the respective meanings assigned to them in the Merger Agreement.

2.          Agreement to Vote. During the term of this Agreement, each Voting Party shall vote or cause to be voted all shares of Common Stock registered in the name of, or beneficially owned (as such term is defined in Rule 13d-3 under the Exchange Act, including by the exercise or conversion of any security exercisable or convertible for shares of Common Stock, but excluding shares of stock underlying unexercised options or warrants) (“Beneficially Owned” or “Beneficial Ownership”) by, such Voting Party, including any and all securities of the Company acquired and held in such capacity subsequent to the date hereof (hereinafter referred to as the “Voting Shares”), in accordance with the provisions of this Agreement, whether at a regular or special meeting of the Company’s stockholders or any class or series of the Company’s stockholders or by written consent (unless such vote would be inconsistent with such Voting Party’s fiduciary duties under applicable law).

3.           Election of Boards of Directors.

(a)         Voting. During the term of this Agreement, to the extent permitted by the Charter, each Voting Party shall vote (or consent pursuant to an action by written consent of Company stockholders) all Voting Shares held by such Voting Party in such manner as may be necessary to elect and/or maintain in office as members of the Board the following seven (7) persons (the “Designees” and each a “Designee”):

(i)                the Chief Executive Officer of the Company;

(ii)              one (1) person designated by LLR Equity Partners IV, L.P. (“LLR”) or its Affiliate, who shall serve as the chair of the Board (the “LLR Designee”);

(iii)           one (1) person designated by Roman DBDR Tech Sponsor LLC (the “Sponsor”) or its Affiliate (the “Sponsor Designee”);

(iv)              one (1) person designated by Michele D. Logan (“Logan” and the designee, the “Logan Designee”); and

(v)              three (3) persons that each qualify as an “independent director” under the Exchange Act and the rules of Nasdaq (the “Independent Directors”), as mutually agreed upon by Logan, LLR and the Sponsor and designated by the Company’s nominating committee;

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provided, however, that if at any time during the term of this Agreement any of (1) the Sponsor and its Affiliates, (2) LLR and its Affiliates, or (3) Logan and her Affiliates, as applicable, collectively Beneficially Own Voting Shares that represent less than 2.5% of the outstanding shares of Common Stock, then such Person shall have no right to (I) designate any person for election or re-election to the Board and such position may be replaced with an additional Independent Director and (II) agree on any Independent Director; provided, further, that no party that has a right to designate a Designee shall select a Designee that is subject to any disqualification event under Rule 506(d)(1) under the Securities Act of 1933, as amended (the “Securities Act”), as modified by Rule 506(d)(2) and (d)(3) (or any other similar rule or regulation). If a Designee is not appointed or elected to the Board because of such person’s death, disability, disqualification, withdrawal as a nominee or for other reasons is unavailable or unable to be a director nominee, the party having the right to designate such Designee pursuant to this Section 3(a) shall be entitled to designate another Designee (and the Company and the Voting Parties shall use their reasonable best efforts to ensure that such directorship for which the original designee was designated shall not be filled pending such successor designation). The initial Board shall be divided into three classes as follows:

(x) Class I: the Chief Executive Officer and one Independent Director;

(y) Class II: the Logan Designee and one Independent Director; and

(z) Class III: the LLR Designee, one Independent director and the Sponsor Designee.

(b)        Procedures; Rights. Subject to the limitations set forth in Section 3(a) hereof and unless otherwise provided for pursuant to this Section 3(b), each party that has the right to designate a Designee pursuant to Section 3(a)(ii), (iii) and (iv) (each, a “Designor”) shall designate the Designees as set forth in the proxy statement, dated as of [●], 2021, on Schedule 14A for the duration of this Agreement (the “Proxy Statement”). To the extent that a Designor wishes to designate a Designee other than the Designee so designated in the Proxy Statement, such Designor shall notify the Company in writing (a “Designee Notice”) of the person or persons that are to be a Designee(s) in accordance with this Section 3(b). All Designee Notices shall be provided (i) in the case of an annual meeting of Company stockholders, not later than the close of business on the 75th day before the anniversary date of the immediately preceding annual meeting of Company stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 45 days before or after such anniversary date, a Designee Notice shall be timely delivered if received not later than the later of (x) the close of business on the 75th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made by the Company; and (ii) in the case of a special meeting of Company stockholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which public announcement of the date of the special meeting is first made by the Company (as applicable, the “Designation Date”). The applicable Designor shall provide a copy of such Designee Notice to all other parties hereto at the respective addresses set forth on Annex A or at such other address as a party may specify in writing. Annually with respect to each Designee, each Designor must provide the following information prior to the Designation Date: (A) the name, age, business address and residence address of the person, (B) the principal occupation or employment of the Designee, (C) the class or series and number of shares of capital stock of the Company that are Beneficially Owned or owned of record by the Designee and (D) any other information relating to the Designee that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; provided, however, that the Company shall provide notice to a Designor of any failure to provide the information required under this sentence, and such Designor shall have 10 days upon receipt of notice of such deficiency to cure such failure. So long as a Designee is designated in accordance with the procedures and requirements set forth in Sections 3(a) and 3(b), the Company shall ensure that (x) such Designee is included in the Board’s slate of nominees to the stockholders for the applicable election of directors and (y) such Designee is included in the proxy statement prepared by the management of the Company in connection with the solicitation of proxies for the applicable meeting of the stockholders of the Company called with respect to the election of the members of the Board, and at every adjournment or postponement thereof, and on any applicable action or approval by written consent of the stockholders of the Company or the Board with respect to the election of members of the Board.

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(c)               Obligations; Vacancies; Removal. The obligations of the Voting Parties pursuant to this Section 3 shall include any stockholder vote to amend the Charter and bylaws of the Company as required to effect the intent of this Agreement. Each of the Company and the Voting Parties shall not take any actions that would adversely affect the provisions of this Agreement and the intention of the parties with respect to the composition of the Board as herein stated. In the event any director elected pursuant to the terms hereof ceases to serve as a member of the Board, each of the Company and the Voting Parties, in their capacity as Company stockholders, shall take all such action as is reasonable and necessary to promptly cause the election or appointment of such other substitute person to the Board as may be designated on the terms provided herein. For the avoidance of doubt, if a Designee ceases to serve as a member of the Board prior to the expiration of such Designee’s term, then the Designor having the right to designate such Designee shall be entitled to designate another Designee, it being understood that any such designee shall serve the remainder of the term of the director whom such designee replaces (unless duly removed in accordance with the Charter). Upon the written request of a Designor to remove its Designee, each Voting Party shall vote or cause to be voted his, her or its Voting Shares for the removal of such director. Nothing in this Section 3(c) will be construed to prohibit, limit or restrict an officer or director from exercising his or her fiduciary duties as an officer or director to the Company or its stockholders.

4.            Lock-Up.

(a)              From the date hereof until the date that is 180 days following the date hereof (the “Lock-Up Period”), none of the undersigned Voting Parties shall (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option, right or warrant to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder with respect to the Voting Shares (including pursuant to Rule 144 or by means of a private placement), (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Voting Shares, whether any such transaction is to be settled by delivery of Voting Shares or other securities, in cash or otherwise (each of the transactions identified in the immediately preceding clauses (i) and (ii), a “Transfer”), or (iii) publicly announce any intention to effect any Transfer; provided, however, that (A) the Independent Directors may, acting by majority vote, waive the Lock-Up Period; provided, that any such waiver shall be made solely on a pro rata basis with respect to the all of the undersigned Voting Parties and (B) for the avoidance of doubt, nothing in this Section 4 shall restrict any Voting Party's right to cause the Company to file and cause to become effective a registration statement with the Commission naming such Voting Party as a selling securityholder (and to make any required disclosures on Schedule 13D in respect thereof).

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(b)               Notwithstanding the provisions contained in Section 4(a) hereof, each of the undersigned Voting Parties may transfer Voting Shares during the Lock-Up Period (i) to a transferee if consented to in advance by the written consent of the other Voting Parties, (ii) in the event of a liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property, (iii) in the event of a consolidation, merger or other similar transaction in which the Company is the surviving entity that results in the directors and officers of the Company ceasing to comprise a majority of the Company’s board of directors (in the case of directors) or management (in the case of officers) of the surviving entity, or (iv) if such Voting Shares are shares of Class B Common Stock, in connection with an exchange in accordance with the Exchange Agreement ; provided, however, that, in the case of clause (i), prior to such transfer, the transferee shall have entered into a written agreement of the type contemplated by Section 5. In addition, Section 4(a) shall not prevent the Voting Parties from exercising their right to cause the Company to register shares in accordance with the Registration Rights Agreement. In addition, for the avoidance of doubt, the Sponsor may transfer Sponsor Shares (as defined in the Expense Cap and Waiver Agreement) to the Company in accordance with the terms of the Expense Cap and Waiver Agreement.

(c)               Each of the Voting Parties agree that the restrictions set forth in this Section 4 are fair and reasonable and in the best interests of the Voting Parties.

(d)               The restrictions in this Section 4 shall supersede the lock-up provisions contained in Section 7 of that certain Letter Agreement, dated as of November 5, 2020, between the Company, Sponsor, and certain individuals associated with Sponsor, which provisions in Section 7 of such Letter Agreement shall be deemed terminated and of no further force and effect so long as the “Representative” under that certain Underwriting Agreement (the “Underwriting Agreement”), dated as of November 5, 2020, by and among the Company and the underwriters thereto consents in writing to such termination pursuant to the terms of the Letter Agreement and the Underwriting Agreement.

5.           Successors in Interest of the Voting Parties and the Company. The provisions of this Agreement shall be binding upon the successors (a “Successor”) in interest of any Voting Party with respect to any of such Voting Party’s Voting Shares that are Transferred other than as described in the last sentence hereof . Each Voting Party shall not, and the Company shall not, permit the Transfer of any Voting Party’s Voting Shares to a Successor unless and until such Successor shall have executed a written agreement pursuant to which such Successor becomes a party to this Agreement and agrees to be bound by all the provisions hereof as if such Successor was a Voting Party hereunder. This Section 5 shall not apply to any Transfer that is effected as (i) a broker’s transaction under Rule 144, (ii) pursuant to an offering or distribution registered pursuant to the Securities Act, or (iii) a pro rata distribution by LLR and its Affiliates to its partners.

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6.            Representations and Warranties of each Voting Party. Each Voting Party on its own behalf hereby represents and warrants, severally and not jointly, with respect to such Voting Party and such Voting Party’s ownership of his, her or its Voting Shares set forth on Annex A as follows:

(a)               Organization; Authority. If Voting Party is a legal entity, Voting Party (i) is duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and (ii) has all requisite power and authority to enter into this Agreement and to perform its obligations hereunder. If Voting Party is a natural person, Voting Party has the legal capacity to enter into this Agreement and perform his or her obligations hereunder. If Voting Party is a legal entity, this Agreement has been duly authorized, executed and delivered by Voting Party. This Agreement constitutes a valid and binding obligation of Voting Party enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(b)               No Consent. Except as provided in this Agreement, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other Person on the part of Voting Party is required in connection with the execution, delivery and performance of this Agreement, other than those consents, approvals and authorizations that have been obtained by such Voting Party. If Voting Party is a natural person, no consent of such Voting Party’s spouse is necessary under any “community property” or other laws for the execution and delivery of this Agreement or the performance of Voting Party’s obligations hereunder. If Voting Party is a trust, no consent of any beneficiary is required for the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

(c)               No Conflicts. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance with the terms hereof, will (A) if such Voting Party is a legal entity, conflict with or violate any provision of the organizational documents of Voting Party, or (B) violate, conflict with or result in a breach of, or constitute a default (with or without notice or lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to Voting Party or to Voting Party’s property or assets, except, in the case of clause (B), that would not reasonably be expected to impair the parties ability to fulfill their obligations under this Agreement. There is no Legal Proceeding pending or, to the Voting Party’s knowledge, threatened against the Voting Party that, if adversely decided or resolved, would reasonably be expected to adversely affect the ability of the Voting Party to perform, or otherwise comply with, any of its covenants, agreements or obligations under this Agreement in any material respect.

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(d)               Ownership of Shares. Voting Party Beneficially Owns his, her or its Voting Shares free and clear of all Encumbrances. Except pursuant hereto and pursuant to (i) the Amended and Restated Limited Liability Company Agreement of the Sponsor and (ii) the Amended and Restated Limited Liability Company Agreement of CompoSecure (collectively, the “Other Agreements”), there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Voting Party is a party relating to the pledge, acquisition, disposition, Transfer or voting of Voting Shares and there are no voting trusts or voting agreements with respect to the Voting Shares. Voting Party does not Beneficially Own (i) any shares of Common Stock other than the Voting Shares set forth on Annex A and (ii) any options, warrants or other rights to acquire any additional shares of Common Stock or any security exercisable for or convertible into shares of Common Stock, other than as set forth on Annex A (collectively, “Options”).

7.            Covenants of the Company.

(a)              The Company shall use its reasonable best efforts to take any and all action reasonably necessary to effect the provisions of this Agreement and the intention of the parties with respect to the terms of this Agreement.

(b)               The Company shall use its reasonable best efforts to (i) maintain in effect at all times customary directors insurance coverage and (ii) cause the Company’s Charter and bylaws (each as may be further amended, modified or supplemented) to at all times provide for the indemnification, exculpation and advancement of expenses of all directors to the fullest extent permitted under applicable law.

(c)              Simultaneously with any person becoming a Designee, the Company shall execute and deliver to each such Designee, as applicable, an Indemnity Agreement substantially in the form attached as Exhibit 10.7 to Amendment No. 1 to the Company’s Registration Statement on Form S-1 filed on October 19, 2020, dated the date such Designee becomes a director of the Company.

(d)               The Company shall reimburse the Designees for all reasonable out-of-pocket expenses incurred by the Designees in connection with the performance of his or her duties as a director and in connection with his or her attendance at any meeting of the Board and any committees thereof.

8.            Covenants of the Voting Parties.

(a)               Each Voting Party hereby covenants that, prior to effectuating any Transfer of Voting Shares (a “Proposed Transfer”) during the period from the date hereof to the expiration of the Lock-Up Period, such Voting Party (any such Voting Party a “Transferring Voting Party”) shall provide 5 Business Days’ written notice (a “Transfer Notice”) to the Company and the other Voting Parties. Each such Transfer Notice shall specify the total number of Voting Shares which such Transferring Voting Party seeks to Transfer pursuant to the Proposed Transfer and the identity of the proposed transferee. Each Voting Party further agrees that any Transfer effected in accordance with the terms and conditions of this Agreement shall be effected in compliance with applicable Law and, with respect to each Voting Party that is a member of the board of directors of the Company or an officer of the Company, the Company’s Insider Trading Policy. The Company hereby covenants and agrees that it shall not instruct the transfer agent for the Common Stock to effect any Transfers of Common Stock in violation of this Agreement. In the event of any Transfer of Voting Shares in accordance with the terms of this Agreement, each Voting Party authorizes the Secretary of the Company to update Annex A accordingly.

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9.            No Other Voting Trusts or Other Arrangement. Each Voting Party shall not, and shall not permit any entity under Voting Party’s control to (i) deposit any Voting Shares or any interest in Voting Shares in a voting trust, voting agreement or similar agreement, (ii) grant any proxies, consent or power of attorney or other authorization or consent with respect to the Voting Shares or (iii) subject any of the Voting Shares to any arrangement with respect to the voting of the Voting Shares, in each case, that conflicts with or prevents the implementation of this Agreement.

10.          Additional Shares. Each Voting Party agrees that all securities of the Company that may vote in the election of the Company’s directors that such Voting Party purchases, acquires the right to vote or otherwise acquires Beneficial Ownership of (including by the exercise or conversion of any security exercisable or convertible for shares of Common Stock) after the execution of this Agreement shall be subject to the terms of this Agreement and shall constitute Voting Shares for all purposes of this Agreement.

11.          No Agreement as Director or Officer. Voting Party is signing this Agreement solely in his, her or its capacity as a stockholder of the Company. No Voting Party makes any agreement or understanding in this Agreement in such Voting Party’s capacity as a director or officer of the Company or any of its Subsidiaries (if Voting Party holds such office). Nothing in this Agreement will limit or affect any actions or omissions taken by a Voting Party in his, her or its capacity as a director or officer of the Company, and no actions or omissions taken in such Voting Party’s capacity as a director or officer shall be deemed a breach of this Agreement. Nothing in this Agreement will be construed to prohibit, limit or restrict a Voting Party from exercising his or her fiduciary duties as an officer or director to the Company or its stockholders.

12.          Specific Enforcement. It is agreed and understood that monetary damages would not adequately compensate an injured party for the breach of this Agreement by any party hereto and, accordingly, that this Agreement shall be specifically enforceable, in addition to any other remedy to which such injured party is entitled at law or in equity, and that any breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order. Further, each party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach or an award of specific performance is not an appropriate remedy for any reason at law or equity and agrees that a party’s rights would be materially and adversely affected if the obligations of the other parties under this Agreement were not carried out in accordance with the terms and conditions hereof. Each party further agrees that no party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtain any remedy referred to in this Section 12, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

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13.          Termination.

(a)               This Agreement shall terminate on the earlier of (i) the date on which no person designated pursuant to Section 3 hereof (or a successor thereto) serves as a director of the Board; and (ii) the date on which the Company files a voluntary petition in bankruptcy or is adjudicated bankruptcy or insolvent, or files any petition or answer or consent seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for itself under the United States Bankruptcy Reform Act of 1978, as amended, or any similar law under all applicable jurisdictions.

(b)               This Agreement shall terminate as to any Voting Party at such time as such Voting Party ceases to own or otherwise hold the power to direct the vote of any Voting Shares.

(c)               Upon termination of this Agreement, none of the Voting Parties shall have any further obligation or liability hereunder. This provision shall survive termination of this Agreement.

(d)               For the avoidance of doubt, on and after the termination of this Agreement, a Voting Party that is a party to one or more Other Agreements shall continue to be bound by such Other Agreements in accordance with their respective terms.

14.         Amendments and Waivers. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Company and the Voting Parties. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

15.         Stock Splits, Stock Dividends, etc. In the event of any stock split, stock dividend, recapitalization, reorganization or the like, any securities issued with respect to Voting Shares held by Voting Parties shall become Voting Shares for purposes of this Agreement. For the avoidance of doubt, during the term of this Agreement, all dividends and distributions payable in cash with respect to the Class A Common Stock shall be paid, as applicable, to each of the undersigned Voting Parties holding shares of Class A Common Stock and all dividends and distributions payable in Common Stock or other equity or securities convertible into equity with respect to the Voting Shares shall be paid, as applicable, to each of the undersigned Voting Parties, but all dividends and distributions payable in Common Stock or other equity or securities convertible into equity shall become Voting Shares for purposes of this Agreement.

16.         Assignment. Upon written notice to the Company and the other parties to this Agreement, and in compliance with Section 5 hereof, the Sponsor and LLR each may assign to any of its respective Affiliates any or all of its rights hereunder and, following such assignment, such assignee shall be deemed to be the Sponsor or LLR, as applicable, for all purposes of this Agreement. No other party may assign its rights under this Agreement without the prior written consent of the Company and the other Voting Parties.

17.          Other Rights. Except as provided by this Agreement, each Voting Party shall retain the full rights of a holder of capital stock of the Company with respect to the Voting Shares, including the right to vote the Voting Shares subject to this Agreement.

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18.              Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

19.              Governing Law. This Agreement, the rights and duties of the parties hereto, and any disputes (whether in contract, tort or statute) shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware.

20.              Jurisdiction. Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns shall be brought and determined exclusively in the Delaware state courts located in Wilmington, Delaware, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware. Each of the parties hereto agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 23 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 20, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (iii) to the fullest extent permitted by applicable Law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper, or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

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21.              WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 22.

22.              Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

23.              Notices. Any notices provided pursuant to this Agreement shall be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by electronic mail or facsimile. Notices provided pursuant to this Agreement shall be provided to the address, email address or facsimile number, as applicable, of each party as set forth on Annex A hereto, or to any other address, email address or facsimile number, as a party designates in writing to the other parties in accordance with this Section 23.

24.              Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the parties, and supersedes any prior agreement or understanding among the parties, with regard to the subject matter hereof, and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein.

25.              Other Agreements. For the avoidance of doubt, nothing herein shall amend, waive, modify or limit the Other Agreements.

26.              Fees and Expenses. Except as otherwise expressly set forth in the Merger Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the party incurring such fees or expenses.

27.              No Third Party Rights. Other than the Designees under Sections 7(b), 7(c) and 7(d), this Agreement shall be for the sole benefit of the parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement.

[Remainder of page intentionally left blank; signature pages follow]

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

COMPANY:

COMPOSECURE, INC.

By:
Name:
Title:

[Signature Page to Stockholders Agreement]

STOCKHOLDERS:

ROMAN DBDR TECH SPONSOR LLC

By:
Name:
Title:

[Signature Page to Stockholders Agreement]

STOCKHOLDERS:

LLR EQUITY PARTNERS IV, L.P.

By: LLR Capital IV, L.P., its general partner
By: LLR Capital IV, LLC, its general partner

By:
Name:
Title:

LLR EQUITY PARTNERS PARALLEL IV, L.P.

By: LLR Capital IV, L.P., its general partner
By: LLR Capital IV, LLC, its general partner

By:
Name:
Title:

[Signature Page to Stockholders Agreement]

STOCKHOLDERS:

EPHESIANS 3:16 HOLDINGS LLC

By:
Name:
Title:

Michele D. Logan

[Signature Page to Stockholders Agreement]

Annex A

Voting Shares

Holder	Address	Shares of Class A Common Stock	Shares of Class B Common Stock	Options	Other Equity Securities/Rights to Acquire Equity Securities

Exhibit A-1

ANNEX D

VOTING AGREEMENT

This Voting Agreement (this “Agreement”) is made as of April 19, 2021 by and among Roman DBDR Tech Acquisition Corp., a Delaware corporation (the “Company”), the undersigned stockholders of the Company (collectively, the “Company Stockholders” and each, a “Company Stockholder”), CompoSecure Holdings, L.L.C., a Delaware limited liability company (“Holdings”), and the undersigned unitholders of Holdings (collectively, the “Holdings Unitholders” and each, a “Holdings Unitholder”, and together with the Company Stockholders, “Voting Parties”, and each, a “Voting Party”).

WHEREAS, concurrently with the execution of this Agreement, the Company, Holdings, Roman Parent Merger Sub, LLC, a Delaware limited liability company and direct wholly owned subsidiary of the Company (“Merger Sub”), and LLR Equity Partners IV, L.P., a Delaware limited partnership, have entered into an Agreement and Plan of Merger (as the same may be amended from time to time, the “Merger Agreement”), pursuant to which Merger Sub will be merged with and into Holdings, with Holdings continuing as the surviving entity following the merger and a direct wholly owned subsidiary of the Company (the “Merger”); and

WHEREAS, as a condition to the willingness of each of Holdings and the Company to enter into the Merger Agreement, Holdings has required the Company Stockholders to execute and deliver this Agreement and the Company has required the Holdings Unitholders to execute and deliver this Agreement.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.           Definitions. The following capitalized terms, as used in this Agreement, shall have the meanings set forth below. Capitalized terms used and not defined herein shall have the respective meanings assigned to them in the Merger Agreement.

a.                    “Beneficially Owned” or “Beneficial Ownership” with respect to any securities means having “beneficial ownership” of such securities (as such term is defined in Rule 13d-3 under the Exchange Act).

b.                   “Encumbrance” means any charge, community property interest, pledge, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal or any other adverse restriction of any kind, including any adverse restriction on use of property or assets or exercise of any other attribute of ownership; provided, however, that any restrictions pursuant to applicable securities law, Holdings’ Amended and Restated Limited Liability Company Agreement, dated as of June 11, 2020, as amended, or this Agreement shall not be considered Encumbrances.

c.                    “Subject Securities” means, collectively, (a) all securities of the Company Beneficially Owned by any Company Stockholder, including any and all securities of the Company acquired and held in such capacity subsequent to the date hereof, and (b) all securities of Holdings Beneficially Owned by any Holdings Unitholder, including any and all securities of Holdings acquired and held in such capacity subsequent to the date hereof.

2.           Representations and Warranties of the Voting Parties. Each Voting Party on its own behalf hereby represents and warrants to the other parties hereto, severally and not jointly, with respect to such Voting Party and such Voting Party’s ownership of its Subject Securities set forth on Annex A as follows:

a.                    Organization; Authority. If Voting Party is a legal entity, Voting Party (i) is duly incorporated or organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and (ii) has all requisite power and authority to enter into this Agreement and to perform its obligations hereunder. If Voting Party is a natural person, Voting Party has the legal capacity to enter into this Agreement and perform his or her obligations hereunder. If Voting Party is a legal entity, this Agreement has been duly authorized, executed and delivered by Voting Party. This Agreement constitutes a valid and binding obligation of Voting Party enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

b.                   No Consent. No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other Person on the part of Voting Party is required in connection with the execution, delivery and performance of this Agreement, other than those consents, approvals, and authorizations that have been obtained by such Voting Party. If Voting Party is a natural person, no consent of such Voting Party’s spouse is necessary under any “community property” or other laws for the execution and delivery of this Agreement or the performance of Voting Party’s obligations hereunder. If Voting Party is a trust, no consent of any beneficiary is required for the execution and delivery of this Agreement or the performance of Voting Party’s obligations hereunder.

c.                    No Conflicts. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance with the terms hereof, will (A) if such Voting Party is a legal entity, conflict with or violate any provision of the organizational documents of Voting Party, or (B) violate, conflict with or result in a breach of, or constitute a default (with or without notice or lapse of time or both) under, any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to Voting Party or to Voting Party’s property or assets, except, in the case of clause (B), that would not reasonably be expected to prevent or delay the consummation of the Merger or that would not reasonably be expected to prevent Voting Party from fulfilling its obligations under this Agreement. There is no Legal Proceeding pending or, to the Voting Party’s knowledge, threatened against the Voting Party that, if adversely decided or resolved, would reasonably be expected to adversely affect the ability of the Voting Party to perform, or otherwise comply with, any of its covenants, agreements or obligations under this Agreement in any material respect.

d.                   Ownership of Subject Securities. Voting Party Beneficially Owns its Subject Securities free and clear of all Encumbrances. There are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Voting Party is a party relating to the pledge, acquisition, disposition, transfer or voting of the Subject Securities and there are no voting trusts or voting agreements with respect to the Subject Securities. Voting Party does not Beneficially Own (i) any Subject Securities other than the Subject Securities set forth on Annex A and (ii) any options, warrants or other rights to acquire any additional shares of common stock of the Company (“Company Common Stock”), units of Holdings (“Holdings Units”) or any security exercisable for or convertible into shares of Company Common Stock or units of Holdings Units, other than as set forth on Annex A.

e.                   The Voting Party, on his, her or its own behalf and on behalf of his, her or its officers, directors, employees, partners, accountants, consultants, legal counsel, agents and other representatives (collectively, “Representatives”), acknowledges, represents, warrants and agrees that (i) he, she or it has conducted his, her or its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of, the Company and Holdings and (ii) he, she or it has been furnished with or given access to such documents and information about the Company and Holdings and their respective business and operations as he, she or it and his, her or its Representatives have deemed necessary to enable him, her or it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the other Ancillary Agreements to which he, she or it is or will be a party and the transactions contemplated hereby and thereby.

3.           Agreement to Vote Subject Securities.

a.                    Each Company Stockholder shall during the term of this Agreement, vote or cause to be voted, to the extent applicable and permissible, the Company Common Stock that he, she or it Beneficially Owns, and shall duly execute, and become party to, an irrevocable written consent or consents of stockholders of the Company if such stockholders are requested to vote their shares through the execution of an action by written consent: (i) in favor of the Merger Agreement and the Transactions, including the Merger, the Second Amended and Restated Certificate of Incorporation of the Company and the Second Amended and Restated Bylaws of the Company and the issuance of shares of Company Common Stock and all stockholder approvals required by the rules of Nasdaq with respect to the issuance of shares of Company Common Stock and the adoption of the Company Equity Compensation Plan and the adjournment of the Company Stockholders’ Meeting, in each case, at every meeting (or in connection with any request for action by written consent) of the stockholders of the Company at which such matters are considered and at every adjournment or postponement thereof; and (ii) against (A) any proposal or offer from any Person (other than Holdings or any of its Affiliates) concerning (1) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Company or any of its Subsidiaries (each, a “Company Entity”), (2) the issuance or acquisition of shares of capital stock or other equity securities of any Company Entity, or (3) the sale, lease, exchange or other disposition of any significant portion of any Company Entity’s properties or assets; (B) any action, proposal, transaction or agreement which would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company or the Merger Sub under the Merger Agreement; and (C) any action, proposal, transaction or agreement that would reasonably be expected to impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Merger or the fulfillment of the Company’s or the Merger Sub’s conditions under the Merger Agreement or change in any manner the voting rights of any class of shares of the Company (including any amendments to the Company’s certificate of incorporation or bylaws other than in connection with the Merger).

b.                   As soon as reasonably practicable (and in any event, within two (2) days) following the time at which the Holdings Unitholders are requested to vote their Holdings Units, each Holdings Unitholder shall during the term of this Agreement vote or cause to be voted, to the extent applicable and permissible, the Holdings Units that he, she or it Beneficially Owns, and shall duly execute, and become party to, an irrevocable written consent of unitholders of Holdings to be delivered by Holdings to the Company (i) approving the Merger Agreement, the Ancillary Agreements to which Holdings, as applicable, is or will be a party and the Transactions (including the Merger and the Second Amended and Restated Limited Liability Company Agreement of Holdings); and (ii) against (A) any proposal or offer from any Person (other than Company or any of its Affiliates) concerning (1) a merger, consolidation, liquidation, recapitalization, unit exchange or other business combination transaction involving Holdings or any of its Subsidiaries (each, a “Holdings Entity”), (2) the issuance or acquisition of units of membership interest or other equity securities of any Holdings Entity, or (3) the sale, lease, exchange or other disposition of any significant portion of any Holdings Entity’s properties or assets; (B) any action, proposal, transaction or agreement which would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of Holdings under the Merger Agreement; and (C) any action, proposal, transaction or agreement that would reasonably be expected to impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Merger or the fulfillment of the Holdings’ conditions under the Merger Agreement or change in any manner the voting rights of any class of units of Holdings (including any amendments to Holdings’ certificate of formation or limited liability company agreement other than in connection with the Merger).

c.                    The Voting Parties hereby authorize the Company, the Merger Sub and Holdings to publish and disclose in any announcement or disclosure required by the SEC and in the Proxy Statement and filings with any Governmental Authority whose consent, approval, authorization or waiver is required to consummate the Merger, each Voting Party’s identity and ownership of the Subject Securities and the nature of each Voting Party’s obligations under this Agreement.

4.           No Voting Trusts or Other Arrangement. Each Voting Party shall not, and shall not permit any entity under Voting Party’s control to, deposit any Subject Securities in a voting trust, grant any proxies with respect to the Subject Securities or subject any of the Subject Securities to any arrangement with respect to the voting of the Subject Securities or otherwise in respect of the Subject Securities other than in accordance with this Agreement or the Merger Agreement. Each Voting Party hereby revokes any and all previous proxies and attorneys in fact with respect to the Subject Securities.

5.           Transfer and Encumbrance. Each Voting Party, during the term of this Agreement, shall not, directly or indirectly, transfer, sell, offer, exchange, assign, pledge or otherwise dispose of or permit an Encumbrance to exist with respect to (“Transfer”) any of his, her or its Subject Securities or enter into any contract, option or other agreement with respect to, or consent to, a Transfer of, any of his, her or its Subject Securities or Voting Party’s voting or economic interest therein. Any attempted Transfer of Subject Securities or any interest therein in violation of this Section 5 shall be null and void. This Section 5 shall not prohibit a Transfer of Subject Securities by any Voting Party to (a) any other Voting Party or (b) with the prior written approval of Holdings and the Company, any other Person; provided, however, that a Transfer referred to in clause (b) of this sentence shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to the Company and Holdings, to be bound by all of the terms of this Agreement.

6.                   Redemption and Dissenters’ Rights. Each Company Stockholder hereby waives, and agrees not to assert or perfect, any rights of redemption or rights to dissent from the transactions contemplated by the Merger that such Company Stockholder may have by virtue of ownership of Company Common Stock.

7.                   Acquisition of Company Common Stock. Each Voting Party acknowledges and agrees that he, she or it shall not acquire any additional equity securities of the Company after the date hereof if as a result of such acquisition, such Voting Party would Beneficially Own more than 9.9% of the equity securities of the Company, after giving effect to the Merger and the other transactions contemplated by the Merger Agreement.

8.                   Termination. This Agreement shall terminate upon the earliest to occur of (i) the Merger Effective Time and (ii) the date on which the Merger Agreement is terminated in accordance with its terms. Upon termination of this Agreement, this Agreement shall forthwith become void and have no effect and no party hereto shall have any further obligations or liabilities under this Agreement, except that (x) the provisions of Sections 8, 10, 12, 13 and 14 shall survive termination and (y) nothing herein shall relieve any party from liability for any breach of this Agreement prior to such termination.

9.                  No Agreement as Director, Manager or Officer. Each Voting Party is signing this Agreement solely in his, her or its capacity as a stockholder of the Company or Holdings Unitholder, as applicable. No Voting Party makes any agreement or understanding in this Agreement in such Voting Party’s capacity as a director, manager, or officer of the Company, Holdings or any of their subsidiaries (if Voting Party holds such office), as applicable. Nothing in this Agreement will limit or affect any actions or omissions taken by a Voting Party in his, her or its capacity as a director, manager or officer of the Company or Holdings, as applicable, and no actions or omissions taken in any Voting Party’s capacity as a director, manager or officer shall be deemed a breach of this Agreement. Nothing in this Agreement will be construed to prohibit, limit or restrict a Voting Party from exercising his or her fiduciary duties as an officer, manager or director to the Company, the Company’s stockholders, Holdings or Holdings’ unitholders, as applicable.

10.                Specific Enforcement. It is agreed and understood that monetary damages would not adequately compensate an injured party for the breach of this Agreement by any party hereto and, accordingly, that this Agreement shall be specifically enforceable, in addition to any other remedy to which such injured party is entitled at law or in equity, and that any breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order. Further, each party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach or an award of specific performance is not an appropriate remedy for any reason at law or equity and agrees that a party’s rights would be materially and adversely affected if the obligations of the other parties under this Agreement were not carried out in accordance with the terms and conditions hereof. Each party further agrees that no party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtain any remedy referred to in this Section 10, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

11.                Entire Agreement. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement between the parties with respect to the subject matter hereof. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or, in the case of a waiver, by the party against whom the waiver is to be effective. No waiver of any provisions hereof by a party shall be deemed a waiver of any other provisions hereof by such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

12.                Notices. All notices, requests, claims, demands, and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the addresses set forth on Annex A (or at such other address for a party as shall be specified in a notice given in accordance with this Section 12).

13.                Fees and Expenses. Except as otherwise expressly set forth in the Merger Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the party incurring such fees or expenses.

14.                Miscellaneous.

a.                  This Agreement, the rights and duties of the parties hereto, and any disputes (whether in contract, tort or statute) shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware.

b.                   Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns shall be brought and determined exclusively in the Delaware state courts located in Wilmington, Delaware, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware. Each of the parties hereto agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 12 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 14(b), (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (iii) to the fullest extent permitted by applicable Law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper, or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

c.                  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14(c).

d.                   If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

e.                    This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

f.                     Each party hereto shall execute and deliver such additional documents as may be necessary or desirable to effect the transactions contemplated by this Agreement.

g.                   All Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

h.                   The obligations of each Voting Party set forth in this Agreement shall not be effective or binding upon such Voting Party until after such time as the Merger Agreement is executed and delivered by each of the parties thereto. The parties agree that there is not and has not been any other agreement, arrangement or understanding between the parties hereto with respect to the matters set forth herein.

i.                     No party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other parties hereto. Any assignment contrary to the provisions of this Section 14(i) shall be null and void.

j.                    This Agreement shall be for the sole benefit of the parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

COMPANY:

ROMAN DBDR TECH ACQUISITION CORP.

By:
Name:
Title:

[Signature Page to Voting Agreement]

COMPANY STOCKHOLDERS:

Roman DBDR Tech Sponsor LLC

By:
Name:
Title:

[Signature Page to Voting Agreement]

HOLDINGS:

COMPOSECURE HOLDINGS, L.L.C.

By:
Name:
Title:

[Signature Page to Voting Agreement]

HOLDINGS UNITHOLDERS:

LLR EQUITY PARTNERS IV, L.P.

By: LLR Capital IV, L.P., its general partner
By: LLR Capital IV, LLC, its general partner

By:
Name:	Mitchell Hollin
Title:	Member

LLR EQUITY PARTNERS PARALLEL IV, L.P.

By: LLR Capital IV, L.P., its general partner
By: LLR Capital IV, LLC, its general partner

By:
Name:	Mitchell Hollin
Title:	Member

[Signature Page to Voting Agreement]

Michele D. Logan

[Signature Page to Voting Agreement]

MICHELE D. LOGAN 2017 CHARITABLE REMAINDER UNITRUST

By: Tiedemann Trust Company, as Trustee

By:
Name:
Title:

By: Michele D. Logan, as Special Holdings Direction Adviser

Name: Michele D. Logan

[Signature Page to Voting Agreement]

EPHESIANS 3:16 HOLDINGS LLC

By:
Name:
Title:

[Signature Page to Voting Agreement]

Annex A

Stockholder Name	Address	Shares of Company Common Stock	Options and Warrants to Purchase Company Common Stock	Other Company Equity Securities or Rights to Acquire Company Equity Securities
Roman DBDR Tech Sponsor LLC	2877 Paradise Rd. #702 Las Vegas, NV 89109	5,789,000	10,837,400	-

Unitholder Name	Address	Units of Holdings	Options and Warrants to Purchase Units of Holdings	Other Company Equity Securities or Rights to Acquire Holdings Equity Securities
LLR Equity Partners IV, L.P.	Cira Centre 2929 Arch Street, Suite 2700 Philadelphia, PA 19104	60,731.71	-	-
LLR Equity Partners Parallel IV, L.P.	Cira Centre 2929 Arch Street, Suite 2700 Philadelphia, PA 19104	2,671.56	-	-
Michele D. Logan	11 Branch Road Far Hills, NJ 07931	23,485.00	-	-
Michele D. Logan 2017 Charitable Remainder Unitrust	c/o Tiedemann Trust Company, Trustee 200 Bellevue Parkway Suite 525 Wilmington, DE 19809	2,555.00	-	-
Ephesians Holdings 3:16 LLC	c/o Michele D. Logan c/o Tiedemann Trust Company, Trustee 200 Bellevue Parkway Suite 525 Wilmington, DE 19809	12,000.00	-	-

ANNEX E-1

COMPOSECURE, INC.
2021 INCENTIVE EQUITY PLAN

Effective as of the Effective Date (as defined below), the CompoSecure, Inc. 2021 Incentive Equity Plan (as in effect from time to time, the “Plan”) is hereby established.

The purpose of the Plan is to provide employees of CompoSecure, Inc., a Delaware corporation formerly known as Roman DBDR Tech Acquisition Corp. (together with its successors, the “Company”), and its subsidiaries, certain consultants and advisors who perform services for the Company or its subsidiaries, and non-employee members of the Board of Directors of the Company, with the opportunity to receive grants of incentive stock options, nonqualified stock options, stock appreciation rights, stock awards, stock units, and other stock-based awards.

The Company believes that the Plan will encourage the participants to contribute materially to the growth of the Company, thereby benefitting the Company’s stockholders, and will align the economic interests of the participants with those of the stockholders.

Section 1.                 Definitions

The following terms has the meanings set forth below for purposes of the Plan:

(a)               “409A” means Section 409A of the Code.

(b)               “Board” means the Board of Directors of the Company.

(c)               “Cause” has the meaning given to that term in any written employment agreement, offer letter or severance agreement between the Employer and the Participant, or if no such agreement exists or if such term is not defined therein, and unless otherwise defined in the Grant Instrument, Cause means a finding by the Committee that the Participant (i) has breached his or her employment or service contract with the Employer, (ii) has engaged in disloyalty to the Employer, including, without limitation, fraud, embezzlement, theft, commission of a felony or proven dishonesty, (iii) has disclosed trade secrets or confidential information of the Employer to Persons not entitled to receive such information, (iv) has breached any written non-competition, non-solicitation, invention assignment or confidentiality agreement between the Participant and the Employer or (v) has engaged in such other behavior detrimental to the interests of the Employer as the Committee determines.

(d)               “CEO” means the Chief Executive Officer of the Company.

(e)               “Change of Control”, unless otherwise set forth in a Grant Instrument, shall be deemed to have occurred if:

(i)                 Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the voting power of the then outstanding securities of the Company; provided that a Change of Control shall not be deemed to occur as a result of a transaction in which the Company becomes a direct or indirect subsidiary of another Person and in which the stockholders of the Company, immediately prior to the transaction, will beneficially own, immediately after the transaction, shares of such other Person representing more than 50% of the voting power of the then outstanding securities of such other Person;

(ii)              The consummation of (A) a merger or consolidation of the Company with another Person where, immediately after the merger or consolidation, the stockholders of the Company, immediately prior to the merger or consolidation, will not beneficially own, in substantially the same proportion as ownership immediately prior to the merger or consolidation, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the surviving Person would be entitled in the election of directors, or where the members of the Board, immediately prior to the merger or consolidation, will not, immediately after the merger or consolidation, constitute a majority of the board of directors of the surviving Person or (B) a sale or other disposition of all or substantially all of the assets of the Company;

(iii)            A change in the composition of the Board over a period of 12 consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections, or threatened election contests, for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time the Board approved such election or nomination; or

(iv)             The consummation of a complete dissolution or liquidation of the Company.

The Committee may modify the definition of Change of Control for a particular Grant as the Committee deems appropriate to comply with 409A or otherwise. Notwithstanding the foregoing, if a Grant constitutes deferred compensation subject to 409A and the Grant provides for payment upon a Change of Control, then, for purposes of such payment provisions, no Change of Control shall be deemed to have occurred upon an event described in items (i) – (iv) above unless the event would also constitute a change in ownership or effective control of, or a change in the ownership of a substantial portion of the assets of, the Company under 409A.

(f)                “Class A Stock” means the Class A common stock, par value $0.0001 per share, of the Company.

(g)               “Class B Stock” means the Class B common stock, par value $0.0001 per share, of the Company.

(h)               “Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

(i)                 “Committee” means the Compensation Committee of the Board or another committee appointed by the Board to administer the Plan and to the extent the Board does not appoint a committee, the Board can serve as the Committee. The Committee shall consist of directors who are “non-employee directors” as defined under Rule 16b-3 promulgated under the Exchange Act and “independent directors,” as determined in accordance with the independence standards established by the stock exchange on which the Class A Stock is at the time primarily traded.

(j)                 “Disability” or “Disabled” means, unless otherwise set forth in the Grant Instrument, a Participant’s becoming disabled within the meaning of the Employer’s long-term disability plan applicable to the Participant.

(k)               “Dividend Equivalent” means an amount determined by multiplying the number of shares of Class A Stock subject to a Stock Unit or Other Stock-Based Award by the per-share cash dividend paid by the Company on its outstanding Class A Stock, or the per-share Fair Market Value of any dividend paid on its outstanding Class A Stock in consideration other than cash. If interest is credited on accumulated divided equivalents, the term “Dividend Equivalent” shall include the accrued interest.

(l)                 “Effective Date” means the effective date of the consummation of the merger contemplated by the Merger Agreement, subject to approval of the Plan by the stockholders of the Company.

(m)             “Employed by, or providing service to, the Employer” or “Employed by, or provide service to, the Employer” means employment or service as an Employee, Key Advisor or member of the Board (so that, for purposes of exercising Options and SARs and satisfying conditions with respect to Stock Awards, Stock Units, and Other Stock-Based Awards, a Participant shall not be considered to have terminated employment or service until the Participant ceases to be an Employee, Key Advisor and member of the Board), unless the Committee determines otherwise. If a Participant’s relationship is with a subsidiary of the Company and that entity ceases to be a subsidiary of the Company, the Participant will be deemed to cease employment or service when the entity ceases to be a subsidiary of the Company, unless the Participant transfers employment or service to an Employer.

(n)               “Employee” means an employee of the Employer (including an officer or director who is also an employee), but excluding any person who is classified by the Employer as a “contractor” or “consultant,” no matter how characterized by the Internal Revenue Service, other governmental agency or a court. Any change of characterization of an individual by the Internal Revenue Service or any court or government agency shall have no effect upon the classification of an individual as an Employee for purposes of this Plan, unless the Committee determines otherwise.

(o)               “Employer” means the Company and its subsidiaries.

(p)               “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(q)               “Exercise Price” means the per share price at which shares of Class A Stock may be purchased under an Option, as designated by the Committee.

(r)                “Fair Market Value” means:

(i)                 For so long as the Class A Stock is publicly traded, the Fair Market Value per share shall be determined as follows: (A) if the principal trading market for the Class A Stock is a national securities exchange, the closing sales price during regular trading hours on the relevant date or, if there were no trades on that date, the latest preceding date upon which a sale was reported, or (B) if the Class A Stock is not principally traded on any such exchange, the last reported sale price of a share of Class A Stock during regular trading hours on the relevant date, as reported by the OTC Bulletin Board.

(ii)              If the Class A Stock is not publicly traded or, if publicly traded, is not subject to reported transactions as set forth above, the Fair Market Value per share shall be determined by the Committee through any reasonable valuation method authorized under the Code.

(s)                “GAAP” means United States generally accepted accounting principles.

(t)                 “Grant” means an Option, SAR, Stock Award, Stock Unit or Other Stock-Based Award granted under the Plan.

(u)               “Grant Instrument” means the written agreement that sets forth the terms and conditions of a Grant, including all amendments thereto.

(v)               “Incentive Stock Option” means an Option that is intended to meet the requirements of an incentive stock option under Section 422 of the Code.

(w)             “Key Advisor” means a consultant or advisor of the Employer who provides bona fide services to the Employer as an independent contractor and who qualifies as a consultant or advisor under Instruction A.1.(a)(1) of Form S-8 under the Securities Act of 1933, as amended.

(x)               “Merger Agreement” means that certain Agreement and Plan of Merger, dated as of April 19, 2021, by and among the Company, Roman Parent Merger Sub, LLC, a Delaware limited liability company, CompoSecure Holdings, L.L.C., a Delaware limited liability company, and certain other persons named therein and party thereto.

(y)               “Non-Employee Director” means a member of the Board who is not an Employee.

(z)               “Nonqualified Stock Option” means an Option that is not intended to be taxed as an incentive stock option under Section 422 of the Code.

(aa)            “Option” means an option to purchase shares of Class A Stock, as described in Section 6.

(bb)           “Other Stock-Based Award” means any Grant based on, measured by or payable in Class A Stock (other than an Option, Stock Unit, Stock Award, or SAR), as described in Section 10.

(cc)            “Participant” means an Employee, Key Advisor or Non-Employee Director designated by the Committee to participate in the Plan.

(dd)           “Performance Goals” means performance goals that may include, but are not limited to, one or more of the following criteria: cash flow; free cash flow; earnings (including gross margin, earnings before interest and taxes, earnings before taxes, earnings before interest, taxes, depreciation, amortization and charges for stock-based compensation, earnings before interest, taxes, depreciation and amortization, adjusted earnings before interest, taxes, depreciation and amortization and net earnings); earnings per share; growth in earnings or earnings per share; book value growth; stock price; return on equity or average stockholder equity; total stockholder return or growth in total stockholder return either directly or in relation to a comparative group; return on capital; return on assets or net assets; revenue, growth in revenue or return on sales; sales; expense reduction or expense control; expense to revenue ratio; income, net income or adjusted net income; operating income, net operating income, adjusted operating income or net operating income after tax; operating profit or net operating profit; operating margin; gross profit margin; return on operating revenue or return on operating profit; regulatory filings; regulatory approvals, litigation and regulatory resolution goals; other operational, regulatory or departmental objectives; budget comparisons; growth in stockholder value relative to established indexes, or another peer group or peer group index; development and implementation of strategic plans and/or organizational restructuring goals; development and implementation of risk and crisis management programs; improvement in workforce diversity; compliance requirements and compliance relief; safety goals; productivity goals; workforce management and succession planning goals; economic value added (including typical adjustments consistently applied from generally accepted accounting principles required to determine economic value added performance measures); measures of customer satisfaction, employee satisfaction or staff development; development or marketing collaborations, formations of joint ventures or partnerships or the completion of other similar transactions intended to enhance the Company’s revenue or profitability or enhance its customer base; merger and acquisitions; and other similar criteria as determined by the Committee. Performance Goals applicable to a Grant shall be determined by the Committee, and may be established on an absolute or relative basis and may be established on a corporate-wide basis or with respect to one or more business units, divisions, subsidiaries or business segments. Relative performance may be measured against a group of peer companies, a financial market index or other objective and quantifiable indices.

(ee)            “Person” means any natural person, corporation, limited liability company, partnership, trust, joint stock company, business trust, unincorporated association, joint venture, governmental authority or other legal entity of any nature whatsoever.

(ff)              “Restriction Period” has the meaning given that term in Section 7(a).

(gg)           “SAR” means a stock appreciation right, as described in Section 9.

(hh)           “Stock Award” means an award of Class A Stock, as described in Section 7.

(ii)              “Stock Unit” means an award of a phantom unit representing a share of Class A Stock, as described in Section 8.

(jj)              “Substitute Awards” has the meaning given that term in Section 4(c).

Section 2.                 Administration

(a)               Committee. The Plan shall be administered and interpreted by the Committee; provided, however, that any Grants to members of the Board must be authorized by a majority of the Board (counting all Board members for purposes of a quorum, but only non-interested Board members for purposes of such majority approval). The Committee may delegate authority to one or more subcommittees, as it deems appropriate. Subject to compliance with applicable law and the applicable stock exchange rules, the Board, in its discretion, may perform any action of the Committee hereunder in any individual instance (without any need for any formal assumption of authority from the Committee). To the extent that the Board, a subcommittee or the CEO, as described below administers the Plan, references in the Plan to the “Committee” shall be deemed to refer to the Board or such subcommittee or the CEO.

(b)               Delegation to CEO. Subject to compliance with applicable law and applicable stock exchange requirements, including Section 157(c) of the Delaware General Corporation Law, the Committee may delegate all or part of its authority and power to the CEO, as it deems appropriate, with respect to Grants to Employees or Key Advisors who are not executive officers under Section 16 of the Exchange Act.

(c)               Committee Authority. The Committee shall have the sole authority to (i) determine the individuals to whom Grants shall be made under the Plan, (ii) determine the type, size, terms and conditions of the Grants to be made to each such individual, (iii) determine the time when the Grants will be made and the duration of any applicable exercise period or Restriction Period, including the criteria for exercisability and the acceleration of exercisability, (iv) amend the terms of any previously issued Grant, subject to the provisions of Section 17 below, (v) determine and adopt terms, guidelines, and provisions, not inconsistent with the Plan and applicable law, that apply to individuals residing outside of the United States who receive Grants under the Plan, and (vi) deal with any other matters arising under the Plan.

(d)               Committee Determinations. The Committee shall have full power and express discretionary authority to administer and interpret the Plan, to make factual determinations and to adopt or amend such rules, regulations, agreements and instruments for implementing the Plan and for the conduct of its business as it deems necessary or advisable, in its sole discretion. The Committee’s interpretations of the Plan and all determinations made by the Committee pursuant to the powers vested in it hereunder shall be conclusive and binding on all Persons having any interest in the Plan or in any awards granted hereunder. All powers of the Committee shall be executed in its sole discretion, in the best interest of the Company, not as a fiduciary, and in keeping with the objectives of the Plan and need not be uniform as to similarly situated individuals.

(e)               Indemnification. No member of the Committee or the Board, and no employee of the Company shall be liable for any act or failure to act with respect to the Plan, except in circumstances involving his or her bad faith or willful misconduct, or for any act or failure to act hereunder by any other member of the Committee or employee or by any agent to whom duties in connection with the administration of this Plan have been delegated. The Company shall indemnify members of the Committee and the Board and any agent of the Committee or the Board who is an employee of the Company or a subsidiary against any and all liabilities or expenses to which they may be subjected by reason of any act or failure to act with respect to their duties on behalf of the Plan, except in circumstances involving such Person’s bad faith or willful misconduct.

Section 3.                 Grants

Grants under the Plan may consist of Options as described in Section 6, Stock Awards as described in Section 7, Stock Units as described in Section 8, SARs as described in Section 9, and Other Stock-Based Awards as described in Section 10. All Grants shall be subject to the terms and conditions set forth herein and to such other terms and conditions consistent with this Plan as the Committee deems appropriate and as are specified in writing by the Committee to the individual in the Grant Instrument. All Grants shall be made conditional upon the Participant’s acknowledgement, in writing or by acceptance of the Grant, that all decisions and determinations of the Committee shall be final and binding on the Participant, his or her beneficiaries and any other person having or claiming an interest under such Grant. Grants under a particular Section of the Plan need not be uniform as among the Participants.

Section 4.                 Shares Subject to the Plan

(a)               Shares Authorized. Subject to adjustment as described below in Sections 4(b) and 4(e) below, the aggregate number of shares of Class A Stock that may be issued or transferred under the Plan shall be [__]1 shares of Class A Stock. The aggregate number of shares of Class A Stock that may be issued or transferred under the Plan pursuant to Incentive Stock Options shall not exceed [__]2 shares of Class A Stock. Commencing with the first business day of each calendar year beginning in 2022, the aggregate number of shares of Class A Stock that may be issued or transferred under the Plan shall be increased by, (x) [__]3 shares of Class A Stock and Class B Stock, or (y) such lesser number of shares of Class A Stock as may be determined by the Committee.

(b)               Source of Shares; Share Counting. Shares issued or transferred under the Plan may be authorized but unissued shares of Class A Stock or reacquired shares of Class A Stock, including shares purchased by the Company on the open market for purposes of the Plan. If and to the extent Options or SARs granted under the Plan, expire or are canceled, forfeited, exchanged or surrendered without having been exercised, or if any Stock Awards, Stock Units or Other Stock-Based Awards are forfeited, terminated or otherwise not paid in full, the shares subject to such Grants shall again be available for purposes of the Plan. If shares of Class A Stock otherwise issuable under the Plan are surrendered in payment of the Exercise Price of an Option, then the number of shares of Class A Stock available for issuance under the Plan shall be reduced only by the net number of shares actually issued by the Company upon such exercise and not by the gross number of shares as to which such Option is exercised. Upon the exercise of any SAR under the Plan, the number of shares of Class A Stock available for issuance under the Plan shall be reduced by only by the net number of shares actually issued by the Company upon such exercise. If shares of Class A Stock otherwise issuable under the Plan are withheld by the Company in satisfaction of the withholding taxes incurred in connection with the issuance, vesting or exercise of any Grant or the issuance of Class A Stock thereunder, then the number of shares of Class A Stock available for issuance under the Plan shall be reduced by the net number of shares issued, vested or exercised under such Grant, calculated in each instance after payment of such share withholding. To the extent any Grants are paid in cash, and not in shares of Class A Stock, any shares previously subject to such Grants shall again be available for issuance or transfer under the Plan. For the avoidance of doubt, if shares are repurchased by the Company on the open market with the proceeds of the Exercise Price of Options, such shares may not again be made available for issuance under the Plan.

1 Note to Draft: Such amount to equal 10% of the aggregate number of shares of Class A Stock and Class B Stock issued and outstanding after giving effect to the closing plus the shares subject to any Converted Options, as defined in the Merger Agreement, that expire, terminate, or are otherwise forfeited without being exercised

2 Note to Draft: Such amount to equal 10% of the shares of Class A Stock and Class B Stock after giving effect to the closing.

3 Note to Draft: Such amount to 4% of the aggregate number of shares of Class A Stock and Class B Stock outstanding as of the last day of the immediately preceding calendar year after giving effect to the closing.

(c)               Substitute Awards. Shares issued or transferred under Grants made pursuant to an assumption, substitution or exchange for previously granted awards of a company acquired by the Company in a transaction (“Substitute Awards”) shall not reduce the number of shares of Class A Stock available under the Plan and available shares under a stockholder approved plan of an acquired company (as appropriately adjusted to reflect the transaction) may be used for Grants under the Plan and shall not reduce the Plan’s share reserve (subject to applicable stock exchange listing and Code requirements).

(d)               Individual Limits for Non-Employee Directors. Subject to adjustment as described below in Section 4(e), the maximum aggregate grant date value of shares of Class A Stock subject to Grants granted to any Non-Employee Director during any calendar year, taken together with any cash fees earned by such Non-Employee Director for services rendered during the calendar year, shall not exceed [$350,000] in total value[; provided, however, that with respect to the year during which the Non-Employee Director is first appointed or elected to the Board, the maximum aggregate grant date value of shares of Class A Stock granted to such Non-Employee Director during the initial annual period, taken together with any cash fees earned by such Non-Employee Director for services rendered during such period, shall not exceed [$750,000] in total value during the initial annual period]. For purposes of this limit, the value of such Grants shall be calculated based on the grant date fair value of such Grants for financial reporting purposes.

(e)               Adjustments. If there is any change in the number or kind of shares of Class A Stock outstanding by reason of (i) a stock dividend, spinoff, recapitalization, stock split, or combination or exchange of shares, (ii) a merger, reorganization or consolidation, (iii) a reclassification or change in par value, or (iv) any other extraordinary or unusual event affecting the outstanding Class A Stock as a class without the Company’s receipt of consideration, or if the value of outstanding shares of Class A Stock is substantially reduced as a result of a spinoff or the Company’s payment of an extraordinary dividend or distribution, the maximum number and kind of shares of Class A Stock available for issuance under the Plan, the maximum amount of Grants which a Non-Employee Director may receive in any year, the number and kind of shares covered by outstanding Grants, the number and kind of shares issued and to be issued under the Plan, and the price per share or the applicable market value of such Grants shall be equitably adjusted by the Committee to reflect any increase or decrease in the number of, or change in the kind or value of, the issued shares of Class A Stock to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under the Plan and such outstanding Grants; provided, however, that any fractional shares resulting from such adjustment shall be eliminated. In addition, in the event of a Change of Control, the provisions of Section 12 shall apply. Any adjustments to outstanding Grants shall be consistent with Section 409A or Section 424 of the Code, to the extent applicable. The adjustments of Grants under this Section 4(e) shall include adjustment of shares, Exercise Price of Stock Options, base amount of SARs, Performance Goals or other terms and conditions, as the Committee deems appropriate. The Committee shall have the sole discretion and authority to determine what appropriate adjustments shall be made and any adjustments determined by the Committee shall be final, binding and conclusive.

Section 5.                 Eligibility for Participation

(a)               Eligible Persons. All Employees and Non-Employee Directors shall be eligible to participate in the Plan. Key Advisors shall be eligible to participate in the Plan if the Key Advisors render bona fide services to the Employer, the services are not in connection with the offer and sale of securities in a capital-raising transaction and the Key Advisors do not directly or indirectly promote or maintain a market for the Company’s securities.

(b)               Selection of Participants. The Committee shall select the Employees, Non-Employee Directors and Key Advisors to receive Grants and shall determine the number of shares of Class A Stock subject to a particular Grant in such manner as the Committee determines.

Section 6.                 Options

The Committee may grant Options to an Employee, Non-Employee Director or Key Advisor upon such terms as the Committee deems appropriate. The following provisions are applicable to Options:

(a)               Number of Shares. The Committee shall determine the number of shares of Class A Stock that will be subject to each Grant of Options to Employees, Non-Employee Directors and Key Advisors.

(b)               Type of Option and Exercise Price.

(i)                 The Committee may grant Incentive Stock Options or Nonqualified Stock Options or any combination of the two, all in accordance with the terms and conditions set forth herein. Incentive Stock Options may be granted only to employees of the Company or its parent or subsidiary corporations, as defined in Section 424 of the Code. Nonqualified Stock Options may be granted to Employees, Non-Employee Directors and Key Advisors.

(ii)              The Exercise Price of Class A Stock subject to an Option shall be determined by the Committee and shall be equal to or greater than the Fair Market Value of a share of Class A Stock on the date the Option is granted. However, an Incentive Stock Option may not be granted to an Employee who, at the time of grant, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, or any parent or subsidiary corporation of the Company, as defined in Section 424 of the Code, unless the Exercise Price per share is not less than 110% of the Fair Market Value of a share of Class A Stock on the date of grant.

(c)               Option Term. The Committee shall determine the term of each Option. The term of any Option shall not exceed ten years from the date of grant. However, an Incentive Stock Option that is granted to an Employee who, at the time of grant, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, or any parent or subsidiary corporation of the Company, as defined in Section 424 of the Code, may not have a term that exceeds five years from the date of grant. Notwithstanding the foregoing, in the event that on the last business day of the term of an Option (other than an Incentive Stock Option), the exercise of the Option is prohibited by applicable law, including a prohibition on purchases or sales of Class A Stock under the Company’s insider trading policy, the term of the Option shall be extended for a period of 30 days following the end of the legal prohibition, unless the Committee determines otherwise.

(d)               Exercisability of Options. Options shall become exercisable in accordance with such terms and conditions, consistent with the Plan, as may be determined by the Committee and specified in the Grant Instrument. The Committee may accelerate the exercisability of any or all outstanding Options at any time for any reason.

(e)               Grants to Non-Exempt Employees. Notwithstanding the foregoing, Options granted to persons who are non-exempt employees under the Fair Labor Standards Act of 1938, as amended, may not be exercisable for at least six months after the date of grant (except that such Options may become exercisable, as determined by the Committee, upon the Participant’s death, Disability or retirement, or upon a Change of Control or other circumstances permitted by applicable regulations).

(f)                Termination of Employment or Service. Except as provided in the Grant Instrument, an Option may only be exercised while the Participant is Employed by, or providing services to, the Employer. The Committee shall determine in the Grant Instrument under what circumstances and during what time periods a Participant may exercise an Option after termination of employment or service.

(g)               Exercise of Options. A Participant may exercise an Option that has become exercisable, in whole or in part, by delivering a notice of exercise to the Company. The Participant shall pay the Exercise Price for an Option as specified by the Committee (i) in cash, (ii) unless the Committee determines otherwise, by delivering shares of Class A Stock owned by the Participant and having a Fair Market Value on the date of exercise at least equal to the Exercise Price or by attestation (on a form prescribed by the Committee) to ownership of shares of Class A Stock having a Fair Market Value on the date of exercise at least equal to the Exercise Price, (iii) by payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board, (iv) if permitted by the Committee and solely with respect to Nonqualified Stock Options, by withholding shares of Class A Stock subject to the exercisable Option, which have a Fair Market Value on the date of exercise equal to the Exercise Price, or (v) by such other method as the Committee may approve. Shares of Class A Stock used to exercise an Option shall have been held by the Participant for the requisite period of time necessary to avoid adverse accounting consequences to the Company with respect to the Option. Payment for the shares to be issued or transferred pursuant to the Option, and any required withholding taxes, must be received by the Company by the time specified by the Committee depending on the type of payment being made, but in all cases prior to the issuance or transfer of such shares.

(h)               Limits on Incentive Stock Options. Each Incentive Stock Option shall provide that, if the aggregate Fair Market Value of the Class A Stock on the date of the grant with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year, under the Plan or any other stock option plan of the Company or a parent or subsidiary, exceeds $100,000, then the Option, as to the excess, shall be treated as a Nonqualified Stock Option.

Section 7.                 Stock Awards

The Committee may issue or transfer shares of Class A Stock to an Employee, Non-Employee Director or Key Advisor under a Stock Award, upon such terms as the Committee deems appropriate. The following provisions are applicable to Stock Awards:

(a)               General Requirements. Shares of Class A Stock issued or transferred pursuant to Stock Awards may be issued or transferred for consideration or for no consideration, and subject to restrictions or no restrictions, as determined by the Committee. The Committee may, but shall not be required to, establish conditions under which restrictions on Stock Awards shall lapse over a period of time or according to such other criteria as the Committee deems appropriate, including, without limitation, restrictions based on the achievement of specific Performance Goals. The period of time during which the Stock Awards will remain subject to restrictions will be designated in the Grant Instrument as the “Restriction Period.”

(b)               Number of Shares. The Committee shall determine the number of shares of Class A Stock to be issued or transferred pursuant to a Stock Award and the restrictions applicable to such shares.

(c)               Requirement of Employment or Service. If the Participant ceases to be Employed by, or provide service to, the Employer during a period designated in the Grant Instrument as the Restriction Period, or if other specified conditions are not met, the Stock Award shall terminate as to all shares covered by the Grant as to which the restrictions have not lapsed, and those shares of Class A Stock must be immediately returned to the Company. The Committee may, however, provide for complete or partial exceptions to this requirement as it deems appropriate.

(d)               Restrictions on Transfer and Legend on Stock Certificate. During the Restriction Period, a Participant may not sell, assign, transfer, pledge or otherwise dispose of the shares of a Stock Award except under Section 15. Unless otherwise determined by the Committee, the Company will retain possession of certificates for shares of Stock Awards until all restrictions on such shares have lapsed. Each certificate for a Stock Award, unless held by the Company, shall contain a legend giving appropriate notice of the restrictions in the Grant. The Participant shall be entitled to have the legend removed from the stock certificate covering the shares subject to restrictions when all restrictions on such shares have lapsed. The Committee may determine that the Company will not issue certificates for Stock Awards until all restrictions on such shares have lapsed.

(e)               Right to Vote and to Receive Dividends. Unless the Committee determines otherwise, during the Restriction Period, the Participant shall have the right to vote shares of Stock Awards and to receive any dividends or other distributions paid on such shares, subject to any restrictions deemed appropriate by the Committee, including, without limitation, the achievement of specific Performance Goals. Dividends with respect to Stock Awards that vest based on performance shall vest if and to the extent that the underlying Stock Award vests, as determined by the Committee. Dividends with respect to stock awards that are time-vested shall vest as determined by the Committee.

(f)               Lapse of Restrictions. All restrictions imposed on Stock Awards shall lapse upon the expiration of the applicable Restriction Period and the satisfaction of all conditions, if any, imposed by the Committee. The Committee may determine, as to any or all Stock Awards, that the restrictions shall lapse without regard to any Restriction Period.

Section 8.                 Stock Units

The Committee may grant Stock Units, each of which shall represent one hypothetical share of Class A Stock, to an Employee, Non-Employee Director or Key Advisor upon such terms and conditions as the Committee deems appropriate. The following provisions are applicable to Stock Units:

(a)               Crediting of Units. Each Stock Unit shall represent the right of the Participant to receive a share of Class A Stock or an amount of cash based on the value of a share of Class A Stock, if and when specified conditions are met. All Stock Units shall be credited to bookkeeping accounts established on the Company’s records for purposes of the Plan.

(b)              Terms of Stock Units. The Committee may grant Stock Units that vest and are payable if specified Performance Goals or other conditions are met, or under other circumstances. Stock Units may be paid at the end of a specified performance period or other period, or payment may be deferred to a date authorized by the Committee. The Committee may accelerate vesting or payment, as to any or all Stock Units at any time for any reason, provided such acceleration complies with 409A. The Committee shall determine the number of Stock Units to be granted and the requirements applicable to such Stock Units.

(c)               Requirement of Employment or Service. If the Participant ceases to be Employed by, or provide service to, the Employer prior to the vesting of Stock Units, or if other conditions established by the Committee are not met, the Participant’s Stock Units shall be forfeited. The Committee may, however, provide for complete or partial exceptions to this requirement as it deems appropriate.

(d)              Payment With Respect to Stock Units. Payments with respect to Stock Units shall be made in cash, Class A Stock or any combination of the foregoing, as the Committee shall determine.

Section 9.                 Stock Appreciation Rights

The Committee may grant SARs to an Employee, Non-Employee Director or Key Advisor separately or in tandem with any Option. The following provisions are applicable to SARs:

(a)              General Requirements. The Committee may grant SARs to an Employee, Non-Employee Director or Key Advisor separately or in tandem with any Option (for all or a portion of the applicable Option). Tandem SARs may be granted either at the time the Option is granted or at any time thereafter while the Option remains outstanding; provided, however, that, in the case of an Incentive Stock Option, SARs may be granted only at the time of the grant of the Incentive Stock Option. The Committee shall establish the base amount of the SAR at the time the SAR is granted. The base amount of each SAR shall be equal to or greater than the Fair Market Value of a share of Class A Stock as of the date of grant of the SAR. The term of any SAR shall not exceed ten years from the date of grant. Notwithstanding the foregoing, in the event that on the last business day of the term of a SAR, the exercise of the SAR is prohibited by applicable law, including a prohibition on purchases or sales of Class A Stock under the Company’s insider trading policy, the term shall be extended for a period of 30 days following the end of the legal prohibition, unless the Committee determines otherwise.

(b)              Tandem SARs. In the case of tandem SARs, the number of SARs granted to a Participant that shall be exercisable during a specified period shall not exceed the number of shares of Class A Stock that the Participant may purchase upon the exercise of the related Option during such period. Upon the exercise of an Option, the SARs relating to the Class A Stock covered by such Option shall terminate. Upon the exercise of SARs, the related Option shall terminate to the extent of an equal number of shares of Class A Stock.

(c)               Exercisability. A SAR shall be exercisable during the period specified by the Committee in the Grant Instrument and shall be subject to such vesting and other restrictions as may be specified in the Grant Instrument. The Committee may accelerate the exercisability of any or all outstanding SARs at any time for any reason. SARs may only be exercised while the Participant is employed by, or providing service to, the Employer or during the applicable period after termination of employment or service as specified by the Committee. A tandem SAR shall be exercisable only during the period when the Option to which it is related is also exercisable.

(d)               Grants to Non-Exempt Employees. Notwithstanding the foregoing, SARs granted to persons who are non-exempt employees under the Fair Labor Standards Act of 1938, as amended, may not be exercisable for at least six months after the date of grant (except that such SARs may become exercisable, as determined by the Committee, upon the Participant’s death, Disability or retirement, or upon a Change of Control or other circumstances permitted by applicable regulations).

(e)               Value of SARs. When a Participant exercises SARs, the Participant shall receive in settlement of such SARs an amount equal to the value of the stock appreciation for the number of SARs exercised. The stock appreciation for a SAR is the amount by which the Fair Market Value of the underlying Class A Stock on the date of exercise of the SAR exceeds the base amount of the SAR as described in subsection (a).

(f)                Form of Payment. The appreciation in a SAR shall be paid in shares of Class A Stock, cash or any combination of the foregoing, as the Committee shall determine. For purposes of calculating the number of shares of Class A Stock to be received, shares of Class A Stock shall be valued at their Fair Market Value on the date of exercise of the SAR.

Section 10.             Other Stock-Based Awards

The Committee may grant Other Stock-Based Awards, which are awards (other than those described in Sections 6 through 9) that are based on or measured by Class A Stock, to any Employee, Non-Employee Director or Key Advisor, on such terms and conditions as the Committee shall determine. Other Stock-Based Awards may be awarded subject to the achievement of Performance Goals or other criteria or other conditions and may be payable in cash, Class A Stock or any combination of the foregoing, as the Committee shall determine.

Section 11.             Dividend Equivalents

The Committee may grant Dividend Equivalents in connection with Stock Units or Other Stock-Based Awards. Dividend Equivalents may be paid currently or accrued as contingent cash obligations and may be payable in cash or shares of Class A Stock, and upon such terms and conditions as the Committee shall determine. Dividend Equivalents with respect to Stock Units or Other Stock-Based Awards that vest based on performance shall vest and be paid only if and to the extent the underlying Stock Units or Other Stock-Based Awards vest and are paid, as determined by the Committee.

Section 12.             Consequences of a Change of Control

(a)               Assumption of Outstanding Grants. Upon a Change of Control where the Company is not the surviving corporation (or survives only as a subsidiary of another corporation), unless the Committee determines otherwise, all outstanding Grants that are not exercised or paid at the time of the Change of Control shall be assumed by, or replaced with grants (with respect to cash, securities, or a combination thereof) that have comparable terms by, the surviving corporation (or a parent or subsidiary of the surviving corporation). An assumption or substitution of any Grants shall be done in a manner consistent with the provisions of Sections 409A and, if applicable, 424 of the Code. After a Change of Control, references to the “Company” or “Employer” as they relate to employment matters shall include the successor employer in the transaction, subject to applicable law.

(b)               Other Alternatives. In the event of a Change of Control, if any outstanding Grants are not assumed by, or replaced with grants that have comparable terms by, the surviving corporation (or a parent or subsidiary of the surviving corporation), the Committee may (but is not obligated to) make adjustments to the terms and conditions of outstanding Grants, including, without limitation, taking any of the following actions (or combination thereof) with respect to any or all outstanding Grants, without the consent of any Participant: (i) the Committee may determine that outstanding Stock Options and SARs shall automatically accelerate and become fully exercisable and the restrictions and conditions on outstanding Stock Awards, Stock Units and Dividend Equivalents shall immediately lapse; (ii) the Committee may determine that Participants shall receive a payment in settlement of outstanding Stock Units or Dividend Equivalents, in such amount and form as may be determined by the Committee; (iii) the Committee may require that Participants surrender their outstanding Stock Options and SARs in exchange for a payment by the Company, in cash or Class A Stock as determined by the Committee, in an amount equal to the amount, if any, by which the then Fair Market Value of the shares of Class A Stock subject to the Participant’s unexercised Stock Options and SARs exceeds the Stock Option Exercise Price or SAR base amount, and (iv) after giving Participants an opportunity to exercise all of their outstanding Stock Options and SARs, the Committee may terminate any or all unexercised Stock Options and SARs at such time as the Committee deems appropriate. Such surrender, termination or payment shall take place as of the date of the Change of Control or such other date as the Committee may specify. Without limiting the foregoing, if the per share Fair Market Value of the Class A Stock does not exceed the per share Stock Option Exercise Price or SAR base amount, as applicable, the Company shall not be required to make any payment to the Participant upon surrender of the Stock Option or SAR and shall have the right to cancel any such Stock Option or SAR for no consideration.

Section 13.             Deferrals

The Committee may permit or require a Participant to defer receipt of the payment of cash or the delivery of shares that would otherwise be due to such Participant in connection with any Grant. If any such deferral election is permitted or required, the Committee shall establish rules and procedures for such deferrals and may provide for interest or other earnings to be paid on such deferrals. The rules and procedures for any such deferrals shall be consistent with applicable requirements of 409A.

Section 14.             Withholding of Taxes

(a)               Required Withholding. All Grants under the Plan shall be subject to applicable United States federal (including taxes under the Federal Insurance Contributions Act (“FICA”)), state and local, foreign country or other tax withholding requirements. The Employer may require that the Participant or other person receiving Grants or exercising Grants pay to the Employer an amount sufficient to satisfy such tax withholding requirements with respect to such Grants, or the Employer may deduct from other wages and compensation paid by the Employer the amount of any withholding taxes due with respect to such Grants.

(b)               Share Withholding. The Committee may permit or require the Employer’s tax withholding obligation with respect to Grants paid in Class A Stock to be satisfied by having shares withheld up to an amount that does not exceed the Participant’s applicable withholding tax rate for United States federal (including FICA), state and local, foreign country or other tax liabilities. The Committee may, in its discretion, and subject to such rules as the Committee may adopt, allow Participants to elect to have such share withholding applied to all or a portion of the tax withholding obligation arising in connection with any particular Grant. Unless the Committee determines otherwise, share withholding for taxes shall not exceed the Participant’s minimum applicable tax withholding amount. Notwithstanding the foregoing, in no event will shares withheld to pay applicable taxes be withheld in excess of the amount of tax required to be withheld by law (or such lower amount as may be necessary to avoid adverse financial accounting treatment).

Section 15.             Transferability of Grants

(a)               Nontransferability of Grants. Except as described in subsection (b) below, only the Participant may exercise rights under a Grant during the Participant’s lifetime. A Participant may not transfer those rights except (i) by will or by the laws of descent and distribution or (ii) with respect to Grants other than Incentive Stock Options, pursuant to a domestic relations order. When a Participant dies, the personal representative or other person entitled to succeed to the rights of the Participant may exercise such rights. Any such successor must furnish proof satisfactory to the Company of his or her right to receive the Grant under the Participant’s will or under the applicable laws of descent and distribution.

(b)               Transfer of Nonqualified Stock Options. Notwithstanding the foregoing, the Committee may provide, in a Grant Instrument, that a Participant may transfer Nonqualified Stock Options to family members, or one or more trusts or other entities for the benefit of or owned by family members, consistent with the applicable securities laws, according to such terms as the Committee may determine; provided that the Participant receives no consideration for the transfer of an Option and the transferred Option shall continue to be subject to the same terms and conditions as were applicable to the Option immediately before the transfer.

Section 16.             Requirements for Issuance or Transfer of Shares

No Class A Stock shall be issued or transferred in connection with any Grant hereunder unless and until all legal requirements applicable to the issuance or transfer of such Class A Stock have been complied with to the satisfaction of the Committee. The Committee shall have the right to condition any Grant on the Participant’s undertaking in writing to comply with such restrictions on his or her subsequent disposition of the shares of Class A Stock as the Committee shall deem necessary or advisable, and certificates representing such shares (or book entries evidencing such shares) may be legended (or notated) to reflect any such restrictions. Certificates or book entries representing shares of Class A Stock issued or transferred under the Plan may be subject to such stop-transfer orders and other restrictions as the Committee deems appropriate to comply with applicable laws, regulations and interpretations, including any requirement that a legend or notation be placed thereon.

Section 17.             Amendment and Termination of the Plan

(a)               Amendment. The Board may amend or terminate the Plan at any time; provided, however, that the Board shall not amend the Plan without stockholder approval if such approval is required in order to comply with the Code or other applicable law, or to comply with applicable stock exchange requirements.

(b)               No Repricing of Options or SARs. Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, distribution (whether in the form of cash, Class A Stock, other securities or property), stock split, extraordinary cash dividend, recapitalization, change in control, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares of Class A Stock or other securities, or similar transactions), the Company may not, without obtaining stockholder approval, (i) amend the terms of outstanding Stock Options or SARs to reduce the Exercise Price of such outstanding Stock Options or base price of such SARs, (ii) cancel outstanding Stock Options or SARs in exchange for Stock Options or SARs with an Exercise Price or base price, as applicable, that is less than the Exercise Price or base price of the original Stock Options or SARs, or (iii) cancel outstanding Stock Options or SARs with an Exercise Price or base price, as applicable, above the current stock price in exchange for cash or other securities.

(c)               Termination of Plan. The Plan shall terminate on the day immediately preceding the tenth anniversary of its Effective Date, unless the Plan is terminated earlier by the Board or is extended by the Board with the approval of the stockholders.

(d)               Termination and Amendment of Outstanding Grants. A termination or amendment of the Plan that occurs after a Grant is made shall not materially impair the rights of a Participant with respect to such Grant unless the Participant consents or unless the Committee acts under Section 18(f). The termination of the Plan shall not impair the power and authority of the Committee with respect to an outstanding Grant. Whether or not the Plan has terminated, an outstanding Grant may be terminated or amended under Section 18(f) or may be amended by agreement of the Company and the Participant consistent with the Plan.

Section 18.             Miscellaneous

(a)               Grants in Connection with Corporate Transactions and Otherwise. Nothing contained in the Plan shall be construed to (i) limit the right of the Committee to make Grants under the Plan in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business or assets of any corporation, firm or association, including Grants to employees thereof who become Employees, or (ii) limit the right of the Company to grant stock options or make other awards outside of the Plan. The Committee may make a Grant to an employee of another corporation who becomes an Employee by reason of a corporate merger, consolidation, acquisition of stock or property, reorganization or liquidation involving the Company, in substitution for a stock option or stock awards grant made by such corporation. Notwithstanding anything in the Plan to the contrary, the Committee may establish such terms and conditions of the new Grants as it deems appropriate, including setting the Exercise Price of Options or the base price of SARs at a price necessary to retain for the Participant the same economic value as the prior options or rights.

(b)               Governing Document. The Plan shall be the controlling document. No other statements, representations, explanatory materials or examples, oral or written, may amend the Plan in any manner. The Plan shall be binding upon and enforceable against the Company and its successors and assigns.

(c)               Funding of the Plan. The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Grants under the Plan.

(d)               Rights of Participants. Nothing in the Plan shall entitle any Employee, Non-Employee Director, Key Advisor or other person to any claim or right to receive a Grant under the Plan. Any Grant under the Plan shall be a one-time award that does not constitute a promise of future grants. The Company, in its sole discretion, maintains the right to make available future Grants under the Plan. Neither the Plan nor any action taken hereunder shall be construed as giving any individual any rights to be retained by or in the employ of the Employer or any other employment rights.

(e)               No Fractional Shares. No fractional shares of Class A Stock shall be issued or delivered pursuant to the Plan or any Grant. Except as otherwise provided under the Plan, the Committee shall determine whether cash, other awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

(f)                Compliance with Law.

(i)                 The Plan, the exercise of Options and SARs and the obligations of the Company to issue or transfer shares of Class A Stock under Grants shall be subject to all applicable laws and regulations, and to approvals by any governmental or regulatory agency as may be required. With respect to persons subject to Section 16 of the Exchange Act, it is the intent of the Company that the Plan and all transactions under the Plan comply with all applicable provisions of Rule 16b-3 or its successors under the Exchange Act. In addition, it is the intent of the Company that Incentive Stock Options comply with the applicable provisions of Section 422 of the Code, and that, to the extent applicable, Grants comply with the requirements of 409A. To the extent that any legal requirement of Section 16 of the Exchange Act, 409A or Section 422 of the Code as set forth in the Plan ceases to be required under Section 16 of the Exchange Act, 409A or Section 422 of the Code, that Plan provision shall cease to apply. The Committee may revoke any Grant if it is contrary to law or modify a Grant to bring it into compliance with any valid and mandatory government regulation. The Committee may also adopt rules regarding the withholding of taxes on payments to Participants. The Committee may, in its sole discretion, agree to limit its authority under this Section.

(ii)              The Plan is intended to comply with the requirements of 409A, to the extent applicable. Each Grant shall be construed and administered such that the Grant either (A) qualifies for an exemption from the requirements of 409A or (B) satisfies the requirements of 409A. If a Grant is subject to 409A, (I) distributions shall only be made in a manner and upon an event permitted under 409A, (II) payments to be made upon a termination of employment or service shall only be made upon a “separation from service” under 409A, (III) unless the Grant specifies otherwise, each installment payment shall be treated as a separate payment for purposes of 409A, and (IV) in no event shall a Participant, directly or indirectly, designate the calendar year in which a distribution is made except in accordance with 409A.

(iii)            Any Grant that is subject to 409A and that is to be distributed to a Key Employee (as defined below) upon separation from service shall be administered so that any distribution with respect to such Grant shall be postponed for six months following the date of the Participant’s separation from service, if required by 409A. If a distribution is delayed pursuant to 409A, the distribution shall be paid within 15 days after the end of the six-month period. If the Participant dies during such six-month period, any postponed amounts shall be paid within 90 days of the Participant’s death. The determination of Key Employees, including the number and identity of persons considered Key Employees and the identification date, shall be made by the Committee or its delegate each year in accordance with Section 416(i) of the Code and the “specified employee” requirements of 409A.

(iv)             Notwithstanding anything in the Plan or any Grant agreement to the contrary, each Participant shall be solely responsible for the tax consequences of Grants under the Plan, and in no event shall the Company or any subsidiary or affiliate of the Company have any responsibility or liability if a Grant does not meet any applicable requirements of 409A. Although the Company intends to administer the Plan to prevent taxation under 409A, the Company does not represent or warrant that the Plan or any Grant complies with any provision of federal, state, local or other tax law.

(g)               Establishment of Subplans. The Board may from time to time establish one or more sub-plans under the Plan for purposes of satisfying applicable blue sky, securities or tax laws of various jurisdictions. The Board shall establish such sub-plans by adopting supplements to the Plan setting forth (i) such limitations on the Committee’s discretion under the Plan as the Board deems necessary or desirable and (ii) such additional terms and conditions not otherwise inconsistent with the Plan as the Board shall deem necessary or desirable. All supplements adopted by the Board shall be deemed to be part of the Plan, but each supplement shall apply only to Participants within the affected jurisdiction and the Employer shall not be required to provide copies of any supplement to Participants in any jurisdiction that is not affected.

(h)               Clawback Rights. Subject to the requirements of applicable law, the Committee may provide in any Grant Instrument that, if a Participant breaches any restrictive covenant agreement between the Participant and the Employer (which may be set forth in any Grant Instrument) or otherwise engages in activities that constitute Cause either while employed by, or providing service to, the Employer or within a specified period of time thereafter, all Grants held by the Participant shall terminate, and the Company may rescind any exercise of an Option or SAR and the vesting of any other Grant and delivery of shares upon such exercise or vesting (including pursuant to dividends and Dividend Equivalents), as applicable on such terms as the Committee shall determine, including the right to require that in the event of any such rescission, (i) the Participant shall return to the Company the shares received upon the exercise of any Option or SAR and/or the vesting and payment of any other Grant (including pursuant to dividends and Dividend Equivalents) or, (ii) if the Participant no longer owns the shares, the Participant shall pay to the Company the amount of any gain realized or payment received as a result of any sale or other disposition of the shares (or, in the event the Participant transfers the shares by gift or otherwise without consideration, the Fair Market Value of the shares on the date of the breach of the restrictive covenant agreement (including a Participant’s Grant Instrument containing restrictive covenants) or activity constituting Cause), net of the price originally paid by the Participant for the shares. Payment by the Participant shall be made in such manner and on such terms and conditions as may be required by the Committee. The Employer shall be entitled to set off against the amount of any such payment any amounts otherwise owed to the Participant by the Employer. In addition, all Grants under the Plan shall be subject to any applicable clawback or recoupment policies, share trading policies and other policies that may be implemented by the Board from time to time.

(i)                 Governing Law; Jurisdiction. The validity, construction, interpretation and effect of the Plan and Grant Instruments issued under the Plan shall be governed and construed by and determined in accordance with the laws of the State of Delaware, without giving effect to the conflict of laws provisions thereof. Any action arising out of, or relating to, any of the provisions of the Plan and Grants made hereunder shall be brought only in the United States District Court for the District of Delaware, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Delaware, and the jurisdiction of such court in any such proceeding shall be exclusive.

ANNEX E-2

COMPOSECURE, INC.

EMPLOYEE STOCK PURCHASE PLAN

I.                   PURPOSE OF THE PLAN

This Employee Stock Purchase Plan is intended to promote the interests of CompoSecure, Inc., a Delaware corporation formerly known as Roman DBDR Tech Acquisition Corp., by providing eligible employees with the opportunity to acquire a proprietary interest in the Corporation through participation in an employee stock purchase plan. The Corporation intends for the Plan to have two components: a Code Section 423 Component (“423 Component”) and a non-Code Section 423 Component (“Non-423 Component”). The Corporation’s intention is to have the 423 Component of the Plan qualify as an “employee stock purchase plan” under Section 423 of the Code to the extent possible. The provisions of the 423 Component, accordingly, will be construed so as to extend and limit Plan participation in a uniform and nondiscriminatory basis consistent with the requirements of Section 423 of the Code. In addition, this Plan authorizes the grant of an option to purchase shares of Common Stock under the Non-423 Component that does not qualify as an “employee stock purchase plan” under Section 423 of the Code; such an option will be granted pursuant to rules, procedures or sub-plans adopted by the Administrator designed to achieve tax, non-U.S. exchange or securities laws or other objectives for Eligible Employees and the Corporation. Except as otherwise provided, the Non-423 Component will operate and be administered in the same manner as the 423 Component. The Corporation intends to issue options under the Non-423 Component unless and until it may issue options under the 423 Component that are eligible to satisfy the requirements of Section 423 of the Code. The Plan shall become effective at the Effective Time. Certain capitalized terms used herein are defined in Article XII.

II.                ADMINISTRATION OF THE PLAN

A.       The Plan Administrator shall have full authority to interpret and construe any provision of the Plan and to adopt such rules and regulations for administering the Plan as it may deem necessary in order to bring one or more offerings under the 423 Component of the Plan into compliance with the requirements of Code Section 423.

B.       Decisions of the Plan Administrator shall be final and binding on all parties having an interest in the Plan.

III.             STOCK SUBJECT TO PLAN

A.                The stock purchasable under the Plan shall be shares of authorized but unissued or reacquired Common Stock, including shares of Common Stock purchased on the open market. The number of shares of Common Stock reserved for issuance under the Plan shall initially be limited to [__]1 shares of Common Stock.

B.                 The number of shares of Common Stock available for issuance under the Plan shall automatically increase on the first trading day in January each calendar year during the term of the Plan, beginning with the 2022 calendar year, by an amount equal to one percent (1%) of the total number of shares of Common Stock outstanding on the last trading day in the immediately preceding calendar month, but in no event shall any such annual increase exceed [__]2 shares or such lesser number of shares determined by the Board in its discretion.

1 Note to Draft: Such amount to equal 2% of the number of shares of Class A and Class B Common Stock outstanding after giving effect to the closing of the merger.

2 Note to Draft: Such amount to equal 2% of the number of shares of Class A and Class B Common Stock outstanding after giving effect to the closing of the merger.

C.                 If there is any change in the number or kind of shares of Common Stock outstanding by reason of (i) a stock dividend, spinoff, recapitalization, stock split, reverse stock split or combination or exchange of shares, (ii) a merger, reorganization or consolidation, (iii) a reclassification or change in par value, or (iv) any other extraordinary or unusual event affecting the outstanding Common Stock as a class without the Corporation’s receipt of consideration, or if the value of outstanding shares of Common Stock is substantially reduced as a result of a spinoff or the Corporation’s payment of an extraordinary dividend or distribution, then the maximum number and kind of shares of Common Stock available for issuance under the Plan, the maximum number and kind of shares of Common Stock purchasable per Participant during any offering period and on any one Purchase Date during that offering period, the number and kind of shares in effect under each outstanding purchase right, the number and kind of shares issued and to be issued under the Plan, and the price per share in effect under each outstanding purchase right shall be equitably adjusted by the Plan Administrator to reflect any increase or decrease in the number of, or change in the kind or value of, the issued shares of Common Stock to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under the Plan and such outstanding purchase rights; provided, however, that any fractional shares resulting from such adjustment shall be eliminated. In addition, in the event of a Change of Control, the provisions of Section VII.H. shall apply. Any adjustments to outstanding purchase rights shall be consistent with Code Section 424, to the extent applicable. The adjustments of purchase rights under this Section shall include adjustment of other terms and conditions as the Plan Administrator deems appropriate. The Plan Administrator shall have the sole discretion and authority to determine what appropriate adjustments shall be made and any adjustments determined by the Plan Administrator shall be final, binding and conclusive.

IV.             OFFERING PERIOdS

A.                Shares of Common Stock shall be offered for purchase under the Plan through a series of successive offering periods until such time as (i) the maximum number of shares of Common Stock available for issuance under the Plan shall have been purchased or (ii) the Plan shall have been sooner terminated.

B.              Each offering period shall commence at such time and be of such duration not to exceed twenty-seven (27) months, as determined by the Plan Administrator prior to the start of the applicable offering period.

C.                 The terms and conditions of each offering period may vary, and two or more offerings periods may run concurrently under the Plan, each with its own terms and conditions. In addition, special offering periods may be established with respect to entities that are acquired by the Corporation (or any subsidiary of the Corporation) or under such other circumstances as the Plan Administrator deems appropriate. In no event, however, shall the terms and conditions of any offering period contravene the express limitations and restrictions of the Plan, and the participants in each separate offering period conducted by one or more Corporate Affiliates in the United States under the 423 Component of the Plan shall have equal rights and privileges under that offering in accordance with the requirements of Section 423(b)(5) of the Code and the applicable Treasury Regulations thereunder.

2.

D.                Each offering period shall be comprised of one or more Purchase Intervals as determined by the Plan Administrator.

E.                 Should the Fair Market Value per share of Common Stock on any Purchase Date within an offering period be less than the Fair Market Value per share of Common Stock on the start date of that offering period, then the individuals participating in that offering period shall, immediately after the purchase of shares of Common Stock on their behalf on such Purchase Date, be transferred from that offering period and automatically enrolled in the offering period commencing on the next business day following such Purchase Date, provided and only if the Fair Market Value per share of Common Stock on the start date of that new offering period is lower than the Fair Market Value per share of Common Stock on the start date of the offering period in which they were currently enrolled.

F.                  An Eligible Employee may participate in only one offering period at a time.

V.                ELIGIBILITY

A.                Each individual who is an Eligible Employee on the start date of an offering period under the Plan may enter that offering period only on such start date. The date an individual enters an offering period shall be designated his or her Entry Date for purposes of that offering period.

B.                 Each U.S. corporation that becomes a Corporate Affiliate after the Effective Time shall automatically become a Participating Affiliate effective as of the start date of the first offering date coincident with or next following the date on which it becomes such an affiliate, unless the Plan Administrator determines otherwise prior to the start date of that offering period. Each entity that becomes an Affiliate and each non-U.S. corporation that becomes a Corporate Affiliate after the Effective Time shall become a Participating Affiliate when authorized by the Plan Administrator to extend the benefits of the Plan to its Eligible Employees.

C.                 Except as otherwise provided in Sections IV.D and V.A above, the Eligible Employee must, in order to participate in the Plan for a particular offering period, complete and submit the enrollment and payroll deduction authorization or other forms prescribed by the Plan Administrator in accordance with enrollment procedures prescribed by the Plan Administrator (which may include accessing the website designated by the Corporation and electronically enrolling and authorizing payroll deductions or completing other forms) on or before his or her scheduled Entry Date.

3.

VI.         PAYROLL DEDUCTIONS

Except to the extent otherwise determined by the Plan Administrator, payment for shares of Common Stock purchased under the Plan shall be effected by means of the Participant’s authorized payroll deduction election filed with the Corporation or Participating Affiliate that maintains the Participant’s payroll. The payroll deductions or other contributions pursuant to Section VI.E. that each Participant may authorize for purposes of acquiring shares of Common Stock during an offering period may be in any multiple of one percent (1%) of the Base Salary paid to that Participant during each Purchase Interval within such offering period, up to a maximum of fifteen percent (15%), unless the Plan Administrator establishes a different maximum percentage prior to the start date of the applicable offering period.

A.            For the initial Purchase Interval of the first offering period under the Plan, no payroll deductions shall be required of any Participant until such time as the Participant affirmatively elects to commence such payroll deductions following his or her receipt of the 1933 Act prospectus for the Plan. For such Purchase Interval, the Participant will be required to contribute up to fifteen percent (15%) of his or her Base Salary to the Plan either in a lump sum or one or more installments after receipt of such prospectus and prior to the close of that Purchase Interval should the Participant elect to have shares of Common Stock purchased on his or her behalf on the Purchase Date for that initial Purchase Interval and his or her limited payroll deductions (if any) for such Purchase Interval not be sufficient to fund the entire purchase price for those shares.

B.             The rate of payroll deduction shall continue in effect throughout the offering period, except for changes effected in accordance with the following guidelines:

(i)           The Participant may, at any time during the offering period, reduce the rate of his or her payroll deduction (or the percentage of Base Salary to be contributed for the first Purchase Interval of the initial offering period under the Plan) to become effective as soon as administratively possible after filing the appropriate form with the Plan Administrator. The Participant may not, however, effect more than one (1) such reduction per Purchase Interval.

(ii)          The Participant may, at any time during the offering period, increase the rate of his or her payroll deduction (up to the maximum percentage limit for that offering period) to become effective as soon as administratively possible after filing the appropriate form with the Plan Administrator. The Participant may not, however, effect more than one (1) such increase per Purchase Interval.

(iii)         The Participant may at any time reduce his or her rate of payroll deduction under the Plan to 0%. Such reduction shall become effective as soon as administratively practicable following the filing of the appropriate form with the Plan Administrator. The Participant’s existing payroll deductions shall be applied to the purchase of shares of Common Stock on the next scheduled Purchase Date.

4.

C.            Except as otherwise provided in Section VI.B above, payroll deductions shall begin on the first pay day administratively feasible following the Participant’s Entry Date into the offering period and shall (unless sooner terminated by the Participant) continue through the pay day ending with or immediately prior to the last day of that offering period. The payroll deductions or other contributions pursuant to Section VI.E. collected shall be credited to the Participant’s book account under the Plan, but, except to the extent otherwise required by applicable law, no interest shall be paid on the balance from time to time outstanding in such account, unless otherwise required by the terms of that offering period. Unless the Plan Administrator determines otherwise prior to the start of the applicable offering period, the amounts collected from the Participant shall not be required to be held in any segregated account or trust fund and may be commingled with the general assets of the Corporation or Participating Affiliate (as applicable) and used for general corporate purposes. Payroll deductions or other contributions pursuant to Section VI.E. collected in a currency other than U.S. Dollars shall be converted into U.S. Dollars on the last day of the Purchase Interval in which collected, with such conversion to be based on the exchange rate determined by the Plan Administrator in its sole discretion. Any changes or fluctuations in the exchange rate at which the payroll deductions or other contributions pursuant to Section VI.E. collected on the Participant’s behalf are converted into U.S. Dollars on each Purchase Date shall be borne solely by the Participant.

D.            Payroll deductions or other contributions pursuant to Section VI.E. shall automatically cease upon the termination of the Participant’s purchase right in accordance with the provisions of the Plan.

E.             The Plan Administrator may permit Eligible Employees of one or more Participating Affiliates to participate in the Plan by making contributions other than through payroll deductions or as a lump sum. The Plan Administrator may adopt such rules and regulations for administering the Plan as it may deem necessary, in its sole and absolute discretion, to facilitate contributions under this Section. Except as required by law, such rules and regulations need not be uniform and may apply to one or more Eligible Employees.

F.             The Participant’s acquisition of Common Stock under the Plan on any Purchase Date shall neither limit nor require the Participant’s acquisition of Common Stock on any subsequent Purchase Date, whether within the same or a different offering period.

VII.        PURCHASE RIGHTS

A.            Grant of Purchase Right. A Participant shall be granted a separate purchase right for each offering period in which he or she participates. The purchase right shall be granted on the Participant’s Entry Date into the offering period. Prior to the start date of the applicable offering period and subject to the limitations of Article VIII below, the Plan Administrator shall determine the maximum number of shares of Common Stock that a Participant can purchase on each Purchase Date within that offering period and the maximum number of shares of Common Stock that each Participant can purchase for that offering period, subject to periodic adjustments in the event of certain changes in the Corporation’s capitalization.

Under no circumstances shall purchase rights be granted under the Plan to any Eligible Employee if such individual would, immediately after the grant, own (within the meaning of Code Section 424(d)) or hold outstanding options or other rights to purchase, stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Corporation or any Corporate Affiliate.

5.

B.             Exercise of the Purchase Right. Each purchase right shall be automatically exercised in installments on each successive Purchase Date within the offering period, and shares of Common Stock shall accordingly be purchased on behalf of each Participant (other than Participants whose payroll deductions have previously been refunded pursuant to the Termination of Purchase Right provisions below) on each such Purchase Date. The purchase shall be effected by applying the Participant’s payroll deductions (as converted to U.S. Dollars) or other contributions pursuant to Section VI.E. for the Purchase Interval ending on such Purchase Date to the purchase of whole shares of Common Stock at the purchase price in effect for the Participant for that Purchase Date.

C.            Purchase Price. The U.S. Dollar purchase price per share at which Common Stock will be purchased on the Participant’s behalf on each Purchase Date within the offering period will be established by the Plan Administrator prior to the start of that offering period, but in no event shall such purchase price be less than eighty-five percent (85%) of the lower of (i) the Fair Market Value per share of Common Stock on the start date of the offering period to which the purchase date relates or (ii) the Fair Market Value per share of Common Stock on that Purchase Date. Until such time as otherwise determined by the Plan Administrator, the purchase price per share at which Common Stock will be purchased on each Purchase Date shall be eighty-five percent (85%) of the Fair Market Value per Share on that Purchase Date.

D.            Number of Purchasable Shares. The number of shares of Common Stock purchasable by a Participant on each Purchase Date during the particular offering period in which he or she is enrolled shall be the number of whole shares obtained by dividing the amount collected from the Participant through other contributions pursuant to Section VI.E. during the Purchase Interval ending with that Purchase Date by the purchase price in effect for the Participant for that Purchase Date. However, the maximum number of shares of Common Stock purchasable per Participant on any one Purchase Date shall be governed by the limitation set forth in Section VII.A, as adjusted periodically in the event of certain changes in the Corporation’s capitalization. In addition, prior to the start of an offering period, the Plan Administrator shall determine the maximum number of shares of Common Stock purchasable in total by all Participants on any one Purchase Date during that offering period and the maximum number of shares of Common Stock purchasable in total by all Participants during that offering period, subject to periodic adjustments in the event of certain changes in the Corporation’s capitalization. These limitations shall apply for each subsequent offering period, unless otherwise determined by the Plan Administrator.

E.             Excess Payroll Deductions. Any payroll deductions or other contributions pursuant to Section VI.E. not applied to the purchase of shares of Common Stock on any Purchase Date because they are not sufficient to purchase a whole share of Common Stock shall be held for the purchase of Common Stock on the next Purchase Date. However, any payroll deductions or other contributions pursuant to Section VI.E. not applied to the purchase of Common Stock by reason of the limitation on the maximum number of shares purchasable per Participant or in the aggregate on the Purchase Date shall be promptly refunded.

6.

F.             Suspension of Payroll Deductions. In the event that a Participant is, by reason of the accrual limitations in Article VIII, precluded from purchasing additional shares of Common Stock on one or more Purchase Dates during the offering period in which he or she is enrolled, then no further payroll deductions or other contributions pursuant to Section VI.E. for that offering period shall be collected from such Participant with respect to those Purchase Dates. The suspension of such deductions or other contributions shall not terminate the Participant’s purchase right for the offering period in which he or she is enrolled, and the Participant’s payroll deductions or other contributions shall automatically resume on behalf of such Participant once he or she is again able to purchase shares during that offering period in compliance with the accrual limitations of Article VIII. All refunds shall be in the currency in which paid by the Corporation or applicable Participating Affiliate.

G.             Termination of Purchase Right. The following provisions shall govern the termination of outstanding purchase rights:

(i)           A Participant may withdraw from the offering period in which he or she is enrolled by filing the appropriate form with the Plan Administrator (or its designate) at any time prior to the next scheduled Purchase Date in that offering period, and no further payroll deductions or other contributions pursuant to Section VI.E. shall be collected from the Participant with respect to the offering period. Any payroll deductions or other contributions pursuant to Section VI.E. collected during the Purchase Interval in which such withdrawal occurs shall, at the Participant’s election, be immediately refunded (in the currency in which paid by the Corporation or applicable Participating Affiliate) or held for the purchase of shares on the next Purchase Date. If no such election is made at the time of such withdrawal, then the payroll deductions or other contributions pursuant to Section VI.E. collected with respect to the Purchase Interval in which such withdrawal occurs shall be refunded (in the currency in which paid by the Corporation or applicable Corporate Affiliate) to the Participant as soon as possible.

(ii)          The Participant’s withdrawal from the offering period shall be irrevocable, and the Participant may not subsequently rejoin that offering period. In order to resume participation in any subsequent offering period, such individual must re-enroll in the Plan (by making a timely filing of the prescribed enrollment forms) on or before his or her scheduled Entry Date into that offering period.

(iii)         Should the Participant cease to remain an Eligible Employee for any reason (including death, disability or change in status) while his or her purchase right remains outstanding, then that purchase right shall immediately terminate, and all of the Participant’s payroll deductions or other contributions pursuant to Section VI.E. for the Purchase Interval in which the purchase right so terminates shall be immediately refunded in the currency in which paid by the Corporation or applicable Participating Affiliate. However, should the Participant cease to remain in active service by reason of an approved unpaid leave of absence, then the Participant shall have the right, exercisable up until the last business day of the Purchase Interval in which such leave commences, to (a) withdraw all the payroll deductions or other contributions pursuant to Section VI.E. collected to date on his or her behalf for that Purchase Interval or (b) have such funds held for the purchase of shares on his or her behalf on the next scheduled Purchase Date. In no event, however, shall any further payroll deductions or other contributions pursuant to Section VI.E. be collected on the Participant’s behalf during such leave. Upon the Participant’s return to active service (x) within three (3) months following the commencement of such leave or (y) prior to the expiration of any longer period for which such Participant is provided with reemployment rights by statute or contract, his or her payroll deductions or other contributions pursuant to Section VI.E. under the Plan shall automatically resume at the rate in effect at the time the leave began, unless the Participant withdraws from the Plan prior to his or her return. An individual who returns to active employment following a leave of absence which exceeds in duration the applicable (x) or (y) time period above will be treated as a new Employee for purposes of subsequent participation in the Plan and must accordingly re-enroll in the Plan (by making a timely filing of the prescribed enrollment forms) on or before his or her scheduled Entry Date into the offering period.

7.

H.            Change of Control. Each outstanding purchase right shall automatically be exercised, immediately prior to the effective date of any Change of Control, by applying the payroll deductions or other contributions pursuant to Section VI.E. of each Participant for the Purchase Interval in which such Change of Control occurs to the purchase of whole shares of Common Stock at the purchase price per share in effect for that Purchase Internal pursuant to the Purchase Price provisions of Paragraph C of this Article VII. For this purpose, payroll deductions or other contributions pursuant to Section VI.E. shall be converted from the currency in which paid by the Corporation or applicable Participating Affiliate into U.S. Dollars on the exchange rate in effect on the purchase date. However, the applicable limitation on the number of shares of Common Stock purchasable per Participant shall continue to apply to any such purchase, but not the limitation applicable to the maximum number of shares of Common Stock purchasable in total by all Participants.

The Corporation shall use reasonable efforts to provide at least ten (10) days prior written notice of the occurrence of any Change of Control, and Participants shall, following the receipt of such notice, have the right to terminate their outstanding purchase rights prior to the effective date of the Change of Control.

I.              Proration of Purchase Rights. Should the total number of shares of Common Stock to be purchased pursuant to outstanding purchase rights on any particular date exceed the number of shares then available for issuance under the Plan, the Plan Administrator shall make a pro-rata allocation of the available shares on a uniform and nondiscriminatory basis, and the payroll deductions or other contributions pursuant to Section VI.E. of each Participant, to the extent in excess of the aggregate purchase price payable for the Common Stock pro-rated to such individual, shall be refunded.

J.              ESPP Broker Account. The Corporation may require that the shares purchased on behalf of each Participant shall be deposited directly into a brokerage account which the Corporation shall establish for the Participant at a Corporation-designated brokerage firm. The account will be known as the ESPP Broker Account. Except as otherwise provided below, with respect to the 423 Component of the Plan, the deposited shares may not be transferred (either electronically or in certificate form) from the ESPP Broker Account until the later of the following two periods: (i) the end of the two (2)-year period measured from the Participant’s Entry Date into the offering period in which the shares were purchased and (ii) the end of the one (1)-year period measured from the actual purchase date of those shares. Such limitation shall apply both to transfers to different accounts with the same ESPP broker and to transfers to other brokerage firms. Any shares held for the required holding period may thereafter be transferred (either electronically or in certificate form) to other accounts or to other brokerage firms.

8.

The foregoing procedures shall not in any way limit when the Participant in the 423 Component of the Plan may sell his or her shares. Those procedures are designed solely to assure that any sale of shares prior to the satisfaction of the required holding period is made through the ESPP Broker Account. In addition, the Participant may request a stock certificate or share transfer from his or her ESPP Broker Account prior to the satisfaction of the required holding period should the Participant wish to make a gift of any shares held in that account. However, shares may not be transferred (either electronically or in certificate form) from the ESPP Broker Account for use as collateral for a loan, unless those shares have been held for the required holding period.

The foregoing procedures shall apply to all shares purchased by each Participant in the United States, whether or not that Participant continues in Employee status.

K.            Assignability. The purchase right shall be exercisable only by the Participant and shall not be assignable or transferable by the Participant.

L.             Stockholder Rights. A Participant shall have no stockholder rights with respect to the shares subject to his or her outstanding purchase right until the shares are purchased on the Participant’s behalf in accordance with the provisions of the Plan and the Participant has become a holder of record of the purchased shares.

M.           Withholding Taxes. The Corporation’s obligation to deliver shares upon exercise of a purchase right under the Plan shall be subject to the satisfaction of all income, employment and payroll taxes, social insurance, contributions, payment on account obligations or other payments required to be collected, withheld or accounted for in connection with the purchase right.

VIII.       ACCRUAL LIMITATIONS

A.            No Participant shall be entitled to accrue rights to acquire Common Stock pursuant to any purchase right outstanding under the Plan if and to the extent such accrual, when aggregated with (i) rights to purchase Common Stock accrued under any other purchase right granted under the Plan and (ii) similar rights accrued under other employee stock purchase plans (within the meaning of Code Section 423) of the Corporation or any Participating Affiliate, would otherwise permit such Participant to purchase more than Twenty-Five Thousand U.S. Dollars (US $25,000.00) worth of stock of the Corporation or any Corporate Affiliate (determined on the basis of the Fair Market Value per share on the date or dates such rights are granted) for each calendar year such rights are at any time outstanding.

B.             For purposes of applying such accrual limitations to the purchase rights granted under the Plan, the following provisions shall be in effect:

(i)           The right to acquire Common Stock under each outstanding purchase right shall accrue in a series of installments on each successive Purchase Date during the offering period on which such right remains outstanding.

(ii)          No right to acquire Common Stock under any outstanding purchase right shall accrue to the extent the Participant has already accrued in the same calendar year the right to acquire Common Stock under one or more other purchase rights at a rate equal to Twenty-Five Thousand U.S., Dollars (U.S. $25,000.00) worth of Common Stock (determined on the basis of the Fair Market Value per share on the date or dates of grant) for each calendar year such rights were at any time outstanding.

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C.             If by reason of such accrual limitations, any purchase right of a Participant does not accrue for a particular Purchase Interval, then the payroll deductions or other contributions pursuant to Section VI.E. which the Participant made during that Purchase Interval with respect to such purchase right shall be promptly refunded.

D.             In the event there is any conflict between the provisions of this Article VIII and one or more provisions of the Plan or any instrument issued thereunder, the provisions of this Article VIII shall be controlling.

IX.         EFFECTIVE DATE AND TERM OF THE PLAN

A.            The Plan shall become effective at the Effective Time; provided, however, that (i) the Plan shall have been approved by the stockholders of the Corporation and (ii) no purchase rights granted under the Plan shall be exercised, and no shares of Common Stock shall be issued hereunder, until the Corporation shall have complied with all applicable requirements of the 1933 Act (including the registration of the shares of Common Stock issuable under the Plan on a Form S-8 registration statement filed with the Securities and Exchange Commission), all applicable listing requirements of any Stock Exchange on which the Common Stock is listed for trading and all other applicable requirements established by law or regulation.

B.             Unless sooner terminated by the Board, the Plan shall terminate upon the earliest of (i) the last business day in the month before the tenth anniversary of the Effective Time, (ii) the date on which all shares available for issuance under the Plan shall have been sold pursuant to purchase rights exercised under the Plan or (iii) the date on which all purchase rights are exercised in connection with a Change of Control. No further purchase rights shall be granted or exercised, and no further payroll deductions or other contributions shall be collected, under the Plan following such termination.

X.           AMENDMENT OF THE PLAN

A.            The Board may alter or amend the Plan at any time to become effective as of the start date of the next offering period under the Plan. In addition, the Board may suspend or terminate the Plan at any time to become effective immediately following the close of any Purchase Interval.

B.             In no event may the Board effect any of the following amendments or revisions to the Plan without the approval of the Corporation’s stockholders: (i) increase the number of shares of Common Stock issuable under the Plan, except for permissible adjustments in the event of certain changes in the Corporation’s capitalization or (ii) modify the eligibility requirements for participation in the Plan.

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XI.          GENERAL PROVISIONS

A.            All costs and expenses incurred in the administration of the Plan shall be paid by the Corporation; however, each Plan Participant shall bear all costs and expenses incurred by such individual in the sale or other disposition of any shares purchased under the Plan.

B.             Nothing in the Plan shall confer upon the Participant any right to continue in the employ of the Corporation or any Participating Affiliate for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Participating Affiliate employing such person) or of the Participant, which rights are hereby expressly reserved by each, to terminate such person’s employment at any time for any reason, with or without cause.

C.             The provisions of the Plan shall be governed by the laws of the State of Delaware, without resort to that State’s conflict-of-laws rules.

XII.        Definitions

The following definitions shall be in effect under the Plan:

A.            Affiliate shall mean any entity, other than a Corporate Affiliate, in which the Corporation has an equity or other ownership interest.

B.             Base Salary shall, unless otherwise specified by the Plan Administrator prior to the start of an offering period, mean the regular base salary paid to such Participant by one or more Participating Affiliates during such individual’s period of participation in one or more offering periods under the Plan. Base Salary shall be calculated before deduction of (A) any income or employment tax or other withholdings or (B) any contributions made by the Participant to any Code Section 401(k) salary deferral plan or Code Section 125 cafeteria benefit program now or hereafter established by the Corporation or any Participating Affiliate. Base Salary shall not include any contributions made on the Participant’s behalf by the Corporation or any Participating Affiliate to any employee benefit or welfare plan now or hereafter established (other than Code Section 401(k) or Code Section 125 contributions deducted from such Base Salary).

C.            Board shall mean the Corporation’s Board of Directors.

D.            Change of Control shall be deemed to have occurred if:

(i)           Any “person” (as such term is used in sections 13(d) and 14(d) of the 1934 Act) becomes a “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of securities of the Corporation representing more than 50% of the voting power of the then outstanding securities of the Corporation; provided that a Change of Control shall not be deemed to occur as a result of a transaction in which the Corporation becomes a subsidiary of another corporation and in which the stockholders of the Corporation, immediately prior to the transaction, will beneficially own, immediately after the transaction, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the parent corporation would be entitled in the election of directors.

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(ii)           The consummation of (A) a merger or consolidation of the Corporation with another corporation where, immediately after the merger or consolidation, the stockholders of the Corporation, immediately prior to the merger or consolidation, will not beneficially own, in substantially the same proportion as ownership immediately prior to the merger or consolidation, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the surviving corporation would be entitled in the election of directors, or where the members of the Board, immediately prior to the merger or consolidation, will not, immediately after the merger or consolidation, constitute a majority of the board of directors of the surviving corporation or (B) a sale or other disposition of all or substantially all of the assets of the Corporation.

(iii)         A change in the composition of the Board over a period of 12 consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections, or threatened election contests, for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time the Board approved such election or nomination.

(iv)         The consummation of a complete dissolution or liquidation of the Corporation.

E.             Code shall mean the Internal Revenue Code of 1986, as amended.

F.             Common Stock shall mean the Corporation’s Class A common stock, $0.001 par value; provided, that for purposes of determining the number of shares available for issuance under the Plan, and for determining the evergreen annual increase, under Section III, “Common Stock” shall mean the aggregate number of shares of the Corporation’s Class A and Class B common stock.

G.            Corporate Affiliate shall mean any parent or subsidiary corporation of the Corporation (as determined in accordance with Code Section 424), whether now existing or subsequently established.

H.            Corporation shall mean CompoSecure, Inc., a Delaware corporation formerly known as Roman DBDR Tech Acquisition Corp., and any corporate successor to all or substantially all of the assets or voting stock of CompoSecure, Inc. that shall assume the Plan.

I.              Effective Time shall mean the closing of the merger contemplated in the Agreement and Plan of Merger dated as of April 19, 2021, among the Corporation, Roman Parent Merger Sub, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Parent, CompoSecure Holdings, L.L.C., a Delaware limited liability company (the “Company”), and LLR Equity Partners IV, L.P., a Delaware limited partnership. Any Affiliate or Corporate Affiliate that becomes a Participating Affiliate after such Effective Time shall have a subsequent Effective Time with respect to its employee-Participants as determined in accordance with Section V.C of the Plan.

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J.              Eligible Employee shall mean any person who is employed by a Participating Affiliate and, unless otherwise mandated by local law, such person is employed on a basis under which he or she is regularly expected to render more than twenty (20) hours of service per week for more than five (5) months per calendar year for earnings that are considered wages under Code Section 3401(a); provided, however, that the Plan Administrator may, prior to the start of the applicable offering period, waive one or both of the twenty (20) hour and five (5) month service requirements.

K.            Entry Date shall mean the date an Eligible Employee first commences participation in the offering period in effect under the Plan.

L.             Fair Market Value per share of Common Stock on any relevant date shall be the closing price per share of Common Stock at the close of regular trading hours (i.e., before after-hours trading begins) on the date in question on the Stock Exchange serving as the primary market for the Common Stock, as such price is reported by the National Association of Securities Dealers (if primarily traded on the Nasdaq Global or Global Select Market) or as officially quoted in the composite tape of transactions on any other Stock Exchange on which the Common Stock is then primarily traded. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

M.           1933 Act shall mean the Securities Act of 1933, as amended.

N.            1934 Act shall mean the Securities Exchange Act of 1934, as amended.

O.            Participant shall mean any Eligible Employee of a Participating Affiliate who is actively participating in the Plan.

P.             Participating Affiliate shall mean the Corporation, CompoSecure, L.L.C., and such other Affiliates or Corporate Affiliates as may be authorized, in accordance with Section V.C of the Plan, to extend the benefits of the Plan to their Eligible Employees. Only employees of the Corporation or any Corporate Affiliate may participate in the 423 Component of the Plan.

Q.            Plan shall mean the CompoSecure, Inc. Employee Stock Purchase Plan, as set forth in this document.

R.            Plan Administrator shall mean the Compensation Committee of the Board or such other committee of two (2) or more Board members appointed by the Board to administer the Plan.

S.             Purchase Date shall mean the last business day of each Purchase Interval.

T.            Purchase Interval shall mean each successive six (6)-month period within the offering period at the end of which there shall be purchased shares of Common Stock on behalf of each Participant; provided, however, that the Plan Administrator may, prior to the start of the applicable offering period, designate a different duration for the Purchase Intervals within that offering period.

U.             Stock Exchange shall mean the American Stock Exchange, the Nasdaq Capital, Global or Global Select Market, or the New York Stock Exchange.

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ANNEX F

EXCHANGE AGREEMENT

This EXCHANGE AGREEMENT (this “Agreement”), dated as of [●], 2021, is by and among CompoSecure, Inc., a Delaware corporation (formerly known as Roman DBDR Tech Acquisition Corp.), a Delaware corporation (the “Company”), CompoSecure Holdings, L.L.C., a Delaware limited liability company (“Holdings”) and such holders of Class B Units of Holdings from time to time party hereto.

WHEREAS, the Company, Holdings, Roman Parent Merger Sub, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of the Company, and LLR Equity Partners IV, L.P., a Delaware limited partnership, have entered into that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of April 19, 2021, pursuant to which, among other things, the parties have agreed to enter into this Agreement as a condition to the consummation of the transactions contemplated therein and effect the transactions contemplated herein; and

WHEREAS, the parties hereto desire to provide for the exchange from time to time of Class B Units, and the surrender of shares of Class B Common Stock for cancellation, for cash or for shares of Class A Common Stock on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

SECTION 1.1          Definitions.

The following definitions shall for all purposes, unless the context otherwise clearly indicates, apply to the capitalized terms used in this Agreement.

“Acquirer” means the acquirer or surviving entity (which, for the sake of clarity, may be Holdings or the Company) in a Change of Control.

“Agreement” has the meaning set forth in the preamble hereto.

“Board of Directors” means the Board of Directors of the Company.

“Business Day” means any day, other than Saturday, Sunday or any other day on which banks located in the State of New York are authorized or required to close.

“Cash Exchange Payment” means an amount in immediately available funds in U.S. dollars equal to the product of (a) the number of Class B Units Exchanged, multiplied by (b) the then-applicable Exchange Rate multiplied by (c) the average of the daily VWAP of a share of Class A Common Stock for the five (5) Trading Days immediately prior to the date of delivery of the relevant Exchange Notice.

“Certificate” means the Second Amended and Restated Certificate of Incorporation of the Company, as the same may be amended or amended and restated from time to time in accordance with its terms.

“Change of Control” has the meaning given to the term “Change in Control” in the Tax Receivable Agreement.

“Change of Control Exchange” has the meaning set forth in Section 2.1(e).

“Change of Control Exchange Time” has the meaning set forth in Section 2.1(e).

“Change of Control Notice” has the meaning set forth in Section 2.1(f).

“Class A Common Stock” means the Class A common stock, par value $0.0001 per share, of the Company.

“Class B Common Stock” means the Class B common stock, par value $0.0001 per share, of the Company.

“Class A Unit” means (a) a Class A Unit of Holdings, or (b) the common stock or other equity securities for which a Class A Unit has been converted or exchanged of a successor corporation or entity.

“Class B Unit” means (a) a Class B Unit of Holdings, or (b) the common stock or other equity securities for which a Class B Unit has been converted or exchanged of a successor corporation or entity.

“Code” means the Internal Revenue Code of 1986, as amended.

“Combination” means any combination of stock or units, as the case may be, by reverse split, reclassification, recapitalization, reorganization or otherwise.

“Company” has the meaning set forth in the preamble hereto.

“Date of Exchange” means with respect to an Exchange pursuant to Section 2.1(a), but subject to Section 2.1(c), the date identified in the respective Exchange Notice (which may be the date on which the Exchange Notice is delivered to Holdings).

“Exchange” means an exchange of Class B Units (together with the cancellation of shares of Class B Common Stock) for cash or shares of Class A Common Stock.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Notice” means a written election of Exchange substantially in the form of Exhibit A, duly executed by the exchanging Holdings Unitholder or such Holdings Unitholder’s duly authorized attorney.

“Exchange Rate” means the number of shares of Class A Common Stock for which one Class B Unit is entitled to be Exchanged. On the date of this Agreement, the Exchange Rate shall be one, subject to adjustment pursuant to Section 2.4 of this Agreement.

“Governmental Entity” means any court, tribunal, arbitrator, authority, agency, commission, legislative body or official of the United States or any state, or similar governing entity, in the United States or in a foreign jurisdiction.

“Holdings” has the meaning set forth in the preamble hereto.

“Holdings Unitholder” means each of the unitholders of Holdings that owns Class B Units and any Person that executes a joinder as set forth in Section 3.5 of this Agreement.

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“Legal Proceeding” means any action, suit, hearing, claim, lawsuit, litigation, investigation, arbitration or proceeding (in each case, whether civil, criminal or administrative or at law or in equity) by or before a Governmental Entity.

“Lien” means with respect to any property or asset, any lien, mortgage, pledge, charge, security interest or other encumbrance in respect of such property or asset.

“LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of Holdings, by and among the Company, Holdings, and the other parties thereto, dated the date hereof, as such agreement may be amended from time to time in accordance with its terms.

“LLC Units” means the Class A Units and the Class B Units.

“Permitted Transferee” has the meaning set forth in Section 3.5.

“Person” means an individual, a partnership (including a limited partnership), a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, association or other entity.

“Preferred Stock” has the meaning set forth in the Certificate.

“Registration Rights Agreement” means the Amended and Restated Registration Rights Agreement, by and among the Company and the other parties thereto, dated as of the date hereof, as such agreement may be amended from time to time in accordance with its terms.

“Subdivision” means any subdivision of stock or units, as the case may be, by any split, dividend, distribution, reclassification, recapitalization, reorganization or otherwise.

“Tax Receivable Agreement” means the Tax Receivable Agreement, dated as of the date hereof, by and among the Company, Holdings and the other parties thereto, as such agreement may be amended or supplemented from time to time in accordance with its terms.

“Trading Day” means a day on which the NASDAQ Capital Market or such other principal United States securities exchange on which the shares of Class A Common Stock are listed or admitted to trading is open for the transaction of business (unless such trading shall have been suspended for the entire day), or if the shares of Class A Common Stock are not listed or admitted to trading on such an exchange, on the automated quotation system on which the shares of Class A Common Stock are then authorized for quotation.

“VWAP” means the daily per share volume-weighted average price of the Class A Common Stock on the principal U.S. securities exchange, “over-the-counter” market or automated or electronic quotation system on which the Class A Common Stock trades, as displayed under the heading Bloomberg VWAP on the Bloomberg page designated for the Class A Common Stock (or its equivalent successor if such page is not available) in respect of the period from the open of trading on such day until the close of trading on such day (or if such volume-weighted average price is unavailable, (a) the per share volume-weighted average price of such Class A Common Stock on such day (determined without regard to afterhours trading or any other trading outside the regular trading session or trading hours), or (b) if such determination is not feasible, the market price per share of Class A Common Stock, in either case as determined by a nationally recognized independent investment banking firm retained in good faith for this purpose by the Company).

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SECTION 1.2    Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles and Sections are to Articles and Sections of this Agreement unless otherwise specified. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. The word “or” shall be disjunctive but not exclusive. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any applicable law. Except to the extent otherwise expressly provided herein, all references to any Holdings Unitholder shall be deemed to refer solely to such Person in its capacity as such Holdings Unitholder and not in any other capacity.

SECTION 1.3    Construction. The parties have participated jointly in negotiating and drafting this Agreement. If an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE II

SECTION 2.1          Exchange of Class B Units.

(a)               Upon the terms and subject to the conditions of this Agreement, each Holdings Unitholder shall be entitled at any time and from time to time to effect an Exchange. In the event a Holdings Unitholder wishes to effect an Exchange, such Holdings Unitholder shall (i) deliver to Holdings and the Company an Exchange Notice and (ii) surrender or, in the absence of such surrender, be deemed to have surrendered, Class B Units to Holdings (and surrender for cancellation one or more stock certificates (if certificated) or instructions and stock powers (if uncertificated) to the Company representing a corresponding number of shares of Class B Common Stock) (in each case, free and clear of all Liens other than restrictions set forth in the LLC Agreement and as may arise under applicable securities laws), in each case, respectively, to Holdings’ and the Company’s addresses set forth in Section 3.6(b). In consideration for such surrender, the exchanging Holdings Unitholder shall be entitled to, at the option of the Company (acting by a majority of the disinterested members of the Board of Directors), either (A) a Cash Exchange Payment by Holdings in accordance with the instructions provided in the Exchange Notice, in which event such exchanged Class B Units and such shares of Class B Common Stock automatically shall be deemed cancelled concomitant with such payment, without any action on the part of any Person, including the Company or Holdings, or (B) the issuance by the Company to such Holdings Unitholder of a number of shares of Class A Common Stock equal to (I) the number of Class B Units exchanged multiplied by (II) the Exchange Rate, in which event such exchanged Class B Units held by the Company shall automatically be converted into a corresponding number of Class A Units (and the Class B Units so converted shall thereby cease to exist), and concomitantly with any such issuance, any exchanged Class B Common Stock automatically shall be deemed cancelled, without any action on the part of any Person, including the Company or Holdings. Each such Exchange shall, to the extent permitted by law, be treated for U.S. income tax reporting purposes as a taxable exchange of the Holdings Unitholder’s Class B Units for Class A Common Stock or a Cash Exchange Payment, as applicable, and corresponding payments under the Tax Receivable Agreement.

(b)               Following the delivery of the Exchange Notice, the Company shall deliver or cause to be delivered (i) the Cash Exchange Payment in accordance with Section 2.1(a) as promptly as practicable (but not later than five Business Days) after the Date of Exchange or (ii) if the Company elects to issue Class A Common Stock, the number of shares of Class A Common Stock deliverable upon such Exchange as promptly as practicable after the Date of Exchange (but not later than the close of business on the second Business Day immediately following the Date of Exchange), at the offices of the then-acting registrar and transfer agent of the Class A Common Stock (or, if there is no then-acting registrar and transfer agent of the Class A Common Stock, at the principal executive offices of the Company), registered in the name of the relevant exchanging Holdings Unitholder (or in such other name as is requested in writing by the Holdings Unitholder), in certificated or uncertificated form, as may be requested by the exchanging Holdings Unitholder; provided, that to the extent the Class A Common Stock is settled through the facilities of The Depository Trust Company, upon the written instruction of the exchanging Holdings Unitholder set forth in the Exchange Notice, the Company shall use its reasonable best efforts to deliver the shares of Class A Common Stock deliverable to such exchanging Holdings Unitholder in the Exchange through the facilities of The Depository Trust Company, to the account of the participant of The Depository Trust Company designated by such exchanging Holdings Unitholder by no later than the close of business on the second Business Day immediately following the Date of Exchange. An Exchange pursuant to this Section 2.1 of Class B Units, and the cancellation of shares of Class B Common Stock, for Class A Common Stock will be deemed to have been effected immediately prior to the close of business on the Date of Exchange whether or not the applicable Cash Exchange Payment or shares of Class A Common Stock have been delivered to the exchanging Holdings Unitholder at such time, and if the Company does not elect a Cash Exchange Payment, the Holdings Unitholder will be treated as a holder of record of Class A Common Stock as of the close of business on such Date of Exchange.

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(c)               An Exchange Notice from a Holdings Unitholder may specify that the Exchange is to be (i) contingent (including as to the timing) upon the consummation of a purchase by another Person of shares of Class A Common Stock into which the Class B Units are exchangeable and/or (ii) effective upon a specified future date. In such case, a Holdings Unitholder may withdraw or amend an Exchange Notice, in whole or in part, at any time prior to the effectiveness of the Exchange by delivery of a written notice of withdrawal to the Company and Holdings specifying (A) the number of withdrawn Class B Units, (B) the number of Class B Units as to which the Exchange Notice remains in effect, if any, and (C) if the Holdings Unitholder so determines, revised timing of the Exchange or any other new or revised information permitted in the Exchange Notice.

(d)               In connection with a Change of Control, and subject to any approval of the Change of Control by the holders of Class A Common Stock and Class B Common Stock required under the Certificate or applicable law (which approval has been granted by a vote or consent of the stockholders of the Company), the Company shall have the right to require each Holdings Unitholder to Exchange some or all of the Class B Units beneficially owned by such Holdings Unitholder (together with the cancellation of the same number of shares of Class B Common Stock) (in each case, free and clear of all Liens other than restrictions set forth in the LLC Agreement and as may arise under applicable securities laws), in consideration for the issuance by the Company to such Holdings Unitholder of a number of shares of Class A Common Stock equal to the number of Class B Units surrendered multiplied by the Exchange Rate (a “Change of Control Exchange”), such Change of Control Exchange to be effected by the surrender of such Class B Units to the Company (and surrender for cancellation one or more stock certificates (if certificated) or instructions and stock powers (if uncertificated) representing a corresponding number of shares of Class B Common Stock) and the subsequent automatic conversion of such exchanged Class B Units held by the Company into an equal number of Class A Units (whereupon, the Class B Units so converted shall cease to exist and concomitantly with any such issuance, any exchanged Class B Common Stock automatically shall be deemed cancelled without any action on the part of any Person, including the Company or Holdings); provided, that if the Company requires the Holdings Unitholders to Exchange less than all of their outstanding Class B Units (and to surrender a corresponding number of shares of Class B Common Stock for cancellation), each Holdings Unitholder’s participation in the Change of Control Exchange shall be reduced pro rata. Any Change of Control Exchange shall be effective immediately prior to the consummation of the Change of Control (and, for the avoidance of doubt, shall not be effective if such Change of Control is not consummated) (the “Change of Control Exchange Time”) and the Holdings Unitholder will be treated as a holder of record of Class A Common Stock as of the Change of Control Exchange Time. For the avoidance of doubt, (i) any Class B Units and a corresponding number of shares of Class B Common Stock held by a Holdings Unitholder that are not Exchanged or cancelled, as applicable, pursuant to a Change of Control Exchange may be Exchanged by such Holdings Unitholder pursuant to Section 2.1(a) subject to, and in accordance with, the terms thereof and (ii) notwithstanding anything to the contrary herein, the Company shall not be entitled to make a Cash Exchange Payment in the case of a Change of Control Exchange.

(e)               To effect the delivery of such shares of Class A Common Stock in connection with a Change of Control Exchange, the Company shall: (i) deliver or cause to be delivered at the offices of the then-acting registrar and transfer agent of the Class A Common Stock (or, if there is no then-acting registrar and transfer agent of the Class A Common Stock, at the principal executive offices of the Company) such number of shares of Class A Common Stock, registered in the name of the relevant Holdings Unitholder (or in such other name as is requested in writing by such Holdings Unitholder), in certificated or uncertificated form, as may be requested by such Holdings Unitholder, or (ii) if the Class A Common Stock is settled through the facilities of The Depository Trust Company, upon the written instruction of such Holdings Unitholder, use its reasonable best efforts to deliver the shares of Class A Common Stock through the facilities of The Depository Trust Company, to the account of the participant of The Depository Trust Company designated by such Holdings Unitholder.

(f)              The Company shall provide written notice (the “Change of Control Notice”) of an expected Change of Control to all Holdings Unitholders within the earlier of (i) five (5) days following the execution of the agreement with respect to such Change of Control and (ii) ten (10) days before the proposed date upon which the contemplated Change of Control is to be effected, indicating in such Change of Control Notice such information as may reasonably describe the Change of Control transaction, subject to applicable law, including the date of execution of such agreement or such proposed effective date, as applicable, the amount and types of consideration to be paid for LLC Units or shares of Class A Common Stock, as applicable, in the Change of Control (which consideration shall be identical whether paid for LLC Units or shares of Class A Common Stock), any election with respect to types of consideration that a holder of LLC Units or shares of Class A Common Stock, as applicable, shall be entitled to make in connection with the Change of Control, the percentage of total Class B Units or shares of Class A Common Stock, as applicable, to be transferred to, or acquired by, the Acquirer by, or from, as the case may be, all stockholders in the Change of Control, and the number of Class B Units held by each Holdings Unitholder that the Company intends to require be Exchanged for shares of Class A Common Stock in connection with the Change of Control. The Holdings Unitholders shall undertake following receipt of a Change of Control Notice to not disclose any such information or trade in any securities of the Company while in possession of any material non-public information and hereby agree to execute customary written documentation effecting such undertaking upon the reasonable written request of the Company. The Company shall promptly update such Change of Control Notice in writing from time to time to reflect any material changes to such Change of Control Notice. The Company may satisfy any such Change of Control Notice and update requirements described in the preceding two sentences by providing such information on Form 8-K, Schedule TO, Schedule 14D-9 or similar form filed with the SEC.

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(g)               Immediately upon the Exchange of any Class B Unit pursuant to this Section 2.1, an equal number of outstanding shares of Class B Common Stock beneficially owned by the exchanging Holdings Unitholder automatically shall be deemed cancelled without any action on the part of any Person, including the Company. Any such cancelled shares of Class B Common Stock shall no longer be outstanding, and all rights of the exchanging Holdings Unitholder with respect to such shares shall automatically cease and terminate.

(h)               The Company, Holdings and each Holdings Unitholder shall bear its own costs and expenses in connection with the consummation of any Exchange, including with respect to a Change of Control Exchange, whether or not any such Exchange is ultimately consummated, except that the Company shall bear any transfer taxes, stamp taxes or duties, or other similar taxes in connection with, or arising by reason of, any Exchange; provided, however, that if any shares of Class A Common Stock are to be delivered in a name other than that of the Holdings Unitholder that requested the Exchange (or The Depository Trust Company or its nominee for the account of a participant of The Depository Trust Company that will hold the shares for the account of such Holdings Unitholder), then such Holdings Unitholder or the Person in whose name such shares are to be delivered shall pay to the Company the amount of any transfer taxes, stamp taxes or duties, or other similar taxes in connection with, or arising by reason of, such Exchange or shall establish to the reasonable satisfaction of the Company that such tax has been paid or is not payable. For the avoidance of doubt, each exchanging Holdings Unitholder shall bear any and all income or gains taxes imposed on gain realized by such exchanging Holdings Unitholder as a result of any such Exchange.

SECTION 2.2          Common Stock to be Issued. In connection with any Exchange pursuant to which the Company shall issue Class A Common Stock, the Company reserves the right to provide shares of Class A Common Stock that are registered pursuant to the Securities Act, unregistered shares of Class A Common Stock or any combination thereof, as it may determine in its sole discretion, it being understood that all such unregistered shares of Class A Common Stock shall be entitled to the registration rights, and any limitations thereof, set forth in the Registration Rights Agreement; provided, that such holders thereof shall have agreed to join the Registration Rights Agreement as parties thereto to the extent not otherwise a party thereto.

(b)               The Company shall at all times reserve and keep available out of its authorized but unissued Class A Common Stock, solely for the purpose of issuances upon any Exchange, such number of shares of Class A Common Stock as shall from time to time be sufficient to effect the Exchange of all Class B Units of Holdings that may be outstanding from time to time, including as a result of an adjustment to the Exchange Rate pursuant to Section 2.4 of this Agreement. The Company shall at all times reserve and keep available out of its authorized but unissued Class B Common Stock, such number of shares of Class B Common Stock as shall from time to time be sufficient for purposes of satisfying the obligations set forth in this Exchange Agreement. The Company shall take any and all actions necessary or desirable to give effect to the foregoing.

(c)               Prior to the effective date of any Exchange effected pursuant to this Agreement, the Company shall take all such steps as may be required to cause to qualify for exemption under Rule 16b-3(d) or (e), as applicable, under the Exchange Act, and to be exempt for purposes of Section 16(b) under the Exchange Act, any acquisitions from, or dispositions to, the Company of equity securities of the Company (including derivative securities with respect thereto) and any securities that may be deemed to be equity securities or derivative securities of the Company for such purposes that result from the transactions contemplated by this Agreement, by each officer or director of the Company, including any director by deputization. The authorizing resolutions shall be approved by either the Company’s board of directors or a committee composed solely of two or more Non-Employee Directors (as defined in Rule 16b-3) of the Company (with the authorizing resolutions specifying the name of each such director whose acquisition or disposition of securities is to be exempted and the number of securities that may be acquired and disposed of by each such Person pursuant to this Agreement).

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(d)               Any Class A Common Stock or Class B Common Stock to be issued by the Company in accordance with this Agreement shall be validly issued, fully paid and non-assessable.

SECTION 2.3          Capital Structure of the Company and Holdings.

(a)               The Company shall, and shall cause Holdings to, take all actions necessary so that, at all times for as long as this Agreement is in effect: (i) each Class B Unit has the same economic rights as each Class A Unit; (ii) the number of Class A Units outstanding equals the number of shares of Class A Common Stock outstanding; and (iii) one Class B Unit is exchangeable for one share of Class A Common Stock and the surrender of one share of Class B Common Stock for cancellation, subject to any adjustment to the Exchange Rate pursuant to Section 2.4 of this Agreement, in each case pursuant to this Agreement.

(b)               Upon the issuance by the Company of any shares of Class A Common Stock other than pursuant to an Exchange (including any issuance in connection with the earnout as set forth in the Merger Agreement, a business acquisition by the Company or its direct or indirect subsidiaries, an equity incentive program or upon the conversion, exercise (including cashless exercise) or exchange of any security or other instrument convertible into or exercisable or exchangeable for shares of Class A Common Stock), the Company shall contribute the proceeds of such issuance, if any (net of any selling or underwriting discounts or commissions or other expenses), to Holdings in exchange for a number of newly issued Class A Units equal to the number of shares of Class A Common Stock issued.

(c)               At any time that Holdings issues a Class B Unit, the Company shall issue a share of Class B Common Stock to the recipient of such Class B Unit. Upon the conversion or cancellation of any Class B Unit pursuant to this Agreement or the LLC Agreement, the corresponding share of Class B Common Stock automatically shall be cancelled without any action on the part of any Person, including the Company. The Company may only issue shares of Class B Common Stock to Holdings Unitholders and their respective Permitted Transferees. Holdings may only issue Class B Units to Holdings Unitholders and their respective Permitted Transferees. A Holdings Unitholder may only transfer shares of Class B Common Stock to a Person if (i) such Person is a Permitted Transferee of such Holdings Unitholder and (ii) an equal number of Class B Units are simultaneously transferred to the transferee. A Holdings Unitholder may only transfer Class B Units to a Person if (A) such Person is a Permitted Transferee of such Holdings Unitholder and (B) an equal number of shares of Class B Common Stock are simultaneously transferred to the transferee.

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(d)               If the Company redeems, repurchases or otherwise acquires any shares of its Class A Common Stock for cash (including a redemption, repurchase or acquisition of restricted shares of Class A Common Stock for nominal or no value), Holdings shall, coincident with such redemption, repurchase or acquisition, redeem or repurchase an identical number of Class A Units held by the Company upon the same terms, including the same price, as the terms of the redemption, repurchase or acquisition of the Class A Common Stock.

(e)               The Company shall not in any manner effect any Subdivision or Combination of Class A Common Stock unless the Company and Holdings simultaneously effect a Subdivision or Combination, as the case may be, of Class B Common Stock and LLC Units, respectively, with an identical ratio as the Subdivision or Combination of Class A Common Stock. Holdings shall not in any manner effect any Subdivision or Combination of LLC Units unless the Company simultaneously effects a Subdivision or Combination, as the case may be, of Class A Common Stock and Class B Common Stock with an identical ratio as the Subdivision or Combination of LLC Units.

(f)                The Company shall not issue, and shall not agree to issue (including pursuant to any security or other instrument convertible into or exercisable or exchangeable for) any class of equity securities other than its Class A Common Stock, Class B Common Stock or one or more series of Preferred Stock that the Company may determine to issue from time to time in accordance with, and subject to the limitations contained in, the Certificate and this Section 2.3(f). The Company shall not issue any shares of Preferred Stock unless (i) Holdings issues or agrees to issue, as the case may be, to the Company a number of units, with designations, preferences and other rights and terms that are substantially the same as such shares of Preferred Stock, equal to the number of such shares of Preferred Stock issued by the Company, and (ii) the Company transfers to Holdings the proceeds (net of any selling or underwriting discounts or commissions and other expenses) of the issuance of such Preferred Stock (and agrees to transfer to Holdings any amounts paid by the holders of securities or instruments exercisable or exchangeable therefor upon their exercise or exchange, if applicable, net of expenses).

(g)               For as long as this Agreement is in effect: (i) Holdings shall not, and the Company shall cause Holdings not to, at any time, issue LLC Units except as required by this Agreement; (ii) Holdings shall not, and the Company shall cause Holdings not to, at any time, issue LLC Units to any Person other than the Company and its respective Permitted Transferees; and (iii) the Company shall not transfer any Class A Units except in connection with a Change of Control.

(h)               If the Company makes a dividend or other distribution of Company stock on its Class A Common Stock, then the Company and Holdings shall collectively make a dividend or other distribution to the Holdings Unitholders holding Class B Units of an amount of Units of Holdings and equity securities of the Company having, collectively, designations, preferences and other rights and terms (including voting rights) that are substantially the same as such distributed stock.

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(i)                 If the Company makes a cash dividend on the Class A Common Stock not funded by a matching pro rata dividend by Holdings on the LLC Units, then each Holdings Unitholder holding Class B Units shall, at its option either (i) be issued that number of Class B Units equal to its pro rata share of the value of such cash dividend as if such cash dividend had been paid to all holders of LLC Units or (ii) be entitled to receive from Holdings a pro rata cash amount equal to what such Holdings Unitholders would have received in connection with such dividend assuming that such Holdings Unitholder held shares of Class A Common Stock on an fully as-converted basis (regardless, for these purposes, of any limitations on Exchanges otherwise set forth herein); provided, that no Class B Units shall be issued or issuable and no cash paid to such Holdings Unitholders under this Section 2.3(i) to the extent that such cash dividend is funded with excess cash held by the Company that was accumulated because tax distributions made by Holdings to the Company exceed the Company’s actual tax liabilities.

(j)                 If the Company makes a distribution of property other than cash or Company stock on the Class A Common Stock that the Company has not received through a matching pro rata distribution of such property on LLC Units by Holdings, then each Holdings Unitholder holding Class B Units shall be issued that number of Class B Units equal to its pro rata share of the aggregate value of such property as if such property had been paid to all holders of LLC Units.

(k)               For purposes of Section 2.3(i) and (j), the valuation of any issued Class B Units shall be calculated using the same methodology as that used in determining the Cash Exchange Payment under Section 2.1(a).

(l)                 For the avoidance of doubt, no Exchange will impair the right of an exchanging Holdings Unitholder to receive any distribution for periods ending on or prior to the Date of Exchange for such Exchange (but for which payment had not yet been made with respect to the Class B Units in question at the time the Exchange is consummated); provided that, for purposes of this Section 2.3(l), the exchanging Holdings Unitholder’s right to receive its pro rata portion of any distribution by Holdings in respect of such periods shall not be deemed impaired to the extent that Holdings has not paid the Company its pro rata portion of such distribution prior to the consummation of the applicable Exchange.

SECTION 2.4          Adjustment. Without limiting anything set forth in Section 2.3:

(a)               In the event there is any (i) Subdivision or Combination of the shares of Class B Common Stock or Class B Units that is not accompanied by an equivalent subdivision or combination of the Class A Common Stock; or (ii) Subdivision or Combination of the Class A Common Stock that is not accompanied by an equivalent subdivision or combination of the shares of Class B Common Stock and Class B Units, the Exchange Rate shall be equitably adjusted accordingly.

(b)               If there is any reclassification, reorganization, recapitalization or other similar transaction in which the Class A Common Stock is converted or changed into another security, securities or other property, then upon any subsequent Exchange, an exchanging Holdings Unitholder shall be entitled to receive the amount of such security, securities or other property that such exchanging Holdings Unitholder would have received if such Exchange had occurred immediately prior to the effective date of such reclassification, reorganization, recapitalization or other similar transaction, taking into account any adjustment as a result of any Subdivision or Combination of such security, securities or other property that occurs after the effective time of such reclassification, reorganization, recapitalization or other similar transaction. For the avoidance of doubt, if there is any reclassification, reorganization, recapitalization or other similar transaction in which the Class A Common Stock is converted or changed into another security, securities or other property, this Section 2.4(b) shall continue to be applicable, mutatis mutandis, with respect to such security or other property.

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(c)               This Agreement shall apply to the Class B Units and shares of Class B Common Stock held by the Holdings Unitholder and their Permitted Transferees as of the date hereof, as well as any Class B Units and shares of Class B Common Stock hereafter acquired by a Holdings Unitholder or its Permitted Transferees. This Agreement shall apply to, mutatis mutandis, and all references to “Class B Units” or “Class B Common Stock” shall be deemed to include, any security, securities or other property of the Company or Holdings which may be issued in respect of, in exchange for or in substitution of shares of Class B Common Stock or Class B Units, as applicable, by reason of any distribution or dividend, split, reverse split, combination, reclassification, reorganization, recapitalization, merger, exchange (other than an Exchange) or other transaction.

SECTION 2.5    Withholding. If the Company shall be required to withhold any amounts by reason of any federal, state, local or foreign tax rules or regulations in respect of any Exchange, the Company shall be entitled to take such action as it deems appropriate, in its reasonable discretion, in order to ensure compliance with such withholding requirements, including, at its option, withholding shares of Class A Common Stock with a fair market value equal to the minimum amount of any taxes that the Company may be required to withhold with respect to such Exchange (provided that the fair market value of a share of Class A Common Stock shall be determined based on the average of the daily VWAP of a share of Class A Common Stock for the five (5) Trading Days immediately prior to the date of withholding), provided that, there shall be no withholding on account of U.S. federal income tax on a payment in respect to any Exchange with respect to a payment to or on account of a Holdings Unitholder provided that such Holdings Unitholder provides in a certification of non-foreign status, in form and substance consistent with Treasury Regulations Section 1.1445-2(b) and Treasury Regulations Section 1.446(f)-2(b)(2), and an IRS Form W-9 claiming a complete exemption from backup withholding on the written request of the Company. To the extent that amounts are (or property is) so withheld and paid over to the appropriate taxing authority, such withheld amounts (or property) shall be treated for all purposes of this Agreement as having been paid (or delivered) to the applicable Holdings Unitholder.

ARTICLE III

SECTION 3.1    Representations and Warranties of the Company. The Company represents and warrants that (a) it is a corporation duly incorporated and is validly existing under the laws of the State of Delaware, (b) it has all requisite corporate power and authority to enter into and perform this Agreement and to consummate the transactions contemplated hereby, including the issuance of Class A Common Stock and Class B Common Stock in accordance with the terms hereof, (c) the execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated hereby (including the issuance of the Class A Common Stock and Class B Common Stock) have been duly authorized by all necessary corporate action on the part of the Company, (d) this Agreement constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally, and (e) the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby will not (i) result in a violation of the Certificate or the Bylaws of the Company, (ii) conflict with, result in a breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any rights of termination, suspension, amendment, acceleration or cancellation, under any agreement, contract, commitment, instrument, undertaking, lease, note, mortgage, indenture, license or arrangement, whether written or oral, to which the Company is a party or by which any property or asset of the Company is bound or affected, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree applicable to the Company or by which any property or asset of the Company is bound or affected.

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SECTION 3.2    Representations and Warranties of Holdings. Holdings represents and warrants that (a) it is a limited liability company duly formed and is validly existing under the laws of the State of Delaware, (b) it has all requisite power and authority to enter into and perform this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof, (c) the execution and delivery of this Agreement by Holdings and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary partnership action on the part of Holdings, (d) this Agreement constitutes a legal, valid and binding obligation of Holdings enforceable against Holdings in accordance with its terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally, (e) the execution, delivery and performance of this Agreement by Holdings and the consummation by Holdings of the transactions contemplated hereby will not (i) result in a violation of the LLC Agreement, (ii) conflict with, result in a breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any rights of termination, suspension, amendment, acceleration or cancellation, under any agreement, contract, commitment, instrument, undertaking, lease, note, mortgage, indenture, license or arrangement, whether written or oral, to which Holdings is a party or by which any property or asset of Holdings is bound or affected, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree applicable to Holdings or by which any property or asset of Holdings is bound or affected, and (f) Holdings is an entity treated as a partnership for U.S. federal income tax purposes and is not classified as a “publicly traded partnership” as defined under Section 7704 of the Code.

SECTION 3.3    Representations and Warranties of the Holdings Unitholders. Each Holdings Unitholder, severally and not jointly, represents and warrants that (a) if such Holdings Unitholder is not a natural person, it is duly formed and validly existing under the laws of the state of its formation, (b) it has all requisite power and authority (or, in the case of any Holdings Unitholder that is a natural person, the legal capacity) to enter into and perform this Agreement and to consummate the transactions contemplated hereby, (c) the execution and delivery of this Agreement by it and consummation of the transactions contemplated hereby have been duly authorized by all necessary entity or other action on the part of such Holdings Unitholder, (d) this Agreement constitutes a legal, valid and binding obligation of such Holdings Unitholder enforceable against it in accordance with its terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally, (e) each Holdings Unitholder is the legal and beneficial owner of the Class B Units issued to such Holder pursuant to the terms of the Merger Agreement and (f) the execution, delivery and performance of this Agreement by such Holdings Unitholder and the consummation by such Holdings Unitholder of the transactions contemplated hereby will not (i) if such Holdings Unitholder is not a natural person, result in a violation of the certificate of incorporation and bylaws or other organizational documents of such Holdings Unitholder, (ii) conflict with, result in a breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any rights of termination, suspension, amendment, acceleration or cancellation, under any agreement, contract, commitment, instrument, undertaking, lease, note, mortgage, indenture, license or arrangement, whether written or oral, to which such Holdings Unitholder is a party or by which any property or asset of such Holdings Unitholder is bound or affected, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree applicable to such Holdings Unitholder or by which any property or asset of such Holdings Unitholder is bound or affected.

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SECTION 3.4    Number of Shares. The Company covenants and agrees that at all times the number of shares of Class A Common Stock issued and outstanding shall equal the number of Class A Units issued and outstanding and the number of shares of Class B Common Stock issued and outstanding shall equal the number of Class B Units issued and outstanding.

SECTION 3.5    Additional Holdings Unitholders. To the extent a Holdings Unitholder validly transfers any or all of such Class B Units (together with the corresponding number of shares of Class B Common Stock) to another Person in a transaction in accordance with, and not in contravention of, the LLC Agreement or the Registration Rights Agreement, then such transferee (each, a “Permitted Transferee”) shall execute and deliver a joinder to this Agreement, substantially in the form of Exhibit B hereto, whereupon such Permitted Transferee shall become a Holdings Unitholder hereunder. To the extent Holdings issues Class B Units in the future (other than to the Company), then the holder of such Class B Units shall have the right, to the extent not otherwise a party to this Agreement, to execute and deliver a joinder to this Agreement, substantially in the form of Exhibit B hereto, whereupon such holder shall become a Holdings Unitholder hereunder.

SECTION 3.6    Addresses and Notices. Any notice, request, demand, waiver, consent, approval or other communication that is required or permitted hereunder shall be in writing and shall be deemed given: (a) on the date established by the sender as having been delivered personally, (b) on the date delivered by a private courier as established by the sender by evidence obtained from the courier, (c) on the date sent by facsimile or e-mail, with confirmation of transmission, or (d) on the third Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

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(a)               If to the Company, to:

Roman DBDR Tech Acquisition Corp.

2877 Paradise Road, #702

Las Vegas, Nevada 89109

Attention: Dr. Donald Basile; Dixon Doll, Jr.; John Small

Phone: (650) 618-2524

Email: don.basile@romandbdr.com; drdolljr@gmail.com; jcsmall@romandbdr.com with a copy to:

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

Attention: Anthony J. McCusker; Jocelyn M. Arel; Gregg L. Katz

Phone: (617) 570-1000

Email: amccusker@goodwinlaw.com; jarel@goodwinlaw.com; gkatz@goodwinlaw.com

(b)               If to Holdings, to:

CompoSecure Holdings, L.L.C.
309 Pierce Street

Somerset, New Jersey 08873
Attention:   Jonathan C. Wilk, President and CEO
Phone:         (908) 518-0500, ext. 2220

Email:           jwilk@composecure.com

with a copy to:

Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, PA 19103

Attention:   Barbara J. Shander and Kevin S. Shmelzer
Phone:         (215) 963-5029 and (215) 963-5716

Email:           barbara.shander@morganlewis.com and

                      kevin.shmelzer@morganlewis.com

(c)               If to any Holdings Unitholder, to the address and other contact information set forth in the records of Holdings from time to time.

The Company or Holdings may designate, by notice to all of the Holdings Unitholders, substitute addresses or addressees for notices; thereafter, notices are to be directed to those substitute addresses or addressees. Holdings Unitholders may designate, by notice to the Company and Holdings, substitute addresses or addressees for notices; thereafter, notices are to be directed to those substitute addresses or addressees.

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SECTION 3.7    Further Assurances. The parties shall execute, deliver, acknowledge and file such further agreements and instruments and take such other actions as may be reasonably necessary from time to time to make effective this Agreement and the transactions contemplated herein.

SECTION 3.8    Termination. This Agreement shall terminate and be of no further force or effect when no Class B Units remain outstanding.

SECTION 3.9    No Third Party Beneficiaries. This Agreement will not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns (including any Permitted Transferees that have executed a joinder to this Agreement).

SECTION 3.10   Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms of such illegal, invalid or unenforceable provision as may be possible.

SECTION 3.11   Amendment; Waivers. This Agreement may not be amended, supplemented or modified except by an instrument in writing signed on behalf of the Company, Holdings, and the holders of a majority of the then outstanding Class B Units. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective, unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party hereto of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

SECTION 3.12   Consent to Jurisdiction. Each party hereto irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (unless the Federal courts have exclusive jurisdiction over the matter, in which case the United Stated District for the District of Delaware) for the purposes of any Legal Proceeding arising out of this Agreement, the or the transactions contemplated hereby, and agrees to commence any such Legal Proceeding only in such courts. Each party hereto further agrees that service of any process, summons, notice or document by United States registered mail to such party’s respective address set forth herein shall be effective service of process for any such Legal Proceeding. Each party hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit, hearing, claim, lawsuit, litigation, investigation, arbitration or proceeding out of this Agreement or the transactions contemplated hereby in such courts, and hereby irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Legal Proceeding brought in any such court has been brought in an inconvenient forum. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING OR COUNTERCLAIM (WHETHER AT LAW, IN EQUITY, BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF OR THEREOF.

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SECTION 3.13   Tax Treatment. For purposes of the Code and the Treasury Regulations promulgated thereunder, this Agreement shall be treated as part of the LLC Agreement of Holdings as described in Section 761(c) of the Code and Sections 1.704-1(b)(2)(ii)(h) and 1.761-1(c) of the Treasury Regulations promulgated thereunder. An Exchange under this Agreement is intended to constitute a taxable sale pursuant to Section 1001 of the Code and shall, to the extent permitted by law, be so treated for U.S. income tax reporting purposes.

SECTION 3.14   Specific Performance. Each party hereto acknowledges that the remedies at law of the other parties for a breach or threatened breach of this Agreement would be inadequate and, in recognition of this fact, any party to this Agreement, without posting any bond or furnishing other security, and in addition to all other remedies that may be available, shall be entitled to equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy that may then be available and no party shall oppose the granting of such relief on the basis that money damages would be sufficient.

SECTION 3.15   Governing Law. This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of laws rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

SECTION 3.16   Counterparts. This Agreement may be executed and delivered (including by facsimile transmission or by e-mail delivery of a “.pdf” format data file) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Copies of executed counterparts transmitted by telecopy, by e-mail delivery of a “.pdf” format data file or other electronic transmission service shall be considered original executed counterparts for purposes of this Section 3.16.

[Signature Pages Follow]

15

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered, all as of the date first set forth above.

COMPANY

COMPOSECURE, INC.

By:
Name:
Title:

[Signature Page to Exchange Agreement]

HOLDINGS

COMPOSECURE HOLDINGS, L.L.C.

By:

By:
Name:
Title:

[Signature Page to Exchange Agreement]

EXHIBIT A

FORM OF
ELECTION OF EXCHANGE

CompoSecure Holdings, L.L.C.
309 Pierce Street
Somerset, NJ 08873
Attention:    [●]

Reference is hereby made to the Exchange Agreement, dated as of [●], 2021 (as amended from time to time in accordance with its terms, the “Exchange Agreement”), by and among CompoSecure, Inc. (formerly known as Roman DBDR Tech Acquisition Corp.), CompoSecure Holdings, L.L.C. and such other holders of Class B Units from time to time party thereto. Capitalized terms used but not defined herein shall have the meanings given to them in the Exchange Agreement.

Effective as of the Date of Exchange set forth below, the undersigned Holdings Unitholder hereby transfers to Holdings the number of Class B Units set forth below in Exchange for shares of Class A Common Stock to be issued in its name as set forth below, or, at the option of the Company, for a Cash Exchange Payment to the account set forth below, in each case in accordance with the Exchange Agreement. The undersigned hereby acknowledges that the Exchange of Class B Units shall include the automatic cancellation of an equal number of outstanding shares of Class B Common Stock beneficially owned by the undersigned.

Legal Name of Holdings Unitholder:
Address:
Number of Class B Units to be Exchanged:
Date of Exchange:
Cash Exchange Payment instructions:

If the Holdings Unitholder desires the shares of Class A Common Stock be settled through the facilities of The Depositary Trust Company (“DTC”), please indicate the account of the DTC participant below.

If the Holdings Unitholder desires the shares of Class A Common Stock be settled through the delivery of certificates to the Holdings Unitholder or its designee, please indicate the following:

Legal Name for Certificates:

Address for Delivery of Certificates:

The undersigned hereby represents and warrants that (i) the undersigned has all requisite power and authority (or, in case the undersigned is a natural person, the legal capacity) to execute and deliver this Election of Exchange and to perform the undersigned’s obligations hereunder; (ii) this Election of Exchange has been duly executed and delivered by the undersigned and is the legal, valid and binding obligation of the undersigned enforceable against it in accordance with the terms thereof or hereof, as the case may be, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and the availability of equitable remedies; (iii) the undersigned has good and marketable title to its Class B Units and shares of Class B Common Stock that are subject to this Election of Exchange, and such Class B Units and shares of Class B Common Stock are being transferred to Holdings free and clear of any Lien other than restrictions set forth in the LLC Agreement and as may arise under applicable securities laws; and (iv) no consent, approval, authorization, order, registration or qualification of, or any notice to or filing with, any third party or any court or governmental agency or body having jurisdiction over the undersigned or the Class B Units or shares of Class B Common Stock subject to this Election of Exchange is required to be obtained or made by the undersigned for the transfer of such Class B Units or shares of Class B Common Stock.

The undersigned hereby irrevocably constitutes and appoints any officer of the Company or Holdings, as applicable, as the attorney of the undersigned, with full power of substitution and resubstitution in the premises, solely to do any and all things and to take any and all actions necessary to effect the Exchange elected hereby, including to transfer to Holdings or the Company the Class B Units and the cancellation of the shares of Class B Common Stock subject to this Election of Exchange and to deliver to the undersigned the cash or the shares of Class A Common Stock to be delivered in Exchange therefor.

IN WITNESS WHEREOF the undersigned, by authority duly given, has caused this Election of Exchange to be executed and delivered by the undersigned or by its duly authorized attorney.

By:
Name:
Title:

EXHIBIT B

FORM OF
JOINDER AGREEMENT

This Joinder Agreement (“Joinder Agreement”) is a joinder to the Exchange Agreement, dated as of [●], 2021 (the “Agreement”), by and among CompoSecure, Inc. (formerly known as Roman DBDR Tech Acquisition Corp.), a Delaware corporation (the “Company”), CompoSecure Holdings, L.L.C., a Delaware limited liability company (“Holdings”) and such other holders of Class B Units from time to time party hereto. Capitalized terms used but not defined in this Joinder Agreement shall have the meanings given to them in the Agreement. This Joinder Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware. In the event of any conflict between this Joinder Agreement and the Agreement, the terms of this Joinder Agreement shall control.

The undersigned hereby joins and enters into the Agreement having acquired Class B Units and the corresponding number of shares of Class B Common Stock of the Company. By signing and returning this Joinder Agreement to the Company and Holdings, the undersigned (i) accepts and agrees to be bound by and subject to all of the terms and conditions of and agreements of a Holdings Unitholder in the Agreement, with all attendant rights, duties and obligations of a Holdings Unitholder thereunder and (ii) makes, as of the date hereof, each of the representations and warranties of a Holdings Unitholder in Section 3.3 of the Agreement as fully as if such representations and warranties were set forth herein. The parties to the Agreement shall treat the execution and delivery hereof by the undersigned as the execution and delivery of the Agreement by the undersigned and, upon receipt of this Joinder Agreement by the Company and Holdings, the signature of the undersigned set forth below shall constitute a counterpart signature to the signature page of the Agreement.

Name:
Address for Notices:	With copies to:

Attention:

B-1

IN WITNESS WHEREOF the undersigned, by authority duly given, has caused this Joinder Agreement to be executed and delivered by the undersigned or by its duly authorized attorney.

By:
Name:
Title:

Acknowledged as of _______ ___, 20___:

COMPOSECURE, INC.

By:
Name:
Title:

COMPOSECURE HOLDINGS, L.L.C.

By:
Name:
Title:

B-2

ANNEX G

EXPENSE CAP AND WAIVER AGREEMENT

This EXPENSE CAP AND WAIVER AGREEMENT, dated as of April 19, 2021 (this “Agreement”), by and among Roman DBDR Tech Acquisition Corp., a Delaware corporation (“Parent”), Roman DBDR Tech Sponsor LLC, a Delaware limited liability company (the “Sponsor”), and CompoSecure Holdings, L.L.C., a Delaware limited liability company (the “Company”).

WHEREAS, concurrently with the execution of this Agreement, Parent, the Company, Roman Parent Merger Sub, LLC, a Delaware limited liability company and wholly-owned subsidiary of Parent (“Merger Sub”), and LLR Equity Partners IV, L.P., a Delaware limited partnership, have entered into an Agreement and Plan of Merger (as the same may be amended from time to time, the “Merger Agreement”), pursuant to which Merger Sub will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving entity following the Merger and as a direct wholly owned subsidiary of Parent;

WHEREAS, as of the date hereof, the Sponsor is the holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of 5,789,000 shares of Class B Parent Common Stock (the “Sponsor Shares”);

WHEREAS, upon the Merger Effective Time, the Sponsor Shares will automatically convert into shares of Class A Parent Common Stock on a one-for-one basis, subject to adjustment (all such Sponsor shares of Class A Parent Common Stock and any shares of Class A Parent Common Stock of which ownership of record or the power to vote is hereafter acquired by the Sponsor prior to the termination of this Agreement shall be referred to herein as the “Shares”);

WHEREAS, in order to induce Parent and the Company to enter into the Merger Agreement, the Sponsor is executing and delivering this Agreement to Parent and the Company; and

WHEREAS, capitalized terms used and not defined herein shall have the respective meanings assigned to them in the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the Sponsor, the Company and Parent hereby agree as follows:

1.  Parent Transaction Expenses. The Sponsor hereby agrees that to the extent the Parent Transaction Expenses exceed $35,000,000 (the “Parent Expense Cap”), then the Sponsor shall, on the Closing Date, in its sole option, either (a) pay any such amount in excess of the Parent Expense Cap (the “Excess Amount”) to Parent in cash, by wire transfer of immediately available funds to the account designated by Parent, or (b) irrevocably forfeit and surrender to Parent (for no consideration) such number of Shares (valued at $10.00 per share) held by the Sponsor that would, in the aggregate, have a value equal to such Excess Amount and such Shares shall thereupon be cancelled by Parent and no longer be outstanding. If Sponsor elects to forfeit Shares, Sponsor shall execute and deliver to Parent a stock power duly endorsed in blank with all required stock transfer tax stamps affixed, together with such other documentation as reasonably requested by Parent, necessary to effect such forfeiture. For the avoidance of doubt, Parent shall, on the Closing Date, pay all Parent Transaction Expenses (including the Excess Amount).

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2.  Waiver of Certain Rights. Sponsor, who is the holder of at least a majority of the outstanding shares of Class B Parent Common Stock (the “Class B Shares”), hereby waives on behalf of the holders of all Class B Shares, pursuant to and in compliance with the provisions of the Amended and Restated Certificate of Incorporation of Parent (the “Charter”), any adjustment to the Initial Conversion Ratio (as defined in the Charter) set forth in Section 4.3(b) of the Charter, that may result from the consummation of the Merger and the transactions contemplated by the Merger Agreement and the Ancillary Agreements.

3.  Representations and Warranties of the Sponsor. The Sponsor represents and warrants as of the date hereof to the Company as follows:

(a)               Organization; Due Authorization. The Sponsor is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is formed, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within the Sponsor’s powers and have been duly authorized by all necessary actions on the part of such Sponsor. This Agreement has been duly executed and delivered by the Sponsor and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of the Sponsor, enforceable against the Sponsor in accordance with the terms hereof (except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies).

(b)               Ownership. The Sponsor is the holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of the Sponsor Shares, and has good title to all of the Sponsor Shares and there exist no Encumbrances or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of the Sponsor Shares (other than transfer restrictions under the Securities Act)) affecting any Sponsor Shares. The Sponsor does not hold or own any rights to acquire (directly or indirectly) any equity securities of the Parent or any equity securities convertible into, or which can be exchanged for, equity securities of the Parent.

(c)               No Conflicts. The execution and delivery of this Agreement by the Sponsor does not, and the performance by the Sponsor of its obligations hereunder will not, (i) conflict with or result in a violation of the organizational documents of the Sponsor or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any contract binding upon the Sponsor or the Sponsor Shares), in each case to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by the Sponsor of its obligations under this Agreement. The Sponsor has full right and power to enter into this Agreement.

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(d)               Litigation. There are no Legal Proceedings pending against the Sponsor, or to the knowledge of the Sponsor threatened against the Sponsor, before (or, in the case of threatened Legal Proceedings, that would be before) any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by the Sponsor of its obligations under this Agreement. The Sponsor has never been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked. The Sponsor (i) is not subject to or a respondent in any legal action for, any injunction, cease-and-desist order or order or stipulation to desist or refrain from any act or practice relating to the offering of securities in any jurisdiction, (ii) has never been convicted of, or pleaded guilty to, any crime involving fraud, relating to any financial transaction or handling of funds of another person, or pertaining to any dealings in any securities and (iii) is not currently a defendant in any such criminal proceeding.

(e)               Acknowledgment. The Sponsor understands and acknowledges that the Company is entering into the Merger Agreement in reliance upon the Sponsor’s execution and delivery of this Agreement. The Sponsor has had the opportunity to read the Merger Agreement and this Agreement and has had the opportunity to consult with its tax and legal advisors.

4.  Termination. This Agreement and the obligations of the Sponsor under this Agreement shall automatically terminate upon the earliest of: (a) the Merger Effective Time; (b) the termination of the Merger Agreement in accordance with its terms; and (c) the mutual written agreement of the Company and the Sponsor. Upon termination of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, such termination shall not relieve any party from liability for any willful breach of this Agreement occurring prior to its termination.

5.  Miscellaneous.

(a)               The Sponsor covenants and agrees, until the termination of this Agreement in accordance with Section 4, to at all times remain the holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of the Sponsor Shares, maintain good title to all of the Sponsor Shares and cause not to exist any Encumbrances or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of the Sponsor Shares (other than transfer restrictions under the Securities Act)) affecting any Sponsor Shares.

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(b)               All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or e-mail or by registered or certified mail (postage prepaid, return receipt requested) to, in the case of Sponsor, the address below, or in the case of Parent or the Company, in accordance with Section 9.2 of the Merger Agreement:

Roman DBDR Tech Sponsor LLC

2877 Paradise Road, #702

Las Vegas, NV 89109

Attention: Dr. Donald Basile; Dixon Doll, Jr.; John Small

Phone: (650) 618-2524

Email: romandbdr.com; romandbdr.com; jcsmall@romandbdr.com

with a copy to:

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

Attention: Anthony J. McCusker; Jocelyn M. Arel; Gregg L. Katz

Phone: (617) 570-1000

Email: amccusker@goodwinlaw.com; jarel@goodwinlaw.com; gkatz@goodwinlaw.com

(c)               The following sections of the Merger Agreement are hereby incorporated herein by reference, mutatis mutandis: Sections 9.2 (Notices), 9.4 (Computation of Time), 9.5 (Expenses), 9.6 (Governing Law), 9.7 (Assignment; Successors and Assigns; No Third Party Rights), 9.8 (Counterparts), 9.9 (Titles and Headings), 9.10 (Entire Agreement), 9.11 (Severability), 9.12 (Specific Performance), 9.13 (Waiver of Jury Trial) and 9.14 (Failure or Indulgence not Waiver).

[Signature pages follow]

4

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

ROMAN DBDR TECH ACQUISITION CORP.

Name:
Title:

ROMAN DBDR TECH SPONSOR LLC

Name:
Title:

COMPOSECURE HOLDINGS, L.L.C.

Name:
Title:

[Signature Page to Expense Cap and Waiver Agreement]

By execution and delivery hereof, the undersigned, being the “Representative” under that certain Underwriting Agreement dated November 5, 2020, among Roman DBDR Tech Acquisition Corp. and the undersigned (the “Underwriting Agreement”), solely in its capacity as such hereby consents to the amendments to the “Insider Letter” (as such term is defined in the Underwriting Agreement) and Underwriting Agreement effected by this Agreement, including pursuant to Sections 3, 7(a) and 7(b) of the “Insider Letter” and pursuant to Sections 5(h) and (w) of the Underwriting Agreement.

B RILEY SECURITIES, INC.

Name: Andy Moore
Title: CEO

[Signature Page to Expense Cap and Waiver Agreement]

ANNEX H-1

Confidential

SUBSCRIPTION AGREEMENT

Roman DBDR Tech Acquisition Corp.

2877 Paradise Road. #702
Las Vegas, NV 89109

Ladies and Gentlemen:

This Subscription Agreement (this “Subscription Agreement”) is being entered into in connection with the proposed business combination (the “Transaction”) between Roman DBDR Tech Acquisition Corp., a Delaware corporation (“Roman”), and CompoSecure Holdings, L.L.C., a Delaware limited liability company (“Company”), pursuant to an Agreement and Plan of Merger (as amended, modified, supplemented or waived from time to time in accordance with its terms, and including the exhibits thereto, the “Transaction Agreement”) to be entered into among Roman, Company, Roman Parent Merger Sub, LLC (“Merger Sub”) and the other parties thereto, pursuant to which, among other things, Merger Sub will merge with and into Company, with Company as the surviving company in the merger, on the terms and subject to the conditions therein (such merger, the “Transaction”). In connection with the Transaction, Roman is seeking commitments from interested investors to purchase shares of Roman’s Class A common stock, par value $0.0001 per share (the “Shares”), in a private placement for a purchase price of $10.00 per share (the “Per Share Purchase Price”). The aggregate purchase price to be paid by the undersigned (the “Investor”) for the subscribed Shares (as set forth on the signature page hereto) is referred to herein as the “Subscription Amount.” On or about the date of this Subscription Agreement, Roman is entering into (i) subscription agreements (the “Other Subscription Agreements” and together with this Subscription Agreement, the “Subscription Agreements”) with certain other investors (the “Other Investors” and together with the Investor, the “Investors”), severally and not jointly, pursuant to which the Investors, severally and not jointly, have agreed to purchase on the closing date of the Transaction, inclusive of the Shares subscribed for by the Investor, an aggregate amount of up to 4.5 million Shares, at a price per share equal to the Per Share Purchase Price, and (ii) subscription agreements (the “Note Subscription Agreements”) with certain other investors pursuant to which such investors, severally and not jointly, have agreed to purchase on the closing date of the Transaction, senior notes issued by the Company and guaranteed by, among others, CompoSecure, L.L.C., in an aggregate principal amount of $130.0 million that are exchangeable into Shares at a conversion price of $11.50 per Share (the “Exchangeable Senior Notes”).

In connection therewith, and in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, set forth herein, and intending to be legally bound hereby, the Investor and Roman acknowledge and agree as follows:

1.            Subscription. The Investor hereby subscribes for and agrees to purchase from Roman, and Roman agrees to issue and sell to Investor, the number of Shares set forth on the signature page of this Subscription Agreement on the terms and subject to the conditions provided for herein.

2.            Closing. The closing of the sale of the Shares contemplated hereby (the “Closing”) is contingent upon the substantially concurrent consummation of the Transaction. The Closing shall occur on the date of, and substantially concurrently with and conditioned upon the effectiveness of the Merger (as defined in the Transaction Agreement). Upon (a) satisfaction or waiver of the conditions set forth in this Section 2 and Section 3 below and (b) receipt of an executed Form W-9 and written notice from (or on behalf of) Roman to the Investor (the “Closing Notice”) that Roman reasonably expects all conditions to the closing of the Transaction to be satisfied or waived on a date that is not less than five (5) business days from the date on which the Closing Notice is received by the Investor, the Investor shall deliver to Roman, one (1) business day prior to the closing date specified in the Closing Notice (the “Closing Date”), the Subscription Amount by wire transfer of United States dollars in immediately available funds to the account(s) specified by Roman in the Closing Notice. On the Closing Date, Roman shall issue the number of Shares to the Investor set forth on the signature page to this Subscription Agreement and subsequently cause such Shares to be registered in book entry form in the name of the Investor on Roman’s share register; provided, however, that Roman’s obligation to issue the Shares to the Investor is contingent upon Roman having received the Subscription Amount in full accordance with this Section 2. Notwithstanding the foregoing two sentences, for any Investor that informs the Company (1) that it is an investment company registered under the Investment Company Act of 1940, as amended, (2) that it is advised by an investment adviser subject to regulation under the Investment Advisers Act of 1940, as amended, or (3) that its internal compliance policies and procedures so require it, then, in lieu of the settlement procedures in the foregoing two sentences, the following shall apply: such Investor shall deliver on the Closing Date the Subscription Amount by wire transfer of United States dollars in immediately available funds to the account(s) specified by the Company in the Closing Notice against delivery of the number of Shares to the Investor set forth on the signature page to this Subscription Agreement in book entry form, free and clear of any liens or other restrictions (other than those arising under applicable securities laws), in the name of the Investor (or its nominee in accordance with its delivery instructions) and provide evidence from Roman’s transfer agent of the issuance of such Shares on and as of the Closing Date (it being understood that such evidence must be received prior to the Investor funding the Subscription Amount). In the event that the Closing Date does not occur within one (1) business day after the anticipated Closing Date specified in the Closing Notice, Roman shall promptly (but not later than two (2) business days after the anticipated Closing Date specified in the Closing Notice) return the funds delivered by the Investor for payment of the Subscription Amount by wire transfer in immediately available funds to the account specified by the Investor. For purposes of this Subscription Agreement, “business day” shall mean any day, other than a Saturday or Sunday, on which commercial banks in New York, New York are open for the general transaction of business.

3.            Closing Conditions.

a.             The obligation of the parties hereto to consummate the purchase and sale of the Shares pursuant to this Subscription Agreement is subject to the following conditions:

(i)            no applicable governmental authority shall have enacted, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making consummation of the transactions contemplated hereby illegal or otherwise restraining or prohibiting consummation of the transactions contemplated hereby, and no such governmental authority shall have instituted or threatened in writing a proceeding seeking to impose any such restraint or prohibition; and

(ii)           all conditions precedent to the closing of the Transaction under the Transaction Agreement shall have been satisfied (as determined by the parties to the Transaction Agreement and other than those conditions under the Transaction Agreement which, by their nature, are to be satisfied at the closing of the Transaction, including to the extent that any such condition is dependent upon the consummation of the purchase and sale of the Shares pursuant to this Subscription Agreement) or waived, and the closing of the Transaction shall be scheduled to occur substantially concurrently with the Closing.

b.            In addition to the conditions set forth in Section 2 and Section 3(a), the obligation of Roman to consummate the issuance and sale of the Shares pursuant to this Subscription Agreement shall be subject to the conditions that (i) all representations and warranties of the Investor contained in this Subscription Agreement are true and correct in all material respects (other than representations and warranties that are qualified as to materiality, which representations and warranties shall be true in all respects) at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case, as of such earlier date), and consummation of the Closing shall constitute a reaffirmation by the Investor of each of the representations, warranties, covenants, and agreements of the Investor contained in this Subscription Agreement as of the Closing Date (except those that speak as of an earlier date), and (ii) the Investor shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to Closing.

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c.             In addition to the conditions set forth in Section 2 and Section 3(a), the obligation of the Investor to consummate the purchase of the Shares pursuant to this Subscription Agreement shall be subject to the following conditions:

(i)            all representations and warranties of Roman contained in this Subscription Agreement shall be true and correct in all material respects (other than (A) representations and warranties that are qualified as to materiality or Material Adverse Effect (as defined herein), which representations and warranties shall be true in all respects, and (B) the representations and warranties set forth in Section 5(j), which shall be true and correct in all respects) at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case, as of such earlier date), and consummation of the Closing shall constitute a reaffirmation by Roman of each of the representations and warranties of Roman contained in this Subscription Agreement as of the Closing Date (except those that speak as of an earlier date);

(ii)           Roman shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to Closing;

(iii)          except to the extent consented in writing by the Investor, (A) the Transaction Agreement (as the same exists on the date of this Subscription Agreement) shall not have been amended or modified, and no waiver shall have occurred thereunder, that would reasonably be expected to materially adversely affect the economic benefits that the Investor would reasonably expect to receive under this Subscription Agreement, and (B) the closing of an offering of not less than $130 million aggregate principal amount of Exchangeable Senior Notes substantially on the terms of the Note Subscription Agreements shall be scheduled to occur substantially concurrently with the Closing; and

(iv)          no suspension of the qualification of the Roman Shares for offering or sale in any jurisdiction shall have occurred, and the Roman Shares acquired hereunder shall have been approved for listing on the Nasdaq (as defined below), subject to official notice of issuance; and there shall have been no amendment, waiver or modification to any Other Subscription Agreements that materially benefits any Other Investor thereunder unless the Investor has been offered the same benefits.

4.            Further Assurances. At the Closing, the parties hereto shall execute and deliver such additional documents and take such additional actions as the parties reasonably deem to be practical and necessary in order to consummate the subscription as contemplated by this Subscription Agreement.

5.            Roman Representations and Warranties. Roman represents and warrants to the Investor that:

a.             Roman has been duly incorporated, is validly existing and is in good standing under the laws of the State of Delaware, with corporate power and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement.

b.             As of the Closing Date, the Shares offered hereby will be duly authorized and, when issued and delivered to the Investor against full payment therefor in accordance with the terms of this Subscription Agreement, the Shares will be validly issued, fully paid and non-assessable, free and clear of all liens or other restrictions (other than those arising under applicable securities laws) and will not have been issued in violation of or subject to any preemptive or similar rights created under Roman’s certificate of incorporation or bylaws (as amended to the Closing Date) or under the General Corporation Law of the State of Delaware or any similar rights pursuant to any agreement or other instrument to which it is a party or by which it is otherwise bound.

c.             This Subscription Agreement has been duly authorized, executed and delivered by Roman and, assuming that this Subscription Agreement constitutes the valid and binding agreement of the Investor, this Subscription Agreement is enforceable against Roman in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, or (ii) principles of equity, whether considered at law or equity.

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d.             The execution, delivery and performance of this Subscription Agreement, the issuance and sale of the Shares and the compliance by Roman with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Roman or any of its subsidiaries pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Roman or any of its subsidiaries is a party or by which Roman or any of its subsidiaries is bound or to which any of the property or assets of Roman is subject that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, financial condition, stockholders’ equity or results of operations of Roman and its subsidiaries, taken as a whole (a “Material Adverse Effect”) or materially affect the validity of the Shares or the legal authority of Roman to comply in all material respects with the terms of this Subscription Agreement; (ii) result in any violation of the provisions of the organizational documents of Roman; or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Roman or any of their properties that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or materially affect the validity of the Shares or the legal authority of Roman to comply in all material respects with this Subscription Agreement.

e.             As of their respective dates, all forms, reports, statements, schedules, prospectuses, proxies, registration statements and other documents (the “SEC Reports”) required to be filed by Roman with the U.S. Securities and Exchange Commission (the “SEC”) have complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended, (the “Securities Act”) and the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of Roman included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing and fairly present in all material respects the financial condition of Roman as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments. A copy of each SEC Report is available to the Investor via the SEC’s EDGAR system. There are no outstanding or unresolved comments in comment letters received by Roman from the staff of the Division of Corporation Finance of the SEC with respect to any of the SEC Reports. Notwithstanding the foregoing, no representation or warranty is made as to the accounting treatment of Roman’s issued and outstanding warrants, or as to any deficiencies in disclosure (including with respect to accounting and disclosure controls) arising from the treatment of such warrants as equity rather than liabilities in Roman’s financial statements.

f.              Roman is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the execution, delivery and performance by Roman of this Subscription Agreement (including, without limitation, the issuance of the Shares), other than filings (i) with the SEC, (ii) required by applicable state securities laws, (iii) required by the Nasdaq (as defined below), or such other applicable stock exchange on which Roman’s common equity is then listed, and (iv) the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

g.             Roman has not entered into any side letter or similar agreement with any Other Investor or any other investor in connection with such Other Investor’s or other investor’s direct or indirect investment in Roman other than the Other Subscription Agreements and the Transaction Agreement. Other than the reimbursement of certain fees and expenses incurred by certain Investors in connection with the structuring of the subscriptions for Exchangeable Senior Notes, no Other Subscription Agreement contains terms (economic or otherwise) more favorable to such Other Investor or investor than as set forth in this Subscription Agreement. The Other Subscription Agreements have not been and will not, without the prior written consent of the Investor, be amended in any material respect following the date of this Subscription Agreement.

h.             Except for such matters as have not had and would not be reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, as of the date hereof, there is no (i) action, suit, claim or other proceeding, in each case by or before any governmental authority pending, or, to the knowledge of Roman, threatened against Roman or (ii) judgment, decree, injunction, ruling or order of any governmental entity or arbitrator outstanding against Roman.

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i.            As of the date of this Subscription Agreement, the authorized capital stock of Roman consists of (i) 1,000,000 shares of preferred stock par value $0.0001 per share (“Preferred Shares”), (ii) 200,000,000 Shares, and (iii) 20,000,000 shares of Class B common stock par value $0.0001 per share (“Class B Shares”). As of the date of this Subscription Agreement, (A) no Preferred Shares are issued and outstanding, (B) 23,156,000 Shares are issued and outstanding, (C) 5,789,000 Class B Shares are issued and outstanding and (D) 22,415,400 warrants to purchase Shares are issued and outstanding. All (1) issued and outstanding Shares and Class B Shares have been duly authorized and validly issued, are fully paid and are non-assessable and (2) outstanding warrants have been duly authorized and validly issued. Except as set forth above and pursuant to the Other Subscription Agreements, the Note Subscription Agreements, the Transaction Agreement and the other agreements and arrangements referred to therein or in the SEC Reports, as of the date hereof, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from Roman any Preferred Shares, Shares, Class B Shares or other equity interests in Roman, or securities convertible into or exchangeable or exercisable for such equity interests. There are no securities or instruments issued by or to which Roman is a party containing anti-dilution or similar provisions that will be triggered by the transactions contemplated by the Transaction Agreement or the issuance of (i) the Shares pursuant to this Subscription Agreement or the Other Subscription Agreements or (ii) the Exchangeable Senior Notes (including any Shares to be issued upon exchange thereof) to be issued pursuant to the Note Subscription Agreements. As of the date hereof, Roman has no subsidiaries, other than Merger Sub, and does not own, directly or indirectly, interests or investments (whether equity or debt) in any person, whether incorporated or unincorporated. There are no shareholder agreements, voting trusts or other agreements or understandings to which Roman is a party or by which it is bound relating to the voting of any securities of Roman, other than (1) as set forth in the SEC Reports and (2) as contemplated by the Transaction Agreement.

j.            The issued and outstanding Shares are registered pursuant to Section 12(b) of the Exchange Act, and are listed for trading on the Nasdaq Capital Market (“Nasdaq”) under the symbol “DBDR” (it being understood that the trading symbol will be changed in connection with the Transaction). There is no suit, action, proceeding or investigation pending or, to the knowledge of Roman, threatened against Roman by Nasdaq or the SEC, respectively, to prohibit or terminate the listing of Roman’s Shares on Nasdaq or to deregister the Shares under the Exchange Act. Roman has taken no action that is designed to terminate the registration of the Shares under the Exchange Act. At Closing, the Shares acquired hereunder will be approved for listing on Nasdaq, subject to official notice of issuance.

k.           Roman is in compliance with all applicable laws, except where such non-compliance would not reasonably be expected to have a Material Adverse Effect. Roman has not received any written communication from a governmental authority that alleges that Roman is not in compliance with or is in default or violation of any applicable law, except where such non-compliance, default or violation would not reasonably be expected to have a Material Adverse Effect.

l.            Roman is not under any obligation to pay any broker’s fee or commission in connection with the sale of the Shares hereunder other than to the Placement Agents (as defined herein), whose costs and expenses shall be borne by Roman.

m.          Assuming the accuracy of the Investor’s representations and warranties set forth in Section 6, no registration under the Securities Act is required for the offer and sale of the Shares by Roman to the Investor hereunder. The Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws. Neither Roman, nor any person acting on its behalf, has, directly or indirectly, made any offers or sales of any Roman security or solicited any offers to buy any security, under circumstances that would adversely affect reliance by Roman on an exemption from registration for the transactions contemplated hereby or would require registration of the Shares under the Securities Act.

n.           Roman is not, and immediately after receipt of payment for the Shares will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

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o.          Roman acknowledges and agrees that, notwithstanding anything herein to the contrary, the Shares acquired hereunder may be pledged by Investor in connection with a bona fide margin agreement, which shall not be deemed to be a transfer, sale or assignment of the Shares hereunder, and the Investor effecting a pledge of Shares shall not be required to provide Roman with any notice thereof or otherwise make any delivery to Roman pursuant to this Subscription Agreement. Roman hereby agrees to execute and deliver such documentation as a pledgee of the Shares may reasonably request in connection with a pledge of the Shares to such pledgee by the Investor; provided such pledge shall be (i) pursuant to an available exemption from the registration requirements of the Securities Act or (ii) pursuant to, and in accordance with, a registration statement that is effective under the Securities Act at the time of such pledge, and the Investor effecting a pledge of Shares shall not be required to provide Roman with any notice thereof; provided, however, that neither Roman or their counsel shall be required to take any action (or refrain from taking any action) in connection with any such pledge, other than providing any such lender of such margin agreement with an acknowledgment that the Shares are not subject to any contractual prohibition on pledging or lock-up, the form of such acknowledgment to be subject to review and comment by Roman in all respects.

6.            Investor Representations and Warranties. The Investor represents and warrants to Roman that:

a.           The Investor (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” (within the meaning of Rule 501(a) under the Securities Act), in each case, satisfying the applicable requirements set forth on Schedule A, (ii) is an “institutional account” (as defined in FINRA Rule 4512(c)), (iii) is acquiring the Shares only for his, her or its own account and not for the account of others, or if the Investor is subscribing for the Shares as a fiduciary or agent for one or more investor accounts, each such account is for another qualified institutional buyer or institutional “accredited investor”, the Investor has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, and (iv) is not acquiring the Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and shall provide the requested information set forth on Schedule A). The Investor is not an entity formed for the specific purpose of acquiring the Shares.

b.           The Investor acknowledges and agrees that the Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Shares have not been registered under the Securities Act. The Investor acknowledges and agrees that the Shares may not be offered, resold, transferred, pledged or otherwise disposed of by the Investor absent an effective registration statement under the Securities Act except (i) to Roman or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act, (iii) pursuant to Rule 144 under the Securities Act, provided that all of the applicable conditions thereof (including those set forth in Rule 144(i) which are applicable to Roman) or (iv) pursuant to another applicable exemption from the registration requirements of the Securities Act, and in each of clauses (i), (iii) and (iv) in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that any certificates representing the Shares shall contain a restrictive legend to such effect. The Investor acknowledges and agrees that the Shares will not be eligible for offer, resale, transfer, pledge or disposition pursuant to Rule 144 promulgated under the Securities Act until at least one year from the date that Roman files a Current Report on Form 8-K following the Closing Date that includes the “Form 10” information required under applicable SEC rules and regulations. The Investor acknowledges and agrees that it has been advised to consult legal counsel prior to making any offer, resale, transfer, pledge or disposition of any of the Shares acquired hereunder.

c.           The Investor acknowledges and agrees that the Investor is purchasing the Shares from Roman. The Investor further acknowledges that there have been no representations, warranties, covenants and agreements made to the Investor by or on behalf of Roman, Company, any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements of Roman expressly set forth in this Subscription Agreement.

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d.           The Investor’s acquisition and holding of the Shares will not constitute a non-exempt prohibited transaction under Section 406 of the Employee Retirement Income Security Act of 1974, as amended, Section 4975 of the Internal Revenue Code of 1986, as amended (“ERISA”), Section 4975 of the Code or any applicable Similar Law (as defined below). If the Investor is or is acting on behalf of (i) an employee benefit plan that is subject to Title I of ERISA, (ii) a plan, an individual retirement account or other arrangement that is subject to Section 4975 of the Code, (iii) an employee benefit plan that is a governmental plan (as defined in Section 3(32) of ERISA), a church plan (as defined in Section 3(33) of ERISA), a non-U.S. plan (as described in Section 4(b)(4) of ERISA) or other plan that is not subject to the foregoing but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Internal Revenue Code of 1986, as amended (“Similar Law”), or (iv) an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”) subject to the fiduciary or prohibited transaction provisions of ERISA or Section 4975 of the Code, the Investor represents and warrants that it has not relied on Roman or any of its affiliates (the “Transaction Parties”) as the Plan’s fiduciary, or for investment advice, with respect to its decision to acquire and hold the Shares, and none of the Transaction Parties shall at any time be relied upon as the Plan’s fiduciary with respect to any decision to acquire, continue to hold or transfer the Shares.

e.           The Investor became aware of this offering of the Shares solely by means of direct contact between the Investor and Roman, Company or a representative of Roman or Company, and the Shares were offered to the Investor solely by direct contact between the Investor and Roman, Company or a representative of Roman or Company. The Investor did not become aware of this offering of the Shares, nor were the Shares offered to the Investor, by any other means. The Investor acknowledges that the Shares (i) were not offered to it by any form of general solicitation or general advertising and (ii) are not being offered to it in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws. The Investor acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, Roman, Company, or any of J.P. Morgan Securities LLC, Barclays Capital Inc. or B Riley Securities Inc. (each, a “Placement Agent”, and together the “Placement Agents”), any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), other than the representations and warranties of Roman contained in this Subscription Agreement, in making its investment or decision to invest in Roman.

f.           The Investor acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Shares, including those set forth in Roman’s filings with the SEC. The Investor has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Shares, and the Investor has sought such accounting, legal and tax advice as the Investor has considered necessary to make an informed investment decision. The Investor will not look to the Placement Agents for all or part of any such loss or losses the Investor may suffer and is able to sustain a complete loss on its investment in the Shares.

g.           Alone, or together with any professional advisor(s), the Investor has adequately analyzed and fully considered the risks of an investment in the Shares and determined that the Shares are a suitable investment for the Investor and that the Investor is able at this time and in the foreseeable future to bear the economic risk of a total loss of the Investor’s investment in Roman. The Investor acknowledges specifically that a possibility of total loss exists.

h.           In making its decision to purchase the Shares, the Investor and the Investor’s professional advisor(s), if any, have (a) received, reviewed and understood the materials made available to you in connection with the Transaction, including, with respect to Roman, the Transaction, Company, the Compo Guarantor and their respective subsidiaries, and the business of Company, the Compo Guarantor and their respective subsidiaries, (b) had the opportunity to ask questions of and receive answers from Roman directly and (c) conducted and completed its own independent due diligence with respect to the Transaction. Based on such information as the Investor has deemed appropriate and without reliance upon the Placement Agents, it has independently made its own analysis and decision to invest in the Company and Roman and to purchase the Shares. Without limiting the generality of the foregoing, the Investor acknowledges that he, she or it has reviewed the SEC Reports and has not relied on any statements or other information provided by or on behalf of any other person (including the Placement Agents, their respective affiliates and control persons) concerning Roman, Company, the Transaction, the Transaction Agreement, this Subscription Agreement or the transactions contemplated hereby or thereby, the Shares or the offer and sale of the Shares.

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i.            The Investor acknowledges and agrees that (i) each Placement Agent is acting solely as placement agent in connection with the Transaction and is not acting as an underwriter or in any other capacity and is not and shall not be construed as a fiduciary for the Investor, Roman, Company or any other person or entity in connection with the Transaction, (ii) no disclosure or offering document has been prepared in connection with the offer and sale of the Shares by any Placement Agent or any of its respective affiliates, and no Placement Agent has made nor will make any representation or warranty, whether express or implied, of any kind or character and has not provided any advice or recommendation in connection with the Transaction, (iii) no Placement Agent will have any responsibility with respect to (A) any representations, warranties or agreements made by any person or entity under or in connection with the Transaction or any of the documents furnished pursuant thereto or in connection therewith, or the execution, legality, validity or enforceability (with respect to any person) or any thereof, or (B) the business, affairs, financial condition, operations, properties or prospects of, or any other matter concerning Roman, Company or the Transaction, and (iv) no Placement Agent shall have any liability or obligation (including without limitation, for or with respect to any losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses or disbursements incurred by the Investor, Roman, Company or any other person or entity), whether in contract, tort or otherwise, to the Investor, or to any person claiming through the Investor, in respect of the Transaction.

j.            The Investor acknowledges that it has not relied on the Placement Agents in connection with its determination as to the legality of its acquisition of the Shares or as to the other matters referred to herein and the Investor has not relied on any investigation that the Placement Agents, any of their respective affiliates or any person acting on their behalf have conducted with respect to the Shares, Roman or Company. The Investor further acknowledges that it has not relied on any information contained in any research reports or other materials prepared by the Placement Agents or any of their respective affiliates.

k.           The Investor acknowledges and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Shares or made any findings or determination as to the fairness of this investment.

l.            The Investor, if not an individual, has been duly formed or incorporated and is validly existing and is in good standing under the laws of its jurisdiction of formation or incorporation, with power and authority to enter into, deliver and perform its obligations under this Subscription Agreement.

m.          The execution, delivery and performance by the Investor of this Subscription Agreement are within the powers of the Investor, have been duly authorized and will not constitute or result in a breach or default under or conflict with any order, ruling or regulation of any court or other tribunal or of any governmental commission or agency, or any agreement or other undertaking, to which the Investor is a party or by which the Investor is bound, and, if the Investor is not an individual, will not violate any provisions of the Investor’s organizational documents, including, without limitation, its incorporation or formation papers, bylaws, indenture of trust or partnership or operating agreement, as may be applicable. The signature of the Investor on this Subscription Agreement is genuine, and the signatory, if the Investor is an individual, has legal competence and capacity to execute the same or, if the Investor is not an individual, the signatory has been duly authorized to execute the same, and this Subscription Agreement constitutes a legal, valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

n.           The Investor is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC (“OFAC List”), or a person or entity prohibited by any OFAC sanctions program, (ii) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (iii) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank. The Investor agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that the Investor is permitted to do so under applicable law. If the Investor is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.) (the “BSA”), as amended by the USA PATRIOT Act of 2001 (the “PATRIOT Act”), and its implementing regulations (collectively, the “BSA/PATRIOT Act”), the Investor maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. To the extent required, it maintains policies and procedures reasonably designed for the screening of its investors against the OFAC sanctions programs, including the OFAC List. To the extent required by applicable law, the Investor maintains policies and procedures reasonably designed to ensure that the funds held by the Investor and used to purchase the Shares were legally derived.

o.           No disclosure or offering document has been prepared by the Placement Agents in connection with the offer and sale of the Shares.

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p.           The Investor, when required to deliver payment to Roman pursuant to Section 2 above, will have, sufficient funds to pay the Subscription Amount and consummate the purchase and sale of the Shares pursuant to this Subscription Agreement.

7.            Registration Rights.

a.           In the event that the Shares to be issued pursuant to this Subscription Agreement are not registered in connection with the consummation of the Transaction, Roman agrees that, within thirty (30) calendar days after the consummation of the Transaction (the “Filing Deadline”), it will file with the SEC (at its sole cost and expense) a registration statement registering the resale of such Shares (the “Registration Statement”), and it shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (1) the 60th calendar day after the consummation of the Transaction (or 90th calendar day if the SEC notifies Roman that it will “review” the Registration Statement) and (2) the tenth (10th) business day after the date Roman is notified (orally or in writing, whichever is earlier) by the SEC that the Registration Statement will not be “reviewed” or will not be subject to further review (the “Effectiveness Date”). Roman will use its commercially reasonable efforts to provide a draft of the Registration Statement to the Investor for review at least two (2) business days in advance of filing the Registration Statement. Roman agrees to cause such Registration Statement, or another shelf registration statement that includes the Shares issued pursuant to this Subscription Agreement, to remain effective, except for such times as Roman is permitted hereunder to suspend the use of the prospectus forming part of the Registration Statement, until the earliest of (i) the third anniversary of the Closing, (ii) the date on which the Investor ceases to hold any Shares issued pursuant to this Subscription Agreement, or (iii) on the first date on which the Investor can sell all of its Shares issued pursuant to this Subscription Agreement (or shares received in exchange therefor) under Rule 144 of the Securities Act without volume or manner of sale limitations and without the requirement for Roman to be in compliance with the current public information required under Rule 144(c)(2) (or Rule 144(i)(2), if applicable). The Investor agrees to disclose its beneficial ownership as determined in accordance with Rule 13d-3 of the Exchange Act to Roman upon request to assist it in making the determination described above. In no event shall the Investor be identified as a statutory underwriter in the Registration Statement unless requested by the SEC and consented to in writing by Investor; provided, that if the SEC requests that the Investor be identified as a statutory underwriter in the Registration Statement, the Investor will have an opportunity to withdraw its Shares from the Registration Statement. Notwithstanding the foregoing, if the SEC prevents Roman from including any or all of the shares proposed to be registered under the Registration Statement due to limitations on the use of Rule 415 of the Securities Act for the resale of the Shares by the applicable shareholders or otherwise, such Registration Statement shall register for resale such number of Shares which is equal to the maximum number of Shares as is permitted by the SEC. In such event, the number of Shares to be registered for each selling shareholder named in the Registration Statement shall be reduced pro rata among all such selling shareholders and as promptly as practicable after being permitted to register additional Shares under Rule 415 under the Securities Act, Roman shall file a new Registration Statement to register such Shares not included in the initial Registration Statement and cause such Registration Statement to become effective as promptly as practicable consistent with the terms of this Section 7. Roman’s obligations to include the Shares issued pursuant to this Subscription Agreement for resale in the Registration Statement are contingent upon the Investor furnishing in writing to Roman such information regarding the Investor, the securities of Roman held by the Investor and the intended method of disposition of such Shares as shall be reasonably requested by Roman to effect the registration of such Shares, and shall execute such documents in connection with such registration as Roman may reasonably request that are customary of a selling stockholder in similar situations; provided that Investor shall not in connection with the foregoing be required to execute any lock-up or similar agreement or otherwise be subject to any contractual restriction on the ability to transfer the Shares. For purposes of clarification, any failure by Roman to file the Registration Statement by the Filing Deadline or to effect such Registration Statement by the Effectiveness Date shall not otherwise relieve Roman of its obligations to file or effect the Registration Statement set forth in this Section 7. For as long as the Registration Statement shall remain effective pursuant to this Section 7(a), Roman will (1) qualify the Shares for listing on the Nasdaq, and (2) update or amend the Registration Statement as necessary to include the Shares. For as long as the Investor holds the Shares issued pursuant to this Agreement, Roman will (A) make and keep public information available, as those terms are understood and defined in Rule 144, (B) file in a timely manner all reports and other documents with the SEC required under the Exchange Act, as long as Roman remains subject to such requirements, and (C) provide all customary and reasonable cooperation necessary, in each case, to enable the undersigned to resell the Shares pursuant to the Registration Statement or Rule 144 of the Securities Act (when Rule 144 of the Securities Act becomes available to the Investor), as applicable.

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b.           Notwithstanding anything to the contrary contained herein, Roman may delay or postpone filing of such Registration Statement, and from time to time require the Investor not to sell under the Registration Statement or suspend the use or effectiveness of any such Registration Statement, if the board of directors of Roman determines in good faith, upon advice of legal counsel, that either in order for the Registration Statement to not contain a material misstatement or omission, an amendment thereto would be needed or if such filing or use could materially affect a bona fide business or financing transaction of Roman or could require premature disclosure of information that could materially adversely affect Roman and with respect to which Roman has a bona fide business purpose for keeping confidential (each such circumstance, a “Suspension Event”); provided, that, (I) Roman shall not so delay filing or so suspend the use of the Registration Statement on more than two (2) occasions, or for a period of more than sixty (60) consecutive days or for a period of more than ninety (90) days in total, in each case in any three hundred sixty (360) day period, and (II) Roman shall use commercially reasonable efforts to make such Registration Statement available for the sale by the undersigned of such securities as soon as practicable thereafter. If so directed by Roman, the Investor will deliver to Roman or, in the Investor’s sole discretion destroy, all copies of the prospectus covering the Shares in the Investor’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Shares shall not apply (i) to the extent the Investor is required to retain a copy of such prospectus (A) in order to comply with applicable legal or regulatory requirements or (B) in accordance with a bona fide pre-existing document retention policy or (ii) to copies stored electronically on archival servers as a result of automatic data back-up.

c.           At its expense Roman shall advise the Investor within two (2) business days: (i) when a Registration Statement or any post-effective amendment thereto has become effective; (ii) of the issuance by the SEC of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose; (iii) of the receipt by Roman of any notification with respect to the suspension of the qualification of the Shares included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and (iv) subject to the provisions in this Subscription Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading. Upon receipt of any written notice from Roman (which notice shall not contain any material non-public information regarding Roman) of the happening of any of the foregoing or of a Suspension Event during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, the undersigned agrees that (1) it will immediately discontinue offers and sales of the Shares under the Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until the undersigned receives copies of a supplemental or amended prospectus (which Roman agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by Roman that it may resume such offers and sales, and (2) it will maintain the confidentiality of any information included in such written notice delivered by Roman except (A) for disclosure to the Investor’s employees, agents and professional advisers who need to know such information and are obligated to keep it confidential, (B) for disclosures to the extent required in order to comply with reporting obligations to its limited partners who have agreed to keep such information confidential and (C) as required by law or subpoena. Roman shall use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable. Upon the occurrence of any event contemplated in clauses (i) through (iv) above, except for such times as Roman is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Registration Statement pursuant to Section 7(b), Roman shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Shares included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Investor may deliver written notice (an “Opt-Out Notice”) to Roman requesting that Investor not receive notices from Roman otherwise required by this Section 7(c); provided, however, that Investor may later revoke any such Opt-Out Notice in writing. Following receipt of an Opt-Out Notice from Investor (unless subsequently revoked), (x) Roman shall not deliver any such notices to Investor and Investor shall no longer be entitled to the rights associated with any such notice and (y) each time prior to Investor’s intended use of an effective Registration Statement, Investor will notify Roman in writing at least two (2) business days in advance of such intended use, and if a notice of a Suspension Event was previously delivered (or would have been delivered but for the provisions of this Section 7(c)) and the related suspension period remains in effect, Roman will so notify Investor, within one (1) business day of Investor’s notification to Roman, by delivering to Investor a copy of such previous notice of Suspension Event, and thereafter will provide Investor with the related notice of the conclusion of such Suspension Event promptly following its availability.

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d.           Roman shall, notwithstanding any termination of this Subscription Agreement, indemnify, defend and hold harmless Investor (to the extent a seller under the Registration Statement), the officers, directors, trustees, agents, partners, members, managers, stockholders, affiliates, employees and investment advisers of each of them, each person who controls Investor (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the officers, directors, trustees, agents, partners, members, managers, stockholders, affiliates, employees and investment advisers of each such controlling person, to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, costs (including, without limitation, reasonable costs of preparation and investigation and reasonable attorneys’ fees and expenses (collectively, “Losses”)), as incurred, that arise out of or are based upon (i) any untrue or alleged untrue statement of a material fact contained in the Registration Statement, any prospectus included in the Registration Statement or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, or (ii) any violation or alleged violation by Roman of the Securities Act, Exchange Act or any state securities law or any rule or regulation thereunder, in connection with the performance of its obligations under this Section 7, except insofar as and to the extent, but only to the extent, that such untrue statements, alleged untrue statements, omissions or alleged omissions are based solely upon information regarding Investor furnished in writing to Roman by Investor expressly for use therein. Roman shall notify Investor promptly of the institution, threat or assertion of any proceeding arising from or in connection with the transactions contemplated by this Section 7 of which Roman is aware. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of an indemnified party and shall survive the transfer of the Shares by Investor.

e.           Investor shall, severally and not jointly with any Other Investor or selling stockholder under the Registration Statement, indemnify and hold harmless Roman, its directors, officers, agents and employees, and each person who controls Roman (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), to the fullest extent permitted by applicable law, from and against all Losses, as incurred, arising out of or based upon any untrue or alleged untrue statement of a material fact contained in any Registration Statement, any prospectus included in the Registration Statement, or any form of prospectus, or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus, or any form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading to the extent, but only to the extent, that such untrue statements or omissions are based upon information regarding such Investor furnished in writing to Roman by such Investor expressly for use therein; provided, however, that the indemnification contained in this Section 7 shall not apply to amounts paid in settlement of any Losses if such settlement is effected without the consent of such Investor. In no event shall the liability of any Investor be greater in amount than the dollar amount of the net proceeds received by such Investor upon the sale of the Shares giving rise to such indemnification obligation. Investor shall notify Roman promptly of the institution, threat or assertion of any proceeding arising from or in connection with the transactions contemplated by this Section 7 of which such Investor is aware. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of an indemnified party and shall survive the transfer of the Shares by Investor.

f.            If the indemnification provided under this Section 7 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any Losses, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the Losses shall be deemed to include, subject to the limitations set forth above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 7(f) from any person who was not guilty of such fraudulent misrepresentation. Each indemnifying party’s obligation to make a contribution pursuant to this Section 7(f) shall be several, not joint. In no event shall the liability of the Investor be greater in amount than the dollar amount of the net proceeds received by the Investor upon the sale of the Shares purchased pursuant to this Subscription Agreement giving rise to such contribution obligation.

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g.           For purposes of this Section 7, “Shares” shall mean, as of any date of determination, the Shares acquired by the Investor pursuant to this Subscription Agreement and any other equity security issued or issuable with respect to such Shares by way of stock split, dividend, distribution, recapitalization, merger, exchange, replacement or similar event, and “Investor” shall include any affiliate of the undersigned Investor to which the rights under this Section 7 have been duly assigned.

8.            Termination. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earlier to occur of (a) such date and time as the Transaction Agreement is terminated in accordance with its terms, (b) upon the mutual written agreement of each of the parties hereto to terminate this Subscription Agreement, (c) if any of the conditions to Closing set forth in Section 3 of this Subscription Agreement are not satisfied or waived, or are not capable of being satisfied, on or prior to the Closing and, as a result thereof, the transactions contemplated by this Subscription Agreement will not be and are not consummated at the Closing, or (d) January 31, 2022, if the Closing is not consummated on or prior to such date (the termination events described in clauses (a)–(d) above, collectively, the “Termination Events”); provided that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from any such willful breach. Roman shall notify the Investor of the termination of the Transaction Agreement promptly after the termination of such agreement. Upon the occurrence of any Termination Event, this Subscription Agreement shall be void and of no further effect and any monies paid by the Investor to Roman in connection herewith shall promptly (and in any event within one (1) business day) following the Termination Event be returned to the Investor.

9.            Trust Account Waiver. The Investor hereby acknowledges that Roman has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of Roman’s public stockholders and certain other parties (including the underwriters of the IPO). For and in consideration of Roman entering into this Subscription Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Investor hereby agrees that it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any assets held in the Trust Account, and shall not make any claim against the Trust Account, that arises as a result of, in connection with or relating in any way to this Subscription Agreement, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”). The Investor hereby irrevocably waives any Released Claims that it may have against the Trust Account now or in the future, and will not seek recourse against the Trust Account, with respect to Released Claims; provided, however, that nothing in this Section 9 shall be deemed to limit the Investor’s right to distributions from the Trust Account in accordance with Roman’s certificate of incorporation in respect of any redemptions by the Investor in respect of Shares acquired by any means other than pursuant to this Subscription Agreement.

10.          Miscellaneous.

a.           Neither this Subscription Agreement nor any rights that may accrue to any party hereunder (other than the Shares acquired hereunder, if any) may be transferred or assigned, provided that Investor may assign this Subscription Agreement to an affiliate of the Investor or to any fund or account managed by the same investment manager as the Investor or an affiliate thereof, provided, that such assignee(s) agrees in writing to be bound by the terms hereof, and upon such assignment by the Investor, the assignee(s) shall become the Investor hereunder and have the rights and obligations and be deemed to make the representations and warranties of the Investor provided for herein to the extent of such assignment; provided, further, that, no assignment shall relieve the assigning party of any of its obligations hereunder, including any assignment to any fund or account managed by the same investment manager as the Investor or an affiliate thereof.

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b.           Roman may request from the Investor such additional information as Roman may deem necessary to register the resale of the Shares and evaluate the eligibility of the Investor to acquire the Shares under applicable law, and the Investor shall promptly provide such information as may reasonably be requested, to the extent readily available and to the extent consistent with its internal policies and procedures; provided that Roman agrees to keep any such information confidential. The Investor acknowledges that Roman may file a copy of this Subscription Agreement with the SEC as an exhibit to a periodic report or a registration statement of Roman.

c.           The Investor acknowledges that (i) Roman will rely on the acknowledgments, understandings, agreements, representations and warranties of the Investor contained in this Subscription Agreement and (ii) the Placement Agents will rely on the acknowledgments, understandings, agreements, representations and warranties of the Investor contained in Section 6 and Section 11 of this Subscription Agreement. Prior to the Closing, each party agrees to promptly notify the other if any of the acknowledgments, understandings, agreements, representations and warranties made by such party and set forth in this Agreement are no longer accurate.

d.           Roman, Company, and the Placement Agents are each irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby; provided, however, that the foregoing clause of this Section 10(d) shall not give Company any rights other than those expressly set forth herein and, without limiting the generality of the foregoing and for the avoidance of doubt, in no event shall Company be entitled to rely on any of the representations and warranties of Roman or the Investor set forth in this Subscription Agreement.

e.           All of the agreements, representations and warranties made by each party hereto in this Subscription Agreement shall survive the Closing.

f.            This Subscription Agreement may not be amended, modified, waived or terminated (other than pursuant to the terms of Section 8 above) except by an instrument in writing, signed by each of the parties hereto. No failure or delay of either party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder. For the avoidance of doubt, subject to Section 3, the Investor acknowledges and agrees that Roman and Company may amend the Transaction Agreement without the consent of the Investor.

g.           This Subscription Agreement (including the schedule hereto) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof. Except as set forth in Section 7(d), Section 7(e), Section 7(f), Section 10(c), Section 10(d), Section 10(f), Section 10(g) and Section 11 with respect to the persons specifically referenced therein (including, for the avoidance of doubt, the Placement Agents as third party beneficiaries of the representations and warranties of Roman in Section 5 and of the Investor in Section 6), this Subscription Agreement shall not confer any rights or remedies upon any person other than the parties hereto, and their respective successor and assigns, and the parties hereto acknowledge that such persons so referenced are third party beneficiaries of this Subscription Agreement for the purposes of, and to the extent of, the rights granted to them, if any, pursuant to the applicable provisions.

h.           Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.

i.            If any provision of this Subscription Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

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j.            This Subscription Agreement may be executed in one or more counterparts (including by facsimile or electronic mail or in .pdf) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.

k.           The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Subscription Agreement, without posting a bond or undertaking and without proof of damages, to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise.

l.            The legend described in Section 6(b) shall be removed and Roman shall issue a certificate (or cause book-entries to be reflected) without such legend to the holder of the Shares upon which it is stamped or issue to such holder by electronic delivery at the applicable balance account at The Depository Trust Company (“DTC”), within three (3) business days of request by the Investor (i) if such Shares are registered for resale under the Securities Act, and the holder has sold or proposes to sell such Shares pursuant to such registration, (ii) in connection with a sale, assignment or other transfer, such holder provides Roman with an opinion of counsel, in a form reasonably acceptable to Roman, to the effect that such sale, assignment or transfer of the Shares may be made without registration under the applicable requirements of the Securities Act, or (iii) the Shares can be sold, assigned or transferred without restriction or current public information requirements pursuant to Rule 144, including any volume and manner of sale restrictions which may be applicable to affiliates under Rule 144 and any requirement for Roman to be in compliance with the current public information required under Rule 144(c) or Rule 144(i), as applicable, and in each case, the holder provides Roman with an undertaking to effect any sales or other transfers in accordance with the Securities Act. Roman shall be responsible for the fees of the applicable transfer agent, its legal counsel and all DTC fees associated with such issuance and the Investor shall be responsible for all other fees and expenses (including, without limitation, any applicable broker fees, feels and disbursements of their legal counsel and any applicable transfer taxes). To the extent required by Roman’s transfer agent, Roman shall use commercially reasonable efforts to cause its legal counsel to deliver a customary opinion within two business days of the delivery of all reasonably necessary representations and other documentation from the Investor as reasonably requested by Roman, its counsel or the transfer agent by the Investor to Roman’s transfer agent to the effect that the removal of the restricted legend in such circumstances may be effected under the Securities Act.

m.          This Subscription Agreement shall be governed by and construed in accordance with the laws of the State of New York (regardless of the laws that might otherwise govern under applicable principals of conflicts of laws thereof) as to all matters (including any action, suit, litigation, arbitration, mediation, claim, charge, complaint, inquiry, proceeding, hearing, audit, investigation or reviews by or before any governmental entity related hereto), including matters of validity, construction, effect, performance and remedies.

n.           THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND THE SUPREME COURT OF THE STATE OF NEW YORK SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS SUBSCRIPTION AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS SUBSCRIPTION AGREEMENT AND IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS SUBSCRIPTION AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED BY SUCH A NEW YORK STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 13 OF THIS SUBSCRIPTION AGREEMENT OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

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o.           EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS SUBSCRIPTION AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS SUBSCRIPTION AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 10(o).

11.          Non-Reliance and Exculpation. The Investor acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, the Placement Agents, any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), other than the statements, representations and warranties of Roman expressly contained in this Subscription Agreement, in making its investment or decision to invest in Roman. The Investor acknowledges and agrees that none of (i) any other investor pursuant to this Subscription Agreement or any other subscription agreement related to the private placement of the Shares (including the investor’s respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), (ii) the Placement Agents, their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing, or (iii) the Company or any Non-Party Affiliate (as defined below) shall have any liability to the Investor, or to any other investor, pursuant to, arising out of or relating to this Subscription Agreement or any other subscription agreement related to the private placement of the Shares, the negotiation hereof or thereof or its subject matter, or the transactions contemplated hereby or thereby, including, without limitation, with respect to any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Shares or with respect to any claim (whether in tort, contract or otherwise) for breach of this Subscription Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished by Roman, Company, the Placement Agents or any Non-Party Affiliate concerning Roman, Company, the Placement Agent, any of their controlled affiliates, this Subscription Agreement or the transactions contemplated hereby. For purposes of this Subscription Agreement, “Non-Party Affiliates” means each former, current or future officer, director, employee, partner, member, manager, direct or indirect equityholder or affiliate of Roman, Company, any Placement Agents or any of Roman’s, Company’s or any of the Placement Agents’ controlled affiliates or any family member of the foregoing. For the avoidance of doubt, Roman shall not be deemed to be a Non-Party Affiliate.

12.          Disclosure. Roman shall, by 9:00 a.m., New York City time, on the first (1st) business day immediately following the date of this Subscription Agreement, issue one or more press releases or file with the SEC a Current Report on Form 8-K (collectively, the “Disclosure Document”) disclosing all material terms of the transactions contemplated hereby and by the Other Subscription Agreements, the Note Subscription Agreements, Transaction and any other material, nonpublic information that Roman has provided to the Investor at any time prior to the filing of the Disclosure Document. Upon the issuance of the Disclosure Document, to the actual knowledge of Roman, the Investor shall not be in possession of any material, non-public information received from Roman or any of its officers, directors, employees or agents, and the Investor shall no longer be subject to any confidentiality or similar obligations under any current agreement, whether written or oral, with Roman or any of its affiliates, relating to the transactions contemplated by this Subscription Agreement. Notwithstanding anything in this Subscription Agreement to the contrary, Roman shall not, without the prior written consent of the Investor, publicly disclose the name of the Investor or any of its affiliates or advisers, or include the name of the Investor or any of its affiliates or advisers, (i) in any press release or marketing materials, or (ii) in any filing with the SEC or any regulatory agency or trading market, except (A) as required by the federal securities law or pursuant to other routine proceedings of regulatory authorities, or (B) to the extent such disclosure is required by law, at the request of the staff of the SEC or regulatory agency or under the regulations of any national securities exchange on which Roman’s securities are listed for trading; provided, that in the case of this clause (ii), Roman shall provide Investor with prior written notice (including by e-mail) of such permitted disclosure, and shall reasonably consult with Investor regarding such disclosure. Prior to Closing, Investor will promptly provide any information reasonably requested by Roman for any regulatory application or filing made or approval sought in connection with the Transaction (including filings with the SEC).

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13.          Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email (in each case in this clause (iv), solely if receipt is confirmed, but excluding any automated reply, such as an out-of-office notification), addressed as follows:

If to the Investor, to the address provided on the signature page hereto.

If to Roman, to:

Roman DBDR Tech Acquisition Corp.

2877 Paradise Road, #702

Las Vegas, NV 89109

Attention: Dr. Donald Basile; Dixon Doll, Jr.; John Small

Phone: (650) 618-2524

Email:	don.basile@romandbdr.com; don.basile@stanfordalumni.org; drdolljr@gmail.com;
jcsmall@romandbdr.com

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

Attention: Anthony J. McCusker; Jocelyn M. Arel; Gregg L. Katz

Phone: (617) 570-1000

Email: amccusker@goodwinlaw.com; jarel@goodwinlaw.com; gkatz@goodwinlaw.com

14.          Separate Obligations. For the avoidance of doubt, all obligations of the Investor hereunder are separate and several from the obligations of any Other Investor. The decision of Investor to purchase the Shares pursuant to this Subscription Agreement has been made by Investor independently of any Other Investor or any other investor and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of Roman, Company, or any of their respective subsidiaries which may have been made or given by any Other Investor or investor or by any agent or employee of any Other Investor or investor, and neither Investor nor any of its agents or employees shall have any liability to any Other Investor or investor (or any other person) relating to or arising from any such information, materials, statements or opinions. Nothing contained herein or in any Other Subscription Agreement, and no action taken by Investor or Other Investors pursuant hereto or thereto, shall be deemed to constitute Investor and Other Investor or other investors as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that Investor and Other Investors or other investors are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Subscription Agreement and the Other Subscription Agreements. The Investor acknowledges that no Other Investor has acted as agent for Investor in connection with making its investment hereunder and no Other Investor will be acting as agent of Investor in connection with monitoring its investment in the Shares or enforcing its rights under this Subscription Agreement. The Investor shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Subscription Agreement, and it shall not be necessary for any Other Investor or investor to be joined as an additional party in any proceeding for such purpose.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the Investor has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date set forth below.

Name of Investor:	State/Country of Formation or Domicile:

By:

Name:

Title:

Name in which Shares are to be registered (if different):	Date: ________, 2021

Investor’s EIN:

Business Address-Street:	Mailing Address-Street (if different):

City, State, Zip:	City, State, Zip:

Attn:	Attn:

Telephone No.:	Telephone No.:

Facsimile No.:	Facsimile No.:

Email:	Email:

Number of Shares subscribed for:

Aggregate Subscription Amount: $	Price Per Share: $10.00

You must pay the Subscription Amount by wire transfer of United States dollars in immediately available funds to the account specified by Roman in the Closing Notice.

IN WITNESS WHEREOF, Roman has accepted this Subscription Agreement as of the date set forth below.

ROMAN DBDR TECH ACQUISITION CORP.

By:
Name:
Title:
Date: , 2021

SCHEDULE A

ELIGIBILITY REPRESENTATIONS OF THE INVESTOR

A.	QUALIFIED INSTITUTIONAL BUYER STATUS
(Please check the applicable subparagraphs):

☐  We are a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act (a “QIB”)).

** OR **

B.	INSTITUTIONAL ACCREDITED INVESTOR STATUS
(Please check the applicable subparagraphs):

1.	☐ We are an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act or an entity in which all of the equity holders are accredited investors within the meaning of Rule 501(a) under the Securities Act), and have marked and initialed the appropriate box on the following page indicating the provision under which we qualify as an “accredited investor.”

2.	☐ We are not a natural person.

Rule 501(a), in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. The Investor has indicated, by marking and initialing the appropriate box below, the provision(s) below which apply to the Investor and under which the Investor accordingly qualifies as an “accredited investor.”

☐  Any bank, registered broker or dealer, insurance company, registered investment company, business development company, or small business investment company;

☐  Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

☐  Any employee benefit plan, within the meaning of the Employee Retirement Income Security Act of 1974, if a bank, insurance company, or registered investment adviser makes the investment decisions, or if the plan has total assets in excess of $5,000,000;

☐  Any organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

☐  Any trust with assets in excess of $5,000,000, not formed to acquire the securities offered, whose purchase is directed by a sophisticated person; or

☐  Any entity in which all of the equity owners are accredited investors meeting one or more of the above tests.

This page should be completed by the Investor

and constitutes a part of the Subscription Agreement.

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ANNEX H-2

Confidential

SUBSCRIPTION AGREEMENT

CompoSecure Holdings, L.L.C.

309 Pierce Street

Somerset, NJ 08873

Ladies and Gentlemen:

This Subscription Agreement (this “Subscription Agreement”) is being entered into in connection with the proposed business combination (the “Transaction”) between Roman DBDR Tech Acquisition Corp., a Delaware corporation (“Roman”), and CompoSecure Holdings, L.L.C., a Delaware limited liability company (“Company”), pursuant to an Agreement and Plan of Merger (as amended, modified, supplemented or waived from time to time in accordance with its terms, and including the exhibits thereto, the “Transaction Agreement”) to be entered into among Roman, Company, Roman Parent Merger Sub, LLC (“Merger Sub”) and the other parties thereto, pursuant to which, among other things, Merger Sub will merge with and into Company, with Company as the surviving company in the merger, on the terms and subject to the conditions therein (such merger, the “Transaction”). In connection with the Transaction, the Company is seeking commitments from interested investors to purchase 7.00% exchangeable senior notes (the “Exchangeable Senior Notes”) issued by the Company and guaranteed by CompoSecure, L.L.C. (the “Compo Guarantor”), that are exchangeable into shares of Roman’s Class A common stock, par value $0.0001 per share (the “Roman Shares”), at an initial exchange price of $11.50 per Roman Share (such Roman Shares issuable upon exchange of the Exchangeable Senior Notes, the “Exchange Shares”). The aggregate principal amount of Exchangeable Senior Notes to be purchased by the undersigned (the “Investor”) (as set forth on the signature page hereto) is referred to herein as the “Subscription Amount.” On or about the date of this Subscription Agreement, (i) the Company is entering into subscription agreements (the “Other Exchangeable PIPE Agreements”) with certain other investors (the “Other Investors” and together with the Investor, the “Exchangeable Investors”), severally and not jointly, pursuant to which the Exchangeable Investors, severally and not jointly, have agreed to purchase on the closing date of the Transaction, inclusive of the Exchangeable Senior Notes subscribed for by the Investor, an aggregate amount of up to $130.0 million principal amount of Exchangeable Senior Notes and (ii) Roman is entering into subscription agreements with certain investors pursuant to which such investors, severally and not jointly, have agreed to purchase on the closing date of the Transaction up to 4.5 million Roman Shares at a purchase price of $10.00 per Roman Share (such other subscription agreements, collectively, the “Other Subscription Agreements”).

In connection therewith, and in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, set forth herein, and intending to be legally bound hereby, the Investor, the Company, the Compo Guarantor and Roman acknowledge and agree as follows:

1.            Subscription. The Investor hereby subscribes for and agrees to purchase from the Company, and the Company agrees to issue and sell to the Investor, the principal amount of Exchangeable Senior Notes set forth on the signature page of this Subscription Agreement on the terms and subject to the conditions provided for herein.

2.            Closing. The closing of the sale of the Exchangeable Senior Notes contemplated hereby (the “Closing”) is contingent upon the substantially concurrent consummation of the Transaction. The Closing shall occur on the date of, and substantially concurrently with and conditioned upon the effectiveness of the Merger (as defined in the Transaction Agreement). Upon (a) satisfaction or waiver of the conditions set forth in this Section 2 and Section 3 below and (b) receipt of an executed Form W-9 and written notice from (or on behalf of) the Company to the Investor (the “Closing Notice”) that the Company reasonably expects all conditions to the closing of the Transaction to be satisfied or waived on a date that is not less than five (5) business days from the date on which the Closing Notice is received by the Investor, the Investor shall deliver to the Company, three (3) business days prior to the closing date specified in the Closing Notice (the “Closing Date”), an amount in cash equal to 98% of the Subscription Amount by wire transfer of United States dollars in immediately available funds to the account(s) specified by the Company in the Closing Notice. Notwithstanding the foregoing sentence, for any Investor that informs the Company (1) that it is an investment company registered under the Investment Company Act of 1940, as amended, (2) that it is advised by an investment adviser subject to regulation under the Investment Advisers Act of 1940, as amended, or (3) that its internal compliance policies and procedures so require it, then, in lieu of the settlement procedures in the foregoing sentence, the following shall apply: such Investor shall deliver on the Closing Date an amount in cash equal to 98% of the Subscription Amount by wire transfer of United States dollars in immediately available funds to the account(s) specified by the Company in the Closing Notice against delivery of the Exchangeable Senior Notes in book entry form, free and clear of any liens or other restrictions (other than those arising under applicable securities laws), in the name of the Investor (or its nominee in accordance with its delivery instructions) as set forth in this Section 2 (it being understood that such issuance and delivery of the Exchangeable Senior Notes must be received prior to the Investor funding the Subscription Amount). The Company will make the Exchangeable Senior Notes and all associated CUSIPs / ISINs eligible with The Depository Trust Company (“DTC”) on or prior to the Closing Date, and all Exchangeable Senior Notes will be issued by the Company in the form of one or more global notes in the name of DTC or its nominee. On the Closing Date, the Company shall issue Exchangeable Senior Notes in book entry form having an aggregate principal amount equal to the Subscription Amount to the Investor at the DTC participant account set forth on the signature page to this Subscription Agreement (as the same may be updated by the Investor in writing prior to the Closing); provided, however, that the Company’s obligation to issue the Exchangeable Senior Notes to the Investor is contingent upon the Company having received the Subscription Amount in full accordance with this Section 2. In the event that the Closing Date does not occur within one (1) business day after the anticipated Closing Date specified in the Closing Notice, the Company shall promptly (but not later than two (2) business days after the anticipated Closing Date specified in the Closing Notice) return the funds delivered by the Investor for payment of the Subscription Amount by wire transfer in immediately available funds to the account specified by the Investor. For purposes of this Subscription Agreement, “business day” shall mean any day, other than a Saturday or Sunday, on which commercial banks in New York, New York are open for the general transaction of business.

3.            Closing Conditions.

a.            The obligation of the parties hereto to consummate the purchase and sale of the Exchangeable Senior Notes pursuant to this Subscription Agreement is subject to the following conditions:

(i)           no applicable governmental authority shall have enacted, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making consummation of the transactions contemplated hereby illegal or otherwise restraining or prohibiting consummation of the transactions contemplated hereby, and no such governmental authority shall have instituted or threatened in writing a proceeding seeking to impose any such restraint or prohibition;

(ii)         all conditions precedent to the closing of the Transaction under the Transaction Agreement shall have been satisfied (as determined by the parties to the Transaction Agreement and other than those conditions under the Transaction Agreement which, by their nature, are to be satisfied at the closing of the Transaction, including to the extent that any such condition is dependent upon the consummation of the purchase and sale of the Exchangeable Senior Notes pursuant to this Subscription Agreement) or waived, and the closing of the Transaction shall be scheduled to occur substantially concurrently with the Closing; and

(iii)         the Company shall have obtained a waiver and consent from the lenders under

(iv)        that certain Second Amended and Restated Credit Agreement, dated as of November 3, 2020, by and among the Company, the Compo Guarantor, the lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent, consenting to the transactions contemplated hereby (the “Lender Consent”), which will also provide that the Company will not incur indebtedness beyond (i) the secured facility increasing to a principal amount of $310,000,000, (ii) the principal amount of the Notes up to $130,000,000 and (iii) operational types of Indebtedness (as defined and permitted therein).

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b.            In addition to the conditions set forth in Section 2 and Section 3(a), the obligation of the Company to consummate the issuance and sale of the Exchangeable Senior Notes pursuant to this Subscription Agreement shall be subject to the conditions that (i) all representations and warranties of the Investor contained in this Subscription Agreement are true and correct in all material respects (other than representations and warranties that are qualified as to materiality, which representations and warranties shall be true and correct in all respects) at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case, as of such earlier date), and consummation of the Closing shall constitute a reaffirmation by the Investor of each of the representations, warranties, covenants, and agreements of the Investor contained in this Subscription Agreement as of the Closing Date (except those that speak as of an earlier date), and (ii) the Investor shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to Closing.

c.            In addition to the conditions set forth in Section 2 and Section 3(a), the obligation of the Investor to consummate the purchase of the Exchangeable Senior Notes pursuant to this Subscription Agreement shall be subject to the following conditions:

(i)         all representations and warranties of the Company, the Compo Guarantor and Roman contained in this Subscription Agreement shall be true and correct in all material respects (other than (A) representations and warranties that are qualified as to materiality or Material Adverse Effect (as defined herein), which representations and warranties shall be true and correct in all respects, and (B) the representations and warranties set forth in Section 6(i), which shall be true and correct in all respects) at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case, as of such earlier date), and consummation of the Closing shall constitute a reaffirmation by the Company, the Compo Guarantor and Roman of each of the representations and warranties of such parties contained in this Subscription Agreement as of the Closing Date (except those that speak as of an earlier date);

(ii)          the other parties hereto shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by them at or prior to Closing;

(iii)         except to the extent consented in writing by the Investor, the Transaction Agreement (as the same exists on the date of this Subscription Agreement) shall not have been amended or modified, and no waiver shall have occurred thereunder, that would reasonably be expected to materially adversely affect the economic benefits that the Investor would reasonably expect to receive under this Subscription Agreement;

(iv)         no suspension of the qualification of the Roman Shares for offering or sale in any jurisdiction shall have occurred, and the Roman Shares acquired hereunder shall have been approved for listing on the Nasdaq (as defined below), subject to official notice of issuance; and there shall have been no amendment, waiver or modification to any Other Subscription Agreements that materially benefits any Other Investor thereunder unless the Investor has been offered the same benefits; and

(v)         the Indenture (as defined in Schedule A) and the Resale Registration Rights Agreement (as defined below), each containing terms substantially consistent with the relevant terms of this Subscription Agreement (including Schedule A) and the associated notes and guarantees, each in form and substance reasonably acceptable to the Investor, shall have been executed by the Company, Roman, the Compo Guarantor and the trustee under the Indenture.

4.            Further Assurances.

a.            Prior to the Closing, the Company shall use commercially reasonable efforts to obtain the Lender Consent.

b.            At the Closing, the parties hereto shall execute and deliver such additional documents and take such additional actions as the parties reasonably deem to be practical and necessary in order to consummate the subscription as contemplated by this Subscription Agreement.

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5.            Company and Compo Guarantor Representations and Warranties. The Company and the Compo Guarantor jointly and severally represent and warrant to the Investor that:

a.            Each of the Company and the Compo Guarantor is validly existing and is in good standing under the laws of its jurisdiction of formation, with limited liability company power and authority to own, lease and operate its properties and conduct its business substantially as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement.

b.            As of the Closing Date, the Indenture will be duly authorized, executed and delivered by the Company and the Compo Guarantor and (assuming due execution and delivery thereof by the trustee) will constitute legal, valid and binding obligations of the Company and the Compo Guarantor, enforceable against the Company and the Compo Guarantor in accordance with their terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, or (ii) principles of equity, whether considered at law or equity (the “Enforceability Exceptions”), and will not have been issued in violation of or subject to any preemptive or similar rights created under the Company’s or the Compo Guarantor’s organizational documents (as amended to the Closing Date) or under the laws of their respective jurisdiction of formation or any similar rights pursuant to any agreement or other instrument to which the Company or the Compo Guarantor is a party or by which the Company or the Compo Guarantor is otherwise bound.

c.            The Exchangeable Senior Notes (when issued by the Company, authenticated in accordance with the terms of the Indenture and delivered to and paid for by Investor) and the related guarantees will be entitled to the benefits of the Indenture, except as may be limited or otherwise affected by the Enforceability Exceptions.

d.            This Subscription Agreement has been duly authorized, executed and delivered by the Company and the Compo Guarantor and, assuming that this Subscription Agreement constitutes the valid and binding agreement of the Investor, this Subscription Agreement is enforceable against the Company and the Compo Guarantor in accordance with its terms, except as may be limited or otherwise affected by the Enforceability Exceptions.

e.           The execution, delivery and performance of this Subscription Agreement and the Indenture, the issuance and sale of the Exchangeable Senior Notes and the related guarantees and the compliance by the Company and the Compo Guarantor with all of the provisions of this Subscription Agreement and the Indenture and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Company or the Compo Guarantor or any of their respective subsidiaries pursuant to the terms of (i) subject to the Lender Consent, any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Company, the Compo Guarantor or any of their respective subsidiaries is a party or by which the Company, the Compo Guarantor or any of their respective subsidiaries is bound or to which any of the property or assets of the Company, the Compo Guarantor or any of their respective subsidiaries is subject that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, financial condition, stockholders’ equity or results of operations of the Company, the Compo Guarantor and their respective subsidiaries, taken as a whole (a “Material Adverse Effect”) or materially affect the validity of the Exchangeable Senior Notes or the legal authority of the Company or the Compo Guarantor to comply in all material respects with the terms of this Subscription Agreement or the Indenture; (ii) result in any violation of the provisions of the organizational documents of the Company or the Compo Guarantor; or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Company or the Compo Guarantor or any of their respective properties that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or materially affect the validity of the Exchangeable Senior Notes or the legal authority of the Company or the Compo Guarantor to comply in all material respects with this Subscription Agreement or the Indenture.

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f.            Neither the Company nor the Compo Guarantor is required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the execution, delivery and performance by the Company or the Compo Guarantor of this Subscription Agreement (including, without limitation, the issuance of the Exchangeable Senior Notes), other than the Lender Consent and filings (i) with the U.S. Securities and Exchange Commission (the “SEC”), (ii) required by applicable state securities laws, (iii) required by the Nasdaq (as defined below), or such other applicable stock exchange on which Roman’s common equity is then listed, and (iv) the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

g.            Neither the Company nor the Compo Guarantor has entered into any side letter or similar agreement with any Other Investor or any other investor in connection with such Other Investor’s or other investor’s direct or indirect investment in the Company or Roman, other than Other Exchangeable PIPE Agreement, the Other Subscription Agreements and the Transaction Agreement. Other than the reimbursement of certain fees and expenses incurred by certain Investors in connection with the structuring of the subscriptions for the Exchangeable Senior Notes, no Other Exchangeable PIPE Agreement contains terms (economic or otherwise) more favorable to such Other Investor or investor than as set forth in this Subscription Agreement. The Other Exchangeable PIPE Agreements have not been and will not, without the prior written consent of the Investor, be amended in any material respect following the date of this Subscription Agreement.

h.            Except for such matters as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, as of the date hereof, there is no (i) action, suit, claim or other proceeding, in each case by or before any governmental authority pending, or, to the knowledge of the Company or the Compo Guarantor, threatened against the Company or the Compo Guarantor or (ii) judgment, decree, injunction, ruling or order of any governmental entity or arbitrator outstanding against the Company or the Compo Guarantor.

i.             Each of the Company and Compo Guarantor is in compliance with all applicable laws, except where such non-compliance would not reasonably be expected to have a Material Adverse Effect. Neither the Company nor the Compo Guarantor has received any written communication from a governmental authority that alleges that the Company or any of the Compo Guarantor is not in compliance with or is in default or violation of any applicable law, except where such non-compliance, default or violation would not reasonably be expected to have a Material Adverse Effect.

j.            Neither the Company nor the Compo Guarantor is under any obligation to pay any broker’s fee or commission in connection with the sale of the Exchangeable Senior Notes hereunder other than to the Placement Agents (as defined herein), whose costs and expenses shall be borne by Roman.

k.            Assuming the accuracy of the Investor’s representations and warranties set forth in Section 7, no registration under the Securities Act of 1933, as amended (the “Securities Act”), is required for the offer and sale of the Exchangeable Senior Notes by the Company to the Investor hereunder. The Exchangeable Senior Notes (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws. Neither the Company, the Compo Guarantor, nor any person acting on their behalf, has, directly or indirectly, made any offers or sales of any Company or Compo Guarantor security or solicited any offers to buy any security, under circumstances that would adversely affect reliance by the Company or the Compo Guarantor on an exemption from registration for the transactions contemplated hereby or would require registration of the Exchangeable Senior Notes under the Securities Act.

l.            The Exchangeable Senior Notes, when issued, will not be of the same class as securities listed on a national securities exchange registered under Section 6 of the Exchange Act, or quoted in a U.S. automated inter-dealer quotation system, within the meaning of Rule 144A(d)(3)(i) under the Securities Act.

m.           Neither of the Company nor the Compo Guarantor is, or immediately after receipt of payment for the Exchangeable Senior Notes will be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

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6.            Roman Representations and Warranties. Roman represents and warrants to the Investor that:

a.           As of the Closing Date, the Exchange Shares will be duly authorized and, when issued and delivered to the Investor upon conversion of the Exchangeable Senior Notes in accordance with the terms of such notes and the Indenture, the Exchange Shares will be validly issued, fully paid and non-assessable, free and clear of all liens or other restrictions (other than those arising under applicable securities laws) and will not have been issued in violation of or subject to any preemptive or similar rights created under Roman’s certificate of incorporation or bylaws (as amended to the Closing Date) or under the General Corporation Law of the State of Delaware or any similar rights pursuant to any agreement or other instrument to which it is a party or by which it is otherwise bound.

b.          This Subscription Agreement has been duly authorized, executed and delivered by Roman and, assuming that this Subscription Agreement constitutes the valid and binding agreement of the Investor, the Company and the Compo Guarantor, this Subscription Agreement is enforceable against Roman in accordance with its terms, except as may be limited or otherwise affected by the Enforceability Exceptions. As of the Closing Date, the Indenture will be duly authorized, executed and delivered by Roman (assuming due execution and delivery thereof by the other parties thereto) will constitute legal, valid and binding obligations of Roman in accordance with its terms, except as may be limited or otherwise affected by the Enforceability Exceptions.

c.           The execution, delivery and performance of this Subscription Agreement, the issuance of the Exchange Shares upon conversion of the Exchangeable Senior Notes and the compliance by Roman with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Roman or any of its subsidiaries pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Roman or any of its subsidiaries is a party or by which Roman or any of its subsidiaries is bound or to which any of the property or assets of Roman is subject that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, financial condition, stockholders’ equity or results of operations of Roman or its subsidiaries, taken as a whole (a “Roman Material Adverse Effect”) or materially affect the validity of the Exchange Shares or the legal authority of Roman to comply in all material respects with the terms of this Subscription Agreement; (ii) result in any violation of the provisions of the organizational documents of Roman; or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Roman or any of their properties that would, individually or in the aggregate, reasonably be expected to have a Roman Material Adverse Effect or materially affect the validity of the Exchange Shares or the legal authority of Roman to comply in all material respects with this Subscription Agreement.

d.           As of their respective dates, all forms, reports, statements, schedules, prospectuses, proxies, registration statements and other documents (the “SEC Reports”) required to be filed by Roman with the SEC have complied in all material respects with the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of Roman included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing and fairly present in all material respects the financial condition of Roman as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments. A copy of each SEC Report is available to the Investor via the SEC’s EDGAR system. There are no outstanding or unresolved comments in comment letters received by Roman from the staff of the Division of Corporation Finance of the SEC with respect to any of the SEC Reports. Notwithstanding the foregoing, no representation or warranty is made as to the accounting treatment of Roman’s issued and outstanding warrants, or as to any deficiencies in disclosure (including with respect to accounting and disclosure controls) arising from the treatment of such warrants as equity rather than liabilities in Roman’s financial statements.

e.           Roman is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the execution, delivery and performance by Roman of this Subscription Agreement (including, without limitation, the issuance of the Exchange Shares), other than filings (i) with the SEC, (ii) required by applicable state securities laws, (iii) required by the Nasdaq (as defined below), or such other applicable stock exchange on which Roman’s common equity is then listed, and (iv) the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to have a Roman Material Adverse Effect.

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f.           Roman has not entered into any side letter or similar agreement with any Other Investor or any other investor in connection with such Other Investor’s or other investor’s direct or indirect investment in Roman other than the Other Exchangeable PIPE Agreements, the Other Subscription Agreements and the Transaction Agreement. Other than the reimbursement of certain fees and expenses incurred by certain Investors in connection with the structuring of the subscriptions for the Exchangeable Senior Notes, no Other Exchangeable PIPE Agreements contain terms (economic or otherwise) more favorable to such Other Investor or investor than as set forth in this Subscription Agreement. The Other Exchangeable PIPE Agreements have not been and will not, without the prior written consent of the Investor, be amended in any material respect following the date of this Subscription Agreement.

g.           Except for such matters as have not had and would not be reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, as of the date hereof, there is no (i) action, suit, claim or other proceeding, in each case by or before any governmental authority pending, or, to the knowledge of Roman, threatened against Roman or (ii) judgment, decree, injunction, ruling or order of any governmental entity or arbitrator outstanding against Roman.

h.            As of the date of this Subscription Agreement, the authorized capital stock of Roman consists of (i) 1,000,000 shares of preferred stock par value $0.0001 per share (“Preferred Shares”), (ii) 200,000,000 Roman Shares, and (iii) 20,000,000 shares of Class B common stock par value $0.0001 per share (“Class B Shares”). As of the date of this Subscription Agreement, (A) no Preferred Shares are issued and outstanding, (B) 23,156,000 Roman Shares are issued and outstanding, (C) 5,789,000 Class B Shares are issued and outstanding and (D) 22,415,400 warrants to purchase Roman Shares are issued and outstanding. All (1) issued and outstanding Roman Shares and Class B Shares have been duly authorized and validly issued, are fully paid and are non-assessable and (2) outstanding warrants have been duly authorized and validly issued. Except as set forth above and pursuant to the Other Exchangeable PIPE Agreements, the Other Subscription Agreements, the Transaction Agreement and the other agreements and arrangements referred to therein or in the SEC Reports, as of the date hereof, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from Roman any Preferred Shares, Roman Shares, Class B Shares or other equity interests in Roman, or securities convertible into or exchangeable or exercisable for such equity interests. There are no securities or instruments issued by or to which Roman is a party containing anti-dilution or similar provisions that will be triggered by the transactions contemplated by the Transaction Agreement or the issuance of (i) the Exchange Shares pursuant to this Subscription Agreement and the Other Exchangeable PIPE Agreements and the Indenture or (ii) the Roman Shares to be issued pursuant to the Other Subscription Agreements. As of the date hereof, Roman has no subsidiaries, other than Merger Sub, and does not own, directly or indirectly, interests or investments (whether equity or debt) in any person, whether incorporated or unincorporated. There are no shareholder agreements, voting trusts or other agreements or understandings to which Roman is a party or by which it is bound relating to the voting of any securities of Roman, other than (1) as set forth in the SEC Reports and (2) as contemplated by the Transaction Agreement.

i.            The issued and outstanding Roman Shares are registered pursuant to Section 12(b) of the Exchange Act, and are listed for trading on the Nasdaq Capital Market (“Nasdaq”) under the symbol “DBDR” (it being understood that the trading symbol will be changed in connection with the Transaction). There is no suit, action, proceeding or investigation pending or, to the knowledge of Roman, threatened against Roman by Nasdaq or the SEC, respectively, to prohibit or terminate the listing of Roman Shares on Nasdaq or to deregister the Roman Shares under the Exchange Act. Roman has taken no action that is designed to terminate the registration of the Roman Shares under the Exchange Act. At Closing, the Exchange Shares issuable upon conversion of the Exchangeable Senior Notes will be approved for listing on Nasdaq, subject to official notice of issuance.

j.            Roman is in compliance with all applicable laws, except where such non-compliance would not reasonably be expected to have a Roman Material Adverse Effect. Roman has not received any written communication from a governmental authority that alleges that Roman is not in compliance with or is in default or violation of any applicable law, except where such non-compliance, default or violation would not reasonably be expected to have a Material Adverse Effect.

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k.            Roman is not under any obligation to pay any broker’s fee or commission in connection with the sale of the Exchangeable Senior Notes hereunder other than to the Placement Agents (as defined herein), whose costs and expenses shall be borne by Roman.

l.           Assuming the accuracy of the Investor’s representations and warranties set forth in Section 7, as of the time of any conversion of the Exchangeable Senior Notes, no registration under the Securities Act is or will be required for the issuance of the Exchange Shares by Roman to the Investor upon conversion of the Exchangeable Senior Notes. The Exchange Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws. Neither Roman, nor any person acting on its behalf, has, directly or indirectly, made any offers or sales of any Roman security or solicited any offers to buy any security, under circumstances that would adversely affect reliance by Roman on an exemption from registration for the transactions contemplated hereby or would require registration of the Exchange Shares under the Securities Act.

m.          The Exchangeable Senior Notes, when issued, will not be of the same class as securities listed on a national securities exchange registered under Section 6 of the Exchange Act, or quoted in a U.S. automated inter-dealer quotation system, within the meaning of Rule 144A(d)(3)(i) under the Securities Act.

n.           Roman is not, and immediately after issuance of the Exchange Shares will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

7.            Investor Representations and Warranties. The Investor represents and warrants to the Company, the Compo Guarantor and Roman that:

a.            The Investor (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” (within the meaning of Rule 501(a) under the Securities Act), in each case, satisfying the applicable requirements set forth on Schedule B, (ii) is an “institutional account” (as defined in FINRA Rule 4512(c)), (iii) is acquiring the Exchangeable Senior Notes only for his, her or its own account and not for the account of others, or if the Investor is subscribing for the Exchangeable Senior Notes as a fiduciary or agent for one or more investor accounts, each such account is for another qualified institutional buyer or institutional “accredited investor”, (iv) has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, and (v) is not acquiring the Exchangeable Senior Notes with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and shall provide the requested information set forth on Schedule B). The Investor is not an entity formed for the specific purpose of acquiring the Exchangeable Senior Notes.

b.            The Investor acknowledges and agrees that the Exchangeable Senior Notes are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Exchangeable Senior Notes and the Exchange Shares have not been registered under the Securities Act. The Investor acknowledges and agrees that the Exchangeable Senior Notes and the Exchange Shares may not be offered, resold, transferred, pledged or otherwise disposed of by the Investor absent an effective registration statement under the Securities Act except (i) to the Company, the Compo Guarantor or a respective subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act, (iii) pursuant to Rule 144 under the Securities Act, provided that all of the applicable conditions thereof (including those set forth in Rule 144(i) which are applicable to Roman) or (iv) pursuant to another applicable exemption from the registration requirements of the Securities Act, and in each of clauses (i), (iii) and (iv) in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that any certificates representing the Exchangeable Senior Notes and the Exchange Shares shall contain a restrictive legend to such effect. The Investor acknowledges and agrees that the Exchangeable Senior Notes and the Exchange Shares will not be eligible for offer, resale, transfer, pledge or disposition pursuant to Rule 144 promulgated under the Securities Act until at least one year from the date that Roman files a Current Report on Form 8-K following the Closing Date that includes the “Form 10” information required under applicable SEC rules and regulations. The Investor acknowledges and agrees that it has been advised to consult legal counsel prior to making any offer, resale, transfer, pledge or disposition of any of the Exchangeable Senior Notes acquired hereunder.

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c.           The Investor acknowledges and agrees that the Investor is purchasing the Exchangeable Senior Notes from the Company. The Investor further acknowledges that there have been no representations, warranties, covenants and agreements made to the Investor by or on behalf of Roman, Company, any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements of Roman, the Company and the Compo Guarantor expressly set forth in this Subscription Agreement.

d.          The Investor’s acquisition and holding of the Exchangeable Senior Notes or the Exchange Shares will not constitute a non-exempt prohibited transaction under Section 406 of the Employee Retirement Income Security Act of 1974, as amended, Section 4975 of the Internal Revenue Code of 1986, as amended (“ERISA”), Section 4975 of the Code or any applicable Similar Law (as defined below). If the Investor is or is acting on behalf of (i) an employee benefit plan that is subject to Title I of ERISA, (ii) a plan, an individual retirement account or other arrangement that is subject to Section 4975 of the Code, (iii) an employee benefit plan that is a governmental plan (as defined in Section 3(32) of ERISA), a church plan (as defined in Section 3(33) of ERISA), a non-U.S. plan (as described in Section 4(b)(4) of ERISA) or other plan that is not subject to the foregoing but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (“Similar Law”), or (iv) an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”) subject to the fiduciary or prohibited transaction provisions of ERISA or Section 4975 of the Code, the Investor represents and warrants that it has not relied on Roman, the Company, the Compo Guarantor or any of their respective affiliates (the “Transaction Parties”) as the Plan’s fiduciary, or for investment advice, with respect to its decision to acquire and hold the Exchangeable Senior Notes or the Exchange Shares, and none of the Transaction Parties shall at any time be relied upon as the Plan’s fiduciary with respect to any decision to acquire, continue to hold or transfer the Exchangeable Senior Notes or the Exchange Shares.

e.          The Investor became aware of this offering of the Exchangeable Senior Notes and the Exchange Shares solely by means of direct contact between the Investor and Roman, Company or a representative of Roman or Company, and the Exchangeable Senior Notes and the Exchange Shares were offered to the Investor solely by direct contact between the Investor and Roman, Company or a representative of Roman or Company. The Investor did not become aware of this offering of the Exchangeable Senior Notes and the Exchange Shares, nor were the Exchangeable Senior Notes and the Exchange Shares offered to the Investor, by any other means. The Investor acknowledges that the Exchangeable Senior Notes and the Exchange Shares (i) were not offered to it by any form of general solicitation or general advertising and (ii) are not being offered to it in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws. The Investor acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, Roman, Company, or any of J.P. Morgan Securities LLC, Barclays Capital Inc. or B Riley Securities Inc. (each, a “Placement Agent”, and together the “Placement Agents”), any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), other than the representations and warranties of Roman, the Company and Compo Guarantor contained in this Subscription Agreement, in making its investment or decision to invest in the Company and Roman.

f.           The Investor acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Exchangeable Senior Notes and the Exchange Shares, including those set forth in Roman’s filings with the SEC. The Investor has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Exchangeable Senior Notes and the Exchange Shares, and the Investor has sought such accounting, legal and tax advice as the Investor has considered necessary to make an informed investment decision. The Investor will not look to the Placement Agents for all or part of any such loss or losses the Investor may suffer and is able to sustain a complete loss on its investment in the Exchangeable Senior Notes and the Exchange Shares.

g.          Alone, or together with any professional advisor(s), the Investor has adequately analyzed and fully considered the risks of an investment in the Exchangeable Senior Notes and the Exchange Shares and determined that the Exchangeable Senior Notes and the Exchange Shares are a suitable investment for the Investor and that the Investor is able at this time and in the foreseeable future to bear the economic risk of a total loss of the Investor’s investment in the Company and Roman. The Investor acknowledges specifically that a possibility of total loss exists.

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h.            In making its decision to purchase the Exchangeable Senior Notes and the Exchange Shares, the Investor and the Investor’s professional advisor(s), if any, have (a) received, reviewed and understood the materials made available to you in connection with the Transaction, including, with respect to Roman, the Transaction, Company, the Compo Guarantor and their respective subsidiaries, and the business of Company, the Compo Guarantor and their respective subsidiaries, (b) had the opportunity to ask questions of and receive answers from the Company and Roman directly and (c) conducted and completed its own independent due diligence with respect to the Transaction. Based on such information as the Investor has deemed appropriate and without reliance upon the Placement Agents, it has independently made its own analysis and decision to invest in the Company and Roman and purchase the Exchangeable Senior Notes. Without limiting the generality of the foregoing, the Investor acknowledges that he, she or it has reviewed the SEC Reports and has not relied on any statements or other information provided by or on behalf of any other person (including the Placement Agents, their respective affiliates and control persons) concerning Roman, Company, the Transaction, the Transaction Agreement, this Subscription Agreement or the transactions contemplated hereby or thereby, the Exchangeable Senior Notes or the offer and sale of the Exchangeable Senior Notes.

i.            The Investor acknowledges and agrees that (i) each Placement Agent is acting solely as placement agent in connection with the Transaction and is not acting as an underwriter or in any other capacity and is not and shall not be construed as a fiduciary for the Investor, Roman, Company or any other person or entity in connection with the Transaction, (ii) no disclosure or offering document has been prepared in connection with the offer and sale of the Exchangeable Senior Notes by any Placement Agent or any of its respective affiliates, and no Placement Agent has made nor will make any representation or warranty, whether express or implied, of any kind or character and has not provided any advice or recommendation in connection with the Transaction, (iii) no Placement Agent will have any responsibility with respect to (A) any representations, warranties or agreements made by any person or entity under or in connection with the Transaction or any of the documents furnished pursuant thereto or in connection therewith, or the execution, legality, validity or enforceability (with respect to any person) or any thereof, or (B) the business, affairs, financial condition, operations, properties or prospects of, or any other matter concerning Roman, Company or the Transaction, and (iv) no Placement Agent shall have any liability or obligation (including without limitation, for or with respect to any losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses or disbursements incurred by the Investor, Roman, Company or any other person or entity), whether in contract, tort or otherwise, to the Investor, or to any person claiming through the Investor, in respect of the Transaction.

j.             The Investor acknowledges that it has not relied on the Placement Agents in connection with its determination as to the legality of its acquisition of the Exchangeable Senior Notes or the Exchange Shares or as to the other matters referred to herein and the Investor has not relied on any investigation that the Placement Agents, any of their respective affiliates or any person acting on their behalf have conducted with respect to the Exchangeable Senior Notes or the Exchange Shares, Roman or Company. The Investor further acknowledges that it has not relied on any information contained in any research reports or other materials prepared by the Placement Agents or any of their respective affiliates.

k.            The Investor acknowledges and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Exchangeable Senior Notes or made any findings or determination as to the fairness of this investment.

l.            The Investor, if not an individual, has been duly formed or incorporated and is validly existing and is in good standing under the laws of its jurisdiction of formation or incorporation, with power and authority to enter into, deliver and perform its obligations under this Subscription Agreement.

m.            The execution, delivery and performance by the Investor of this Subscription Agreement are within the powers of the Investor, have been duly authorized and will not constitute or result in a breach or default under or conflict with any order, ruling or regulation of any court or other tribunal or of any governmental commission or agency, or any agreement or other undertaking, to which the Investor is a party or by which the Investor is bound, and, if the Investor is not an individual, will not violate any provisions of the Investor’s organizational documents, including, without limitation, its incorporation or formation papers, bylaws, indenture of trust or partnership or operating agreement, as may be applicable. The signature of the Investor on this Subscription Agreement is genuine, and the signatory, if the Investor is an individual, has legal competence and capacity to execute the same or, if the Investor is not an individual, the signatory has been duly authorized to execute the same, and this Subscription Agreement constitutes a legal, valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms except as may be limited or otherwise affected by the Enforceability Exceptions.

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n.            The Investor is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC (“OFAC List”), or a person or entity prohibited by any OFAC sanctions program, (ii) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (iii) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank. The Investor agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that the Investor is permitted to do so under applicable law. If the Investor is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.) (the “BSA”), as amended by the USA PATRIOT Act of 2001 (the “PATRIOT Act”), and its implementing regulations (collectively, the “BSA/PATRIOT Act”), the Investor maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. To the extent required, it maintains policies and procedures reasonably designed for the screening of its investors against the OFAC sanctions programs, including the OFAC List. To the extent required by applicable law, the Investor maintains policies and procedures reasonably designed to ensure that the funds held by the Investor and used to purchase the Exchangeable Senior Notes were legally derived.

o.            No disclosure or offering document has been prepared by the Placement Agents in connection with the offer and sale of the Exchangeable Senior Notes.

p.            The Investor, when required to deliver payment to the Company pursuant to Section 2 above, will have, sufficient funds to pay the Subscription Amount and consummate the purchase and sale of the Exchangeable Senior Notes pursuant to this Subscription Agreement.

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8.            Registration Rights. Roman, the Company and the Exchangeable Investors will negotiate in good faith a resale registration rights agreement, in a form mutually agreed between the date hereof and the Closing (the “Resale Registration Rights Agreement”), providing the holders of the Exchangeable Senior Notes with customary resale registration rights with respect to the shares issuable upon exchange of the Exchangeable Senior Notes consistent with the terms below:

a.            Roman agrees that, within thirty (30) calendar days after the consummation of the Transaction (the “Filing Deadline”), it will file with the SEC (at its sole cost and expense) a registration statement registering the resale of such Exchange Shares (the “Registration Statement”), and it shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (1) the 60th calendar day after the consummation of the Transaction (or 90th calendar day if the SEC notifies Roman that it will “review” the Registration Statement) and (2) the tenth (10th) business day after the date Roman is notified (orally or in writing, whichever is earlier) by the SEC that the Registration Statement will not be “reviewed” or will not be subject to further review (the “Effectiveness Deadline”). Roman will use its commercially reasonable efforts to provide a draft of the Registration Statement to the Investor for review at least two (2) business days in advance of filing the Registration Statement. Roman agrees to cause such Registration Statement, or another shelf registration statement that includes the Exchange Shares, to remain effective, except for such times as Roman is permitted hereunder to suspend the use of the prospectus forming part of the Registration Statement, for until the earliest of (i) the date on which all Exchange Shares have been transferred pursuant to an effective registration statement in a manner such that further public transfers do not require registration by the transferee or (ii) the first date on which the Investor can sell all of its Exchange Shares issuable in exchange for Exchangeable Senior Notes under Rule 144 of the Securities Act without volume or manner of sale limitations and without the requirement for Roman to be in compliance with the current public information required under Rule 144(c)(2) (or Rule 144(i)(2), if applicable) and the Exchange Shares no longer bear a legend restricting further transfer. The Investor agrees to disclose its beneficial ownership as determined in accordance with Rule 13d-3 of the Exchange Act to Roman upon request to assist it in making the determination described above. In no event shall the Investor be identified as a statutory underwriter in the Registration Statement unless requested by the SEC and consented to in writing by Investor; provided, that if the SEC requests that the Investor be identified as a statutory underwriter in the Registration Statement, the Investor will have an opportunity to withdraw its Exchange Shares from the Registration Statement. Notwithstanding the foregoing, if the SEC prevents Roman from including any or all of the shares proposed to be registered under the Registration Statement due to limitations on the use of Rule 415 of the Securities Act for the resale of the Exchange Shares by the applicable shareholders or otherwise, such Registration Statement shall register for resale such number of Exchange Shares which is equal to the maximum number of Exchange Shares as is permitted by the SEC. In such event, the number of Exchange Shares to be registered for each selling shareholder named in the Registration Statement shall be reduced pro rata among all such selling shareholders and as promptly as practicable after being permitted to register additional exchange Shares under Rule 415 under the Securities Act, Roman shall file a new Registration Statement to register such Exchange Shares not included in the initial Registration Statement and cause such Registration Statement to become effective as promptly as practicable consistent with the terms of this Section 8. Roman’s obligations to include the Exchange Shares issued pursuant to this Subscription Agreement for resale in the Registration Statement are contingent upon the Investor furnishing in writing to Roman such information regarding the Investor, the securities of Roman held by the Investor and the intended method of disposition of such Exchange Shares as shall be reasonably requested by Roman to effect the registration of such Exchange Shares, and shall execute such documents in connection with such registration as Roman may reasonably request that are customary of a selling shareholder in similar situations, provided that Investor shall not in connection with the foregoing be required to execute any lock-up or similar agreement or otherwise be subject to any contractual restriction on the ability to transfer the Exchange Shares. For purposes of clarification, any failure by Roman to file the Registration Statement by the Filing Deadline or to effect such Registration Statement by the Effectiveness Deadline shall not otherwise relieve Roman of its obligations to file or effect the Registration Statement set forth in this Section 8. For as long as the Registration Statement shall remain effective pursuant to this Section 8(a), Roman will (1) qualify the Exchange Shares for listing on the Nasdaq, and (2) update or amend the Registration Statement as necessary to include the Exchange Shares. For as long as the Investor holds the Exchange Shares, Roman will (A) make and keep public information available, as those terms are understood and defined in Rule 144, (B) file in a timely manner all reports and other documents with the SEC required under the Exchange Act, as long as Roman remains subject to such requirements, and (C) provide all customary and reasonable cooperation necessary, in each case, to enable the undersigned to resell the Exchange Shares pursuant to the Registration Statement or Rule 144 of the Securities Act (when Rule 144 of the Securities Act becomes available to the Investor), as applicable.

b.            Notwithstanding anything to the contrary contained herein, Roman may delay or postpone filing of such Registration Statement, and from time to time require the Investor not to sell under the Registration Statement or suspend the use or effectiveness of any such Registration Statement if the board of directors of Roman determines in good faith, upon advice of legal counsel, that either in order for the Registration Statement to not contain a material misstatement or omission, an amendment thereto would be needed or if such filing or use would materially affect a bona fide business or financing transaction of Roman or would require premature disclosure of information that could materially adversely affect Roman and with respect to which Roman has a bona fide business purpose for keeping confidential (each such circumstance, a “Suspension Event”); provided, that, (I) Roman shall not so delay filing or so suspend the use of the Registration Statement on more than two (2) occasions, or for a period of more than sixty (60) consecutive days or more than a total of ninety (90) calendar days, in each case, in any three hundred sixty (360) day period and (II) Roman shall use commercially reasonable efforts to make such Registration Statement available for the sale by the undersigned of such securities as soon as practicable thereafter. If so directed by Roman, the Investor will deliver to Roman or, in the Investor’s sole discretion destroy, all copies of the prospectus covering the Exchange Shares in the Investor’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Exchange Shares shall not apply (i) to the extent the Investor is required to retain a copy of such prospectus (A) in order to comply with applicable legal or regulatory requirements or (B) in accordance with a bona fide pre-existing document retention policy or (ii) to copies stored electronically on archival servers as a result of automatic data back-up.

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c.            At its expense Roman shall advise the Investor within two (2) business days: (i) when a Registration Statement or any post-effective amendment thereto has become effective; (ii) of the issuance by the SEC of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose; (iii) of the receipt by Roman of any notification with respect to the suspension of the qualification of the Exchange Shares included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and (iv) subject to the provisions in this Subscription Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading. Upon receipt of any written notice from Roman (which notice shall not contain any material non-public information regarding Roman or the Company) of the happening of any of the foregoing or of a Suspension Event during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, the undersigned agrees that (1) it will immediately discontinue offers and sales of the Exchange Shares under the Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until the undersigned receives copies of a supplemental or amended prospectus (which Roman agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by Roman that it may resume such offers and sales, and (2) it will maintain the confidentiality of any information included in such written notice delivered by Roman except (A) for disclosure to the Investor’s employees, agents and professional advisers who need to know such information and are obligated to keep it confidential, (B) for disclosures to the extent required in order to comply with reporting obligations to its limited partners who have agreed to keep such information confidential, and (C) as required by law or subpoena. Roman shall use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable. Upon the occurrence of any event contemplated in clauses (i) through (iv) above, except for such times as Roman is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Registration Statement pursuant to Section 8(b), Roman shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Exchange Shares included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Investor may deliver written notice (an “Opt-Out Notice”) to Roman requesting that Investor not receive notices from Roman otherwise required by this Section 8(c); provided, however, that Investor may later revoke any such Opt-Out Notice in writing. Following receipt of an Opt-Out Notice from Investor (unless subsequently revoked), (x) Roman shall not deliver any such notices to Investor and Investor shall no longer be entitled to the rights associated with any such notice and (y) each time prior to Investor’s intended use of an effective Registration Statement, Investor will notify Roman in writing at least two (2) business days in advance of such intended use, and if a notice of a Suspension Event was previously delivered (or would have been delivered but for the provisions of this Section 8(c)) and the related suspension period remains in effect, Roman will so notify Investor, within one (1) business day of Investor’s notification to Roman, by delivering to Investor a copy of such previous notice of Suspension Event, and thereafter will provide Investor with the related notice of the conclusion of such Suspension Event promptly following its availability.

d.            If a Registration Default (as defined below) occurs, additional interest will accrue on the Exchangeable Senior Notes, from and including the day following such Registration Default to but excluding the earlier of (i) the day on which such Registration Default has been cured and (ii) the date the Registration Statement is no longer required to be kept effective for the Exchange Shares. The additional interest will be paid in cash to those entitled to interest payments on such dates semi-annually in arrears and will accrue at a rate per annum equal to: (y) 0.25% of the principal amount of the Exchangeable Senior Notes to and including the 90th day following such Registration Default; and (z) 0.50% of the principal amount of the Exchangeable Senior Notes from and after the 91st day following such Registration Default. The Company will not pay additional interest on any Exchangeable Senior Note after it has been converted for Exchange Shares. If an Exchangeable Senior Note ceases to be outstanding during a Registration Default (otherwise than as a result of the holder exercising its exchange rights), the Company will prorate the additional interest to be paid with respect to such Exchangeable Senior Notes. In no event will additional interest exceed 0.50% per annum. The exchange rate on the Exchangeable Senior Notes will be increased by 3.00% for each $1,000 principal amount of Exchangeable Senior Notes exchanged at any time when a Registration Default has occurred and is continuing. If a holder exchanges some or all of its Exchangeable Senior Notes into Exchange Shares when there exists a Registration Default, the holder will not be entitled to receive any interest, including additional interest, on such Exchangeable Senior Notes.

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e.            For purposes of this Section 8, “Exchange Shares” shall mean, as of any date of determination, the Exchange Shares acquired by the Investor pursuant upon conversion of the Exchangeable Senior Notes and any other equity security issued or issuable with respect to such Exchange Shares by way of stock split, dividend, distribution, recapitalization, merger, exchange, replacement or similar event; “Investor” shall include any transferee of any Exchangeable Senior Notes entitled to registration rights hereunder; “Registration Statement” shall be deemed to include any additional or substitute registration statement and any prospectus or prospectus supplement to any registration statement filed for the purpose of registering any Exchange Shares or adding any Investor to any registration; and “Registration Default” shall mean any of the following events: (i) the Registration Statement has not been filed on or prior to the Filing Deadline; (ii) the Registration Statement has not become effective on or prior to the Effectiveness Deadline; (iii) Roman has not, through its omission, named a holder as a selling shareholder that has requested to be identified as such in the prospectus, a prospectus supplement or post-effective amendment; (iv) at any time after the initial effectiveness date of the Registration Statement, the Registration Statement ceases to be effective or is not usable and Roman does not cure the lapse of effectiveness or usability within ten (10) business days (other than (1) in the case of a suspension period described in Section 8(b) or (2) in the case of a suspension of the Registration Statement as a result of the filing of a post-effective amendment solely to add additional selling securityholders or to make changes to the plan of distribution appearing therein); or (v) the suspension period exceeds the number of days permitted pursuant to Section 8(b).

f.            The Resale Registration Rights Agreement will contain customary indemnification and contribution provisions on behalf of the Investor and Roman.

g.            The registration rights under the Resale Registration Rights Agreement will be automatically transferred in connection with any transfer of any of the Exchangeable Senior Notes

9.            Termination. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earlier to occur of (a) such date and time as the Transaction Agreement is terminated in accordance with its terms, (b) upon the mutual written agreement of each of the parties hereto to terminate this Subscription Agreement, (c) if any of the conditions to Closing set forth in Section 3 of this Subscription Agreement are not satisfied or waived, or are not capable of being satisfied, on or prior to the Closing and, as a result thereof, the transactions contemplated by this Subscription Agreement will not be and are not consummated at the Closing, or (d) January 31, 2022 if the Closing is not consummated on or prior to such date (the termination events described in clauses (a)–(d) above, collectively, the “Termination Events”); provided that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from any such willful breach[, and the reimbursement of expenses in Section 11(p) shall survive any termination]1. The Company shall notify the Investor of the termination of the Transaction Agreement promptly after the termination of such agreement. Upon the occurrence of any Termination Event, this Subscription Agreement shall be void and of no further effect and any monies paid by the Investor to the Company or Roman in connection herewith shall promptly (and in any event within one (1) business day) following the Termination Event be returned to the Investor.

10.            Trust Account Waiver. The Investor hereby acknowledges that Roman has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of Roman’s public stockholders and certain other parties (including the underwriters of the IPO). For and in consideration of Roman entering into this Subscription Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Investor hereby agrees that it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any assets held in the Trust Account, and shall not make any claim against the Trust Account, that arises as a result of, in connection with or relating in any way to this Subscription Agreement, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”). The Investor hereby irrevocably waives any Released Claims that it may have against the Trust Account now or in the future, and will not seek recourse against the Trust Account, with respect to Released Claims; provided, however, that nothing in this Section 10 shall be deemed to limit the Investor’s right to distributions from the Trust Account in accordance with Roman’s certificate of incorporation in respect of any redemptions by the Investor in respect of Roman Shares acquired by any means other than upon conversion of the Exchangeable Senior Notes purchased pursuant to this Subscription Agreement.

1 Not applicable to certain Investors.

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11.            Miscellaneous.

a.            Neither this Subscription Agreement nor any rights that may accrue to any party hereunder (other than the Exchangeable Senior Notes acquired hereunder, if any) may be transferred or assigned, provided that Investor may assign this Subscription Agreement to an affiliate of the Investor or to any fund or account managed by the same investment manager as the Investor or an affiliate thereof, provided, that such assignee(s) agrees in writing to be bound by the terms hereof, and upon such assignment by the Investor, the assignee(s) shall become the Investor hereunder and have the rights and obligations and be deemed to make the representations and warranties of the Investor provided for herein to the extent of such assignment; provided, further, that, no assignment shall relieve the assigning party of any of its obligations hereunder, including any assignment to any fund or account managed by the same investment manager as the Investor or an affiliate thereof.

b.            The Company and Roman may request from the Investor such additional information as the Company and Roman may deem necessary to register the resale of the Exchange Shares and evaluate the eligibility of the Investor to acquire the Exchangeable Senior Notes and the Exchange Shares under applicable law, and the Investor shall promptly provide such information as may reasonably be requested to the extent readily available and to the extent consistent with its internal policies and procedures; provided that the Company and Roman agree to keep any such information confidential. The Investor acknowledges that Roman may file a copy of this Subscription Agreement with the SEC as an exhibit to a periodic report or a registration statement of Roman.

c.            The Investor acknowledges that (i) Roman, Company and the Compo Guarantor will rely on the acknowledgments, understandings, agreements, representations and warranties of the Investor contained in this Subscription Agreement and (ii) the Placement Agents will rely on the acknowledgments, understandings, agreements, representations and warranties of the Investor contained in Section 7 and Section 12 of this Subscription Agreement. Prior to the Closing, each party agrees to promptly notify the other if any of the acknowledgments, understandings, agreements, representations and warranties made by such party and set forth in this Agreement are no longer accurate.

d.            Roman, Company, and the Placement Agents are each entitled to rely upon this Subscription Agreement and each is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby; provided, however, that the foregoing clause of this Section 11(d) shall not give Company any rights other than those expressly set forth herein and, without limiting the generality of the foregoing and for the avoidance of doubt, in no event shall Company be entitled to rely on any of the representations and warranties of Roman or the Investor set forth in this Subscription Agreement.

e.            All of the agreements, representations and warranties made by each party hereto in this Subscription Agreement shall survive the Closing.

f.            This Subscription Agreement may not be amended, modified, waived or terminated (other than pursuant to the terms of Section 9 above) except by an instrument in writing, signed by each of the parties hereto. No failure or delay of either party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder. For the avoidance of doubt, subject to Section 3, the Investor acknowledges and agrees that Roman and Company may amend the Transaction Agreement without the consent of the Investor.

g.            This Subscription Agreement (including the schedules hereto) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof. Except as set forth in Section 8(f), Section 8(g), Section 11(c), Section 11(d), Section 11(f), Section 11(g) and Section 12 with respect to the persons specifically referenced therein (including, for the avoidance of doubt, the Placement Agents as third party beneficiaries of the representations and warranties of the Company and the Compo Guarantor in Section 5, Roman in Section 6 and of the Investor in Section 7), this Subscription Agreement shall not confer any rights or remedies upon any person other than the parties hereto, and their respective successor and assigns, and the parties hereto acknowledge that such persons so referenced are third party beneficiaries of this Subscription Agreement for the purposes of, and to the extent of, the rights granted to them, if any, pursuant to the applicable provisions.

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h.            Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.

i.            If any provision of this Subscription Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

j.            This Subscription Agreement may be executed in one or more counterparts (including by facsimile or electronic mail or in .pdf) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.

k.            The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Subscription Agreement, without posting a bond or undertaking and without proof of damages, to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise.

l.            The legend relating to the Exchangeable Senior Notes described in Section 7(b) shall be removed in accordance with the terms of the Indenture. The legend relating to the Exchange Shares described in Section 7(b) shall be removed and Roman (with respect to the Exchange Shares) shall issue a certificate (or cause book-entries to be reflected) without such legend to the holder of the Exchange Shares upon which it is stamped or issue to such holder by electronic delivery at the applicable balance account at DTC, within three (3) business days of request by the Investor (i) if such Exchange Shares are registered for resale under the Securities Act, and the holder has sold or proposes to sell such Exchange Shares pursuant to such registration, (ii) in connection with a sale, assignment or other transfer, such holder provides Roman with an opinion of counsel, in a form reasonably acceptable to Roman to the effect that such sale, assignment or transfer of such Exchange Shares may be made without registration under the applicable requirements of the Securities Act and such legend may be removed in connection with such sale, assignment or transfer, or (iii) the Exchange Shares can be sold, assigned or transferred pursuant to Rule 144 without volume or manner of sale limitations and without the requirement for Roman to be in compliance with the current public information required under Rule 144(c)(2) (or Rule 144(i)(2), if applicable). Roman shall be responsible for the fees of the applicable transfer agent, its legal counsel and all DTC fees associated with such issuance and the Investor shall be responsible for all other fees and expenses (including, without limitation, any applicable broker fees, feels and disbursements of their legal counsel and any applicable transfer taxes). To the extent required by Roman’s transfer agent, Roman shall use commercially reasonable efforts to cause its legal counsel to deliver a customary opinion within two business days of the delivery of all reasonably necessary representations and other documentation from the Investor as reasonably requested by Roman, its counsel or the transfer agent by the Investor to Roman’s transfer agent to the effect that the removal of the restricted legend in such circumstances may be effected under the Securities Act.

m.            This Subscription Agreement shall be governed by and construed in accordance with the laws of the State of New York (regardless of the laws that might otherwise govern under applicable principals of conflicts of laws thereof) as to all matters (including any action, suit, litigation, arbitration, mediation, claim, charge, complaint, inquiry, proceeding, hearing, audit, investigation or reviews by or before any governmental entity related hereto), including matters of validity, construction, effect, performance and remedies.

16

n.            THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND THE SUPREME COURT OF THE STATE OF NEW YORK SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS SUBSCRIPTION AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS SUBSCRIPTION AGREEMENT AND IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS SUBSCRIPTION AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED BY SUCH A NEW YORK STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 14 OF THIS SUBSCRIPTION AGREEMENT OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

o.            EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS SUBSCRIPTION AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS SUBSCRIPTION AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 11(o).

p.            [Roman and the Company shall pay fees and disbursements of Investor’s legal counsel in an amount not to exceed $250,000, which shall be paid by wire transfer in immediately available funds on the earlier of termination of this Subscription Agreement in accordance with its terms and the Closing.]2

12.            Non-Reliance and Exculpation. The Investor acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, the Placement Agents, any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), other than the statements, representations and warranties of Company, Compo Guarantor, and Roman expressly contained in this Subscription Agreement, in making its investment or decision to invest in the Company. The Investor acknowledges and agrees that none of (i) any other investor pursuant to this Subscription Agreement or any Other Investor under the Other Exchangeable PIPE Agreements (including such other investors’ respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), (ii) the Placement Agents, their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing, or (iii) any Non-Party Affiliate (as defined below) shall have any liability to the Investor, or to any other investor, pursuant to, arising out of or relating to this Subscription Agreement or any other subscription agreement related to the private placement of the Exchangeable Senior Notes, the negotiation hereof or thereof or its subject matter, or the transactions contemplated hereby or thereby, including, without limitation, with respect to any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Exchangeable Senior Notes or with respect to any claim (whether in tort, contract or otherwise) for breach of this Subscription Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished by Roman, Company, the Placement Agents or any Non-Party Affiliate concerning Roman, Company, the Placement Agent, any of their controlled affiliates, this Subscription Agreement or the transactions contemplated hereby. For purposes of this Subscription Agreement, “Non-Party Affiliates” means each former, current or future officer, director, employee, partner, member, manager, direct or indirect equityholder or affiliate of Roman, Company, any Placement Agents or any of Roman’s, Company’s or any of the Placement Agents’ controlled affiliates or any family member of the foregoing; provided, however, that in no case will any party to this Subscription Agreement be deemed to be a Non-Party Affiliate.

2 Not applicable to certain Investors.

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13.            Disclosure. Roman shall, by 9:00 a.m., New York City time, on the first (1st) business day immediately following the date of this Subscription Agreement, issue one or more press releases or file with the SEC a Current Report on Form 8-K (collectively, the “Disclosure Document”) disclosing all material terms of the transactions contemplated hereby, by the Other Exchangeable PIPE Agreements and by the Other Subscription Agreements, the Transaction and any other material, nonpublic information that Roman has provided to the Investor at any time prior to the filing of the Disclosure Document. Upon the issuance of the Disclosure Document, to the actual knowledge of Roman, the Investor shall not be in possession of any material, non-public information received from Roman or any of its officers, directors, employees or agents, and the Investor shall no longer be subject to any confidentiality or similar obligations under any current agreement, whether written or oral, with Roman or any of its affiliates, relating to the transactions contemplated by this Subscription Agreement. Notwithstanding anything in this Subscription Agreement to the contrary, Roman shall not, without the prior written consent of the Investor, publicly disclose the name of the Investor or any of its affiliates or advisers, or include the name of the Investor or any of its affiliates or advisers (i) in any press release or marketing materials or (ii) in any filing with the SEC or any regulatory agency or trading market, except (A) as required by the federal securities law or pursuant to other routine proceedings of regulatory authorities, or (B) to the extent such disclosure is required by law, at the request of the staff of the SEC or regulatory agency or under the regulations of any national securities exchange on which Roman’s securities are listed for trading; provided, that in this clause (ii), the Company or Roman shall provide Investor with prior written notice (including by e-mail) of such permitted disclosure, and shall reasonably consult with Investor regarding such disclosure. Prior to Closing, Investor will promptly provide any information reasonably requested by Roman for any regulatory application or filing made or approval sought in connection with the Transaction (including filings with the SEC).

14.            Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email (in each case in this clause (iv), solely if receipt is confirmed, but excluding any automated reply, such as an out-of-office notification), addressed as follows:

If to the Investor, to the address provided on the signature page hereto.

If to Company or Guarantor, to:

CompoSecure Holdings, L.L.C. or CompoSecure, L.L.C.
309 Pierce Street
Somerset, NJ 08873
Attention: Jonathan C. Wilk, President and CEO
Phone: (908) 518-0500, ext. 2220
Email: jwilk@composecure.com

with a copy (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, PA 19103
Attention: Kevin S. Shmelzer and Barbara J. Shander
Phone: (215) 963-5029 and (215) 963-5716
Email: kevin.shmelzer@morganlewis.com and barbara.shander@morganlewis.com

18

If to Roman, to:

Roman DBDR Tech Acquisition Corp.
2877 Paradise Road, #702
Las Vegas, NV 89109
Attention: Dr. Donald Basile; Dixon Doll, Jr.; John Small
Phone: (650) 618-2524
Email: don.basile@romandbdr.com; don.basile@stanfordalumni.org; drdolljr@gmail.com; jcsmall@romandbdr.com with a copy (which shall not constitute notice) to:

Goodwin Procter LLP
100 Northern Avenue
Boston, MA 02210
Attention: Anthony J. McCusker; Jocelyn M. Arel; Gregg L. Katz
Phone: (617) 570-1000
Email: amccusker@goodwinlaw.com; jarel@goodwinlaw.com; gkatz@goodwinlaw.com

15.            Separate Obligations. For the avoidance of doubt, all obligations of the Investor hereunder are separate and several from the obligations of any Other Investor. The decision of Investor to purchase the Exchangeable Senior Notes pursuant to this Subscription Agreement has been made by Investor independently of any Other Investor or any other investor and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of Roman, Company, or any of their respective subsidiaries which may have been made or given by any Other Investor or investor or by any agent or employee of any Other Investor or investor, and neither Investor nor any of its agents or employees shall have any liability to any Other Investor or investor (or any other person) relating to or arising from any such information, materials, statements or opinions. Nothing contained herein or in any Other Subscription Agreement, and no action taken by Investor or Other Investors pursuant hereto or thereto, shall be deemed to constitute Investor and Other Investor or other investors as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that Investor and Other Investors or other investors are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Subscription Agreement and the Other Exchangeable PIPE Agreements. The Investor acknowledges that no Other Investor has acted as agent for Investor in connection with making its investment hereunder and no Other Investor will be acting as agent of Investor in connection with monitoring its investment in the Exchangeable Senior Notes or enforcing its rights under this Subscription Agreement. The Investor shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Subscription Agreement, and it shall not be necessary for any Other Investor or investor to be joined as an additional party in any proceeding for such purpose.

[SIGNATURE PAGES FOLLOW]

19

IN WITNESS WHEREOF, the Investor has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date set forth below.

Name of Investor:	State/Country of Formation or Domicile:

By:
Name:
Title:
Name in which Exchangeable Senior Notes are to be registered (if different):	Date: ________, 2021
Investor’s EIN:
Business Address-Street:	Mailing Address-Street (if different):
City, State, Zip:	City, State, Zip:
Attn:	Attn:
Telephone No.:	Telephone No.:
Facsimile No.:	Facsimile No.:
Email:	Email:
Principal Amount of Exchangeable Senior Notes subscribed for:
Aggregate Subscription Amount: $
DTC Participant Information for Delivery of Exchangeable Senior Notes subscribed for:

You must pay the Subscription Amount by wire transfer of United States dollars in immediately available funds to the account specified by the Company in the Closing Notice.

IN WITNESS WHEREOF, the undersigned has accepted this Subscription Agreement as of the date set forth below.

ROMAN DBDR TECH ACQUISITION CORP.

By:
Name:
Title:
Date: , 2021

CompoSecure Holdings, L.L.C.

By:
Name:
Title:
Date: , 2021

COMPOSECURE, L.L.C.

By:
Name:
Title:
Date: , 2021

SCHEDULE A

CompoSecure Holdings, L.L.C.

Summary of the Exchangeable Senior Notes

Capitalized terms within definition herein have the meanings assigned in the Subscription Agreement of which this Schedule A forms a part.

Issuer:	CompoSecure Holdings, L.L.C., a Delaware limited liability company (the “Company”).

Securities Offered:	$130.0 million aggregate principal amount of 7.00% Exchangeable Senior Notes due 2026 (the “Exchangeable Senior Notes”), guaranteed by each of the Guarantors listed below. All Exchangeable Senior Notes issued to the Investors will be part of a single series of notes under a single indenture, dated as of the Closing Date (the “Indenture”), between the Company, Roman DBDR Tech Acquisition Corp., a Delaware corporation (the “Parent”), the guarantors party thereto and the trustee. The Company will appoint a trustee in its reasonable discretion.

The Indenture will not permit issuances of additional notes.

Guarantors:	Each direct or indirect current and future (i) material U.S. domestic subsidiary of Parent and (ii) U.S. domestic subsidiary of Parent holding any equity interests in any foreign subsidiary (collectively, the “Guarantors”).

Maturity Date:	The five-year anniversary of the Closing Date.

Ranking:	The Exchangeable Senior Notes, the Guarantees and all obligations with respect thereto will be senior unsecured obligations and rank pari passu in right of payment with all of the Company’s and each Guarantor’s existing and future senior obligations, including the Second Amended and Restated Credit Agreement, dated as of November 3, 2020, by and among the Company, the Compo Guarantor, the lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent, as may be amended from time to time, or one or a series of debt financings which may serve to replace such arrangement after the date hereof and on or prior to the Closing Date.

Collateral:	None.

Interest Rate:	7.00% per annum, payable in cash on a semi-annual basis in arrears.

Exchange Right and Mechanics:

Holders of Exchangeable Senior Notes may exchange their notes in whole or in part, at any time or from time to time, for shares of the Parent’s Class A common stock, par value $0.001 per share (the “Class A common stock”). The initial exchange rate will be 86.9565 Shares per $1,000 principal amount of Exchangeable Senior Notes exchanged, which represents an initial exchange price of approximately $11.50 per share of Class A common stock.

Roman will settle any exchange of the Exchangeable Senior Notes in shares of Class A common stock, with cash payable in lieu of any fractional shares.

Terms with regard to the exchange right and mechanics will otherwise be customary, taking into account the Agreed Terms (as defined below); provided however, exchanging holders will be required to make customary investment representations with regard to status as an institutional accredited investor, sophistication and purchase for investment intent to establish the availability of a private placement exemption pursuant to Section 4(a)(2) of the Securities Act for the issuance of the Class A common stock upon such exchange.

Anti-Dilution Adjustments:

Customary, taking into account the Agreed Terms. To avoid doubt, among other customary adjustments, this will include anti-dilution protections for dividends and distributions of Parent capital stock, assets and indebtedness.

Definition of Fundamental Change:

Customary, taking into account the Agreed Terms. Definition will also include as a fundamental change (i) any event whereby the Company ceases to be controlled by Parent and (ii) any sale, lease or other transfer in one or a series of transaction of all or substantially all of the consolidated assets of Parent and its subsidiaries, taken as a whole, or of the Company and its subsidiaries, taken as a whole, to any person other than a Guarantor under the Indenture, in each instance, taking into account customary exceptions.

Adjustment to Exchange Rate on Fundamental Change:

The exchange rate adjustment table listed at the end of this Schedule A for adjustments to the exchange rate for exchanges in connection with a fundamental change shall replace the similar table in the Precedent Document.

Optional Redemption:	After the three-year anniversary of the Closing Date, the Exchangeable Senior Notes will be redeemable at any time and from time to time by the Company, in whole or in part, (i) if the Last Reported Sale Price (as defined in the Agreed Terms) of the Class A common stock exceeds 130% of the exchange price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period (including the last trading day of such period) ending on, and including, the trading day immediately preceding the date on which the Company provides notice of redemption and (ii) so long as a registration statement registering the resale of all Exchange Shares is effective and available for use by holders of Exchangeable Senior Notes during the entirety of the period from and including the date notice of redemption is given to and including the date of redemption. The notice period for any redemption will be no less than 30 scheduled trading days. The redemption price in any such redemption shall be equal to (a) 100% of the principal amount of the Exchangeable Senior Notes to be redeemed, plus (b) accrued and unpaid interest to, but excluding, the redemption date.

Exchanges of Exchangeable Senior Notes in connection with any such redemption will receive a make-whole payment equal to the aggregate dollar value of all interest payable from the date the Company delivers notice of such redemption through the maturity of the Exchangeable Senior Notes (the “Redemption Make-Whole Amount”). The Redemption Make-Whole Amount is payable, at the Company’s and the Parent’s option (which will be irrevocably elected in the notice of redemption), in cash or through an increase in the exchange rate then applicable to the Exchangeable Senior Notes by an amount equal to (i) the Redemption Make-Whole Amount divided by (ii) the five day VWAP with regard to the Class A common stock during the five trading period beginning on the trading day immediately following the notice of redemption.

Terms with regard to such redemption will otherwise be customary, taking into account the Agreed Terms.

Registration Rights:	Holders of Exchangeable Senior Notes will be entitled to the resale registration rights under the Resale Registration Rights Agreement.

Covenants and Events of Default:	The Indenture will include the following covenants, in addition to customary covenants, taking into account the Agreed Terms:

•	Continuing existence of both Parent and the Company for the life of the Exchangeable Senior Notes.

•	Customary covenant for the Company to provide and maintain current information required for the resale of the Exchangeable Senior Notes pursuant to Rule 144A.

•	Prohibition on Parent forming any direct or indirect subsidiaries, other than (i) direct or indirect subsidiaries of the Company and (ii) direct or indirect subsidiaries of Parent that are guarantors under the Indenture.

•	Prohibition on the transfer by the Company and its subsidiaries to Parent of any assets other than (i) pro rata distributions to Parent concurrently with tax distributions to the other members of the Company, (ii) cash used to pay dividends on the Class A common stock for which the exchange rate of the Exchangeable Senior Notes will be adjusted pursuant to the terms of the Indenture, (iii) issuances of Class A common units of the Company to maintain the same number of shares of Class A common stock as Class A common units, (iv) repayments of any amounts loaned from Parent to the Company and any interest thereon or (v) cash distributions or loans to Parent for purposes of satisfying customary operating expenses, with categories and/or amounts to be agreed.

•	Prohibition on intercompany indebtedness between Parent, on the one hand, and the Company or any of its subsidiaries, on the other hand, other than loans from the Parent, the repayment of which is to be subordinated, and loans, from the Company or its subsidiaries, constituting transfers for the permitted uses set forth in the foregoing paragraph.

Events of default will be customary, taking into account the Agreed Terms.

Agreed Terms:	The Indenture will be in a form mutually agreed between the date of the Subscription Agreement and closing between the Company, Parent and the Investor. The Indenture will be based on and substantially conform to the Precedent Document, with the modifications necessary (i) to reflect the terms set forth in the Subscription Agreement and this Schedule A, (ii) changes necessary to reflect the issuance of exchangeable, rather than convertible, notes, with the underlying shares issuable upon exchange being issued by an affiliate of the issuer of the notes pursuant to a transaction completed pursuant to Section 4(a)(2) of the Securities Act, and (iii) as shall be appropriate to take into account the nature of the business and the organizational structure of the Company, Roman, the Guarantors and their respective subsidiaries in light of the organic and strategic growth and development of the business of the Company, Roman, the Guarantors and their respective subsidiaries anticipated by the Company, Roman, the Guarantors and their respective subsidiaries, the pro forma capitalization of the Company, Roman, the Guarantors and their respective subsidiaries (including after giving effect to the Transaction), changes in law or accounting standards since the date of the Precedent Document and such other modifications reasonably satisfactory to the Investor and to you. In particular, the following revisions will be made to the Precedent Document:

•	The cross-acceleration default threshold shall be $10.0 million.

•	Breaches of the covenants noted above shall be events of default.

•	The Indenture shall provide for customary additional interest upon a registration default with respect to the registration rights being provided to holders of the Exchangeable Senior Notes in the Resale Registration Rights Agreement.

•	The Indenture shall require that at all times the Parent be the sole managing member of the Company.

•	The Indenture shall include a customary covenant to list the Class A common stock issuable upon exchange during any period when the Class A common stock is listed on a national securities exchange or automated quotation system.

“Precedent Document” means the Indenture, dated as of November 17, 2020, between Clovis Oncology, Inc. and The Bank of New York Mellon Trust Company, N.A., regarding the 4.50% Convertible Senior Notes due 2024, which can be found at the following link:

https://www.sec.gov/Archives/edgar/data/1466301/000119312520295997/d88033dex41.htm

Transferability:	The Exchangeable Senior Notes will be freely transferrable pursuant Rule 144A and Regulation S. The Exchangeable Senior Notes will be assigned a CUSIP that is DTC eligible, and purchases of the Exchangeable Senior Notes on the Closing Date will be delivered through the facilities of DTC.

Shares issued in exchange for Exchangeable Senior Notes will bear customary restricted legends limiting their transfer in compliance with the Securities Act. These shares will otherwise be fungible with the other shares of Class A common stock and, if permitted, DTC eligible. Any restrictive legend associated with any shares issued in exchange for Exchangeable Senior Notes will not require the delivery of an opinion of counsel from any holder thereof in connection with any transfer pursuant to an effective registration statement, Rule 144, Rule 144A (to the extent applicable) or Regulation S.

Beneficial Ownership Blocker:	9.9%, not subject to waiver by the Company or the Parent.

Exchange Rate Adjustment Table:

	10.00	10.75	11.50	13.00	14.95	17.50	20.00	25.00	30.00	35.00
Closing Date	13.0434	13.0434	13.0434	13.0434	13.0434	9.1322	5.8367	2.1209	0.4686	0.0000
+1 Year	13.0434	13.0434	13.0434	13.0434	13.0434	8.2239	5.1144	1.7023	0.2809	0.0000
+2 Years	13.0434	13.0434	13.0434	13.0434	11.4575	6.8563	4.0491	1.1164	0.0729	0.0000
+3 Years	13.0434	13.0434	13.0434	13.0434	8.8614	4.8489	2.5531	0.4093	0.0000	0.0000
+4 Years	13.0434	13.0434	13.0434	8.9077	4.7534	1.9271	0.6125	0.0000	0.0000	0.0000
Maturity	13.0434	6.0667	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

SCHEDULE B

ELIGIBILITY REPRESENTATIONS OF THE INVESTOR

A.	QUALIFIED INSTITUTIONAL BUYER STATUS
(Please check the applicable subparagraphs):

☐ We are a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act (a “QIB”)).

** OR **

B.	INSTITUTIONAL ACCREDITED INVESTOR STATUS
(Please check the applicable subparagraphs):

1.	☐ We are an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act or an entity in which all of the equity holders are accredited investors within the meaning of Rule 501(a) under the Securities Act), and have marked and initialed the appropriate box on the following page indicating the provision under which we qualify as an “accredited investor.”

2.	☐ We are not a natural person.

Rule 501(a), in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. The Investor has indicated, by marking and initialing the appropriate box below, the provision(s) below which apply to the Investor and under which the Investor accordingly qualifies as an “accredited investor.”

☐  Any bank, registered broker or dealer, insurance company, registered investment company, business development company, or small business investment company;

☐  Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

☐  Any employee benefit plan, within the meaning of the Employee Retirement Income Security Act of 1974, if a bank, insurance company, or registered investment adviser makes the investment decisions, or if the plan has total assets in excess of $5,000,000;

☐  Any organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

☐  Any trust with assets in excess of $5,000,000, not formed to acquire the securities offered, whose purchase is directed by a sophisticated person; or

☐  Any entity in which all of the equity owners are accredited investors meeting one or more of the above tests.

This page should be completed by the Investor

and constitutes a part of the Subscription Agreement.

ANNEX I

CERTIFICATE OF MERGER

OF

ROMAN Parent merger sub, llc,

a Delaware limited liability company,

WITH AND INTO

composecure holdings, l.l.c.,

a Delaware limited liability company

In accordance with Section 18-209(c) of the Limited Liability Company Act of the State of Delaware (the “DLLCA”), the undersigned limited liability company submits this certificate of merger (this “Certificate of Merger”) in connection with the merger of Roman Parent Merger Sub, LLC, a Delaware limited liability company, with and into CompoSecure, L.L.C., a Delaware limited liability company (the “Merger”), for filing with the Secretary of State of the State of Delaware, and hereby certifies as of [●], 2021, that:

FIRST: The name and state of formation of the constituent limited liability companies in the Merger (the “Constituent Entities”) are as follows:

(i)	Roman Parent Merger Sub, LLC, which is organized as a limited liability company under the laws of the State of Delaware; and

(ii)	CompoSecure Holdings, L.L.C., which is organized as a limited liability company under the laws of the State of Delaware.

SECOND: The Agreement and Plan of Merger, dated April 19, 2021 (the “Agreement”), by and among the Constituent Entities and certain other parties, has been approved, adopted, certified, executed and acknowledged by each of the Constituent Entities in accordance with Section 18-209 of the DLLCA.

THIRD: The name of the surviving limited liability company in the Merger is CompoSecure Holdings, L.L.C. (the “Surviving Company”).

FOURTH: The Merger is to become effective immediately upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware.

FIFTH: An executed copy of the Agreement is on file at 309 Pierce Street, Somerset, New Jersey 08873, the principal place of business of the Surviving Company.

SIXTH: A copy of the Agreement and Plan of Merger will be furnished by the Surviving Company, on request and without cost, to any member of any of the Constituent Entities.

IN WITNESS WHEREOF, the Surviving Company has caused this Certificate of Merger to be executed by its duly authorized officer as of the date first set forth above.

COMPOSECURE HOLDINGS, L.L.C.

By:
Name:	Jonathan C. Wilk
Title:	Chief Executive Officer

[Signature Page to Certificate of Merger]

ANNEX J

COMPOSECURE HOLDINGS, L.L.C.

(a Delaware Limited Liability Company)

__________________________________

SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

__________________________________

Dated as of [●], 2021

THE UNITS REPRESENTED BY THIS SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE FEDERAL OR STATE SECURITIES LAWS. SUCH UNITS MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER SUCH ACT AND LAWS OR EXEMPTION THEREFROM, AND COMPLIANCE WITH THE OTHER RESTRICTIONS ON TRANSFER SET FORTH HEREIN.

-i-

-ii-

Schedule A Schedule of Members
Schedule B Tax Representations

-iii-

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

COMPOSECURE HOLDINGS, L.L.C.

THIS SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of CompoSecure Holdings, L.L.C. (the “Company”), is made as of [●], 2021, by and among the Company, the Managing Member and each of the other Persons listed as Members on the signature pages attached hereto and each other Person who becomes a Member in accordance with the terms of this Agreement.

RECITALS

WHEREAS, the Company was formed as a limited liability company pursuant to the Delaware Limited Liability Company Act (together with any successor statute, as amended from time to time, the “Act”) by filing the Certificate with the Secretary of State of the State of Delaware on May 13, 2020 (the “Formation Date”);

WHEREAS, on the Formation Date, the initial member of the Company executed the Limited Liability Company Agreement of the Company (the “Original Agreement”);

WHEREAS, on June 11, 2020, the Company and certain Members amended and restated the Original Agreement in its entirety (the “Amended Agreement”);

WHEREAS, the Company and PubCo (as defined below) are parties to that certain Agreement and Plan of Merger, dated as of April 19, 2021 (the “Merger Agreement”), pursuant to which, among other things, a wholly owned subsidiary of PubCo merged with and into the Company, with the Company continuing as the surviving entity following such merger as a wholly owned subsidiary of PubCo; and

WHEREAS, in connection with the consummation of the transactions contemplated by the Merger Agreement, the parties hereto desire to enter into this Agreement to, among other things, amend and restate the Amended Agreement in its entirety.

NOW, THEREFORE, in consideration of the mutual promises and obligations contained herein, the parties, intending to be legally bound, hereby agree to amend and restate the Amended Agreement in its entirety as follows:

Article I

DEFINITIONS

Section 1.1            Definitions. The following terms used in this Agreement shall have the following meanings:

“Affiliate” shall mean, with respect to any Person, any other Person who, directly or indirectly, controls, is controlled by, or is under direct or indirect common control with, such Person. For the purposes of this definition “control,” when used with respect to any specified Person, shall mean the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through ownership of voting securities or partnership or other ownership interests, by contract or otherwise; and the terms “controlling” and “controlled” shall have correlative meanings.

“Agreement” shall mean this Second Amended and Restated Limited Liability Company Agreement, as amended, modified or supplemented from time to time.

“Bankruptcy” shall mean, with respect to any Person, if such Person (a) makes an assignment for the benefit of creditors, (b) files a voluntary petition in bankruptcy, (c) is adjudged a bankrupt or insolvent, or has entered against it an order for relief, in any bankruptcy or insolvency proceedings, (d) files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, (e) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any Proceeding of this nature, or (f) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the Person or of all or any substantial part of its properties, or if one hundred twenty (120) days after the commencement of any Proceeding against the Person seeking reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, if the Proceeding has not been dismissed, or if within ninety (90) days after the appointment without such Person’s consent or acquiescence of a trustee, receiver or liquidator of such Person or of all or any substantial part of its properties, the appointment is not vacated or stayed, or within 90 days after the expiration of any such stay, the appointment is not vacated.

“BBA Audit Rules” shall mean Subchapter C of Chapter 63 of the Code (Sections 6221 et seq.), as enacted by the Bipartisan Budget Act of 2015, as amended from time to time, and any Treasury Regulations, other guidance promulgated thereunder, and any similar U.S. state or local or non-U.S. legislation, regulations or guidance.

“Business” shall mean any and all activities and transactions which are necessary, convenient, desirable or incidental to holding any equity interest in CompoSecure, L.L.C. and any of its Subsidiaries.

“Business Day” shall mean any day other than Saturday, Sunday or any other day on which banks located in the State of New York are authorized or required to be closed.

“Capital Account” has the meaning set forth in Section 7.3.

“Capital Contribution” shall mean, with respect to each Member, any contribution to the Company in money or other property (at such other property’s initial Gross Asset Value) by such Member whenever made.

“Certificate” shall mean the Certificate of Formation of the Company filed with the Delaware Secretary of State, as such Certificate may be amended from time to time in accordance with the Act.

“Class A Common Stock” shall means the Class A Common Stock of PubCo, par value $0.0001 per share, or the common stock or other equity securities for which such common stock has been converted.

“Class A Units” shall mean any Units that are designated as Class A Units on Schedule A attached hereto.

“Class B Common Stock” shall mean the Class B Common Stock of PubCo, par value $0.0001 per share, or the common stock or other equity securities into which such common stock has been converted.

“Class B Units” shall mean any Units that are designated as Class B Units on Schedule A attached hereto.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, or any superseding federal tax law. A reference herein to a specific section (§) of the Code refers not only to such specific section of the Code, but also to any corresponding provision of any superseding federal tax statute, as such specific section of the Code or such corresponding provision is in effect on the date of application of the provisions of this Agreement containing such reference.

“Confidential Information” shall mean all information of a confidential or proprietary nature (whether or not specifically labeled or identified as “confidential”), in any form or medium, that relates to the products, services or research or development of the Company and its Subsidiaries or their suppliers, distributors, customers, independent contractors or other business relations. Confidential Information includes the following: (a) internal business information (including information relating to strategic and staffing plans and practices, business, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures and accounting and business methods); (b) identities of, individual requirements of, specific contractual arrangements with, and information about, the Company’s or its Subsidiaries’ suppliers, distributors, customers, independent contractors or other business relations and their confidential information; (c) inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable); and (d) all of the following U.S. and foreign: (i) patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice) and any reissue, continuation, continuation-in-part, division, extension or reexamination thereof; (ii) trademarks, service marks, trade dress, trade names, corporate names, logos and slogans (and all translations, adaptations, derivations and combinations of the foregoing) and Internet domain names, together with all goodwill associated with each of the foregoing; (iii) copyrights and copyrightable works; (iv) registrations, applications and renewals for any of the foregoing; (v) trade secrets and confidential and proprietary information, including ideas, formulas, compositions, know-how, related processes and techniques, models, research and development information, drawings, specifications, designs, plans, proposals and technical data and manuals (in each case relating to products currently in production as well as products under development); (vi) computer software (including source code, executable code, data, databases and documentation); and (vii) all other intangible properties (including incorporeal properties); together with all books, records, drawings or other indicia, however evidenced.

“Depreciation” shall mean, in any Fiscal Year (or other period), an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for federal income tax purposes, except that: (a) with respect to any asset the Gross Asset Value of which differs from its adjusted tax basis for federal income tax purposes and which difference is being eliminated by use of the “remedial method” defined by Treasury Regulations Section 1.704-3(d), Depreciation for such Fiscal Year (or other period) shall be the amount of book basis recovered for such Fiscal Year (or other period) under the rules prescribed by Treasury Regulations Section 1.704-3(d)(2); and (b) with respect to any other asset whose Gross Asset Value differs from its adjusted tax basis, Depreciation shall be determined in accordance with the methods used for federal income tax purposes and shall equal the amount that bears the same ratio to the Gross Asset Value of such asset as the depreciation, amortization or other cost recovery deduction computed for federal income tax purposes with respect to such asset bears to the adjusted federal income tax basis of such asset; provided, however, that if any such asset that is depreciable or amortizable has an adjusted federal income tax basis of zero, then the rate of Depreciation shall be as determined by the Managing Member.

“Distributable Cash” shall mean all cash, revenues and funds received by the Company and its Subsidiaries from the Company’s and its Subsidiaries’ operations and assets, less the sum of the following to the extent paid or set aside by the Company or its Subsidiaries, as applicable: (a) all principal and interest payments on indebtedness of the Company and its Subsidiaries and all other sums paid to lenders with respect to the Company and its Subsidiaries; (b) all cash expenditures incurred in the normal operation of the business of the Company and its Subsidiaries; and (c) such reserves as the Managing Member deems reasonably necessary for the proper operation of the Business.

“Economic Interest” shall mean a Member’s share of the Company’s net profits, net losses and distributions pursuant to this Agreement and the Act, but shall not include any right to participate in the management or affairs of the Company, including the right to vote on, consent to, or otherwise participate in, any decision of the Members, or any right to receive information concerning the business and affairs of the Company, in each case to the extent provided for herein or otherwise required by the Act.

“Entity” shall mean any partnership (general or limited), limited liability company, corporation, joint venture, trust, business trust, cooperative, association, foreign trust or foreign business organization or other legal entity.

“Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended.

“Exchange Agreement” shall mean the Exchange Agreement, dated as of the date hereof, by and among PubCo, the Company and such holders of Class B Units from time to time party thereto, as it may be amended from time to time in accordance with its terms.

“fair market value” shall mean, with respect to any property or asset (other than cash) (including any Units and any other equity securities of the Company), the price at which such property or asset is likely to be sold in an arm’s-length transaction between a willing and able buyer and a willing and able seller, neither of which is an Affiliate of a Member or of the other, based on the then prevailing market conditions. “Fair market value” shall be determined by the Managing Member in good faith.

“Family Group” shall mean, with respect to any Person, any Immediate Family Member of such Person, any bona fide estate planning vehicle established and maintained solely for the benefit of such Person or any Immediate Family Member of such Person, and any Successor in Interest who is an executor, administrator, committee, or legal representative of such Person or such Person’s estate. For purposes of this definition, “Successor in Interest” shall mean any (a) trustee, custodian, receiver or other Person acting in any Bankruptcy or reorganization proceeding with respect to, (b) assignee for the benefit of the creditors of, (c) trustee or receiver, or current or former officer, director or partner, or other fiduciary acting for or with respect to the dissolution, liquidation or termination of, or (d) other executor, administrator, committee, legal representative or other successor or assign of, any Person, whether by operation of law or otherwise.

“Fiscal Year” shall mean (a) the period commencing upon the date hereof and ending on December 31, 2021, (b) any subsequent twelve (12) month period commencing on January 1 and ending on December 31, or (c) any portion of the period described in clause (b) of this sentence ending on the date on which the Certificate is canceled in accordance with the Act; provided, in each case unless changed by the Managing Member or such other period as may be required by the Code.

“Gross Asset Value” shall mean, with respect to any asset of the Company, such asset’s adjusted basis for federal income tax purposes, except as follows:

(a)       the initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as determined by the Managing Member;

(b)       the Gross Asset Value of all assets of the Company shall be adjusted to equal their respective gross fair market values, as determined by the Managing Member as of the following times: (i) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution to the Company; (ii) the distribution by the Company of more than a de minimis amount of the property of the Company as consideration for an interest in the Company; and (iii) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g); provided, however, that adjustments pursuant to Clause (i) and Clause (ii) of this sentence shall be made only if the Managing Member determines that such adjustments are necessary or appropriate to reflect the relative economic interests in the Company of the Members;

(c)       the Gross Asset Value of any asset of the Company that is distributed to any Member shall be the gross fair market value of such asset on the date of distribution, as determined by the Managing Member; and

(d)       the Gross Asset Values of assets of the Company (including intangible assets, such as goodwill) shall be increased (or decreased) to reflect any adjustments to the adjusted bases of such assets pursuant to Sections 734(b) or 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m) and Paragraph (f) of the definition of “Profits” and “Losses” below; provided, however, that Gross Asset Values shall not be adjusted pursuant to this paragraph (iv) to the extent the Managing Member determines that an adjustment pursuant to paragraph (ii) of this definition is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this paragraph (d).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to paragraph (a), (b) or (d) above, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing the Profits and Losses of the Company.

“Hypothetical Rate” shall mean the highest combined marginal federal and applicable state or local statutory income tax rate applicable to an individual resident in New York City, New York, including the Medicare contribution tax on unearned income.

“Hypothetical Total Tax Liability” shall mean, with respect to a calendar quarter, the greatest Implied Total Tax Liability with respect to any Member with respect to such calendar quarter.

“Immediate Family Member” shall mean, with respect to any Person, a lineal descendant, sibling, lineal descendant of a sibling, in each case whether by blood or adoption, parent, spouse or domestic partner.

“Implied Total Tax Liability” shall mean, with respect to any Member, with respect to a calendar quarter, the product of (a) the net taxable income of the Company allocable to such Member for full or partial Fiscal Years commencing after the Closing Date (as such term is defined in the Merger Agreement) attributable to the applicable quarterly period and all prior quarterly periods in such Fiscal Year, taking into account any prior taxable loss or deductions of the Company allocable to such Member for full or partial Fiscal Years commencing after the Closing Date (as such term is defined in the Merger Agreement), based upon (A) the information returns filed by the Company, as amended or adjusted to date, and (B) estimated amounts, in the case of periods for which the Company has not yet filed information returns (in each case, determined by (1) including any income or deductions resulting from the application of Treasury Regulations Section 1.704-3 and (2) excluding any basis adjustment from the application of Sections 743(b) or 734(b) of the Code), and (b) the Hypothetical Rate (such product increased to the extent necessary to apply alternative minimum tax rates and rules), divided by (c) the Percentage Interest of such Member (expressed as a number between zero and 1.0), taking into account ownership changes of the Members as reasonably determined by the Managing Member.

“Imputed Underpayment Amount” shall mean (a) any “imputed underpayment” within the meaning of Code Section 6225 (or any corresponding or similar provision of state, local or foreign tax law) paid (or payable) by the Company as a result of any adjustment by the IRS with respect to any Company item of income, gain, loss, deduction, or credit of the Company (including, without limitation, any “partnership-related item” within the meaning of Code Section 6241(2) (or any corresponding or similar provision of state, local or foreign tax law)), including any interest, penalties or additions to tax with respect to any such adjustment, (b) any amount not described in clause (a) (including any interest, penalties or additions to tax with respect to such amounts) paid (or payable) by the Company as a result of the application of Code Sections 6221-6241 (or any corresponding or similar provision of state, local or foreign tax law), and/or (c) any amount paid (or payable) by any entity treated as a partnership for U.S. federal income tax purposes in which the Company holds (or has held) a direct or indirect interest other than through entities treated as corporations for U.S. federal income tax purposes if the Company bears the economic burden of such amounts, whether by law or agreement, as a result of the application of Code Sections 6221-6241 (including for the avoidance of doubt Code Section 6226(b)) (or any corresponding or similar provision of state, local or foreign tax law), including any interest, penalties or additions to tax with respect to such amounts.

“Managing Member” shall mean PubCo, and shall include any Person who becomes an additional, successor or substitute Managing Member of the Company pursuant to the provisions of this Agreement.

“Majority Class B Members” shall mean the Members holding a majority of the then outstanding Class B Units.

“Member” shall mean each Person who holds any Units identified on Schedule A hereto as of the date hereof who has executed this Agreement or a counterpart hereof and each Person who is hereafter admitted as a Member in accordance with the terms of this Agreement and the Act, in each case so long as such Person owns, and is shown on the Company’s books and records as the owner of, one or more Units. The Members shall constitute the “members” (as that term is defined in the Act) of the Company. Except as expressly provided herein, the Members shall constitute a single class or group of members of the Company for all purposes of the Act and this Agreement.

“Membership Interest” shall mean a Member’s interest in the Company, including such Member’s Economic Interest and the rights as a Member (including the rights, if any, to participate in the management of the business and affairs of the Company, including the right, if any, to vote on, consent to or otherwise participate in any decision or action of or by the Members and the right to receive information concerning the business and affairs of the Company, in each case to the extent expressly provided in this Agreement or otherwise required by the Act).

“Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Section 1.704-2(b)(1). The amount of Nonrecourse Deductions of the Company for a Fiscal Year equals the net increase, if any, in the amount of Partnership Minimum Gain of the Company during that Fiscal Year, determined according to the provisions of Treasury Regulations Section 1.704-2(c).

“Nonrecourse Liability” has the meaning set forth in Treasury Regulations Section 1.752-1(a)(2).

“Original Holders” shall mean the members of the Company prior to the date of this Agreement.

“Owner” shall mean, with respect to any Person, the Person that owns, directly or indirectly, any equity or voting interest in such specified Person.

“Partner Nonrecourse Debt” shall have the meaning set forth in Treasury Regulations Section 1.704-2(b)(4).

“Partner Nonrecourse Deductions” shall have the meaning set forth in Treasury Regulations Section 1.704-2(i)(2).

“Partnership Minimum Gain” shall have the same meaning as the term “partnership minimum gain” set forth in Treasury Regulations Section 1.704-2(b)(2) and 1.704-2(d).

“Percentage Interest” shall mean, with respect to any Member, as of any date of determination, such Member’s Economic Interest in the Company expressed as a portion of one hundred percent (100%), as shown on Schedule A attached hereto, determined by dividing (a) the total number of Units held by such Member as of such date by (b) the total number of Units outstanding as of such date.

“Persons” shall mean any individual or Entity.

“Profits” and “Losses” shall mean, for any Fiscal Year (or other period), an amount equal to the taxable income or loss of the Company as determined for federal income tax purposes, with the following adjustments:

(a)       such taxable income or loss shall be increased by the amount, if any, of tax-exempt income received or accrued by the Company not otherwise taken into account in determining Profit and Loss;

(b)       such taxable income or loss shall be reduced by the amount, if any, of all expenditures of the Company (not otherwise taken into account in determining Profit and Loss) described in Section 705(a)(2)(B) of the Code, including expenditures treated as described therein under Section 1.704-1(b)(2)(iv)(i) of the Treasury Regulations;

(c)       items of income, gain, deductions or losses specially allocated pursuant to Section 8.3(c) through Section 8.3(h) in any year shall be excluded from the calculation of such taxable income or loss for such year;

(d)       if the Gross Asset Value of any asset is adjusted pursuant to clause (b) or (c) of the definition of Gross Asset Value, the amount of such adjustment shall be taken into account, immediately prior to the event giving rise to such adjustment, as gain or loss from the disposition of such asset for purposes of computing Profit or Loss;

(e)       gain or loss resulting from any disposition of any asset with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the asset disposed of, notwithstanding that such Gross Asset Value differs from the adjusted tax basis of such asset;

(f)       in lieu of the depreciation, amortization, or other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such taxable year; and

(g)       to the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) of the Code is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Profit or Loss.

“PubCo” shall mean CompoSecure, Inc, a Delaware corporation formerly known as Roman DBDR Tech Acquisition Corp.

“Record Date” shall mean the date established by the Managing Member pursuant to Section 4.1 as the record date for purposes of any entitlement hereunder or any other purpose as determined by the Managing Member.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Subsidiary” shall mean, with respect to any Person, and other Person controlled by such Person directly or indirectly through any other Subsidiary of such Person or in which such Person owns directly or indirectly through any other Subsidiary of such Person more than 50% of the outstanding common stock or other outstanding equity securities ordinarily entitled to vote in such Person.

“Tax Distribution Date” shall mean the tenth (10th) day of each of March, June, September and December, or such other dates as may be appropriate in light of tax payment requirements as determined by the Managing Member.

“Transfer” shall mean any direct or indirect transfer, sale, assignment, pledge, lease, redemption, hypothecation, mortgage, gift, creation of security interest, lien or trust (voting or otherwise) or other encumbrance, or other disposition of any Units or other equity securities of the Company; and “Transferor” and “Transferee” shall have correlative meanings; provided, however, that notwithstanding anything to the contrary herein, no transfer, sale, assignment, pledge, lease, redemption, hypothecation, mortgage, gift, creation of security interest, lien or trust (voting or otherwise) or other encumbrance, or other disposition of any Class A Common Stock or Class B Common Stock or other capital stock of PubCo shall be deemed to be a “Transfer;” provided, further, that no transfer or exchange of any Class A Common Stock or Class B Common Stock pursuant to the Exchange Agreement shall be deemed to be a “Transfer.”

“Treasury Regulations” shall mean the income tax regulations, including temporary regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of superseding regulations).

“True-Up Amount” shall mean, in respect of a Fiscal Year of the Company, an amount (but not less than zero) equal to the excess of (a) the Hypothetical Total Tax Liability with respect to such Fiscal Year over (b) the aggregate amount of distributions made in respect of such tax year (treating any Tax Distribution made with respect to income for such Fiscal Year, regardless of when made, and any distribution other than a Tax Distribution made during such Fiscal Year, as being made in respect of such Fiscal Year).

“Unit” shall mean an Economic Interest in the Company that is designated as a “Unit” and shall include the Class A Units and the Class B Units; provided that any class or group of Units issued shall have the relative rights, powers and duties set forth in this Agreement and the Economic Interest represented by such class or group of Units shall be determined in accordance with such relative rights, powers and duties. Except to the extent otherwise provided herein, each class of Unit represents the same fractional interest in such Economic Interest in the Company as each other Unit in such class. Units may be issued in different classes and in whole and fractional numbers.

Section 1.2            Cross References. Each of the following terms shall have the meaning assigned thereto in the Section of this Agreement set forth below opposite such term:

Term	Section
Act	Recitals
Agreement	Preamble
Amended Agreement	Recitals
Applicable Sale	9.7(a)
Applicable Sale Notice	9.7(b)
Company	Preamble
Damages	6.3
Deficit Member	8.3(g)
Deficit Unit	8.3(g)
Designated Individual	8.11(a)
Drag-Along Right	9.7(a)
Effective Transfer Time	9.3
Formation Date	Recitals
Merger Agreement	Recitals
Original Agreement	Recitals
Permitted Transferee	9.2(b)
Proceeding	6.3
Regulatory Allocations	8.3(h)
Tax Distribution	8.4(a)
Tax Excess	8.6(b)
Tax Liability	8.6(b)
Tax Matters Representative	8.11(a)

Section 1.3           Construction. The headings and subheadings in this Agreement are included for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof. The definitions in this Article I shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All references herein to Articles, Sections and Schedules shall be deemed to be references to Articles and Sections of, and Schedules to, this Agreement unless the context shall otherwise require. All Schedules attached hereto shall be deemed incorporated herein as if set forth in full herein and, unless otherwise defined therein, all terms used in any Schedule shall have the meaning ascribed to such term in this Agreement. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” A reference to any party to this Agreement or any other agreement or document shall include such party’s predecessors, successors and permitted assigns. The word “or” shall be disjunctive but not exclusive. All accounting terms not defined in this Agreement shall have the meanings determined by GAAP. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise expressly provided herein, any agreement, instrument, law or statute defined or referred to herein means such agreement, instrument, law or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of laws or statutes) by succession of comparable successor laws or statutes and references to all attachments thereto and instruments incorporated therein. Unless otherwise expressly specified herein, including any allocation to be made among all Members or a group of Members “on a pro rata basis” or “ratably” shall be made in proportion to the Percentage Interests of such Members or group of Members immediately prior to the transaction with respect to which such allocation is being made.

Article II

CONTINUATION OF COMPANY

Section 2.1            Continuation.

(a)               Continuation. The Company was formed on May 13, 2020, pursuant to the provisions of the Act, upon the filing of the Certificate with the Secretary of State of the State of Delaware. The parties hereto hereby continue the Company as a limited liability company under and pursuant to the provisions of the Act and agree that the rights, duties and liabilities of the Members shall be as provided in the Act, except as otherwise provided herein.

(b)               Schedule A attached hereto shall be updated from time to time as is necessary to accurately reflect the information contained therein, including the admission of additional Members. Any revision to Schedule A attached hereto made in accordance with this Agreement shall not be deemed an amendment to this Agreement. Any reference in this Agreement to Schedule A attached hereto shall be deemed to be a reference to Schedule A attached hereto, as amended and in effect from time to time.

Section 2.2            Name. The name of the Company heretofore formed and continued hereby is “CompoSecure Holdings, L.L.C.” The name of the Company may be changed from time to time by the Managing Member, and upon such change an appropriate amendment to the Certificate shall be filed as required by the Act.

Section 2.3            Principal Place of Business. The principal office of the Company is, and shall continue to be, at such place as the Managing Member may designate from time to time, which need not be in the State of Delaware, and the Company shall maintain records thereat. The Company may have such other offices as the Managing Member may designate from time to time.

Section 2.4            Registered Office and Registered Agent. The registered office of the Company required by the Act to be maintained in the State of Delaware is, and shall continue to be, the office of the initial registered agent named in the Certificate or such other office (which need not be a place of business of the Company) as the Managing Member may designate from time to time in the manner provided by law. The registered agent of the Company in the State of Delaware is, and shall continue to be, the initial registered agent named in the Certificate or such other Person or Persons as the Managing Member may designate from time to time in the manner provided by law.

Section 2.5            Purposes and Powers.

(a)               Subject to Section 2.5(b), the Company is formed for the purpose of, directly and indirectly, engaging in the Business and in any and all activities and transactions which are necessary, convenient, desirable or incidental to the foregoing and in any lawful business, act or activity as the Managing Member may determine from time to time and for which a limited liability company may be organized under the Act, and engaging in any and all activities necessary, convenient, desirable or incidental to the foregoing.

(b)               The Company shall have authority to engage in any other lawful business, purpose or activity permitted by the Act, and shall possess and may exercise all of the powers and privileges granted by the Act, together with any powers incidental thereto, including such powers or privileges as are necessary or convenient to the conduct, promotion or attainment of the business purposes or activities of the Company, in each case, as the Managing Member (or any officer pursuant to delegated authority) may determine.

Section 2.6            Term. The Company shall have a perpetual existence unless the Company is dissolved in accordance with the provisions of this Agreement.

Article III

MEMBERS

Section 3.1            Members.

(a)               Managing Member. PubCo is hereby appointed as the Managing Member of the Company. The mailing address of the Managing Member is set forth on Schedule A attached hereto.

(b)               Members. The name, residence, business or mailing addresses, and the type and number of Units of each Member are set forth on Schedule A, as such Schedule shall be amended from time to time by the Managing Member in accordance with the terms of this Agreement. Unless otherwise specified, any reference in this Agreement to Schedule A shall be deemed to be a reference to Schedule A as amended and in effect from time to time in accordance with the terms of this Agreement. Each Person listed on Schedule A (as in effect on the date hereof) upon (i) his, her or its execution of this Agreement or counterpart thereto and (ii) receipt by the Company of such Person’s Capital Contributions, if any, is hereby admitted to the Company as a Member and shall own the number and type of Units set forth opposite such Member’s name on Schedule A, as amended from time to time in accordance with the terms of this Agreement. The Managing Member may in its discretion issue certificates to the Members representing the Units held by each Member.

Section 3.2          Admission of Additional Members. The Company may admit additional Persons as Members, and such Persons shall make Capital Contributions, and may participate in the profits, losses, distributions, allocations and Capital Contributions upon such terms as are established by the Company. A Person shall be admitted as a Member at the time: (a) all conditions to such Person’s admission pursuant to this Agreement have been satisfied, including those set forth in Article IX, as applicable, as determined by the Managing Member, and (b) such Person executes this Agreement or a counterpart signature page to this Agreement. Following admission as a Member, such Person shall be listed by the Managing Member as a Member on Schedule A attached hereto.

Section 3.3          Voting Rights. Each Member shall be entitled to one vote per Class A Unit that it holds with respect to any matters to which the Member holding such Units are entitled to vote. The Class B Units shall have no voting rights except with respect to the items specifically listed in this Agreement as requiring the vote of the Class B Members, in which case such Member shall be entitled to one vote per Class B Unit, but shall otherwise have the rights, preferences and obligations specified with respect to Units in this Agreement.

Section 3.4          Limitation of Liability of Members.

(a)            Except as otherwise expressly required by the Act, a Member, in its capacity as such, shall have no liability in excess of (i) the amount of its Capital Contribution, (ii) its share of any undistributed profits and assets of the Company, (iii) its obligation to make other payments expressly provided for in this Agreement, and (iv) the amount of any distributions from the Company wrongfully distributed to it. It is the intent of the parties hereto that no distribution to any Member shall be deemed a return of any money or other property in violation of the Act. However, if any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, a Member is obligated to return such money or property, such obligation shall be the obligation of such Member and not of the Company or any other Member.

(b)            No Member, in its capacity as such, shall take part in the day-to-day management, operation or control of the business and affairs of the Company. No Member, in its capacity as such, shall have any right, power or authority to transact any business in the name of the Company or to act for or on behalf of or to bind the Company. A Member shall have no rights other than those specifically provided herein or the Act.

(c)            A Member or an employee, agent, director or officer of a Member may also be an employee, agent, director or officer of the Company. The existence of these relationships and acting in such capacities will not result in a Member being deemed to be participating in the control of the business of the Company or otherwise affect the liability of such Member or the Person so acting.

Section 3.5          Priority and Return of Capital. Except as may be expressly provided herein, no Member shall have priority over any other Member, either as to the return of Capital Contributions or as to the Profits, Losses or distributions with respect to the Company.

Section 3.6          Representations and Warranties. Each Member, upon executing this Agreement (or counterpart signature to this Agreement), hereby represents and warrants to the Company and the Members who have also executed this Agreement that:

(a)            (i) such Member has knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of an investment in the Company and making an informed investment decision with respect thereto; (ii) such Member has received, reviewed and evaluated all information necessary to assess the merits and risks of its investment in the Company and has had answered to its satisfaction any questions regarding such information; (iii) such Member is able to bear the economic and financial risk of an investment in the Company for an indefinite period of time; (iv) such Member is acquiring such Member’s interest in the Company for its sole benefit and account, for investment only and not with a view to, or for resale in connection with, any distribution to the public or public offering thereof; (v) (A) if such Member is an entity, the execution, delivery and performance of this Agreement have been duly authorized by such Member and (B) if such Member is a natural Person, such Member has full legal capacity to enter into and perform his or her obligations under this Agreement; (vi) the execution, delivery and performance of this Agreement do not require such Member to obtain any consent or approval that has not been obtained and do not contravene or result in a default under any provision of any law or regulation applicable to such Member or other governing documents or any agreement or instrument to which such Member is a party (if such Member is an entity) or by which such Member is bound; (vii) the determination of such Member to acquire such Member’s interest in the Company has been made by such Member independent of any other Member and independent of any statements or opinions as to the advisability of such purchase or as to the properties, business, prospects or condition (financial or otherwise) of the Company and its Subsidiaries which may have been made or given by any other Member or any agent or employee of any other Member; (viii) this Agreement is valid, binding and enforceable against such Member in accordance with its terms, except as limited by (A) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws relating to creditors’ rights generally and (B) general principles of equity, whether such enforceability is considered in a Proceeding in equity or at law; and (ix) such Member is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

(b)        (i) (A) such Member is not a flow-through entity within the meaning of Treasury Regulations Section 1.7704-1(h)(3), and such Member is the sole beneficial owner of the interest to be registered in its name (which shall be interpreted to mean that the transferee is not and will not be treated as a nominee for, or agent of, another party or as anything other than the real owner of such interest for federal income tax purposes, at any time) or (B) such Member is a flow-through entity within the meaning of Treasury Regulations Section 1.7704-1(h)(3) and there is no person (a “Beneficial Owner”) that owns an interest in such Member such that (1) substantially all of the value of the Beneficial Owner’s interest in such Member will be attributable to such Member’s interest (direct or indirect) in the Company and (2) a principal purpose of the use of the tiered arrangement is to permit the Company to satisfy the 100-partner limitation in Treasury Regulations Section 1.7704-1(h)(1)(ii); (ii) such Member did not purchase its interest through (A) a national, foreign, regional, local or other securities exchange, (B) PORTAL or (C) over the counter market (including an interdealer quotation system that regularly disseminates firm buy or sell quotations by identified brokers or dealers by electronic means or otherwise); (iii) such Member did not purchase its interest from, to or through (A) a person, such as a broker or dealer, that makes a market in, or regularly quotes prices for, such interests or (B) a person that regularly makes available to the public (including customers or subscribers) bid or offer quotes with respect to the interest and stands ready to effect, buy or sell transactions at the quoted prices for itself or on behalf of others.

Article IV

MEETINGS OF MEMBERS

Section 4.1          Record Date. For the purpose of determining Members entitled to notice of or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any distribution, or in order to make a determination of Members for any other purpose, the Managing Member may set a Record Date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Section 4.1, such determination shall apply to any adjournment thereof.

Section 4.2          Action Without a Meeting. Any action required or permitted to be taken at a meeting of Members may be taken without a meeting and without prior notice by the written consent of the Managing Member; provided, however, if any matter requires the approval of the Majority Class B Members, such action may only be taken without a meeting and without prior notice by the written consent of the Managing Member and the Majority Class B Members.

Article V

MANAGEMENT

Section 5.1          Management and Control of the Company. Except as otherwise expressly provided in this Agreement, the Business and affairs of the Company shall be exclusively managed, operated and controlled by the Managing Member, and the Managing Member shall have full, exclusive and complete discretion to manage and control the business and affairs of the Company, to make all decisions affecting the business and affairs of the Company, and to take all actions as it deems necessary or appropriate to accomplish the purpose of the Company as set forth herein. Any action taken by the Managing Member, and the signature of the Managing Member on any agreement, contract, instrument or other document on behalf of the Company, shall be sufficient to bind the Company and shall conclusively evidence the authority of such Managing Member to act for the Company.

Section 5.2          General Powers; Ratification. Except as otherwise expressly provided herein, the Managing Member (acting on behalf of the Company), shall have the right, power and authority, in the management of the business and affairs of the Company, to do or cause to be done any and all acts, at the expense of the Company, deemed by such Managing Member to be necessary or appropriate to effectuate the business, purposes and objectives of the Company. The Company shall be operated in such a manner as the Managing Member determines to be reasonable and necessary or appropriate to preserve the limited liability of the Members.

Section 5.3         Company Books. The Managing Member shall keep or cause to be kept full and true books of account maintained in accordance with generally accepted accounting principles consistently applied and in which shall be entered fully and accurately each transaction of the Company. Such books of account, together with a copy of this Agreement and of the Certificate, shall at all times be maintained at the principal place of business of the Company. Upon reasonable written request, any Member shall have the right, at a time during ordinary business hours, as reasonably determined by the Managing Member, to inspect and copy, at the requesting Member’s expense, the books and records of the Company for any purpose reasonably related to such Member’s interest with respect to the Company.

Section 5.4          Relationships with Affiliates. The Managing Member may cause the Company to enter into any agreement or contract with the Managing Member, any Affiliate of the Managing Member, any Member, any Affiliate of a Member or any agent of the Managing Member or the Company without the prior approval of any Member; provided, that any such agreement or contract shall contain substantially such terms and conditions as would be contained in a similar agreement or contract entered into by the Company as the result of arm’s-length negotiations from a comparable unaffiliated and disinterested third party.

Section 5.5          Title to Assets. Title to assets of the Company, whether real, personal or mixed, tangible or intangible, shall be deemed to be owned by the Company, and no Member, individually or collectively, shall have any ownership interest in such assets or any portion thereof.

Section 5.6          Reliance by Third Parties. Any Person may rely upon a certificate signed by the Managing Member as to (a) the identity of the Managing Member or Members, (b) any factual matters relevant to the affairs of the Company, (c) the Persons who are authorized to execute and deliver any document on behalf of the Company or (d) any action taken or omitted by the Company, the Managing Member or any Member with respect to the business of the Company.

Section 5.7          Meetings and Action of the Managing Member. Any action that is permitted to be taken by the Managing Member on behalf of the Company may be taken by written consent of the Managing Member or by any other means determined by such Managing Member. The Managing Member shall not be required to hold a meeting in order to take action on any matter.

Section 5.8          Reimbursement of Expenses. The Company shall reimburse the Managing Member for all ordinary and reasonably necessary out-of-pocket expenses incurred by the Managing Member in accordance with this Agreement on behalf of the Company.

Section 5.9          Officers.

(a)            Designation and Appointment. The Managing Member may, from time to time, employ and retain Persons as may be necessary or appropriate for the conduct of the Company’s business (subject to the supervision and control of the Managing Member), including employees, agents and other Persons (any of whom may be a Member) who may be designated as Officers of the Company, with titles including “chairman,” “chief executive officer,” “president,” “vice president,” “treasurer,” “secretary,” “general manager,” “director,” “chief financial officer” and “chief operating officer,” to the extent authorized by the Managing Member. Any number of offices may be held by the same Person. In its sole discretion, the Managing Member may choose not to fill any office for any period as it may deem advisable. Officers need not be Members or residents of the State of Delaware. Any Officers so designated shall have such authority and shall perform such duties as are typical of such positions and as may otherwise be delegated from time to time by the Managing Member. The Managing Member may assign titles to particular Officers. Each Officer shall hold office until his or her successor shall be duly designated and shall qualify or until his or her death or until he shall resign or shall have been removed in the manner hereinafter provided. The salaries or other compensation, if any, of the Officers of the Company shall be fixed from time to time by the Managing Member.

(b)            Resignation/Removal. Any Officer may resign as such at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time be specified, at the time of its receipt by the Managing Member. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation. Any Officer may be removed as such, either with or without cause at any time by the Managing Member, subject to any contractual agreement between the Company and such Officer. Designation of an Officer shall not of itself create any contractual or employment rights.

(c)            Duties of Officers Generally. The Officers, in the performance of their duties as such, shall owe to the Company the customary duties, including the duties of loyalty and due care, of the type owed by the officers of a corporation to such corporation and its equity-holders under the laws of the State of Delaware.

Article VI

OBLIGATIONS, INDEMNIFICATION AND EXCULPATION

Section 6.1          Performance of Duties; No Liability of Members or Officers.

(a)        Other than the Managing Member acting in its capacity as the Managing Member, no Member shall, in its capacity as a Member, have any duty to the Company or any other Member except as expressly set forth herein or in other written agreements. Furthermore, notwithstanding anything herein to the contrary, and in accordance with applicable law, any and all fiduciary duties of the Members, other than the Managing Member in its capacity as such, to the Company or to another Member or the Managing Member or to another person that is a party to or is otherwise bound by this Agreement shall be eliminated to the maximum extent permitted by law; provided, that the implied contractual covenant of good faith and fair dealing shall not be eliminated. No Member, Officer or Managing Member shall be liable to the Company or to any Member for any loss or damage sustained by the Company or to any Member, unless the loss or damage shall have been the result of gross negligence, fraud or intentional misconduct by the Member, Officer or the Managing Member in question. In performing his, her or its duties (if any), each such Person shall be entitled to rely in good faith on the provisions of this Agreement and on information, opinions, reports or statements (including financial statements and information, opinions, reports or statements as to the value or amount of the assets, liabilities, profits or losses of the Company or any facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid) of the following other Persons or groups: one or more Officers or employees of the Company, any attorney, independent accountant, appraiser or other expert or professional employed or engaged by or on behalf of the Company or the Managing Member; or any other Person who has been selected with reasonable care by or on behalf of the Managing Member, in each case as to matters which such relying Person reasonably believes to be within such other Person’s competence. No Member, Officer or Managing Member shall be personally liable under any judgment of a court, or in any other manner, for any debt, obligation or liability of the Company, whether that liability or obligation arises in contract, tort or otherwise, solely by reason of being a Member, Officer or the Managing Member or any combination of the foregoing. The waiver of duties and limitations of liability set forth in this Section 6.1 shall apply to each such Person’s capacity as a Member or Officer. Notwithstanding anything to the contrary in this Section 6.1, the Managing Member shall owe the same fiduciary duties to the Company and the Members as are owed by directors of a Delaware corporation to such corporation and its stockholders, and such duties shall not be limited by the fact that the Managing Member shall be permitted to take certain actions in its discretion hereunder.

(b)        Any Member and any Affiliate of any Member may engage in or possess an interest in other profit-seeking or business ventures of any kind, nature or description, independently or with others, whether or not such ventures are competitive with the Company and the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to any Member. No Member who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Company shall have any duty to communicate or offer such opportunity to the Company, and such Member shall not be liable to the Company or to the other Members for breach of any fiduciary or other duty by reason of the fact that such Member pursues or acquires for, or directs such opportunity to another Person or does not communicate such opportunity or information to the Company. Neither the Company nor any Member shall have any rights or obligations by virtue of this Agreement or the relationship created hereby or thereby in or to such independent ventures or the income or profits or losses derived therefrom, and the pursuit of such ventures, even if competitive with the activities of the Company, shall not be deemed wrongful or improper.

Section 6.2          Confidential Information. Without limiting the applicability of any other agreement to which any Member may be subject, no Member, Officer or Managing Member, directly or indirectly disclose or use at any time, either during his, her or its association or employment with the Company or for a period of twenty four (24) months thereafter, any Confidential Information of which such Member, Officer or the Managing Member is or becomes aware. Each Member, Officer and the Managing Member in possession of Confidential Information shall take all appropriate steps to safeguard such information and to protect it against disclosure, misuse, espionage, loss and theft. Notwithstanding the above, a Member, Officer or Managing Member may disclose Confidential Information to the extent (a) the disclosure is necessary for the Member, Officer or Managing Member and/or the Company’s agents, representatives, and advisors to fulfill their duties to the Company pursuant to this Agreement and/or other written agreements, (b) the disclosure is required or requested by any federal, state, provincial or other regulatory authority or examiner, or any insurance industry association, or is reasonably believed by such Member, Officer or Managing Member to be compelled by any court decree, subpoena or legal or administrative order or process, (c) necessary to enforce rights hereunder, and (d) solely in the case of the Original Holders, disclosure is of a general nature regarding general business and financial information, return on investment and similar information and information provided to such Member by the Company pursuant to this Agreement (i) in connection with their communications to their direct and indirect beneficial owners and controlling Persons, (ii) in connection with their marketing efforts, and (iii) to any nationally recognized rating agency or investor of the foregoing Persons (and their successors and assigns who become Members) that requires access to information about any such Person’s investment portfolio in connection with ratings issued or investment decisions with respect to such a Person. No Member, Officer or Managing Member shall be prohibited from disclosing any Confidential Information to the extent such information (A) was or becomes generally available to such Member, Officer the Managing Member and known by the public other than as a result of a disclosure by such Member, Officer or the Managing Member or any of its representatives or agents in violation of this Agreement, (B) was or becomes available to such Member, Officer or the Managing Member on a non-confidential basis from a source other than the Company or any of its representatives or agents, provided that such source was not known by such Member, Officer the Managing Member, after reasonable inquiry, to be bound by any agreement with the Company or any of its Affiliates to keep such information confidential, or otherwise prohibited from transmitting the information to such Member, Officer or the Managing Member or any of its representatives or agents by a contractual, legal or fiduciary obligation, or (C) was in such Member’s, Officer’s or the Managing Member’s possession prior to being furnished by or on behalf of the Company, provided the source of such information was not known by such Member, Officer or the Managing Member, after reasonable inquiry, to be bound by any agreement with the Company or any of its Affiliates to keep such information confidential, or otherwise prohibited from transmitting the information to such Member, Officer or member of the Managing Member or any of its representatives or agents by a contractual, legal or fiduciary obligation.

Section 6.3          Right to Indemnification. Subject to the limitations and conditions as provided in this Article VI, each Person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or arbitrative (a “Proceeding”), or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding, by reason of the fact that such Person, or a Person of which such Person is the legal representative, is or was a Member, the Managing Member or Officer, the Tax Matters Representative or an officer or member of the board of a Subsidiary, shall be indemnified by the Company to the fullest extent permitted by applicable law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment) against judgments, penalties (including excise and similar taxes and punitive damages), fines, settlements and reasonable expenses (including reasonable attorneys’ and experts’ fees) actually incurred by such Person in connection with such Proceeding, appeal, inquiry or investigation (“Damages”), unless such Damages shall have been the result of gross negligence, fraud or willful misconduct by such Person, in which case such indemnification shall not cover such Damage to the extent resulting from such gross negligence, fraud or willful misconduct. Indemnification under this Article VI shall continue as to a Person who has ceased to serve in the capacity which initially entitled such Person to indemnity hereunder. The rights granted pursuant to this Article VI shall be deemed contract rights, and no amendment, modification or repeal of this Article VI shall have the effect of limiting or denying any such rights with respect to actions taken or Proceedings, appeals, inquiries or investigations arising prior to any amendment, modification or repeal.

Section 6.4           Advance Payment. The right to indemnification conferred in this Article VI shall include the right to be paid or reimbursed by the Company the reasonable expenses incurred by a Person (other than an Officer of the Company or any of its Subsidiaries thereof in respect of claims by the Company or any of its Subsidiaries thereof against such Officer in such Officer’s capacity as such) entitled to be indemnified under Section 6.3 who was, is or is threatened to be made a named defendant or respondent in a Proceeding in advance of the final disposition of the Proceeding and without any determination as to the Person’s ultimate entitlement to indemnification; provided that the payment of such expenses incurred by any such Person in advance of the final disposition of a Proceeding shall be made only upon delivery to the Company of a written affirmation by such Person of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification under Article VI and a written undertaking, by or on behalf of such Person, to repay all amounts so advanced if it shall ultimately be determined that such indemnified Person is not entitled to be indemnified under this Article VI or otherwise.

Section 6.5          Indemnification of Employees and Agents. The Company, at the direction of the Managing Member, may indemnify and advance expenses to an employee or agent of the Company to the same extent and subject to the same conditions under which it may indemnify and advance expenses under Section 6.3 and Section 6.4.

Section 6.6         Appearance as a Witness. Notwithstanding any other provision of this Article VI, the Company may pay or reimburse reasonable out of pocket expenses incurred by an Officer, employee or agent in connection with his or her appearance as a witness or other participation in a Proceeding at a time when he or she is not a named defendant or respondent in the Proceeding.

Section 6.7          Nonexclusivity of Rights. The right to indemnification and the advancement and payment of expenses conferred in this Article VI shall not be exclusive of any other right that a Member or the Managing Member indemnified pursuant to this Article VI may have or hereafter acquire under any law (common or statutory) or under any agreement.

Section 6.8          Insurance. The Company shall obtain and maintain at all times thereafter, at its expense, insurance (with coverage limits customary for similarly situated companies) to protect itself and any Member, the Managing Member, Officer or agent of the Company, and any member of the board (or governing body), officer or agent of any Subsidiary of the Company, who is or was serving at the request of the Company or such Subsidiary as a manager, representative, director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such Person against such expense, liability or loss under this Article VI.

Section 6.9          Savings Clause. If this Article VI or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Person indemnified pursuant to this Article VI as to costs, charges and expenses (including reasonable attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any such Proceeding, appeal, inquiry or investigation to the full extent permitted by any applicable portion of this Article VI that shall not have been invalidated and to the fullest extent permitted by applicable law.

Article VII

CAPITAL STRUCTURE

Section 7.1          Capital Structure.

(a)             The Members’ interests in the Company shall be represented by Units, or such other equity securities in the Company as the Managing Member may establish in accordance with the terms hereof. As of the date hereof, the Units are comprised of two classes of Units: Class A Units and Class B Units.

(b)            The Members and their respective holdings of Units as of the date hereof are set forth on Schedule A attached hereto. The Managing Member may from time to time, and only in accordance with the terms of this Agreement and to the extent required by the Exchange Agreement, authorize the issuance of additional Class A Units, Class B Units and such preferred units with such rights, preferences, privileges and restrictions as the Managing Member shall designate as required by and in accordance with the terms of the Exchange Agreement; provided, that as long as there are any Members other than PubCo, then no such new class or series of Units may dilute or reduce the Percentage Interest of such Members relative to if such new class or series of Units had not been created, except to the extent (and solely to the extent) the Company actually receives cash in an aggregate amount, or other property with a fair market value in an aggregate amount, equal to the pro rata share allocated to such new class or series of Units and the number thereof issued by the Company. Subject to the immediately preceding sentence, this Agreement shall be amended in order to document such new classes of preferred units and their rights, preferences, privileges and restrictions, in each case, with no further action required by the Members.

(c)            Class B Units shall be convertible only into Class A Units on a one-for-one basis as specified in Sections 7.1(d) and 7.2. All issuances of Class A Units and Class B Units shall be made in accordance with the terms and provisions of this Agreement and the Exchange Agreement.

(d)            Each Class B Unit surrendered to the Company pursuant to the Exchange Agreement shall, as of the consummation of the transactions contemplated by the Exchange Agreement, be automatically converted into a Class A Unit, without any action on the part of any Person, including the Managing Member or the Company, and such Class B Units shall thereby cease to exist.

(e)            Except as otherwise expressly provided in this Agreement, all Units shall have identical rights and privileges in every respect.

(f)            The issued and outstanding Units shall not be represented by certificates.

Section 7.2          Effect of Exchange.

(a)            Upon the exchange by any Member of Class B Units for shares of Class A Common Stock pursuant to the Exchange Agreement, as of the effective date of such exchange, each such Class B Unit automatically shall be converted into a Class A Unit, and the Class B Units so exchanged shall thereby cease to exist, without any action on the part of any Person, including the Managing Member or the Company.

(b)            Upon the exchange by any Member of Class B Units for a cash payment pursuant to the Exchange Agreement, as of the effective date of such exchange, each such exchanged Class B Unit automatically shall be deemed cancelled concomitant with such payment, without any action on the part of any Person, including the Managing Member or the Company.

(c)            The Company may only issue Class B Units to the Original Holders and their respective Permitted Transferees.

(d)            The Company may only issue Class A Units to PubCo.

(e)            Notwithstanding anything to the contrary herein, (i) the Company shall, and the Managing Member shall cause the Company to take all actions as are required under, and otherwise comply with, the Exchange Agreement, and (ii) each Member shall comply with the Exchange Agreement.

(f)             Notwithstanding anything to the contrary herein, the Company may, and the Managing Member may cause the Company to, issue additional Units, at any time or from time to time, to the Members or to other Persons, and to admit such Persons as Members, on such terms and conditions as shall be established be the Managing Member, all without the approval of any Member or any other Person, including (i) as required by the Exchange Agreement, (ii) in connection with the payment of shares of Class A Common Stock to the Earnout Recipients (as defined in the Merger Agreement) pursuant to Section 2.9 of the Merger Agreement, (iii) in connection with the issuance, exercise or vesting of options or restricted stock, as applicable, into shares of Class A Common Stock, (iv) in connection with the offering, sale, syndication, private placement or public offering of Class A Common Stock. At any time shares of Class A Common Stock are issued or sold by PubCo, the Company shall issue to PubCo a number of Class A Units equal to the number of shares of Class A Common Stock issued or sold, and the proceeds received, if any, by PubCo shall be contributed to or used by the Company, and for no other purpose, or (v) in connection with the exchange or conversion of any notes into equity of PubCo.

Section 7.3          Capital Accounts.

(a)            There shall be established for each Member on the books of the Company a Capital Account, which shall be increased or decreased in the manner set forth in this Agreement.

(b)           The Capital Account of each Member shall be maintained in accordance with the following provisions:

(i)             To such Member’s Capital Account with respect to the Company there shall be credited such Member’s Capital Contributions, such Member’s distributive share of the Profits of the Company, and the amount of any liabilities of the Company that are assumed by such Member or that are secured by any assets of the Company that are distributed to such Member;

(ii)            To such Member’s Capital Account with respect to the Company there shall be debited the amount of cash and the Gross Asset Value of any other assets of the Company that are distributed to such Member pursuant to any provision of this Agreement, such Member’s distributive share of the Losses of the Company, and the amount of any liabilities of such Member that are assumed by the Company or that are secured by any property contributed by such Member to the Company.

(iii)           In determining the amount of any liability for purposes of this Section 7.3(b), there shall be taken into account Section 752(c) of the Code and any other applicable provisions of the Code and the Treasury Regulations.

Section 7.4          Capital Contributions of Members. Except as set forth in the Exchange Agreement (including Section 2.3 thereof), no Member shall be required to make any capital contributions to the Company.

Article VIII

ALLOCATIONS AND DISTRIBUTIONS

Section 8.1          Allocations. Except as otherwise provided in this Agreement, Profits and Losses (and, to the extent necessary, individual items of income, gain, loss, deduction or credit) of the Company shall be allocated among the Members in a manner such that the Capital Account of each such Member, immediately after making such allocation, is, as nearly as possible, equal (proportionately) to (a) the distributions that would be made to such Members pursuant to Section 8.4 if the Company were dissolved, its affairs wound up and its assets sold for cash equal to their book values, all Company liabilities were satisfied (limited with respect to each nonrecourse liability to such book value of the assets securing such liability), and the net assets of the Company were distributed in accordance with Section 8.4(b) to such Members immediately after making such allocation, minus (b) such Member’s share of Partnership Minimum Gain and Member’s nonrecourse debt minimum gain (as determined pursuant to Treasury Regulations Section 1.704-2(b)(4)), computed immediately prior to the hypothetical sale of assets.

Section 8.2          Interim Allocations Due to Members’ Membership Interest Adjustment. In the event of a change in a Member’s Membership Interest during any year or a Transfer of a Unit, the Company’s Profits and Losses shall be allocated among the Members for the periods before and after the change or Transfer based on an interim closing of the books or any lawful equitable alternative method as determined by the Managing Member. This Section 8.2 shall apply both for purposes of computing Capital Accounts for federal income tax purposes.

Section 8.3          Certain Tax Matters.

(a)            Except as otherwise provided herein, all items of Company income, gain, deduction and loss shall be allocated among the Members in the same proportion as they share in the Profits and Losses to which such items relate.

(b)           Income, gain, loss or deductions of the Company shall, solely for income tax purposes, be allocated among the Members in accordance with Section 704(c) of the Code and the Treasury Regulations promulgated thereunder, so as to take account of any difference between the adjusted basis of the assets of the Company and their respective Gross Asset Values by using the “traditional method” set forth in Treasury Regulations Section 1.704-3(b).

(c)            Notwithstanding any other provision of this Article VIII, if there is a net decrease in Partnership Minimum Gain of the Company during any year, each Member shall be specially allocated items of income and gain for such year (and, if necessary, subsequent years) in an amount equal to the portion of such Member’s share of the net decrease in Partnership Minimum Gain of the Company, determined in accordance with Section 1.704-2(g) of the Treasury Regulations. Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Section 1.704-2(f)(6) of the Treasury Regulations. This Section 8.3(c) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(f) of the Treasury Regulations and shall be interpreted consistently therewith.

(d)           Notwithstanding any other provisions of this Article VIII except Section 8.3(c), if there is a net decrease in Partnership Minimum Gain of the Company attributable to a Partner Nonrecourse Debt during any year, each Member who has a share of the Partnership Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Section 1.704-2(i)(5) of the Treasury Regulations, shall be specially allocated items of income and gain for such year (and, if necessary, subsequent years) in an amount equal to the portion of such Member’s share of the net decrease in Partnership Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Section 1.704-2(i)(4) of the Treasury Regulations. Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Section 1.704-2(i)(4) of the Treasury Regulations. This Section 8.3(d) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(i) of the Treasury Regulations and shall be interpreted consistently therewith.

(e)           Nonrecourse Deductions of the Company for any year shall be allocated to the Members in accordance with their respective Percentage Interests.

(f)             Any Partner Nonrecourse Deductions for any year shall be specially allocated to the Member who bears the economic risk of loss with respect to the Partner Nonrecourse Debt of the Company to which such Partner Nonrecourse Deductions of such series are attributable in accordance with Section 1.704-2(i)(1) of the Treasury Regulations. This Section 8.3(f) is intended to comply with the provisions of Treasury Regulations Section 1.704-2(i) and shall be interpreted consistently therewith.

(g)            Notwithstanding any other provision of this Article VIII, no Member shall be allocated in any Fiscal Year of the Company any Loss (and no Unit shall be allocated in any Fiscal Year of the Company any Loss) to the extent such allocation would cause or increase a deficit balance in such Member’s Capital Account, taking into account all other allocations to be made for such year pursuant to this Article VIII and the reasonably expected adjustments, allocations and distributions described in Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations. Any such Loss that would be allocated to such a Member (the “Deficit Member”), or a Unit (the “Deficit Unit”), shall instead be allocated to the other Members or Units. Moreover, if a Deficit Member unexpectedly receives an adjustment, allocation or distribution described in Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations which creates or increases a deficit balance in such Member’s Capital Account (computed after all other allocations to be made for such year pursuant to this Article VIII have been tentatively made as if this Section 8.3(g) were not in this Agreement), such Deficit Member shall be allocated items of gross income in an amount equal to such deficit balance (which shall be allocated among the Members associated with Units as determined by the Managing Member). This Section 8.3(g) is intended to comply with the qualified income offset requirement of Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations and shall be interpreted consistently therewith.

(h)            The allocations set forth in Sections 8.3(c) through 8.3(g) (the “Regulatory Allocations”) are intended to comply with Section 704(b) of the Code and the Treasury Regulations thereunder and shall be taken into account in allocating items of income, gain, loss and deduction among the Members so that, to the extent possible, the net amount of such allocations of other items and the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to each such Member if the Regulatory Allocations had not occurred.

Section 8.4          Distributions.

(a)            On each Tax Distribution Date with respect to a calendar quarter for a Fiscal Year, to the extent permitted by the financing agreements of the Company and its Subsidiaries, the Company shall, to the extent of Distributable Cash, make a distribution in cash (each, a “Tax Distribution”), to the Members in proportion to their respective Percentage Interests in an aggregate amount equal to the excess of (i) the Hypothetical Total Tax Liability with respect to such calendar quarter over (ii) the aggregate amount of distributions made by the Company with respect to such Fiscal Year (treating any Tax Distribution made with respect to income for such Fiscal Year, regardless of when made, and any distribution other than a Tax Distribution made during such Fiscal Year, as being made with respect to such Fiscal Year). If, at any time after the end of a Fiscal Year, the Company has a True-Up Amount, then to the extent permitted by the financing agreements of the Company and its Subsidiaries, the Company shall, to the extent of Distributable Cash, make a Tax Distribution to the Members in proportion to their respective Percentage Interests in an aggregate amount equal to the True-Up Amount. In the event that there is insufficient Distributable Cash to make the distribution described in the preceding provisions of this Section 8.4(a), the amount distributable to each such Member holding Class A Units and/or Class B Units shall be reduced pro rata in accordance with the amount that would be distributable to such Member, and such deficiency shall be paid to such Members when there is next Distributable Cash, and in any event, prior to any distribution pursuant to Section 8.4(b). If the aggregate amount of Tax Distributions made in respect of such Fiscal Year exceeds the amount of the Hypothetical Total Tax Liability with respect to such Fiscal Year (based on the information returns filed by the Company), then Tax Distributions for subsequent Fiscal Years shall be reduced by the amount of such excess.

(b)           Other than as provided for in Section 8.4(a) and Article IX, the Company shall make distributions of Distributable Cash to the Members at such times and in such amounts as the Managing Member may determine from time to time. All amounts so determined by the Managing Member to be available for distribution by the Company shall be distributed to the Members in proportion to their respective Percentage Interests.

(c)            All distributions made pursuant to Section 8.4 shall be at such times and in such aggregate amounts as shall be determined by the Managing Member, in its sole discretion.

(d)            If the Company or any of its Subsidiaries enters into (or otherwise becomes bound by) any financing arrangement or agreement after the date hereof, the Company shall (and shall cause its Subsidiaries to) use commercially reasonable efforts to ensure that such financing arrangement or agreement permits, at any time in which the Company or such Subsidiary is not in default thereunder: (i) in the case of the Company, Tax Distributions to be made in full when due pursuant to Section 8.4(a) (without regard to the limitation regarding financing agreements), and (ii) in the case of any such Subsidiary, payments to be made directly or indirectly to the Company to enable the Company to make Tax Distributions in full when due pursuant to Section 8.4(a) (without regard to the limitation regarding financing agreements); provided, however, that any such financing arrangement or agreement entered into after the date hereof that is no more restrictive with respect to Tax Distributions than any financing arrangement or agreement existing on the date hereof will be deemed to satisfy the requirements under this Section 8.4(d).

Section 8.5          Distributions in Kind. Distributions made pursuant to this Agreement may be made in cash or in property or assets in kind at the discretion of the Managing Member; provided, however, that subject to Section 8.4 any distribution in kind shall be made to all Members proportionately in accordance with Section 8.4(b).

Section 8.6          Distribution Rules and Tax Withholding.

(a)            Each Member shall deliver to the Company any form or other documentation reasonably requested by the Company that is required to demonstrate that the applicable Member is not subject to withholding tax under the provisions of any applicable Federal, state, local, foreign or other law. If requested by a relevant taxing authority in connection with an audit, inquiry or other proceeding conducted by such taxing authority, each Member shall if requested by the Company deliver a copy of any tax return or similar document of the applicable Member that the Company may reasonably request with respect to any such law.

(b)            To the extent that the Company is required by any applicable law to withhold or to make tax payments on behalf of or with respect to distributions to, issuance of Units to, allocations to, transfers by, or otherwise for, any Member in such Person’s capacity as a Member of the Company (each a “Tax Liability”), the Company may make such payment out of available cash of the Company, which shall reduce any distribution otherwise payable to such Member; provided, that at least ten (10) days, if commercially possible, prior to making a distribution on behalf of or with respect to a Member, the Company shall first notify such affected Member and advise such Member as to whether the Company has sufficient cash to pay such Tax Liability and, if it does not, the amount of any deficiency. If the Company does not have sufficient Distributable Cash to pay such Tax Liability, such Member shall pay to the Company an amount equal to such deficiency (a “Tax Excess”) three (3) days prior to the date that the Company is required to pay the associated Tax Liability. If not paid in accordance with the preceding sentence, such Tax Excess shall be deemed to be a recourse loan to such Member by the Company and shall be due and payable immediately, and if not repaid within two (2) days, the Tax Excess shall bear interest at a rate equal to the lesser of (i) fifteen percent (15%) per annum, or (ii) the maximum rate permitted by law until repaid. Notwithstanding anything to the contrary contained herein or in any other agreement between or among Members, each Member hereby agrees to indemnify, defend, and hold harmless the Company and its Affiliates from and against any Tax Liability of or with respect to such Member, at any time, and this indemnity and hold harmless provision shall survive this Agreement and the termination of the Company. In the event of any claimed over-withholding, such Member shall be limited to an action against the applicable government agencies for refund and hereby waives any claim or right of action against the Company on account of such withholding. The Company may, and is hereby authorized to, withhold from any distributions or payments otherwise due to a Member from the Company under this Agreement the amount of any Tax Excess made on behalf of such Member that as of such date has neither been repaid to the Company nor been previously offset hereunder, and any amount withheld under this Section 8.6 shall be deemed for all purposes of this Agreement to have been distributed or paid to such Member. Any Member who does not repay a Tax Excess after a written final demand has been given by the Managing Member shall pay, in addition to the Tax Excess and applicable interest, all expenses, including reasonable attorney’s fees, incurred by the Company or any other Member in collecting the Tax Excess plus interest or pursuing any other remedy provided in this Section 8.6 and otherwise in this Agreement.

Section 8.7          Restrictions on Distributions. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to any Member with respect to such Member’s Units if such distribution would violate the Act or other applicable law. In addition, except as specifically determined by the Managing Member, the Company shall not make a distribution to any Member if such distribution would be prohibited by the terms of, or would cause any obligation of the Company or any of its Subsidiaries to become due prior to the final maturity date of, or would cause the net worth or assets of the Company or any of its Subsidiaries to be less than the minimum amount (or less in relation to another amount than the minimum ratio of such amounts) required to be maintained by the Company or any of its Subsidiaries under, or otherwise would conflict with, any agreement or other instrument to which the Company or any of its Subsidiaries is a party or by which any of them is bound which relates to borrowed money.

Section 8.8           Accounting Method. The Company shall keep its accounting records and shall report Profit or Losses on the accrual method of accounting in accordance with the principles used by the Company for federal income tax purposes and otherwise in accordance with GAAP consistently applied and, to the extent inconsistent therewith, in accordance with this Agreement.

Section 8.9          Interest on and Return of Capital Contributions. No Member shall be entitled to interest on any of its Capital Contributions or to return of any of its Capital Contributions.

Section 8.10         Taxes.

(a)            The Company shall prepare, or cause to be prepared, and shall file all tax returns, be they information returns or otherwise, which are required to be filed by the Company with the Internal Revenue Service, state and local tax authorities and foreign tax jurisdictions, if any.

(b)            The Company shall furnish the Members with all Company information required to be reported in the tax returns of the Members for tax jurisdictions in which the Company is considered to be doing business, including a report indicating each Member’s share for income tax purposes of the Company’s estimated income, gain, credits, losses and deductions within 30 days after each of the first three quarters of each Fiscal Year and within 60 days after the end of the Company’s Fiscal Year. The Company shall furnish the Members with a copy of Schedule K-1 to IRS Form 1065 (or any successor form) by no later than 74 days after the end of each year.

(c)            All determinations as to tax elections for the Company shall be made by the Managing Member. Notwithstanding the foregoing sentence, an election under Section 754 of the Code shall be made with respect to each taxable year of the Company ending after the date hereof.

Section 8.11         Tax Matters Representative.

(a)            The “partnership representative” (as such term is defined in Section 6223 of the BBA Audit Rules or corresponding or similar provision of applicable state or local law) of the Company (the “Tax Matters Representative”) shall be PubCo or any successor designated by such Person. The Tax Matters Representative shall be permitted to appoint any “designated individual” (or similar person) (a “Designated Individual”) permitted under Treasury Regulations Section 301.6223-1 (or any successor regulations or corresponding or similar provision of applicable state or local law). If the Tax Matters Representative appoints a Designated Individual pursuant to Code Section 6223 and Treasury Regulations thereunder (or corresponding or similar provision of applicable state or local law), such Designated Individual shall be subject to this Agreement in the same manner as the Tax Matters Representative (and references to the Tax Matters Representative shall include any such Designated Individual unless the context otherwise requires or shall mean solely the Designated Individual as needed to comply with applicable law). Each Member, by its execution of this Agreement, hereby (i) consents to such designation of the Tax Matters Representative, and agrees to execute, certify, acknowledge, deliver, swear to, file and record at the appropriate public offices such documents as may be necessary or appropriate to evidence such consent, (ii) agrees take such actions as may be required to effect any future designations of the Tax Matters Representative, and (iii) agrees to cooperate to provide any information or take such other actions as may be reasonably requested by the Tax Matters Representative, to determine whether any Imputed Underpayment Amount may be modified pursuant to Code Section 6225(c) (or any corresponding or similar provision of applicable state or local law). To the extent and in the manner provided by applicable Code Sections and Treasury Regulations thereunder (or any corresponding or similar provision of applicable state or local law), the Tax Matters Representative (i) shall furnish the name, address and taxpayer identification number of each Member to the IRS and (ii) shall inform each Member of administrative or judicial proceedings for the adjustment of Company items required to be taken into account by a Member for income tax purposes. The Tax Matters Representative shall act reasonably at all times and keep the other Members reasonably informed about its actions. The Tax Matters Representative shall be entitled to be reimbursed for all reasonable out-of-pocket expenses properly incurred in the capacity as the Tax Matters Representative.

(b)            Each Member shall be considered to have retained such rights (and obligations, if any) as are provided for under the Code or any other applicable law with respect to any examination, proposed adjustment or proceeding relating to Company tax items. The Tax Matters Representative agrees that it will not bind the Members to any material income tax settlement or income tax settlement that disproportionately impacts the Class B Members without the prior written approval of the affected Majority Class B Members, which approval shall not be unreasonably withheld, delayed or conditioned. The Tax Matters Representative shall use reasonable best efforts to notify the Members, within thirty (30) days after the Tax Matters Representative receives notice from the IRS, of any administrative proceeding with respect to an examination of, or proposed adjustment to, any Company tax items, and shall promptly provide the Members with copies of relevant written materials. The Tax Matters Representative shall use reasonable best efforts to provide the Members with notice of its intention to extend the statute of limitations or file a tax claim in any court at least ten (10) days before taking such action and shall not take such action without the prior written approval of the Majority Class B Members, which approval shall not be unreasonably withheld, delayed or conditioned.

(c)            Neither the Managing Member nor the Tax Matters Representative shall elect to cause the Company to be subject to the BBA Audit Rules with respect to any taxable year beginning before January 1, 2018. The Tax Matters Representative shall use reasonable best efforts to make the election described in Section 6226 of the BBA Audit Rules (or any corresponding or similar provision of applicable state or local law) with respect to each final partnership adjustment for a taxable period ending on or prior to the date hereof. If the Company is subject to any Imputed Underpayment Amount under the BBA Audit Rules, the Managing Member shall use reasonable efforts to allocate such liabilities among the Members and former Members in a fair and equitable manner, taking into account any modifications attributable to such a Member pursuant to Section 6225(c) of the BBA Audit Rules (if applicable). Any tax liabilities so allocated shall be treated as a Tax Liability subject to the provisions of Section 8.6.

Section 8.12        Accounting Decisions; Auditors. All determinations as to the accounting principles of the Company shall be made by the Managing Member.

Section 8.13        Tax Classification. It is the intention of the parties hereto that the Company be classified as a partnership, and not as an association taxable as a corporation, for federal income tax purposes, and the provisions of this Agreement shall be interpreted in a manner consistent with such intention. No election shall be filed with the Internal Revenue Service (or the tax authorities of any State) to have the Company taxable other than as a partnership for income tax purposes without the prior consent of the Managing Member.

Section 8.14        Accounting Method. The Company shall keep its accounting records and shall report Profit or Losses on the accrual method of accounting in accordance with the principles used by the Company and the Company for federal income tax purposes and otherwise in accordance with GAAP consistently applied and, to the extent inconsistent therewith, in accordance with this Agreement.

Section 8.15        Accounting Records. The Company and each Subsidiary of the Company shall: (a) keep complete and accurate business and accounting records reflecting all transactions of the Company and each Subsidiary of the Company; (b) manage its books and ledgers in a proper and timely manner; (c) maintain proper internal accounting controls sufficient to enable the timely identification or ascertainment of, amongst other things, payments receivables and that the dispositions by it of its assets have, in each case, been performed in an authorized manner; and (d) prevent unauthorized persons from having access to its books and records. Such accounting records shall be kept in accordance with the principles set forth in Section 8.14 and shall be audited annually. The Company shall also keep all records required to be kept pursuant to the Act.

Article IX

ASSIGNMENT; ADMISSION AND WITHDRAWAL OF PARTNERS

Section 9.1         Assignment of Units. Except as otherwise expressly permitted in this Article IX, (a) no Member shall Transfer all or any portion of its Membership Interests, Units or rights to income or other attributes with respect to its Units, and (b) no Owner of any Member shall Transfer any equity security of such Entity, it being understood that any such Transfer not in accordance with this Section 9.1 or the remainder of this Article IX will be deemed to constitute a Transfer by such Member in violation of this Agreement and shall be void ab initio.

Section 9.2          Transfers by Members.

(a)         Without the prior written consent of the Managing Member, no Member may Transfer any Units (or any Economic Interest therein), except as provided in this Section 9.2.

(b)        The Original Holders, their Permitted Transferees and their respective Owners (if applicable) may Transfer any Class B Units held by each them so long as such Transfer is (i) made to an Affiliate or a Person in the Family Group of such Member, Permitted Transferee or PubCo, as applicable, in compliance with Section 9.2(e) and Section 9.2(f), or (ii) made pursuant to the Exchange Agreement (each Transferee of a Transfer pursuant to clause (i) and clause (ii) being referred to herein as a “Permitted Transferee”).

(c)         PubCo is the only permitted holder of Class A Units.

(d)         Any Member who Transfers any Units in accordance with this Section 9.2 shall cease to be a Member with respect to such Transferred Units and shall no longer have any rights or privileges of a Member with respect to such Transferred Units.

(e)        Except with respect to Transfers of Units pursuant to the Exchange Agreement, any Person who acquires any Units in accordance with this Section 9.2 that is not an existing Member shall agree in writing to assume the responsibility of the transferring Member. In the event that such Person fails to do so entirely or fails to do so in a timely manner, such Person shall be deemed by its acceptance of the benefits of the acquisition of such Units to have agreed to be subject to, and bound by, all of the terms and conditions of this Agreement to which the predecessor in such Units was subject, and by which such predecessor was bound, and for all purposes shall be deemed to be a Member.

(f)         Except with respect to Transfers of Units pursuant to the Exchange Agreement, no Transfer of Units shall be given effect unless the transferee delivers to the Company the representations set forth in Schedule B.

(g)         Notwithstanding any provision of this Agreement to the contrary, no Transfer of Units may be made except in compliance with all federal, state and other applicable laws, including federal and state securities laws.

(h)         Notwithstanding any provision of this Agreement to the contrary, (i) no Transfer of Units may be made to a lender to the Company or any Person who is related (within the meaning of Treasury Regulations Section 1.752-4(b)) to any lender to the Company whose loan otherwise constitutes a Nonrecourse Liability unless (A) the Managing Member is provided prior written notice thereof and (B) the lender enters into an arrangement with the Company to exchange or redeem for Class A Common Stock any Units in which a security interest is held simultaneously with the time at which such lender would be deemed to be a member in the Company for purposes of allocating liabilities to such lender under Section 752 of the Code, and (ii) no Member may Transfer any of such Units (including any Economic Interest therein) if the Managing Member reasonably and in good faith promptly determines that such Transfer or attempted Transfer (A) would create a material risk that the Transfer would be considered to be effected on or through an “established securities market” or a “secondary market or the substantial equivalent thereof,” as such terms are used in Treasury Regulations Section 1.7704-1, (B) would create a material risk that the Company would have more than one hundred (100) partners, within the meaning of Treasury Regulations Section 1.7704-1(h)(1)(ii) (determined taking into account the rules of Treasury Regulations Section 1.7704-1(h)(3)), and (C) would have a material risk that the Company would be treated as a “publicly traded partnership” within the meaning of Section 7704(b) of the Code and the Treasury Regulations promulgated thereunder.

(i)         Notwithstanding any provision of this Agreement to the contrary, no Member may Transfer any Units unless (x) contemporaneously with the Transfer, the Transferor shall deliver to the Company a validly executed IRS Form W-9 (unless such form had previously been provided to the Company and remains in effect), or (y) contemporaneously with the Transfer, the Transferee shall properly withhold and remit to the Internal Revenue Service the amount of tax required to be withheld upon the Transfer by Section 1446(f) of the Code (and provide evidence to the Company of such withholding and remittance promptly thereafter); provided that the Company shall timely provide whatever information is reasonably requested by the Transferor or Transferee to calculate the tax to be withheld.

(j)          Any attempted Transfer of Units by any Member not in accordance with this Section 9.2 shall be ineffective, null and void ab initio.

Section 9.3          Effect of Permitted Transfer. Upon consummation of any Transfer of Units made in accordance with the provisions of this Agreement, (a) the Transferee shall be admitted as a Member (if not already a Member) and for purposes of this Agreement, such Transferee shall be deemed a Member with respect to such Transferred Units, (b) the Transferred Units shall continue to be subject to all the provisions of this Agreement and (c) the Capital Account (or applicable portion thereof in the case of a Transfer of less than all of a Transferor’s Units) of the Transferor shall be Transferred to the name of such Transferee at the close of business on the effective date of such Transfer (the “Effective Transfer Time”). Unless the Transferor and Transferee otherwise agree in writing, and give written notice of such agreement to the Company at least five (5) days prior to such Effective Transfer Time, all distributions declared to be payable to the Transferor at or prior to such Effective Transfer Time shall be made to the Transferor. No Transfer shall relieve the Transferor (or any of its Affiliates) of any of their obligations or liabilities under this Agreement arising prior to the closing of the consummation of such Transfer.

Section 9.4          Recognition of Assignment by Company. No Transfer, or any part thereof, that is in violation of Article IX shall be valid or effective, and neither the Company nor the Managing Member shall recognize the same for the purpose of making distributions in accordance with this Agreement. To the fullest extent permitted by law, neither the Company nor the Managing Member shall incur any liability as a result of refusing to make any such distributions to the transferee of any such invalid Transfer.

Section 9.5          Death, Incompetency, Bankruptcy or Dissolution of a Member. The death, incompetency, Bankruptcy, dissolution or other cessation to exist as a legal entity of a Member shall not, in and of itself, dissolve the Company. In any such event, the personal representative (as defined in the Act) of such Member may exercise all of the rights of such Member for the purpose of settling such Member’s estate or administering its property, subject to the terms and conditions of this Agreement.

Section 9.6         Withdrawal from the Company. Except as provided in this Agreement, no Member may withdraw as a member of the Company.

Section 9.7           Drag-Along Rights.

(a)            If at any time PubCo desires to Transfer in one or more transactions all or any portion of its Units (or any beneficial interest therein) in an arm’s-length transaction to a bona fide third party that is not an Affiliate of PubCo (an “Applicable Sale”), PubCo can require each other Member to sell the same pro rata share of its Units as is being sold by PubCo (based upon the total number of Units held by PubCo at such time) on the same terms and conditions (“Drag-Along Right”). PubCo may in its sole discretion elect to cause the Managing Member and/or the Company to structure the Applicable Sale as a merger or consolidation or as a sale of the Company’s assets. If such Applicable Sale is structured (i) as a merger or consolidation, then no Member shall have any dissenters’ rights, appraisal rights or similar rights in connection with such merger or consolidation or (ii) as a sale of assets, then no Member may object to any subsequent liquidation or other distribution of the proceeds therefrom. Each Member agrees to consent to, and raise no objections against, an Applicable Sale. In the event of the exercise by PubCo of its Drag-Along Right pursuant to this Section 9.7, each Member shall take all reasonably necessary and desirable actions approved by PubCo in connection with the consummation of the Applicable Sale, including the execution of such agreements and such instruments and other actions reasonably necessary to provide customary and reasonable representations, warranties, indemnities, covenants, conditions and other agreements relating to such Applicable Sale and to otherwise effect the transaction; provided, however, that (A) such Members shall not be required to give disproportionately greater or more onerous representations, warranties, indemnities or covenants than PubCo, (B) such Members shall not be obligated to bear any share of the out-of-pocket expenses, costs or fees (including attorneys’ fees) incurred by the Company in connection with such Applicable Sale unless and to the extent that such expenses, costs and fees were incurred for the benefit of the Company or all Members, (C) such Members shall not be obligated or otherwise responsible for more than their proportionate share of any indemnities or other liabilities incurred by the Company and the Members as sellers in respect of such Applicable Sale, and (D) any indemnities or other liabilities approved by PubCo or the Managing Member shall be limited, in respect of each Member, to such Member’s share of the proceeds from the Applicable Sale.

(b)               At least five (5) Business Days before consummation of an Applicable Sale, PubCo shall (i) provide the Members written notice (the “Applicable Sale Notice”) of such Applicable Sale, which notice shall contain (A) the name and address of the third party purchaser, (B) the proposed purchase price, terms of payment and other material terms and conditions of such purchaser’s offer, together with a copy of any binding agreement with respect to such Applicable Sale and (C) notification of whether or not PubCo has elected to exercise its Drag-Along Right and (ii) promptly notify the Members of all proposed changes to such material terms and keep the Members reasonably informed as to all material terms relating to such sale or contribution, and promptly deliver to the Members copies of all final material agreements relating thereto not already provided in according with this Section 9.7(b) or otherwise. PubCo shall provide the Members written notice of the termination of an Applicable Sale within five (5) Business Days following such termination, which notice shall state that the Applicable Sale Notice served with respect to such Applicable Sale is rescinded.

Article X

DISSOLUTION AND TERMINATION OF THE COMPANY

Section 10.1        Dissolution of the Company.

(a)               For so long as the Exchange Agreement is in effect, the Company shall not be dissolved. Following such time, the Company shall be dissolved upon any of the following events:

(i)                the written consent of the Managing Member and, so long as any Class B Units are outstanding, the Majority Class B Members;

(ii)              at any time there are no members of the Company unless the Company is continued without dissolution in accordance with the Act; or

(iii)            the entry of a decree of judicial dissolution of the Company under the Act; provided, however, that no Member or its Affiliates or agents shall apply for entry of a decree of judicial dissolution of the Company under the Act at any time that the Exchange Agreement is in effect.

(b)               Upon the dissolution of the Company as provided herein, the Company shall be wound up in the manner provided by Section 10.2.

Section 10.2        Winding Up, Liquidation and Distribution of Assets of the Company Upon Dissolution of the Company.

(a)               Upon dissolution of the Company, the Managing Member shall commence to wind up the Company’s affairs; provided, however, that a reasonable time shall be allowed for the orderly liquidation of the assets of the Company and the discharge of liabilities of the Company to its creditors so as to enable the Members to minimize the normal losses attendant upon a liquidation. The Members shall continue to share in the allocation of the Profits and Losses of the Company during the liquidation of the Company in the same proportions as specified in Section 8.1 as before liquidation of the Company. The Members shall be furnished with a statement prepared by a certified public accountant selected by the Managing Member at the expense of the Company, that shall set forth the assets and liabilities of the Company as of the date of termination. The proceeds of liquidation shall be distributed in the following order and priority:

(i)                 first, to creditors of the Company, including Members who are creditors, to the extent otherwise permitted by law, in satisfaction of (A) all debts and liabilities of the Company, whether by payment thereof or the making of reasonable provision of payment thereof (including, to the extent permitted by law, any loans or advances that may have been made by any of the members to the Company) and (B) the expenses of liquidation not otherwise adequately provided for, whether by payment thereof or the making of reasonable provision of payment thereof, which liabilities set forth in (A) and (B) may be satisfied by the setting up of any reserves that are determined by the Managing Member to be reasonably necessary for any contingent, conditional or unmatured liabilities or obligations of the Company arising out of, or in connection with, the Company; and

(ii)              second, to the Members in accordance with Section 8.4.

(b)               [Reserved.]

(c)               The Members shall comply with all requirements of applicable law pertaining to the winding up of the affairs of the Company and the final distribution of its assets.

Section 10.3        Certificate of Cancellation.

(a)               If a dissolution of the Company occurs and all debts, liabilities and obligations of the Company have been satisfied (whether by payment or reasonable provision for payment) and all of the remaining property and assets of the Company have been distributed, a certificate of cancellation shall be executed and filed with the Secretary of State of the State of Delaware in accordance with the Act.

(b)               Upon cancellation of the Certificate by the filing of a certificate of cancellation or otherwise, this Agreement shall terminate, and the existence of the Company shall cease.

Section 10.4        Returns of Contributions Nonrecourse to Members. Except as otherwise provided by applicable law, upon dissolution of the Company, each Member shall look solely to the assets of the Company for the return of its Capital Contributions made to the Company, and if the assets of the Company remaining after satisfaction (whether by payment or reasonable provision for payment) of the debts, liabilities and obligations of the Company are insufficient to return such Capital Contributions, such Members shall have no recourse against the Company or any Member, except as otherwise provided by law.

Article XI

MISCELLANEOUS PROVISIONS

Section 11.1        Notices. Wherever provision is made in this Agreement for the giving of any notice, such notice shall be in writing and shall be deemed to have been duly given if mailed by first class United States mail, postage prepaid, addressed to the party entitled to receive the same, or sent by facsimile transmission or sent by overnight courier, if to a Member, in each case to the addresses or facsimile telephone numbers therefor set forth in Schedule A attached hereto, and if to the Company, to:

CompoSecure Holdings, L.L.C.

309 Pierce Street

Somerset, NJ 08873

Attention: Jonathan C. Wilk, President and CEO

Phone: (908) 518-0500, ext. 2220

Email: jwilk@composecure.com

with a copy to:

Morgan, Lewis & Bockius LLP

1701 Market Street

Philadelphia, PA 19103

Attention: Barbara J. Shander and Kevin S. Shmelzer

Phone: (215) 963-5029 and (215) 963-5716

Email: barbara.shander@morganlewis.com and kevin.shmelzer@morganlewis.com or to such other address, in any such case, as any party hereto shall have last designated by notice to the other party. Notice shall be deemed to have been given on the day that it is sent by electronic transmission and the appropriate answerback or confirmation of successful transmission or receipt is received or, if sent by overnight courier, shall be deemed to have been given one Business Day after delivery by the courier company, or if mailed, five Business Days following the date on which such notice was so mailed. Any Member may change its address for notices by giving written notice of such change to the other Members and the Company.

Section 11.2        Entire Agreement; Non-Waiver. This Agreement, including the Schedules hereto, and the Exchange Agreement constitute the entire agreement of the parties hereto and supersedes any prior understandings or written or oral agreements between the parties with respect to the subject matter hereof. This Agreement is subject in all respects to the provisions of the Exchange Agreement, and nothing in this Agreement shall abridge or alter any rights provided for in the Exchange Agreement. The Company shall not take any action (or omit to take any action) that is prohibited by, or inconsistent with, the Exchange Agreement.

Section 11.3        Amendments. Except as required by law, this Agreement or the Certificate may be amended from time to time only upon the approval of the Managing Member and, so long as any Class B Units are outstanding, the Majority Class B Members; provided, that at any time after the Exchange Agreement is no longer in effect, any amendment to this Agreement or the Certificate shall only require the approval of the Managing Member. The date of adoption of an amendment shall be the date on which the Company shall have received the requisite approvals or such later date approved by the Managing Member.

Section 11.4        No Waivers. No delay on the part of any party in exercising any right hereunder shall operate as a waiver thereof, nor shall any waiver, express or implied, by any party of any right hereunder or of any failure to perform or breach hereof by any other party constitute or be deemed a waiver of any other right hereunder or of any other failure to perform or breach hereof by the same or any other Member, whether of a similar or dissimilar nature thereof.

Section 11.5        Applicable Law. This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of laws, rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Section 11.6        SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL; SELECTION OF FORUM. Each party hereto irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (unless the Federal courts have exclusive jurisdiction over the matter, in which case the United Stated District for the District of Delaware, OR THE COURT OF CHANCERY OF THE STATE OF DELAWARE DOES NOT HAVE JURISDICTION, IN WHICH CASE THE SUPERIOR COURT OF THE STATE OF DELAWARE) for the purposes of any Legal Proceeding arising out of this Agreement or the transactions contemplated hereby, and agrees to commence any such Legal Proceeding only in such courts. Each party hereto further agrees that service of any process, summons, notice or document by United States registered mail to such Party’s respective address set forth herein shall be effective service of process for any such Legal Proceeding. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any Legal Proceeding out of this Agreement or the transactions contemplated hereby in such courts, and hereby irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Legal Proceeding brought in any such court has been brought in an inconvenient forum. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING OR COUNTERCLAIM (WHETHER AT LAW, IN EQUITY, BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF OR THEREOF.

Section 11.7        Further Assurances. Each of the Members hereby agrees, at the request of any other Member, to execute and deliver all such other and additional instruments and documents and to do such other acts and things as may be reasonably necessary or appropriate to carry out the intent and purposes of this Agreement.

Section 11.8        Assignment of Contracts and Rights. Except in connection with a Transfer permitted under Article IX, no party to this Agreement may assign any of its rights or remedies or delegate any of its obligations under this Agreement without the prior written consent of the Managing Member and, so long as any Class B Units are outstanding, the Majority Class B Members.

Section 11.9      No Right to Partition. The Members, on behalf of themselves and their shareholders, partners, members, successors and assigns, if any, hereby specifically renounce, waive and forfeit all rights, whether arising under contract or statute or by operation of law, except as otherwise expressly provided in this Agreement, to seek, bring or maintain any action in any court of law or equity for partition of the Company or any asset of the Company, or any interest which is considered to be Company property, regardless of the manner in which title to such property may be held.

Section 11.10    No Third-Party Rights. This Agreement is made solely and specifically between and for the benefit of the parties hereto, and their respective successors and assigns (subject to the express provisions hereof relating to successors and assigns), and is not intended to confer any benefits upon, or create any rights in favor of, any Person other than the parties hereto, except for Persons entitled to indemnification under Article VI.

Section 11.11    Successors and Assigns. Subject to the restrictions on Transfer set forth herein, and except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective heirs, personal representatives, successors and permitted assignees under this Agreement.

Section 11.12    Severability. If any provision of this Agreement shall be declared to be invalid, illegal or unenforceable, such provision shall survive to the extent it is not so declared, and the validity, legality and enforceability of the other provisions hereof shall not in any way be affected or impaired thereby, unless such action would substantially impair the benefits to either party of the remaining provisions of this Agreement.

Section 11.13    Remedies Not Exclusive. Except as otherwise provided herein, no remedy herein conferred or reserved is intended to be exclusive of any other available remedy or remedies, and each and every remedy shall be cumulative and shall be in addition to every remedy under this Agreement now or hereafter existing at law or in equity or by statute.

Section 11.14    Representation by Counsel. Each of the parties has been represented by and has had an opportunity to consult legal counsel in connection with the negotiation and execution of this Agreement. Therefore, the parties intend that no provision of this Agreement shall be construed against or interpreted to the disadvantage of any party by any court or arbitrator or any governmental authority by reason of such party having drafted or being deemed to have drafted such provision.

Section 11.15    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement shall be binding when one or more counterparts, individually or taken together, bear the signatures of each of the parties reflected herein as signatories.

Section 11.16    Attorneys’ Fees. If any action at law or in equity is necessary to enforce or interpret the terms of any of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and disbursements in addition to any other relief to which such party may be entitled.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused their signatures, or the signatures of their duly authorized representatives, to be set forth below as of the day and year first above written.

CLASS A MEMBERS:

COMPOSECURE, INC.

By:
Name:
Title:

[Signature Page to Second Amended and Restated Limited Liability Company Agreement of CompoSecure Holdings, L.L.C.]

CLASS B MEMBERS:

LLR EQUITY PARTNERS IV, L.P.

By: LLR Capital IV, L.P., its general partner
By: LLR Capital IV, LLC, its general partner

By:
Name:
Title:

LLR EQUITY PARTNERS PARALLEL IV, L.P.

By: LLR Capital IV, L.P., its general partner
By: LLR Capital IV, LLC, its general partner

By:
Name:
Title

[Signature Page to Second Amended and Restated Limited Liability Company Agreement of CompoSecure Holdings, L.L.C.]

CLASS B MEMBERS:

[ENTITY NAME]

By:
Name:
Title:

[Signature Page to Second Amended and Restated Limited Liability Company Agreement of CompoSecure Holdings, L.L.C.]

CLASS B MEMBERS:

[INDIVIDUAL NAME]

[Signature Page to Second Amended and Restated Limited Liability Company Agreement of CompoSecure Holdings, L.L.C.]

SCHEDULE A

MEMBERS

Name	Address	Units	Percentage Interest
CompoSecure, Inc.	2877 Paradise Road, #702, Las Vegas, NV 89109 Attention: [●] Email: [●]	[●] Class A	[●]
LLR Equity Partners IV, L.P.	2929 Arch St, Philadelphia, PA 19104 Attention: Mitchell Hollin Email: mhollin@llrpartners.com	[●] Class B	[●]
LLR Equity Partners Parallel IV, L.P.	2929 Arch St, Philadelphia, PA 19104 Attention: Mitchell Hollin Email: mhollin@llrpartners.com	[●] Class B	[●]
Michele D. Logan	11 Branch Road Far Hills, NJ 07931 Email: michele.logan@gmail.com	[●] Class B	[●]
Michele D. Logan 2017 Charitable Remainder Unitrust, dated December 28, 2017	c/o Tiedemann Trust Company, Trustee 200 Bellevue Parkway, Suite 525 Wilmington, DE 19809 Email: michele.logan@gmail.com	[●] Class B
Ephesians 3:16 Holdings LLC	c/o Michele Logan c/o Tiedemann Trust Company 200 Bellevue Parkway, Suite 525 Wilmington, DE 19809 Email: michele.logan@gmail.com	[●] Class B	[●]
Luis DaSilva	194 Riverview Road Bridgewater, NJ 08807 Email: ldasilva@composecure.com	[●] Class B	[●]
Carol D. Herslow Credit Shelter Trust B	c/o John H. Herslow, Co-Trustee 3403 Robinson Court Bridgewater, NJ 08807 Email: john.herslow@gmail.com	[●] Class B	[●]
Richard Vague	1807 Delancey Place Philadelphia, PA 19103 Email: rvague@gmail.com	[●] Class B	[●]

Schedule A-1

Name	Address	Units	Percentage Interest
Kevin Kleinschmidt 2016 Trust dated January 22, 2016	1520 Spruce Street, Apt. 800 Philadelphia, PA 19102 Attention: Kevin Kleinschmidt Email: kevinkleinschmidt@gmail.com	[●] Class B	[●]

Joseph M. Morris	Email: jmorris@pcrllc.com	[●] Class B	[●]

B. Graeme Frazier, IV	Email: bgfrazier@pcrllc.com	[●] Class B	[●]

[●]	[●]	[●] Class B	[●]

Schedule A-2

SCHEDULE B

TRANSFEREE TAX REPRESENTATIONS

i.                        Either:

(a)               Such transferee (i) is not a flow-through entity within the meaning of Treasury Regulations Section 1.7704-1(h)(3), and (ii) is and will at all times continue to be, the sole beneficial owner of the interest to be registered in its name (which shall be interpreted to mean that the transferee is not and will not be treated as a nominee for, or agent of, another party or as anything other than the real owner of such interest for federal income tax purposes, at any time); or

(b)               (i) Such transferee is a flow-through entity within the meaning of Regulations Section 1.7704-1(h)(3) and (ii) there is no person (a “Beneficial Owner”) that owns an interest in such transferee such that (x) substantially all of the value of the Beneficial Owner’s interest in such transferee will be attributable to such transferee’s interest (direct or indirect) in the Company; and (y) a principal purpose of the use of the tiered arrangement is to permit the Company to satisfy the 100-partner limitation in Treasury Regulations Section 1.7704-1(h)(1)(ii);

ii.                   Such transferee did not purchase, and will not sell, its interest through (a) a national, foreign, regional, local or other securities exchange, (b) PORTAL or (c) over the counter market (including an interdealer quotation system that regularly disseminates firm buy or sell quotations by identified brokers or dealers by electronic means or otherwise);

iii.                  Such transferee did not purchase, and will not sell, its interest from, to or through (a) a person, such as a broker or dealer, that makes a market in, or regularly quotes prices for, such interests or (b) a person that regularly makes available to the public (including customers or subscribers) bid or offer quotes with respect to the interest and stands ready to effect, buy or sell transactions at the quoted prices for itself or on behalf of others; and

iv.                      Such transferee will only sell its interest to a buyer who provides the representations similar to these.

The representations set forth above are intended to ensure that the Company will not be treated as a corporation for federal income tax purposes as a result of any transfer. The Company may waive any or all of the representations set forth above on the advice of counsel that the transfer of an interest to such transferee will not cause the Company to be treated as a corporation for federal income tax purposes, and shall endeavor in good faith to do so if so advised by counsel to the Company upon request for waiver by a Member proposing to transfer, or upon receipt of an opinion from legal counsel to the transferee (provided such legal counsel is of national reputation and specializes in the legal matters involved in such determination) that such transfer will not cause the Company to be treated as a publicly traded partnership within the meaning of Section 7704 of the Code. These representations may from time to time be revised by the Company on the advice of counsel to the extent necessary to ensure that a transfer will not cause the Company to be treated as a corporation for federal income tax purposes.

Schedule B-1

ANNEX K

SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
ROMAN DBDR TECH ACQUISITION CORP.

[•], 2021

Roman DBDR Tech Acquisition Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1. The name of the Corporation is “Roman DBDR Tech Acquisition Corp.” The original certificate of incorporation was filed with the Secretary of State of the State of Delaware on August 21, 2020. The Corporation filed an Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware on November 5, 2020 (the “Amended and Restated Certificate”).

2. This Second Amended and Restated Certificate of Incorporation (this “Second Amended and Restated Certificate”) was duly adopted by the Board of Directors of the Corporation (the “Board”) and the stockholders of the Corporation in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware.

3. This Second Amended and Restated Certificate shall become effective on the date of filing with the Secretary of State of the State of Delaware.

4. This Second Amended and Restated Certificate restates, integrates and amends the provisions of the Amended and Restated Certificate. Certain capitalized terms used in this Second Amended and Restated Certificate are defined where appropriate herein.

5. The text of the Amended and Restated Certificate is hereby amended and restated in its entirety to read as follows:

ARTICLE I
NAME

The name of the corporation is CompoSecure, Inc. (the “Corporation”).

ARTICLE II
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”). In addition to the powers and privileges conferred upon the Corporation by law and those incidental thereto, the Corporation shall possess and may exercise all the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation.

ARTICLE III
REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, State of Delaware, 19808, and the name of the Corporation’s registered agent at such address is Corporation Service Company.

ARTICLE IV

CAPITALIZATION

Section 4.1 Authorized Capital Stock. The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is [●] shares, consisting of (a) [●] shares of common stock (the “Common Stock”), which consists of (i) [●] shares of Class A Common Stock (the “Class A Common Stock”) and (ii) [●] shares of Class B Common Stock (the “Class B Common Stock”), and (b) [●] shares of preferred stock (the “Preferred Stock”).

Section 4.2 Preferred Stock. The Preferred Stock may be issued from time to time in one or more series. The Board is expressly granted authority to issue shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board providing for the issue of such series (a “Preferred Stock Designation”) and as may be permitted by the DGCL. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

Section 4.3 Common Stock.

(a) Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), the holders of Common Stock shall possess all voting power with respect to the Corporation. The holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of the Common Stock are entitled to vote. The holders of shares of Class A Common Stock and Class B Common Stock shall at all times vote together as one class on all matters submitted to a vote of the stockholders of the Corporation.

(b) Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), at any annual or special meeting of the stockholders of the Corporation, the holders of the Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), the holders of the Common Stock shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of the Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Second Amended and Restated Certificate (including any Preferred Stock Designation).

(c) Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, the holders of the Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor, and shall share equally on a per share basis in such dividends and distributions; provided, however, that the holders of Class B Common Stock shall not be entitled to share in any such dividends or other distributions.

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(d) Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of the Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of the Common Stock held by them; provided, however, that the holders of Class B Common Stock shall not be entitled to receive any portion of any such assets in respect of their shares of Class B Common Stock.

Section 4.4 Rights and Options. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to purchase shares of any class or series of the Corporation’s capital stock or other securities of the Corporation, and such rights, warrants and options shall be evidenced by instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock subject thereto may not be less than the par value thereof.

Section 4.5 Class B Common Stock.

(a) As used in this Second Amended and Restated Certificate, the term:

(i) “Class B Units” means the Class B Units of CompoSecure Holdings.

(ii) “CompoSecure Holdings” means CompoSecure Holdings, L.L.C., a Delaware limited liability company.

(iii) “Exchange Agreement” means the Exchange Agreement, dated as of [●], 2021, by and among the Corporation, CompoSecure Holdings and such other holders of Class B Units from time to time party thereto, as it may be amended from time to time in accordance with its terms.

(iv) “LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of CompoSecure Holdings, dated as of [●], 2021, as amended from time to time in accordance with its terms.

(b) Shares of Class B Common Stock may only be issued to and held by the CompoSecure Holders (as defined in Section 10.3) and their respective Permitted Transferees (as defined in the LLC Agreement) and any other transferee of Class B Units to the extent permitted by the LLC Agreement (collectively, the “Permitted Holders”).

(c) At any time CompoSecure Holdings issues a Class B Unit to a Permitted Holder, the Corporation shall issue a share of Class B Common Stock to such Permitted Holder. Upon the conversion or cancellation of any Class B Units pursuant to the Exchange Agreement and the LLC Agreement, the corresponding share of Class B Common Stock automatically shall be cancelled for no consideration being paid or issued with respect thereto and without any action on the part of any person, including the Corporation, subject to the terms of the Exchange Agreement and LLC Agreement. Any such cancelled shares of Class B Common Stock shall be deemed no longer outstanding, and all rights with respect to such shares shall automatically cease and terminate. Shares of Class B Common Stock may only be transferred to a person other than the Corporation or CompoSecure Holdings if the transferee is a Permitted Holder and an equal number of Class B Units are simultaneously transferred to such transferee in accordance with the LLC Agreement. If Class B Units are being transferred to a Permitted Holder in accordance with the LLC Agreement, an equal number of shares of Class B Common Stock must be simultaneously transferred to such transferee. The Corporation shall take all actions necessary so that, for so long as the Class B Common Stock is outstanding, the number of shares of Class B Common Stock outstanding equals the number of Class B Units outstanding and held by the Permitted Holders. For the avoidance of doubt, nothing herein restricts the ability of the Permitted Holders from surrendering shares of Class B Common Stock to the Corporation or CompoSecure Holdings pursuant to the Exchange Agreement.

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(d) The Corporation shall, and shall cause CompoSecure Holdings to, take all actions necessary so that, for as long as the Class B Common Stock is outstanding, the number of Class B Units outstanding equals the number of shares of Class B Common Stock outstanding. The Corporation shall take all such other actions as may be reasonably necessary or advisable to give effect to the intended substantive economic results of the provisions of this Second Amended and Restated Certificate, the Exchange Agreement and the LLC Agreement.

(e) At any time when there are no longer any shares of Class B Common Stock outstanding, this Second Amended and Restated Certificate automatically shall be deemed amended to delete this Section 4.5 in its entirety without any further action required by any person.

ARTICLE V
BOARD OF DIRECTORS

Section 5.1 Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Second Amended and Restated Certificate or the Second Amended and Restated Bylaws of the Corporation (as amended from time to time, the “Bylaws”), the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL and this Second Amended and Restated Certificate.

Section 5.2 Number, Election and Term.

(a) The number of directors of the Corporation, other than those who may be elected by the holders of one or more series of the Preferred Stock voting separately by class or series, shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by a majority of the Board.

(b) Subject to Section 5.5 hereof, the Board shall be divided into three classes, as nearly equal in number as possible, and designated Class I, Class II and Class III. The Board is authorized to assign members of the Board already in office to Class I, Class II or Class III. The term of the initial Class I Directors shall expire at the first annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate; the term of the initial Class II Directors shall expire at the second annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate; and the term of the initial Class III Directors shall expire at the third annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate. At each succeeding annual meeting of the stockholders of the Corporation, beginning with the first annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. Subject to Section 5.5 hereof, if the number of directors is changed, any increase or decrease shall be apportioned by the Board among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors shorten the term of any incumbent director. Directors shall be elected by a plurality of the votes cast at an annual meeting of stockholders by holders of the Common Stock.

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(c) Subject to Section 5.5 hereof, a director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

(d) Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot.

Section 5.3 Newly Created Directorships and Vacancies. Subject to Section 5.5 hereof, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause shall be filled solely by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Section 5.4 Removal. Subject to Section 5.5 hereof, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Section 5.5 Preferred Stock Directors. Notwithstanding any other provision of this Article V, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Second Amended and Restated Certificate (including any Preferred Stock Designation) and such directors shall not be included in any of the classes created pursuant to this Article V unless expressly provided by such terms.

ARTICLE VI
BYLAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power to adopt, amend, alter or repeal the Bylaws. The affirmative vote of a majority of the Board shall be required to adopt, amend, alter or repeal the Bylaws. The Bylaws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law, by this Second Amended and Restated Certificate (including any Preferred Stock Designation), or by the Bylaws, the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the Bylaws; and provided further, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

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ARTICLE VII
MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT

Section 7.1 Meetings. Subject to the rights of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board or Executive Chairman of the Board, as applicable, Chief Executive Officer of the Corporation, or the Board pursuant to a resolution adopted by a majority of the Board, and the ability of the stockholders to call a special meeting is hereby specifically denied.

Section 7.2 Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

Section 7.3 Action by Written Consent. Any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such holders and may not be effected by written consent of the stockholders.

ARTICLE VIII
LIMITED LIABILITY; INDEMNIFICATION

Section 8.1 Limitation of Director Liability. A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Section 8.2 Indemnification and Advancement of Expenses.

(a) To the fullest extent permitted by Delaware law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Corporation to procure a judgment in its favor (each, a “proceeding”), by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees and disbursements, judgments, fines, ERISA excise taxes, damages, claims and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 8.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 8.2 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 8.2(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

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(b) The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 8.2 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Second Amended and Restated Certificate, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c) Any repeal or amendment of this Section 8.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Second Amended and Restated Certificate inconsistent with this Section 8.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d) This Section 8.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

ARTICLE IX
CORPORATE OPPORTUNITY

(a) The doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation or any of its officers or directors in circumstances where the application of any such doctrine to a corporate opportunity would conflict with any fiduciary duties or contractual obligations they may have as of the date of this Second Amended and Restated Certificate or in the future. In addition to the foregoing, the doctrine of corporate opportunity shall not apply to any other corporate opportunity with respect to any of the directors or officers of the Corporation unless such corporate opportunity is offered to such person solely in his or her capacity as a director or officer of the Corporation and such opportunity is one the Corporation is legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue.

(b) Without limiting the foregoing, to the extent permitted by applicable law, each of the Members (as defined in the LLC Agreement), their respective Affiliates (as defined in Section 10.3) (other than the Corporation and its subsidiaries) and, to the extent any Member is a series limited liability company, any series thereof and all of their respective partners, principals, directors, officers, members, managers, equity holders and/or employees, including any of the foregoing who serve as officers or directors of the Corporation (each, an “Exempted Person”) shall not have any fiduciary duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Corporation or any of its subsidiaries, except as otherwise expressly provided in any agreement entered into between the Company and such Exempted Person. To the fullest extent permitted by applicable law, the Corporation, on behalf of itself and its subsidiaries, renounces any interest or expectancy of the Corporation and its subsidiaries in, or in being offered an opportunity to participate in, business opportunities that are from time to time available to the Exempted Persons, even if the opportunity is one that the Corporation or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and each such Exempted Person shall have no duty to communicate or offer such business opportunity to the Corporation (and there shall be no restriction on the Exempted Persons using the general knowledge and understanding of the industry in which the Corporation operates which it has gained as an Exempted Person in considering and pursuing such opportunities or in making investment, voting, monitoring, governance or other decisions relating to other entities or securities) and, to the fullest extent permitted by applicable law, shall not be liable to the Corporation or any of its subsidiaries or stockholders for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such Exempted Person pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Corporation or its subsidiaries, or uses such knowledge and understanding in the manner described herein, in each case, except as otherwise expressly provided in any agreement entered into between the Company and such Exempted Person. In addition to and notwithstanding the foregoing, a corporate opportunity shall not be deemed to belong to the Corporation if it is a business opportunity that the Corporation is not financially able or contractually permitted or legally able to undertake, or that is, from its nature, not in the line of the Corporation’s business or is of no practical advantage to it or that is one in which the Corporation has no interest or reasonable expectancy. Any person or entity purchasing or otherwise acquiring any interest in any shares of stock of the Corporation shall be deemed to have notice of the provisions of this Article IX.

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(c) Neither the alteration, amendment, addition to or repeal of this Article IX, nor the adoption of any provision of this Second Amended and Restated Certificate (including any Preferred Stock Designation) inconsistent with this Article IX, shall eliminate or reduce the effect of this Article IX in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article IX, would accrue or arise, prior to such alteration, amendment, addition, repeal or adoption. This Article IX shall not limit any protections or defenses available to, or indemnification or advancement rights of, any director or officer of the Corporation under this Second Amended and Restated Certificate, the Bylaws or applicable law.

ARTICLE X
BUSINESS COMBINATIONS

Section 10.1 Opt Out of DGCL 203. The Corporation shall not be governed by Section 203 of the DGCL.

Section 10.2 Limitations on Business Combinations. Notwithstanding the foregoing, the Corporation shall not engage in any business combination, at any point in time at which the Common Stock is registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, with any interested stockholder for a period of three (3) years following the time that such stockholder became an interested stockholder, unless:

(a) prior to such time, the Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; or

(b) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers or (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

(c) at or subsequent to such time, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two thirds of the outstanding voting stock of the Corporation which is not owned by the interested stockholder.

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Section 10.3 Definitions. For purposes of this Article X, the term:

(a) “Affiliate” means, with respect to any person, any other person that controls, is controlled by, or is under common control with such person.

(b) “associate,” when used to indicate a relationship with any person, means: (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock; (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

(c) “business combination,” when used in reference to the Corporation and any interested stockholder of the Corporation, means:

(i) any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (A) with the interested stockholder, or (B) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation Section 10.2 is not applicable to the surviving entity;

(ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;

(iii) any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (A) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (B) pursuant to a merger under Section 251(g) of the DGCL; (C) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (D) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (E) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (C) – (E) of this subsection (iii) shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);

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(iv) any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

(v) any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subsections (i)-(iv) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

(d) “CompoSecure Holders” means the members of CompoSecure Holdings (at such time as he, she or it may hold shares of Class B Common Stock).

(e) “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of the Corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this Article X, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

(f) “interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of 15% or more of the outstanding voting stock of the Corporation, or (ii) is an Affiliate or associate of the Corporation and was the owner of 15% or more of the outstanding voting stock of the Corporation at any time within the three (3) year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder, or (iii) an Affiliate or associate of any such person described in clauses (i) and (ii); provided, however, that the term “interested stockholder” shall not include (A) the Sponsor Holders or the CompoSecure Holders or their respective transferees, or (B) any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of any action taken solely by the Corporation; provided, that such person specified in this clause (B) shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(g) “owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its Affiliates or associates:

(i) beneficially owns such stock, directly or indirectly; or

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(ii) has (A) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s Affiliates or associates until such tendered stock is accepted for purchase or exchange; or (B) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more persons; or

(iii) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (B) of subsection (ii) above), or disposing of such stock with any other person that beneficially owns, or whose Affiliates or associates beneficially own, directly or indirectly, such stock.

(h) “person” means any individual, corporation, partnership, unincorporated association or other entity.

(i) “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

(j) “Sponsor Holders” means Roman DBDR Tech Sponsor LLC and its Affiliates.

(k) “voting stock” means stock of any class or series entitled to vote generally in the election of directors.

ARTICLE XI
AMENDMENT OF AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Second Amended and Restated Certificate (including any Preferred Stock Designation), in the manner now or hereafter prescribed by this Second Amended and Restated Certificate and the DGCL; and, except as set forth in Article VIII, all rights, preferences and privileges herein conferred upon stockholders, directors or any other persons by and pursuant to this Second Amended and Restated Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article XI. Notwithstanding anything to the contrary contained in this Second Amended and Restated Certificate, and notwithstanding that a lesser percentage may be permitted from time to time by applicable law, no provision of Article V, Section 7.1, Section 7.3, Article VIII, Article IX, Article X and this Article XI may be altered, amended or repealed in any respect, nor may any provision or bylaw inconsistent therewith be adopted, unless, in addition to any other vote required by this Second Amended and Restated Certificate or otherwise required by law, such alteration, amendment, repeal or adoption is approved by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

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IN WITNESS WHEREOF, the Corporation has caused this Second Amended and Restated Certificate to be duly executed in its name and on its behalf by an authorized officer as of the date first set forth above.

ROMAN DBDR TECH ACQUISITION CORP.

By:
Name:
Title:

[Signature Page to Second Amended and Restated Charter of Roman DBDR Tech Acquisition Corp.]

ANNEX L

SECOND AMENDED AND RESTATED BYLAWS

OF

composecure, inc.

(THE “CORPORATION”)

ARTICLE I

OFFICES

Section 1.1                 Registered Office. The registered office of the Corporation within the State of Delaware shall be located at either (a) the principal place of business of the Corporation in the State of Delaware or (b) the office of the corporation or individual acting as the Corporation’s registered agent in Delaware.

Section 1.2                 Additional Offices. The Corporation may, in addition to its registered office in the State of Delaware, have such other offices and places of business, both within and outside the State of Delaware, as the Board of Directors of the Corporation (the “Board”) may from time to time determine or as the business and affairs of the Corporation may require.

ARTICLE II

STOCKHOLDER MEETINGS

Section 2.1                 Annual Meetings. The annual meeting of stockholders shall be held at such place, either within or without the State of Delaware, and time and on such date as shall be determined by the Board and stated in the notice of the meeting, provided that the Board may in its sole discretion determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication pursuant to Section 9.5(a). At each annual meeting, the stockholders entitled to vote on such matters shall elect those directors of the Corporation to fill any term of a directorship that expires on the date of such annual meeting and may transact any other business as may properly be brought before the meeting.

Section 2.2                 Special Meetings. Subject to the rights of the holders of any outstanding series of the preferred stock of the Corporation (“Preferred Stock”), and to the requirements of applicable law, special meetings of stockholders, for any purpose or purposes, may be called only by the Chairman of the Board, a Chief Executive Officer, or the Board pursuant to a resolution adopted by a majority of the Board, and may not be called by any other person. Special meetings of stockholders shall be held at such place, either within or without the State of Delaware, and at such time and on such date as shall be determined by the Board and stated in the Corporation’s notice of the meeting, provided that the Board may in its sole discretion determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication pursuant to Section 9.5(a). For purposes of these Bylaws, so long as LLR Equity Partners IV, L.P., or any of its affiliates (“LLR”), has the right to designate a director to the Board, references to “Chairman of the Board” shall be deemed to mean the director designated by LLR, unless LLR agrees otherwise in writing.

Section 2.3                 Notices. Written notice of each stockholders’ meeting stating the place, if any, date, and time of the meeting, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting and the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, shall be given in the manner permitted by Section 9.3 to each stockholder entitled to vote thereat as of the record date for determining the stockholders entitled to notice of the meeting, by the Corporation not less than 10 nor more than 60 days before the date of the meeting unless otherwise required by the General Corporation Law of the State of Delaware (the “DGCL”). If said notice is for a stockholders’ meeting other than an annual meeting, it shall in addition state the purpose or purposes for which the meeting is called, and the business transacted at such meeting shall be limited to the matters so stated in the Corporation’s notice of meeting (or any supplement thereto). Any meeting of stockholders as to which notice has been given may be postponed, and any meeting of stockholders as to which notice has been given may be cancelled, by the Board upon public announcement (as defined in Section 2.7(c)) given before the date previously scheduled for such meeting.

Section 2.4                 Quorum. Except as otherwise provided by applicable law, the Corporation’s Certificate of Incorporation, as the same may be amended or restated from time to time (the “Certificate of Incorporation”) or these Bylaws, the presence, in person or by proxy, at a stockholders’ meeting of the holders of shares of outstanding capital stock of the Corporation representing a majority of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote at such meeting shall constitute a quorum for the transaction of business at such meeting, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of shares representing a majority of the voting power of the outstanding shares of such class or series shall constitute a quorum of such class or series for the transaction of such business. If a quorum shall not be present or represented by proxy at any meeting of the stockholders of the Corporation, the chairman of the meeting may adjourn the meeting from time to time in the manner provided in Section 2.6 until a quorum shall attend. The stockholders present at a duly convened meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. Shares of its own stock belonging to the Corporation or to another corporation, if a majority of the voting power of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the Corporation, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation or any such other corporation to vote shares held by it in a fiduciary capacity.

Section 2.5                 Voting of Shares.

(a)                 Voting Lists. The Secretary of the Corporation (the “Secretary”) shall prepare, or shall cause the officer or agent who has charge of the stock ledger of the Corporation to prepare and make, at least 10 days before every meeting of stockholders, a complete list of the stockholders of record entitled to vote at such meeting; provided, however, that if the record date for determining the stockholders entitled to vote is less than 10 days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date, arranged in alphabetical order and showing the address and the number and class of shares registered in the name of each stockholder. Nothing contained in this Section 2.5(a) shall require the Corporation to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours for a period of at least 10 days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If a meeting of stockholders is to be held solely by means of remote communication as permitted by Section 9.5(a), the list shall be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of meeting. The stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list required by this Section 2.5(a) or to vote in person or by proxy at any meeting of stockholders.

(b)                Manner of Voting. At any stockholders’ meeting, every stockholder entitled to vote may vote in person or by proxy. If authorized by the Board, the voting by stockholders or proxy holders at any meeting conducted by remote communication may be effected by a ballot submitted by electronic transmission (as defined in Section 9.3), provided that any such electronic transmission must either set forth or be submitted with information from which the Corporation can determine that the electronic transmission was authorized by the stockholder or proxy holder. The Board, in its discretion, or the chairman of the meeting of stockholders, in such person’s discretion, may require that any votes cast at such meeting shall be cast by written ballot.

(c)                 Proxies. Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy expressly provides for a longer period. Proxies need not be filed with the Secretary until the meeting is called to order, but shall be filed with the Secretary before being voted. No stockholder shall have cumulative voting rights. Without limiting the manner in which a stockholder may authorize another person or persons to act for such stockholder as proxy, either of the following shall constitute a valid means by which a stockholder may grant such authority.

(i)                  A stockholder may execute a writing authorizing another person or persons to act for such stockholder as proxy. Execution may be accomplished by the stockholder or such stockholder’s authorized officer, director, employee or agent signing such writing or causing such person’s signature to be affixed to such writing by any reasonable means, including, but not limited to, by facsimile signature.

(ii)                A stockholder may authorize another person or persons to act for such stockholder as proxy by transmitting or authorizing the transmission of an electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided that any such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission authorizing another person or persons to act as proxy for a stockholder may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used; provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

(d)                Required Vote. Subject to the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, at all meetings of stockholders at which a quorum is present, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. All other matters presented to the stockholders at a meeting at which a quorum is present shall be determined by the vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon, unless the matter is one upon which, by applicable law, the Certificate of Incorporation, these Bylaws or applicable stock exchange rules, a different vote is required, in which case such provision shall govern and control the decision of such matter.

(e)                 Inspectors of Election. The Board may, and shall if required by law, in advance of any meeting of stockholders, appoint one or more persons as inspectors of election, who may be employees of the Corporation or otherwise serve the Corporation in other capacities, to act at such meeting of stockholders or any adjournment thereof and to make a written report thereof. The Board may appoint one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspectors of election or alternates are appointed by the Board, the chairman of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before discharging his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall ascertain and report the number of outstanding shares and the voting power of each; determine the number of shares present in person or represented by proxy at the meeting and the validity of proxies and ballots; count all votes and ballots and report the results; determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors; and certify their determination of the number of shares represented at the meeting and their count of all votes and ballots. No person who is a candidate for an office at an election may serve as an inspector at such election. Each report of an inspector shall be in writing and signed by the inspector or by a majority of them if there is more than one inspector acting at such meeting. If there is more than one inspector, the report of a majority shall be the report of the inspectors.

Section 2.6                 Adjournments. Any meeting of stockholders, annual or special, may be adjourned by the chairman of the meeting, from time to time, whether or not there is a quorum, to reconvene at the same or some other place. Notice need not be given of any such adjourned meeting if the date, time, and place, if any, thereof, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting the stockholders, or the holders of any class or series of stock entitled to vote separately as a class, as the case may be, may transact any business that might have been transacted at the original meeting. If the adjournment is for more than 30 days, notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix a new record date for notice of such adjourned meeting in accordance with Section 9.2, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

Section 2.7                 Advance Notice for Business.

(a)                 Annual Meetings of Stockholders. No business may be transacted at an annual meeting of stockholders, other than business that is either (i) specified in the Corporation’s notice of meeting (or any supplement thereto) given by or at the direction of the Board, (ii) otherwise properly brought before the annual meeting by or at the direction of the Board or (iii) otherwise properly brought before the annual meeting by any stockholder of the Corporation (x) who is a stockholder of record entitled to vote at such annual meeting on the date of the giving of the notice provided for in this Section 2.7(a) and on the record date for the determination of stockholders entitled to vote at such annual meeting and (y) who complies with the notice procedures set forth in this Section 2.7(a). Notwithstanding anything in this Section 2.7(a) to the contrary, only persons nominated for election as a director to fill any term of a directorship that expires on the date of the annual meeting pursuant to Section 3.2 will be considered for election at such meeting.

(i)                  In addition to any other applicable requirements, for business (other than nominations) to be properly brought before an annual meeting by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary and such business must otherwise be a proper matter for stockholder action. Subject to Section 2.7(a)(iii), a stockholder’s notice to the Secretary with respect to such business, to be timely, must be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the opening of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting is first made by the Corporation. The public announcement of an adjournment or postponement of an annual meeting shall not commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described in this Section 2.7(a).

(ii)                To be in proper written form, a stockholder’s notice to the Secretary with respect to any business (other than nominations) must set forth as to each such matter such stockholder proposes to bring before the annual meeting (A) a brief description of the business desired to be brought before the annual meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event such business includes a proposal to amend these Bylaws, the language of the proposed amendment) and the reasons for conducting such business at the annual meeting, (B) the name and record address of such stockholder and the name and address of the beneficial owner, if any, on whose behalf the proposal is made, (C) the class or series and number of shares of capital stock of the Corporation that are owned beneficially and of record by such stockholder and by the beneficial owner, if any, on whose behalf the proposal is made, (D) a description of all arrangements or understandings between such stockholder and the beneficial owner, if any, on whose behalf the proposal is made and any other person or persons (including their names) in connection with the proposal of such business by such stockholder, (E) any material interest of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made in such business and (F) a representation that such stockholder (or a qualified representative of such stockholder) intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

(iii)             The foregoing notice requirements of this Section 2.7(a) shall be deemed satisfied by a stockholder as to any proposal (other than nominations) if the stockholder has notified the Corporation of such stockholder’s intention to present such proposal at an annual meeting in compliance with Rule 14a-8 (or any successor thereof) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and such stockholder has complied with the requirements of such rule for inclusion of such proposal in a proxy statement prepared by the Corporation to solicit proxies for such annual meeting. No business shall be conducted at the annual meeting of stockholders except business brought before the annual meeting in accordance with the procedures set forth in this Section 2.7(a), provided, however, that once business has been properly brought before the annual meeting in accordance with such procedures, nothing in this Section 2.7(a) shall be deemed to preclude discussion by any stockholder of any such business. If the Board or the chairman of the annual meeting determines that any stockholder proposal was not made in accordance with the provisions of this Section 2.7(a) or that the information provided in a stockholder’s notice does not satisfy the information requirements of this Section 2.7(a), such proposal shall not be presented for action at the annual meeting. Notwithstanding the foregoing provisions of this Section 2.7(a), if the stockholder (or a qualified representative of the stockholder) does not appear at the annual meeting of stockholders of the Corporation to present the proposed business, such proposed business shall not be transacted, notwithstanding that proxies in respect of such matter may have been received by the Corporation.

(iv)               In addition to the provisions of this Section 2.7(a), a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein. Nothing in this Section 2.7(a) shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

(b)                Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting only pursuant to Section 3.2.

(c)                Public Announcement. For purposes of these Bylaws, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act (or any successor thereto).

Section 2.8                 Conduct of Meetings. The chairman of each annual and special meeting of stockholders shall be the Chairman of the Board or, in the absence (or inability or refusal to act) of the Chairman of the Board, any Chief Executive Officer (if he or she shall be a director) or, in the absence (or inability or refusal to act) of any Chief Executive Officer or if a Chief Executive Officer is not a director, the President (if he or she shall be a director) or, in the absence (or inability or refusal to act) of the President or if the President is not a director, such other person as shall be appointed by the Board. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the chairman of the meeting. The Board may adopt such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with these Bylaws or such rules and regulations as adopted by the Board, the chairman of any meeting of stockholders shall have the right and authority to convene and to adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the chairman of the meeting, may include, without limitation, the following: (a) the establishment of an agenda or order of business for the meeting; (b) rules and procedures for maintaining order at the meeting and the safety of those present; (c) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the chairman of the meeting shall determine; (d) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (e) limitations on the time allotted to questions or comments by participants. Unless and to the extent determined by the Board or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure. The secretary of each annual and special meeting of stockholders shall be the Secretary or, in the absence (or inability or refusal to act) of the Secretary, an Assistant Secretary so appointed to act by the chairman of the meeting. In the absence (or inability or refusal to act) of the Secretary and all Assistant Secretaries, the chairman of the meeting may appoint any person to act as secretary of the meeting.

Section 2.9                 Consents in Lieu of Meeting. Any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such holders and may not be effected by written consent of the stockholders.

ARTICLE III

DIRECTORS

Section 3.1                 Powers; Number. The business and affairs of the Corporation shall be managed by or under the direction of the Board, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these Bylaws required to be exercised or done by the stockholders. Directors need not be stockholders or residents of the State of Delaware. Subject to the Certificate of Incorporation, the number of directors shall be fixed exclusively by resolution of the Board.

Section 3.2                 Advance Notice for Nomination of Directors.

(a)                 Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Corporation, except as may be otherwise provided by the terms of one or more series of Preferred Stock with respect to the rights of holders of one or more series of Preferred Stock to elect directors. Nominations of persons for election to the Board at any annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors as set forth in the Corporation’s notice of such special meeting, may be made (i) by or at the direction of the Board or (ii) by any stockholder of the Corporation (x) who is a stockholder of record entitled to vote in the election of directors on the date of the giving of the notice provided for in this Section 3.2 and on the record date for the determination of stockholders entitled to vote at such meeting and (y) who complies with the notice procedures set forth in this Section 3.2.

(b)               In addition to any other applicable requirements, for a nomination to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary. To be timely, a stockholder’s notice to the Secretary must be received by the Secretary at the principal executive offices of the Corporation (i) in the case of an annual meeting, not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so received not earlier than the opening of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made by the Corporation; and (ii) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which public announcement of the date of the special meeting is first made by the Corporation. In no event shall the public announcement of an adjournment or postponement of an annual meeting or special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described in this Section 3.2.

(c)                 Notwithstanding anything in paragraph (b) to the contrary, in the event that the number of directors to be elected to the Board at an annual meeting is greater than the number of directors whose terms expire on the date of the annual meeting and there is no public announcement by the Corporation naming all of the nominees for the additional directors to be elected or specifying the size of the increased Board before the close of business on the 90th day prior to the anniversary date of the immediately preceding annual meeting of stockholders, a stockholder’s notice required by this Section 3.2 shall also be considered timely, but only with respect to nominees for the additional directorships created by such increase that are to be filled by election at such annual meeting, if it shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the date on which such public announcement was first made by the Corporation.

(d)               To be in proper written form, a stockholder’s notice to the Secretary must set forth (i) as to each person whom the stockholder proposes to nominate for election as a director (A) the name, age, business address and residence address of the person, (B) the principal occupation or employment of the person, (C) the class or series and number of shares of capital stock of the Corporation that are owned beneficially or of record by the person and (D) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; and (ii) as to the stockholder giving the notice (A) the name and record address of such stockholder as they appear on the Corporation’s books and the name and address of the beneficial owner, if any, on whose behalf the nomination is made, (B) the class or series and number of shares of capital stock of the Corporation that are owned beneficially and of record by such stockholder and the beneficial owner, if any, on whose behalf the nomination is made, (C) a description of all arrangements or understandings relating to the nomination to be made by such stockholder among such stockholder, the beneficial owner, if any, on whose behalf the nomination is made, each proposed nominee and any other person or persons (including their names), (D) a representation that such stockholder (or a qualified representative of such stockholder) intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (E) any other information relating to such stockholder and the beneficial owner, if any, on whose behalf the nomination is made that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

(e)                 If the Board or the chairman of the meeting of stockholders determines that any nomination was not made in accordance with the provisions of this Section 3.2, or that the information provided in a stockholder’s notice does not satisfy the information requirements of this Section 3.2, then such nomination shall not be considered at the meeting in question. Notwithstanding the foregoing provisions of this Section 3.2, if the stockholder (or a qualified representative of the stockholder) does not appear at the meeting of stockholders of the Corporation to present the nomination, such nomination shall be disregarded, notwithstanding that proxies in respect of such nomination may have been received by the Corporation.

(f)                  In addition to the provisions of this Section 3.2, a stockholder shall also comply with all of the applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein. Nothing in this Section 3.2 shall be deemed to affect any rights of the holders of Preferred Stock to elect directors pursuant to the Certificate of Incorporation.

Section 3.3                 Compensation. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, the Board shall have the authority to fix the compensation of directors, including for service on a committee of the Board, and may be paid either a fixed sum for attendance at each meeting of the Board or other compensation as director. The directors may be reimbursed their expenses, if any, of attendance at each meeting of the Board. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of committees of the Board may be allowed like compensation and reimbursement of expenses for service on the committee.

Section 3.4                 Newly Created Directorships and Vacancies. Unless otherwise provided by the Certificate of Incorporation, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause shall be filled solely by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

ARTICLE IV

BOARD MEETINGS

Section 4.1                 Annual Meetings. The Board shall meet as soon as practicable after the adjournment of each annual stockholders’ meeting at the place of the annual stockholders’ meeting unless the Board shall fix another time and place and give notice thereof in the manner required herein for special meetings of the Board. No notice to the directors shall be necessary to legally convene this meeting, except as provided in this Section 4.1.

Section 4.2                 Regular Meetings. Regularly scheduled, periodic meetings of the Board may be held without notice at such times, dates and places (within or without the State of Delaware) as shall from time to time be determined by the Board.

Section 4.3                 Special Meetings. Special meetings of the Board (a) may be called by the Chairman of the Board or any of the Chief Executive Officers and (b) shall be called by the Chairman of the Board, any of the Chief Executive Officers or Secretary on the written request of at least a majority of directors then in office, or the sole director, as the case may be, and shall be held at such time, date and place (within or without the State of Delaware) as may be determined by the person calling the meeting or, if called upon the request of directors or the sole director, as specified in such written request. Notice of each special meeting of the Board shall be given, as provided in Section 9.3, to each director (i) at least 24 hours before the meeting if such notice is oral notice given personally or by telephone or written notice given by hand delivery or by means of a form of electronic transmission and delivery; (ii) at least two days before the meeting if such notice is sent by a nationally recognized overnight delivery service; and (iii) at least five days before the meeting if such notice is sent through the United States mail. If the Secretary shall fail or refuse to give such notice, then the notice may be given by the officer who called the meeting or the directors who requested the meeting. Any and all business that may be transacted at a regular meeting of the Board may be transacted at a special meeting. Except as may be otherwise expressly provided by applicable law, the Certificate of Incorporation, or these Bylaws, neither the business to be transacted at, nor the purpose of, any special meeting need be specified in the notice or waiver of notice of such meeting. A special meeting may be held at any time without notice if all the directors are present or if those not present waive notice of the meeting in accordance with Section 9.4.

Section 4.4                 Quorum; Required Vote. A majority of the Board shall constitute a quorum for the transaction of business at any meeting of the Board, and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board, except as may be otherwise specifically provided by applicable law, the Certificate of Incorporation or these Bylaws. If a quorum shall not be present at any meeting, a majority of the directors present may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

Section 4.5                 Consent In Lieu of Meeting. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board or any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions (or paper reproductions thereof) are filed with the minutes of proceedings of the Board or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 4.6                Organization. The chairman of each meeting of the Board shall be the Chairman of the Board or, in the absence (or inability or refusal to act) of the Chairman of the Board, any Chief Executive Officer (if he or she shall be a director) or, in the absence (or inability or refusal to act) of any Chief Executive Officer or if a Chief Executive Officer is not a director, the President (if he or she shall be a director) or in the absence (or inability or refusal to act) of the President or if the President is not a director, a chairman elected from the directors present. The Secretary shall act as secretary of all meetings of the Board. In the absence (or inability or refusal to act) of the Secretary, an Assistant Secretary shall perform the duties of the Secretary at such meeting. In the absence (or inability or refusal to act) of the Secretary and all Assistant Secretaries, the chairman of the meeting may appoint any person to act as secretary of the meeting.

ARTICLE V

COMMITTEES OF DIRECTORS

Section 5.1                 Establishment. The Board may by resolution passed by a majority of the Board designate one or more committees, each committee to consist of one or more of the directors of the Corporation. Each committee shall keep regular minutes of its meetings and report the same to the Board when required by the resolution designating such committee. The Board shall have the power at any time to fill vacancies in, to change the membership of, or to dissolve any such committee.

Section 5.2                 Available Powers. Any committee established pursuant to Section 5.1 hereof, to the extent permitted by applicable law and by resolution of the Board, shall have and may exercise all of the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it.

Section 5.3                Alternate Members. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of such committee. In the absence or disqualification of a member of the committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in place of any such absent or disqualified member.

Section 5.4                 Procedures. Unless the Board otherwise provides, the time, date, place, if any, and notice of meetings of a committee shall be determined by such committee. At meetings of a committee, a majority of the number of members of the committee (but not including any alternate member, unless such alternate member has replaced any absent or disqualified member at the time of, or in connection with, such meeting) shall constitute a quorum for the transaction of business. The act of a majority of the members present at any meeting at which a quorum is present shall be the act of the committee, except as otherwise specifically provided by applicable law, the Certificate of Incorporation, these Bylaws or the Board. If a quorum is not present at a meeting of a committee, the members present may adjourn the meeting from time to time, without notice other than an announcement at the meeting, until a quorum is present. Unless the Board otherwise provides and except as provided in these Bylaws, each committee designated by the Board may make, alter, amend and repeal rules for the conduct of its business. In the absence of such rules each committee shall conduct its business in the same manner as the Board is authorized to conduct its business pursuant to Article III and Article IV of these Bylaws.

ARTICLE VI

OFFICERS

Section 6.1                 Officers. The officers of the Corporation elected by the Board may include a Chairman of the Board of Directors, one or more Chief Executive Officers, a President, a Chief Financial Officer, a Secretary and such other officers (including without limitation, Vice Presidents, Assistant Secretaries and a Treasurer) as the Board from time to time may determine. Such officers elected by the Board shall each have such powers and duties as generally pertain to their respective offices, subject to the specific provisions of this Article VI. Such officers shall also have such powers and duties as from time to time may be conferred by the Board. The Board may also appoint such other officers (including without limitation one or more Vice Presidents and Controllers) as may be necessary or desirable for the conduct of the business of the Corporation. Such other officers shall have such powers and duties and shall hold their offices for such terms as may be provided in these Bylaws or as may be prescribed by the Board.

(a)                 Chairman of the Board. The Chairman of the Board shall preside at all meetings of the stockholders and the Board. The Chairman of the Board shall have supervision and control of all activities of the Corporation, subject to the ultimate authority of the Board. The position of the Chairman of the Board shall preside over the position of the Chief Executive Officer in all respects.

(b)                Chief Executive Officer(s). One or more persons may hold the position of chief executive officer(s) of the Corporation, subject in all respects to the Chairman of the Board, and shall be responsible for the execution of the policies of the Chairman of the Board with respect to such matters. In the absence (or inability or refusal to act) of the Chairman of the Board, any Chief Executive Officer (if he or she shall be a director) shall preside when present at all meetings of the stockholders and the Board. The position of Chief Executive Officer may be held by the same person and may be held by more than one person.

(c)               President. The President shall make recommendations to any of the Chief Executive Officers on all operational matters that would normally be reserved for the final executive responsibility of any of the Chief Executive Officers and shall perform such other duties as may be prescribed by the Chairman of the Board or any of the Chief Executive Officers. In the absence (or inability or refusal to act) of the Chairman of the Board and any of the Chief Executive Officers, the President (if he or she shall be a director) shall preside when present at all meetings of the stockholders and the Board. The President shall also perform such duties and have such powers as shall be designated by the Board. The position of President and Chief Executive Officer may be held by the same person.

(d)                Vice Presidents. In the absence (or inability or refusal to act) of the Chairman of the Board, any of the Chief Executive Officers or the President, the Vice President (or in the event there be more than one Vice President, the Vice Presidents in the order designated by the Board) shall perform the duties and have the powers of a Chief Executive Officer or the President. Any one or more of the Vice Presidents may be given an additional designation of rank or function.

(e)                 Secretary.

(i)                  The Secretary shall attend all meetings of the stockholders, the Board and (as required) committees of the Board and shall record the proceedings of such meetings in books to be kept for that purpose. The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board and shall perform such other duties as may be prescribed by the Board, the Chairman of the Board, any Chief Executive Officer or the President. The Secretary shall have custody of the corporate seal of the Corporation and the Secretary, or any Assistant Secretary, shall have authority to affix the same to any instrument requiring it, and when so affixed, it may be attested by his or her signature or by the signature of such Assistant Secretary. The Board may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing thereof by his or her signature.

(ii)                The Secretary shall keep, or cause to be kept, at the principal executive office of the Corporation or at the office of the Corporation’s transfer agent or registrar, if one has been appointed, a stock ledger, or duplicate stock ledger, showing the names of the stockholders and their addresses, the number and classes of shares held by each and, with respect to certificated shares, the number and date of certificates issued for the same and the number and date of certificates cancelled.

(f)                  Assistant Secretaries. The Assistant Secretary or, if there be more than one, the Assistant Secretaries in the order determined by the Board shall, in the absence (or inability or refusal to act) of the Secretary, perform the duties and have the powers of the Secretary.

(g)               Chief Financial Officer. The Chief Financial Officer shall perform all duties commonly incident to that office (including, without limitation, the care and custody of the funds and securities of the Corporation, which from time to time may come into the Chief Financial Officer’s hands and the deposit of the funds of the Corporation in such banks or trust companies as the Board, any Chief Executive Officer or the President may authorize).

(h)                Treasurer. The Treasurer shall, in the absence (or inability or refusal to act) of the Chief Financial Officer, perform the duties and exercise the powers of the Chief Financial Officer.

Section 6.2                 Term of Office; Removal; Vacancies. The officers of the Corporation shall be appointed by the Board and shall hold office until their successors are duly elected and qualified by the Board or until their earlier death, resignation, retirement, disqualification, or removal from office. Any officer may be removed, with or without cause, at any time by the Board. Any officer appointed by the Board, any Chief Executive Officer or President may also be removed, with or without cause, by the Board, any Chief Executive Officer or President, as the case may be, unless the Board otherwise provides. Any vacancy occurring in any elected office of the Corporation may be filled by the Board. Any vacancy occurring in any office appointed by the Board, any Chief Executive Officer or President may be filled by the Board, any Chief Executive Officer or President, as the case may be, unless the Board then determines that such office shall thereupon be elected by the Board, in which case the Board shall elect such officer.

Section 6.3                 Other Officers. The Board may delegate the power to appoint such other officers and agents, and may also remove such officers and agents or delegate the power to remove same, as it shall from time to time deem necessary or desirable.

Section 6.4                 Multiple Officeholders; Stockholder and Director Officers. Any number of offices may be held by the same person unless the Certificate of Incorporation or these Bylaws otherwise provide. Officers need not be stockholders or residents of the State of Delaware.

ARTICLE VII

SHARES

Section 7.1                 Certificated and Uncertificated Shares. The shares of the Corporation may be certificated or uncertificated, subject to the sole discretion of the Board and the requirements of the DGCL.

Section 7.2                 Multiple Classes of Stock. If the Corporation shall be authorized to issue more than one class of stock or more than one series of any class, the Corporation shall (a) cause the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights to be set forth in full or summarized on the face or back of any certificate that the Corporation issues to represent shares of such class or series of stock or (b) in the case of uncertificated shares, within a reasonable time after the issuance or transfer of such shares, send to the registered owner thereof a written notice containing the information required to be set forth on certificates as specified in clause (a) above; provided, however, that, except as otherwise provided by applicable law, in lieu of the foregoing requirements, there may be set forth on the face or back of such certificate or, in the case of uncertificated shares, on such written notice a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences or rights.

Section 7.3                 Signatures. Each certificate representing capital stock of the Corporation shall be signed by or in the name of the Corporation by (a) the Chairman of the Board, any Chief Executive Officer, the President or a Vice President and (b) the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary of the Corporation. Any or all the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, such certificate may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar on the date of issue.

Section 7.4                  Consideration and Payment for Shares.

(a)                 Subject to applicable law and the Certificate of Incorporation, shares of stock may be issued for such consideration, having in the case of shares with par value a value not less than the par value thereof, and to such persons, as determined from time to time by the Board. The consideration may consist of any tangible or intangible property or any benefit to the Corporation including, without limitation, cash, promissory notes, services performed, contracts for services to be performed or other securities, or any combination thereof.

(b)                Subject to applicable law and the Certificate of Incorporation, shares may not be issued until the full amount of the consideration has been paid, unless upon the face or back of each certificate issued to represent any partly paid shares of capital stock or upon the books and records of the Corporation in the case of partly paid uncertificated shares, there shall have been set forth the total amount of the consideration to be paid therefor and the amount paid thereon up to and including the time said certificate representing certificated shares or said uncertificated shares are issued.

Section 7.5                 Lost, Destroyed or Wrongfully Taken Certificates.

(a)                 If an owner of a certificate representing shares claims that such certificate has been lost, destroyed or wrongfully taken, the Corporation shall issue a new certificate representing such shares or such shares in uncertificated form if the owner: (i) requests such a new certificate before the Corporation has notice that the certificate representing such shares has been acquired by a protected purchaser; (ii) if requested by the Corporation, delivers to the Corporation a bond sufficient to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, wrongful taking or destruction of such certificate or the issuance of such new certificate or uncertificated shares; and (iii) satisfies other reasonable requirements imposed by the Corporation.

(b)                If a certificate representing shares has been lost, apparently destroyed or wrongfully taken, and the owner fails to notify the Corporation of that fact within a reasonable time after the owner has notice of such loss, apparent destruction or wrongful taking and the Corporation registers a transfer of such shares before receiving notification, the owner shall be precluded from asserting against the Corporation any claim for registering such transfer or a claim to a new certificate representing such shares or such shares in uncertificated form.

Section 7.6                 Transfer of Stock.

(a)                 If a certificate representing shares of the Corporation is presented to the Corporation with an endorsement requesting the registration of transfer of such shares or an instruction is presented to the Corporation requesting the registration of transfer of uncertificated shares, the Corporation shall register the transfer as requested if:

(i)                  in the case of certificated shares, the certificate representing such shares has been surrendered;

(ii)              (A) with respect to certificated shares, the endorsement is made by the person specified by the certificate as entitled to such shares; (B) with respect to uncertificated shares, an instruction is made by the registered owner of such uncertificated shares; or (C) with respect to certificated shares or uncertificated shares, the endorsement or instruction is made by any other appropriate person or by an agent who has actual authority to act on behalf of the appropriate person;

(iii)              the Corporation has received a guarantee of signature of the person signing such endorsement or instruction or such other reasonable assurance that the endorsement or instruction is genuine and authorized as the Corporation may request;

(iv)               the transfer does not violate any restriction on transfer imposed by the Corporation that is enforceable in accordance with Section 7.8(a); and

(v)                such other conditions for such transfer as shall be provided for under applicable law have been satisfied.

(b)                Whenever any transfer of shares shall be made for collateral security and not absolutely, the Corporation shall so record such fact in the entry of transfer if, when the certificate for such shares is presented to the Corporation for transfer or, if such shares are uncertificated, when the instruction for registration of transfer thereof is presented to the Corporation, both the transferor and transferee request the Corporation to do so.

Section 7.7                 Registered Stockholders. Before due presentment for registration of transfer of a certificate representing shares of the Corporation or of an instruction requesting registration of transfer of uncertificated shares, the Corporation may treat the registered owner as the person exclusively entitled to inspect for any proper purpose the stock ledger and the other books and records of the Corporation, vote such shares, receive dividends or notifications with respect to such shares and otherwise exercise all the rights and powers of the owner of such shares, except that a person who is the beneficial owner of such shares (if held in a voting trust or by a nominee on behalf of such person) may, upon providing documentary evidence of beneficial ownership of such shares and satisfying such other conditions as are provided under applicable law, may also so inspect the books and records of the Corporation.

Section 7.8                 Effect of the Corporation’s Restriction on Transfer.

(a)                 A written restriction on the transfer or registration of transfer of shares of the Corporation or on the amount of shares of the Corporation that may be owned by any person or group of persons, if permitted by the DGCL and noted conspicuously on the certificate representing such shares or, in the case of uncertificated shares, contained in a notice, offering circular or prospectus sent by the Corporation to the registered owner of such shares within a reasonable time prior to or after the issuance or transfer of such shares, may be enforced against the holder of such shares or any successor or transferee of the holder including an executor, administrator, trustee, guardian or other fiduciary entrusted with like responsibility for the person or estate of the holder.

(b)               A restriction imposed by the Corporation on the transfer or the registration of shares of the Corporation or on the amount of shares of the Corporation that may be owned by any person or group of persons, even if otherwise lawful, is ineffective against a person without actual knowledge of such restriction unless: (i) the shares are certificated and such restriction is noted conspicuously on the certificate; or (ii) the shares are uncertificated and such restriction was contained in a notice, offering circular or prospectus sent by the Corporation to the registered owner of such shares prior to or within a reasonable time after the issuance or transfer of such shares.

Section 7.9                 Regulations. The Board shall have power and authority to make such additional rules and regulations, subject to any applicable requirement of law, as the Board may deem necessary and appropriate with respect to the issue, transfer or registration of transfer of shares of stock or certificates representing shares. The Board may appoint one or more transfer agents or registrars and may require for the validity thereof that certificates representing shares bear the signature of any transfer agent or registrar so appointed.

ARTICLE VIII

INDEMNIFICATION

Section 8.1                 Right to Indemnification. To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (hereinafter an “Indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such Indemnitee in connection with such proceeding; provided, however, that, except as provided in Section 8.3 with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify an Indemnitee in connection with a proceeding (or part thereof) initiated by such Indemnitee only if such proceeding (or part thereof) was authorized by the Board.

Section 8.2                 Right to Advancement of Expenses. In addition to the right to indemnification conferred in Section 8.1, an Indemnitee shall also have the right to be paid by the Corporation to the fullest extent not prohibited by applicable law the expenses (including, without limitation, attorneys’ fees) incurred in defending or otherwise participating in any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the DGCL requires, an advancement of expenses incurred by an Indemnitee in his or her capacity as a director or officer of the Corporation (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon the Corporation’s receipt of an undertaking (hereinafter an “undertaking”), by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified under this Article VIII or otherwise.

Section 8.3                 Right of Indemnitee to Bring Suit. If a claim under Section 8.1 or Section 8.2 is not paid in full by the Corporation within 60 days after a written claim therefor has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Indemnitee shall also be entitled to be paid the expense of prosecuting or defending such suit. In (a) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by an Indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (b) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that, the Indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including a determination by its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, shall be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article VIII or otherwise shall be on the Corporation.

Section 8.4                 Non-Exclusivity of Rights. The rights provided to any Indemnitee pursuant to this Article VIII shall not be exclusive of any other right, which such Indemnitee may have or hereafter acquire under applicable law, the Certificate of Incorporation, these Bylaws, an agreement, a vote of stockholders or disinterested directors, or otherwise.

Section 8.5                 Insurance. The Corporation may maintain insurance, at its expense, to protect itself and/or any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Section 8.6                 Indemnification of Other Persons. This Article VIII shall not limit the right of the Corporation to the extent and in the manner authorized or permitted by law to indemnify and to advance expenses to persons other than Indemnitees. Without limiting the foregoing, the Corporation may, to the extent authorized from time to time by the Board, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation and to any other person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, to the fullest extent of the provisions of this Article VIII with respect to the indemnification and advancement of expenses of Indemnitees under this Article VIII.

Section 8.7                 Amendments. Any repeal or amendment of this Article VIII by the Board or the stockholders of the Corporation or by changes in applicable law, or the adoption of any other provision of these Bylaws inconsistent with this Article VIII, will, to the extent permitted by applicable law, be prospective only (except to the extent such amendment or change in applicable law permits the Corporation to provide broader indemnification rights to Indemnitees on a retroactive basis than permitted prior thereto), and will not in any way diminish or adversely affect any right or protection existing hereunder in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision; provided however, that amendments or repeals of this Article VIII shall require the affirmative vote of the stockholders holding at least 66.7% of the voting power of all outstanding shares of capital stock of the Corporation.

Section 8.8                 Certain Definitions. For purposes of this Article VIII, (a) references to “other enterprise” shall include any employee benefit plan; (b) references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; (c) references to “serving at the request of the Corporation” shall include any service that imposes duties on, or involves services by, a person with respect to any employee benefit plan, its participants, or beneficiaries; and (d) a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interest of the Corporation” for purposes of Section 145 of the DGCL.

Section 8.9                 Contract Rights. The rights provided to Indemnitees pursuant to this Article VIII shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, agent or employee and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators.

Section 8.10              Severability. If any provision or provisions of this Article VIII shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Article VIII shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Article VIII (including, without limitation, each such portion of this Article VIII containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

ARTICLE IX

MISCELLANEOUS

Section 9.1                 Place of Meetings. If the place of any meeting of stockholders, the Board or committee of the Board for which notice is required under these Bylaws is not designated in the notice of such meeting, such meeting shall be held at the principal business office of the Corporation; provided, however, if the Board has, in its sole discretion, determined that a meeting shall not be held at any place, but instead shall be held by means of remote communication pursuant to Section 9.5 hereof, then such meeting shall not be held at any place.

Section 9.2                 Fixing Record Dates.

(a)                 In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the business day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the business day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance with the foregoing provisions of this Section 9.2(a) at the adjourned meeting.

(b)                In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

Section 9.3                 Means of Giving Notice.

(a)                 Notice to Directors. Whenever under applicable law, the Certificate of Incorporation or these Bylaws notice is required to be given to any director, such notice shall be given either (i) in writing and sent by mail, or by a nationally recognized delivery service, (ii) by means of facsimile telecommunication or other form of electronic transmission, or (iii) by oral notice given personally or by telephone. A notice to a director will be deemed given as follows: (i) if given by hand delivery, orally, or by telephone, when actually received by the director, (ii) if sent through the United States mail, when deposited in the United States mail, with postage and fees thereon prepaid, addressed to the director at the director’s address appearing on the records of the Corporation, (iii) if sent for next day delivery by a nationally recognized overnight delivery service, when deposited with such service, with fees thereon prepaid, addressed to the director at the director’s address appearing on the records of the Corporation, (iv) if sent by facsimile telecommunication, when sent to the facsimile transmission number for such director appearing on the records of the Corporation, (v) if sent by electronic mail, when sent to the electronic mail address for such director appearing on the records of the Corporation, or (vi) if sent by any other form of electronic transmission, when sent to the address, location or number (as applicable) for such director appearing on the records of the Corporation.

(b)                Notice to Stockholders. Whenever under applicable law, the Certificate of Incorporation or these Bylaws notice is required to be given to any stockholder, such notice may be given (i) in writing and sent either by hand delivery, through the United States mail, or by a nationally recognized overnight delivery service for next day delivery, or (ii) by means of a form of electronic transmission consented to by the stockholder, to the extent permitted by, and subject to the conditions set forth in Section 232 of the DGCL. A notice to a stockholder shall be deemed given as follows: (i) if given by hand delivery, when actually received by the stockholder, (ii) if sent through the United States mail, when deposited in the United States mail, with postage and fees thereon prepaid, addressed to the stockholder at the stockholder’s address appearing on the stock ledger of the Corporation, (iii) if sent for next day delivery by a nationally recognized overnight delivery service, when deposited with such service, with fees thereon prepaid, addressed to the stockholder at the stockholder’s address appearing on the stock ledger of the Corporation, and (iv) if given by a form of electronic transmission consented to by the stockholder to whom the notice is given and otherwise meeting the requirements set forth above, (A) if by facsimile transmission, when directed to a number at which the stockholder has consented to receive notice, (B) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice, (C) if by a posting on an electronic network together with separate notice to the stockholder of such specified posting, upon the later of (1) such posting and (2) the giving of such separate notice, and (D) if by any other form of electronic transmission, when directed to the stockholder. A stockholder may revoke such stockholder’s consent to receiving notice by means of electronic communication by giving written notice of such revocation to the Corporation. Any such consent shall be deemed revoked if (1) the Corporation is unable to deliver by electronic transmission two consecutive notices given by the Corporation in accordance with such consent and (2) such inability becomes known to the Secretary or an Assistant Secretary or to the Corporation’s transfer agent, or other person responsible for the giving of notice; provided, however, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action.

(c)                 Electronic Transmission. “Electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process, including but not limited to any recognizable electronic transmission process, including by facsimile or electronic mail.

(d)                Notice to Stockholders Sharing Same Address. Without limiting the manner by which notice otherwise may be given effectively by the Corporation to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these Bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. A stockholder may revoke such stockholder’s consent by delivering written notice of such revocation to the Corporation. Any stockholder who fails to object in writing to the Corporation within 60 days of having been given written notice by the Corporation of its intention to send such a single written notice shall be deemed to have consented to receiving such single written notice.

(e)                 Exceptions to Notice Requirements. Whenever notice is required to be given, under the DGCL, the Certificate of Incorporation or these Bylaws, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting that shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of Delaware, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful. Whenever notice is required to be given by the Corporation, under any provision of the DGCL, the Certificate of Incorporation or these Bylaws, to any stockholder to whom (1) notice of two consecutive annual meetings of stockholders and all notices of stockholder meetings or of the taking of action by written consent of stockholders without a meeting to such stockholder during the period between such two consecutive annual meetings, or (2) all, and at least two payments (if sent by first-class mail) of dividends or interest on securities during a 12-month period, have been mailed addressed to such stockholder at such stockholder’s address as shown on the records of the Corporation and have been returned undeliverable, the giving of such notice to such stockholder shall not be required. Any action or meeting that shall be taken or held without notice to such stockholder shall have the same force and effect as if such notice had been duly given. If any such stockholder shall deliver to the Corporation a written notice setting forth such stockholder’s then current address, the requirement that notice be given to such stockholder shall be reinstated. In the event that the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of Delaware, the certificate need not state that notice was not given to persons to whom notice was not required to be given pursuant to Section 230(b) of the DGCL. The exception in subsection (1) of the first sentence of this paragraph to the requirement that notice be given shall not be applicable to any notice returned as undeliverable if the notice was given by electronic transmission.

Section 9.4                 Waiver of Notice. Whenever any notice is required to be given under applicable law, the Certificate of Incorporation, or these Bylaws, a written waiver of such notice, signed by the person or persons entitled to said notice, or a waiver by electronic transmission by the person entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent to such required notice. All such waivers shall be kept with the books of the Corporation. Attendance at a meeting shall constitute a waiver of notice of such meeting, except where a person attends for the express purpose of objecting to the transaction of any business on the ground that the meeting was not lawfully called or convened.

Section 9.5                 Meeting Attendance via Remote Communication Equipment.

(a)                 Stockholder Meetings. If authorized by the Chairman of the Board in his or her sole discretion, and subject to such guidelines and procedures as he or she may adopt, stockholders entitled to vote at such meeting and proxy holders not physically present at a meeting of stockholders may, by means of remote communication:

(i)                  participate in a meeting of stockholders; and

(ii)                be deemed present in person and vote at a meeting of stockholders, whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (A) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxy holder, (B) the Corporation shall implement reasonable measures to provide such stockholders and proxy holders a reasonable opportunity to participate in the meeting and, if entitled to vote, to vote on matters submitted to the applicable stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (C) if any stockholder or proxy holder votes or takes other action at the meeting by means of remote communication, a record of such votes or other action shall be maintained by the Corporation.

(b)                Board Meetings. Unless otherwise restricted by applicable law, the Certificate of Incorporation or these Bylaws, members of the Board or any committee thereof may participate in a meeting of the Board or any committee thereof by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other. Such participation in a meeting shall constitute presence in person at the meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting was not lawfully called or convened.

Section 9.6                 Dividends. The Board may from time to time declare, and the Corporation may pay, dividends (payable in cash, property or shares of the Corporation’s capital stock) on the Corporation’s outstanding shares of capital stock, subject to applicable law and the Certificate of Incorporation.

Section 9.7                 Reserves. The Board may set apart out of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve.

Section 9.8                 Contracts and Negotiable Instruments. Except as otherwise provided by applicable law, the Certificate of Incorporation or these Bylaws, any contract, bond, deed, lease, mortgage or other instrument may be executed and delivered in the name and on behalf of the Corporation by such officer or officers or other employee or employees of the Corporation as the Board may from time to time authorize. Such authority may be general or confined to specific instances as the Board may determine. The Chairman of the Board, Chief Executive Officer, President, Chief Financial Officer, Treasurer, Secretary or any Vice President may execute and deliver any contract, bond, deed, lease, mortgage or other instrument in the name and on behalf of the Corporation. Subject to any restrictions imposed by the Board, the Chairman of the Board, Chief Executive Officer, President, Chief Financial Officer, Treasurer, Secretary or any Vice President may delegate powers to execute and deliver any contract, bond, deed, lease, mortgage or other instrument in the name and on behalf of the Corporation to other officers or employees of the Corporation under such person’s supervision and authority, it being understood, however, that any such delegation of power shall not relieve such officer of responsibility with respect to the exercise of such delegated power.

Section 9.9                 Fiscal Year. The fiscal year of the Corporation shall be fixed by the Board.

Section 9.10              Seal. The Board may adopt a corporate seal, which shall be in such form as the Board determines. The seal may be used by causing it or a facsimile thereof to be impressed, affixed or otherwise reproduced.

Section 9.11              Books and Records. The books and records of the Corporation may be kept within or outside the State of Delaware at such place or places as may from time to time be designated by the Board.

Section 9.12              Resignation. Any director, committee member or officer may resign by giving notice thereof in writing or by electronic transmission to the Chairman of the Board or any Chief Executive Officer,. The resignation shall take effect at the time it is delivered unless the resignation specifies a later effective date or an effective date determined upon the happening of an event or events. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 9.13              Surety Bonds. Such officers, employees and agents of the Corporation (if any) as the Chairman of the Board may direct, from time to time, shall be bonded for the faithful performance of their duties and for the restoration to the Corporation, in case of their death, resignation, retirement, disqualification or removal from office, of all books, papers, vouchers, money and other property of whatever kind in their possession or under their control belonging to the Corporation, in such amounts and by such surety companies as the Chairman of the Board may determine. The premiums on such bonds shall be paid by the Corporation and the bonds so furnished shall be in the custody of the Chairman of the Board.

Section 9.14              Securities of Other Corporations. Powers of attorney, proxies, waivers of notice of meeting, consents in writing and other instruments relating to securities owned by the Corporation may be executed in the name of and on behalf of the Corporation by the Chairman of the Board, or any Chief Executive Officer, or any designee thereof. Any such officer, may, in the name of and on behalf of the Corporation, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any corporation in which the Corporation may own securities, or to consent in writing, in the name of the Corporation as such holder, to any action by such corporation, and at any such meeting or with respect to any such consent shall possess and may exercise any and all rights and power incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed. The Board may from time to time confer like powers upon any other person or persons.

Section 9.15              Amendments. The Board shall have the power to adopt, amend, alter or repeal the Bylaws. The affirmative vote of a majority of the Board shall be required to adopt, amend, alter or repeal the Bylaws. The Bylaws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any separate vote of the holders of any class or series of capital stock of the Corporation required by applicable law, the Certificate of Incorporation or the Bylaws, the affirmative vote of the holders of at least a majority of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the Bylaws.

Section 9.16              Exclusive Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery in the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring any state law claims for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or the Corporation’s Certificate of Incorporation or Bylaws or (d) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (a) through (d) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 9.16. If any provision or provisions of this Section 9.16 shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Section 9.16 (including, without limitation, each portion of any sentence of this Section 9.16 containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

ANNEX M

LETTER OF TRANSMITTAL

FOR UNITS OF

COMPOSECURE HOLDINGS, L.L.C.

This Letter of Transmittal, once completed and signed, should be returned by mail, hand delivery, or overnight delivery to the Member Representative at the following address:

LLR EQUITY PARTNERS IV, L.P. 2929 Arch Street, Suite 2700 Philadelphia, PA 19104 Attention: [●]

A.	Surrender of the CompoSecure Holdings, L.L.C. Units

This Letter of Transmittal (this “Letter of Transmittal”) is provided to the Members of CompoSecure Holdings, L.L.C. (the “Company”) pursuant to the terms of an Agreement and Plan of Merger, dated as of April 19, 2021 (the “Merger Agreement”), by and among the Company, Roman DBDR Tech Acquisition Corp., a Delaware corporation (“Parent”), Roman Parent Merger Sub, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Parent (“Merger Sub”), and LLR Equity Partners IV, L.P., a Delaware limited liability company (the “Member Representative”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”). Capitalized terms used but not defined herein have the meanings ascribed to them in the Merger Agreement.

In connection with the Merger, and pursuant to the terms of the Merger Agreement, each Unit (as defined below) issued and outstanding immediately prior to the Merger Effective Time will be cancelled and automatically deemed for all purposes to represent the right to receive the applicable portion of the Cash Merger Consideration, the Equity Merger Consideration and the Tax Receivable Amount attributable to such Units as provided on the Merger Consideration Schedule (the “Merger Consideration”).

In order to be entitled to receive the portion of the Merger Consideration payable for the Units beneficially owned by you at the Merger Effective Time, in accordance with the terms and conditions of the Merger Agreement, you must complete, sign, and return this Letter of Transmittal to the Member Representative at the address set forth above, along with (a) the information forms attached hereto as Exhibit A, as completed in full by you, (b) Internal Revenue Service Form (“IRS”) W-9 attached hereto as Exhibit B, as completed in full by you, or an applicable IRS Form W-8, and (c) any other documents, materials or information required under Instructions 3 and 4 hereto, if any. By completing, signing and returning this Letter of Transmittal, you, as the registered holder of the Units identified on this Letter of Transmittal, will hereby surrender such Units in exchange for your portion of the Merger Consideration.

B.	Representations and Warranties of the Undersigned Member

The undersigned hereby represents and warrants to each of Parent, Merger Sub and the Company as follows:

1.	Power and Authority.

a.	If the undersigned Member is an individual, such Member has the legal capacity to execute this Letter of Transmittal, or, if such Member is not an individual, such Member is duly organized and validly existing under the applicable laws of its state of organization;

b.	The undersigned Member has the full legal right, power, and authority to execute and deliver this Letter of Transmittal, to perform his, her or its obligations hereunder and to consummate the transactions contemplated hereby and by the Merger Agreement.

c.	Except for the requirements of the HSR Act and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no permit, consent, waiver, approval or authorization of, or declaration to or filing or registration with, any Governmental Body or third party is required in connection with the execution, delivery or performance of this Letter of Transmittal by the undersigned Member or the consummation by such Member of the transactions contemplated by the Merger Agreement, except as set forth in the Merger Agreement or the Disclosure Schedules.

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2.	Due Execution; Authorization. This Letter of Transmittal has been duly executed and delivered by the undersigned Member and constitutes a legal, valid and binding obligation of such Member, enforceable against such Member in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

3.	Ownership of Units. The undersigned Member is the sole record and beneficial owner of, and has good title to, the Units identified on Exhibit A, free and clear of all Encumbrances.

4.	Spousal Consent. The undersigned Member hereby represents and warrants that the undersigned Member is either (a) not a married individual or (b) has caused the Member’s spouse to execute and deliver the Spousal Consent in the form of Exhibit C hereto.

C.	Acknowledgements and Agreements of the Undersigned Member

1.	By executing this Letter of Transmittal, the undersigned Member hereby consents to and acknowledges the appointment of the Member Representative (and any successor or assign of the Member Representative) as the representative, agent, proxy and attorney-in-fact for such Member, with the power and authority to act on such Member’s behalf as set forth in Section 9.16 of the Merger Agreement. By executing this Letter of Transmittal, the undersigned Member hereby (i) acknowledges and agrees that the undersigned has received and reviewed a copy of the Merger Agreement, (ii) acknowledges and accepts that the Merger Consideration payable pursuant to the terms of the Merger Agreement in exchange for the Units surrendered herewith constitutes the sole consideration to which the undersigned will be entitled in respect of its ownership of the Units, and (iii) acknowledges and agrees to the provisions and terms of the Merger Agreement including but not limited to obligations pursuant to Section 6.13 of the Merger Agreement. In the event that the Member Representative or its Affiliates becomes subject to any liability or other obligation, or is required to make any payment, in connection with the transactions contemplated by the Merger Agreement, then the Member Representative shall send each Member a notice (the “Contribution Notice”), which notice shall set forth (i) the amount of each Member’s proportionate share of such liability or obligation, and (ii) instructions for remittance of such amount to the Member Representative. By executing this Letter of Transmittal, the undersigned Member hereby agrees that, (a) within five (5) days of delivery of the Contribution Notice, such Member shall deliver to the Member Representative, in accordance with the instructions set forth in the Contribution Notice, such Member’s proportionate share of such liability or obligation and (b) to the extent that the Member Representative or any Affiliate thereof holds funds of such Member, the Member Representative shall be entitled to retain any such funds in satisfaction of such Member’s obligations hereunder.

2.	The undersigned Member acknowledges and agrees that the Parent and the Surviving Entity shall be third-party beneficiaries of the representations and warranties, covenants and agreements contained in this Letter of Transmittal.

3.	The undersigned Member acknowledges and agrees that all authority conferred or agreed to be conferred in this Letter of Transmittal shall be binding upon the successors, assigns, heirs, executors, administrators, and legal representatives of the undersigned Member and shall not be affected by, and shall survive, the death or incapacity of the undersigned Member.

4.	The undersigned Member understands that the payment of the portion of the Merger Consideration in respect of his, her or its Units will be mailed or made by wire transfer within three (3) Business Days after the valid delivery of all of (i) a duly executed Letter of Transmittal, (ii) Exhibits “A” and “B” hereto, as completed in full by such Member, and (iii) any documentation required by Instructions 3 and 4, if any; provided that such payment will be made within one (1) Business Day after the Closing Date by the Parent if such valid delivery is received at least one (1) Business Days prior to the Merger Effective Time.

5.	The undersigned Member acknowledges that $150,000 (which such $150,000 shall constitute the Member Representative Holdback Amount) in cash of the Merger Consideration shall be delivered to the Member Representative to be used in the manner and subject to the terms set forth in the Merger Agreement, and that the undersigned Member shall only receive distributions with respect to the Member Representative Holdback Amount if and to the extent that any portion of such Member Representative Holdback Amount is distributed for the benefit of the Members pursuant to the terms of the Merger Agreement.

6.	The undersigned acknowledges that the Company reserves the right, in its reasonable judgment, to reject any and all Letters of Transmittal not in proper form, or to waive any irregularities or defects in the surrender of the Units delivered in connection herewith. A surrender will not be deemed to have been made until all irregularities have been cured by the undersigned or waived by the Company. The undersigned Member understands that: (i) unless and until the undersigned surrenders the Units owned by the undersigned in accordance with this Letter of Transmittal, no payments pursuant to the Merger Agreement shall be paid to the undersigned; (ii) payment pursuant to the Merger Agreement is conditioned upon the closing of the Merger and subject to the terms and conditions of the Merger Agreement; and (iii) no interest will accrue on any amounts payable pursuant to the Merger Agreement. The undersigned acknowledges that the Merger is subject to various conditions, and the Company may not be required to accept the surrender of any of the Units surrendered hereby.

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7.	From and after (and effective upon) the Merger Effective Time, the undersigned, on behalf of himself, herself or itself and each of his, her or its heirs, administrators, estates, executors, personal representatives, successors and assigns (collectively, the “Releasors”), hereby irrevocably releases and forever discharges each of Parent, Merger Sub, the Company, the Surviving Entity and their respective Subsidiaries and each of their respective Affiliates, predecessors, officers, directors, stockholders, members, agents, representatives, successors and assigns (individually, a “Releasee” and, collectively, the “Releasees”) from any and all actions, causes of action, claims, demands, debts, damages, costs, losses, penalties, attorneys’ fees, obligations, judgments, expenses, compensation, rights and liabilities of any nature whatsoever, in law or equity, whether known or unknown, contingent or otherwise (“Claims”), which the Releasor now has, may ever have had in the past or may have in the future against any of the respective Releasees by reason of any act, omission, transaction, occurrence, conduct, circumstance, condition, harm, matter, cause or thing that has occurred or existed at any time from the beginning of time up to and including the Merger Effective Time that in any way arises from or out of, is based upon or relates to Releasor’s ownership or purported ownership of any capital stock, options, warrants or other securities in the Company, including, without limitation, any and all Claims that the Releasors may have against any of the Releasees with respect thereto whether pursuant to any contract or agreement, breach or alleged breach of fiduciary duty or otherwise; provided, however, that nothing contained in this paragraph shall modify, waive, replace, supersede, or impair in any way any rights of any Releasor under the Merger Agreement or any other agreement entered into pursuant to the Merger Agreement. The Releasor hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against any Releasee, based upon any matter purported to be released by the Releasor pursuant to the immediately preceding sentence. Notwithstanding the foregoing, the releases contained in the preceding paragraph are conditioned upon the occurrence of the consummation of the Merger.

D.	General Matters

1.	Appointment of Member Representative. Without in any way limiting the other terms and provisions set forth in this Letter of Transmittal or in the Merger Agreement, the undersigned Member hereby irrevocably appoints the Member Representative as agent and attorney-in-fact for such Member in accordance with Section 9.16 of the Merger Agreement.

2.	Governing Law. This Letter of Transmittal, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Letter of Transmittal or the transactions contemplated hereby shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of laws rules thereof.

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EXHIBIT A TO LETTER OF TRANSMITTAL

ALL members must complete the following information:

DESCRIPTION OF UNITS SURRENDERED (Please fill in. Attach separate schedule if needed.)
NAME(S) AND ADDRESS(ES) OF REGISTERED HOLDER(S)	CLASS OF UNITS	NUMBER OF UNITS

If the “Special Payment Instructions” are completed and indicate that the Merger Consideration is to be paid by wire transfer, please issue such payment using the wire instructions provided. If the “Special Payment Instructions” do not indicate payment is to be made by wire transfer, please issue the check for the Merger Consideration in the name(s) of the registered holder(s) appearing under “Description of Units Surrendered” unless otherwise indicated herein under “Special Payment Instructions.” Similarly, unless otherwise indicated under “Special Delivery Instructions,” please mail the check for the Merger Consideration to the address of the registered holder(s) appearing under “Description of Units Surrendered.” In the event that both the “Special Delivery Instructions” and the “Special Payment Instructions” are completed with respect to delivery of a check, please issue the check for the Merger Consideration in the name(s) of, and deliver said check to, the person(s) so indicated.

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REGISTERED MEMBER SIGNS HERE
(ALSO COMPLETE IRS FORM W-9 OR APPROPRIATE IRS FORM W-8, AS APPLICABLE)

(SIGNATURE OF MEMBER)

Dated:

(Must be signed by registered Member exactly as his, her, or its name appears on the books and records of the Company. If signature is by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, please provide the following information (See Instruction 4))

Name:

(PLEASE PRINT)

Capacity(full title):

Address:

(INCLUDE ZIP CODE)

Daytime Area Code and Telephone No.:

Email Address:

Taxpayer Identification or Social Security No.:

SIGNATURE GUARANTEE (If Required - See Instruction 1 and 4)
Authorized Signature

Name
(Please Print)

Title
(Please Print)

Name of Firm

Address (including zip code)

Area Code and Telephone No.

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SPECIAL PAYMENT INSTRUCTIONS
(SEE INSTRUCTIONS 1, 4, 5 AND 6)

WIRE TRANSFER INSTRUCTIONS

Fill in ONLY if you desire funds to be delivered to you by wire transfer. Additional information (if necessary)

Bank Name:

Bank Telephone Number:

Account Name:

Account Number:

Routing Number:

Reference:

CHECK INSTRUCTIONS

To be completed ONLY if the check for the Merger Consideration for the units surrendered hereby is to be issued in the name of someone other than the undersigned. If Wire Instructions are not completed, or the below is not completed, a check will be issued to the Member in the name of the Member and at the address of the Member set forth above.

Issue check to:

Name

(PLEASE PRINT)

Address

(INCLUDE ZIP CODE)

(TAXPAYER IDENTIFICATION OR SOCIAL SECURITY
NUMBER)

SPECIAL DELIVERY INSTRUCTIONS FOR CHECKS
(SEE INSTRUCTIONS 1, 4, 5 AND 6)

To be completed ONLY if the check for the Merger Consideration for the units surrendered hereby is to be issued in the name of someone other than the undersigned, or to the undersigned at an address other than that shown under “Description of Units Surrendered.”

(i) Mail check to:

Name

(PLEASE PRINT)

Address

(INCLUDE ZIP CODE)

(TAXPAYER IDENTIFICATION OR SOCIAL SECURITY NUMBER)

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IMPORTANT TAX INFORMATION

Under U.S. federal income tax law, a person who holds Units surrendered for exchange (or any other payee) is required to provide the Member Representative with such holder’s (or other payee’s) properly certified U.S. Taxpayer Identification Number (“TIN”) and certain other information on an IRS Form W-9 or otherwise establish a basis for exemption from backup withholding (including by providing a properly completed and correct applicable IRS Form W-8). For a U.S. Person (as defined in the instructions to the enclosed IRS Form W-9 attached hereto as Exhibit B), if such holder (or other payee) is an individual, the TIN is such holder’s (or other payee’s) social security number. If a holder (or other payee) does not provide the Member Representative with the correct TIN in the required manner or does not otherwise establish its exemption from backup withholding (as described below), the holder (or other payee) generally will be subject to backup withholding (currently, at a rate of 24% for payments made before January 1, 2026) on payments made to such holder (or other payees) with respect to such holder’s Units.

Certain holders of Units or other payees (including, among others, all corporations and certain foreign persons) are generally not subject to these backup withholding and reporting requirements. An exempt holder of Units (or other payee) that is a U.S. Person should indicate its exempt status on IRS Form W-9, attached hereto as Exhibit B, in accordance with the instructions thereto. A holder of Units (or other payee) that is not a U.S. Person may establish its exemption from backup withholding by submitting to the Member Representative a properly completed and correct applicable IRS Form W-8 (which is available online at www.irs.gov), signed under penalties of perjury, attesting to the exemption status of the holder of Units (or other payee). See the enclosed IRS Form W-9 for additional instructions.

If (i) the holder of Units does not furnish the Member Representative with a TIN in the required manner, (ii) the IRS notifies the Member Representative that the TIN provided is incorrect, or (iii) the holder of Units is required but fails to certify that it is not subject to backup withholding, backup withholding will apply. If backup withholding applies, the Member Representative is required to backup withhold at a current rate of 24% from any payment made to the holder of Units or other payee. Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability of persons subject to backup withholding will be reduced by the amount withheld. If backup withholding results in an overpayment of U.S. federal income taxes, a refund may be obtained, provided that the required information is timely provided to the IRS.

In addition, to the extent a portion of any payment made to a holder of the Units (or other payee) who is not a U.S. Person following the Merger Effective Time is treated as imputed interest for U.S. federal income tax purposes, such holder (or other payee) may be subject to U.S. federal withholding tax at a rate of 30% on such amounts unless it submits a properly completed IRS Form W-8 certifying to its entitlement to a reduction of or exemption from U.S. federal withholding tax.

If the Units are held in more than one name or are not in the name of the actual owner, consult the instructions to the enclosed IRS Form W-9.

INSTRUCTIONS FOR SURRENDERING UNITS

1.	GUARANTEE OF SIGNATURES.

Your signature on this Letter of Transmittal must be guaranteed unless this Letter of Transmittal is signed by the registered holder(s) of the Units surrendered herewith. If a signature guarantee is required, it must be provided by an eligible guarantor institution pursuant to Rule 17Ad-15 under the Securities Exchange Act of 1934. Generally, a member firm of the New York Stock Exchange or any bank or trust company that is a member of the Securities Transfer Agents Medallion Program is an eligible guarantor institution (each such entity, an “Eligible Institution”). Notaries public cannot execute signature guarantees.

2.	DELIVERY OF LETTER OF TRANSMITTAL.

This Letter of Transmittal, or a copy thereof, properly completed and signed, must be used in connection with all surrenders of Units for the Merger Consideration.

The method of delivery of these documents is at the election and risk of the surrendering Member. Please note that you will not receive any proceeds for your Units until you have correctly completed the Letter of Transmittal and returned the originally executed Letter of Transmittal (including Exhibits “A” and “B”) and any other documents, materials or information required under Instructions 3 and 4, if any, to the address set forth on the first page of this Letter of Transmittal.

Transmit your required documents, materials or information to the Member Representative at the address set forth above. Delivery of this Letter of Transmittal to an address other than the one set forth in this Letter of Transmittal will not constitute a valid delivery.

No alternative, conditional, or contingent submissions will be accepted. By executing this Letter of Transmittal, the submitting Member waives any right to receive any notice of acceptance for payment of the Units.

The undersigned Member understands that the Member’s portion of the Member’s Merger Consideration in respect of its Units will be mailed or made by wire transfer within three (3) Business Days after the valid delivery of (i) a duly executed Letter of Transmittal, (ii) Exhibits “A” and “B” hereto, as completed in full by you, and (iii) any documentation required by Instructions 3 and 4, if any; provided that such payment will be made within one (1) Business Day after the Closing Date by the Parent if such valid delivery is received at least one (1) Business Days prior to the Merger Effective Time.

3.	INADEQUATE SPACE.

If the space provided herein is inadequate under “Description of Units Surrendered,” the class and/or the number of units should be listed on a separate schedule attached hereto and separately signed on each page thereof in the same manner as this Letter of Transmittal is signed.

4.	SIGNATURES ON LETTER OF TRANSMITTAL, STOCK POWERS, AND ENDORSEMENTS.

If this Letter of Transmittal is signed by the registered holder of the Units surrendered hereby, the signature must correspond exactly with the name as set forth in the Company’s ledgers, without any change whatsoever. For a name correction or for a change in name which does not involve a change in ownership, proceed as follows: For a change in name by marriage, etc., the Letter of Transmittal should be signed, e.g., “Mary Doe, now by marriage Mary Jones.” For a correction in name, the Letter of Transmittal should be signed, e.g., “James E. Brown, incorrectly inscribed as J.E. Brown.”

If any of the units surrendered hereby are owned of record by two or more joint owners, all such owners must sign this Letter of Transmittal. Letters of Transmittal representing all of the Units beneficially owned by a particular holder as of the effective time of the Merger must be submitted concurrently.

If this Letter of Transmittal is signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and proper evidence satisfactory to the Member Representative of their authority so to act must be submitted.

When this Letter of Transmittal is signed by the registered owner of the units listed and transmitted hereby, no separate stock powers are required unless payment is to be made to a person other than the registered holder. If payment is to be made to a person other than the registered holder, the signatures on this Letter of Transmittal must be guaranteed by an Eligible Institution (unless signed by an Eligible Institution) (see Instruction 1).

5.	TRANSFER TAXES.

If payment is to be made to any person other than the registered holder, or if surrendered Units are registered in the name of any person other than the person(s) signing this Letter of Transmittal, the amount of any transfer taxes (whether imposed on the registered holder or such person) payable as a result of the transfer to such person will be deducted from the payment for such securities if satisfactory evidence of the payment of such taxes, or exemption therefrom, is not submitted.

6.	SPECIAL PAYMENT AND DELIVERY INSTRUCTIONS.

If a check for the Merger Consideration for any units surrendered hereby is to be issued in the name of a person other than the signer of this Letter of Transmittal or if a check is to be sent to someone other than the signer of this Letter of Transmittal or to an address other than shown previously, the appropriate boxes on this Letter of Transmittal should be completed.

7.	REQUEST FOR ASSISTANCE OR ADDITIONAL COPIES.

All questions relating to procedures for surrendering Units, as well as requests for assistance or additional copies of this Letter of Transmittal, should be directed to Barbara Shander at Morgan, Lewis & Bockius, LLP at 215-963-5029. Requests for additional copies of this Letter of Transmittal may be directed to the Member Representative at its address and telephone number listed on the first page of this Letter of Transmittal.

8.	IRS FORM W-9/IRS FORM W-8

Each person surrendering Units that is a U.S. Person (as defined in the instructions to the enclosed IRS Form W-9 attached hereto as Exhibit B) is required to supply the Member Representative with such holder’s correct TIN and certain other correct and complete information on the IRS Form W-9 attached hereto as Exhibit B, and to certify whether such holder is subject to backup withholding. Failure to provide the correct TIN on the form (or other necessary information) may subject the holder to backup withholding (currently, at a rate of 24% for payments made before January 1, 2026) on payments made to such holder with respect to such holder’s Units. If such holder is an individual, the TIN generally is the individual’s social security number. Each person surrendering Units that is not a U.S. Person generally should provide the Member Representative with a properly completed and correct applicable IRS Form W-8 to avoid backup withholding. See also “Important Tax Information” in this Letter of Transmittal.

EXHIBIT B TO LETTER OF TRANSMITTAL

Form **W-9**
(Rev. October 2018)
Department of the Treasury
Internal Revenue Service

Request for Taxpayer Identification Number and Certification

▶ Go to *www.irs.gov/FormW9* for instructions and the latest information.

Give Form to the requester. Do not send to the IRS.

Print or type. See **Specific Instructions** on page 3.

1 Name (as shown on your income tax return). Name is required on this line; do not leave this line blank.

2 Business name/disregarded entity name, if different from above

3 Check appropriate box for federal tax classification of the person whose name is entered on line 1. Check only **one** of the following seven boxes.

☐ Individual/sole proprietor or single-member LLC ☐ C Corporation ☐ S Corporation ☐ Partnership ☐ Trust/estate

☐ Limited liability company. Enter the tax classification (C=C corporation, S=S corporation, P=Partnership) ▶ ________

Note: Check the appropriate box in the line above for the tax classification of the single-member owner. Do not check LLC if the LLC is classified as a single-member LLC that is disregarded from the owner unless the owner of the LLC is another LLC that is **not** disregarded from the owner for U.S. federal tax purposes. Otherwise, a single-member LLC that is disregarded from the owner should check the appropriate box for the tax classification of its owner.

☐ Other (see instructions) ▶

4 Exemptions (codes apply only to certain entities, not individuals; see instructions on page 3):

Exempt payee code (if any) ________

Exemption from FATCA reporting code (if any) ________

(Applies to accounts maintained outside the U.S.)

5 Address (number, street, and apt. or suite no.) See instructions.

Requester's name and address (optional)

6 City, state, and ZIP code

7 List account number(s) here (optional)

Part I Taxpayer Identification Number (TIN)

Enter your TIN in the appropriate box. The TIN provided must match the name given on line 1 to avoid backup withholding. For individuals, this is generally your social security number (SSN). However, for a resident alien, sole proprietor, or disregarded entity, see the instructions for Part I, later. For other entities, it is your employer identification number (EIN). If you do not have a number, see *How to get a TIN,* later.

Note: If the account is in more than one name, see the instructions for line 1. Also see *What Name and Number To Give the Requester* for guidelines on whose number to enter.

Social security number

☐☐☐ – ☐☐ – ☐☐☐☐

or

Employer identification number

☐☐ – ☐☐☐☐☐☐☐

Part II Certification

Under penalties of perjury, I certify that:

1. The number shown on this form is my correct taxpayer identification number (or I am waiting for a number to be issued to me); and
2. I am not subject to backup withholding because: (a) I am exempt from backup withholding, or (b) I have not been notified by the Internal Revenue Service (IRS) that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding; and
3. I am a U.S. citizen or other U.S. person (defined below); and
4. The FATCA code(s) entered on this form (if any) indicating that I am exempt from FATCA reporting is correct.

Certification instructions. You must cross out item 2 above if you have been notified by the IRS that you are currently subject to backup withholding because you have failed to report all interest and dividends on your tax return. For real estate transactions, item 2 does not apply. For mortgage interest paid, acquisition or abandonment of secured property, cancellation of debt, contributions to an individual retirement arrangement (IRA), and generally, payments other than interest and dividends, you are not required to sign the certification, but you must provide your correct TIN. See the instructions for Part II, later.

Sign Here **Signature of U.S. person ▶** **Date ▶**

General Instructions

Section references are to the Internal Revenue Code unless otherwise noted.

Future developments. For the latest information about developments related to Form W-9 and its instructions, such as legislation enacted after they were published, go to *www.irs.gov/FormW9.*

Purpose of Form

An individual or entity (Form W-9 requester) who is required to file an information return with the IRS must obtain your correct taxpayer identification number (TIN) which may be your social security number (SSN), individual taxpayer identification number (ITIN), adoption taxpayer identification number (ATIN), or employer identification number (EIN), to report on an information return the amount paid to you, or other amount reportable on an information return. Examples of information returns include, but are not limited to, the following.

- Form 1099-INT (interest earned or paid)
- Form 1099-DIV (dividends, including those from stocks or mutual funds)
- Form 1099-MISC (various types of income, prizes, awards, or gross proceeds)
- Form 1099-B (stock or mutual fund sales and certain other transactions by brokers)
- Form 1099-S (proceeds from real estate transactions)
- Form 1099-K (merchant card and third party network transactions)
- Form 1098 (home mortgage interest), 1098-E (student loan interest), 1098-T (tuition)
- Form 1099-C (canceled debt)
- Form 1099-A (acquisition or abandonment of secured property)

Use Form W-9 only if you are a U.S. person (including a resident alien), to provide your correct TIN.

If you do not return Form W-9 to the requester with a TIN, you might be subject to backup withholding. See What is backup withholding, *later.*

Cat. No. 10231X Form **W-9** (Rev. 10-2018)

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By signing the filled-out form, you:

1. Certify that the TIN you are giving is correct (or you are waiting for a number to be issued),

2. Certify that you are not subject to backup withholding, or

3. Claim exemption from backup withholding if you are a U.S. exempt payee. If applicable, you are also certifying that as a U.S. person, your allocable share of any partnership income from a U.S. trade or business is not subject to the withholding tax on foreign partners' share of effectively connected income, and

4. Certify that FATCA code(s) entered on this form (if any) indicating that you are exempt from the FATCA reporting, is correct. See *What is FATCA reporting,* later, for further information.

Note: If you are a U.S. person and a requester gives you a form other than Form W-9 to request your TIN, you must use the requester's form if it is substantially similar to this Form W-9.

Definition of a U.S. person. For federal tax purposes, you are considered a U.S. person if you are:

- An individual who is a U.S. citizen or U.S. resident alien;
- A partnership, corporation, company, or association created or organized in the United States or under the laws of the United States;
- An estate (other than a foreign estate); or
- A domestic trust (as defined in Regulations section 301.7701-7).

Special rules for partnerships. Partnerships that conduct a trade or business in the United States are generally required to pay a withholding tax under section 1446 on any foreign partners' share of effectively connected taxable income from such business. Further, in certain cases where a Form W-9 has not been received, the rules under section 1446 require a partnership to presume that a partner is a foreign person, and pay the section 1446 withholding tax. Therefore, if you are a U.S. person that is a partner in a partnership conducting a trade or business in the United States, provide Form W-9 to the partnership to establish your U.S. status and avoid section 1446 withholding on your share of partnership income.

In the cases below, the following person must give Form W-9 to the partnership for purposes of establishing its U.S. status and avoiding withholding on its allocable share of net income from the partnership conducting a trade or business in the United States.

- In the case of a disregarded entity with a U.S. owner, the U.S. owner of the disregarded entity and not the entity;
- In the case of a grantor trust with a U.S. grantor or other U.S. owner, generally, the U.S. grantor or other U.S. owner of the grantor trust and not the trust; and
- In the case of a U.S. trust (other than a grantor trust), the U.S. trust (other than a grantor trust) and not the beneficiaries of the trust.

Foreign person. If you are a foreign person or the U.S. branch of a foreign bank that has elected to be treated as a U.S. person, do not use Form W-9. Instead, use the appropriate Form W-8 or Form 8233 (see Pub. 515, Withholding of Tax on Nonresident Aliens and Foreign Entities).

Nonresident alien who becomes a resident alien. Generally, only a nonresident alien individual may use the terms of a tax treaty to reduce or eliminate U.S. tax on certain types of income. However, most tax treaties contain a provision known as a "saving clause." Exceptions specified in the saving clause may permit an exemption from tax to continue for certain types of income even after the payee has otherwise become a U.S. resident alien for tax purposes.

If you are a U.S. resident alien who is relying on an exception contained in the saving clause of a tax treaty to claim an exemption from U.S. tax on certain types of income, you must attach a statement to Form W-9 that specifies the following five items.

1. The treaty country. Generally, this must be the same treaty under which you claimed exemption from tax as a nonresident alien.

2. The treaty article addressing the income.

3. The article number (or location) in the tax treaty that contains the saving clause and its exceptions.

4. The type and amount of income that qualifies for the exemption from tax.

5. Sufficient facts to justify the exemption from tax under the terms of the treaty article.

Example. Article 20 of the U.S.-China income tax treaty allows an exemption from tax for scholarship income received by a Chinese student temporarily present in the United States. Under U.S. law, this student will become a resident alien for tax purposes if his or her stay in the United States exceeds 5 calendar years. However, paragraph 2 of the first Protocol to the U.S.-China treaty (dated April 30, 1984) allows the provisions of Article 20 to continue to apply even after the Chinese student becomes a resident alien of the United States. A Chinese student who qualifies for this exception (under paragraph 2 of the first protocol) and is relying on this exception to claim an exemption from tax on his or her scholarship or fellowship income would attach to Form W-9 a statement that includes the information described above to support that exemption.

If you are a nonresident alien or a foreign entity, give the requester the appropriate completed Form W-8 or Form 8233.

Backup Withholding

What is backup withholding? Persons making certain payments to you must under certain conditions withhold and pay to the IRS 24% of such payments. This is called "backup withholding." Payments that may be subject to backup withholding include interest, tax-exempt interest, dividends, broker and barter exchange transactions, rents, royalties, nonemployee pay, payments made in settlement of payment card and third party network transactions, and certain payments from fishing boat operators. Real estate transactions are not subject to backup withholding.

You will not be subject to backup withholding on payments you receive if you give the requester your correct TIN, make the proper certifications, and report all your taxable interest and dividends on your tax return.

Payments you receive will be subject to backup withholding if:

1. You do not furnish your TIN to the requester,

2. You do not certify your TIN when required (see the instructions for Part II for details),

3. The IRS tells the requester that you furnished an incorrect TIN,

4. The IRS tells you that you are subject to backup withholding because you did not report all your interest and dividends on your tax return (for reportable interest and dividends only), or

5. You do not certify to the requester that you are not subject to backup withholding under 4 above (for reportable interest and dividend accounts opened after 1983 only).

Certain payees and payments are exempt from backup withholding. See *Exempt payee code,* later, and the separate Instructions for the Requester of Form W-9 for more information.

Also see *Special rules for partnerships,* earlier.

What is FATCA Reporting?

The Foreign Account Tax Compliance Act (FATCA) requires a participating foreign financial institution to report all United States account holders that are specified United States persons. Certain payees are exempt from FATCA reporting. See *Exemption from FATCA reporting code,* later, and the Instructions for the Requester of Form W-9 for more information.

Updating Your Information

You must provide updated information to any person to whom you claimed to be an exempt payee if you are no longer an exempt payee and anticipate receiving reportable payments in the future from this person. For example, you may need to provide updated information if you are a C corporation that elects to be an S corporation, or if you no longer are tax exempt. In addition, you must furnish a new Form W-9 if the name or TIN changes for the account; for example, if the grantor of a grantor trust dies.

Penalties

Failure to furnish TIN. If you fail to furnish your correct TIN to a requester, you are subject to a penalty of $50 for each such failure unless your failure is due to reasonable cause and not to willful neglect.

Civil penalty for false information with respect to withholding. If you make a false statement with no reasonable basis that results in no backup withholding, you are subject to a $500 penalty.

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Form W-9 (Rev. 10-2018) Page 5

1. Interest, dividend, and barter exchange accounts opened before 1984 and broker accounts considered active during 1983. You must give your correct TIN, but you do not have to sign the certification.

2. Interest, dividend, broker, and barter exchange accounts opened after 1983 and broker accounts considered inactive during 1983. You must sign the certification or backup withholding will apply. If you are subject to backup withholding and you are merely providing your correct TIN to the requester, you must cross out item 2 in the certification before signing the form.

3. Real estate transactions. You must sign the certification. You may cross out item 2 of the certification.

4. Other payments. You must give your correct TIN, but you do not have to sign the certification unless you have been notified that you have previously given an incorrect TIN. "Other payments" include payments made in the course of the requester's trade or business for rents, royalties, goods (other than bills for merchandise), medical and health care services (including payments to corporations), payments to a nonemployee for services, payments made in settlement of payment card and third party network transactions, payments to certain fishing boat crew members and fishermen, and gross proceeds paid to attorneys (including payments to corporations).

5. Mortgage interest paid by you, acquisition or abandonment of secured property, cancellation of debt, qualified tuition program payments (under section 529), ABLE accounts (under section 529A), IRA, Coverdell ESA, Archer MSA or HSA contributions or distributions, and pension distributions. You must give your correct TIN, but you do not have to sign the certification.

What Name and Number To Give the Requester

For this type of account:	Give name and SSN of:
1. Individual	The individual
2. Two or more individuals (joint account) other than an account maintained by an FFI	The actual owner of the account or, if combined funds, the first individual on the account[1]
3. Two or more U.S. persons (joint account maintained by an FFI)	Each holder of the account
4. Custodial account of a minor (Uniform Gift to Minors Act)	The minor[2]
5. a. The usual revocable savings trust (grantor is also trustee)	The grantor-trustee[1]
b. So-called trust account that is not a legal or valid trust under state law	The actual owner[1]
6. Sole proprietorship or disregarded entity owned by an individual	The owner[3]
7. Grantor trust filing under Optional Form 1099 Filing Method 1 (see Regulations section 1.671-4(b)(2)(i)(A))	The grantor*

For this type of account:	Give name and EIN of:
8. Disregarded entity not owned by an individual	The owner
9. A valid trust, estate, or pension trust	Legal entity[4]
10. Corporation or LLC electing corporate status on Form 8832 or Form 2553	The corporation
11. Association, club, religious, charitable, educational, or other tax-exempt organization	The organization
12. Partnership or multi-member LLC	The partnership
13. A broker or registered nominee	The broker or nominee
14. Account with the Department of Agriculture in the name of a public entity (such as a state or local government, school district, or prison) that receives agricultural program payments	The public entity
15. Grantor trust filing under the Form 1041 Filing Method or the Optional Form 1099 Filing Method 2 (see Regulations section 1.671-4(b)(2)(i)(B))	The trust

[1] List first and circle the name of the person whose number you furnish. If only one person on a joint account has an SSN, that person's number must be furnished.

[2] Circle the minor's name and furnish the minor's SSN.

[3] You must show your individual name and you may also enter your business or DBA name on the "Business name/disregarded entity" name line. You may use either your SSN or EIN (if you have one), but the IRS encourages you to use your SSN.

[4] List first and circle the name of the trust, estate, or pension trust. (Do not furnish the TIN of the personal representative or trustee unless the legal entity itself is not designated in the account title.) Also see *Special rules for partnerships*, earlier.

***Note:** The grantor also must provide a Form W-9 to trustee of trust.

Note: If no name is circled when more than one name is listed, the number will be considered to be that of the first name listed.

Secure Your Tax Records From Identity Theft

Identity theft occurs when someone uses your personal information such as your name, SSN, or other identifying information, without your permission, to commit fraud or other crimes. An identity thief may use your SSN to get a job or may file a tax return using your SSN to receive a refund.

To reduce your risk:

- Protect your SSN,
- Ensure your employer is protecting your SSN, and
- Be careful when choosing a tax preparer.

If your tax records are affected by identity theft and you receive a notice from the IRS, respond right away to the name and phone number printed on the IRS notice or letter.

If your tax records are not currently affected by identity theft but you think you are at risk due to a lost or stolen purse or wallet, questionable credit card activity or credit report, contact the IRS Identity Theft Hotline at 1-800-908-4490 or submit Form 14039.

For more information, see Pub. 5027, Identity Theft Information for Taxpayers.

Victims of identity theft who are experiencing economic harm or a systemic problem, or are seeking help in resolving tax problems that have not been resolved through normal channels, may be eligible for Taxpayer Advocate Service (TAS) assistance. You can reach TAS by calling the TAS toll-free case intake line at 1-877-777-4778 or TTY/TDD 1-800-829-4059.

Protect yourself from suspicious emails or phishing schemes. Phishing is the creation and use of email and websites designed to mimic legitimate business emails and websites. The most common act is sending an email to a user falsely claiming to be an established legitimate enterprise in an attempt to scam the user into surrendering private information that will be used for identity theft.

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EXHIBIT C TO LETTER OF TRANSMITTAL

SPOUSAL CONSENT

I, ____________________________, am the spouse of _______________________ (the “Member”) and I hereby acknowledge that I have read the Letter of Transmittal executed by the Member and dated as of ______________ ___, 2021 as well as the Merger Agreement referred to therein, and that I understand their contents.  I hereby join with my spouse in executing the foregoing Letter of Transmittal and do hereby agree to be bound by the provisions contained therein.

Executed as of the ____ day of _____________, 2021.

NAME: